As filed with the Securities and Exchange Commission on July 1, 2022

Registration No. 333-262287

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

______________________

AMENDMENT NO. 2 TO
FORM S-4
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

______________________

BROADSCALE ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

______________________

Delaware	6770	85-3814555
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1845 Walnut Street
Suite 1111
Philadelphia, PA 19103
Telephone: (646) 849-9975
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

______________________

Andrew L. Shapiro
Chairman and Chief Executive Officer
c/o Broadscale Acquisition Corp.
1845 Walnut Street, Suite 1111
Philadelphia, PA 19103
Telephone: (646) 849-9975
(Name, address, including zip code, and telephone number, including area code, of agent for service)

______________________

Copies to:

Howard L. Ellin C. Michael Chitwood Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001 Telephone: (212) 735-3000	Shagufa R. Hossain Spencer B. Ricks Ryan J. Maierson Latham & Watkins LLP 200 Clarendon Street Boston, MA 02116 Telephone: (617) 880-4524	Laurie Harrison Chief Legal Officer and Secretary Voltus, Inc. 2443 Fillmore Street, #380-3427 San Francisco, CA 94115 Telephone: (415) 463-4236

______________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an ☒ in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS — SUBJECT TO COMPLETION,
DATED JULY 1, 2022

PROXY STATEMENT FOR
SPECIAL MEETING OF STOCKHOLDERS OF
BROADSCALE ACQUISITION CORP.

PROSPECTUS FOR
8,449,418 SHARES OF COMMON STOCK OF BROADSCALE ACQUISITION CORP.,
WHICH WILL BE RENAMED “VOLTUS TECHNOLOGIES, INC.”
IN CONNECTION WITH THE MERGER DESCRIBED HEREIN

The board of directors of Broadscale Acquisition Corp., a Delaware corporation (“Broadscale” and, after the Merger as described below, “New Voltus”), has unanimously approved (1) the merger of Velocity Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Broadscale (“Merger Sub”), with and into Voltus, Inc., a Delaware corporation (“Voltus”) (the “Merger”), with Voltus surviving the Merger as a wholly owned subsidiary of Broadscale, pursuant to the terms of the Agreement and Plan of Merger, dated as of November 30, 2021, by and among Broadscale, Merger Sub and Voltus, attached to this proxy statement/prospectus as Annex A (the “Merger Agreement”), as more fully described elsewhere in this proxy statement/prospectus and any inconsistencies between this proxy statement/prospectus and the Merger Agreement shall be determined by reference to the Merger Agreement and (2) the other transactions contemplated by the Merger Agreement and documents delivered pursuant to the Merger Agreement (the “Ancillary Agreements”). Following the closing of the Merger (the “Closing”), Broadscale intends to change its name to Voltus Technologies, Inc., and is referred to herein as “New Voltus.”

Upon the Closing, Merger Sub will be merged with and into Voltus, with Voltus being the surviving corporation in the Merger. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and Voltus, as the surviving corporation of the Merger, shall continue its corporate existence under the General Corporation Law of the State of Delaware, as a wholly owned subsidiary of New Voltus.

As described in this proxy statement/prospectus, Broadscale’s stockholders are being asked to consider and vote upon (among other things) a proposal to approve and adopt the Merger Agreement, the Merger and the other proposals set forth herein.

This proxy statement/prospectus covers 8,449,418 shares of Class A common stock of Broadscale.

Broadscale’s units, Class A common stock and public warrants are publicly traded on the Nasdaq Capital Market (“Nasdaq”) under the symbols “SCLEU”, “SCLE” and “SCLEW”, respectively. Following the Merger, New Voltus Common Stock and warrants to purchase New Voltus Common Stock will be listed on Nasdaq under the symbols “VLTS” and “VLTSW”, respectively. New Voltus will not have units following the Closing.

This proxy statement/prospectus provides stockholders of Broadscale with detailed information about the Merger and other matters to be considered at the Broadscale’s special meeting of stockholders. We urge you to read this entire document, including the Annexes and other documents referred to herein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 39 of this proxy statement/prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated            , 2022,
and is first being mailed to Broadscale’s stockholders on or about            , 2022.

BROADSCALE ACQUISITION CORP.

NOTICE OF THE BROADSCALE SPECIAL MEETING OF
STOCKHOLDERS TO BE HELD ON            , 2022

TO THE STOCKHOLDERS OF BROADSCALE ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders (the “Broadscale Special Meeting”), of Broadscale Acquisition Corp., a Delaware corporation (“Broadscale”), will be held on            , 2022, at            a.m., Eastern Time. In light of the COVID-19 pandemic and to protect the health of stockholders of Broadscale (the “Broadscale Stockholders”) and the community, the Broadscale Special Meeting will be a completely virtual meeting of stockholders conducted via live webcast. You will be able to attend the Broadscale Special Meeting by visiting https://www.cstproxy.com/broadscalespac/2022 and entering your control number as further explained in the accompanying proxy statement/prospectus. You may also attend the Broadscale Special Meeting telephonically by dialing within the U.S. and Canada: 1-800-450-7155 (toll free) or outside of the U.S. and Canada: +1 857-999-9155 and when prompted enter the pin 9782792#.

You are cordially invited to attend the Broadscale Special Meeting, which will be held for the following purposes:

1.      Proposal No. 1: The Business Combination Proposal — to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of November 30, 2021 (as it may be amended and/or restated from time to time, the “Merger Agreement”), by and among Broadscale, Velocity Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Broadscale (“Merger Sub”), and Voltus, Inc., a Delaware corporation (“Voltus”), and the transactions contemplated thereby, including the Merger. Broadscale after giving effect to the consummation of the Merger is referred to herein as “New Voltus.” A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A (the “Business Combination Proposal”);

2.      Proposal No. 2: The Charter Amendment Proposal — to consider and vote upon a proposal to approve and adopt the second amended and restated certificate of incorporation of Broadscale (the “Proposed Charter”) that will replace the existing amended and restated certificate of incorporation of Broadscale (the “Existing Charter”), which, if approved, would take effect at the effective time of the Merger (a copy of the Proposed Charter is attached to this proxy statement/prospectus as Annex B) (the “Charter Amendment Proposal”);

3.      Proposal Nos. 3(A) through (F): Advisory Amendment Proposals — to consider and vote upon, on a non-binding advisory basis, certain governance proposals in the Proposed Charter, which are being presented separately in accordance with United States Securities and Exchange Commission (the “SEC”) guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions (such proposals, collectively, the “Advisory Amendment Proposals”);

(a)     Proposal No. 3(A): Advisory Amendment Proposal A — to change the number of authorized capital stock of Broadscale from (a) 100,000,000 shares of Class A common stock of Broadscale (“Broadscale Class A Common Stock”), 10,000,000 shares of Class B common stock of Broadscale (“Broadscale Class B Common Stock”, and together with the Broadscale Class A Common Stock, the “Broadscale Common Stock”) and 1,000,000 shares of preferred stock of Broadscale, to (b) 1,000,000,000 shares of common stock of New Voltus (“New Voltus Common Stock”) and 10,000,000 shares of New Voltus preferred stock (“New Voltus Preferred Stock”);

(b)    Proposal No. 3(B): Advisory Amendment Proposal B — to provide that, in addition to any vote required by applicable law or the Proposed Charter or bylaws of New Voltus, the affirmative vote of a majority of the entire board of directors and holders of at least 66 2/3% of the voting power of all the then outstanding voting securities entitled to vote thereon, voting together as a single class, to amend, alter, repeal or rescind certain provisions of the Proposed Charter;

(c)     Proposal No. 3(C): Advisory Amendment Proposal C — to provide that the number of authorized shares of any series of preferred stock authorized under the Proposed Charter may be increased or decreased (but not below the number of shares of any such series then outstanding) by the holders of a majority of the voting power of all then outstanding voting securities entitled to vote thereon;

(d)    Proposal No. 3(D): Advisory Amendment Proposal D — to provide for the classification of the board of directors into three classes of directors and for the removal of directors only for cause and only upon the affirmative vote of holders of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class;

(e)     Proposal No. 3(E): Advisory Amendment Proposal E — to approve and adopt a provision of the Proposed Charter providing that the name of New Voltus will be “Voltus Technologies, Inc.”;

(f)     Proposal No. 3(F): Advisory Amendment Proposal F — to eliminate various provisions under the Existing Charter applicable only to blank check companies, including the provisions requiring that Broadscale have net tangible assets of at least $5,000,001 immediately prior to, or upon such consummation of, a business combination;

4.      Proposal No. 4: The Director Election Proposal — to consider and vote upon a proposal to elect nine directors, effective immediately upon the closing of the Merger, to be allocated by the board of directors into three classes of directors and to serve staggered terms on the board of directors until the first, second and third annual meetings of stockholders following the date of the filing of the Proposed Charter, as applicable, and until their respective successors are duly elected and qualified (the “Director Election Proposal”);

5.      Proposal No. 5: The Nasdaq Proposal — to consider and vote upon a proposal, for purposes of complying with the applicable rules of Nasdaq, for the issuance of New Voltus Common Stock to (a) the PIPE Investors (as defined below), including the PIPE Investors affiliated with Broadscale and Voltus, pursuant to the PIPE Investment (as defined below) and (b) the holders of Voltus equity pursuant to the Merger Agreement (the “Nasdaq Proposal”);

6.      Proposal No. 6: The Incentive Plan Proposal — to consider and vote upon a proposal to approve and adopt the 2022 Voltus Technologies, Inc. Incentive Award Plan (the “2022 Incentive Plan”), including the authorization of the initial share reserve under the 2022 Incentive Plan (the “Incentive Plan Proposal”) (a copy of the 2022 Incentive Plan is attached to this proxy statement/prospectus as Annex D);

7.      Proposal No. 7: The ESPP Proposal — to consider and vote upon a proposal to approve and adopt the Voltus Technologies, Inc. 2022 Employee Stock Purchase Plan (the “ESPP”), including authorization of the initial share reserve under the ESPP (the “ESPP Proposal”) (a copy of the ESPP is attached to this proxy statement/prospectus as Annex E); and

8.      Proposal No. 8: The Adjournment Proposal — if put to the meeting, to consider and vote upon a proposal to adjourn the Broadscale Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Broadscale Special Meeting, the Condition Precedent Proposals (as defined below) would not be duly approved and adopted by our stockholders or we determine that one or more of the closing conditions under the Merger Agreement is not satisfied or waived (the “Adjournment Proposal”).

Notwithstanding the order in which the proposals are set out herein, the Broadscale Board may put the above proposals in such order as it may determine at the meeting.

Only holders of record of Broadscale Common Stock at the close of business on [•], 2022 are entitled to notice of, and to vote and have their votes counted at, the Broadscale Special Meeting and any adjournment of the Broadscale Special Meeting. A complete list of stockholders of Broadscale of record entitled to vote at the Broadscale Special Meeting will be available for ten days before the Broadscale Special Meeting at the principal executive offices of Broadscale for inspection by stockholders during ordinary business hours for any purpose germane to the Broadscale Special Meeting.

The resolutions to be voted upon in person or by proxy at the Broadscale Special Meeting relating to the above proposals are set forth in the proxy statement/prospectus sections entitled “Proposal No. 1: The Business Combination Proposal,” “Proposal No. 2: The Charter Amendment Proposal,” “Proposal Nos. 3(A) through (F): Advisory Amendment Proposals,” “Proposal No. 4: The Director Election Proposal,” “Proposal No. 5: The Nasdaq Proposal,” “Proposal No. 6: The Incentive Plan Proposal,” “Proposal No. 7: The ESPP Proposal” and “Proposal No. 8: The Adjournment Proposal,” respectively. We refer to these proposals collectively as the “Transaction Proposals.”

Pursuant to the Existing Charter, approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal (if necessary) requires the affirmative vote of a majority of the votes cast by the Broadscale Stockholders present in person or represented by proxy at the Broadscale Special Meeting and entitled to vote thereon, assuming a quorum is present. Approval of the Director Election Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Broadscale Class B Common Stock issued and outstanding on the Broadscale Record Date, voting separately as a class, assuming a quorum is present. Approval of the Charter Amendment Proposal requires the affirmative vote of (i) holders of a majority of the issued and outstanding shares of Broadscale Common Stock on the Broadscale Record Date, voting together as a single class, (ii) holders of a majority of the issued and outstanding shares of Broadscale Class A Common Stock on the Broadscale Record Date, voting separately as a class and (iii) holders of a majority of the issued and outstanding shares of Broadscale Class B Common Stock on the Broadscale Record Date, voting separately as a class, assuming a quorum is present. Approval of each of the Advisory Amendment Proposals requires the affirmative vote of holders of a majority of the issued and outstanding shares of Broadscale Common Stock on the Broadscale Record Date entitled to vote thereon at the Broadscale Special Meeting, voting together as a single class, assuming a quorum is present. Accordingly, assuming there is a quorum at the Broadscale Special Meeting, a Broadscale Stockholder’s failure to vote present in person or represented by proxy at the Broadscale Special Meeting, an abstention from voting with regard to the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal (if necessary) and a broker non-vote will have no effect on such proposals. An abstention from voting and a broker non-vote will have the same effect as a vote “AGAINST” the Charter Amendment Proposal and the Advisory Amendment Proposal.

The Merger will be consummated only if the Business Combination Proposal, the Charter Amendment Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the ESPP Proposal (collectively, the “Condition Precedent Proposals”) are approved at the Broadscale Special Meeting. The Advisory Amendment Proposals and the Adjournment Proposal are not conditioned on any other proposal. If the stockholders of Broadscale do not approve each of the Condition Precedent Proposals, the Merger may not be consummated.

Broadscale will provide you with the proxy statement/prospectus and a proxy card in connection with the solicitation of proxies to be voted at the Broadscale Special Meeting and at any adjournment of the Broadscale Special Meeting. Information about the Broadscale Special Meeting, the Merger and other related business to be considered by Broadscale’s stockholders at the Broadscale Special Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the Broadscale Special Meeting, you are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in the section entitled “Risk Factors.”

After careful consideration, the Broadscale Board has determined that each of the Transaction Proposals are in the best interests of Broadscale and the Broadscale Stockholders and unanimously recommends that you vote or give instruction to vote “FOR” each of the Transaction Proposals.

When you consider the recommendation of the Transaction Proposals by the Broadscale Board, you should keep in mind that Broadscale’s directors and officers have interests in the Merger that may conflict with your interests as a stockholder. See the section entitled “Proposal No. 1: The Business Combination Proposal — Interests of Broadscale’s Directors and Executive Officers in the Merger” in the proxy statement/prospectus for a further discussion of these considerations.

Under the Merger Agreement, the approval of each of the Condition Precedent Proposals is a condition to the consummation of the Merger. The adoption of each Condition Precedent Proposal is conditioned on the approval of all of the Condition Precedent Proposals. The Advisory Amendment Proposals and the Adjournment Proposal are not conditioned on the approval of any other proposal. If Broadscale’s stockholders do not approve each of the Condition Precedent Proposals, the Merger may not be consummated.

Pursuant to the Existing Charter, a holder (a “Broadscale Public Stockholder”) of public shares of Broadscale Class A Common Stock, which excludes shares held by Nokomis ESG Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), may request that Broadscale redeem all or a portion of such Broadscale Public Stockholder’s Broadscale Class A Common Stock for cash if the Merger is consummated. Holders of units of Broadscale (“Broadscale Units”)

must elect to separate the Broadscale Units into the underlying Broadscale Class A Common Stock and warrants of Broadscale (“Broadscale Warrants”) prior to exercising redemption rights with respect to such underlying Broadscale Class A Common Stock. If holders hold their Broadscale Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the Broadscale Units into the underlying Broadscale Class A Common Stock and Broadscale Warrants, or if a holder holds Broadscale Units registered in its own name, the holder must contact the transfer agent directly and instruct it to do so. Broadscale Public Stockholders may elect to redeem their shares without voting, or if they do vote, irrespective of whether they vote for or against the Business Combination Proposal. If the Merger is not consummated, the Broadscale Class A Common Stock will be returned to the respective holder, broker or bank. If the Merger is consummated, and if a Broadscale Public Stockholder properly exercises its right to redeem all or a portion of its Broadscale Class A Common Stock that it holds and timely delivers its shares to Continental, Broadscale’s transfer agent, Broadscale will redeem such Broadscale Class A Common Stock for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of Broadscale’s initial public offering (the “Trust Account”), calculated as of two business days prior to the consummation of the Merger. For illustrative purposes, based on funds in the Trust Account of $345,050,341 on March 31, 2022, the estimated per share redemption price would have been approximately $10.00, excluding additional interest earned on the funds held in the Trust Account and not previously released to Broadscale to pay its franchise and income taxes.

Notwithstanding the foregoing, a Broadscale Public Stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Broadscale Class A Common Stock. The Sponsor, solely in its capacity as a stockholder of Broadscale, has agreed to waive its redemption rights in connection with the consummation of the Merger with respect to any shares of stock of Broadscale it may hold. The Sponsor did not receive any separate consideration for such waiver. Currently, the Sponsor holds shares representing approximately 20% of the aggregate voting power of Broadscale’s common stock, consisting of Class B common stock (“Broadscale Founder Shares”). Such Broadscale Founder Shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price. The Sponsor, solely in its capacity as a stockholder of Broadscale, has agreed to vote any shares of stock of Broadscale owned by it in favor of the Transaction Proposals.

In connection with entering into the Merger Agreement, Broadscale entered into subscription agreements (the “PIPE Subscription Agreements”), each dated as of November 30, 2021, with certain investors (collectively, the “PIPE Investors”), pursuant to which, among other things, the PIPE Investors party thereto have collectively subscribed at a purchase price of $10.00 per share and $100 million in the aggregate for (i) 10,000,000 shares of New Voltus Common Stock and (ii) in the case of certain PIPE Investors purchasing in excess of a specified number of shares of New Voltus Common Stock, an aggregate of 6,200,000 warrants exercisable for shares of New Voltus Common Stock with each such warrant entitling the holder to purchase one share of New Voltus Common Stock at an exercise price of $11.50 per share, subject to adjustment as described in this proxy statement/prospectus (the “Closing Warrants”, and collectively, the “PIPE Investment”). Of the 10,000,000 shares of New Voltus Common Stock and 6,200,000 Closing Warrants to be issued pursuant to the PIPE Subscription Agreements, (i) affiliates of Broadscale have agreed to purchase 964,750 shares of New Voltus Common Stock and (ii) a director and executive officer of Voltus has agreed to purchase 100,000 shares of New Voltus Common Stock, on substantially the same terms and conditions as the other PIPE Investors at a price of $10.00 per share. The PIPE Subscription Agreements contain customary representations, warranties, covenants and agreements of Broadscale and the PIPE Investors and are subject to customary closing conditions and termination rights.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF BROADSCALE COMMON STOCK YOU OWN. All Broadscale Stockholders are cordially invited to attend the Broadscale Special Meeting. Whether or not you plan to attend the Broadscale Special Meeting, please complete, sign, date and mail the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. You may also submit a proxy by telephone or via the Internet by following the instructions printed on your proxy card. If you hold your shares through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.

If you sign, date and return your proxy card(s) without indicating how you wish to vote, your proxy will be voted FOR each of the Transaction Proposals presented at the Broadscale Special Meeting. If you fail to return your proxy card(s) or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Broadscale Special Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the Broadscale Special Meeting and will not be voted. An abstention will be counted towards the quorum requirement but will not count as a vote cast at the Broadscale Special Meeting. A broker non-vote will not be counted towards the quorum requirement, as we believe all proposals presented to the stockholders will be considered non-discretionary, or count as a vote cast at the Broadscale Special Meeting. If you are a stockholder of record and you attend the Broadscale Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Your attention is directed to the accompanying proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Merger and related transactions and each of the Transaction Proposals. You are encouraged to read the accompanying proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your common stock of Broadscale, please contact Okapi Partners LLC, Broadscale’s proxy solicitor, by calling (877) 869-0171 or banks and brokers can call at (212) 297-0720, or by emailing info@okapipartners.com.

On behalf of the Broadscale Board, I would like to thank you for your support and look forward to the successful completion of the Merger.

_____, 2022

BY ORDER OF THE BOARD OF DIRECTORS OF BROADSCALE ACQUISITION CORP.
Andrew L. Shapiro Chairman and Chief Executive Officer

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS. TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND DELIVER YOUR SHARES TO BROADSCALE’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE BROADSCALE SPECIAL MEETING. YOU MAY DELIVER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO BROADSCALE’S TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE MERGER IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

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REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this proxy statement/prospectus. This information is available for you to review through the SEC’s website at www.sec.gov.

If you have questions about the Merger or the Broadscale Special Meeting, or if you need to obtain copies of the enclosed proxy statement/prospectus or proxy card, you may contact Broadscale’s proxy solicitor listed below. You will not be charged for any of the documents you request.

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

Stockholders may call toll free: (877) 869-0171

Banks and Brokers may call: (212) 297-0720

Email: info@okapipartners.com

IN ORDER FOR YOU TO RECEIVE TIMELY DELIVERY OF THE DOCUMENTS IN ADVANCE OF THE BROADSCALE SPECIAL MEETING, YOU MUST REQUEST THE INFORMATION NO LATER THAN            , 2022, WHICH IS FIVE BUSINESS DAYS PRIOR TO THE DATE OF THE BROADSCALE SPECIAL MEETING.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This proxy statement/prospectus contains references to trademarks and service marks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. Broadscale does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus includes industry and market data obtained from periodic industry publications, third-party studies and surveys, including from EIA Annual Energy Outlook 2021, Bloomberg Electric Vehicle Outlook 2020, Bloomberg New Energy Finance Power Grid Long-Term Outlook 2021 and Guidehouse Integrated DER 2020 Report, as well as from filings of public companies in our industry and internal company surveys.

These sources include government and industry sources. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe the industry and market data to be reliable as of the date of this proxy statement/prospectus, this information could prove to be inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. Each publication, study and report speaks as of its original publication date (and not as of the date of this proxy statement/prospectus). Certain of these publications, studies and reports were published before the COVID-19 pandemic and therefore do not reflect any impact of COVID-19 on any specific market or globally. In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein.

In addition, certain information contained in this document represents Voltus’s management estimates. While Voltus believes its internal estimates to be reasonable, and neither Voltus nor Broadscale are aware of any misstatements regarding the industry data presented herein, they have not been verified by any independent sources. Such data involve risks and uncertainties and are subject to change based on various factors, including those discussed under the captions “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Voltus’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

SELECTED DEFINITIONS

When used in this proxy statement/prospectus, unless the context otherwise requires, references to:

•        “2022 Incentive Plan” refers to the Voltus Technologies, Inc. 2022 Incentive Award Plan attached to this proxy statement/prospectus as Annex D;

•        “Acquisition Proposal” refers to, with respect to Voltus and its subsidiaries, other than the transactions contemplated by the Merger Agreement and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of Voltus and its subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) Voltus or (y) one or more subsidiaries of Voltus holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of Voltus and its subsidiaries, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity or voting securities of (i) Voltus or (ii) one or more subsidiaries of Voltus holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of Voltus and its subsidiaries, or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of (i) Voltus or (ii) one or more subsidiaries of Voltus holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of Voltus and its subsidiaries;

•        “Aggregate Merger Consideration” refers to 75,000,000 shares of New Voltus Common Stock (at a deemed value of $10.00 per share) (subject to increase by an amount equal to the aggregate exercise prices of all converted Voltus Awards divided by $10.00);

•        “Ancillary Agreements” refers to the Sponsor Letter Agreement, the PIPE Subscription Agreements, the Closing Warrant Agreements, the Registration Rights Agreement, and the Lock-Up Agreement;

•        “Available Acquiror Cash” refers to (i) the amount of cash available in the Trust Account following the Broadscale Special Meeting, after deducting the amount required to satisfy the aggregate amount payable with respect to all Broadscale Share Redemptions (but prior to payment of (x) any deferred underwriting commissions being held in the Trust Account, and (y) Broadscale’s transaction expenses or Voltus’s transaction expenses (as contemplated by the Merger Agreement)), plus (ii) the PIPE Investment Amount actually received by Broadscale prior to or substantially concurrently with the Closing pursuant to (A) PIPE Subscription Agreements entered into on or prior to November 30, 2021 or (B) agreements entered into after November 30, 2021 with persons, on terms and in amounts with the prior written consent of Voltus (such consent not to be unreasonably withheld, delayed or conditioned), plus (iii) the aggregate gross purchase price of any other purchase of shares of Broadscale Class A Common Stock actually received by Broadscale prior to or substantially concurrently with the Closing with persons, on terms and in amounts with the prior written consent of Voltus (such consent not to be unreasonably withheld, delayed or conditioned);

•        “Broadscale” refers to Broadscale Acquisition Corp., a Delaware corporation;

•        “Broadscale Board” refers to the board of directors of Broadscale;

•        “Broadscale Class A Common Stock” refers to Broadscale’s Class A common stock, par value $0.0001 per share;

•        “Broadscale Class B Common Stock” refers to Broadscale’s Class B common stock, par value $0.0001 per share;

•        “Broadscale Common Stock” refers to the Broadscale Class A Common Stock and the Broadscale Class B Common Stock, collectively;

•        “Broadscale Founder Shares” refers to the Broadscale Class B Common Stock purchased by the Sponsor in a private placement prior to the Broadscale Initial Public Offering;

•        “Broadscale Initial Public Offering” refers to Broadscale’s initial public offering that was consummated on February 17, 2021;

•        “Broadscale Private Placement Warrants” refers to the warrants to purchase shares of Broadscale Class A Common Stock that were issued to the Sponsor in a private placement substantially concurrently with the closing of the Broadscale Initial Public Offering;

•        “Broadscale Public Stockholders” refers to holders of Broadscale Class A Common Stock, whether acquired in the Broadscale Initial Public Offering or acquired in the secondary market;

•        “Broadscale Public Warrants” refers to the redeemable warrants to purchase shares of Broadscale Class A Common Stock (or, following the Effective Time, shares of New Voltus Common Stock) (including those warrants that underlie the Broadscale Units) that were offered and sold by Broadscale in the Broadscale Initial Public Offering and registered pursuant to the IPO Registration Statement;

•        “Broadscale Record Date” refers to [•], 2022;

•        “Broadscale Securities” refers to Broadscale Class A Common Stock, Broadscale Public Warrants and Broadscale Units;

•        “Broadscale Share Redemptions” refers to the election of an eligible (as determined in accordance with the Existing Charter and Existing Bylaws) holder of Broadscale Class A Common Stock to redeem all or a portion of the shares of Broadscale Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with the Existing Charter and Existing Bylaws) in connection with the Transaction Proposals;

•        “Broadscale Stockholder Approval” refers to the approval of the Condition Precedent Proposals by the Broadscale Stockholders;

•        “Broadscale Stockholders” refers to holders of Broadscale Common Stock;

•        “Broadscale Units” refers to the units of Broadscale, each unit representing one Broadscale Class A Common Stock and one-fourth of one redeemable warrant to acquire one share of Broadscale Class A Common Stock, that were offered and sold by Broadscale in the Broadscale Initial Public Offering and registered pursuant to the IPO Registration Statement (less the number of units that have been separated into the underlying public shares and underlying warrants upon the request of the holder thereof);

•        “Broadscale Warrants” refers to the Broadscale Public Warrants and Broadscale Private Placement Warrants, collectively;

•        “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close;

•        “Closing” refers to the closing of the Merger;

•        “Closing Date” refers to the date of the Closing;

•        “Closing Warrant Agreement” refers to that certain warrant agreement by and between Voltus and Continental dated as of the closing of the PIPE Investment related to the Closing Warrants;

•        “Closing Warrants” refers to the warrants entitling the holder to purchase one share of New Voltus Common Stock at an exercise price of $11.50 per share, subject to adjustment as described in this proxy statement/prospectus, to be issued at the Closing to certain Third Party PIPE Investors pursuant to the PIPE Subscription Agreements;

•        “Code” refers to the Internal Revenue Code of 1986, as amended;

•        “Committed PIPE Investment Amount” refers to at least $100,000,000, with at least $10,000,000 of the Committed PIPE Investment Amount to be in respect of Broadscale Common Stock to be purchased by Sponsor or one of its affiliates in the PIPE Investment;

•        “Condition Precedent Proposals” refers to the Business Combination Proposal, the Charter Amendment Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the ESPP Proposal, collectively;

•        “Continental” refers to Continental Stock Transfer & Trust Company;

•        “Deployed MW” refers to a single asset that can be enrolled into a DER program to reduce one megawatt (MW) of demand from the electricity grid;

•        “DERs” refers to distributed energy resources, which are electricity grid-connected technologies that are installed at the Energy Consumer or DER Partner site and consume, generate or store electricity and which, when integrated into wholesale electricity markets, can lead to significant cost savings for Energy Consumers or DER Partners, as well as grid operators and utilities. Categories of DERs include distributed generation (e.g., solar or onsite generation), battery storage, demand response (e.g., a facility reducing its energy consumption from the grid), energy efficiency, and electric vehicles;

•        “DER Partners” refers to energy technology partners (for example, microgrid developers) who use the Voltus platform to aggregate DERs at scale;

•        “DER Solutions” refers to Voltus’s various product and service offerings related to DERs and the energy transition;

•        “DGCL” refers to the General Corporation Law of the State of Delaware;

•        “Earnout Catch Up Ratio” refers to the amount of shares of New Voltus Common Stock equal to 4.195485 shares of New Voltus Common Stock minus the Exchange Ratio; provided that the Earnout Catch Up Ratio shall be adjusted such that New Voltus will not issue more than 10,000,000 Earnout Shares in the aggregate;

•        “Effective Time” refers to the time at which the Merger becomes effective;

•        “Energy Consumers” refers to energy consumers at the commercial and industrial level, who own energy assets (which we refer as DERs) and for whom Voltus generates cash by connecting and managing those DERs in various energy markets and DER programs;

•        “ESPP” refers to the Voltus Technologies, Inc. 2022 Employee Stock Purchase Plan attached to this proxy statement/prospectus as Annex E;

•        “Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

•        “Exchange Ratio” refers to, with respect to each share of Voltus Series A Preferred Stock, Voltus Series B Preferred Stock and Voltus Common Stock (other than Voltus Treasury Shares) or shares of Voltus Common Stock issuable upon (i) exercise of a Voltus Option or (ii) vesting of a Voltus RSU Award, the quotient obtained by dividing (a) the Remaining Merger Consideration by (b) the Remaining Aggregate Fully Diluted Company Shares;

•        “Existing Bylaws” refers to the amended and restated bylaws of Broadscale currently in effect;

•        “Existing Charter” refers to the existing amended and restated certificate of incorporation of Broadscale current in effect;

•        “Existing Organizational Documents” refers to the Existing Charter and the Existing Bylaws;

•        “GAAP” refers to accounting principles generally accepted in the United States of America;

•        “Governmental Authority” refers to any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal;

•        “Governmental Order” refers to any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority;

•        “HSR Act” refers to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•        “Interim Period” refers to the period from the date of the Merger Agreement through the earlier of the Closing or valid termination of the Merger Agreement in accordance with its terms;

•        “Investment Company Act” refers to the Investment Company Act of 1940, as amended;

•        “IPO Registration Statement” refers to the Registration Statement on Form S-1 (Registration Nos. 333-252449 & 333-253016) filed by Broadscale in connection with the Broadscale Initial Public Offering, which was declared effective on February 11, 2021;

•        “IRS” refers to the U.S. Internal Revenue Service;

•        “JOBS Act” refers to the Jumpstart Our Business Startups Act of 2012;

•        “Liquidation Date” refers to February 17, 2023 (or such later date to which such date is extended as a result of a Broadscale Stockholder vote to amend the Existing Charter);

•        “Lock-Up Agreement” refers to the Lock-Up Agreement to be entered into at the Closing, by and among New Voltus, the Sponsor and the Major Company Stockholders (as defined in the Merger Agreement), a copy of which is attached to this proxy statement/prospectus as Annex H;

•        “Merger” refers to the merger of Merger Sub with and into Voltus, with Voltus surviving the merger as a wholly owned subsidiary of New Voltus;

•        “Merger Agreement” refers to the Agreement and Plan of Merger, dated as of November 30, 2021, by and among Broadscale, Merger Sub and Voltus, as amended and modified from time to time;

•        “Merger Sub” refers to Velocity Merger Sub Inc.;

•        “Minimum Cash Condition” refers to the condition in the Merger Agreement in favor of Voltus that Voltus does not need to consummate the Closing unless the Available Acquiror Cash is equal to or greater than $200 million as of the Closing;

•        “Nasdaq” refers to the Nasdaq Capital Market;

•        “New Voltus” refers to Broadscale after the Merger and its name change from Broadscale Acquisition Corp. to Voltus Technologies, Inc.;

•        “New Voltus Board” refers to the board of directors of New Voltus;

•        “New Voltus Common Stock” refers to shares of common stock of New Voltus, par value $0.0001 per share;

•        “New Voltus Options” refers to options to purchase shares of New Voltus Common Stock resulting from the exchange of Voltus Options that are outstanding immediately prior to the Effective Time, in accordance with the Merger Agreement;

•        “New Voltus Option Award Agreement” refers to the Global Stock Option Agreement of New Voltus;

•        “New Voltus Preferred Stock” refers to shares of preferred stock of New Voltus, par value $0.0001 per share;

•        “New Voltus RSUs” refers to restricted stock units based on shares of New Voltus Common Stock resulting from the exchange of Voltus RSU Awards that are outstanding immediately prior to the Effective Time, in accordance with the Merger Agreement;

•        “New Voltus Restricted Stock Unit Agreement” refers to the Global Restricted Stock Unit Agreement of New Voltus;

•        “New Voltus Stockholders” refers to holders of New Voltus Common Stock;

•        “New Voltus Warrants” refers to warrants to acquire shares of New Voltus Common Stock received by holders of Broadscale Public Warrants upon the conversion of the Broadscale Public Warrants;

•        “Per Share Merger Consideration” refers to the product obtained by multiplying (i) the Exchange Ratio by (ii) $10.00;

•        “PIPE Investment” refers to the purchase of shares of Broadscale Common Stock and Closing Warrants pursuant to the PIPE Subscription Agreements;

•        “PIPE Investment Amount” refers to the aggregate gross purchase price received by Broadscale prior to or substantially concurrently with the Closing for the shares in the PIPE Investment;

•        “PIPE Investors” refers to those certain investors participating in the PIPE Investment pursuant to the PIPE Subscription Agreements, including certain PIPE Investors affiliated with Broadscale, the Sponsor and Voltus;

•        “PIPE Subscription Agreements” refers to the subscription agreements pursuant to which the PIPE Investors collectively have subscribed, at a purchase price of $10.00 per share and $100 million in the aggregate, for (i) an aggregate of 10 million shares of Broadscale Common Stock and (ii) in the case of certain Third Party PIPE Investors purchasing in excess of a specified number of shares of Broadscale Common Stock, an aggregate of 6,200,000 Closing Warrants;

•        “pro forma” refers to giving pro forma effect to the Merger;

•        “Proposed Bylaws” refers to the proposed bylaws of New Voltus to be effective immediately prior to the Effective Time attached to this proxy statement/prospectus as Annex C;

•        “Proposed Charter” refers to the proposed certificate of incorporation of New Voltus to be effective immediately prior to the Effective Time attached to this proxy statement/prospectus as Annex B;

•        “Proposed Organizational Documents” refers to the Proposed Charter and the Proposed Bylaws;

•        “Registered MW” refers to a particular geographic region in which one Deployed MW may participate in one or more DER programs concurrently. One Deployed MW that participates in three DER programs simultaneously would represent three Registered MW;

•        “Registration Rights Agreement” refers to the Amended and Restated Registration Rights Agreement to be entered into at the Closing, by and among New Voltus, the Sponsor, certain equityholders of Broadscale, certain equityholders of Voltus, and certain of their respective affiliates, a copy of which is attached to this proxy statement/prospectus as Annex G;

•        “Registration Statement” refers to the registration statement of which this proxy statement/prospectus forms a part;

•        “Remaining Aggregate Fully Diluted Company Shares” refers to, without duplication, (i) the aggregate number of shares of Voltus Common Stock that are (a) issued and outstanding immediately prior to the Effective Time or (b) issuable upon, or subject to, the exercise or settlement of Voltus Awards (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Voltus Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, plus (iii) the aggregate number of shares of Voltus Series B Preferred Stock issued and outstanding immediately prior to the Effective Time minus (iv) a number of shares of Voltus Common Stock equal to (a) the aggregate exercise price of the Voltus Options divided by (b) the Per Share Merger Consideration;

•        “Remaining Merger Consideration” refers to the Aggregate Merger Consideration minus the Series C Issuance (as defined below);

•        “Requisite Voltus Stockholders” means holders of at least (i) a majority of the outstanding shares of Voltus Capital Stock entitled to vote and (ii) a majority of the outstanding shares of Voltus Preferred Stock, voting together as a single class on an as-converted basis, each of which or whom is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act;

•        “Sarbanes-Oxley Act” refers to the Sarbanes-Oxley Act of 2002;

•        “SEC” refers to the United States Securities and Exchange Commission;

•        “Securities Act” refers to the Securities Act of 1933, as amended;

•        “Sponsor” refers to Nokomis ESG Sponsor, LLC, a Delaware limited liability company;

•        “Sponsor Letter Agreement” refers to that certain Sponsor Letter Agreement, dated as of November 30, 2021, by and among the Sponsor, Broadscale and Voltus, as amended and modified from time to time;

•        “Third Party PIPE Investors” refers to those certain third-party investors that are not affiliated with Broadscale, the Sponsor or Voltus participating in the PIPE Investment pursuant to the PIPE Subscription Agreements;

•        “Trading Day” refers to any day on which shares of New Voltus Common Stock are actually traded on the principal securities exchange or securities market on which shares of New Voltus Common Stock are then traded;

•        “Transaction Proposals” refers to the Condition Precedent Proposals, the Advisory Amendment Proposals and the Adjournment Proposal (if necessary), collectively;

•        “Treasury Regulations” refers to the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time;

•        “Trust Account” refers to the trust account established at the consummation of the Broadscale Initial Public Offering and maintained by Continental, acting as trustee;

•        “Underwriting Agreement” refers to the Underwriting Agreement, dated February 11, 2021, between Broadscale and Morgan Stanley, as representative of the underwriters in the Broadscale Initial Public Offering;

•        “Voltus” refers to Voltus, Inc., a Delaware corporation, prior to the Merger;

•        “Voltus 2016 Equity Incentive Plan” refers to the Voltus 2016 Equity Incentive Plan;

•        “Voltus Awards” refers to Voltus Options and Voltus RSU Awards;

•        “Voltus Board” refers to the board of directors of Voltus;

•        “Voltus Capital Stock” refers to shares of Voltus Common Stock (excluding, for the avoidance of doubt, Voltus Treasury Shares and Voltus Dissenting Shares) and Voltus Preferred Stock;

•        “Voltus Common Stock” refers to shares of Voltus common stock, par value $0.0001 per share;

•        “Voltus Dissenting Shares” refers to shares of Voltus Capital Stock held by a holder who has not voted in favor of adoption of the Merger Agreement or consented thereto in writing and who is entitled to demand and has properly exercised and demanded appraisal of such shares pursuant to, and complies in all respects with Section 262 of the DGCL;

•        “Voltus Equityholder Approval” refers to the approval by the Requisite Voltus Stockholders of the Merger Agreement and the other documents to which Voltus is a party as contemplated by the Merger Agreement and the transactions contemplated thereby, including the Merger;

•        “Voltus Equityholders” refers to holders of Voltus Capital Stock and Voltus Awards;

•        “Voltus Fundamental Representations” refers to (i) the first and second sentences of Section 4.1 of the Merger Agreement (Company Organization), the first and second sentences of Section 4.2 of the Merger Agreement (Subsidiaries), Section 4.3 of the Merger Agreement (Due Authorization), Section 4.6 of the Merger Agreement (Capitalization of the Company), Section 4.7 of the Merger Agreement (Capitalization of Subsidiaries) and Section 4.16 of the Merger Agreement (Brokers’ Fees);

•        “Voltus Options” refers to options to purchase shares of Voltus Common Stock granted under the Voltus 2016 Equity Incentive Plan;

•        “Voltus Preferred Stock” refers to, collectively the Voltus Series A Preferred Stock, Voltus Series B Preferred Stock and Voltus Series C Preferred Stock;

•        “Voltus RSU Awards” refers to awards of restricted stock units based on shares of Voltus Common Stock granted under the Voltus 2016 Equity Incentive Plan;

•        “Voltus Stockholders” refers to the holders of Voltus Capital Stock;

•        “Voltus Series A Preferred Stock” refers to the Series A Preferred Stock of Voltus;

•        “Voltus Series B Preferred Stock” refers to the Series B Preferred Stock of Voltus;

•        “Voltus Series C Preferred Stock” refers to the Series C Preferred Stock of Voltus;

•        “Voltus Treasury Shares” refers to shares of Voltus Capital Stock held in the treasury of Voltus, which treasury shares shall be cancelled as part of the Merger and shall not constitute “Voltus Capital Stock”; and

•        “VWAP” refers to, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day or multi-day period (as applicable) as reasonably determined by the New Voltus Board.

Unless otherwise stated in this proxy statement/prospectus or the context otherwise requires, all references in this proxy statement/prospectus to Broadscale Class A Common Stock or Broadscale Warrants include such securities underlying the Broadscale Units.

The unaudited pro forma combined financial information of New Voltus presented in this proxy statement/prospectus has been derived by applying the pro forma adjustments described in “Unaudited Pro Forma Combined Financial Information” to the historical consolidated financial statements of Voltus included elsewhere in this proxy statement/prospectus. These pro forma adjustments give effect to the Merger and the other pro forma adjustments described in “Unaudited Pro Forma Combined Financial Information” as if they had occurred on January 1, 2021, in the case of the unaudited pro forma combined statements of operations, and as if they had occurred on December 31, 2021, in the case of the unaudited pro forma combined balance sheet. The unaudited pro forma combined financial information has been prepared using, and should be read in conjunction with, the historical financial statements of Broadscale and Voltus and related notes thereto included elsewhere in this proxy statement/prospectus. See “Unaudited Pro Forma Combined Financial Information” for a complete description of the adjustments and assumptions underlying the unaudited pro forma combined financial information included in this proxy statement/prospectus.

All financial statements presented in this proxy statement/prospectus have been prepared in accordance with generally accepted accounting principles in GAAP and, unless otherwise noted, are presented in U.S. dollars.

Certain monetary amounts, percentages and other figures included elsewhere in this proxy statement/prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

This proxy statement/prospectus contains “non-GAAP financial measures” that are financial measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with GAAP. Specifically, Voltus uses “Adjusted EBITDA” as a non-GAAP financial measure. For a discussion on Voltus’s use of non-GAAP financial measures and a reconciliation to the most directly comparable GAAP measures, see “Voltus’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Operating Metrics” and “ — Non-GAAP Financial Measures.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial of Broadscale and Voltus. These statements are based on the beliefs and assumptions of the management of Broadscale and Voltus. Although Broadscale and Voltus believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither Broadscale nor Voltus can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes”, “estimates”, “expects”, “projects”, “target,” “goal,” “forecasts”, “may”, “will”, “should”, “would,” “could,” “future,” “seeks”, “plans”, “propose,” “scheduled”, “anticipates” or “intends” or similar expressions.

Forward-looking statements contained in this proxy statement/prospectus include, but are not limited to, statements about the ability of Broadscale and Voltus prior to the Merger, and New Voltus following the Merger, to:

•        meet the closing conditions to the Merger, including approval by the Broadscale Stockholders and Voltus Stockholders on the expected terms and schedule;

•        realize the benefits expected from the proposed Merger;

•        successfully defend litigation;

•        successfully deploy the proceeds from the Merger;

•        manage the risk that the transactions contemplated by the Merger may not be completed in a timely manner or at all, which may adversely affect the price of the Broadscale Securities;

•        manage the risk that the transactions contemplated may not be completed within the Combination Period (as defined below) and the potential failure to obtain an extension of the Combination Period if sought by Broadscale;

•        satisfy the conditions to the Closing, including the adoption of the Merger Agreement by the Broadscale Stockholders and Voltus Stockholders, the satisfaction of the Minimum Cash Condition and the receipt of certain governmental and regulatory approvals;

•        manage risks resulting from the lack of a third party valuation in determining whether or not to pursue the Merger;

•        complete the PIPE Investment;

•        acquire sufficient sources of funding;

•        manage the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•        attract and retain key employees;

•        manage the effect of the announcement or pendency of the transactions on Voltus’s business relationships, operating results, and business generally;

•        manage risks that the proposed transactions disrupt current plans and operations of Voltus;

•        obtain successful outcomes in any legal proceedings that may be instituted against Voltus or against Broadscale related to the Merger Agreement or the transactions contemplated thereby;

•        manage any reductions to upcoming renewals and/or terminations by Voltus’s customers and Energy Consumers and/or Voltus’s failure to attract new customers and Energy Consumers, which may negatively impact Voltus’s business by reducing its revenues;

•        maintain the listing of the Broadscale Securities on a national securities exchange;

•        address changes in the competitive and regulated industries in which Voltus operates, variations in operating performance across competitors, changes in laws and regulations affecting Voltus’s business and changes in the combined capital structure;

•        manage the impact of significant acquisitions, dispositions and other similar or material transactions;

•        address the postponement, modification or termination arrangements with the small number of utility and grid operator customers which generate Voltus’s revenues;

•        implement business plans, forecasts, and other expectations after the completion of the Merger, and to identify and realize additional opportunities;

•        address significant risks, assumptions, estimates and uncertainties related to Voltus’s projections. As a result, Voltus’s business performance may differ materially from its expectations;

•        invest in and deliver product development innovations and deliverables on time and with high quality;

•        address the risk of a changing regulatory landscape in Voltus’s highly competitive industry; and

•        manage the effects of natural disasters, terrorist attacks and the spread and/or abatement of infectious diseases, such as COVID-19, on the Merger or on the ability to implement business plans, forecasts, and other expectations after the completion of the Merger and the transactions contemplated thereby.

Broadscale has based the forward-looking statements contained in this proxy statement/prospectus primarily on our current expectations and projections about future events and trends that we believe may affect Broadscale’s or Voltus’s business, financial condition, results of operations, prospects, business strategy and financial needs. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, assumptions and other factors described in the section captioned “Risk Factors” and elsewhere in this prospectus. These risks are not exhaustive. Other sections of this prospectus include additional factors that could adversely impact our business and financial performance. Moreover, Broadscale and Voltus operate in very competitive and rapidly changing environments. New risks and uncertainties emerge from time to time and it is not possible for Broadscale to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. Broadscale cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to Broadscale as of the date of this proxy statement/prospectus, and while Broadscale believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and its statements should not be read to indicate that Broadscale has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

Before any Broadscale Stockholder grants its proxy or instructs how its vote should be cast or votes on the Transaction Proposals to be put to the Broadscale Special Meeting, such stockholder should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement/prospectus may adversely affect Broadscale.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE BROADSCALE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the Merger and the Broadscale Special Meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to this proxy statement/prospectus.

QUESTIONS AND ANSWERS ABOUT THE MERGER

In light of the COVID-19 pandemic and to protect the health of the Broadscale Stockholders and the community, the Broadscale Special Meeting will be a completely virtual meeting of Broadscale Stockholders conducted via live audio webcast.

Q:     HOW DO I ATTEND A VIRTUAL MEETING?

A:     As a registered Broadscale Stockholder, along with this proxy statement/prospectus, you received a proxy card from Continental, our transfer agent, which contains instructions on how to attend the virtual Broadscale Special Meeting, including the URL address and your control number. You will need your control number for access. If you do not have your control number, contact Continental at (917) 262-2373, or email at proxy@continentalstock.com.

You can pre-register to attend the virtual Broadscale Special Meeting starting on            ,      2022 (five business days prior to the meeting). Enter the following URL address into your browser https://www.cstproxy.com/broadscalespac/2022, then enter your control number, name and email address. Once you pre-register, you can vote or enter questions in the chat box. At the start of the Broadscale Special Meeting, you will need to re-log in using the same control number and, if you want to vote during the meeting, you will be prompted to enter your control number again.

Beneficial owners who own their investments through a bank or broker will need to contact Continental to receive a control number. If you plan to vote at the Broadscale Special Meeting, you will need to have a legal proxy from your bank or broker, or if you would like to join and not vote Continental can issue you a guest control number with proof of ownership. Either way you must contact Continental for specific instructions on how to receive the control number, at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have internet capabilities, you can listen only to the Broadscale Special Meeting by dialing within the U.S. and Canada: 1-800-450-7155 (toll free) or outside of the U.S. and Canada: +1 857-999-9155 and when prompted enter the pin 9782792#. This is listen only, so you will not be able to vote or enter questions during the Broadscale Special Meeting.

Q:     WHAT IS THE MERGER?

A:     On November 30, 2021, Broadscale, Merger Sub, a wholly owned subsidiary of Broadscale, and Voltus entered into the Merger Agreement, pursuant to which, among other things, Merger Sub will merge with and into Voltus, with Voltus being the surviving company and a wholly owned subsidiary of Broadscale.

The Merger Agreement provides for, among other things, the Merger of Merger Sub with and into Voltus, with Voltus surviving the Merger as a wholly owned subsidiary of Broadscale, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus. Following the closing of the Merger, Broadscale intends to change its name to Voltus Technologies, Inc. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and you are encouraged to read it in its entirety. See “Proposal No. 1: The Business Combination Proposal — The Merger Agreement” for more information.

Q:     WHY AM I RECEIVING THIS DOCUMENT?

A:     Broadscale is sending this proxy statement/prospectus to the Broadscale Stockholders to help them decide how to vote their shares of Broadscale Common Stock with respect to the matters to be considered at the Broadscale Special Meeting.

The Merger cannot be completed unless the conditions to the Merger set forth in the Merger Agreement are satisfied or waived, including (among others) the approval by the Broadscale Stockholders of the Condition Precedent Proposals. Information about the Broadscale Special Meeting, the Merger and the other business to be considered by the Broadscale Stockholders at the Broadscale Special Meeting is contained in this proxy statement/prospectus.

This document constitutes a proxy statement and a prospectus of Broadscale. It is a proxy statement because the Broadscale Board is soliciting proxies using this proxy statement/prospectus from the Broadscale Stockholders. It is a prospectus because Broadscale, in connection with the Merger, is offering shares of Broadscale Common Stock in exchange for the outstanding shares of Voltus Capital Stock and Voltus Awards. See “Proposal No. 1: The Business Combination Proposal — The Merger Agreement” for more information.

Q:     WHAT WILL HOLDERS OF VOLTUS CAPITAL STOCK AND VOLTUS AWARDS RECEIVE IN THE MERGER?

A:     If the Merger is completed, at the Effective Time, subject to approval by the Broadscale Stockholders, each holder of Voltus Capital Stock and Voltus Awards will receive shares of New Voltus Common Stock and Earnout Shares (as defined below). For more information about what the holders of Voltus Capital Stock and Voltus Awards will receive in the Merger, see “Proposal No. 1: The Business Combination Proposal — The Merger Agreement — Aggregate Merger Consideration.”

Q:     WHAT EQUITY STAKE WILL CURRENT BROADSCALE STOCKHOLDERS AND VOLTUS EQUITYHOLDERS HOLD IN NEW VOLTUS IMMEDIATELY AFTER THE CONSUMMATION OF THE MERGER?

A:     It is anticipated that, immediately upon completion of the Merger, the combined voting power and ownership of New Voltus will be as shown below. See “Security Ownership of Certain Beneficial Owners and Management” for additional information.

	Voting Power and Share Ownership in New Voltus
	No Redemptions		Maximum Redemptions(1)
	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
Voltus Equityholders(2)	75,000,000	58.6%	75,000,000	72.4%
Broadscale Public Stockholders(3)	34,500,000	26.9%	9,999,685	9.6%
Sponsor(4)	8,625,000	6.7%	8,625,000	8.3%
PIPE Investors(5)	10,000,000	7.8%	10,000,000	9.7%
Total	128,125,000	100%	103,624,685	100%

____________

(1)      Assumes that 24,500,315 shares of Broadscale Class A Common Stock are redeemed in connection with the Merger. In the event that Broadscale Class A Common Stock are redeemed in connection with the Merger but the number of Broadscale Class A Common Stock redeemed is less than 24,500,315, the ownership percentages set forth above will vary on a proportional basis between the two scenarios.

(2)      Includes 75,000,000 shares of New Voltus Common Stock expected to be issued to existing Voltus Equityholders but does not include any increase from the aggregate exercise prices of all converted Voltus Awards divided by $10.00. Excludes up to 10,000,000 Earnout Shares issuable in three substantially equal tranches upon the achievement of share price thresholds for New Voltus Common Stock of $12.50 per share, $15.00 per share and $17.50 per share, respectively. Such additional shares would further increase the New Voltus Common Stock ownership percentage of the Voltus Equityholders and would dilute the share ownership of all other New Voltus Stockholders.

(3)      Excludes 8,625,000 shares of New Voltus Common Stock issuable upon the exercise of New Voltus Warrants.

(4)      Includes 8,625,000 shares of New Voltus Common Stock to be issued upon the conversion of the Broadscale Founder Shares. 1,437,442 of the shares reflected in this line item will be subject to vesting restrictions pursuant to the Sponsor Letter Agreement. These share amounts may not sum due to rounding. Excludes 6,266,667 of the Broadscale Private Placement Warrants to purchase Broadscale Class A Common Stock to be forfeited immediately prior to the Effective Time, but conditioned upon Closing, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.

(5)      Excludes 6,200,000 Closing Warrants issued to Third Party PIPE Investors to be issued in the PIPE Investment.

Q:     WHEN WILL THE MERGER BE COMPLETED?

A:     The parties currently expect that the Merger will be completed in the second half of 2022. However, neither Broadscale nor Voltus can assure you of when or if the Merger will be completed, and it is possible that factors outside of the control of the companies could result in the Merger being completed at a different time or not at all. See “Risk Factors — Risks Related to the Merger and Broadscale — The consummation of the Merger is subject to a number of conditions and if those conditions are not satisfied or waived, the Merger Agreement may be terminated in accordance with its terms and the Merger may not be completed.” Before the Merger can be completed, Broadscale must first obtain the approval of Broadscale Stockholders for each of the Condition Precedent Proposals and Broadscale and Voltus must obtain certain necessary regulatory approvals and satisfy certain other closing conditions. The outside date for consummation of the Merger is August 30, 2022. See “Proposal No. 1: The Business Combination Proposal — The Merger Agreement — Conditions to Closing of the Merger — Conditions to the Obligations of Each Party” for more information.

Q:     WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A:     If Broadscale does not complete the Merger for any reason, Broadscale would search for another target business with which to complete a business combination. If Broadscale does not complete the Merger or a business combination with another target business by the Liquidation Date, Broadscale must redeem 100% of the outstanding Broadscale Class A Common Stock, at a per share price, payable in cash, equal to the amount then held in the Trust Account (less amounts previously released to Broadscale to pay its franchise and income taxes paid or payable, if any, and up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding Broadscale Class A Common Stock. The Sponsor has agreed to waive its liquidation rights with respect to Broadscale Founder Shares in the event a business combination is not effected in the required time period and, accordingly, the Broadscale Founder Shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to Broadscale’s outstanding warrants. Accordingly, such warrants will expire worthless. If the Merger is not completed, Voltus Equityholders will not receive any consideration for their shares of Voltus Common Stock and Voltus Preferred Stock or other Voltus equity interests. Instead, Voltus will remain a private independent company. See “Risk Factors” for more information.

QUESTIONS AND ANSWERS ABOUT THE BROADSCALE SPECIAL MEETING

Q:     WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:     The Broadscale Stockholders are being asked to vote on the following proposals:

1.      the Business Combination Proposal;

2.      the Charter Amendment Proposal;

3.      the Advisory Amendment Proposals;

4.      the Director Election Proposal;

5.      the Nasdaq Proposal;

6.      the Incentive Plan Proposal;

7.      the ESPP Proposal; and

8.      the Adjournment Proposal.

The Merger is conditioned upon the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the ESPP Proposal subject to the terms of the Merger Agreement. The Merger is not conditioned on the Advisory

Amendment Proposals or the Adjournment Proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the Broadscale Stockholders for a vote.

Notwithstanding the order in which the proposals are set out herein, the Broadscale Board may put the above proposals in such order as it may determine at the meeting.

Q:     WHY IS BROADSCALE PROPOSING THE BUSINESS COMBINATION?

A:     Broadscale was incorporated to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses.

On February 17, 2021, Broadscale consummated the Broadscale Initial Public Offering of 34,500,000 Broadscale Units, which includes the full exercise by the underwriter of its over-allotment option in the amount of 4,500,000 Broadscale Units, at $10.00 per Broadscale Unit, generating gross proceeds of $345,000,000. Since the Broadscale Initial Public Offering, Broadscale’s activity has been limited to the evaluation of business combination candidates.

In the prospectus for the Broadscale Initial Public Offering, Broadscale identified certain criteria that Broadscale believed would be important in evaluating prospective target businesses, namely businesses that:

•        provide a direct impact to the energy transition, creating a clear positive environmental benefit;

•        fall within growing sectors aimed at solving the world’s sustainability challenge;

•        are competitively advantaged, with defensible factors such as high barriers to entry, differentiated technology, entrenched customer relationships or other tangible qualities;

•        consider all stakeholders’ views and, if not already in place, work to establish and follow best-in-class sustainability standards;

•        have a sophisticated management team and inclusive governance structure that combines operational excellence with inspirational leadership capabilities;

•        accelerate success and drive ongoing value creation; and

•        offer attractive risk-adjusted returns to stockholders.

Voltus is a Delaware corporation incorporated on July 29, 2016. Voltus connects DERs to electricity markets, helping to usher in the clean energy transition by delivering less expensive, more reliable, and more sustainable electricity, while also generating cash for its customers and partners.

After considering the foregoing and the information set forth in “Proposal No. 1: The Business Combination Proposal — The Broadscale Board’s Reasons for the Merger,” the Broadscale Board concluded that the potential benefits to Broadscale and the Broadscale Stockholders relating to the Merger outweighed the potentially negative factors relating to the Merger. Accordingly, the Broadscale Board determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were advisable, fair to, and in the best interests of Broadscale and the Broadscale Stockholders.

Q:     DID THE BROADSCALE BOARD OBTAIN A THIRD-PARTY VALUATION OR FAIRNESS OPINION IN DETERMINING WHETHER OR NOT TO PROCEED WITH THE MERGER?

A:     The Broadscale Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Merger. Broadscale’s officers, directors and advisors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, and concluded that their experience and backgrounds, together with the experience and sector expertise of Broadscale’s financial advisors, enabled them to make the necessary analyses and determinations regarding the Merger. In addition, Broadscale’s officers, directors and advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the Broadscale Board and advisors in valuing Voltus’s business.

Q:     DO I HAVE REDEMPTION RIGHTS?

A:     If you are a Broadscale Public Stockholder, you have the right to demand that Broadscale redeem such shares for a pro rata portion of the cash held in the Trust Account, which holds the proceeds of the Broadscale Initial Public Offering, calculated as of two business days prior to the Closing including interest earned on the funds held in the Trust Account and not previously released to Broadscale to pay its franchise and income tax obligations, divided by the number of then outstanding shares of Broadscale Class A Common Stock upon the Closing (such rights, “redemption rights”).

Notwithstanding the foregoing, a Broadscale Public Stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption with respect to more than 15% of the shares of Broadscale Class A Common Stock. Accordingly, all shares of Broadscale Class A Common Stock in excess of 15% held by a Broadscale Public Stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group”, will not be redeemed.

Under the Existing Charter, the Merger may be consummated only if Broadscale has at least $5,000,001 of net tangible assets after giving effect to all holders of shares of Broadscale Class A Common Stock that properly demand redemption of their shares for cash. If passed, the Charter Amendment Proposal would remove the requirement that Broadscale have at least $5,000,001 of net tangible assets after giving effect to the redemption of all such shares.

Additionally, Voltus will not be required to consummate the Merger if the Minimum Cash Condition is not met. As of March 31, 2022, there was approximately $345,050,341 in the Trust Account and the PIPE Investment is expected to generate an aggregate of $100,000,000 in proceeds. Assuming a per share redemption price of $10.00, which is expected to approximate the redemption price per share as of two business days prior to the consummation of the Merger, under the maximum redemption scenario, Broadscale Public Stockholders holding an aggregate of 24,501,958 shares of Broadscale Class A Common Stock could exercise their redemption rights while still allowing Broadscale to, along with the other sources taken into account in the Available Acquiror Cash, satisfy the Minimum Cash Condition.

If you are a holder of Broadscale Class A Common Stock and you exercise your redemption rights, it will not result in the loss of any Broadscale Warrants that you may hold. Accordingly, even if the maximum number of Broadscale Class A Common Stock was redeemed and the Merger was still consummated, there would be 8,625,000 New Voltus Warrants (comprised of the 8,625,000 Broadscale Public Warrants prior the Merger) as well as 6,200,000 Closing Warrants outstanding after the Closing. Further, if the shares of New Voltus Common Stock trade above $11.50 per warrant, which is the exercise price of the New Voltus Warrants, the warrants are considered to be “in the money” and are therefore capable of being exercised by the holders thereof (when they become exercisable). This in turn increases the risk to non-redeeming Broadscale Stockholders that holders of Broadscale Common Stock or New Voltus Common Stock, as applicable, will experience dilution. As of [•], 2022, the closing price of the Broadscale Public Warrants was $           per Broadscale Public Warrant. As a result, in the maximum redemption scenario, the redeeming Broadscale Stockholders would hold Broadscale Public Warrants with an aggregate market value of $          . See “Risk Factors — Risks Related to the Merger and Broadscale — Broadscale Stockholders who redeem their Broadscale Class A Common Stock may continue to hold any Broadscale Public Warrants that they own, which will result in additional dilution to non-redeeming Broadscale Stockholders upon exercise of such Broadscale Public Warrants or Broadscale Closing Warrants, as applicable.”

Q:     WILL HOW I VOTE AFFECT MY ABILITY TO EXERCISE REDEMPTION RIGHTS?

A:     No. You may exercise your redemption rights (subject to compliance with the requirements for redemption as described in “Broadscale Special Meeting — Redemption Rights”) whether you vote your shares of Broadscale Class A Common Stock for or against, or whether you abstain from voting on, the Business Combination Proposal or any other Transaction Proposal described in this proxy statement/prospectus. As a result, the Merger can be approved by Broadscale Stockholders who will redeem their shares of Broadscale Class A Common Stock and no longer remain Broadscale Stockholders and the Merger may be consummated even though the funds available from the Trust Account and the number of New Voltus Stockholders are substantially reduced as a result of redemptions by the Broadscale Public Stockholders. Also with fewer shares of New Voltus Common Stock, the trading market for New Voltus Common Stock may be less liquid than the market for Broadscale Class A Common Stock prior to the Merger and New Voltus may not be able to meet the listing standards of a national securities exchange. In addition, with fewer funds available from the Trust Account, the capital infusion from the Trust Account into New Voltus’s business will be reduced.

Q:     HOW DO I EXERCISE MY REDEMPTION RIGHTS?

A:     If you are a holder of shares of Broadscale Class A Common Stock and wish to exercise your redemption rights, you must demand that Broadscale redeem your shares for cash no later than the second business day preceding the vote on the Business Combination Proposal by delivering your stock to Continental, Broadscale’s transfer agent, physically or electronically using Depository Trust Company’s Deposit and Withdrawal at Custodian (“DWAC”) system prior to the vote at the Broadscale Special Meeting. Any holder of shares of Broadscale Class A Common Stock will be entitled to demand that such holder’s shares be redeemed for a full pro rata portion of the amount then in the Trust Account (which, for illustrative purposes, was            , or approximately $          per share, as of the Broadscale Record Date). Such amount, including interest earned on the funds held in the Trust Account and not previously released to Broadscale to pay its franchise and income taxes, will be paid promptly upon consummation of the Merger. However, under Delaware law, the proceeds held in the Trust Account could be subject to claims which could take priority over those of the Broadscale Public Stockholders exercising redemption rights, regardless of whether such holders vote for or against the Business Combination Proposal. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims.

Any request for redemption, once made by a holder of shares of Broadscale Class A Common Stock, may be withdrawn at any time up to the time at which the vote is taken with respect to the Business Combination Proposal at the Broadscale Special Meeting. If you deliver your shares for redemption to Broadscale’s transfer agent and later decide prior to the Broadscale Special Meeting not to elect redemption, you may simply request that Broadscale’s transfer agent return the shares (physically or electronically).

Any corrected or changed proxy card or written demand of redemption rights must be received by Broadscale’s transfer agent prior to the vote taken on the Business Combination Proposal at the Broadscale Special Meeting. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to Broadscale’s transfer agent prior to the vote at the Broadscale Special Meeting.

If a holder of shares of Broadscale Class A Common Stock votes for or against the Business Combination Proposal and demand is properly made as described above, then, if the Merger is consummated, Broadscale will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your shares of Broadscale Class A Common Stock for cash.

Holders of issued and outstanding Broadscale Units must elect to separate Broadscale Units into the underlying shares of Broadscale Class A Common Stock and Broadscale Public Warrants prior to exercising redemption rights with respect to the shares of Broadscale Class A Common Stock. If you hold your Broadscale Units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the Broadscale Units into the underlying shares of Broadscale Class A Common Stock and Broadscale Public Warrants, or if you hold units registered in your own name, you must contact Continental, Broadscale’s transfer agent, directly and instruct them to do so. You are requested to cause your shares of Broadscale Class A Common Stock to be separated and tendered to Continental, Broadscale’s transfer agent, by 5:00 p.m., Eastern Time, two business days before the Broadscale Special Meeting in order to exercise your redemption rights with respect to your shares of Broadscale Class A Common Stock.

Q:     WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF EXERCISING MY REDEMPTION RIGHTS?

A:     It is expected a holder of Broadscale Class A Common Stock that exercises its redemption rights to receive cash from the Trust Account in exchange for its Broadscale Class A Common Stock will generally be treated as selling such Broadscale Class A Common Stock resulting in the recognition of capital gain or capital loss. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes, depending on the amount of Broadscale Class A Common Stock that such holder owns or is deemed to own (including through the ownership of warrants). For a more complete discussion of U.S. federal income tax considerations of an exercise of redemption rights, see the section entitled “U.S. Federal Income Tax Considerations For Holders Of Broadscale Class A Common Stock.”

Q:     DO I HAVE APPRAISAL RIGHTS IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION?

A:     No. Broadscale Stockholders do not have appraisal rights in connection with the Merger under the DGCL.

Q:     WHAT HAPPENS TO THE FUNDS DEPOSITED IN THE TRUST ACCOUNT AFTER CONSUMMATION OF THE MERGER?

A:     After consummation of the Merger, the funds in the Trust Account will be used to pay holders of the shares of Broadscale Class A Common Stock who exercise redemption rights, to pay fees and expenses incurred in connection with the Merger (including aggregate fees of approximately $12,075,000 as deferred underwriting commissions related to the Broadscale Initial Public Offering, of which up to $3,450,000 may be paid to third parties that did not participate in the Broadscale Initial Public Offering in accordance with the terms of the Underwriting Agreement) and for New Voltus’s working capital and general corporate purposes.

Q:     HOW DOES THE SPONSOR INTEND TO VOTE ON THE TRANSACTION PROPOSALS?

A:     The Sponsor owns of record and is entitled to vote an aggregate of approximately 20% of the outstanding shares of Broadscale Common Stock. The Sponsor has agreed to vote all Broadscale Founder Shares and any other shares of Broadscale Common Stock held by it as of the Broadscale Record Date in favor of the Transaction Proposals. See “Proposal No. 1: The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” for more information.

Q:     WHAT CONSTITUTES A QUORUM AT THE BROADSCALE SPECIAL MEETING?

A:     For each proposal, a quorum will be present at the Broadscale Special Meeting if one or more stockholders who together hold a majority of the voting power of the outstanding shares of each class (or group of classes voting as a single class) of Broadscale Common Stock entitled to vote on such proposal at the Broadscale Special Meeting are represented in person or by proxy at the Broadscale Special Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The Sponsor as the holder of the Broadscale Founder Shares currently owns approximately 20% of the issued and outstanding shares of Broadscale Common Stock and such attendance will count towards this quorum. In the absence of receipt of proxies representing a sufficient number of shares of Broadscale Common Stock to approve the Condition Precedent Proposals, the chairman of the Broadscale Special Meeting has power to adjourn the Broadscale Special Meeting. As of the Broadscale Record Date for the Broadscale Special Meeting,            shares of Broadscale Common Stock would be required to achieve a quorum for each of the Transaction Proposals. Additionally,            shares of Broadscale Class A Common Stock would be required to achieve a quorum for the Charter Amendment Proposal.

Q:     WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE BROADSCALE SPECIAL MEETING?

A:     The Business Combination Proposal:    The affirmative vote of a majority of the votes cast by the Broadscale Stockholders present in person or represented by proxy at the Broadscale Special Meeting and entitled to vote thereon, assuming a quorum is present, is required to approve the Business Combination Proposal. Broadscale Stockholders must approve the Business Combination Proposal in order for the Merger and the other transactions contemplated by the Merger Agreement to occur. If the Broadscale Stockholders fail to approve the Business Combination Proposal, the Merger will not occur.

The Charter Amendment Proposal:    The affirmative vote of at least the (i) holders of a majority of the outstanding shares of Broadscale Common Stock issued and outstanding on the Broadscale Record Date, voting together as a single class, (ii) holders of a majority of the outstanding shares of Broadscale Class A Common Stock issued and outstanding on the Broadscale Record Date, voting separately as a class and (iii) holders of a majority of the outstanding shares of Broadscale Class B Common Stock issued and outstanding on the Broadscale Record Date, voting separately as a class, assuming a quorum is present, is required to approve the Charter Amendment

Proposal. The Merger is conditioned upon the approval of the Charter Amendment Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Charter Amendment Proposal, if the Merger is not consummated for any reason, the actions contemplated by the Charter Amendment Proposal will not be effected.

The Advisory Amendment Proposals:    The affirmative vote of at least the holders of a majority of the outstanding shares of Broadscale Common Stock, voting together as a single class, assuming a quorum is present, is required to approve each of the Advisory Amendment Proposals. However, the Broadscale Stockholder vote regarding each of the Advisory Amendment Proposals is an advisory vote, and is not binding on Broadscale or the Broadscale Board (separate and apart from the approval of the Charter Amendment Proposal). Furthermore, the Merger is not conditioned on the approval of any of the Advisory Amendment Proposals (separate and apart from approval of the Charter Amendment Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Amendment Proposals, Broadscale intends that the Proposed Charter will take effect upon the Effective Time (assuming approval of the Charter Amendment Proposal).

The Director Election Proposal:    The affirmative vote of at least the holders of a majority of the outstanding shares of Broadscale Class B Common Stock issued and outstanding on the Broadscale Record Date, voting separately as a class, assuming a quorum is present, is required to approve the Director Election Proposal. The Merger is conditioned upon the approval of the Director Election Proposal. Notwithstanding the approval of the Director Election Proposal, if the Merger is not consummated for any reason, the actions contemplated by the Director Election Proposal will not be effected.

The Nasdaq Proposal:    The affirmative vote of a majority of the votes cast by the Broadscale Stockholders present in person or represented by proxy at the Broadscale Special Meeting and entitled to vote thereon, assuming a quorum is present, is required to approve the Nasdaq Proposal. The Merger is conditioned upon the approval of the Nasdaq Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Nasdaq Proposal, if the Merger is not consummated for any reason, the actions contemplated by the Nasdaq Proposal will not be effected.

The Incentive Plan Proposal:    The affirmative vote of a majority of the votes cast by the Broadscale Stockholders present in person or represented by proxy at the Broadscale Special Meeting and entitled to vote thereon, assuming a quorum is present, is required to approve the Incentive Plan Proposal. The Merger is conditioned upon the approval of the Incentive Plan Proposal. Notwithstanding the approval of the Incentive Plan Proposal, if the Merger is not consummated for any reason, the actions contemplated by the Incentive Plan Proposal will not be effected.

The ESPP Proposal:    The affirmative vote of a majority of the votes cast by the Broadscale Stockholders present in person or represented by proxy at the Broadscale Special Meeting and entitled to vote thereon, assuming a quorum is present, is required to approve the ESPP Proposal. The Merger is conditioned upon the approval of the ESPP Proposal. Notwithstanding the approval of the ESPP Proposal, if the Merger is not consummated for any reason, the actions contemplated by the ESPP Proposal will not be effected.

The Adjournment Proposal:    The affirmative vote of a majority of the votes cast by the Broadscale Stockholders present in person or represented by proxy at the Broadscale Special Meeting and entitled to vote thereon, assuming a quorum is present, is required to approve the Adjournment Proposal. The Merger is not conditioned upon the approval of the Adjournment Proposal. The chairman of the Broadscale Special Meeting has the power to adjourn the Broadscale Special Meeting only in the absence of receipt of proxies representing a sufficient number of shares of Broadscale Common Stock to approve the Condition Precedent Proposals.

Q:     DO ANY OF BROADSCALE’S DIRECTORS OR OFFICERS HAVE INTERESTS IN THE MERGER THAT MAY DIFFER FROM OR BE IN ADDITION TO THE INTERESTS OF BROADSCALE STOCKHOLDERS?

A:     Broadscale’s executive officers and certain non-employee directors have interests in the Merger that may be different from, or in addition to (and which may conflict with), the interests of the Broadscale Stockholders generally. The Broadscale Board, including Broadscale’s independent directors, with their outside counsel, was aware of, reviewed and considered these interests to the extent such interests existed at the time, among other matters, in approving the Merger Agreement and in recommending that the Transaction Proposals be approved by the Broadscale Stockholders. See the section titled “Proposal No. 1: The Business Combination Proposal — Interests of Broadscale’s Directors and Executive Officers in the Merger” of this proxy statement/prospectus.

For additional information regarding pre-existing relationships between certain of the parties to the Merger Agreement and certain of their affiliates, see “Risk Factors — Risks Related to the Merger and Broadscale — Since the Sponsor and Broadscale’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of Broadscale Stockholders, a conflict of interest may have existed in determining whether the Merger with Voltus is appropriate as our initial business combination. Such interests include that Sponsor will lose its entire investment in us if our business combination is not completed.”

Q:     WHAT DO I NEED TO DO NOW?

A:     After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxies as soon as possible so that your shares will be represented at the Broadscale Special Meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by your broker, bank or other nominee if your shares are held in the name of your broker, bank or other nominee.

Q:     HOW DO I VOTE?

A:     If you are a Broadscale Stockholder of record as of [•], 2022, the Broadscale Record Date, you may submit your proxy before the Broadscale Special Meeting in any of the following ways:

•        use the toll-free number shown on your proxy card;

•        visit the website shown on your proxy card to vote via the Internet; or

•        complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

If you are a Broadscale Stockholder of record as of the Broadscale Record Date, you may also cast your vote virtually at the Broadscale Special Meeting.

If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. “Street name” Broadscale Stockholders who wish to vote at the Broadscale Special Meeting will need to obtain a proxy form from their broker, bank or other nominee.

Q:     WHEN AND WHERE IS THE BROADSCALE SPECIAL MEETING?

A:     The Broadscale Special Meeting of Broadscale Stockholders will be held on            , 2022, at            a.m., Eastern Time. In light of the COVID-19 pandemic and to protect the health of the Broadscale Stockholders and the community, the Broadscale Special Meeting will be a completely virtual meeting of the Broadscale Stockholders conducted via live audio webcast. You will be able to attend the Broadscale Special Meeting by visiting https://www.cstproxy.com/broadscalespac/2022 and entering your control number as further explained in the accompanying proxy statement/prospectus. You may also attend the Broadscale Special Meeting telephonically by dialing within the U.S. and Canada: 1-800-450-7155 (toll free) or outside of the U.S. and Canada: +1 857-999-9155 and when prompted enter the pin 9782792#. All the Broadscale Stockholders as of the Broadscale Record Date, or their duly appointed proxies, may attend the Broadscale Special Meeting.

Q:     IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:     If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to Broadscale or by voting virtually at the Broadscale Special Meeting unless you provide a “legal proxy”, which you must obtain from your broker, bank or other nominee. In addition to such legal proxy, if you plan to attend the Broadscale Special Meeting, but are not a

Broadscale Stockholder of record because you hold your shares in “street name”, please bring evidence of your beneficial ownership of your shares (e.g., a copy of a recent brokerage statement showing the shares) and valid photo identification with you to the Broadscale Special Meeting.

If you are a Broadscale Stockholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal or the Adjournment Proposal. Such broker non-votes will have no effect on such proposals, except for the Charter Amendment Proposal and the Advisory Amendment Proposals for which a broker non-vote will be the equivalent of a vote “AGAINST” such proposals.

Q:     WHAT IF I ATTEND THE BROADSCALE SPECIAL MEETING AND ABSTAIN OR DO NOT VOTE?

A:     For purposes of the Broadscale Special Meeting, an abstention occurs when a Broadscale Stockholder attends the meeting and does not vote or returns a proxy with an “abstain” vote.

If you are a Broadscale Stockholder that attends the Broadscale Special Meeting and fails to vote on the Business Combination Proposal, the Advisory Amendment Proposals, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal or the Adjournment Proposal, or if you respond to such proposals with an “abstain” vote, your failure to vote or “abstain” vote in each case will have no effect on such proposals, except for the Charter Amendment Proposal for which your failure to vote will be the equivalent of a vote “AGAINST” such proposal.

Q:     WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?

A:     If you sign and return your proxy card without indicating how to vote on any particular Transaction Proposal, the Broadscale Common Stock represented by your proxy will be voted as recommended by the Broadscale Board with respect to that Transaction Proposal.

Q:     MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A:     Yes. You may change your vote at any time before your proxy is voted at the Broadscale Special Meeting. You may do this in one of three ways:

•        filing a notice with the corporate secretary of Broadscale;

•        properly submitting a new, subsequently dated proxy card; or

•        by attending the Broadscale Special Meeting virtually and electing to vote your shares.

If you are a Broadscale Stockholder of record and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or your new proxy to c/o Broadscale Acquisition Corp., 1845 Walnut Street, Suite 1111, Philadelphia, PA 19103, and it must be received at any time before the vote is taken at the Broadscale Special Meeting. Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, not later than            , Eastern Time, on            , 2022, or by voting virtually at the Broadscale Special Meeting. Simply attending the Broadscale Special Meeting will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your shares of Broadscale Common Stock, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Q:     WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE BROADSCALE SPECIAL MEETING?

A:     If you fail to take any action with respect to the Broadscale Special Meeting and the Merger is approved by the Broadscale Stockholders and consummated, you will continue to be a stockholder of New Voltus. If you fail to take any action with respect to the Broadscale Special Meeting and the Merger is not approved, you will continue to be a Broadscale Stockholder while Broadscale searches for another target business with which to complete a business combination.

Q:     WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:     Broadscale Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered under more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares.

Q:     WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?

A:     If you have any questions about the proxy materials, need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Okapi Partners LLC (“Okapi Partners”), Broadscale’s proxy solicitor, as set forth below:

Okapi Partners LLC

1212 Avenue of the Americas, 24th Floor

New York, NY 10036

Stockholders may call toll free: (877) 869-0171

Banks and Brokers may call: (212) 297-0720

Email: info@okapipartners.com

If you are a holder of shares of Broadscale Class A Common Stock and you intend to seek redemption of your shares, you will need to deliver your shares of Broadscale Class A Common Stock (either physically or electronically) to Continental Stock Transfer & Trust Company, Broadscale’s transfer agent, at the address below prior to            p.m., Eastern Time, on            , 2022. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: Proxy Services
E-mail: proxy@continentalstock.com

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the Transaction Proposals to be submitted for a vote at the Broadscale Special Meeting, including the Merger, you should read this proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety. The Merger Agreement is the primary legal document that governs the Merger and the other transactions that will be undertaken in connection with the Merger. The Merger Agreement is also described in detail in this proxy statement/prospectus in the section entitled “Proposal No. 1: The Business Combination Proposal — The Merger Agreement.” Unless otherwise specified, all share calculations (1) assume no exercise of redemption rights by the Broadscale Public Stockholders in connection with the Merger and (2) do not include any shares issuable upon the exercise of the Broadscale Warrants.

Information about the Parties to the Merger

Broadscale

Broadscale was incorporated in Delaware on November 5, 2020. Broadscale was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (a “business combination”). Broadscale has neither engaged in any operations nor generated any revenues to date. Based on Broadscale’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

On February 17, 2021, Broadscale consummated the Broadscale Initial Public Offering of 34,500,000 Broadscale Units, which includes the full exercise by the underwriter of its over-allotment option in the amount of 4,500,000 Broadscale Units, at $10.00 per Broadscale Unit, generating gross proceeds of $345,000,000. Simultaneously with the closing of the Broadscale Initial Public Offering, Broadscale consummated the sale of 6,266,667 Broadscale Private Placement Warrants at a price of $1.50 per Broadscale Private Placement Warrant in a private placement to the Sponsor generating gross proceeds of $9,400,000. The Broadscale Private Placement Warrants are identical to the Broadscale Public Warrants underlying the Broadscale Units sold in the Broadscale Initial Public Offering, except that the Broadscale Private Placement Warrants and the Broadscale Class A Common Stock issuable upon the exercise of the Broadscale Private Placement Warrants will not be transferable, assignable or salable until thirty days after the completion of a business combination, subject to certain limited exceptions. Additionally, except as provided herein, the Broadscale Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. The Sponsor has agreed to irrevocably surrender and forfeit the 6,266,667 Broadscale Private Placement Warrants to purchase Broadscale Class A Common Stock immediately prior to the Effective Time, but conditioned upon Closing, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.

Following the closing of the Broadscale Initial Public Offering on February 17, 2021 including the full exercise of the underwriters’ over-allotment option, an amount of $345,000,000 ($10.00 per Broadscale Unit) from the net proceeds of the sale of the Broadscale Units in the Broadscale Initial Public Offering and the sale of the Broadscale Private Placement Warrants was placed in the Trust Account, located in the United States and to be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by Broadscale, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the funds held in the Trust Account, as described below. As of March 31, 2022, funds in the trust account totaled $345,050,341. If Broadscale has not completed a business combination before the Liquidation Date, Broadscale will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the shares of Broadscale Class A Common Stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding shares of Broadscale Class A Common Stock, which redemption will completely extinguish Broadscale Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Broadscale’s remaining stockholders and the Broadscale Board, dissolve and liquidate, subject in each case to Broadscale’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Broadscale Warrants, which will expire worthless if Broadscale fails to complete a business combination before the Liquidation Date.

Broadscale’s executive offices are located at 1845 Walnut Street, Suite 1111, Philadelphia, PA 19103 and its telephone number is (646) 849-9975. Broadscale’s corporate website address is https://www.broadscale.com/. The information contained on or accessible through our corporate website or any other website that it may maintain is not part of this prospectus or the Registration Statement of which this proxy statement/prospectus is a part.

Merger Sub

Merger Sub is a Delaware corporation and a wholly owned subsidiary of Broadscale. The Merger Sub does not own any material assets or operate any business.

Voltus

Voltus is a Delaware corporation incorporated on July 29, 2016. It has one wholly owned subsidiary, Voltus Energy Canada Ltd., which was incorporated under the laws of Canada on November 15, 2017.

Voltus’s mission is to be the distributed energy technology platform that helps to fulfill the promise of the clean energy transition. Voltus’s software platform connects DERs, which are energy resources owned or managed by Energy Consumers and DER Partners, to electricity markets managed by grid operators and utilities. DER categories include distributed generation (e.g., solar or onsite generation), battery storage, demand response (e.g., a facility reducing its energy consumption from the grid), energy efficiency, and electric vehicles. Grid operators and utilities pay Voltus, and accordingly, Voltus earns revenues, for the availability and performance of DERs in electricity markets, similar to how the grid operators and utilities pay other energy supply resources such as a centralized power plant. DERs in particular can often be used to mitigate the risk of an imbalance between supply and demand on the electric grid or to fulfill forecasted electricity demand needs. Voltus then shares a portion of this revenue with Energy Consumers and DER Partners pursuant to contractual arrangements, whereby Voltus agrees to manage all aspects of participation by these Energy Consumers and DER Partners in DER programs operated by grid operators and utilities.

By acting as the software platform that connects DERs to electricity markets, Voltus is helping to facilitate and expedite the clean energy transition by delivering less expensive, more reliable, and more sustainable electricity, while also generating cash for its Energy Consumers and DER Partners. Grid operators and utilities place a monetary value on the ability of aggregated DER resources to reduce the need for power consumed from the grid. Voltus generates revenues from electric grid operators and utilities by offering the availability of the DER resources it manages into numerous wholesale electricity markets and utility–sponsored DER programs. Voltus shares a portion of the revenue it earns from these DER programs with its participating Energy Consumers and DER Partners. Voltus is currently the only platform providing DER access to all nine wholesale energy markets in the United States and Canada, with plans to expand outside of the United States and Canada. Voltus’s principal executive office is located at 2443 Fillmore Street, #380-3427 San Francisco, CA 94115. Its telephone number is (415) 463-4236.

Proposals to Be Put to the Stockholders of Broadscale at the Broadscale Special Meeting

The following is a summary of the proposals to be put to the Broadscale Special Meeting. Each of the proposals below, except each of the Advisory Amendment Proposals and the Adjournment Proposal, are cross-conditioned on the approval of each of the Condition Precedent Proposals. Each of the Advisory Amendment Proposals and the Adjournment Proposal are not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Merger Agreement will be consummated only if the Condition Precedent Proposals are approved at the Broadscale Special Meeting.

Proposal No. 1: The Business Combination Proposal — to consider and vote upon a proposal to approve the Merger Agreement and the transactions contemplated thereby (the “Business Combination Proposal”);

Proposal No. 2: The Charter Amendment Proposal — to consider and vote upon a proposal to approve and adopt the Proposed Charter that will replace the Existing Charter to be in effect following the Merger, which, if approved, would take effect at the effective time of the Merger (the “Charter Amendment Proposal”);

Proposal Nos. 3(A) through (F): Advisory Amendment Proposals — to consider and vote upon a proposal to approve, on a non-binding advisory basis, certain governance proposals in the Proposed Charter, which are being presented separately in accordance with the SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions (collectively, the “Advisory Amendment Proposals”);

Proposal No. 3(A): Advisory Amendment Proposal A — to change the number of authorized capital stock of Broadscale from (a) 100,000,000 shares of Broadscale Class A Common Stock, 10,000,000 shares of Broadscale Class B Common Stock and 1,000,000 shares of preferred stock of Broadscale, to (b) 1,000,000,000 shares of New Voltus Common Stock and 10,000,000 of New Voltus Preferred Stock;

Proposal No. 3(B): Advisory Amendment Proposal B — to provide that, in addition to any vote required by applicable law or the Proposed Charter, the affirmative vote of a majority of the entire board of directors and holders of at least 66⅔% of all the then outstanding voting securities entitled to vote thereon, voting together as a single class, to amend, alter, repeal or rescind certain provisions of the Proposed Charter;

Proposal No. 3(C): Advisory Amendment Proposal C — to provide that the number of authorized shares of any series of preferred stock authorized under the Proposed Charter may be increased (but not above the total number of authorized shares of the class) or decreased (but not below the number of shares of any such series then outstanding) by the adoption of a resolution by the board of directors;

Proposal No. 3(D): Advisory Amendment Proposal D — to provide for the classification of the board of directors into three classes of directors and for the removal of directors only for cause and only upon the affirmative vote of holders of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote in the election of directors, voting together as a single class;

Proposal No. 3(E): Advisory Amendment Proposal E — to approve and adopt a provision of the Proposed Charter providing that the name of New Voltus will be “Voltus Technologies, Inc.”;

Proposal No. 3(F): Advisory Amendment Proposal F — to eliminate various provisions under the Existing Charter applicable only to blank check companies, including the provisions requiring that Broadscale have net tangible assets of at least $5,000,001 immediately prior to, or upon such consummation of, a business combination;

Proposal No. 4: The Director Election Proposal — to consider and vote upon a proposal to elect nine directors, effective immediately upon the closing of the Merger, to be allocated by the board of directors into three classes of directors and to serve staggered terms on the board of directors until the first, second and third annual meetings of stockholders following the date of the filing of the Proposed Charter, as applicable, and until their respective successors are duly elected and qualified (the “Director Election Proposal”);

Proposal No. 5: The Nasdaq Proposal — to consider and vote upon a proposal, for purposes of complying with the applicable rules of Nasdaq, for the issuance of New Voltus Common Stock to (a) the PIPE Investors pursuant to the PIPE Investment and (b) the Voltus Equityholders pursuant to the Merger Agreement (the “Nasdaq Proposal”);

Proposal No. 6: The Incentive Plan Proposal — to consider and vote upon a proposal to approve and adopt the 2022 Incentive Plan, including the authorization of the initial share reserve under the 2022 Incentive Plan (the “Incentive Plan Proposal”);

Proposal No. 7: The ESPP Proposal — to consider and vote upon a proposal to approve and adopt the ESPP, including authorization of the initial share reserve under the ESPP (the “ESPP Proposal”); and

Proposal No. 8: The Adjournment Proposal — if put to the meeting, to consider and vote upon a proposal to adjourn the Broadscale Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Broadscale Special Meeting, the Condition Precedent Proposals would not be duly approved and adopted by our stockholders or we determine that one or more of the closing conditions under the Merger Agreement is not satisfied or waived (the “Adjournment Proposal”).

Notwithstanding the order in which the proposals are set out herein, the Broadscale Board may put the above proposals in such order as it may determine at the meeting.

The Merger Agreement

As discussed in this proxy statement/prospectus, Broadscale is asking the Broadscale Stockholders to approve and adopt the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into Voltus, with Voltus being the surviving company and a wholly owned subsidiary of Broadscale, in accordance with the terms and subject to the conditions of the Merger Agreement as more fully described elsewhere in this proxy statement/prospectus. After consideration of the factors identified and discussed in the section entitled “Proposal No. 1: The Business Combination Proposal — The Broadscale Board’s Reasons for the Merger,” the Broadscale Board determined that Voltus had a fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting commissions held in the Trust Account and taxes payable on the income earned on the Trust Account) at the time of execution of the Merger. For more information about the transactions contemplated by the Merger Agreement, see “Proposal No. 1: The Business Combination Proposal.”

Aggregate Merger Consideration

At the Effective Time, among other things, all outstanding shares of Voltus Capital Stock and Voltus Awards will be cancelled and converted into (i) the right to receive the applicable portion of the Aggregate Merger Consideration and (ii) the right to receive Earnout Shares (to the extent due and issuable) (with any resulting fractional share rounded down to the nearest whole number) in the following order of priority:

•        first, each share of Voltus Series C Preferred Stock will receive 4.195485 shares of New Voltus Common Stock (the “Series C Issuance”);

•        second, each share of Voltus Series A Preferred Stock, Voltus Series B Preferred Stock and Voltus Common Stock will receive a number of shares of New Voltus Common Stock equal to the Exchange Ratio, for each share of Voltus Common Stock subject to a Voltus Option, a corresponding New Voltus Option covering the number of shares of New Voltus Common Stock to be issued to such holder thereof in accordance with the terms of the Merger Agreement and for each share of Voltus Common Stock subject to a Voltus RSU Award, a corresponding New Voltus RSU covering the number of shares of New Voltus Common Stock to be issued to such holder thereof in accordance with the terms of the Merger Agreement;

•        third, solely to the extent due and issuable pursuant to the terms of the Merger Agreement, each share of Voltus Series A Preferred Stock, Voltus Series B Preferred Stock and Voltus Common Stock will receive a number of Earnout Shares equal to the Earnout Catch Up Ratio, and each share of Voltus Common Stock subject to a Voltus Option or Voltus RSU Award, to the extent such New Voltus Option has not been forfeited or otherwise terminated without having been exercised or such New Voltus RSU has not been forfeited or otherwise terminated without having settled, with respect to any issuance of Earnout Shares, shall receive a number of Earnout Shares equal to the Earnout Catch Up Ratio; provided that any such Earnout Shares so issued will be subject to the same vesting terms and conditions as the corresponding New Voltus Option or New Voltus RSU, as applicable; and

•        fourth, solely to the extent due and issuable pursuant to the terms of the Merger Agreement, any Earnout Shares not distributed pursuant to the preceding bullet point will be distributed pro rata based on the number of shares of Voltus Capital Stock and shares of Voltus Common Stock subject to Voltus Awards held by holders of Voltus Capital Stock and Voltus Awards (assuming the conversion or exercise thereof) as of immediately prior to the Effective Time; provided that for each share of Voltus Common Stock subject to a Voltus Award, (i) such share of Voltus Common Stock shall be disregarded for these purposes to the extent the corresponding New Voltus Option issued to such holder pursuant to the terms of the Merger Agreement has been forfeited or otherwise terminated without having been exercised or the corresponding New Voltus RSU issued to such holder pursuant to the terms of the Merger Agreement has been forfeited or otherwise terminated without having been settled and (ii) any Earnout Shares issued under this step four shall be subject to the same vesting terms and conditions as the corresponding New Voltus Option or New Voltus RSU, as applicable.

Earnout

In addition, at the Closing, existing holders of Voltus Capital Stock and Voltus Awards will receive the right to receive up to an aggregate of 10,000,000 additional shares of New Voltus Common Stock in three substantially equal tranches which are issuable upon the achievement of share price thresholds for New Voltus Common Stock of $12.50 per share, $15.00 per share and $17.50 per share, respectively (“Earnout Shares”).

Closing Conditions

The Merger Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others, (i) receipt of the Broadscale Stockholder Approval, (ii) receipt of the Voltus Equityholder Approval, (iii) the effectiveness of the Registration Statement of which this proxy statement/prospectus forms a part, (iv) the expiration or termination of the waiting period or periods under the HSR Act, (v) the absence of any Governmental Order enjoining or prohibiting the consummation of the Merger or any law that makes the consummation of the Merger illegal or otherwise prohibited, (vi) that Broadscale has at least $5,000,001 of net tangible assets upon Closing and (vii) approval for listing on Nasdaq of the shares of New Voltus Common Stock to be issued in connection with the Merger.

The Merger Agreement also provides, among other things, that (i) the obligations of Voltus to consummate the Merger are conditioned on the satisfaction or waiver of the Minimum Cash Condition and (ii) there must not have occurred a Voltus Material Adverse Effect (as defined in below) after the date of the Merger Agreement.

Related Agreements

Sponsor Letter Agreement

In connection with the execution of the Merger Agreement, Broadscale entered into the Sponsor Letter Agreement with the Sponsor and Voltus. Pursuant to the Sponsor Letter Agreement, the Sponsor agreed, among other things, (i) to vote in favor of the Merger Agreement and the other Transaction Proposals, in each case, subject to the terms and conditions contemplated by the Sponsor Letter Agreement, (ii) that 16.666% of the Sponsor’s shares of New Voltus Common Stock, or 1,437,442 shares of New Voltus Common Stock (the “Sponsor Earn-Out Shares”), held by the Sponsor as of the Closing (converted from 1,437,442 shares of Broadscale Founder Shares) will be subject to certain vesting and lock-up terms, (iii) in the event that there is a change of control of New Voltus at any time during the seven years following the Closing Date (“the Measurement Period”), to the extent any Sponsor Earn-Out Shares have not already vested, the release of the transfer restrictions will be automatically accelerated and the Sponsor shall receive the same per share consideration (whether stock, cash or other property) in respect of all the Sponsor Earn-Out Shares as the other holders of New Voltus Common Stock participating in such change of control, (iv) any unvested Sponsor Earn-Out Shares at the end of the Measurement Period shall be forfeited by the Sponsor, and (v) the Sponsor agreed to, immediately prior to the Effective Time (but conditioned upon the Closing), automatically irrevocably surrender and forfeit to Broadscale for no consideration, as a contribution to capital, all 6,266,667 of its Broadscale Private Placement Warrants (the “Forfeited Warrants”). For additional information, see “Proposal No. 1: The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement.”

PIPE Subscription Agreements

In connection with the execution of the Merger Agreement, Broadscale entered into the PIPE Subscription Agreements with the PIPE Investors, a copy of the form of which is attached to this proxy statement/prospectus as Annex I, pursuant to which the PIPE Investors agreed to purchase at a purchase price of $10.00 per share and $100 million in the aggregate (i) 10 million shares of New Voltus Common Stock and (ii) in the case of certain Third Party PIPE Investors purchasing in excess of a specified number of shares of Broadscale Class A Common Stock, an aggregate of 6,200,000 Closing Warrants exercisable for shares of New Voltus Common Stock at an exercise price of $11.50 per share, subject to adjustment as described in this proxy statement/prospectus (together, the “PIPE Securities”). The obligation of the parties to consummate the purchase and sale of the shares covered by the PIPE Subscription Agreement is conditioned upon a number of conditions. The closings under the PIPE Subscription Agreements will occur substantially concurrently with the Closing. For additional information, see “Proposal No. 1: The Business Combination Proposal — Related Agreements — PIPE Subscription Agreements.”

Closing Warrant Agreement

The PIPE Subscription Agreement contemplates that, at the Closing, New Voltus will enter into the Closing Warrant Agreement with Continental, a copy of the form of which is attached to this proxy statement/prospectus as Annex J, pursuant to which New Voltus will appoint Continental as agent for the Closing Warrants and agrees to issue 6,200,000 Closing Warrants to certain Third Party PIPE Investors, with each Closing Warrant entitling the holder to purchase one share of New Voltus Common Stock at an exercise price of $11.50 per share, subject to adjustment as described in this proxy statement/prospectus. The Closing Warrant Agreement will contain certain conditions with respect the exercise of the Closing Warrants and ability of New Voltus to redeem such Closing Warrants. For additional information, see “Proposal No. 1: The Business Combination Proposal — Related Agreements — Closing Warrant Agreement.”

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, New Voltus, the Sponsor, certain equityholders of Broadscale, certain equityholders of Voltus, and certain of their respective affiliates, as applicable, will enter into the Registration Rights Agreement, a copy of the form of which is attached to this proxy statement/prospectus as Annex G, pursuant to which New Voltus will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of New Voltus Common Stock and other equity securities of New Voltus that are held by the parties thereto from time to time. For additional information, see “Proposal No. 1: The Business Combination Proposal — Related Agreements — Registration Rights Agreement.”

Lock-Up Agreement

The Merger Agreement contemplates that, at the Closing, New Voltus, the Sponsor and the Major Company Stockholders (as defined in the Merger Agreement) will enter into the Lock-Up Agreement, a copy of the form of which is attached to this proxy statement/prospectus as Annex H, which will contain certain restrictions on transfer with respect to (i) the shares held by the Sponsor and the Major Company Stockholders immediately following the Closing (other than shares purchased in the PIPE Investment) and (ii) the shares of New Voltus Common Stock issuable to such persons upon settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the Closing in respect of Voltus Awards outstanding immediately prior to the Closing, determined as if, with respect to any such equity awards that are net exercised, such equity awards were instead cash exercised. For additional information, see “Proposal No. 1: The Business Combination Proposal — Related Agreements — Lock-Up Agreement.”

The Broadscale Board’s Reasons for the Merger

On November 30, 2021, the Broadscale Board unanimously determined that the Merger, on the terms and conditions set forth in the Merger Agreement, is advisable and in the best interests of Broadscale and the Broadscale Stockholders and that the Transaction Proposals be submitted to the Broadscale Stockholders for approval at the Broadscale Special Meeting on the date and at the time and place set forth in this proxy statement/prospectus.

The Broadscale Board, in evaluating the Merger, consulted with Broadscale’s management and financial and legal advisors and other consultants. In reaching its unanimous resolution (i) that the Merger Agreement and the transactions contemplated thereby are fair to, advisable and in the best interests of Broadscale and the Broadscale Stockholders and (ii) to recommend that the Broadscale Stockholders adopt the Merger Agreement and approve the Merger and the transactions contemplated thereby, the Broadscale Board considered and evaluated a range of factors, including, but not limited to, the factors discussed below. In light of the number and complexity of these factors, the Broadscale Board considered these factors as a whole and did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it took into account in reaching its determination and supporting its decision. The Broadscale Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual members of the Broadscale Board may have given different weight to different factors. This explanation of the reasons for the Broadscale Board approval of the Merger, and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

For a more complete description of the Broadscale Board’s reasons for approving the Merger, including other factors and risks considered by the Broadscale Board, see the section entitled “Proposal No. 1: The Business Combination Proposal — The Broadscale Board’s Reasons for the Merger.”

Organizational Structure

The diagram below depicts a simplified version of New Voltus’s organizational structure immediately following completion of the Merger.

Ownership of New Voltus following the Merger

As of the date of this proxy statement/prospectus, there are 43,125,000 shares of Broadscale Common Stock issued and outstanding (including shares underlying the Broadscale Units), which includes 8,625,000 Broadscale Founder Shares held by the Sponsor and 34,500,000 shares of Broadscale Class A Common Stock. As of the date of this proxy statement/prospectus, there is an aggregate of 14,891,667 Broadscale Warrants issued and outstanding (including warrants underlying the Broadscale Units), which includes the 6,266,667 Broadscale Private Placement Warrants held by the Sponsor and 8,625,000 Broadscale Public Warrants. Each whole warrant entitles the holder thereof to purchase one share of Broadscale Class A Common Stock and, following the Closing, will entitle the holder thereof to purchase one share of New Voltus Common Stock.

It is anticipated that, immediately following the Merger and related transactions:

•        the existing Broadscale Public Stockholders will own approximately 26.9% of outstanding New Voltus Common Stock (excluding the 8,625,000 shares of New Voltus Common Stock issuable upon the exercise of New Voltus Warrants);

•        the existing Voltus Equityholders will own approximately 58.6% of outstanding New Voltus Common Stock (excluding up to 10,000,000 Earnout Shares issuable in three substantially equal tranches upon the achievement of share price thresholds for New Voltus Common Stock of $12.50 per share, $15.00 per share and $17.50 per share, respectively);

•        the Sponsor will own 6.7% of outstanding New Voltus Common Stock (assuming the Sponsor Earn-Out Shares were fully vested); and

•        the PIPE Investors will own approximately 7.8% of outstanding New Voltus Common Stock (excluding the 6,200,000 Closing Warrants to be issued to certain Third Party PIPE Investors).

These percentages assume (i) that no Broadscale Public Stockholders exercise their redemption rights in connection with the Merger, (ii) that New Voltus issues, or reserves in respect of Voltus Awards outstanding as of immediately prior to the effective time of the Merger that will be converted into awards based on New Voltus Common Stock, an aggregate of 75,000,000 shares of New Voltus Common Stock (at a deemed value of $10.00 per share) (subject to increase by an amount equal to the aggregate exercise prices of all converted Voltus Awards divided by $10.00) as the Aggregate Merger Consideration pursuant to the Merger Agreement, (iii) that the awards based on Voltus Common Stock have not been vested (and therefore, the number of shares reserved in respect of such awards as part of the Aggregate Merger Consideration is excluded from the calculation of the foregoing percentages), and (iv) that New Voltus issues 10,000,000 shares of New Voltus Common Stock to the PIPE Investors pursuant to the PIPE Investment.

Certain PIPE Investors affiliated with Broadscale and the Sponsor have agreed to purchase 964,750 shares of New Voltus Common Stock, at $10.00 per share, for approximately $9,647,500 of gross proceeds. Gregg Dixon, the chief executive officer and a director of Voltus, has agreed to purchase 100,000 shares of New Voltus Common Stock, at $10.00 per share, for approximately $1,000,000 of gross proceeds. If the actual facts are different from these assumptions, the percentage ownership retained by the existing Broadscale Stockholders in New Voltus will be different. See “Certain Relationships and Related Party Transactions — Voltus — PIPE Subscription Agreements” and “— Broadscale — PIPE Subscription Agreements” for additional information.

The following table illustrates varying voting power and ownership levels in New Voltus immediately following the consummation of the Merger based on the assumptions above.

	Voting Power and Share Ownership in New Voltus
	No Redemptions		Maximum Redemptions(1)
	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
Voltus Equityholders(2)	75,000,000	58.6%	75,000,000	72.4%
Broadscale Public Stockholders(3)	34,500,000	26.9%	9,999,685	9.6%
Sponsor(4)	8,625,000	6.7%	8,625,000	8.3%
PIPE Investors(5)	10,000,000	7.8%	10,000,000	9.7%
Total	128,125,000	100%	103,624,685	100%

____________

(1)      Assumes that 24,500,315 shares of Broadscale Class A Common Stock are redeemed in connection with the Merger. In the event that Broadscale Class A Common Stock are redeemed in connection with the Merger but the number of Broadscale Class A Common Stock redeemed is less than 24,500,315, the ownership percentages set forth above will vary on a proportional basis between the two scenarios.

(2)      Includes 75,000,000 shares of New Voltus Common Stock expected to be issued to existing Voltus Equityholders but does not include any increase from the aggregate exercise prices of all converted Voltus Awards divided by $10.00. Excludes up to 10,000,000 Earnout Shares issuable in three substantially equal tranches upon the achievement of share price thresholds for New Voltus Common Stock of $12.50 per share, $15.00 per share and $17.50 per share, respectively. Such additional shares would further increase the New Voltus Common Stock ownership percentage of the Voltus Equityholders and would dilute the share ownership of all other New Voltus Stockholders.

(3)      Excludes 8,625,000 shares of New Voltus Common Stock issuable upon the exercise of New Voltus Warrants.

(4)      Includes 8,625,000 shares of New Voltus Common Stock to be issued upon the conversion of the Broadscale Founder Shares. 1,437,442 of the shares reflected in this line item will be subject to vesting restrictions pursuant to the Sponsor Letter Agreement. These share amounts may not sum due to rounding. Excludes 6,266,667 of the Broadscale Private Placement Warrants to purchase Broadscale Class A Common Stock to be forfeited immediately prior to the Effective Time, but conditioned upon Closing, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.

(5)      Excludes 6,200,000 Closing Warrants issued to Third Party PIPE Investors to be issued in the PIPE Investment.

The 8,625,000 Broadscale Founder Shares held by the Sponsor were acquired for an aggregate purchase price of $25,000 prior to the Broadscale Initial Public Offering. Broadscale’s directors and executive officers, which include Ms. Lisa Coca, Ms. Georgia Levenson Keohane, Mr. Alexander Karsner, Mr. Andrew L. Shapiro, Mr. Edward E. Cohen, Mr. John P. Hanna and Mr. Jeffrey F. Brotman, also have an economic interest in the 8,625,000 Founder Shares owned by the Sponsor. Each Broadscale Founder Share will be converted at Closing into one share of New Voltus Common Stock (and worth the same as each share of New Voltus Common Stock received by the Voltus Equityholders). The New Voltus Common Stock that will be received by the Sponsor upon the conversion of the Broadscale Founder Shares (which includes the 1,437,442 shares of New Voltus Common Stock subject to vesting restrictions pursuant to the Sponsor Letter Agreement) upon the Closing would have an aggregate market value of $           based upon the closing

price of the Broadscale Class A Common Stock of $            per share on the Broadscale Record Date. Pursuant to the Sponsor Letter Agreement, the Sponsor has agreed to, immediately prior to the Effective Time (but conditioned upon the Closing), automatically irrevocably surrender and forfeit to Broadscale for no consideration, as a contribution to capital, the 8,625,000 Broadscale Private Placement Warrants (referred to in this proxy statement/prospectus as the Forfeited Warrants) held by the Sponsor, subject to the terms and conditions contemplated by the Sponsor Letter Agreement. See “Risk Factors — Risks Related to the Merger and Broadscale — Since the Sponsor and Broadscale’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of Broadscale Stockholders, a conflict of interest may have existed in determining whether the Merger with Voltus is appropriate as our initial business combination. Such interests include that Sponsor will lose its entire investment in us if our business combination is not completed.”

Broadscale Special Meeting

Date, Time and Place of the Broadscale Special Meeting

The Broadscale Special Meeting will be held on            , 2022, at            a.m., Eastern Time. In light of the COVID-19 pandemic and to protect the health of the Broadscale Stockholders and the community, the Broadscale Special Meeting will be a completely virtual meeting of Broadscale Stockholders conducted via live webcast. You will be able to attend the Broadscale Special Meeting by visiting https://www.cstproxy.com/broadscalespac/2022 and entering your control number as further explained in the accompanying proxy statement/prospectus. You may also attend the Broadscale Special Meeting telephonically by dialing within the U.S. and Canada: 1-800-450-7155 (toll free) or outside of the U.S. and Canada: +1 857-999-9155 and when prompted enter the pin 9782792#.

Voting Power; Record Date

The Broadscale Stockholders will be entitled to vote or direct votes to be cast at the Broadscale Special Meeting if they owned Broadscale Common Stock, at the close of business on [•], 2022, which is the Broadscale Record Date for the Broadscale Special Meeting. Broadscale Stockholders will have one vote for each share of Broadscale Common Stock owned at the close of business on the Broadscale Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Broadscale Warrants do not have voting rights in the Broadscale Special Meeting. As of the close of business on the Broadscale Record Date, there were            shares of Broadscale Common Stock issued and outstanding, of which            were issued and outstanding were shares of Broadscale Class A Common Stock.

As of the Broadscale Record Date, the Sponsor owned and was entitled to vote            shares of Broadscale Class B Common Stock, representing approximately 20% of the Broadscale Common Stock outstanding on that date. Broadscale currently expects that the Sponsor will vote its shares in favor of the Transaction Proposals and, pursuant to the Sponsor Letter Agreement, the Sponsor has agreed to do so. As of the Broadscale Record Date, Voltus did not beneficially hold any Broadscale Common Stock.

Quorum and Vote of Broadscale Stockholders

Pursuant to the Existing Bylaws, a quorum of Broadscale Stockholders is necessary to hold a valid meeting and a quorum will be present at the Broadscale Special Meeting if a majority of the issued and outstanding Broadscale Common Stock entitled to vote as of the Broadscale Record Date at the Broadscale Special Meeting is present in person or represented by proxy. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The Sponsor as the holder of the Broadscale Founder Shares currently owns approximately 20% of the issued and outstanding shares of Broadscale Common Stock and such attendance will count towards this quorum. As of the Broadscale Record Date for the Broadscale Special Meeting,            shares of Broadscale Common Stock would be required to achieve a quorum.

Pursuant to the Existing Charter, approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal (if necessary) requires the affirmative vote of a majority of the votes cast by the Broadscale Stockholders present in person or represented by proxy at the Broadscale Special Meeting and entitled to vote thereon, assuming a quorum is present. Approval of the Director

Election Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Broadscale Class B Common Stock issued and outstanding on the Broadscale Record Date, voting separately as a class, assuming a quorum is present. Approval of the Charter Amendment Proposal requires the affirmative vote of (i) holders of a majority of the issued and outstanding shares of Broadscale Common Stock on the Broadscale Record Date, voting together as a single class, (ii) holders of a majority of the issued and outstanding shares of Broadscale Class A Common Stock on the Broadscale Record Date, voting separately as a class and (iii) holders of a majority of the issued and outstanding shares of Broadscale Class B Common Stock on the Broadscale Record Date, voting separately as a class, assuming a quorum is present. Approval of each of the Advisory Amendment Proposals requires the affirmative vote of holders of a majority of the issued and outstanding shares of Broadscale Common Stock on the Broadscale Record Date entitled to vote thereon at the Broadscale Special Meeting, voting together as a single class, assuming a quorum is present. Accordingly, assuming there is a quorum at the Broadscale Special Meeting, a Broadscale Stockholder’s failure to vote present in person or represented by proxy at the Broadscale Special Meeting, an abstention from voting with regard to the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal (if necessary) and a broker non-vote will have no effect on such proposals. An abstention from voting and a broker non-vote will have the same effect as a vote “AGAINST” the Charter Amendment Proposal and the Advisory Amendment Proposals.

The Merger is conditioned upon the approval of the Condition Precedent Proposals, subject to the terms of the Merger Agreement. The Merger is not conditioned upon the approval of each of the Advisory Amendment Proposals and the Adjournment Proposal. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. Each of the Advisory Amendment Proposals and the Adjournment Proposal is not conditioned upon the approval of any other proposal. If the Business Combination Proposal is not approved, the other Transaction Proposals (except the Adjournment Proposal) will not be presented to the Broadscale Stockholders for a vote.

Redemption Rights

Holders of shares of Broadscale Class A Common Stock may seek to redeem their shares for cash, regardless of whether they vote for or against or abstain from voting on the Business Combination Proposal. Any stockholder holding shares of Broadscale Class A Common Stock as of the Broadscale Record Date who votes in favor of or against the Business Combination Proposal may demand that Broadscale redeem such shares for a full pro rata portion of the Trust Account, calculated as of two business days prior to the Closing. If a holder properly seeks redemption as described in this section and the Merger is consummated, Broadscale will redeem these shares out of funds legally available therefor for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Merger. Voltus will not be required to consummate the Merger if the Minimum Cash Condition is not met.

Notwithstanding the foregoing, a holder of shares of Broadscale Class A Common Stock, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the shares of Broadscale Class A Common Stock. Accordingly, all shares of Broadscale Class A Common Stock in excess of 15% held by a Broadscale Public Stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group”, will not be redeemed for cash.

The Sponsor, as holder of the Broadscale Founder Shares, will not have redemption rights with respect to such shares.

Holders may demand redemption by delivering their stock to Broadscale’s transfer agent at least two business days prior to the Broadscale Special Meeting.

Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a holder of Broadscale Class A Common Stock delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that Broadscale’s transfer agent return the certificate (physically or electronically).

If the Merger is not approved or completed for any reason, then the Broadscale Public Stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the Trust Account, as applicable. In such case, Broadscale will promptly return any shares delivered by holders of Broadscale Class A Common Stock. If Broadscale would be left with less than $5,000,001 of net tangible assets as a result of the holders of shares of Broadscale Class A Common Stock properly demanding redemption of their shares for cash, Broadscale will not be able to consummate the Merger. Additionally, Voltus will not be required to consummate the Merger if the Minimum Cash Condition is not met.

If a holder of shares of Broadscale Class A Common Stock exercises his, her or its redemption rights, then he, she or it will be exchanging its shares of Broadscale Class A Common Stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares if you vote for or against or abstain from voting on the Business Combination Proposal and properly demand redemption no later than the close of the vote on the Business Combination Proposal by delivering your stock certificate (either physically or electronically) to Broadscale’s transfer agent prior to the vote at the Broadscale Special Meeting, and the Merger is consummated.

Appraisal Rights

There are no appraisal rights available to Broadscale Stockholders in connection with the Merger.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Broadscale has engaged Okapi Partners to assist in the solicitation of proxies.

If a Broadscale Stockholder grants a proxy, it may still vote in person if it revokes its proxy before the Broadscale Special Meeting. A Broadscale Stockholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Broadscale Special Meeting — Revoking Your Proxy.”

Interests of Broadscale’s Directors and Executive Officers in the Merger

When you consider the recommendation of the Broadscale Board in favor of approval of the Transaction Proposals in this proxy statement/prospectus, you should keep in mind that the Sponsor and Broadscale’s directors and executive officers have interests in the Merger that may be different from, or in addition to (and which may conflict with), those of the Broadscale Stockholders generally. The Broadscale Board was aware of and considered these interests, among other matters, in approving the terms of the Merger and in recommending to the Broadscale Stockholders that they vote to approve the Merger. See the section entitled “Proposal No. 1: The Business Combination Proposal — Interests of Broadscale’s Directors and Executive Officers in the Merger” for a discussion of these considerations.

Interests of Voltus’s Directors and Executive Officers in the Merger

When you consider the recommendation of the Broadscale Board in favor of approval of the Transaction Proposals in this proxy statement/prospectus, you should keep in mind that certain of Voltus’s executive officers and directors have interests in the Merger that may be different from, or in addition to (and which may conflict with), the interests of the Voltus Equityholders generally. Rajesh Atluru, a member of the Voltus Board and investor in the Sponsor, recused himself from discussions of the Voltus Board about the Merger and voting as a director on matters related to the Merger. The Broadscale Board was aware of and considered these interests, among other matters, in approving the terms of the Merger and in recommending to the Broadscale Stockholders that they vote to approve the Merger. See the section entitled “Proposal No. 1: The Business Combination Proposal — Interests of Voltus’s Directors and Executive Officers in the Merger” for a discussion of these considerations.

Recommendation of the Broadscale Board

The Broadscale Board has unanimously determined that the Business Combination Proposal is in the best interests of Broadscale and Broadscale Stockholders, has unanimously approved the Business Combination Proposal, and unanimously recommends that Broadscale Stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the proposals under the Advisory Amendment Proposal, “FOR” the Director Election Proposal, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Broadscale Special Meeting.

Sources and Uses of Funds

The following table summarizes the estimated sources and uses for funding the Merger assuming (i) that none of Broadscale’s outstanding shares of Broadscale Class A Common Stock are redeemed in connection with the Merger and (ii) that 24,500,315 shares of outstanding Broadscale Class A Common Stock are redeemed for an aggregate payment of approximately $245.0 million (based on the estimated per share redemption price of approximately $10.00 per share) from the Trust Account, which is the estimated maximum number of redemptions that could occur without a failure to satisfy the Minimum Cash Condition.

(in millions)	Assuming No Redemption	Assuming Maximum Redemption
Sources:
Proceeds from Trust Account	$345.0	$345.0
PIPE Investment	100.0	100.0
Total Sources	$445.0	$445.0

Uses:
Redemptions by Broadscale Public Stockholders	$—	$245.0
Cash to balance sheet	399.6	154.6
Estimated fees and expenses(1)	45.4	45.4
Total Uses	$445.0	$445.0

____________

(1)      Reflects the payment of (i) estimated transaction costs of $33.3 million incurred by Broadscale and Voltus related to the Merger and the PIPE Investment, of which $31.8 million is a use of cash and (ii) deferred underwriters’ fees of $12.1 million incurred in connection with the Broadscale Initial Public Offering and which became payable in connection with the closing of the Merger.

Listing

The Broadscale Units, Broadscale Class A Common Stock and Broadscale Public Warrants are currently listed on Nasdaq under the symbols “SCLEU,” “SCLE” and “SCLEW,” respectively. Following the Merger, New Voltus Common Stock (including Broadscale Class A Common Stock issuable in the Merger) and New Voltus Warrants will be listed on Nasdaq under the symbols “VLTS” and “VLTSW.” New Voltus will not have units traded following the closing of the merger.

Expected Accounting Treatment of the Merger

The Merger is expected to be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, Broadscale is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Merger will be treated as the equivalent of Voltus issuing stock for the net assets of Broadscale, accompanied by a recapitalization. The net assets of Broadscale will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of Voltus.

U.S. Federal Income Tax Considerations of the Exercise of Redemption Rights

For a discussion summarizing U.S. federal income tax considerations of the exercise of redemption rights, please see “U.S. Federal Income Tax Considerations For Holders Of Broadscale Class A Common Stock.”

Comparison of Corporate Governance and Stockholders’ Rights

Following the consummation of the Merger, the rights of Broadscale Common Stock who become holders of New Voltus Common Stock in the Merger will no longer be governed by Existing Organizational Documents and instead will be governed by the Proposed Organizational Documents. See “Comparison of Corporate Governance and Stockholders’ Rights” for more information.

Summary of Risk Factors

In addition to the other information contained in this proxy statement/prospectus, the following risks have the potential to impact the business and operations of New Voltus and Voltus. An investment in our securities involves a high degree of risk. You should consider carefully all of the risks described in this proxy statement/prospectus, together with the other information contained in this proxy statement/prospectus. These risk factors are not exhaustive and all investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of New Voltus, Voltus and the Merger. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe are immaterial could have a material adverse effect on our business, financial condition, results of operations and future growth prospects. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. Such risks include, but are not limited to, the following (See “Risk Factors”). Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us,” or “our” refer to the business of Voltus and its subsidiaries prior to the consummation of the Merger, and New Voltus and its subsidiaries, including Voltus, following the consummation of the Merger.

•        We operate in highly complex and competitive markets; if we are unable to compete successfully, we could lose market share and revenues.

•        If we fail to obtain favorable prices in the wholesale electricity markets and other DER programs in which we currently participate or choose to participate in the future, our revenues, gross profits and profit margins will be negatively impacted.

•        Our business operates in highly regulated and complex markets, is subject to regulation and may become subject to modified or new regulation, which may increase our costs and negatively impact our ability to sell and market our DER solutions and could negatively affect our business and results of operations.

•        The operation of our businesses relies on information technology systems and third party service and data providers. Failure of information technology systems or by third-party service or data providers could have a material adverse impact on our business, operations, financial condition and cash flows.

•        We have identified material weaknesses in our internal control over financial reporting. If Voltus is unable to remediate the material weakness, or if Voltus identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, this may result in material misstatements or restatements of Voltus’s consolidated financial statements or cause Voltus to fail to meet its periodic reporting obligations.

•        The estimates and assumptions on which our financial projections are based may prove to be inaccurate, which may cause our actual results to materially differ from such projections, and which may adversely affect our future profitability, cash flows and the market price of New Voltus Common Stock.

•        New Voltus will qualify as an “emerging growth company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make New Voltus’s securities less attractive to investors and may make it more difficult to compare New Voltus’s performance to the performance of other public companies.

•        The consummation of the Merger is subject to a number of conditions and if those conditions are not satisfied or waived, the Merger Agreement may be terminated in accordance with its terms and the Merger may not be completed.

•        Since the Sponsor and Broadscale’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of Broadscale Stockholders, a conflict of interest may have existed in determining whether the Merger with Voltus is appropriate as our initial business combination. Such interests include that Sponsor will lose its entire investment in us if our business combination is not completed.

•        If third parties bring claims against Broadscale, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share (which was the offering price per Broadscale Unit in the Broadscale Initial Public Offering).

•        If the Merger is consummated, Broadscale Stockholders will experience dilution.

•        Any future sales or offerings of New Voltus Common Stock may cause substantial dilution to stockholders and could cause the price of its common stock to decline.

•        Anti-takeover provisions in New Voltus’s organizational documents could delay or prevent a change of control.

•        The market price of New Voltus Common Stock may be volatile and fluctuate substantially, which could cause the value of your investment to decline.

•        The Broadscale Public Stockholders will experience immediate dilution as a consequence of the issuance of New Voltus Common Stock as consideration in the Merger and the PIPE Investment and due to future issuances pursuant to the 2022 Incentive Plan. Having a minority share position may reduce the influence that the existing Broadscale Stockholders have on the management of New Voltus.

Emerging Growth Company

Broadscale is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, Broadscale is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Broadscale intends to take advantage of the benefits of this extended transition period.

Broadscale will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Broadscale Initial Public Offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Regulatory Approvals Required for the Merger

Broadscale and Voltus filed Notification and Report Forms with the Antitrust Division of the Department of Justice (the “Antitrust Division”) on December 14, 2021. The applicable waiting period under the HSR Act expired on January 13, 2022.

Notwithstanding the expiration of the applicable waiting period under the HSR Act, there can be no assurance that a challenge to the transactions on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.

None of Broadscale or Voltus are aware of any material regulatory approvals or actions that are required for completion of the Merger other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

For additional information, see “Proposal No. 1: The Business Combination Proposal — The Merger Agreement — Regulatory Matters.”

Market Price and Dividend Information

Broadscale

The Broadscale Units, Broadscale Class A Common Stock and Broadscale Public Warrants are currently listed on Nasdaq under the symbols “SCLEU,” “SCLE” and “SCLEW” respectively.

The closing price of the Broadscale Units, Broadscale Class A Common Stock and Broadscale Public Warrants on November 30, 2021 the last trading day before announcement of the execution of the Merger Agreement, was $10.02, $9.79 and $1.05, respectively. As of the Broadscale Record Date, the most recent closing price of the Broadscale Units, Broadscale Class A Common Stock and Broadscale Public Warrants was $            , $            and $            , respectively.

Holders of the Broadscale Units, Broadscale Class A Common Stock and Broadscale Public Warrants should obtain current market quotations for their securities. The market price of the Broadscale Securities could vary at any time before the Merger.

Holders

As of the date of this proxy statement/prospectus there was one holder of record of the Broadscale Units, one holder of record of the separately traded Broadscale Class A Common Stock and one holder of record of the separately traded Broadscale Public Warrants.

Dividend Policy

Broadscale has not paid any cash dividends on Broadscale Common Stock to date and does not intend to pay cash dividends prior to the consummation of the Merger. The payment of cash dividends in the future will be dependent upon New Voltus’s revenues and earnings, if any, capital requirements and general financial condition subsequent to consummation of the Merger as well as contractual restrictions in the instruments governing any indebtedness. The payment of any cash dividends subsequent to the Merger will be within the discretion of the New Voltus Board at such time.

Voltus

Historical market price information for Voltus Capital Stock is not provided because there is no public market for any Voltus Capital Stock. For information regarding Voltus’s liquidity and capital resources, see “Voltus’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

RISK FACTORS

In addition to the other information contained in this proxy statement/prospectus, the following risks have the potential to impact the business and operations of Voltus, as well as the Merger and Broadscale. These risk factors are not exhaustive and all investors are encouraged to perform their own investigation with respect to the business, financial condition and prospects of Voltus, the Merger and Broadscale. The occurrence of any of the following risks or additional risks and uncertainties not presently known to us or that we currently believe are immaterial could have a material adverse effect on our business, financial condition, results of operations and future growth prospects.

Risks Related to Voltus

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us,” or “our” refer to the business of Voltus and its subsidiaries prior to the consummation of the Merger, and New Voltus and its subsidiaries, including Voltus, following the consummation of the Merger.

General Business and Industry-Related Risks

We operate in highly complex and competitive markets; if we are unable to compete successfully, we could lose market share and revenues.

Voltus connects DERs to electricity markets, helping to facilitate and expedite the clean energy transition by delivering less expensive, more reliable, and more sustainable electricity, while also generating cash for its Energy Consumers and DER Partners.

The wholesale electricity markets in which we provide our DER solutions are highly complex and fragmented. In addition, we face strong competition from other electric grid service providers and climate technology companies, both larger and smaller than we are. We also compete against traditional supply-side resources such as natural gas-fired peaking power plants. In addition, utilities and competitive electricity suppliers offer their own electric grid services, which could decrease our base of potential customers and revenues and have a material adverse effect on our results of operations and financial condition.

Our competitors could focus their substantial financial resources to develop a competing business model or develop products or services that are more attractive to potential customers, Energy Consumers and DER Partners than what we offer. Our competitors may also offer services and products at prices below cost or even for free in order to improve their competitive positions. Any of these competitive factors, and others, could make it more difficult for us to attract and retain customers, Energy Consumers and DER Partners, cause us to lower our prices in order to compete, and reduce our market share and revenues, any of which could have a material adverse effect on our financial condition and results of operations. In addition, we may also face competition based on technological developments that reduce peak demand for electricity, increase power supplies through existing or new infrastructure or that otherwise compete with our DER solutions.

The ability to successfully effect the Merger and New Voltus’s ability to successfully operate the business thereafter will be largely dependent upon the efforts of certain of our key personnel. Additionally, if we lose key personnel upon whom we are dependent, or if we fail to attract and retain qualified personnel, we may not be able to manage our operations and meet our strategic objectives.

Our ability to successfully consummate the Merger and our ability to successfully operate as a public company thereafter depend upon the continued availability, contributions, vision, skills, experience and effort of our senior management, sales and marketing, product, energy markets, technology, finance, and operations teams. We have entered into employment agreements with each member of our senior management team, but none of these agreements guarantee the services of the individual for a specified period of time. All of the employment arrangements with our key personnel, including the members of our senior management team, provide that employment is at-will and may be terminated by the employee at any time and with limited or no notice. The loss of the services of any of our key personnel might impede our operations or the achievement of our strategic and financial objectives. We rely on our product and technology teams to research, design and develop new and enhanced DER solutions. We rely on our energy markets team to maximize the enrollment and performance of our portfolio of megawatts in each of the wholesale electricity markets in which we participate. We rely on our operations team to install, test, deliver and manage our DER solutions. We rely on our sales and marketing teams to sell and market our DER solutions, build our brand and promote our company. Given current demand for highly skilled sales and marketing and other professionals, our competitors often try and solicit our employees to come work for them by offering those employees above market compensation packages, which is sometimes successful. Additionally, the loss or interruption of the service of members of our senior management, sales and marketing, product, energy markets, technology, finance or operations teams, or our inability to attract or retain other qualified personnel or advisors could have a material adverse effect on our business, financial condition and results of operations and could significantly reduce our ability to manage our operations and implement our strategy.

If we fail to manage our growth effectively, including failing to attract and integrate qualified personnel, we may not be able to develop, produce, market and sell our DER solutions successfully.

Any failure to manage our growth effectively could materially and adversely affect our business, financial condition and operating results. We intend to expand our operations significantly and we expect our future expansion to include, among other things:

•        hiring and training new personnel, including expansion of our salesforce;

•        capturing new DER Partners;

•        conducting market research and analysis;

•        expanding the adoption of new products;

•        accelerating penetration of global, blue-chip Energy Consumers;

•        controlling expenses and investments in anticipation of expanded operations;

•        strategic acquisitions of complementary businesses or technologies to grow our business;

•        breaking down existing regulatory barriers in current and new markets;

•        implementing and enhancing administrative infrastructure, systems and processes; and

•        localizing our DER technology platform in international markets.

Our success depends, in part, on our continuing ability to identify, hire, attract, train and develop other highly qualified personnel. Experienced and highly skilled employees are in high demand and competition for these employees can be intense. Our ability to hire, attract and retain them will depend in part on our ability to provide competitive compensation packages and a high-quality work environment. We may not be able to attract, integrate, train, motivate or retain additional highly qualified personnel, and our failure to do so could adversely affect our business, financial condition and operating results.

An increased rate of contract terminations by our existing Energy Consumers, their failure to renew contracts when they expire, their failure to make the appropriate levels of capacity or energy available when called upon, the failure of our Energy Consumers associated with the cryptocurrency industry and our failure to attract new Energy Consumers could negatively impact our ability to achieve our commitments and cause us to make refund payments to, or incur penalties imposed by, our electric grid operator and utility customers.

Our ability to meet our DER commitments in wholesale electricity markets and under our utility contracts depends on the amount of our megawatt (“MW”) obligations and our ability to manage the Energy Consumers who enter into contracts with us, directly or indirectly, to reduce electricity consumption on demand. If we are unsuccessful in limiting our Energy Consumers’ terminations, if our existing Energy Consumers do not renew their contracts as they expire or if we fail to attract new Energy Consumers, we may be unable to acquire a sufficient amount of MW to achieve our commitments or we may incur significant costs to replace MW in the DER programs in which we participate, which could cause our revenues to decrease and our cost of revenues to increase.

Further, we engage with a meaningful number of Energy Consumers associated with the cryptocurrency industry, primarily in the bitcoin mining space. Cryptocurrency markets and related stocks have been, and are expected to continue to be, volatile and may be influenced by a wide variety of factors, including speculative activity. This volatility, as well as changes in the regulatory framework applicable to crypto-related businesses, may materially impact us if the demand for our cryptocurrency Energy Consumers’ offerings decreases such that their demand for our DER Solutions also decreases. Additionally, if certain of these Energy Consumers file for bankruptcy or otherwise fail, we will no longer have their MW in our portfolio, which in turn could negatively impact our ability to achieve our commitments and cause us to make substantial refund payments to, or incur significant penalties imposed by, our electric grid operator and utility customers.

In addition, certain DER programs in which we currently participate, or choose to participate in the future, may have rigorous requirements, making it difficult for our Energy Consumers and DER Partners to perform when called upon by us. In the event that our Energy Consumers and DER Partners are unable to perform or perform at levels below that which they agreed to perform, we may be unable to achieve our commitments and revenues may be subject to refunds or adjustments, which could have a material adverse effect on our results of operations and financial condition.

Additionally, if our Energy Consumers and DER Partners are frequently called upon to reduce electricity consumption, they may reach a point where they are unable or are unwilling to do so, which could cause our revenues to decrease and cause us to incur financial penalties from our grid operator and utility customers.

If we fail to obtain favorable prices in the wholesale electricity markets and other DER programs in which we currently participate or choose to participate in the future, our revenues, gross profits and profit margins will be negatively impacted.

In wholesale electricity markets, electric grid operators generally seek bids from companies such as ours to provide DER commitments based on prices offered in competitive bidding. These prices may be subject to volatility due to certain market conditions or other events; and as a result, the prices offered to us for our DER solutions may be significantly lower than historical prices. To the extent we are subject to price reductions in certain of the markets in which we currently participate or choose to participate in the future, our revenues, gross profits and profit margins could be negatively impacted. In addition, we may alter our participation in both new markets and in markets in which we currently offer our DER solutions, including by determining not to participate in certain wholesale electricity market programs. We also may be subject to reduced energy prices or be unable to participate in certain wholesale electricity market programs for a period of time to the extent that our bidding strategy fails to produce favorable results. In addition, adverse changes in the general economic and market conditions in the regions in which we provide our DER solutions may result in a reduced demand for electricity, resulting in lower prices for energy, both demand-side and supply-side, which could materially and adversely affect our results of operations and financial condition. Lower wholesale electricity prices will affect Voltus’s ability to attract and secure Energy Consumers and DER Partners as they may be less inclined to participate in Voltus’s programs.

For some of our DER solutions, we make MW capacity commitments to grid operators and utilities months and in some cases years in advance of our obligation to deliver. If the actual amount of MW capacity that we make available is less than required according to these commitments, our future commitments could be reduced and we could be required to make refunds or pay penalty fees, which could negatively impact our results of operations and financial condition.

One of our primary product offerings is to provide capacity as a grid service to our electric grid operator and utility customers under terms established in wholesale electricity market programs where capacity is purchased, as well as under utility contracts. In these programs, utilities and electric grid operators make periodic payments to us based on the amount of DER capacity that we are obligated to make available to them during the contract or delivery period. We refer to these payments as capacity payments, and our committed capacity volume is established through market bidding or auction offer processes.

We refer to the total MWs of capacity ultimately registered and participating in these programs during the contract or delivery period as our enrolled capacity. Should we fail to enroll significant numbers of MWs from Energy Consumers and DER Partners, we would fail to realize the full potential of our committed capacity revenue, and in certain cases be subject to deficiency penalties. We have in the past, and may in the future be, assessed deficiency penalties by our electric grid operator and utility customers. In addition, there are administrative requirements in some programs, which if not complied with can result in refunds or adjustments and do not relate directly to actual performance. Any such refund payable by us could reduce our deferred revenues or previously recognized revenues.

The success of our business depends in part on our ability to develop new product offerings and services, increase the functionality of our current products and expand our products and services into new markets. If we fail to take these steps, then we may be unable to successfully implement our growth strategies.

The market for our DER solutions is characterized by rapid technological changes and enhancements, frequent new software introductions, uncertain product life cycles, changes in customer demands and evolving industry standards and regulations. We may not be able to successfully develop and market new product offerings that comply with present or emerging industry regulations and technology standards. Also, any new or modified regulation or technology standard could increase our cost of doing business.

As part of our strategy to enhance our DER solutions and grow our business, we plan to continue to make substantial investments in the research and development of new technologies. Our future success will depend in part on our ability to continue to design and sell new, competitive offerings and enhance our existing DER solutions. Initiatives to develop new DER solutions will require continued investment, and we may experience unforeseen problems in the performance of our technologies and operational processes, including new technologies and operational processes that we develop and deploy, to implement our DER solutions. In addition, our DER technology platform is complex and can be expensive to develop, and new software and software enhancements can require long development and testing periods. If we are unable to develop new offerings or enhancements to our existing DER solutions on a timely basis, or if the market does not accept our new or enhanced DER solutions, we will lose opportunities to realize revenues and obtain customers, and our business and results of operations will be adversely affected. For example, each of the six electric grid operators regulated by the Federal Energy Regulatory Commission (“FERC”) is now required to file its compliance plan to meet FERC’s Order 2222 regarding DER participation in wholesale electricity markets. Should any of these grid operators limit the role of third-party managed DERs, require a rework of market integrations done to date, impose unwarranted procedures and practices, or should they otherwise require extensive further investment of time and resources to comply with market rules for our existing portfolio of resources, it would require us to divert significant technology and resource investments from other new product offerings to comply with these new market requirements. Under FERC Orders No. 719 and 719-A, a relevant electric retail regulatory authority” (“RERRA”, i.e. the entity that establishes the retail electric prices and any retail competition policies for customers, such as the city council for a municipal utility, the governing board of a cooperative utility, or the state public utility commission), may “opt-out” from allowing retail customers to participate directly in wholesale RTO/ISO markets through aggregations of demand response resources (“DRRs”). Currently, approximately 13 states (almost all of which are in MISO) have opted out, thus DRRs largely cannot participate in MISO under Orders 719 and 719-A. Neither the Electric Reliability Council of Texas (“ERCOT”) nor the Canadian electric markets in which we operate as a market participant have such an opt-out provision for DRRs. FERC currently has under consideration eliminating the ability of a RERRA to opt-out customers in its state. If FERC eliminates the opt-out, Voltus will be able to expand its markets into those states where the opt-out is now exercised by a RERRA. If FERC does not choose to eliminate the opt-out, Voltus will continue to be restricted from aggregating Energy Consumers and DER Partners for wholesale market participation in those states that have an opt-out in place.

If FERC fails to eliminate the ability of a RERRA to opt out and thus not permit retail customers to participate in wholesale RTO/ISO markets through aggregations of DRRs, that would minimize the number of additional markets in which we could participate.

A significant portion of our revenues are generated from arrangements with a small number of grid operator and utility customers, the postponement, modification or termination of which could significantly reduce our revenues.

Our revenues historically have been generated from a small number of grid operator and utility customers. In 2021 and 2020, our top ten customers accounted for approximately 83% and 79% of our consolidated revenues, respectively. As of March 31, 2022 and 2021, our top ten customers accounted for approximately 90% and 82% of our consolidated revenues, respectively. In 2021 and 2020, one customer and two customers, respectively, accounted for more than 10% of our revenues. For the three-month period ended March 31, 2022, three customers accounted for more than 10% of our revenues before a transaction price adjustment of $6.5 million due to a non-performance payment under a certain bilateral contract. If electric grid operators implement unfavorable program rules or regulations applicable to the markets where we operate or intend to operate are onerous, it may impact our ability to participate in that program or market to a large extent or at all. Similarly, if these grid operators were to unexpectedly disqualify one or more of our resources or change the way in which they interpret their own rules, we would be adversely impacted.

Further, we face additional risks in certain programs where we have a limited number of Energy Consumers because it precludes us from having a diverse portfolio of MWs such that the successful performance of certain Energy Consumers can offset or mitigate the underperformance or non-performance of certain other Energy Consumers. Therefore, if our Energy Consumers in a particular program where we have very few Energy Consumers fail to perform it could have a significant effect on our results of operations and financial condition. Moreover, if there are a limited number of requests for energy curtailment (a “dispatch”) or only one dispatch in a certain program period and we underperform or fail to perform, we will lose the ability to mitigate that failure by overperforming in subsequent dispatches, which could result in a loss of all or substantially all revenues for that program during the entire program period.

If we fail to achieve our commitments under certain contracts to which we are currently a party or choose to become a party in the future, it could adversely affect our results of operations and financial condition.

From time to time, we enter into contracts with utilities and other companies in the energy industry, which we refer to as bilateral contracts, to either buy or sell a certain number of MW at a predetermined price or price structure over a specified period of time in order to offset the risk of exposing a portion of our MW portfolio to wholesale electricity market clearing prices. We are required to register the number of MW committed under a sell-side bilateral contract in advance of the program season in the applicable wholesale electricity market where we operate. If we fail to deliver all or part of the committed MW under these bilateral contracts, we could be liable for a non-performance payment, which is most frequently determined using applicable market rates for the relevant delivery period, which rates are often unknown at the time the bilateral contracts are executed. In February 2022, we failed to meet our obligations under a certain bilateral contract in large part due to certain market rule changes that were implemented by one of our grid operator customers after we entered into this bilateral contract. As a result, we owed approximately $6.5 million to the counterparty of this bilateral contract for our failure to deliver as of March 31, 2022 based on the market rates for the relevant delivery period. We do not currently expect the $6.5 million non-performance payment incurred during the three-months ended March 31, 2022 to recur, as any future shortfall under this bilateral contract, should it occur, would likely be offset by MWs we could purchase from third parties. We intend to continue to enter into bilateral contracts for the foreseeable future, and we could incur substantial additional costs in the event we fail to deliver all or part of the committed MW thereunder, which could adversely affect our results of operations and financial condition.

In addition, if the market clearing price applicable to a MW that we have committed to deliver under a bilateral contract is higher than the price per MW we receive under the bilateral contract, and in the unlikely event we have not successfully fixed our Energy Consumer and DER Partner payments associated with these applicable MW to a set price, we may be obligated to pay our Energy Consumers and DER Partners an amount in excess of what we actually receive, which could materially and adversely affect our results of operations and financial condition.

Although our sales cycles tend to be relatively short, if those were to lengthen in time and/or become unpredictable, then managing our sales cycles will require significant employee time and financial resources with no assurances that it will realize revenues.

Although our sales cycles with Energy Consumers tend to be relatively short, if those sales cycles were to lengthen or become unpredictable, our revenues could be negatively impacted. In addition, utilities that are our potential customers generally have extended budgeting, procurement and approval processes. They also tend to be risk averse and to follow industry trends rather than be the first to purchase new products or services, which can extend the lead time for, or prevent acceptance of, new products or services. Further, our potential DER Partners, with whom our goal is to increase penetration in order to grow our revenues, may take longer to reach a decision to collaborate with us for our DER solutions. This extended sales process requires the dedication of significant time by our personnel and our use of significant financial resources, with no certainty of success or recovery of our related expenses. Additionally, if Energy Consumers, grid operator and utility customers, and DER Partners do not see the planned growth in our industry, then we will not be able to capture them in our sales cycle as quickly.

Pressure on the prices in DER programs and other programs in which we currently participate or chose to participate in the future, or on the percentage or fixed amount paid to Energy Consumers for making capacity available or curtailing consumption, could adversely affect our results of operations and financial condition.

Decreases in the price for our DER solutions in the programs and markets in which we operate could result in a loss of electric grid operator or utility customers or a decrease in the growth of our business, or it may require us to lower our prices to remain competitive, which could result in reduced revenues and lower profit margins and adversely affect our results of operations and financial condition. Additionally, increases in the percentage or fixed amount paid to Energy Consumers by our competitors could result in a loss of Energy Consumers or a decrease in the growth of our business. It could also require us to increase the percentage or fixed amount we pay to our Energy Consumers to remain competitive, which would result in increases in the cost of revenues and lower profit margins and could adversely affect our results of operations and financial condition. Further, an increase in the percentage or fixed amount we pay to our DER Partners to remain competitive could cause additional erosion to our profit margins. Additionally, if pricing declines in the operating reserves market it could adversely affect our results of operations and financial condition.

If DER technologies are not suitable for widespread adoption or sufficient demand for our DER solutions does not develop or takes longer to develop than we anticipate, our sales may decline and we may be unable to achieve or sustain profitability.

The market for DER technologies is emerging and rapidly evolving, and its future success is uncertain. If DER technologies prove unsuitable for widespread commercial deployment or if demand for our DER solutions fails to develop sufficiently, we would be unable to achieve sales and market share. For example, if the electric vehicle and energy storage markets do not develop as we currently expect, our growth forecasts may not be achieved.

Many factors may influence the widespread adoption of DER technologies and demand for our DER solutions, including, but not limited to, the regulatory and political climate, the cost-effectiveness of DER technologies as compared with conventional and competitive technologies, the performance and reliability of DER products as compared with conventional products, fluctuations in economic and market conditions that impact the viability of conventional and competitive alternative energy sources, increases or decreases in the prices of oil, coal and natural gas, continued deregulation of the electric power industry and broader energy industry, and the availability or effectiveness of government subsidies and incentives. You should consider our prospects in light of the risks and uncertainties emerging companies encounter when introducing new products and services into a relatively nascent industry.

We depend on grid operators and utilities for revenues and as a result, our operating results have experienced, and may continue to experience, significant variability due to volatility in spending by these entities, capacity and energy prices and other factors affecting the grid operators and utilities, such as seasonality of peak demand and overall demand for electricity.

We derive revenues from offering our DER solutions directly or indirectly to the electric power industry. Sales of our DER solutions to electric grid operator and utility customers may be deferred, cancelled or otherwise negatively impacted as a result of many factors, including challenging economic conditions, mergers and acquisitions involving these entities, fluctuations in interest rates, increased electric utility capital spending on traditional supply-side resources, and changing regulations and program rules, which could have a material adverse effect on our results of operations and financial condition.

Our participation in wholesale electricity market programs is particularly susceptible to variability based on changes in spending patterns of grid operators and utilities, and the associated fluctuating market prices for capacity and energy. In addition, peak demand for electricity and other energy constraints tend to be seasonal. Peak demand in the United States tends to be most extreme in warmer months, which may lead some wholesale electricity markets or utilities to yield higher prices for, or contract for the availability of a greater amount of, DER capacity during these warmer months. As a result, our revenues may be seasonal and therefore, we believe that quarter to quarter comparisons of our operating results are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance.

Further, unforeseen climate emergencies and reliability issues, such as significant centralized power plant outages or frozen equipment, such as the event in Texas in 2021 with Winter Storm Uri, can lead utilities and electric grid operators to implement more frequent or longer than expected calls for our DER solutions to respond to these events. If our resources perform very well in these extreme circumstances, this can generate significantly more revenue than expected, and similarly if our resources fail to perform in these extreme circumstances, we can be exposed to significant market penalties. We cannot be sure that such calls will occur or that we will be in a position to generate revenues when they do occur. This could result in significant variability in our revenues on both an annual and a quarterly basis as a result of these and other factors, which could negatively impact our business and make it difficult for us to accurately forecast our future sales.

In addition, we rely on the electric utilities that serve our Energy Consumers for certain data and equipment that is often necessary for us to best achieve success in the markets and programs in which we operate or may choose to operate in the future. For example, there are and will continue to be instances where we require KYZ pulses from utilities as the fastest path to gain access to the energy usage data we meter from Energy Consumers. In addition, we sometimes need these utilities to provide us with data regarding Energy Consumers’ usage in order for us to properly settle payments we owe to those Energy Consumers. If these utilities are delayed in providing us with necessary equipment or data, or don’t provide such equipment or data at all, it will negatively impact our ability to perform successfully in certain markets and programs.

We may require significant additional capital to pursue our growth strategy, but we may not be able to obtain additional financing on acceptable terms or at all.

The growth of our business will depend on substantial amounts of additional capital for marketing and product development of our DER solutions, and posting financial assurances in order to enter into wholesale electricity markets and utility contracts with electric grid operators and utilities. Our capital requirements will depend on many factors, including the rate of our revenue growth, our introduction of new DER solutions, enhancements to our existing DER solutions, and our expansion of sales and marketing and product development activities. In addition, we may consider strategic acquisitions of complementary businesses or technologies to grow our business, which could require significant capital and could increase our capital expenditures related to the future operation of acquired businesses or technologies.

Given market volatility, it can be challenging for early stage companies to raise capital. The amount of capital that a company such as ours is able to raise often depends on variables that are beyond our control. As a result, we may not be able to secure financing on terms attractive to us, or at all. If we are able to consummate a financing arrangement, the amount raised may not be sufficient to meet our future needs. If adequate funds are not available on acceptable terms, or at all, our business, including our results of operations, will be materially adversely affected.

Our ability to provide letters of credit or cash deposits could be limited and could negatively affect our ability to bid on or enter into significant commitments for our DER solutions.

We are occasionally required to provide letters of credit or cash collateral to secure our performance in wholesale electricity market programs or under utility contracts. Our ability to obtain such security primarily depends upon our capitalization, working capital, past performance, management expertise and reputation and external factors beyond our control, including the overall capacity of the collateral market. Lenders consider those factors in relation to the amount of our tangible net worth and other underwriting standards that may change from time to time. Events that affect lending markets generally may result in collateral becoming more difficult to obtain in the future, or being available only at a significantly greater cost. As of December 31, 2021 and March 31, 2022, we had approximately $11.7 million and $10.3 million of letters of credit and cash collateral outstanding, respectively. If we enter into significant commitments for our DER solutions or increase our offering in certain wholesale electricity markets and either of which require the issuance of letters of credit, our liquidity could be negatively impacted. Our inability to obtain adequate letters of credit and, as a result, to bid or enter into significant commitments for our DER solutions, could have a material adverse effect on our future revenues and business prospects.

Our operations may be adversely affected by COVID-19, and we face disruption risks from COVID-19 that could impact our business, including supply chain risks that could result in insufficient inventory and negatively impact our business. The extent to which the COVID-19 pandemic and resulting deterioration of worldwide economic conditions adversely impact our business, financial condition, and operating results will depend on future developments, which are difficult to predict.

In December 2019, COVID-19 surfaced in Wuhan, China. The World Health Organization declared a global emergency on January 30, 2020 with respect to the outbreak, and thereafter virtually all countries in North America, Europe and Asia initiated travel restrictions, closed borders and instituted social distancing directives, including instructions requiring “shelter-in-place.” In addition to these general travel restrictions, some locales have and may continue to impose quarantines and further restrict travel, which may significantly impact the ability of our employees to visit our customers, prospective customers, Energy Consumers, suppliers and DER Partners in person, which could delay the sales conversion cycle. Our business may be adversely affected by the risks of COVID-19 and any associated increased costs, supply chain delays, installation delays and repair delays.

The COVID-19 outbreak has also resulted in the extended shutdown of certain businesses in the U.S., Europe and Asia, which has resulted in disruptions or delays to our supply chain and either has resulted in or may result in significant disruptions to any of the entities with whom we do business. Any disruption in these businesses will likely impact our sales and operating results.

Business disruptions elsewhere in the world caused by COVID-19 and related governmental responses could also negatively affect the sources and availability of components and materials that are sourced outside the U.S. and that are essential to the operation of our business. For example, we globally source certain components in order to produce our Voltlets (as defined below) and for certain other equipment used to provide our DER solutions. If global supply chain issues persist and we are unable to source these components on a timely basis or at all, our ability to provide our DER solutions will be negatively impacted and our financial condition may deteriorate accordingly. To date COVID-19 has had a limited adverse impact on our operations, supply chains and DER solutions but that may change in the future.

The ongoing impact of the COVID-19 outbreak is highly uncertain and cannot be predicted and there is no assurance that it will not have a material adverse impact on our business, financial condition and results of operations. The extent of the impact will depend on future developments, including actions taken to contain COVID-19 and if these impacts persist. A sustained or prolonged COVID-19 pandemic or a resurgence, such as the new Omicron variant, could exacerbate the factors described above and impact our business, financial condition and results of operations.

We may not be able to maintain quality customer care during periods of growth or in connection with the addition of new and complex products or services, which could adversely affect our ability to acquire and retain grid operator and utility customers, Energy Consumers and DER Partners.

As we experience significant, rapid growth and add new and complex products and services, or we undergo product issues with corrective actions, we will face challenges in increasing and training our employees, including our customer care staff. If we are unable to hire, train and retain sufficient personnel to provide adequate customer care in a timely manner, we may experience dissatisfaction and increased terminations from our Energy Consumers, which could negatively impact our business, financial condition and results of operations.

If we are unable to expand the distribution of our products and services through strategic alliances, we may not be able to grow our business.

Part of our ability to grow our business depends on our success in continuing to increase the number of customers we serve through a variety of strategic marketing alliances or partnerships with large multinational companies and other DER technology companies. Revenues from DER Partners have not historically accounted for a significant portion of our total revenues, although in order for us to meet our growth expectations we intend to increase our revenues associated with DER Partners. We may not be able to maintain productive relationships with the companies with which we have strategic alliances, and we may not be able to establish similar relationships with additional DER Partners on a timely and economic basis, if at all.

Events that negatively impact the growth of DERs will have a negative impact on our business and financial condition.

The growth and profitability of our business is dependent upon the future growth of DERs, such as wind, solar and electric vehicles. The growth of DERs and an increase in the number of DER projects are dependent upon a number of factors, including the regulatory and political climate and governmental policies offering incentives that encourage the building of renewable energy projects and offset the cost of alternative energy sources, including new technologies. Any events or change in the regulatory framework or electricity energy market that negatively impact the growth and development of DERs will have a negative impact on our business and financial condition.

The DER industry is an emerging market and our offerings may not receive widespread market acceptance.

The implementation and use of DERs at scale is still relatively nascent, and we cannot be sure that potential grid operator and utility customers, Energy Consumers and DER Partners will accept such solutions broadly, or our DER solutions more specifically. These entities may be unwilling to adopt our offerings over traditional or competing power sources for any number of reasons, including the perception that our technology is unproven, lack of confidence in our business model, and lack of awareness of our related DER solutions. Because this is an emerging industry, broad acceptance of our DER solutions is subject to a high level of uncertainty and risk. If the DER market develops more slowly than we anticipate, for example in the electric vehicle or battery storage markets, our business may be adversely affected.

We must maintain confidence in our long-term business prospects in order to grow our business.

Electric grid operator and utility customers may be less likely to purchase our DER solutions if they are not convinced that our business will succeed or that our services and support and other operations will continue in the long term. Similarly, Energy Consumers, DER Partners, suppliers and other third parties will be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. Accordingly, in order to build and maintain our business, we must maintain confidence among grid operator and utility customers, Energy Consumers, DER Partners, suppliers, analysts, ratings agencies and other parties in our DER solutions, long-term financial viability and business prospects. Maintaining such confidence may be particularly complicated by certain factors including those that are largely outside of our control, such as our limited operating history, unfamiliarity with our DER solutions, delivery and service operations to meet demand, competition, future changes in the evolving DER and wholesale electricity markets or uncertainty regarding sales performance compared with market expectations.

Accordingly, in order to grow our business, we must maintain confidence among our grid operator and utility customers, Energy Consumers, DER Partners, suppliers, financing partners, investors and other parties in our long-term business prospects. This may be particularly complicated by factors such as:

•        our limited operating history at current scale;

•        our historical and anticipated near-term lack of profitability;

•        unfamiliarity with or uncertainty about our DER solutions and the overall perception of the DER markets;

•        prices for electricity in particular markets;

•        competition from alternate sources of energy;

•        unanticipated service issues we may experience in connection with third-party manufactured hardware and our proprietary software;

•        the environmental consciousness and perceived value of environmental programs to entities with whom we do business; and

•        the size of our expansion plans in comparison to our existing capital base and the scope and history of operations.

Several of these factors are largely outside our control, and any negative perceptions about our long-term business prospects would likely adversely affect our business, financial condition and results of operations.

If we are unsuccessful in developing and maintaining our proprietary technology, including our DER platform, VoltApp, our ability to attract and retain grid operator and utility customers, Energy Consumers and DER Partners could be impaired, our competitive position could be adversely affected and our revenue could be reduced.

Our future growth depends on our ability to continue to develop and maintain our proprietary technology that supports our DER solutions, including VoltApp (our DER technology platform). In the event that our current or future products and services require features that we have not developed or licensed, or we lose the benefit of an existing license, we will be required to develop or obtain such technology through purchase, license or other arrangements. If the required technology is not available on commercially reasonable terms, or at all, we may incur additional expenses in an effort to internally develop the required technology. We generally rely on a combination of trade secrets and copyright law, employee and third-party non-disclosure agreements and other protective measures to protect intellectual property rights pertaining to our proprietary technology and DER solutions. There can be no assurance that the steps taken by us to protect any of our proprietary technology will be adequate to prevent misappropriation of these technologies by third parties. If we were unable to maintain our existing proprietary technology, our ability to attract and retain customers could be impaired, our competitive position could be adversely affected and our revenue could be reduced.

Negative attitudes, rule changes and policies toward DER offerings and technologies from the U.S. government, other lawmakers and regulators, and activists could adversely affect our business, financial condition and results of operations.

Parties with an interest in other energy sources, including lawmakers, regulators, policymakers, environmental and advocacy organizations or other activists may invest significant time and money in efforts to delay, repeal or otherwise negatively influence regulations and programs that promote DER solutions. Many of these parties have substantially greater resources and influence than we have. Further, changes in U.S. federal, state or local political, social or economic conditions, including a lack of legislative focus on these programs and regulations, could result in their modification, delayed adoption or repeal. Any failure to adopt, delay in implementing, expiration, repeal or modification of these programs and regulations, or the adoption of any programs or regulations that encourage the use of other energy sources over DER solutions, could adversely affect our business, financial condition and results of operation.

While we have not made any acquisitions to date, should we pursue acquisitions in the future, we would be subject to risks associated with acquisitions.

We may acquire additional assets, products, technologies or businesses that are complementary to our existing business. The process of identifying and consummating acquisitions and the subsequent integration of new assets and businesses into our own business would require attention from management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may not generate the expected financial results. Acquisitions could also result in the use of cash, potentially dilutive issuances of equity securities, the occurrence of goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business.

We face risks related to our expansion into international markets.

As part of our business strategy, we intend to continue to consider the expansion of our addressable market by pursuing opportunities to provide our DER solutions in markets outside of the United States and Canada. Entry into new international markets may require us to respond to new and unanticipated regulatory, marketing, sales and other challenges. These efforts may be time-consuming and costly, and there can be no assurance that we will be successful in responding to these and other challenges we may face as we enter and attempt to expand in international markets. International operations also entail a variety of other risks, including:

•        compliance with numerous legislative, regulatory or market requirements of foreign countries;

•        currency exchange fluctuations;

•        longer payment cycles and greater difficulty in accounts receivable collection;

•        compliance with U.S. laws, such as the U.S. Foreign Corrupt Practices Act (“FCPA”) and local laws prohibiting bribery and corrupt payments to government officials;

•        difficulties in developing, staffing, and simultaneously managing a large number of varying foreign operations as a result of distance, language and cultural differences;

•        laws and business practices that favor local competitors or prohibit foreign ownership of certain businesses;

•        potentially adverse tax consequences;

•        compliance with laws of foreign countries, international organizations, such as the European Commission, treaties, and other international laws;

•        insufficient revenues to offset increased expenses associated with acquisitions;

•        assumption of liabilities and exposure to unforeseen liabilities of acquired companies;

•        the inability to continue to benefit from local subsidies due to change in control; and

•        unfavorable labor regulations.

International operations are also subject to general geopolitical risks, such as political, social and economic instability and changes in diplomatic and trade relations. One or more of these factors could adversely affect any of our international operations and result in lower revenue and/or greater operating expenses than we expect, and could significantly affect our results of operations and financial condition.

Fluctuations in the exchange rates of foreign currencies in which we conduct our business, in relation to the U.S. dollar, could harm our business and prospects.

We currently have operations in the United States and Canada and intend to continue expanding internationally. The expenses of our Canadian operations are denominated in Canadian dollars. In addition, our Canadian sales may be denominated in Canadian dollars. Fluctuations in foreign currency exchange rates could affect our revenues, cost of revenues and profit margins and could result in exchange losses. In addition, currency devaluation can result in a loss if we hold deposits of that currency or maintain receivable balances, including those from our Canadian subsidiary. Historically, we have not hedged foreign currency exposures, but we may in the future hedge foreign currency denominated sales. There is a risk that any hedging activities will not be successful in mitigating our foreign exchange exposure and may adversely impact our financial condition and results of operations.

Risks Related to the Regulatory Environment and Litigation

Unfavorable governmental, court, and regulatory decisions and/or policies, including rule changes made by regulatory agencies such as FERC, changes to the market rules applicable to the wholesale electricity markets in which we currently participate or may participate in the future, and varying regulatory structures in certain electric power markets could negatively affect our business and results of operations.

Unfavorable governmental, court, and regulatory decisions, rule changes, and/or policies that affect the markets where we currently operate or choose to operate in the future could significantly and negatively affect our business. In addition, program or market rules could also be introduced or modified to change the design of, or pricing or risks related to, a particular DER program and/or market, which may adversely affect our participation in that program or market or cause us to cease participation in that program or market altogether. For example, in implementing FERC Order 2222, wholesale markets regulated by FERC could establish rules for metering and telemetry that make the participation of residential-scale devices unfeasible or uneconomic. This would affect our market expansion into the residential sector. Additionally, a DER program in which we currently participate could be eliminated in its entirety and/or replaced with a new program that is less favorable to us, more expensive for us to operate or requires substantial changes to the business to enable continued participation. Any elimination or change in program or market rules or the design of any DER program, including the retroactive application of market rule changes, could have a material adverse effect on our business, results of operations and financial condition. In addition, since our DER solutions are in relatively nascent markets, we have in the past needed, and may in the future need, to seek the amendment of existing regulations or, in some cases, the creation of new regulations, in order to operate our business in some jurisdictions.

Our business operates in highly regulated and complex markets, is subject to regulation and may become subject to modified or new regulation, which may increase our costs and negatively impact our ability to sell and market our DER solutions and could negatively affect our business and results of operations.

While the electric power markets in which we operate are highly regulated and complex, and our participation in these markets is subject to regulation and compliance with the applicable regulatory scheme, most of our business is not directly subject to the full suite of regulation applicable to entities involved in the generation and transmission of electricity.

In the U.S., Voltus is a market participant in six Regional Transmission Organization (“RTOs”) or Independent System Operators (“IOs”), which are principally regulated by FERC: IO New England (“IO-NE”); Midcontinent IO (“MISO”); California IO (“CAISO”); New York IO (“NYISO”); PJM Interconnection (“PJM”); and Southwest Power Pool (“SPP”). In the ERCOT IO, Voltus is a market participant providing demand response services under the Texas Public Utility Regulatory Act (as amended), relevant regulations of the Texas Administrative Code, and various ERCOT market rules (including the Nodal Protocols). The Public Utility Commission of Texas is the principal ERCOT regulator.

In Ontario, Canada, Voltus’s activities as a market participant are regulated by the Electricity Act, 1998, the Ontario Independent Electric System Operator (“IESO”, the grid operator and administrator of wholesale market), and IESO market rules, which govern market participants and their participation in the wholesale electricity market. In Alberta, Voltus’s activities as a market participant are regulated by the Electric Utilities Act, 1998, the Alberta Electric System Operator (“AESO”, the grid operator and administrator of wholesale market), the AESO tariff, and AESO market rules, which govern market participants and their participation in the wholesale electricity market. The market rules authorize and govern demand response participants’ participation in the AESO market.

We may become more extensively regulated by FERC, North American Electric Reliability Corporation (“NERC”), provincial, and state energy regulators in the future, especially to the extent we are deemed to own, operate, or control generation or other resources used to make wholesale or retail sales of electric energy or provide ancillary services that involve a sale of electric energy or capacity for resale, which could have a material adverse effect on our business, results of operations and financial condition.

Federal, state, provincial, local or foreign governmental and quasi-governmental (e.g., electric grid system operators such as RTOs or IOs entities or market participants may seek to change existing regulations, tariffs, and/or or market rules, impose additional regulations or change their application and interpretation of existing regulations, tariffs, or market rules. In addition, state regulators could require retail jurisdictional utilities to withdraw from RTOs/IOs, which could limit the markets available for us to provide DER solutions in certain wholesale electricity markets. Any modified or new regulation applicable to our current or future DER solutions may negatively impact the installation, servicing and marketing of, and costs, risks and prices related to, our DER solutions.

Governmental and regulatory investigations or other administrative proceedings could expose us to significant liabilities and reputational damage that could have a material adverse effect on us.

We may be subject to regulatory investigations or audits from time to time in connection with our participation in certain DER programs and markets. Despite our efforts to manage compliance with any other laws or regulations to which we are subject, we may be found to be in non-compliance with such statutes or regulations and therefore subject to sanctions (including penalties, fines, or other remedies) which could have a material adverse effect on our business, financial condition and results of operations.

Any investigation by FERC or any other governmental or regulatory authorities could result in a material adjustment to our historical financial statements and may have a material adverse effect on our results of operations and financial condition. As part of any regulatory investigation or audit, FERC or any other governmental or regulatory entity may review our performance under our wholesale electricity market programs and utility contracts, cost structures and compliance with applicable laws, regulations and standards. If an investigation or audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, in addition to any negative publicity associated with any such penalties or sanctions, as well as incur legal and related costs, which could have a material adverse effect on our results of operations and financial condition. We are exposed to the risk that we may become the subject of additional regulatory investigations or administrative proceedings in the future. While we cannot predict the outcome of any regulatory investigation or administrative proceeding, any such regulatory investigation or administrative proceeding could result in us incurring material penalties, disgorgement obligations, and/or other costs and have a material adverse effect on our reputation, business, results of operations and financial condition. We are currently under investigation by FERC’s Office of Enforcement (“FERC Enforcement”) regarding our participation in the MISO electric market’s DER programs. The investigation relates to our demand response resource bids made in, and resources offered in, the MISO spinning reserve market and our Load-Modifying Resource capacity offered into MISO from 2017 onward. FERC Enforcement’s investigation is currently in a fact gathering stage, and we are fully cooperating with the investigation. FERC Enforcement has not communicated any preliminary finding of violation by us at this time. While we believe that our participation in MISO’s DER programs during the relevant time period was compliant with applicable law, we cannot predict the outcome of the investigation, which could have a material adverse effect on our reputation, business, results of operations and financial condition.

Changes in legislation, regulation and government policy may impact our business, financial condition and results of operations.

Changes in laws or other regulatory actions regarding the clean energy transition, among other matters related to renewable energy, may significantly impact our business. For example, if there is a change in the U.S. administration and clean energy is de-emphasized, then electric grid operators and utilities may decide not to focus on reduced electricity consumption, and as a result there could be reduced demand for our DER solutions. The likelihood of a change of an administration and any possible de-emphasis on clean energy is unclear. We are currently unable to predict whether such changes will occur and, if so, when the changes might be effective or the ultimate impact on us or our business. To the extent that any such changes have a negative impact on us or our business, these changes may materially and adversely impact our business, financial condition and results of operations.

We are subject to anti-corruption and anti-bribery laws in the jurisdictions in which we operate.

We are subject to anti-corruption and similar laws and regulations including the FCPA, Canada’s Corruption of Foreign Public Officials Act and other anti-corruption laws and regulations in the jurisdictions in which we operate. As we expand our business into other countries, we may become subject to additional anti-corruption laws. These laws generally prohibit us and our officers, directors, employees, and third-parties acting on our behalf, including agents, from corruptly offering, promising, authorizing, or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment and require us to maintain accurate books and records and a system of internal accounting controls.

We maintain policies and procedures designed to comply with applicable anti-corruption laws and regulations. However, we cannot provide assurance that our internal controls and compliance systems will always protect us from liability for acts committed by employees, agents, or business partners of ours (or of businesses we acquire or partner with) that would violate applicable anti-corruption and other related laws. Any such improper actions or allegations of such acts could subject us to significant sanctions, including civil or criminal fines and penalties, disgorgement of profits, injunctions and debarment from government contracts, as well as related stockholder lawsuits and other remedial measures, all of which could adversely affect our reputation, business, financial condition, and results of operations. Investigations of alleged violations can also be disruptive and cause us to incur significant legal and investigatory fees.

We are also subject to the export and re-export control laws of the U.S., including the U.S. Export Administration Regulations. We are also subject to U.S. government contracting laws, rules and regulations, and may be subject to government contracting laws of other countries in which we do business. Current or future litigation or administrative proceedings could have a material adverse effect on our business, reputation, financial condition and results of operations.

We have been, and continue to be, involved in legal proceedings, administrative proceedings, claims and other litigation that arise in the ordinary course of business, including the investigation by FERC regarding our participation in the MISO spinning reserve market and Load-Modifying Resource capacity program. In addition, since our DER solutions are in relatively nascent markets, we have in the past needed, and may in the future need, to seek the amendment of existing regulations or, in some cases, the creation of new regulations or market rules to operate our business in some jurisdictions. Such regulatory processes may require public hearings concerning our business, which could expose us to subsequent litigation or stakeholder processes in RTOs/IOs. Unfavorable outcomes or developments relating to proceedings or processes to which we are a party or transactions involving our products, such as judgments for monetary damages, injunctions or denial or revocation of the ability to operate in certain wholesale or retail electricity markets, could have a material adverse effect on our business, financial condition and results of operations. In addition, settlement of claims could adversely affect our financial condition and results of operations.

Risks Related to Information Technology and Intellectual Property

The operation of our businesses relies on information technology systems and third party service and data providers. Failure of information technology systems or by third-party service or data providers could have a material adverse impact on our business, operations, financial condition and cash flows.

We rely on information technology (“IT”) systems to store critical information, generate financial forecasts and report financial results. We also rely on IT systems to make payments to suppliers, enroll new customers, send monthly bills to customers and collect payments from customers. The partial or total failure of any of these systems could have a material adverse effect on our business, operations, financial condition or operating results or cause us to fail to meet our reporting obligations.

We also rely on services, market data and market forecasts that we receive from third parties and use in connection with our product and service offerings. We are, to a certain extent, dependent upon such third parties’ ability to update and maintain the accuracy of such data and forecasts and provide such services. Further, these third-party services and data licenses may not always be available to us on commercially reasonable terms, or at all. If our agreements with third-party service or data providers are not renewed or otherwise fail to address our needs, we cannot provide assurance that we would be able to replace such licenses from alternative providers. Any of these factors could have a material adverse effect on our business, operations, financial condition or operating results or cause us to fail to meet our reporting obligations.

Any internal or external security breaches, IT system failures, cyber security attacks or network disruptions that involve our products or our business could harm our reputation, business operations, energy usage and financial conditions and even the perception of security risks, whether or not valid, could inhibit market acceptance of our products and cause us to lose customers.

The occurrence or perception of security breaches in our products or services could harm our reputation, financial condition, operations and results of operations. In addition, we may come into contact with sensitive consumer information or data when we perform operational, support or maintenance functions for our utility customers. A failure to handle this information properly, or a compromise of our security systems that results in customer personal information being obtained by unauthorized persons could adversely affect our reputation with our customers and others, as well as our operations, results of operations, financial condition and liquidity, and could result in litigation against us or the imposition of penalties. In addition, a security breach could require that we expend significant additional resources related to our information security systems and could result in a disruption of our operations.

Additionally, we enter into contracts that require our systems to be secure, as the nation’s energy infrastructure is critical to continued safety and business operations. Our products and services involve the (i) storage and transmission of customers’ proprietary information and (ii) the use, reduction, and movement of energy and capacity. Security breaches could expose us to a risk of loss of this information, unmanaged electrical usage or stoppage, litigation, and potential liability. Our security measures may be breached due to the actions of outside parties, employee error, malfeasance or otherwise, and, as a result, an unauthorized party may obtain access to our data or our customers’ data and could inappropriately affect electrical management. Additionally, outside parties may attempt to fraudulently induce employees or customers to disclose sensitive information in order to gain access to our data or our customers’ data. Any such breach or unauthorized access could result in significant legal and financial exposure, damage to our reputation, and a loss of confidence in the security of our products and services that could potentially have a material adverse effect on our business. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Furthermore, our cybersecurity efforts may not be able to prevent rapidly evolving types of cyber-attacks. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed, and we could lose customers.

If our IT systems fail to adequately gather, assess and protect data used in providing our DER solutions, or if we experience an interruption in their operation, our business, financial condition and results of operations could be adversely affected.

The efficient operation of our business is dependent on our IT systems. We rely on our IT systems to effectively control the devices that gather and assess data used in providing our DER solutions, manage relationships with grid operator and utility customers, DER Partners and Energy Consumers, and maintain our research and development data. The failure of our IT systems to perform as we anticipate could disrupt our business and product development and make us unable, or severely limit our ability, to provide our DER solutions. In addition, our IT systems are vulnerable to damage or interruption from:

•        earthquake, fire, flood and other natural disasters;

•        terrorist attacks and attacks by computer viruses or hackers;

•        power loss; and

•        computer systems, Internet, telecommunications or data network failure.

Any interruption in the operation of our IT systems could result in decreased revenues under our contracts and commitments, reduced profit margins on revenues where payments are due to our Energy Consumers, reductions in our demonstrated capacity levels going forward, customer dissatisfaction and lawsuits, and could subject us to penalties, any of which could have a material adverse effect on our business, financial condition and results of operations.

The use of open source software in our systems and technology may expose us to additional risks and harm our intellectual property.

Our IT and other systems include software that is subject to open source licenses. Although we monitor the use of all open source software in our DER solutions and take certain measures intended to ensure that no open source software is used or distributed in such a way as to subject our proprietary DER solutions to any unanticipated conditions or restrictions, such use or distribution could inadvertently occur. In the event that any of our DER solutions were determined to be subject to an open source license, whether through our own incorporation of software or through licensed software from a third-party provider, we could be required to release the affected portions of our source code publicly, make portions of such applications available under open source licenses, re-engineer all, or a portion of, such applications or otherwise be limited in the licensing of our DER solutions, each of which could reduce or eliminate the value of our DER solutions. Many of the risks associated with the usage of open source software are outside of our control and cannot be eliminated, and could negatively affect our business, results of operations and financial condition.

If we are unable to protect our intellectual property, our business and results of operations could be negatively affected.

Our ability to compete effectively depends in part upon the maintenance and protection of the intellectual property related to our DER solutions and technology that we have acquired or developed internally. Patent protection may be unavailable for certain aspects of the technology that is important to our business. To date, we have attempted to rely on copyright, trademark and trade secrecy laws, as well as confidentiality agreements and licensing arrangements, to establish and protect our rights to this technology and related brands. However, we do not hold any trademark registrations or copyrights registrations. Common law trademark rights do not provide the same level of protection that is afforded by the registration of a trademark. In addition, common law trademark rights are limited to the geographic area in which the trademark is actually used. Furthermore, we have not obtained confidentiality agreements from all of the third parties with whom we do business, and some of those parties may be subject to laws and regulations that require them to disclose information that we would otherwise seek to keep confidential. Policing unauthorized use of our technology is difficult and expensive, as is enforcing our rights against unauthorized use. The steps that we have taken or may take may not prevent misappropriation of the technology on which we rely or infringement on our trademarks. In addition, effective protection may be unavailable or limited if we expand to other jurisdictions outside the United States and Canada, as the intellectual property laws of other countries sometimes offer less protection or have onerous filing requirements. Any litigation could be unsuccessful, cause us to incur substantial costs and divert resources away from our daily business.

We also rely on unpatented proprietary technology. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our technology or obtain and use information that we regard as proprietary. It is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, we require employees, consultants, and independent contractors to enter into confidentiality agreements. However, such agreements may not be enforceable in full or in part in all jurisdictions and any breach could have a negative effect on our business and our remedy for such breach may be limited. The contractual provisions that we enter into may not prevent unauthorized use or disclosure of our proprietary technology or intellectual property rights and may not provide an adequate remedy in the event of unauthorized use or disclosure of our proprietary technology or intellectual property rights. As such, we cannot guarantee that the steps taken by us will prevent misappropriation of our technology. We cannot assure you that these agreements will provide meaningful protection for our trade secrets, know-how, or other proprietary information in the event of any unauthorized use, misappropriation, or disclosure of such trade secrets, know-how, or other proprietary information. If we are unable to maintain the proprietary nature of our technologies, our business could be materially adversely affected.

We may be subject to damaging and disruptive intellectual property litigation related to allegations that our products or services infringe on or otherwise violate intellectual property held by others, which could result in the loss of use of the product or service.

Third-party patent applications and patents may be applicable to our products or services. As a result, third-parties may in the future make infringement and other allegations that could subject us to intellectual property litigation relating to our products and services. Such litigation may be time-consuming and expensive and may divert attention and resources away from our daily business, impede or prevent delivery of our products and services, and require us to pay significant royalties, licensing fees and damages. In addition, parties making infringement and other claims may be able to obtain injunctive or other equitable relief that could effectively block our ability to provide our services and could cause us to pay substantial damages. In the event of a successful claim of infringement, we may need to obtain one or more licenses from third parties, which may not be available at a reasonable cost, or at all.

We primarily rely on Amazon Web Services to deliver our services to users on our platform, and any disruption of or interference with our use of Amazon Web Services could adversely affect our business, financial condition and results of operations.

We currently host our platform and support the operations of our DER solutions on one or more data centers provided by Amazon Web Services (“AWS”), a third-party provider of cloud infrastructure services. We do not have control over the operations of the facilities of AWS that we use. AWS’ facilities are vulnerable to damage or interruption from natural disasters, cybersecurity attacks, terrorist attacks, power outages and similar events or acts of misconduct. Our platform’s continuing and uninterrupted performance is critical to our success. We have experienced, and expect that in the future we will experience interruptions, delays, and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions and capacity constraints. In addition, any changes in AWS’ service levels may adversely affect our ability to meet the requirements of users on our platform. Since our platform’s continuing and uninterrupted performance is critical to our success, sustained or repeated system failures would reduce the attractiveness of our DER solutions to the third parties with whom we do business or plan to do business in the future. It may become increasingly difficult to maintain and improve our performance, as we expand and grow our DER solutions, increasing third parties’ reliance on the platform. Any negative publicity arising from any disruptions to AWS’ facilities, and as a result, our platform could adversely affect our reputation and brand and may adversely affect the usage of our DER solutions. Any of the above circumstances or events may adversely affect our reputation and brand, reduce the availability or usage of our DER solutions, lead to a significant short-term loss of revenue, increase our costs and impair our ability to attract new grid operator and utility customers, Energy Consumers and DER Partners, any of which could adversely affect our business, financial condition and results of operations.

Our commercial agreement with AWS will remain in effect until terminated by AWS or us. AWS has certain termination rights under certain circumstances. In the event that our agreement with AWS is terminated or we add additional cloud infrastructure service providers, we may experience significant costs or downtime in connection with the transfer to, or the addition of, new cloud infrastructure service providers. Such transfer to, or the addition of, new cloud infrastructure service providers could adversely affect our business, financial condition and results of operations over the longer term.

Our technology, including our DER platform, could have undetected defects, errors or bugs in hardware or software that could reduce market adoption, damage our reputation with current or prospective grid operator and utility customers, Energy Consumers and DER Partners and/or expose us to product liability and other claims that could materially and adversely affect our business.

We may be subject to claims that our DER solutions, including our DER platform, have malfunctioned and persons were injured or purported to be injured. Any insurance that we carry may not be sufficient or it may not apply to all situations. Similarly, to the extent that such malfunctions are related to components obtained from third-party vendors, such vendors may not assume responsibility for such malfunctions. In addition, third parties with whom we do business could be subjected to claims as a result of such incidents and may bring legal claims against us to attempt to hold us liable. Any of these events could adversely affect our brand, relationships with third parties, operating results or financial condition.

Furthermore, our DER platform is complex, developed by many developers, and includes a number of licensed third-party commercial and open-source software libraries. Our software has contained defects and errors and may now or in the future contain undetected defects or errors. We are continuing to evolve the features and functionality of our platform through updates and enhancements, and as we do, we may introduce additional defects or errors that may not be detected until after deployment. In addition, if our DER technologies, including any updates or patches, are not implemented or used correctly or as intended, inadequate performance and disruptions in service may result.

Any defects or errors in product or service offerings, or the perception of such defects or errors, or other performance problems could result in any of the following, each of which could adversely affect our business, financial condition and results of operations:

•        expenditure of significant financial and product development resources, including recalls, in efforts to analyze, correct, eliminate or work around errors or defects;

•        loss of existing or potential grid operator and utility customers, Energy Consumers or DER Partners;

•        interruptions or delays in sales;

•        delayed or lost revenue;

•        delay or failure to attain market acceptance;

•        delay in the development or release of new functionality or improvements;

•        negative publicity and reputational harm;

•        sales credits or refunds;

•        exposure of confidential or proprietary information;

•        diversion of development and customer service resources;

•        breach of warranty claims;

•        legal claims under applicable laws, rules and regulations; and

•        the expense and risk of litigation.

Although we have contractual protections, such as warranty disclaimers and limitation of liability provisions, in many of our agreements with customers and other business partners, such protections may not be uniformly implemented in all contracts and, where implemented, may not fully or effectively protect from claims by customers, business partners or other third parties. Any insurance coverage or indemnification obligations of suppliers may not adequately cover all such claims, or cover only a portion of such claims. A successful product liability, warranty, or other similar claim could have an adverse effect on our business, financial condition and operating results. In addition, even claims that ultimately are unsuccessful could result in expenditure of funds in litigation, divert management’s time and other resources and cause reputational harm.

Risks Related to Accounting and Finance Matters and Projections

We have identified material weaknesses in our internal control over financial reporting. If Voltus is unable to remediate the material weakness, or if Voltus identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, this may result in material misstatements or restatements of Voltus’s consolidated financial statements or cause Voltus to fail to meet its periodic reporting obligations.

As a public company, Voltus will be required to provide management’s attestation on internal control over financial reporting. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Merger. If Voltus is not able to implement the additional requirements of Section 404(a) of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, it may not be able to assess whether its internal control over financial reporting is effective, which may subject it to adverse regulatory consequences and could harm investor confidence.

In connection with the preparation and audit of Voltus’s consolidated financial statements as of December 31, 2021 and 2020 and for each of the years ended December 31, 2021 and 2020, and in connection with the preparation of Voltus’s condensed consolidated financial statements as of March 31, 2022 and 2021, and for each of the three-month periods ended March 31, 2022 and 2021, material weaknesses were identified in its internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Voltus’s annual or interim financial statements will not be prevented or detected on a timely basis. These material weaknesses have not been remediated as of the date of this filing.

Voltus did not design or maintain an effective control environment commensurate with its financial reporting requirements. Specifically, Voltus did not maintain a sufficient complement of personnel to appropriately analyze, record and disclose accounting matters commensurate with its accounting and reporting requirements. Voltus did not design and maintain formal accounting policies, procedures and controls over significant accounts and disclosures to achieve complete and accurate financial accounting, reporting and disclosures. In addition, Voltus did not have controls in place to identify and record transaction price adjustments and constraints to revenues resulting from actions taken by energy markets personnel, including but not limited to managing customer programs and related to findings from customer audits.

The material weaknesses have resulted in material adjustments to Voltus’s financial statements. The material weaknesses could result in a misstatement of account balances or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected. Voltus has begun implementation of a plan to remediate these material weaknesses. These remediation measures are ongoing and include hiring additional accounting and financial reporting personnel and implementing additional policies, procedures and controls. There can be no assurance these plans will be implemented effectively or timely.

In order to maintain and improve the effectiveness of its internal control over financial reporting, Voltus has expended, and anticipates that New Voltus will continue to expend, significant resources, including accounting-related costs and significant management oversight. New Voltus’s independent registered public accounting firm is not required to formally attest to the effectiveness of its internal control over financial reporting until after it is no longer an “emerging growth company” as defined in the JOBS Act. At such time, New Voltus’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which its internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could adversely affect the business and operating results after the Merger and could cause a decline in the price of New Voltus Common Stock.

If New Voltus personnel handling its accounting or finance function fail to perform at an appropriate level for a public company, or if other weaknesses in internal controls are detected, it may be determined that the Company has additional material weaknesses. In addition, most of New Voltus’s employees who work within its accounting and financial reporting functions have limited to no experience managing a publicly traded company and have limited to no experience implementing, monitoring, and enforcing the internal financial and accounting controls for such a company. The identification of additional material weaknesses could result in regulatory scrutiny and cause investors to lose confidence in Voltus’s reported financial condition and otherwise have a material adverse effect on Voltus’s business, financial condition, cash flow or results of operations.

Voltus concluded there were events and conditions that raise substantial doubt regarding its ability to continue as a going concern for the next 12 months and our independent registered public accounting firm made reference to these events and conditions and management’s disclosures in their report.

As a result of our plans to achieve significant growth in future years, we have incurred and are forecasting to incur higher levels of operating expenses and losses in future years. The report from our independent registered public accounting firm for the year ended December 31, 2021 includes an explanatory paragraph referencing our disclosures regarding these losses and negative cash flows. These conditions continued to exist as of March 31, 2022. Our consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty and do not reflect the transactions contemplated by the Merger. If we are unable to successfully complete the Merger, or obtain sufficient alternative funding, our business, prospects, financial condition and results of operations will be materially and adversely affected and we may not be able to pursue our planned growth or grow at all.

The attainment of profitable operations is dependent upon future events, including maintaining adequate financing to fulfill our development activities and achieving a level of revenues adequate to support our cost structure. Our sources of liquidity to date have been predominantly from issuances of Voltus Preferred Stock and, to a lesser extent, issuances of debt. We are subject to risks common to other high growth technology companies operating in the DER industry including, but not limited to, attracting new customers, continued compliance with program requirements, development of new technological innovations by competitors, dependence upon key personnel, market acceptance of our services, protection of proprietary technology, the need for adequate financing to fund future operations, and the successful marketing of our services.

If we do not generate sufficient revenues, achieve planned gross margins and operating profitability, control operating costs, or secure additional funding, we may be required to modify, delay, or abandon some of our planned future expansion or development.

Once the Merger is consummated, New Voltus will be exposed to potential risks and will incur significant costs as a result of the internal control testing and evaluation process mandated by Section 404 of the Sarbanes-Oxley Act of 2002. New Voltus’s failure to timely and effectively implement controls and procedures required by Section 404(a) of the Sarbanes-Oxley Act that will be applicable to it after the closing of the Merger could have a material adverse effect on its business.

In connection with the preparation and audit of Voltus’s consolidated financial statements as of December 31, 2021 and 2020 and for each of the years ended December 31, 2021 and 2020, and in connection with the preparation of

Voltus’s condensed consolidated financial statements as of March 31, 2022 and 2021, and for each of the three-month periods ended March 31, 2022 and 2021, material weaknesses were identified in its internal control over financial reporting, as more fully described above. These material weaknesses have not been remediated. As a public company following the consummation of the Merger, we expect to continue to incur significant costs, including increased accounting fees and increased staffing levels in order to maintain compliance with Section 404 of the Sarbanes-Oxley Act. No evaluation can provide complete assurance that our internal controls will detect or uncover all failures of persons within the Company to disclose material information otherwise required to be reported. The effectiveness of our controls and procedures could also be limited by simple errors or faulty judgments. In addition, as we continue to expand globally, the challenges involved in implementing appropriate internal controls will increase and will require that we continue to improve our internal controls over financial reporting.

In the future, if we fail to complete the Sarbanes-Oxley 404 evaluation in a timely manner, or if our independent registered public accounting firm cannot opine in a timely manner to our internal control over financial reporting, we could be subject to regulatory scrutiny and a loss of public confidence in our internal controls, which could adversely impact the market price of our common stock. We or our independent registered public accounting firm may identify material weaknesses in internal controls over financial reporting, which also may result in a loss of public confidence in our internal controls and adversely impact the market price of our common stock. In addition, any failure to implement required, new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations.

We have incurred significant losses in the past, we do not expect to be profitable before 2025 at the earliest and we may continue not to be profitable thereafter or may otherwise fail to sustain or increase our profitability in the future.

Since our inception, we have incurred significant net losses and have used significant cash in our business. As of December 31, 2021 and March 31, 2022, we had an accumulated deficit of approximately $18.6 million, and $35.2 million, respectively. We expect to continue to expand our operations, including by investing in sales and marketing, product, technology and development, energy markets, staffing systems and infrastructure to support our growth. Under our current plans, we expect to incur net losses on a GAAP basis through at least 2024. Our ability to achieve profitability in the future will depend on a number of factors, including:

•        increasing sales to existing customers and attracting new customers for our DER solutions;

•        improving our consolidated gross margins reflecting the ability to maintain favorable contract pricing and terms with our customers for our DER solutions;

•        improving the effectiveness of our sales and marketing activities; and

•        attracting and retaining key talent in a competitive marketplace.

Even if we do achieve profitability when expected, we may be unable to sustain or increase our profitability in the future.

The estimates, assumptions and analyses on which our financial projections are based may prove to be inaccurate, which may cause our actual results to be materially lower than such projections, and which may adversely affect our future profitability, cash flows and the market price of New Voltus Common Stock.

Our ability to forecast our future operating results is subject to a number of uncertainties, including our ability to plan for and model future growth. We have encountered, and will continue to encounter, risks and uncertainties frequently experienced by growing companies in rapidly evolving industries, as we continue to grow our business. If our estimates, assumptions and analyses regarding these uncertainties, which we use to plan our business, are incorrect or change in reaction to changes in our markets, or if we do not address these risks successfully, our operating and financial results could be materially lower than our expectations, our business could suffer and the trading price of New Voltus Common Stock may decline.

It is difficult to predict our future revenues and appropriately budget for our expenses, and we have limited insight into trends that may emerge and affect our business. Our forecasted financial and operating information are based solely on information currently available to, and estimates made by, Voltus’s management, and may reflect unsupportable or overly optimistic expectations. If actual results differ from our estimates or we adjust our estimates in future periods, our operating results and financial position could be materially adversely affected. The financial projections included in this proxy statement/prospectus are based on our estimates, assumptions and analyses as of the dates indicated in this proxy statement/prospectus concerning various factors, which are subject to significant risks and uncertainties, many of which are beyond our control, and therefore actual results may differ materially. These estimates and assumptions include, among others: the continuing effects of the COVID-19 pandemic, the future market price of MWs, the clearing price of MWs in future auctions, projections of the size and growth of the overall industry, revenue growth for our existing DER solutions, and our ability to develop and successfully commercialize new DER solutions, including new software applications and services. These estimates and assumptions require the exercise of judgment, may not occur and are subject to various economic, business, competitive, regulatory, legislative, political and other factors beyond our control, such as changes in customer demand, increased costs for our DER solutions, and market acceptance of our DER solutions. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Our failure to achieve our projected results could harm the trading price of New Voltus’s securities and New Voltus’s financial position following the completion of the Merger. We have no duty to update the financial projections included in this proxy statement/prospectus.

If the estimates and assumptions we use to determine the size of our total addressable market are inaccurate, our future growth rate may be affected and the potential growth of our business may be limited.

Market estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. Even if the market in which we compete meets our size estimates and forecasted growth, our business could fail to grow at similar rates, if at all. The assumptions relating to our market opportunity include, but are not limited to, the following: (i) declines in the cost of DER solutions; (ii) growing demand for DER solutions; and (iii) increased complexity of the electrical grid. Our market opportunity is also based on the assumption that our existing and future offerings will be more attractive to our customers and potential customers than competing products and services. For a description on our total addressable market, see “Information About Voltus — Increasing Number of Annual Disasters >$1 Billion of Damage — Total Addressable Market.” If these assumptions prove inaccurate, our business, financial condition and results of operations could be adversely affected.

Our limited operating history at current scale and our relatively nascent industry make evaluating our business and future prospects difficult.

Our limited operating history makes it difficult to evaluate our current business and future prospects and may increase the risk of an investment in us. Further, because we have limited historical financial data and operate in a rapidly evolving market, any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer operating history or operated in a more predictable market.

Our losses in prior periods and accumulated deficit reflect the investments we have made to date to grow our business. We expect to have significant operating expenses in the future to further support and grow our business, including expanding the range of integrations between our platform and third-party applications and platforms, expanding our direct and indirect sales capabilities, investing in our infrastructure and product development efforts and expanding internationally, and as a result we may be unable to achieve or sustain profitability or accurately predict our future results. You should not consider our recent growth in revenue as indicative of our future performance. We cannot assure you that we will achieve profitability in the future, or that if we do become profitable, that we will sustain profitability.

If we fail to address the risks and difficulties that we face, including those described elsewhere in this “Risk Factors” section, our business, financial condition and results of operations could be adversely affected. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies with limited operating histories in rapidly changing industries. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our expectations and our business, financial condition and results of operations could be adversely affected.

Our ability to use net operating loss carryforwards and other tax attributes may be limited in connection with the Merger or other ownership changes.

As of December 31, 2021, we had $14.5 million of U.S. federal and $15.1 million of state net operating loss carryforwards available to reduce future taxable income. As of March 31, 2022, we had $52.6 million of U.S. federal and $55.5 million of state net operating loss carryforwards available to reduce future taxable income. The U.S. federal net operating loss carryforwards and $1.0 million of state net operating loss carryforwards will be carried forward indefinitely. The remaining $14.1 million of state net operating loss carryforwards will expire beginning in 2030 through 2040. As of December 31, 2021, we had $0.6 million of foreign net operating loss carryforwards, which begin to expire in 2038 through 2039. At March 31, 2022, we had $0.2 million of foreign net operating loss carryforwards which begin to expire in 2039 through 2040. It is possible that we will not generate taxable income in time to use these net operating loss carryforwards before their expiration or at all. In addition, the U.S. federal and state net operating loss carryforwards and certain of our tax credits may be subject to significant limitations under Section 382 and Section 383 of the Code, respectively, and similar provisions of state law. Under those sections of the Code, if a corporation undergoes an “ownership change,” the corporation’s ability to use our pre-change net operating loss carryforwards and other pre-change attributes, such as research tax credits, to offset its post-change income or tax may be limited. In general, an “ownership change” will occur if there is a cumulative change in our ownership by “5-percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Similar rules may apply under state tax laws. The Company may have experienced an ownership change in the past and may experience ownership changes in the future as a result of future transactions in its share capital, some of which may be outside of the Company’s control. As a result, if the Company earns net taxable income, the Company’s ability to use its pre-change net operating loss carryforwards, or other pre-change tax attributes, to offset U.S. federal and state taxable income and taxes may be subject to significant limitations.

We expect our quarterly revenues and operating results to fluctuate. If we fail in future periods to meet our publicly announced financial guidance or the expectations of securities analysts or investors, the market price of our common stock could decline substantially.

Our quarterly revenues and operating results have fluctuated in the past and may vary from quarter-to-quarter in the future. Accordingly, we believe that period-to-period comparisons of our results of operations may be misleading. The results of one quarter should not be used as an indication of future performance. We plan to provide public guidance on our expected results of operations for future periods. This guidance will be comprised of forward-looking statements subject to risks and uncertainties, including the risks and uncertainties described in this section and in our other public statements, and will be based necessarily on assumptions we make at the time we provide such guidance. Our revenues and operating results may fail to meet our previously stated financial guidance or the expectations of securities analysts or investors. Our failure to meet such expectations or our financial guidance could cause the market price of New Voltus Common Stock to decline substantially.

Our quarterly revenues and operating results may vary depending on a number of factors, including:

•        demand for and acceptance of our DER solutions;

•        the seasonality of our DER business in certain of the markets in which we operate, where revenues recognized under certain utility contracts and pursuant to wholesale electricity market bidding programs can be concentrated in particular seasons and months;

•        real-time DER program rates in wholesale electricity markets;

•        changes in wholesale electricity market program rules and reductions in pricing for DER capacity;

•        regulatory investigations or changes in the regulatory environment;

•        delays in the implementation and delivery of our DER solutions, which may impact the timing of our recognition of revenues;

•        delays or reductions in spending for DER solutions by our grid operators and utility customers;

•        the structure of any wholesale electricity market in which we participate, which may impact the timing of our recognition of revenues related to that market;

•        the termination or expiration of existing contracts with grid operator and, utility customers, Energy Consumers and/or DER Partners;

•        potential interruptions of our grid operator and utility customers’ or Energy Consumers’ and DER Partners’ operations;

•        development of new relationships and maintenance and enhancement of existing relationships with grid operator and utility customers, Energy Consumers and DER Partners;

•        temporary capacity programs that could be implemented by grid operators and utilities to address short-term capacity deficiencies;

•        the imposition of penalties or the reversal of deferred revenue due to our failure to meet any commitment;

•        the elimination, modification or flawed design of, or our decision not to participate or to reduce our participation in, any DER program in which we currently participate;

•        global economic and credit market conditions; and

•        increased expenditures for sales and marketing, software development and other corporate activities.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the New Voltus stock price and trading volume could decline.

The trading market for New Voltus Common Stock will continue to depend in part on the research and reports that securities or industry analysts publish about us or our business. If these analysts do not continue to provide adequate research coverage or if one or more of the analysts who cover us downgrade the New Voltus Common Stock or publish inaccurate or unfavorable research about our business, the New Voltus stock price could decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for New Voltus stock could decrease, which could cause the New Voltus stock price and trading volume to decline.

Risks Related to the Merger and Broadscale

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to Broadscale prior to the consummation of the Merger and New Voltus following the consummation of the Merger.

The Sponsor has agreed to vote in favor of the initial business combination, regardless of how the Broadscale Public Stockholders vote.

Unlike some other blank check companies in which the initial stockholders agree to vote their shares in accordance with the majority of the votes cast by the Broadscale Class A Common Stock in connection with an initial business combination, the Sponsor has agreed, pursuant to the terms of the Sponsor Letter Agreement, to vote its Broadscale Founder Shares and any shares of Broadscale Class A Common Stock it acquires in favor of the Merger. As a result, in addition to the Broadscale Founder Shares, we would need only 12,937,501, or 37.5% (assuming all issued and outstanding shares are voted), or 2,156,251, or 6.3% (assuming only the minimum number of shares representing a quorum are voted), of the 34,500,000 Broadscale Class A Common Stock sold in the Broadscale Initial Public Offering to be voted in favor of the Merger in order to have such Merger approved. Pursuant to the Sponsor Letter Agreement, the Sponsor agreed to, among other things, at any meeting of the Broadscale Stockholders, or in any other circumstance in which the vote, consent or other approval of the Broadscale Stockholders is sought, (i) appear at each such meeting or otherwise cause all of its Broadscale Common Stock to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent covering, all of its Broadscale Common Stock: (1) in favor of each Transaction Proposal; (2) against any proposal relating to a business combination (other than the Transaction Proposals); (3) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Broadscale; (4) against any change in the business, management or the Broadscale Board (other than in connection with the Transaction Proposals); and (5) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of the Sponsor Letter Agreement, the Merger Agreement or the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Broadscale or the Merger Sub under the Merger Agreement, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of Broadscale Common Stock. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if the Sponsor agreed to vote its Broadscale Founder Shares in accordance with the majority of the votes cast by the Broadscale Public Stockholders.

Because the market price of shares of Broadscale Class A Common Stock will fluctuate, the Voltus Equityholders cannot be sure of the value of the Merger consideration they will receive.

Upon completion of the Merger, all outstanding shares of Voltus Capital Stock and Voltus Awards will be cancelled and converted into (i) the right to receive the applicable portion of the Aggregate Merger Consideration and (ii) the right to receive Earnout Shares (to the extent due and issuable) (with any resulting fractional share rounded down to the nearest whole number and in the order of priority as set forth in the Merger Agreement). Other than the limited adjustments described herein, the Merger consideration that Voltus Equityholders will receive is a fixed number of shares of New Voltus Common Stock; it is not a number of shares with a particular fixed market value. See “Proposal No. 1: The Business Combination Proposal — The Merger Agreement” for more information. The market value of Broadscale Class A Common Stock and New Voltus Common Stock at or after the Effective Time may vary significantly from their respective values on the date the Merger Agreement was executed or at other dates, including the date of the Voltus Equityholder Approval. Stock price changes may result from a variety of factors, including changes in the business, operations or prospects of Broadscale or Voltus, regulatory considerations, and general business, market, industry or economic conditions. Many of these factors are outside of the control of Broadscale and Voltus.

If the Merger is consummated, Broadscale Stockholders will experience dilution.

It is anticipated that, immediately following the Merger and related transactions, (1) existing Broadscale Public Stockholders will own approximately 26.9% of outstanding New Voltus Common Stock (excluding 8,625,000 shares of New Voltus Common Stock issuable upon the exercise of New Voltus Warrants), (2) existing equityholders of Voltus will own approximately 58.6% of outstanding New Voltus Common Stock (excluding up to 10,000,000 Earnout Shares issuable in three substantially equal tranches upon the achievement of share price thresholds for New Voltus Common Stock of $12.50 per share, $15.00 per share and $17.50 per share, respectively), (3) the Sponsor will own 6.7% of outstanding New Voltus Common Stock (assuming the Sponsor Earn-Out Shares were fully vested), and (4) the PIPE Investors (excluding the 6,200,000 Broadscale Closing Warrants to be issued to certain Third Party PIPE Investors) will own approximately 7.8% of outstanding New Voltus Common Stock (in each case, assuming that no shares of Broadscale Class A Common Stock are redeemed in connection with the Merger). If any of the shares of Broadscale Class A Common Stock are redeemed in connection with the Merger, the percentage of New Voltus Common Stock held by the Broadscale Public Stockholders will decrease relative to the percentage held if none of the shares of Broadscale Class A Common Stock are redeemed. Additionally, to the extent that, following the consummation of the Merger, any of the outstanding warrants or options are exercised for shares of New Voltus Common Stock or any New Voltus Common Stock is issued in connection with the earnout, the Broadscale Public Stockholders may experience substantial dilution. In addition, additional shares of New Voltus Common Stock may be issued following the Merger in the form of Earnout Shares upon the achievement of certain milestones pursuant to certain earnout provisions of the Merger Agreement. You will experience additional dilution if those shares are issued. See “Proposal No. 1: The Business Combination Proposal — The Merger Agreement — Earnout” for more information. In addition, Voltus employees and consultants hold, and after Merger, are expected to be granted, equity awards under the 2022 Incentive Plan and purchase rights under the ESPP. You will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for shares of Voltus Common Stock.

The Sponsor, directors, officers, advisors and their affiliates may elect to purchase Broadscale Class A Common Stock or the Broadscale Public Warrants from Broadscale Public Stockholders, which may influence a vote on a proposed initial business combination and reduce the public “float” of the Broadscale Class A Common Stock.

The Sponsor, directors, officers, advisors or their affiliates may purchase shares of Broadscale Class A Common Stock or the Broadscale Public Warrants or a combination thereof in privately negotiated transactions or in the open market either prior to or following the completion of the Merger, although they are under no obligation to do so. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares of Broadscale Class A Common Stock or the Broadscale Public Warrants in such transactions.

Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of our shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, directors, officers, advisors or their affiliates purchase shares of Broadscale Class A Common

Stock in privately negotiated transactions from Broadscale Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the initial business combination and thereby increase the likelihood of obtaining stockholder approval of the initial business combination, or to satisfy the Minimum Cash Condition. Any such purchases of the Broadscale Securities may result in the completion of our initial business combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of Broadscale Class A Common Stock or the Broadscale Public Warrants and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of the Broadscale Securities on a national securities exchange.

The Sponsor, its investors and its and their affiliates (which include members of the Broadscale Board and management) may receive a positive return on the 8,625,000 Broadscale Founder Shares owned by the Sponsor even if the Broadscale Public Stockholders experience a negative return on their investment after consummation of the Merger.

If Broadscale is able to complete the Merger (or another business combination by the Liquidation Date), the Sponsor may receive a positive return on the 8,625,000 Broadscale Founder Shares (which includes the 1,437,442 shares subject to vesting restrictions pursuant to the Sponsor Letter Agreement), which were acquired by the Sponsor for an aggregate purchase price of $25,000 prior to the Broadscale Initial Public Offering, even if the Broadscale Public Stockholders experience a negative return on their investment in Broadscale Common Stock and Broadscale Public Warrants after the consummation of the Merger. If Broadscale is able to complete the Merger, the Broadscale Private Placement Warrants, which were acquired for an aggregate purchase price of $9,400,000 (or $1.50 per Broadscale Private Placement Warrant) concurrently with completion of the Broadscale Initial Public Offering, will be, immediately prior to the Effective Time (but conditioned upon the Closing) automatically irrevocably surrendered and forfeited to Broadscale for no consideration, as a contribution to capital.

Broadscale Stockholders who redeem their Broadscale Class A Common Stock may continue to hold any Broadscale Public Warrants that they own, which will result in additional dilution to non-redeeming Broadscale Stockholders upon exercise of such Broadscale Public Warrants or Closing Warrants, as applicable.

Broadscale Stockholders who redeem their Broadscale Class A Common Stock may continue to hold any Broadscale Public Warrants that they own at such time, which will result in additional dilution to non-redeeming holders upon exercise of such warrants. Assuming (a) all redeeming Broadscale Stockholders that acquired Broadscale Units in the Broadscale Initial Public Offering and continue to hold the Broadscale Public Warrants that were included in such Broadscale Units, and (b) maximum redemption of Broadscale Class A Common Stock held by the redeeming Broadscale Stockholders, 8,625,000 Broadscale Public Warrants would be retained by redeeming Broadscale Stockholders. As a result, the redeeming Broadscale Stockholders would hold Broadscale Public Warrants with an aggregate market value of $        , as of [•], 2022, while non-redeeming Broadscale Stockholders would suffer additional dilution in their percentage ownership and voting interest of New Voltus upon exercise of the Broadscale Public Warrants or Closing Warrants held by redeeming Broadscale Stockholders.

Broadscale or New Voltus, as applicable, may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to holders of such warrants, thereby making such warrants worthless. Additionally, the exercise price for the Broadscale Warrants, New Voltus Warrants and Closing Warrants is $11.50 per share and each of such warrants may expire worthless unless the Broadscale Class A Common Stock price or New Voltus Common Stock price, as applicable, is higher than the exercise price during the exercise period.

Broadscale prior to the consummation of the Merger and New Voltus following the consummation of the Merger will have the ability, subject to the limitations set forth in the applicable warrant agreement, to redeem outstanding Broadscale Warrants, New Voltus Warrants and Closing Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per such warrant, provided that the last sale price of the Broadscale Class A Common Stock or New Voltus Common Stock, as applicable, equals or exceeds $18.00 per share (subject to adjustment) on each of 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which notice of such redemption is given. Historical trading prices for the Broadscale Class A Common Stock price have not exceeded $12.14 and as such, the Broadscale Warrants have not become redeemable by Broadscale as described above.

In the event that Broadscale or New Voltus, as applicable, determine to redeem the Broadscale Warrants, New Voltus Warrants and Closing Warrants, Broadscale and New Voltus will fix a date for the redemption. Notice of redemption will be mailed by first class mail, postage prepaid, by Broadscale or New Voltus, as applicable, not less than 30 days prior to such date to the holders of the warrants to be redeemed at their last addresses as they appear on the registration books. Any notice of redemption mailed in the manner as provided will be conclusively presumed to have been duly given whether or not the holder received such notice. Redemption of the outstanding Broadscale Warrants, New Voltus Warrants or Closing Warrants as described above could force holders thereof to (i) exercise such warrants and pay the exercise price therefor at a time when it may be disadvantageous for such holder to do so, (ii) sell such warrants at the then-current market price when such holder might otherwise wish to hold warrants or (iii) accept the nominal redemption price which, at the time the outstanding Broadscale Warrants, New Voltus Warrants and Closing Warrants are called for redemption, is likely to be substantially less than the market value of such warrants.

In addition, Broadscale and New Voltus, as applicable, will have the ability to redeem outstanding Broadscale Warrants, New Voltus Warrants and Closing Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant, provided that the last sale price of the Broadscale Class A Common Stock or New Voltus Common Stock, as applicable, equals or exceeds $10.00 per share (subject to adjustment) on each of 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which notice of such redemption is given. In such a case, the holders will be able to exercise their Broadscale Warrants, New Voltus Warrants and Closing Warrants, as applicable, prior to redemption for a number of shares of Broadscale Class A Common Stock or New Voltus Common Stock, as applicable, determined based on the redemption date and the fair market value such Broadscale Class A Common Stock or New Voltus Common Stock. The value received upon exercise of the Broadscale Warrants, New Voltus Warrants or Closing Warrants (i) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the warrants, including because the number of shares received is capped at 0.361 shares of Broadscale Class A Common Stock or New Voltus Common Stock per warrant (subject to adjustment) irrespective of the remaining life of the warrants. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out-of-the-money,” in which case holders thereof would lose any potential embedded value from a subsequent increase in the value of the New Voltus Common Stock had such warrants remained outstanding.

The Closing Warrants are identical to the Broadscale Public Warrants, except that: (i) they will not be redeemable so long as they are held by the PIPE Investors or their permitted transferees; (ii) the PIPE Investors or their permitted transferees have the option to exercise such Closing Warrants on a cashless basis, (iii) they are entitled to registration rights, (iv) the anti-dilution provision provides for a one-time adjustment equal to the same exercise price as the Broadscale Public Warrants in the event that the exercise price of the Broadscale Public Warrants is adjusted pursuant to the terms of the warrant agreement governing the Broadscale Public Warrants; and (v) modifying or amending the Closing Warrant Agreement governing the Closing Warrants requires the vote of at least 65% of then outstanding Closing Warrants. If the Closing Warrants are held by holders other than the PIPE Investors or their permitted transferees, they will be redeemable by Broadscale or New Voltus as described above. If the Closing Warrants are exercised on a “cashless basis,” Broadscale or New Voltus, as applicable will not receive any cash proceeds from the exercise of such warrants.

The market price of shares of New Voltus Common Stock after the Merger may be affected by factors different from those currently affecting the prices of shares of Broadscale Class A Common Stock.

Upon completion of the Merger, holders of shares of Broadscale Class A Common Stock will become holders of shares of New Voltus Common Stock. Prior to the Merger, Broadscale has had limited operations. Upon completion of the Merger, New Voltus’s results of operations will depend upon the performance of New Voltus’s businesses, which are affected by factors that are different from those currently affecting the results of operations of Broadscale.

Broadscale has not obtained an opinion from an independent investment banking firm, and consequently, there is no assurance from an independent source that the consideration payable by Broadscale in connection with the Merger is fair to the Broadscale Stockholders from a financial point of view.

Broadscale is not required to, and has not, obtained an opinion from an independent investment banking firm that the Aggregate Merger Consideration it is paying in the Merger is fair to Broadscale Stockholders from a financial point of view. In analyzing the Merger, among other things, the Broadscale Board and management, together with its legal, accounting and other advisors, conducted due diligence of Voltus and the financial terms set forth in the Merger Agreement, and concluded that the Merger was in the best interests of Broadscale and the Broadscale Stockholders. Accordingly, investors will be relying solely on the judgement of the Broadscale Board and advisors in valuing Voltus, and the Broadscale Board may not have properly valued such business. The lack of a third party valuation may also lead an increased number of Broadscale Stockholders to vote against the Merger or demand redemption of their shares, which could potentially impact our ability to consummate the Merger.

The consummation of the Merger is subject to a number of conditions and if those conditions are not satisfied or waived, the Merger Agreement may be terminated in accordance with its terms and the Merger may not be completed.

Even if the Transaction Proposals are approved by the Broadscale Stockholders, specified conditions must be satisfied or waived before the parties to the Merger Agreement are obligated to complete the Merger, including, among other things, the Minimum Cash Condition. Broadscale and Voltus may not satisfy all of the conditions to the Closing in the Merger Agreement, and, accordingly, the Merger may not be completed. If the closing conditions are not satisfied or waived, the Merger will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause Broadscale and Voltus to each lose some or all of the intended benefits of the Merger. In addition, the parties can mutually decide to terminate the Merger Agreement at any time prior to the Closing, or Broadscale or Voltus may elect to terminate the Merger Agreement in certain other circumstances. See “Proposal No. 1: The Business Combination Proposal — The Merger Agreement — Conditions to Closing of the Merger — Conditions to the Obligations of Each Party”, “— Conditions to the Obligations of Broadscale and Merger Sub” and — Conditions to the Obligations of Voltus” for more information.

Termination of the Merger Agreement could negatively impact Voltus and Broadscale.

If the Merger is not completed for any reason, including the Broadscale Stockholders failing to approve the Transaction Proposals, the ongoing businesses of Voltus and Broadscale may be adversely impacted and, without realizing any of the anticipated benefits of completing the Merger, Voltus and Broadscale would be subject to a number of risks, including the following:

•        Voltus or Broadscale may experience negative reactions from the financial markets, including negative impacts on the Broadscale stock price (including to the extent that the current market price reflects a market assumption that the Merger will be completed);

•        Voltus may experience negative reactions from its customers, vendors and employees;

•        Voltus and Broadscale will have incurred substantial expenses and will be required to pay certain costs relating to the Merger, whether or not the Merger is completed; and

•        since the Merger Agreement restricts the conduct of Voltus’s and Broadscale’s businesses prior to completion of the Merger, each of Voltus and Broadscale may not have been able to take certain actions during the pendency of the Merger that would have benefitted it as an independent company, and the opportunity to take such actions may no longer be available (see “Proposal No. 1: The Business Combination Proposal — The Merger Agreement — Covenants of Voltus”, “Proposal No. 1: The Business Combination Proposal — The Merger Agreement — Covenants of Broadscale” and “Proposal No. 1: The Business Combination Proposal — The Merger Agreement — Mutual Covenants” of this proxy statement/prospectus for descriptions of the restrictive covenants applicable to Voltus and Broadscale).

If the Merger Agreement is terminated and the Broadscale Board seeks another merger or business combination, the Broadscale Stockholders cannot be certain that Broadscale will be able to find another acquisition target that would constitute a business combination that such other merger or business combination will be completed. See “Proposal No. 1: The Business Combination Proposal — The Merger Agreement — Termination.”

Broadscale’s and Voltus’s ability to consummate the Merger, and the operations of New Voltus following the consummation of the Merger, may be adversely affected by COVID-19.

The COVID-19 pandemic has resulted, and other infectious diseases could result, in a widespread health crisis that has and could continue to adversely affect the economies and financial markets worldwide, which may delay or prevent the consummation of the Merger, and the business of Voltus or New Voltus following the Merger could be adversely affected. The extent of any such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others.

The parties will be required to consummate the Merger even if Voltus, its business, financial condition and results of operations are materially affected by COVID-19. The disruptions posed by COVID-19 have continued, and other matters of global concern may continue, for an extensive period of time, and if Voltus is unable to recover from business disruptions due to COVID-19 or other matters of global concern on a timely basis, Voltus’s ability to consummate the Merger and New Voltus’s financial condition and results of operations following the Merger may be materially adversely affected. Each of Voltus and New Voltus may also incur additional costs due to delays caused by COVID-19, which could adversely affect New Voltus’s financial condition and results of operations.

Broadscale and its directors are, or may in the future be, subject to claims, suits and other legal proceedings, including challenging the Merger, that may result in adverse outcomes, including preventing the Merger from becoming effective or from becoming effective within the expected time frame.

Transactions like the proposed Merger are frequently subject to litigation or other legal proceedings, including actions alleging that the Broadscale Board breached its fiduciary duties to the Broadscale Stockholders by entering into the Merger Agreement or otherwise. Broadscale and its directors are, or may in the future be, subject to claims, suits and other legal proceedings, including challenging the Merger. Such claims, suits and legal proceedings are inherently uncertain, and their results cannot be predicted with certainty. An adverse outcome in such legal proceedings, as well as the costs and efforts of a defense even if successful, can have an adverse impact on Broadscale or Voltus because of legal costs, diversion or distraction of management and other personnel, negative publicity and other factors. In addition, it is possible that a resolution of one or more such legal proceedings could result in reputational harm, liability, penalties, or sanctions, as well as judgments, consent decrees, or orders, which could in the future materially and adversely affect Broadscale’s or Voltus’s business, operating results and financial condition. Furthermore, one of the conditions to the completion of the Merger is there must not be in force any Governmental Order enjoining or prohibiting the consummation of the Merger (provided that the governmental authority issuing such Governmental Order has jurisdiction over the parties to the Merger Agreement and the transactions contemplated thereby). As such, if any of the plaintiffs are successful in obtaining an injunction preventing the consummation of the Merger, that injunction may prevent the Merger from becoming effective or from becoming effective within the expected time frame.

The announcement of the proposed Merger could disrupt Voltus’s relationships with its customers, suppliers, business partners and others, as well as its operating results and business generally.

Whether or not the Merger and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks related to the impact of the announcement of the Merger on Voltus’s business include the following:

•        its employees may experience uncertainty about their future roles, which might adversely affect Voltus’s ability to retain and hire key personnel and other employees; and

•        Voltus has expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Merger.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact Voltus’s results of operations and cash available to fund its business.

Since the Sponsor and Broadscale’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of Broadscale Stockholders, a conflict of interest may have existed in determining whether the Merger with Voltus is appropriate as our initial business combination. Such interests include that Sponsor will lose its entire investment in us if our business combination is not completed.

When you consider the recommendation of the Broadscale Board in favor of approval of the Transaction Proposals in this proxy statement/prospectus, you should keep in mind that the Sponsor and Broadscale’s directors and executive officers have financial and other interests in the Merger that may be different from, or in addition to (and which may conflict with), those of the Broadscale Stockholders generally, which may result in a conflict of interest on the part of one or more of them between what they may believe is in the best interests of Broadscale and the Broadscale Stockholders and what they may believe is best for them. These interests include, among other things, the interests listed below.

•        Unless extended by Broadscale Stockholders, if the Merger or another business combination is not consummated by the Liquidation Date, Broadscale will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Broadscale Class A Common Stock for cash and, subject to the approval of its remaining stockholders and the Broadscale Board, dissolving and liquidating. In such event, the 8,625,000 Broadscale Founder Shares held by the Sponsor, which were acquired for an aggregate purchase price of $25,000 prior to the Broadscale Initial Public Offering, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to the Broadscale Founder Shares. Broadscale’s directors and executive officers, which include Ms. Georgia Levenson Keohane, Mr. Alexander Karsner, Ms. Lisa Coca, Mr. Andrew L. Shapiro, Mr. Edward E. Cohen, Mr. John P. Hanna and Mr. Jeffrey F. Brotman, also have an economic interest in the 8,625,000 Founder Shares owned by the Sponsor. The New Voltus Common Stock that will be received by the Sponsor upon the conversion of the Broadscale Founder Shares upon the Closing would have an aggregate market value of $            based upon the closing price of $            per share on Nasdaq on [•], 2022, the Broadscale Record Date, of the Broadscale Class A Common Stock.

•        The Sponsor entered into the Sponsor Letter Agreement whereby the Sponsor agreed to, among other things, vote to adopt and approve the Merger Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of the Sponsor Letter Agreement. Additionally, under the Sponsor Letter Agreement, the Sponsor agreed that, subject to the Closing, the Sponsor Earn-Out Shares, will be subject to a vesting schedule and the Sponsor may not transfer any unvested Sponsor Earn-Out Shares prior to the date such Sponsor Earn-Out Shares become vested pursuant to the Sponsor Letter Agreement. In three separate tranches, if, at any time during the Measurement Period, the VWAP of New Voltus Common Stock is greater than or equal to $12.50, $15.00, or $17.50, for any 20 trading days within a period of 30 trading days, then 479,147 Sponsor Earn-Out Shares, 479,147 Sponsor Earn-Out Shares, or 479,148 Sponsor Earn-Out Shares, will vest. In the event that there is a change of control of New Voltus during the Measurement Period, to the extent any Sponsor Earn-Out Shares have not already vested, the release of the transfer restrictions will be automatically accelerated and the Sponsor shall receive the same per share consideration (whether stock, cash or other property) in respect of all the Sponsor Earn-Out Shares as the other holders of New Voltus Common Stock participating in such change of control. Additionally, any unvested Sponsor Earn-Out Shares at the end of the Measurement Period shall be forfeited by the Sponsor. Also, under the Sponsor Letter Agreement, the Sponsor agreed to, immediately prior to the Effective Time (but conditioned upon the Closing), automatically irrevocably surrender and forfeit to Broadscale for no consideration, as a contribution to capital, the Forfeited Warrants. The Forfeited Warrants will be automatically and immediately cancelled by Broadscale. Broadscale and the Sponsor also agreed to take such actions as are necessary to cause the Forfeited Warrants to be retired and cancelled, after which such Forfeited Warrants shall no longer be issued, outstanding, convertible, or exercisable. See “Proposal No. 1: The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” for more information.

•        As compensation for their service on the Broadscale Board, Broadscale’s independent directors — Mmes. Keohane and Coca and Mr. Karsner — each received a membership interest in the Sponsor that has an allocation of 30,000 shares of the 8,625,000 Broadscale Founder Shares owned by the Sponsor. As Broadscale Founder Shares, the Broadscale Founder Shares allocated to each of Broadscale’s independent directors are subject to the terms of the Sponsor Letter Agreement, including those related to vesting, forfeiture and transfer restrictions, as described in the preceding bullet. If the Merger or another business combination is not consummated by the Liquidation Date and Broadscale proceeds with dissolving and liquidating, the Broadscale Founder Shares held by the Broadscale’s three independent directors (including the shares described in the next bullet point below) would be worthless. See “Proposal No. 1: The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” for more information.

•        Each of Broadscale’s independent directors made investments in the Sponsor that entitle them to additional Broadscale Founder Shares held by the Sponsor. In particular, Mmes. Keohane and Coca, each invested $10,000 in the Sponsor, which represents 3,000 Broadscale Founder Shares held by the Sponsor.

Mr. Karsner invested $100,000 in the Sponsor, which represents 30,000 Broadscale Founder Shares held by the Sponsor. These Broadscale Founder Shares are subject to the terms of the Sponsor Letter Agreement, including those related to vesting, forfeiture and transfer restrictions, as described in the two preceding bullets. See “Proposal No. 1: The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” for more information.

•        Except as described herein, none of Broadscale’s employees, executive officers or directors has received any compensation (cash or non-cash) for services rendered to Broadscale. Broadscale’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Broadscale’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Broadscale fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Broadscale may not be able to reimburse these expenses if the merger or another business combination are not completed by the Liquidation Date.

•        The Sponsor purchased an aggregate of 6,266,667 Broadscale Private Placement Warrants from Broadscale for an aggregate purchase price of $9,400,000 (or $1.50 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the Broadscale Initial Public Offering. A portion of the proceeds Broadscale received from these purchases were placed in the Trust Account. Such Broadscale Private Placement Warrants had an aggregate market value of $            based upon the closing price of $            per warrant on Nasdaq on [•], 2022, the Broadscale Record Date. The Broadscale Private Placement Warrants will become worthless if Broadscale does not consummate a business combination by Liquidation Date. Pursuant to the Sponsor Letter Agreement, the Sponsor has agreed to, immediately prior to the Effective Time (but conditioned upon the Closing), automatically irrevocably surrender and forfeit to Broadscale for no consideration, as a contribution to capital, the Forfeited Warrants, subject to the terms and conditions contemplated by the Sponsor Letter Agreement. See the section above under “Proposal No. 1: The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” for more information.

•        Pursuant to an indemnification agreement, the Sponsor has agreed to indemnify Broadscale to ensure that the proceeds in the Trust Account are not reduced below $10.00 per share of Broadscale Class A Common Stock, or such lesser per share of Broadscale Class A Common Stock amount as is in the Trust Account on the Liquidation Date, or such earlier date of liquidation of Broadscale, if and to the extent any claims by a vendor for services rendered or products sold to Broadscale, or a prospective target business with which Broadscale has discussed entering into a definitive agreement, reduce the amount of funds in the Trust Account, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

•        Certain PIPE Investors affiliated with Broadscale or the Sponsor, including Mr. E. Cohen and Mr. Brotman, have subscribed for an aggregate $9,647,500 of the PIPE Investment, for which they will receive an aggregate 964,750 shares of New Voltus Common Stock. Additionally, Mr. Jonathan Z. Cohen, the managing member of the Sponsor and the son of Mr. E. Cohen, vice chairman of the Broadscale Board, also has an economic interest in certain of the PIPE Investors. The 964,750 shares of New Voltus Common Stock which the PIPE Investors affiliated with Broadscale or the Sponsor have subscribed for in the PIPE Investment, if unrestricted and freely tradable, would have an aggregate market value of $            based upon the closing price of $            per share on Nasdaq on [•], 2022, the Broadscale Record Date, of the Broadscale Class A Common Stock. See “Certain Relationships and Related Party Transactions — Broadscale — PIPE Subscription Agreements” for more information.

•        With respect to redemptions, holders of Broadscale Class B Common Stock may have different incentives than other Broadscale Stockholders with respect to the completion of any proposed business combination and/or the exercise of a right to redeem. In particular, holders of Broadscale Class B Common Stock are not entitled to participate in any redemption with respect to such stock. The value of the Broadscale Class B Common Stock is dependent on the consummation of the Merger. In the event the Merger, or any other business combination is not consummated, the Broadscale Class B Common Stock would be rendered valueless. Broadscale Public Stockholders, on the other hand, are entitled to exercise redemption rights and receive the value of their redeemed stock even if the Merger, or a different business combination, is not completed.

Therefore, the interests of Broadscale Public Stockholders and holders of holders of Broadscale Class B Common Stock may not be aligned. Broadscale Public Stockholders should form their own independent views as to whether or not to redeem or whether or not to vote in favor of the Transaction Proposals.

•        Broadscale’s existing directors and officers will be eligible for continued indemnification and continued coverage under Broadscale’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement.

•        Dan Leff currently serves as a senior operating partner of Broadscale and will be a member of the New Voltus Board after the Closing. As such, in the future, Mr. Leff will receive any cash fees, stock options or stock awards that the New Voltus Board determines to pay to its non-executive directors. Mr. Leff has an economic interest in the Broadscale Founder Shares.

•        At the Closing, New Voltus will enter into the Registration Rights Agreement with the Sponsor, certain affiliates of the Sponsor and certain stockholders of New Voltus named therein, which provides for registration rights to such stockholders and their permitted transferees. See the section above, “Proposal No. 1: The Business Combination Proposal — Related Agreements — Registration Rights Agreement”, for more information.

•        Given the differential in the purchase price that the Sponsor paid for the Broadscale Founder Shares as compared to the price of the Broadscale Units sold in the Broadscale Initial Public Offering, the Sponsor and the directors and officers of Broadscale who invested in the Sponsor, may earn a positive return on their investment even if the New Voltus Common Stock trades below the price initially paid for the Broadscale Units in the Broadscale Initial Public Offering and the Broadscale Stockholders experience a negative return following the completion of the Merger. See the risk factor entitled “— The Sponsor, its investors and its and their affiliates (which include members of the Broadscale Board and management) may receive a positive return on the 8,625,000 Broadscale Founder Shares owned by the Sponsor even if the Broadscale Public Stockholders experience a negative return on their investment after consummation of the Merger.”

The existence of financial and personal interests of one or more of Broadscale’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Broadscale and the Broadscale Stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that the Broadscale Stockholders vote for the Transaction Proposals. In addition, Broadscale’s officers have interests in the Merger that may conflict with your interests as a Broadscale Stockholder. See the section entitled “Proposal No. 1: The Business Combination Proposal — Interests of Broadscale’s Directors and Executive Officers in the Merger” for a further discussion of these considerations.

The personal and financial interests of the Sponsor and Broadscale’s directors and officers may have influenced their motivation in identifying and selecting Voltus as a business combination target, completing an initial business combination with Voltus and influencing the operation of the business following the initial business combination. In considering the recommendations of the Broadscale Board to vote for the proposals, the Broadscale Stockholders should consider these interests.

The exercise of Broadscale’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Merger may result in a conflict of interest when determining whether such changes to the terms of the Merger or waivers of conditions are appropriate and in Broadscale Stockholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, may require Broadscale to agree to amend the Merger Agreement, consent to certain actions taken by Voltus or waive rights that Broadscale is entitled to under the Merger Agreement. Such events could arise because of changes in the course of Voltus’s business or a request by Voltus to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement or the occurrence of other events that would have a material adverse effect on Voltus’s business and would entitle Broadscale to terminate the Merger Agreement. In any of such circumstances, it would be at Broadscale’s discretion, acting through the Broadscale Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors or officers described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) or officers(s) between what he, she or they may believe is best for Broadscale and the Broadscale Stockholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Broadscale does not believe there will be any changes or waivers that Broadscale’s directors and executive officers would be likely to make after stockholder approval of the Business Combination Proposal has been obtained. While certain changes could be made without further stockholder approval, Broadscale will circulate a new or amended proxy statement/prospectus and resolicit the Broadscale Stockholders if changes to the terms of the transaction that would have a material impact on the Broadscale Stockholders are required prior to the vote on the Business Combination Proposal.

The Merger will result in changes to New Voltus Board that may affect the strategy of New Voltus.

If the parties complete the Merger, the composition of the New Voltus Board will change from the current boards of directors of Broadscale and Voltus. The New Voltus Board will be divided into three classes and will consist of the directors elected pursuant to the Director Election Proposal, each of which will serve an initial term ending in either 2023, 2024 or 2025, and thereafter will serve a three-year term. The composition of the New Voltus Board may affect the business strategy and operating decisions of New Voltus upon the completion of the Merger.

The Merger Agreement contains provisions that may discourage other companies from trying to acquire Voltus for greater merger consideration.

The Merger Agreement contains provisions that may discourage a third party from submitting a business combination proposal to Voltus that might result in greater value to Voltus Stockholders than the Merger or may result in a potential competing acquirer proposing to pay a lower per share price to acquire Voltus than it might otherwise have proposed to pay absent such provisions. These provisions include a general prohibition on Voltus from (a) initiating any negotiations with any person with respect to, or providing any non-public information or data concerning Voltus or any of the Voltus’s subsidiaries to any person relating to, an Acquisition Proposal or afford to any person access to the business, properties, assets or personnel of Voltus or any of the Voltus’s subsidiaries in connection with an Acquisition Proposal, (b) entering into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (c) granting any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (d) otherwise knowingly facilitating any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make an Acquisition Proposal. The Voltus Stockholders approved the Merger by written consent on November 30, 2021. See “Proposal No. 1: The Business Combination Proposal — The Merger Agreement — Termination.”

The Merger Agreement contains provisions that may discourage Broadscale from seeking an alternative business combination.

The Merger Agreement contains provisions that prohibit Broadscale from seeking alternative business combinations during the pendency of the Merger. Further, if Broadscale is unable to obtain the requisite approval of the Broadscale Stockholders, either party may terminate the Merger Agreement.

The unaudited pro forma combined financial information included in this proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the Merger may differ materially.

The unaudited pro forma combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what Voltus’s actual financial position or results of operations would have been had the Merger been completed on the date(s) indicated. The preparation of the pro forma financial information is based upon available information and certain assumptions and estimates that Broadscale and Voltus currently believe are reasonable. The unaudited pro forma combined financial information has been prepared based on a number of assumptions including, but not limited to, Broadscale being treated as the “acquired” company for financial reporting purposes, the total debt obligations and the amount of cash and cash equivalents of Voltus on the date the Merger closes and the number of shares of Broadscale Class A Common Stock that are redeemed in connection with the Merger. See “Unaudited Pro Forma Combined Financial Information” for more information.

Voltus and Broadscale will incur significant transaction and transition costs in connection with the Merger.

Each of Broadscale and Voltus has incurred and expects that it will incur significant, non-recurring costs in connection with consummating the Merger and operating as a public company following the consummation of the Merger. Broadscale and Voltus may also incur additional costs to retain key employees. Broadscale and Voltus will also incur significant legal, financial advisor, accounting, banking and consulting fees, fees relating to regulatory filings and notices, SEC filing fees, printing and mailing fees and other costs associated with the Merger, and will be for the account of the party incurring such fees, expenses and costs or paid by Voltus following the closing of the Merger. Some of these costs are payable regardless of whether the Merger is completed. See “Proposal No. 1: The Business Combination Proposal — The Merger Agreement” for more information.

Because Voltus is not conducting an underwritten offering of its securities, no underwriter has conducted a due diligence review of Voltus’s business, operations or financial condition or reviewed the disclosure in this proxy statement/prospectus.

Section 11 of the Securities Act (“Section 11”) imposes liability on parties, including underwriters, involved in a securities offering if the registration statement contains a materially false statement or material omission. To effectively establish a due diligence defense against a cause of action brought pursuant to Section 11, a defendant, including an underwriter, carries the burden of proof to demonstrate that such party, after reasonable investigation, believed that the statements in the registration statement were free from material misstatements and omissions. In order to meet this burden of proof, underwriters in a registered offering typically conduct extensive due diligence of the registrant and vet the registrant’s disclosures in the registration statement. Such due diligence may include calls with the registrant’s management, review of material agreements, and background checks on key personnel, among other investigations.

Because Voltus intends to become publicly traded through the Merger rather than through an underwritten offering of Voltus Common Stock, no underwriter is involved in the transaction. As a result, no underwriter has conducted diligence on Voltus or Broadscale in order specifically to establish a statutory due diligence defense with respect to the disclosures presented in this proxy statement/prospectus. Although the co-placement agents conducted a due diligence investigation of Voltus in connection with the PIPE Investment, they cannot be sure that this due diligence uncovered all material issues that may be presented inside Voltus or its business, or that it would be possible to uncover all material issues thorugh a customary amount of due diligence, or that factors outside of Voltus and its business and outstide of its control will not later arise. While sponsors, private investors and management in a business combination undertake financial, legal and other due diligence, it is not necessarily the same review or analysis that would be undertaken by an underwriter in an underwritten public offering. If such review and analysis had occurred, it is possible that certain information in this proxy statement/prospectus may have been presented in a different manner or additional information may have been presented at the request of such underwriter.

Subsequent to the consummation of the Merger and the other transactions contemplated by the Merger Agreement, New Voltus may be required to take write-downs or write-offs, or the combined company may be subject to restructuring, impairment or other charges that could have a significant negative effect on New Voltus’s financial condition, results of operations and the price of New Voltus Common Stock, which could cause you to lose some or all of your investment.

Broadscale and Voltus cannot assure you that the due diligence conducted in relation to Voltus has identified all material issues or risks associated with Voltus, its business or the industry in which it competes. Furthermore, Broadscale and Voltus cannot assure you that factors outside of Voltus’s and Broadscale’s control will not later arise. As a result of these factors, New Voltus may be exposed to liabilities and incur additional costs and expenses and New Voltus may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in New Voltus’s reporting losses. Even if Broadscale’s due diligence has identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Broadscale’s preliminary risk analysis. If any of these risks materialize, this could have a material adverse effect on New Voltus’s financial condition and results of operations and could contribute to negative market perceptions about New Voltus’s securities or Voltus. Additionally, we have no indemnification rights against the Voltus Equityholders under the Merger Agreement and all of the purchase price consideration will be delivered at the Closing.

Accordingly, any Broadscale Stockholders or holders of Broadscale Warrants who choose to become New Voltus Stockholders or holders of New Voltus Warrants following the Merger could suffer a reduction in the value of their shares, warrants and units.

Voltus Stockholders and Broadscale Stockholders will have their rights as stockholders governed by New Voltus’s organizational documents.

As a result of the completion of the Merger, Voltus Stockholders and Broadscale Stockholders will become holders of shares of New Voltus Common Stock, which will be governed by New Voltus’s organizational documents. As a result, there will be differences between the rights currently enjoyed by Voltus Stockholders and Broadscale Stockholders and the rights that Voltus Stockholders and Broadscale Stockholders who become stockholders of New Voltus will have as stockholders of New Voltus. See “Comparison of Corporate Governance and Stockholders’ Rights — Comparison of Stockholders’ Rights” for more information.

Broadscale currently intends to only complete one business combination with the proceeds of the Broadscale Initial Public Offering and the sale of the Broadscale Private Placement Warrants, which will cause Broadscale to be solely dependent on Voltus’s business. This lack of diversification may negatively impact Broadscale’s operations and profitability.

Broadscale currently intends to only complete one business combination with the proceeds of the Broadscale Initial Public Offering and the sale of the Broadscale Private Placement Warrants. By completing Broadscale’s business combination with only a single entity our lack of diversification may subject Broadscale to numerous economic, competitive and regulatory risks. Further, Broadscale would not be able to diversify its operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to complete several business combinations in different industries or different areas of a single industry. Accordingly, the prospects for Broadscale’s success will be solely dependent upon the business and financial performance of Voltus.

This lack of diversification may subject us to numerous economic, competitive and regulatory risks, any or all of which may have a substantial adverse impact upon the particular industry in which Broadscale may operate subsequent to the business combination. See “— Risks Related to Voltus — General Business and Industry-Related Risks” for risks we may face as a result of consummating the business combination with Voltus.

A provision in the warrant agreement governing the Broadscale Warrants could result in antidilution adjustments to the Broadscale Warrants in connection with the Merger and may make it more difficult for Broadscale to consummate the Merger.

In connection with the Merger, Broadscale has entered into, and may in the future enter into additional, agreements to issue shares of Broadscale Class A Common Stock and/or other securities. The Broadscale Warrants include certain antidilution protections. If (x) Broadscale issues additional shares of Broadscale Class A Common Stock or equity-linked securities for capital raising purposes in connection with the Closing of the Merger at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Broadscale Board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Broadscale Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Merger on the date of the consummation of the Merger (net of redemptions), and (z) the volume weighted average trading price of our common stock during the 20 trading day period starting on the trading day prior to the day on which we consummate the Merger (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price in the Broadscale Warrants will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger in the Broadscale Warrants will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price. Whether or not this provision would result in anti-dilution adjustments to the Warrants cannot be determined until after the consummation of the Merger. However, in the event that this provision were expected to be triggered, it could: (i) have an adverse impact on the trading price of the Broadscale Class A Common Stock, (ii) lead to an increase in the number of redemptions of Broadscale Class A Common Stock and (iii) make it more difficult for us to consummate the Merger.

If third parties bring claims against Broadscale, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share (which was the offering price per Broadscale Unit in the Broadscale Initial Public Offering).

Broadscale’s placing of funds in the Trust Account may not protect those funds from third-party claims against it. Although Broadscale will seek to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which Broadscale does business execute agreements with Broadscale waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Broadscale’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will enter into an agreement with a third party that has not executed a waiver only if management believes that such third party’s engagement would be significantly more beneficial to Broadscale than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Broadscale and will not seek recourse against the Trust Account for any reason. Upon redemption of our shares of Broadscale Class A Common Stock, if we do not complete our initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per-share redemption amount received by Broadscale Public Stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors. The Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriter of this offering against certain liabilities, including liabilities under the Securities Act. However, we have not asked the Sponsor to reserve for such indemnification obligations, nor have we independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your shares of Broadscale Class A Common Stock. None of our officers, directors or members of the Sponsor will indemnify us for claims by third parties including, without limitation claims by vendors and prospective target businesses.

The Broadscale Warrants and Sponsor Earn-Out Shares are accounted for as liabilities and the changes in value of such warrants and earn-out shares could have a material effect on New Voltus financial results following the Merger.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” (the “SEC Statement”), wherein it expressed its view that certain terms and conditions common to special purpose acquisition company (“SPAC”) warrants may require the warrants to be classified as liabilities on the its balance sheet as opposed to being treated as equity. Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement governing the Broadscale Warrants. As a result of the SEC Statement, Broadscale reevaluated the accounting treatment of the Broadscale Warrants, and, pursuant to the guidance in Accounting Standards Codification (“ASC”) 815, determined the warrants should be classified as derivative liabilities measured at fair value on our balance sheet, with any changes in fair value to be reported each period in earnings on our statements of operations.

As a result of the recurring fair value measurement, our financial statements may fluctuate quarterly, based on factors which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material.

The Merger Agreement also contemplates that the Voltus Equityholders outstanding immediately prior to the effective time of the Merger will collectively be entitled to receive up to approximately 10,000,000 shares of New Voltus Common Stock, or the Earnout Shares, which are divided into three equal tranches subject to vesting terms during the seven-year period following the closing date of the Merger based on market conditions and change of control provisions.

In connection with the Merger, all of the 8,625,000 shares of Broadscale Class B Common Stock held by the Sponsor will be converted into 8,625,000 shares of New Voltus Common Stock. Subject to the Closing 16.666% of the Broadscale Founder Shares, a total of 1,437,442 shares, or the Sponsor Earn-Out Shares, shall be subject to certain vesting provisions. The Sponsor Earn-Out Shares are divided into three equal tranches that will vest in accordance with the same milestones applicable to the Earnout Shares described above.

Further, in connection with the Merger, the Sponsor agreed it will forfeit 100% of the 6,266,667 Broadscale Private Placement Warrants it holds, immediately prior to the Closing and that, contingent upon the Closing, it will waive any anti-dilution rights pursuant to the organizational documents of Broadscale. Upon Closing, an aggregate of 6,200,000 Closing Warrants will be issued and delivered to certain Third Party PIPE Investors pursuant to such PIPE Subscription Agreements. Each whole Closing Warrant entitles the holder to purchase one share of New Voltus Common Stock at an exercise price of $11.50 per share, subject to adjustment as described in this proxy statement/prospectus. The Closing Warrants, Sponsor Earn-Out Shares and the Earnout Shares not subject to service based conditions will be accounted as liabilities and recorded at fair value upon issuance, based upon a valuation report obtained from its independent third party valuation firm, with changes in fair value each period to be reported in earnings, which may have an adverse effect on the market price of the New Voltus Common Stock after consummation of the Merger.

See “Broadscale’s Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates — Warrant Liability.”

Broadscale has identified a material weakness in its internal control over financial reporting. If Broadscale is unable to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in Broadscale and materially and adversely affect its business and operating results.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud.

Following this issuance of the SEC Statement, after consultation with our management and our audit committee, in light of the SEC Statement, we identified a material weakness in our internal controls over financial reporting. See “— The Broadscale Warrants and Sponsor Earn-Out Shares are accounted for as liabilities and the changes in value of such warrants and earn-out shares could have a material effect on New Voltus financial results following the Merger.” As a result of this material weakness, our management concluded that our internal control over financial reporting was not effective as of December 31, 2021 and March 31, 2022. This material weakness resulted in a material misstatement of the initial carrying value of the Class A common stock subject to possible redemption and the restatement of our earnings per share calculation for the affected periods.

To respond to this material weakness, we have devoted, and plan to continue to devote, significant effort and resources to the remediation and improvement of our internal control over financial reporting. While we have processes to identify and appropriately apply applicable accounting requirements, we plan to enhance these processes to better evaluate our research and understanding of the nuances of the complex accounting standards that apply to our financial statements. Our plans at this time include providing enhanced access to accounting literature, research materials and documents and increased communication among our personnel and third-party professionals with whom we consult regarding complex accounting applications. The elements of our remediation plan can only be accomplished over time, and we can offer no assurance that these initiatives will ultimately have the intended effects.

If we identify any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and our stock price may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses. If the Merger is consummated, we can provide no assurance that Voltus’s internal controls and procedures over financial reporting of New Voltus will be effective. See “— Risks Related to Voltus — Risks Related to Accounting and Finance Matters and Projections — We have identified material weaknesses in our internal control over financial reporting. If Voltus is unable to remediate the material weakness, or if Voltus identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, this may result in material misstatements or restatements of Voltus’s consolidated financial statements or cause Voltus to fail to meet its periodic reporting obligations.”

Broadscale, and following the Merger, New Voltus, may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.

As a result of the material weakness in Broadscale’s internal controls over financial reporting described above, the change in accounting for the Broadscale Warrants, and other matters raised or that may in the future be raised by the SEC, we face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this proxy statement/prospectus, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition or our ability to complete the Merger.

If, after distributing the proceeds in the Trust Account to the Broadscale Public Stockholders, Broadscale or New Voltus, as applicable, files a bankruptcy petition or an involuntary or bankruptcy petition is filed against Broadscale or New Voltus that is not dismissed, its creditors or a representative of its estate could commence an action in the applicable bankruptcy court seeking to recover such proceeds, and the members of the Broadscale Board may be viewed as having breached their fiduciary duties, thereby exposing New Voltus and the members of the Broadscale Board to claims for damages, including potentially punitive damages.

If, after distributing the proceeds in the Trust Account to the Broadscale Public Stockholders, Broadscale or New Voltus, as applicable, files a bankruptcy petition or an involuntary bankruptcy petition is filed against Broadscale or New Voltus that is not dismissed, any distributions received by Broadscale Stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, creditors or an estate representative of Broadscale or New Voltus, as applicable, could commence an action in the applicable bankruptcy court seeking to recover all amounts received by Broadscale Stockholders. In addition, the Broadscale Board may be viewed as having breached its fiduciary duty to its creditors and/or having acted in bad faith, thereby exposing itself and us to claims for damages, including potentially punitive damages, by paying the Broadscale Public Stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

If, before distributing the proceeds in the Trust Account to the Broadscale Public Stockholders, Broadscale files a bankruptcy petition or an involuntary bankruptcy petition is filed against Broadscale that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Broadscale Stockholders, and the per share amount that would otherwise be received by Broadscale Stockholders in connection with a liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to the Broadscale Public Stockholders, Broadscale files a bankruptcy petition or an involuntary bankruptcy petition is filed against Broadscale that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Broadscale’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Broadscale Stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per share amount that would otherwise be received by Broadscale Stockholders in connection with our liquidation may be reduced.

The Broadscale Stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

If we are forced to enter into an insolvent liquidation, any distributions received by the Broadscale Public Stockholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by Broadscale Public Stockholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors or may have acted in bad faith, and thereby exposing themselves and our company to claims, by paying the Broadscale Public Stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Past performance by our management team, directors, advisors and their respective affiliates may not be indicative of future performance of an investment in Broadscale, Voltus or New Voltus.

Information regarding performance by, or businesses associated with, our management team, directors, advisors and their respective affiliates is presented for informational purposes only. Past performance by our management team, directors, advisors and such affiliates is not a guarantee of success with respect to the Merger. You should not rely on the historical performance of our management team, directors and advisors or that of their respective affiliates as indicative of the future performance of an investment in Broadscale, New Voltus or Voltus or the returns the Company will, or is likely to, generate going forward. Our management team, directors and advisors and their respective affiliates have had limited past experience with blank check and special purpose acquisition companies.

The securities in which we invest the proceeds held in the Trust Account could bear a negative rate of interest, which could reduce the interest income available for payment of taxes or reduce the value of the assets held in trust such that the per share redemption amount received by Broadscale Public Stockholders may be less than $10.00 per share.

The proceeds held in the Trust Account may only be invested in direct U.S. government securities with a maturity of 185 days or less, or in certain money market funds which invest only in direct U.S. Treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the United States. In the event of very low or negative yields, the amount of interest income (which Broadscale may withdraw to pay income taxes, if any) would be reduced. In the event that Broadscale is unable to complete the Merger, the Broadscale Public Stockholders are entitled to receive their share of the proceeds held in the Trust Account, plus any interest income, net of taxes paid or payable (less, in the case we are unable to complete our initial business combination, $100,000 of interest for dissolution expenses). Negative interest rates could reduce the value of the assets held in the Trust Account such that the per-share redemption amount received by the Broadscale Public Stockholders may be less than $10.00 per share.

Broadscale management concluded that there is substantial doubt about its ability to continue as a “going concern.”

As of March 31, 2022, Broadscale had $122,051 in its operating bank accounts, $345,050,341 in securities held in the Trust Account to be used for a business combination or to repurchase or redeem the Broadscale Class A Common Stock in connection therewith and a working capital deficit of approximately $3.4 million. As of March 31, 2022, approximately $50,341 of the amount on deposit in the Trust Account represented interest income, which is available to pay Broadscale’s tax obligations. If Broadscale is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, suspending the pursuit of a business combination. Broadscale cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. Further, Broadscale’s plans to raise capital and to consummate the Merger may not be successful. These factors, among others, raise substantial doubt about our ability to continue as a going concern through the Liquidation Date. The financial statements contained elsewhere in its Annual Report on Form 10-K and Quarterly Report on Form 10-Q do not include any adjustments that might result from our inability to consummate a business combination or Broadscale’s inability to continue as a going concern.

Risks Related to Ownership of New Voltus Common Stock Following the Merger

The market price of New Voltus Common Stock may be volatile and fluctuate substantially, which could cause the value of your investment to decline.

The trading price of the New Voltus Common Stock, as well as New Voltus Warrants, is likely to be volatile. The stock market has experienced extreme volatility in the past and may experience similar volatility moving forward. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares at an attractive price due to a number of factors such as those listed in “— Risks Related to Voltus” and the following:

•        results of operations that vary from the expectations of securities analysts and investors;

•        results of operations that vary from those of Voltus’s competitors;

•        changes in expectations as to Voltus’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•        price and volume fluctuations in the market prices of stocks generally;

•        strategic actions by Voltus or its competitors;

•        changes in how enterprises perceive the benefits of Voltus’s platform and products;

•        announcements by Voltus or its competitors of new products, solutions or technologies or significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

•        any significant change in Voltus’s management or departures of key personnel;

•        changes in general economic or market conditions or trends in Voltus’s industry or markets;

•        changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to Voltus’s business;

•        future sales of New Voltus Common Stock or other securities;

•        investor perceptions or the investment opportunity associated with New Voltus Common Stock relative to other investment alternatives;

•        the public’s response to press releases or other public announcements by Voltus or third parties, including New Voltus’s filings with the SEC;

•        litigation involving Voltus, Voltus’s industry, or both, or investigations by regulators into Voltus’s operations or those of Voltus’s competitors;

•        guidance, if any, that Voltus provides to the public, any changes in this guidance or Voltus’s failure to meet this guidance;

•        the development and sustainability of an active trading market for the New Voltus Common Stock;

•        actions by institutional or activist stockholders;

•        changes in accounting standards, policies, guidelines, interpretations or principles;

•        general economic and political conditions such as recessions, interest rates, fuel prices, trade wars, pandemics (such as COVID-19), currency fluctuations and acts of war or terrorism; and

•        the effects of natural disasters, terrorist attacks and the spread and/or abatement of infectious diseases, such as COVID-19, including with respect to potential operational disruptions, labor disruptions, increased costs, and impacts to demand related thereto.

These broad market and industry fluctuations may adversely affect the market price of New Voltus Common Stock, regardless of Voltus’s actual operating performance. In addition, price volatility may be greater if the public float and trading volume of New Voltus Common Stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If Voltus was involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from Voltus’s business regardless of the outcome of such litigation.

New Voltus will qualify as an “emerging growth company” within the meaning of the Securities Act, and if it takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make New Voltus’s securities less attractive to investors and may make it more difficult to compare New Voltus’s performance to the performance of other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and for as long as we continue to be an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in this proxy statement/prospectus and our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

If we cease to be an emerging growth company, we will no longer be able to take advantage of certain exemptions from reporting, and, absent other exemptions or relief available from the SEC, we will also be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We will incur additional expenses in connection with such compliance and our management will need to devote additional time and effort to implement and comply with such requirements.

We do not intend to pay dividends on New Voltus Common Stock, so any returns will be substantially limited to the value of the New Voltus Common Stock.

We have no current plans to pay any cash dividends on the New Voltus Common Stock. The declaration, amount and payment of any future dividends on shares of New Voltus Common Stock will be at the sole discretion of the New Voltus Board. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends from future earnings for the foreseeable future. The

New Voltus Board may take into account general and economic conditions, New Voltus’s financial condition and results of operations, New Voltus’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by New Voltus to its stockholders or by its subsidiaries to it and such other factors as the New Voltus Board may deem relevant. In addition, New Voltus’s ability to pay dividends is limited by Voltus’s indebtedness and may be limited by covenants of any future indebtedness New Voltus incurs. As a result, you may not receive any return on an investment in New Voltus Common Stock unless you sell New Voltus Common Stock for a price greater than that which you paid for it.

If securities analysts do not publish research or reports about our business or if they publish inaccurate or unfavorable research about the New Voltus Common Stock, the stock price and trading volume of the New Voltus Common Stock could decline.

The trading market for New Voltus Common Stock will rely, in part, on the research and reports that industry or financial analysts publish about us or our business. In addition, some financial analysts may have limited expertise with our model and operations. Furthermore, if one or more of the analysts who do cover us downgrade their evaluations of the New Voltus Common Stock, the price of New Voltus Common Stock could decline. If one or more of these analysts ceases to cover New Voltus, we could lose visibility in the market for the New Voltus Common Stock, which in turn could cause our stock price or trading volume to decline.

Any future sales or offerings of New Voltus Common Stock may cause substantial dilution to stockholders and could cause the price of its common stock to decline.

The sale of shares of New Voltus Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of New Voltus Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for New Voltus to sell equity securities in the future at a time and at a price that it deems appropriate.

Pursuant to the Lock-Up Agreement, during the Lock-Up Period (as defined below), Voltus’s directors and executive officers will not, subject to the exceptions noted therein, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of any shares of New Voltus Common Stock, or any stock options, restricted stock units, or other equity awards outstanding as of immediately following the Closing in respect of awards of Voltus outstanding immediately following the Closing. Following the expiration or waiver of the Lock-Up Period, such shares will be eligible for resale, subject to volume, manner of sale and other limitations under Rule 144. Sales of substantial amounts of New Voltus Common Stock in the public market after the Merger, or the perception that such sales will occur, could adversely affect the market price of New Voltus Common Stock and make it difficult for us to raise funds through securities offerings in the future.

The Merger Agreement contemplates that, at the Closing, New Voltus, the Sponsor, certain affiliates of the Sponsor and certain stockholders of New Voltus named therein will enter into the Registration Rights Agreement (as defined below), pursuant to which New Voltus will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of New Voltus Common Stock and other equity securities of New Voltus that are held by the parties thereto from time to time. The Registration Rights Agreement amends and restates the registration rights agreement that was entered into by Broadscale, the Sponsor and the other parties thereto in connection with the Broadscale Initial Public Offering. If these stockholders exercise their registration rights, the market price of shares of New Voltus Common Stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for Voltus to raise additional funds through future offerings of New Voltus Common Stock or other securities.

In addition, the shares of New Voltus Common Stock reserved for future issuance under New Voltus’s equity incentive plans will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable.

In the future, New Voltus may also issue its securities in connection with investments or acquisitions. The amount of shares of New Voltus Common Stock issued in connection with an investment or acquisition could constitute a material portion of New Voltus Common Stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to the New Voltus Stockholders.

Anti-takeover provisions in New Voltus’s organizational documents could delay or prevent a change of control.

Certain provisions of the Proposed Charter and the Proposed Bylaws attached to this proxy statement/prospectus differ from the Existing Charter and the Existing Bylaws. may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by the New Voltus Stockholders.

These provisions provide for, among other things:

•        a classified board of directors whose members serve staggered three-year terms;

•        the ability of the New Voltus Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•        advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at New Voltus’s annual meetings;

•        no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•        certain limitations on convening special stockholder meetings;

•        limiting the ability of stockholders to act by written consent;

•        the limitation of the liability of, and the indemnification of, Voltus’s directors and officers;

•        providing that the New Voltus Board is expressly authorized to make, alter or repeal New Voltus’s bylaws; and

•        the removal of directors only for cause and only upon the affirmative vote of holders of the majority of the voting power of all of the then outstanding shares of voting stock of New Voltus entitled to vote at an election of directors.

These anti-takeover provisions could make it more difficult for a third party to acquire New Voltus, even if the third-party’s offer may be considered beneficial by many of the New Voltus Stockholders. As a result, the New Voltus Stockholders may be limited in their ability to obtain a premium for their shares. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause New Voltus to take other corporate actions you desire. See “Description of New Voltus Capital Stock” for more information.

The Proposed Charter will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by New Voltus Stockholders, which could limit the New Voltus Stockholders’ ability to obtain a favorable judicial forum for disputes with New Voltus or its directors, officers, employees or stockholders.

The Proposed Charter will provide that, subject to limited exceptions, any (1) derivative action, suit or proceeding brought on behalf of New Voltus, (2) action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of New Voltus to New Voltus or its stockholders, (3) action, suit or proceeding arising pursuant to any provision of the DGCL or the Proposed Charter or the Proposed Bylaws (as either may be amended from time to time), (4) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware or (5) action, suit or proceeding asserting a claim against New Voltus or any current or former director, officer or stockholder governed by the internal affairs doctrine of the State of Delaware shall, to the fullest extent permitted by applicable law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction thereof, another state or federal court located within the State of Delaware, provided that, (i) unless New Voltus consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. and (ii) such exclusive forum provision shall not apply to claims or causes of action brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of New Voltus’s capital stock shall be deemed to have notice of and to consent to the provisions of the Proposed Charter. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with New Voltus or its directors, officers or other employees, which may discourage such lawsuits against New Voltus and its directors, officers and employees. Alternatively, if a court were to find these provisions of the Proposed Charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, New Voltus may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect New Voltus’s business and financial condition.

The requirements of being a public company, including compliance with the reporting requirements of the Exchange Act and the Nasdaq, require significant resources, increase our costs and distract our management, and we may be unable to comply with these requirements in a timely or cost-effective manner. New Voltus will incur increased costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives.

Voltus has operated as a privately owned company and expects to incur additional legal, regulatory, finance, accounting, investor relations and other administrative expenses as a result of having publicly traded common stock. In addition, New Voltus will be required under the Sarbanes-Oxley Act, as well as rules adopted by the SEC and Nasdaq to implement specified corporate governance practices that currently do not apply to Voltus as a private company.

As a public company with equity securities listed on Nasdaq, following the consummation of the Merger, New Voltus will need to comply with rules and regulations of the SEC and the requirements of Nasdaq. Complying with these rules, regulations and requirements will occupy a significant amount of the time of our board of directors and management and will significantly increase our costs and expenses. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of it. In addition, as a public company we will incur substantial costs to obtain director and officer liability insurance policies. These factors could make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee.

New Voltus will be required to ensure that it has the ability to prepare financial statements on a timely basis that fully comply with all SEC reporting requirements and maintain effective internal controls over financial reporting. See “— Risks Related to Voltus — Risks Related to Accounting and Finance Matters and Projections — We have identified material weaknesses in our internal control over financial reporting. If Voltus is unable to remediate the material weakness, or if Voltus identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, this may result in material misstatements or restatements of Voltus’s consolidated financial statements or cause Voltus to fail to meet its periodic reporting obligations” for a discussion of Voltus’s material weaknesses. The additional demands associated with being a public company may disrupt regular operations of New Voltus’s business by diverting the attention of some of its senior management team away from revenue producing activities to management and administrative oversight, adversely affecting New Voltus’s ability to attract and complete business opportunities and increasing the difficulty in both retaining professionals and managing and growing New Voltus’s businesses. In addition, failure to comply with any laws or regulations applicable to New Voltus as a public company may result in legal proceedings and/or regulatory investigations, and may cause reputational damage. Any of these effects could harm New Voltus’s business, financial condition and results of operations.

Risks Related to Redemption

Neither the Merger Agreement nor the Existing Organizational Documents include a specified maximum redemption threshold, but the Merger Agreement is subject to the satisfaction or waiver of the Minimum Cash Condition. The absence of such a redemption threshold may make it possible to complete a Merger in which a substantial majority of Broadscale Public Stockholders do not agree.

Neither the Existing Organizational Documents nor the Merger Agreement provide a specified maximum redemption threshold, except that, under both, in no event will Broadscale redeem shares of Broadscale Class A Common Stock in an amount that would cause Broadscale’s net tangible assets to be less than $5,000,001 (such that Broadscale is not subject to the SEC’s “penny stock” rules). In addition, the Merger Agreement does not provide a maximum redemption threshold; instead the Merger Agreement provides that, Voltus will not be obligated to consummate the Merger if the Minimum Cash Condition is not satisfied or waived by Voltus (in its discretion). There can be no assurance that Voltus could and would waive the Minimum Cash Condition. See “Proposal No. 1: — The Business Combination Proposal — The Merger Agreement — Conditions to Closing of the Merger — Conditions to the Obligations of Voltus.” As a result of these conditions, Broadscale will be able to complete the Merger even if a substantial majority of the holders of shares of Broadscale Class A Common Stock have redeemed their shares.

There is no guarantee that a Broadscale Public Stockholder’s decision whether to redeem their shares for a pro rata portion of the Trust Account will put such stockholder in a better future economic position.

No assurance can be given as to the price at which a Broadscale Public Stockholder may be able to sell the shares of New Voltus Common Stock in the future following the completion of the Merger. Certain events following the consummation of any business combination, including the Merger, may cause an increase in the New Voltus Common Stock price, and may result in a lower value realized now than a Broadscale Stockholder might realize in the future had the Broadscale Stockholder not elected to redeem such stockholder’s shares of Broadscale Class A Common Stock. Similarly, if a Broadscale Public Stockholder does not redeem his, her or its shares, such stockholder will bear the risk of ownership of New Voltus Common Stock after the consummation of the Merger, and there can be no assurance that a stockholder can sell his, her or its shares of New Voltus Common Stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A Broadscale Public Stockholder should consult his, her or its tax and/or financial advisor for assistance on how this may affect its individual situation.

If Broadscale Public Stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of Broadscale Class A Common Stock for a pro rata portion of the funds held in the Trust Account.

Holders of shares of Broadscale Class A Common Stock are entitled to exercise their rights to redeem their shares of Broadscale Class A Common Stock for a pro rata portion of the Trust Account regardless of whether they vote for or against or abstain from voting on the Business Combination Proposal or any other Transaction Proposal. In addition, to exercise their redemption rights, holders are required to deliver their stock, either physically or electronically using Depository Trust Company’s DWAC System, to Broadscale’s transfer agent prior to the vote at the Broadscale Special Meeting. If a holder properly seeks redemption as described in this proxy statement/prospectus and the Merger with Voltus is consummated, Broadscale will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own such shares following the Merger. See “Broadscale Special Meeting — Redemption Rights” for additional information on how to exercise your redemption rights.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 15% of the shares of Broadscale Class A Common Stock, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the shares of Broadscale Class A Common Stock.

A Broadscale Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the public shares of Broadscale Class A Common Stock, which we refer to as the “Excess Shares.” Your inability to redeem the Excess Shares will reduce your influence over our ability to complete our initial business combination and you could suffer a material loss on your investment in us if you sell Excess Shares in open market transactions.

Additionally, you will not receive redemption distributions with respect to the Excess Shares if we complete our initial business combination. And as a result, you will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell your stock in open market transactions, potentially at a loss.

If we are not able to complete the Merger with Voltus in the prescribed timeframe nor able to complete another business combination by such date, we would cease all operations except for the purpose of winding up and we would redeem our shares of Broadscale Class A Common Stock and liquidate, in which case the Broadscale Public Stockholders may only receive $10.00 per share, or less than such amount in certain circumstances, and the Broadscale Warrants will expire worthless.

Our ability to complete our initial business combination may be negatively impacted by general market conditions, volatility in the capital and debt markets and the other risks described herein. For example, the COVID-19 pandemic continues in the U.S. and, while the extent of the impact of the outbreak on Broadscale will depend on future developments, it could limit our ability to complete our initial business combination, including as a result of increased market volatility, decreased market liquidity and third-party financing being unavailable on terms acceptable to us or at all. Additionally, the outbreak of the COVID-19 may negatively impact New Voltus’s business following the Merger.

If Broadscale is not able to complete the Merger, or another business combination, within 24 months from the closing of the Broadscale Initial Public Offering, Broadscale will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the shares of Broadscale Class A Common Stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding shares of Broadscale Class A Common Stock, which redemption will completely extinguish the Broadscale Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining Broadscale Stockholders and the Broadscale Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, the Broadscale Public Stockholders may only receive $10.00 per share, and the Broadscale Warrants will expire worthless. In certain circumstances, the Broadscale Public Stockholders may receive less than $10.00 per share on the redemption of their shares. See “— Risks Related to the Merger and Broadscale — If third parties bring claims against Broadscale, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by stockholders may be less than $10.00 per share (which was the offering price per Broadscale Unit in the Broadscale Initial Public Offering).”

If we have not completed an initial business combination within 24 months from the closing of the Broadscale Initial Public Offering, the Broadscale Public Stockholders may be forced to wait beyond such 24 months before redemption from our Trust Account.

If we have not completed an initial business combination by the Liquidation Date, the proceeds then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay franchise and income taxes (less up to $100,000 of the interest to pay dissolution expenses), will be used to fund the redemption of our shares of Broadscale Class A Common Stock, as further described herein. Any redemption of Broadscale Public Stockholders from the Trust Account will be effected automatically by function of our Existing Charter prior to any voluntary winding up. If we are required to wind-up, liquidate the Trust Account and distribute such amount therein, pro rata, to the Broadscale Public Stockholders, as part of any liquidation process, such winding up, liquidation and distribution must comply with the applicable provisions of the DGCL. In that case, investors may be forced to wait beyond the Liquidation Date before the redemption proceeds of our trust account become available to them, and they receive the return of their pro rata portion of the proceeds from our Trust Account. We have no obligation to return funds to investors prior to the date of our redemption of shares of Broadscale Class A Common Stock or liquidation unless we complete our initial business combination prior thereto and only then in cases where investors have sought to redeem their Broadscale Class A Common Stock. Only upon our redemption or any liquidation will Broadscale Public Stockholders be entitled to distributions if we do not complete our initial business combination.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information present the combination of the financial information of Broadscale and Voltus, adjusted to give effect to the Merger. The combined company will be called Voltus Technologies, Inc. Broadscale is a blank check company incorporated in Delaware on November 5, 2020. Broadscale was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Prior to executing the Merger Agreement, Broadscale’s efforts were limited to organizational activities, those necessary to prepare for the Broadscale Initial Public Offering, identifying a target for an initial business combination, and activities in connection with the proposed business combination with Voltus. The IPO Registration Statement for the Broadscale Initial Public Offering was declared effective on February 11, 2021. On February 17, 2021, Broadscale consummated the initial public offering of 34,500,000 Broadscale Units, which includes the full exercise by the underwriter of its over-allotment option in the amount of 4,500,000 Broadscale Units, at $10.00 per Broadscale Unit, generating gross proceeds of $345,000,000. Each Broadscale Unit consists of one share of Class A common stock and one-fourth of one redeemable Broadscale Public Warrant. Each whole Broadscale Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as described in this proxy statement/prospectus. Simultaneously with the closing of the Broadscale Initial Public Offering, Broadscale consummated the sale of 6,266,667 Private Placement Warrants at a price of $1.50 per warrant in a private placement to the Sponsor generating gross proceeds of $9,400,000. Refer to Broadscale’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus for further details on the terms of the Broadscale Public Warrants and the Broadscale Private Placement Warrants.

The unaudited pro forma condensed combined balance sheet as of March 31, 2022 combines the historical balance sheets of Broadscale and Voltus, on a pro forma basis as if the Merger, summarized below, had been consummated on March 31, 2022. The unaudited pro forma condensed combined statements of operations and statements of comprehensive loss for the year ended December 31, 2021 and the three months ended March 31, 2022 combines the historical statements of operations and statements of comprehensive loss of Broadscale and Voltus for such periods, on a pro forma basis as if the Merger, summarized below, had been consummated on January 1, 2021, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial statements were derived as described below and should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma condensed combined financial statements;

•        the historical audited financial statements of Voltus as of and for the year ended December 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus;

•        the historical unaudited condensed consolidated financial statements of Voltus as of and for the three months ended March 31, 2022 and the related notes, specifically the disclosures contained in the sections entitled “Broadscale’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Voltus’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this proxy statement/prospectus;

•        the historical audited financial statements of Broadscale as of and for the year ended December 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus;

•        the historical unaudited condensed financial statements of Broadscale as of and for the three months ended March 31, 2022 and the related notes, specifically the disclosures contained in the sections entitled “Broadscale’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Voltus’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this proxy statement/prospectus; and

•        other information relating to Broadscale and Voltus contained in this proxy statement /prospectus, including the Merger Agreement.

The unaudited pro forma condensed combined financial information contained herein assumes that Broadscale Public Stockholders approve the proposed Merger. The Broadscale Public Stockholders may elect to redeem their Broadscale Class A Common Stock for cash even if they approve the proposed Merger. Broadscale cannot predict how many of the Broadscale Public Stockholders will exercise their right to have their Broadscale Class A Common Stock redeemed for cash. The actual results are expected to be within the parameters described by the three scenarios. However, there can be no assurance regarding which scenario will be closest to the actual results. Under all scenarios, Voltus is considered the accounting acquirer, as further discussed in “Note 1., Basis of Presentation”, of the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial statements present three redemption scenarios as follows:

•        Assuming No Redemption:    This presentation assumes that no Broadscale Public Stockholders exercise redemption rights with respect to their Broadscale Class A Common Stock for a pro rata share of the funds in the Trust Account.

•        Assuming Maximum Redemption:    This presentation assumes that Broadscale Public Stockholders holding approximately 24,500,315 shares of Broadscale Class A Common Stock will exercise their redemption rights for an aggregate payment of approximately $245.0 million (based on the estimated per share redemption price of approximately $10.00 per share) from the Trust Account. The Merger Agreement includes a minimum cash condition to the Closing that, at the Closing, the Available Acquiror Cash will be equal to or greater than $200.0 million.

•        Assuming Full Redemption:    This presentation assumes that Broadscale Public Stockholders holding all outstanding 34,500,000 shares of Broadscale Class A Common Stock will exercise their redemption rights and that such shares are redeemed for their pro rata share ($10.00 per share) of the funds in the Trust Account for aggregate redemption proceeds of approximately $345.0 million. This scenario presents a situation where Broadscale Public Stockholders redeem all available shares even though the Merger Agreement includes a minimum cash condition to the Closing. In this scenario, Voltus will need to waive the minimum cash condition to accommodate the above redemptions. If Voltus elects not to waive this condition, then the Merger would likely not be consummated.

The three alternative levels of redemptions assumed in the unaudited pro forma condensed combined balance sheet and condensed combined statements of operations and comprehensive loss are based on the assumption that there are no adjustments to the pro forma shares outstanding for Broadscale Public Warrants issued in connection with the Broadscale Initial Public Offering and Closing Warrants issued in connection with the Closing, as such securities are not exercisable until 30 days after the Closing.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

If the actual facts are different than these assumptions, which they are likely to be, the ownership percentages in New Voltus will be different from the ownership percentages stated below.

The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments as any change in the deferred tax balance would be offset by a change in the valuation allowance given that Voltus incurred significant losses during the historical periods presented.

Description of the Merger

The aggregate merger consideration to be received by the Voltus Equityholders in connection with the Merger is expected to be approximately $750 million, in the form of shares of New Voltus Common Stock, valued at $10.00 per share, to be issued to the Voltus Equityholders. The Merger Agreement also contemplates that at the Closing, existing Voltus Equityholders will receive the right to receive up to an aggregate of 10,000,000 additional shares of New Voltus Common Stock in three substantially equal tranches which are issuable upon the achievement of share price thresholds for New Voltus Common Stock of $12.50 per share, $15.00 per share and $17.50 per share, respectively, as further set forth below.

In connection with entering into the Merger Agreement, Broadscale entered into PIPE Subscription Agreements with PIPE Investors, pursuant to which, among other things, the PIPE Investors party thereto have collectively subscribed at a purchase price of $10.00 per share and $100 million in the aggregate for (i) 10,000,000 shares of New Voltus Common Stock and (ii) in the case of certain PIPE Investors purchasing in excess of a specified number of shares of New Voltus Common Stock, an aggregate of 6,200,000 Closing Warrants.

In connection with the Merger, all of the 8,625,000 shares of Broadscale Class B Common Stock held by the Sponsor will be converted into 8,625,000 shares of New Voltus Common Stock. Subject to the Closing, 16.666% of the Sponsor shares, a total of 1,437,442 shares, (referred to in this proxy statement/prospectus as the Sponsor Earn-Out Shares), will be subject to certain vesting provisions as described in this proxy statement/prospectus. The Sponsor Earn-Out Shares are divided into three equal tranches that will vest in accordance with the same milestones applicable to the Earnout Shares.

Further, in connection with the Merger, the Sponsor agreed it will forfeit the Private Placement Warrants in accordance with the terms of the Sponsor Letter Agreement. In addition, the Sponsor agreed, contingent upon the Closing, that it will waive any anti-dilution rights pursuant to the organizational documents of Broadscale.

The following summarizes the pro forma shares of New Voltus Common Stock under the three scenarios:

	No Redemption Scenario		Maximum Redemption(1) Scenario		Full Redemption(1) Scenario
	Shares Outstanding	%	Shares Outstanding	%	Shares Outstanding	%
Broadscale Public Stockholders	34,500,000	27.8%	9,999,685	10.1%	—	0.0%
The Sponsor(2)	8,625,000	7.0%	8,625,000	8.7%	8,625,000	9.6%
Total Broadscale	43,125,000	34.8%	18,624,685	18.7%	8,625,000	9.6%
Voltus Equity holders(3)	70,784,176	57.1%	70,784,176	71.2%	70,784,176	79.2%
PIPE Investors	10,000,000	8.1%	10,000,000	10.1%	10,000,000	11.2%
Total shares outstanding at Closing, excluding shares below	123,909,176	100.0%	99,408,861	100.0%	89,409,176	100.0%
Voltus Earnout Shares	10,000,000		10,000,000		10,000,000
New Voltus Common Stock Underlying New Voltus Warrants	8,625,000		8,625,000		8,625,000
New Voltus Common Stock Underlying New Voltus Closing Warrants	6,200,000		6,200,000		6,200,000
Total shares at Closing, including shares above(4)	148,734,176		124,233,861		114,234,176

____________

(1)      Maximum redemption assumes that holders of 24,500,315 Broadscale Class A Common Stock exercise their redemption rights in connection with the Merger (maximum redemption scenario consistent with satisfying the Minimum Cash Condition if redemption occurs at $10.00 per share). Full redemption assumes the Minimum Cash Condition is waived by Voltus and Broadscale Public Stockholders exercise their full redemption rights in connection with the Merger.

(2)      Represents Broadscale Founder Shares, including shares subject to certain vesting and forfeiture upon Closing. Broadscale Founder Shares represent participating securities as they retain all rights to dividends, regardless of vesting terms.

(3)      Amount excludes shares underlying outstanding Voltus Options, Voltus RSAs and Voltus RSU Awards under the 2016 Equity Incentive Plan and remaining shares available for issuance under such plan to acquire Voltus stock (estimated to total, in the aggregate and after giving effect to the implied exchange ratio, 6,465,121 shares of New Voltus Common Stock) that may be exercised in the future. The table above does not reflect minor adjustments that may occur prior to Closing, including (i) ordinary course Voltus Options, Voltus RSU Awards and Voltus RSAs to employees, (ii) the forfeiture of Voltus Options, Voltus RSU Awards or Voltus RSAs as a result of employees departing Voltus and (iii) future issuances of the remaining shares available for issuance under the 2016 Equity Incentive Plan.

(4)      Represents shares issued and subject to issuance on date of Closing.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2022
(in thousands)

			No Redemption Scenario			Maximum Redemption Scenario			Full Redemption Scenario
	Broadscale (Historical)	Voltus (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$122	$30,032	$100,000	(A)	$431,604	$(245,003)	(L)	$186,601	$(99,997)	(O)	$86,604
			345,050	(B)				—			—
			(12,075)	(C)				—			—
			(31,525)	(H)				—			—
Trade accounts receivable	—	1,814	—		1,814	—		1,814	—		1,814
Unbilled receivables	—	$4,589	—		4,589	—		4,589	—		4,589
Prepaid expenses and other current assets	296	12,685	(5,839)	(H)	7,142	—		7,142	—		7,142
Total current assets	418	49,120	395,611		445,149	(245,003)		200,146	(99,997)		100,149
Property and equipment, net	—	2,400	—		2,400	—		2,400	—		2,400
Intangible assets, net	—	1,835	—		1,835	—		1,835	—		1,835
Restricted cash, noncurrent	—	1,647	—		1,647	—		1,647	—		1,647
Deposits for DER customer programs, noncurrent	—	2,240	—		2,240	—		2,240	—		2,240
Other long-term assets	—	249	—		249	—		249	—		249
Investments held in Trust Account	345,050	—	(345,050)	(B)	—	—		—	—		—
Total assets	$345,468	$57,491	$50,561		$453,520	$(245,003)		$208,517	$(99,997)		$108,520
Liabilities, Redeemable Stock and Stockholders’ (Deficit) Equity
Current liabilities:
Accounts payable	—	2,716	—		2,716	—		2,716	—		2,716
Accrued capacity payments	—	8,632	—		8,632	—		8,632	—		8,632
Accrued expenses and other current liabilities	3,866	13,141	(3,326)	(H)	13,681	—		13,681	—		13,681
Deferred revenue	—	27	—		27	—		27	—		27
Total current liabilities	3,866	24,516	(3,326)		25,056	—		25,056	—		25,056
Other long-term liabilities	—	31	—		31	—		31	—		31
Warrant liability – private placement	3,729	—	(3,729)	(M)	—	—		—	—		—
Warrant liability – closing	—	—	8,060	(N)	8,060	—		8,060	—		8,060
Warrant liability – public	5,134	—	—		5,134	—		5,134	—		5,134
Deferred underwriting fee payable	12,075	—	(12,075)	(C)	—	—		—	—		—
Voltus Earnout	—	—	41,553	(G)	41,553	—		41,553	—		41,553
Sponsor Earn-Out	—	—	12,329	(G)	12,329	—		12,329	—		12,329
Total liabilities	24,804	24,547	42,812		92,163	—		92,163	—		92,163

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2022
(in thousands) — (Continued)

			No Redemption Scenario			Maximum Redemption Scenario			Maximum Redemption Scenario
	Broadscale (Historical)	Voltus (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Commitments and Contingencies
Class A common stock subject to possible redemption, $0.0001 par value	345,000	—	(345,000)	(D)	—	—		—	—		—
Series A Redeemable Convertible Preferred Stock, $0.0001 par value	—	10,051	(10,051)	(F)	—	—		—	—		—
Series B Redeemable Convertible Preferred Stock, $0.0001 par value	—	24,929	(24,929)	(F)	—	—		—	—		—
Series C Redeemable Convertible Preferred Stock, $0.0001 par value	—	31,043	(31,043)	(E)	—	—		—	—		—
Total redeemable stock	345,000	66,023	(411,023)		—	—		—	—		—
Stockholders’ (deficit) equity:
Common stock	—	—	1	(A)	12	(2)	(L)	10	(1)	(O)	9
			3	(D)
			1	(E)
			3	(F)
			1	(I)
			3	(J)
Class B common stock, $0.0001 par value	1	—	(1)	(I)	—	—		—	—		—
Common stock, $0.0001 par value	—	1	(1)	(J)	—	—		—	—		—
Additional paid-in capital	—	1,415	99,999	(A)	395,840	(245,001)	(L)	150,839	(99,996)	(O)	50,843
			(34,038)	(H)
			344,997	(D)
			31,042	(E)
			34,977	(F)
			(53,882)	(G)
			(24,337)	(K)
			3,729	(M)
			(8,060)	(N)
			(2)	(J)
Accumulated other comprehensive loss		112	—		112			112			112
Accumulated deficit	(24,337)	(34,607)	24,337	(K)	(34,607)	—		(34,607)	—		(34,607)
Total Stockholders’ (deficit) equity	(24,336)	(33,079)	418,772		361,357	(245,003)		116,354	(99,997)		16,357
Total liabilities, redeemable stock and stockholders’ equity (deficit)	$345,468	$57,491	$50,561		$453,520	$(245,003)		$208,517	$(99,997)		$108,520

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2022
(in thousands, except share and per share data)

			No Redemption Scenario			Maximum Redemption Scenario			Full Redemption Scenario
	Broadscale (Historical)	Voltus (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$—	$3,505	$—		$3,505	$—		$3,505	$—		$3,505
Cost of revenue	—	7,086	—		7,086	—		7,086	—		7,086
Gross profit	—	(3,581)	—		(3,581)	—		(3,581)	—		(3,581)
Operating expenses:
General and administrative	1,788	5,039	2,275	(AA)	9,102	—		9,102	—		9,102
Research and development	—	1,888	382	(AA)	2,270	—		2,270	—		2,270
Selling and marketing	—	5,548	106	(AA)	5,654	—		5,654	—		5,654
Total operating expenses	1,788	12,475	2,763		17,026	—		17,026	—		17,026
Loss from operations	(1,788)	(16,056)	(2,763)		(20,607)	—		(20,607)	—		(20,607)
Other income (expense):
Change in fair value of warrant liabilities	5,030	—	—		5,030	—		5,030	—		5,030
Interest earned on Investment held in Trust Account	31	—	—		31	—		31	—		31
Other income, net	—	175	—		175	—		175	—		175
Interest expense	—	(68)	—		(68)	—		(68)	—		(68)
Total other income	5,061	107	—		5,168	—		5,168	—		5,168
Income (loss) before income taxes	3,273	(15,949)	(2,763)		(15,990)	—		(15,990)	—		(15,990)
Provision for income taxes	—	(11)	—		(11)	—		(11)	—		(11)
Net Income (loss)	$3,273	$(15,960)	$(2,763)		$(15,450)	$—		$(15,450)	$—		$(15,450)
Net Income (loss) per share:
Weighted-average shares outstanding, basic and diluted		8,603,941		(CC)	123,909,176		(CC)	99,408,861		(CC)	89,409,176
Net loss per share, basic and diluted		$(1.85)			$(0.12)			$(0.16)			$(0.17)
Weighted-average shares outstanding, basic and diluted, of Class A Common Stock	34,500,000
Net income per share, basic and diluted	$0.08
Weighted-average shares outstanding, basic and diluted, of Class B Common Stock	8,625,000
Net income per share, basic and diluted	$0.08

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF COMPREHENSIVE
LOSS
FOR THE THREE MONTHS ENDED MARCH 31, 2022
(in thousands)

			No Redemption Scenario		Maximum Redemption Scenario		Full Redemption Scenario
	Broadscale (Historical)	Voltus (Historical)	Transaction Accounting Adjustments	Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Net loss	$3,273	$(15,960)	$(2,763)	$(15,450)	$—	$(15,450)	$—	$(15,450)
Foreign currency translation adjustments	—	220	—	220	—	220	—	220
Comprehensive loss	$3,273	$(15,740)	$(2,763)	$(15,230)	$—	$(15,230)	$—	$(15,230)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2021
(in thousands, except share and per share data)

			No Redemption Scenario			Maximum Redemption Scenario			Full Redemption Scenario
	Broadscale (Historical)	Voltus (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$—	$47,401	$—		$47,401	$—		$47,401	$—		$47,401
Cost of revenue	—	28,209	—		28,209	—		28,209	—		28,209
Gross profit	—	19,192	—		19,192	—		19,192	—		19,192
Operating expenses:
General and administrative	4,637	13,577	9,101	(AA)	27,315	—		27,315	—		27,315
Research and development	—	4,320	1,530	(AA)	5,850	—		5,850	—		5,850
Selling and marketing	—	10,908	424	(AA)	11,332	—		11,332	—		11,332
Total operating expenses	4,637	28,805	11,055		44,497	—		44,497	—		44,497
Loss from operations	(4,637)	(9,613)	(11,055)		(25,305)	—		(25,305)	—		(25,305)
Other income (expense):
Interest expense	—	(184)	—		(184)	—		(184)	—		(184)
Change in fair value of warrant liabilities	10,945	—	—		10,945	—		10,945	—		10,945
Interest earned on Investments held in Trust Account	31	—	(31)	(BB)	—	—		—	—		—
Total other income (expense)	10,976	(184)	(31)		10,761	—		10,761	—		10,761
Income (loss) before income taxes	6,339	(9,797)	(11,086)		(14,544)	—		(14,544)	—		(14,544)
Provision for income taxes	—	(20)	—		(20)	—		(20)	—		(20)
Net Income (loss)	$6,339	$(9,817)	$(11,086)		$(14,564)	$—		$(14,564)	$—		$(14,564)
Net Income (loss) per share:
Weighted-average shares outstanding, basic and diluted		8,622,630		(CC)	123,572,076		(CC)	99,071,761		(CC)	89,072,076
Net loss per share, basic and diluted		$(1.14)			$(0.12)			$(0.15)			$(0.16)
Weighted-average shares outstanding, basic and diluted, of Class A Common Stock	29,963,014
Net income per share, basic and diluted	$0.16
Weighted-average shares outstanding, basic and diluted, of Class B Common Stock	8,477,055
Net income per share, basic and diluted	$0.16

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF COMPREHENSIVE LOSS
FOR THE YEAR ENDED DECEMBER 31, 2021
(in thousands)

			No Redemption Scenario		Maximum Redemption Scenario		Full Redemption Scenario
	Broadscale (Historical)	Voltus (Historical)	Transaction Accounting Adjustments	Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined	Transaction Accounting Adjustments	Pro Forma Combined
Net Income (loss)	$6,339	$(9,817)	$(11,086)	$(14,564)	$—	$(14,564)	$—	$(14,564)
Foreign currency translation adjustments	—	(161)	—	(161)		(161)		(161)
Comprehensive income (loss)	$6,339	$(9,978)	$(11,086)	$(14,725)	$—	$(14,725)	$—	$(14,725)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information has been adjusted to include transaction accounting adjustments, which reflect the application of the accounting required by U.S. GAAP, linking the effects of the Merger, described above, to the Broadscale and Voltus historical financial statements (collectively, the “Transaction Accounting Adjustments”).

The Merger will be accounted for as a reverse recapitalization, in accordance with U.S. GAAP. Under this method of accounting, Broadscale will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Merger will be treated as the equivalent of Voltus issuing stock for the net assets of Broadscale, accompanied by a recapitalization. The net assets of Broadscale will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of Voltus.

Voltus has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under the no redemption, maximum redemption and full redemption scenarios:

•        Voltus’s existing equityholders will have the largest voting interest in New Voltus under the no redemption, maximum redemption and full redemption scenarios;

•        Voltus’s former executive management will make up all of the management of New Voltus;

•        Voltus’s existing directors and individuals designated by, or representing, Voltus equityholders will constitute a majority of the initial New Voltus Board of Directors following the consummation of the Merger;

•        New Voltus will assume the name “Voltus Technologies, Inc.;” and

•        Voltus is the larger entity based on revenue. Additionally, Voltus has a larger employee base and substantive operations.

The unaudited pro forma condensed combined balance sheet as of March 31, 2022 assumes that the Merger occurred on March 31, 2022. The unaudited pro forma condensed combined statement of operations and comprehensive loss for the year ended December 31, 2021 and the three months ended March 31, 2022 gives pro forma effect to the Merger as if it had been completed on January 1, 2021. All periods are presented on the basis of Voltus as the accounting acquirer.

The pro forma adjustments are based on the information currently available and reflect assumptions and estimates underlying the pro forma adjustments as described in the accompanying notes. Additionally, the unaudited pro forma condensed combined financial information is based on preliminary accounting conclusions, which are subject to change. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates and accounting, the final amounts recorded may differ materially from the information presented. The unaudited pro forma condensed combined financial information does not purport to represent the actual results of operations that New Voltus would have achieved had Broadscale and Voltus been combined during the periods presented in the unaudited pro forma condensed combined financial statements and is not intended to project the future results of operations that New Voltus may achieve. The unaudited pro forma condensed combined financial information does not reflect any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with New Voltus.

There were no intercompany balances or transactions between Broadscale and Voltus as of March 31, 2022 and for the year ended December 31, 2021 and three months ended March 31, 2022 in the unaudited pro forma condensed combined financial information presented herein. Accordingly, no pro forma adjustments were required to eliminate the activities between Broadscale and Voltus.

The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Broadscale and Voltus filed consolidated income tax returns during the periods presented.

2. Accounting Policies

Upon consummation of the Merger, management will perform a comprehensive review of the two entities’ accounting policies. As a result of that review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of New Voltus. Based on its initial analysis, management did not identify any significant differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2022 are as follows:

(A)    Reflects the proceeds of $100.0 million from the issuance and sale of 10,000,000 shares of New Voltus Common Stock at $10.00 per share in the PIPE Investment.

(B)    Reflects the liquidation and reclassification of $345.0 million of investments held in Trust Account upon consummation of the Merger.

(C)    Reflects the payment of $12.1 million of Broadscale’s deferred underwriters’ fees incurred as part of the Broadscale Initial Public Offering that becomes payable upon the Closing.

(D)    Reflects the reclassification of Broadscale Class A Common Stock subject to possible redemption to permanent equity, assuming no redemptions.

(E)    Reflects the conversion of outstanding Voltus Series C Preferred Stock into a number of shares of New Voltus Common Stock equal to the Voltus Series C Preferred Stock’s liquidation preference per Merger Agreement (1 to 4.19549).

(F)    Reflects the conversion of outstanding Voltus Series A Preferred Stock and Voltus Series B Preferred Stock into New Voltus Common Stock pursuant to the implied exchange ratio of 1 to 3.704312 effective immediately prior to the Closing.

(G)    Reflects the preliminary estimated fair value of the Earnout Shares and Sponsor Earn-Out Shares recorded as a liability as of March 31, 2022, under ASC 815, Derivatives and Hedging (ASC 815). No changes in the fair value of Earnout Shares and Sponsor Earn-Out Shares were assumed during the pro forma periods. For further information, see “Note 4., Earnout Shares.”

(H)    Represents preliminary additional estimated transaction costs of $37.3 million to be incurred by Broadscale and Voltus related to the Merger and PIPE Investment, all of which have been reflected as a reduction in cash of $31.5 million and other assets of $5.8 million with an offsetting decrease in accrued expenses of $3.3 million and additional paid-in capital of $34.0 million.

(I)     Reflects the conversion of Broadscale Class B Common Stock to Broadscale Class A Common Stock immediately prior to the Closing of the Merger on a one-for-one basis.

(J)     Reflects the conversion of outstanding Voltus Common Stock into New Voltus Common Stock pursuant to the implied exchange ratio of 1 to 3.704312 effective upon the Closing.

(K)    Reflects the elimination of Broadscale’s historical accumulated deficit.

(L)    Represents the amount paid to Broadscale Public Stockholders who are assumed to exercise redemption rights under the maximum redemption scenario.

(M)   Represents the Sponsor forfeiture of the 6,266,667 Broadscale Private Placement Warrants effective upon the Closing.

(N)    Represents the issuance of 6,200,000 Closing Warrants effective upon the Closing.

The Closing Warrants are accounted for as liabilities in accordance with ASC 815-40 and are measured at fair value at the Closing of the Merger. No changes in the fair value of the Closing Warrants were assumed during the pro forma periods.

As of May 24, 2022, the Closing Warrants were valued using a binomial lattice model. We considered the fair value of the Closing Warrants to be a Level 3 fair value measurement within the fair value hierarchy. The binomial lattice model’s primary unobservable input utilized in determining the fair value of the Closing Warrants is the expected volatility of the Broadscale Common Stock. The expected volatility as of May 24, 2022, was derived from implied volatility of Broadscale Public Warrants and historical volatilities of selected industry peers deemed to be comparable to Voltus’s business.

The preliminary fair value of the Closing Warrants are subject to change as additional information becomes available and additional analyses are performed. Such changes could be material once the final valuation is determined at the Closing of the Merger. Assumptions used in the preliminary valuation as of May 24, 2022, which are subject to change at the Closing, were as follows:

•        Current stock price — The current stock price was set at the current stock price of Broadscale, $9.80 per share.

•        Expected volatility — The volatility rate was derived from implied volatility of Broadscale Public Warrants and historical volatilities of selected industry peers deemed to be comparable to Voltus’s business.

•        Risk-free interest rate — The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of issuance for zero-coupon U.S. Treasury notes with maturities corresponding to the earn-out period.

•        Expected term — The expected term is the earn-out period.

•        Expected dividend yield — The expected dividend yield is zero, as Voltus has never declared or paid cash dividends and have no current plans to do so during the expected term.

(O)    Represents the full payment that could be made to redeeming Broadscale Public Stockholders. The full amount of redemptions assumed is 34,500,000 shares at a price of approximately $10.00 per share. The adjustment reflects the incremental impact to the maximum redemption scenario in order to reflect a redemption of 34,500,000 shares with a corresponding decrease to additional paid in-capital and a decrease to New Voltus’s Class A Common Stock.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2022 and the year ended December 31, 2021 are as follows:

(AA) Reflects the preliminary estimated fair value of the Earnout Shares recorded as compensation expense under Accounting Standards Codification (“ASC”) 718, Compensation — Stock Compensation (ASC 718). For further information, see “Note 4., Earnout Shares.”

(BB) Represents the elimination of interest earned on investments held in the Trust Account.

(CC) Represents pro forma net loss per share based on pro forma net loss and 123,909,176 shares (no redemption), 99,408,861 shares (maximum redemption) and 89,409,176 shares (full redemption) total pro forma New Voltus Common Stock outstanding upon consummation of the Merger and PIPE Investment. For each period presented, there is no difference between basic and diluted pro forma net loss per share as outstanding Voltus Options, Voltus RSU Awards and Voltus RSAs are anti-dilutive and are not included in the calculation of diluted net loss per share. Earnout Shares, Broadscale Public Warrants and Closing Warrants are not factored in the calculation of diluted EPS as they are contingent upon the occurrence of future events.

4. Earnout Shares

At the Closing, existing holders of Voltus Capital Stock and Voltus Awards will receive the right to receive up to an aggregate of 10,000,000 additional shares of New Voltus Common Stock in three substantially equal tranches which are issuable upon the achievement of share price thresholds for New Voltus Common Stock of $12.50 per share, $15.00 per share and $17.50 per share, respectively, as further set forth below:

•        If the VWAP of New Voltus Common Stock is greater than or equal to $12.50 for any 20 Trading Days within a period of 30 consecutive Trading Days (the date when the foregoing is first satisfied, the “First Earnout Achievement Date”), an aggregate of 3,333,333 Earnout Shares will be issued to such holders in accordance with the order of priority set forth in the Merger Agreement and as described in this proxy statement/prospectus.

•        If the VWAP price of New Voltus Common Stock is greater than or equal to $15.00 for any 20 Trading Days within a period of 30 consecutive Trading Days (the date when the foregoing is first satisfied, the “Second Earnout Achievement Date”), an aggregate of 3,333,333 Earnout Shares will be issued to such holders in accordance with the order of priority set forth in the Merger Agreement and as described in this proxy statement/prospectus.

•        If the VWAP of New Voltus Common Stock is greater than or equal to $17.50 for any 20 Trading Days within a period of 30 consecutive Trading Days (the date when the foregoing is first satisfied, the “Third Earnout Achievement Date”), an aggregate of 3,333,334 Earnout Shares will be issued to such holders in accordance with the order of priority set forth in the Merger Agreement and as described in this proxy statement/prospectus.

If New Voltus undergoes a change of control after the Closing and prior to the date that is seven years following the Closing Date to the extent they have not already occurred, the First Earnout Achievement Date, the Second Earnout Achievement Date and the Third Earnout Achievement Date will be deemed to occur on the day prior to the closing of such change of control transaction and New Voltus shall issue the shares of New Voltus Common Stock as described above on the date prior to the closing of such change of control transaction (to the extent such shares of New Voltus Common Stock have not previously been issued) and thereafter, the obligations of New Voltus to issue such earnout shares as described above will terminate and no longer apply.

The New Voltus price targets will be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to the New Voltus Common Stock occurring on or after the Closing (other than the transactions contemplated by the Merger Agreement). If the First Earnout Achievement Date, Second Earnout Achievement Date, Third Earnout Achievement Date or change of control transaction has not occurred after the Closing and prior to the date that is seven years following the Closing Date, the obligations of New Voltus to issue such earnout shares as described above will terminate and no longer apply.

Further, following the Merger, Sponsor Earn-Out Shares of 1,437,442 become subject to certain vesting provisions. The Sponsor Earn-Out Shares are divided into three equal tranches of 479,147, 479,147 and 479,148, respectively, that will vest in accordance with the First Earnout Achievement Date, Second Earnout Achievement Date and Third Earnout Achievement Date applicable to the Earnout Shares described above.

Additionally, in the event that there is a Change of Control after the Closing and prior to the date that is within seven years following the Closing Date, to the extent they have not already occurred, the First Earnout Achievement Date, the Second Earnout Achievement Date and the Third Earnout Achievement Date shall be deemed to occur on the day prior to the closing of such Change of Control, and (i) 100% of the unvested Sponsor Earn-Out Shares owned by the Sponsor shall vest on the date prior to the closing of such Change of Control.

If the First Earnout Achievement Date, Second Earnout Achievement Date, Third Earnout Achievement Date or Change of Control has not occurred prior to the date that is seven years following the Closing Date, the Sponsor Earn-Out Shares shall be forfeited by the Sponsor to New Voltus for no consideration and cancelled. The Sponsor Earn-Out Shares, regardless of vesting terms, retain all rights to dividends.

Earn-Out Shares Issued to Voltus Service Providers

Voltus Service Providers are employees with service requirements who currently hold Voltus Common Stock, Voltus Options, Voltus RSAs, Voltus RSU Awards and Voltus redeemable convertible preferred stockholders. The grant of Earnout Shares to Voltus Service Providers in the form of New Voltus Common Stock is considered a compensatory award and accounted for under ASC 718 as they are subject to forfeiture based on the satisfaction of certain service conditions. Under this guidance, the award is measured at fair value at the grant (or issue) date and expense is recognized over the time-based vesting period (the First Earnout Achievement Date, Second Earnout Achievement Date and Third Earnout Achievement Date are market conditions and do not impact expense recognition) with a credit to additional paid-in-capital.

The preliminary estimated fair value of the Earn Out Shares issued to Voltus Service Providers was $44.2 million, assuming the service conditions were met and assuming no forfeitures. The amount recorded as stock-based compensation expense in the unaudited pro forma condensed combined statements of operations was $2.8 million for the three months ended March 31, 2022 and $11.1 million for the year ended December 31, 2021.

Earnout Shares Issued to Voltus Non-Service Providers

Voltus Non-Service Providers are non-employees who currently hold Voltus Common Stock, Voltus Options, Voltus RSAs, Voltus RSU Awards and Voltus redeemable convertible preferred stockholders. The Earnout Shares to be issued to Voltus Non-Service Providers in the form of New Voltus Common Stock were evaluated under ASC Topic 480, Distinguishing Liabilities from Equity (ASC 480), to determine if the Earnout Shares should be classified as a liability. As part of that analysis, it was determined that the Earnout Shares are freestanding and not liability classified. It was next evaluated whether the Earnout Shares represented a derivative instrument pursuant to ASC 815. Paragraph ASC 815-10-15-74(a) states that a reporting entity shall not consider contracts that are both (a) indexed to an entity’s own stock and (b) classified in stockholders’ equity in its statement of financial position to be derivative instruments. In order to conclude that the Earnout Shares meet this scope exception and whether they should be accounted for as equity under ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (ASC 815-40), it was evaluated whether the Earnout Shares meet both of these requirements. The Earnout Shares contain a provision in which forfeited shares from Voltus Service Providers can be reallocated to the remaining holders of Earnout Shares that could impact the settlement of the Earnout Shares, as well as accelerated vesting regardless of the share price, which would occur upon a Change of Control. These provisions prevent the Earnout Shares held by Voltus Non-Service Providers to be considered indexed to the entity’s stock, and therefore results in the Earnout Shares held by Voltus Non-Service Providers being classified as a liability pursuant to ASC 815-40.

The preliminary estimated fair value of the liability for Earnout Shares to be issued to Voltus Non-Service Providers in the form of New Voltus Common Stock was $41.6 million as of the Closing Date in the unaudited pro forma condensed combined balance asset as of March 31, 2022. The Voltus Earn-Out liability will be remeasured at each reporting date with changes in the fair value recorded to earnings. No changes in the fair value of Earnout Shares were assumed for three months ended March 31, 2022.

Sponsor Earn-Out Shares Vesting

The Sponsor Earn-Out Shares are legally outstanding shares that become contingently returnable upon the Closing since at Closing they become subject to forfeiture if market and performance measures are not met as outlined above. Therefore, they are treated in the same manner as contingently issuable shares. The Sponsor Earn-Out Shares were evaluated under ASC Topic 480 to determine if the Sponsor Earn-Out Shares should be classified as a liability. As part of that analysis, it was determined that the Sponsor Earn-Out Shares are freestanding and not liability classified. It was next evaluated whether the Sponsor Earn-Out Shares represented a derivative instrument pursuant to ASC 815. Paragraph ASC 815-10-15-74(a) states that a reporting entity shall not consider contracts that are both (a) indexed to an entity’s own stock and (b) classified in stockholders’ equity in its statement of financial position to be derivative instruments. In order to conclude that the Sponsor Earn-Out Shares meet this scope exception and whether they should be accounted for as equity under ASC 815-40, it was evaluated whether the Sponsor Earn-Out Shares meet both of these requirements. The Sponsor Earn-Out Shares contain a provision in which vesting of all Sponsor Earn-Out Shares will be accelerated upon a Change of Control, regardless of the share price at the date of the Change of Control. This provision prevents the Sponsor Earn-Out Shares to be considered indexed to the entity’s stock, and therefore results in the Sponsor Earn-Out Shares being classified as a liability pursuant to ASC 815-40.

The preliminary estimated fair value of the Sponsor Earn-Out Shares liability was $12.3 million as of the Closing in the unaudited pro forma condensed combined balance asset as of March 31, 2022. The Sponsor Earn-Out liability will be remeasured at each reporting date with changes in the fair value recorded to earnings. No changes in the fair value of Sponsor Earn-Out Shares were assumed for the three months ended March 31, 2022.

Fair Value of Earnout Shares

The fair value of the Earnout Shares was determined to be $85.8 million based on the use of a Monte Carlo simulation valuation model that utilized a distribution of potential outcomes on a monthly basis over the earn-out period using the most reliable information available, of which $44.2 million is allocated to Earnout Shares issued to Voltus Service Providers and $41.6 million is allocated to Earnout Shares issued to Voltus Non-Service Providers. The fair value of the Sponsor Earn-Out Shares was determined to be $12.3 million based on the use of a Monte Carlo simulation valuation model that utilized a distribution of potential outcomes on a monthly basis over the earn-out period using the most reliable information available. The preliminary fair values of the Earnout Shares and the Sponsor Earn-Out Shares are subject to change as additional information becomes available and additional analyses are performed. Such changes could be material once the final valuation is determined at the Closing of the Merger. Assumptions used in the preliminary valuation as of May 24, 2022, which are subject to change at the Closing, were as follows:

•        Current stock price — The current stock price was set at the current stock price of Broadscale, $9.80 per share.

•        Expected volatility — The volatility was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to Voltus’s business corresponding to the expected term of the awards.

•        Risk-free interest rate — The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of issuance for zero-coupon U.S. Treasury notes with maturities corresponding to the earn-out period.

•        Expected term — The expected term is the earn-out period.

•        Expected dividend yield — The expected dividend yield is zero, as Voltus has never declared or paid cash dividends and have no current plans to do so during the expected term.

COMPARATIVE SHARE INFORMATION

The Merger Agreement provides that the obligations of Broadscale and Voltus to consummate the Merger are conditioned on the satisfaction or waiver of certain conditions to Closing, including the Minimum Cash Condition. See “Proposal No. 1: — The Business Combination Proposal — The Merger Agreement — Conditions to Closing of the Merger.

The table below sets forth the relative ownership levels of holders of New Voltus Common Stock following the Merger under varying redemption scenarios and assuming that all warrants to purchase New Voltus Common Stock are exercised and that the Earnout Shares have vested. The maximum redemption scenario represents the maximum redemptions that may occur, but which would still provide for the satisfaction of the Minimum Cash Condition (the “Maximum Redemption”). Th full redemption scenario presents a situation where Broadscale Public Stockholders redeem all available shares even though the Merger Agreement includes a minimum cash condition to the Closing. In this scenario, Voltus will need to waive the minimum cash condition to accommodate the above redemptions. If Voltus elects not to waive this condition, then the Merger would likely not be consummated.

	No Redemption Scenario		25% Redemption Scenario		50% Redemption Scenario		75% Redemption Scenario		Maximum Redemption Scenario		Full Redemption Scenario
	Shares Outstanding	%	Shares Outstanding	%	Shares Outstanding	%	Shares Outstanding	%	Shares Outstanding	%	Shares Outstanding	%
Broadscale Public Stockholders(1)	34,500,000	22.6%	28,374,921	19.3%	22,249,843	15.8%	16,124,764	12.0%	9,999,685	7.8%	—	0.0%
The Sponsor(2)	8,625,000	5.6%	8,625,000	5.9%	8,625,000	6.1%	8,625,000	6.4%	8,625,000	6.7%	8,625,000	7.3%
Voltus Equityholders(3)	75,000,000	49.0%	75,000,000	51.1%	75,000,000	53.3%	75,000,000	55.7%	75,000,000	58.4%	75,000,000	63.3%
PIPE Investors	10,000,000	6.5%	10,000,000	6.8%	10,000,000	7.1%	10,000,000	7.4%	10,000,000	7.8%	10,000,000	8.4%
	128,125,000		121,999,921		115,874,843		109,749,764		103,624,685		93,625,000
New Voltus Common Stock Underlying Voltus Earnout Shares(4)	10,000,000	6.5%	10,000,000	6.8%	10,000,000	7.1%	10,000,000	7.4%	10,000,000	7.8%	10,000,000	8.4%
New Voltus Common Stock Underlying New Voltus Warrants	8,625,000	5.6%	8,625,000	5.9%	8,625,000	6.1%	8,625,000	6.4%	8,625,000	6.7%	8,625,000	7.3%
New Voltus Common Stock Underlying New Voltus Closing Warrants	6,200,000	4.1%	6,200,000	4.2%	6,200,000	4.4%	6,200,000	4.6%	6,200,000	4.8%	6,200,000	5.2%
Total	152,950,000	100.0%	146,824,921	100.0%	140,699,843	100.0%	134,574,764	100.0%	128,449,685	100.0%	118,450,000	100.0%

Redemption (Shares)	—		6,125,079		12,250,158		18,375,236		24,500,315		34,500,000
Redemption ($)	$—		$61,251		$122,502		$183,752		$245,003		$345,000
Cash in Trust remaining after Redemption	$345,050		$283,799		$222,548		$161,298		$100,047		$50
Deferred underwriting commission	$12,075		$12,075		$12,075		$12,075		$12,075		$12,075
Deferred underwriting commission per public share that remains outstanding after the Closing	$0.35		$0.43		$0.54		$0.75		$1.21		$—
Effective deferred underwriting commission	3.5%		4.3%		5.4%		7.5%		12.1%		24150.0%

____________

(1)      Maximum redemption assumes that holders of 24,500,315 Broadscale Class A Common Stock exercise their redemption rights in connection with the Merger (maximum redemption scenario consistent with satisfying the Minimum Cash Condition if redemption occurs at $10.00 per share). Full redemption assumes the Minimum Cash Condition is waived and Broadscale Public Stockholders exercise their full redemption rights in connection with the Merger.

(2)      Represents Broadscale Founder Shares, including shares subject to certain vesting and forfeiture upon Closing. Broadscale Founder Shares represent participating securities as they retain all rights to dividends, regardless of vesting terms.

(3)      Amount includes shares underlying outstanding Voltus Options, Voltus RSAs and Voltus RSU Awards under the 2016 Equity Incentive Plan and remaining shares available for issuance under such plan to acquire Voltus stock (estimated to total, in the aggregate and after giving effect to the implied exchange ratio, 6,465,121 shares of New Voltus Common Stock) that may be exercised in the future. The table above does not reflect minor adjustments that may occur prior to Closing, including (i) ordinary course Voltus Options, Voltus RSU Awards and Voltus RSAs to employees, (ii) the forfeiture of Voltus Options, Voltus RSU Awards or Voltus RSAs as a result of employees departing Voltus and (iii) remaining shares available for issuance under the 2016 Equity Incentive Plan.

(4)      Represents Earnout Shares subject to forfeiture to New Voltus if certain performance-based vesting requirements are not met.

The table below sets forth selected historical comparative share information for Broadscale and Voltus, respectively, and unaudited pro forma condensed combined per share information of New Voltus after giving effect to the Merger and PIPE Investment, assuming various redemption scenarios.

The following pro forma book value information reflects the Merger and PIPE Investment as if they had occurred on March 31, 2022. The pro forma weighted average shares outstanding and net loss per share information reflects the Merger and PIPE Investment as if they had occurred on January 1, 2021.

This information is only a summary and should be read together with the selected historical financial information summary included elsewhere in this proxy statement/prospectus, and the audited consolidated financial statements of Broadscale and Voltus and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited Broadscale and Voltus pro forma condensed combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined loss per share information below does not purport to represent the loss per share that would have occurred had the companies been combined during the periods presented, nor loss per share for any future date or period. The unaudited pro forma condensed combined book value per share information below does not purport to represent what the value of Broadscale and Voltus would have been had the companies been combined during the period presented.

	Historical		Proforma Combined
	Broadscale	Voltus	No Redemption	25% Redemption	50% Redemption	75% Redemption	Maximum Redemption	Full Redemption
As of and for the Three Months Ended March 31, 2022
Book value per share – basic and diluted(1)(2)	$(2.82)	$(3.80)	$2.92	$2.55	$2.14	$1.68	$1.17	$0.18
Weighted-average shares outstanding, basic and diluted	—	8,603,941	123,909,176	117,784,098	111,659,019	105,533,940	99,408,861	89,409,176
Net income (loss) per share, basic and diluted	$—	(1.85)	$(0.12)	(0.13)	(0.14)	(0.15)	(0.16)	(0.17)
Weighted-average shares outstanding, basic and diluted, of Class A Common Stock	34,500,000
Net income (loss) per share, basic and diluted	$0.08
Weighted-average shares outstanding, basic and diluted, of Class B Common Stock	8,625,000
Net income (loss) per share, basic and diluted	$0.08
Voltus Equivalent Pro Forma Per Share Data(3):
Book value per share – basic and diluted(1)(2)	$(10.45)	$(14.07)	$10.80	$9.44	$7.92	$6.23	$4.34	$0.68
Pro forma net income (loss) per share, basic and diluted(3)	$—	$—	$(0.46)	$(0.49)	$(0.51)	$(0.54)	$(0.58)	$(0.64)

As of and for the Year Ended December 31, 2021
Book value per share – basic and diluted(1)(2)	$(3.20)	$(2.03)	$3.04	$2.67	$2.27	$1.82	$1.32	$0.35
Weighted-average shares outstanding, basic and diluted	—	8,622,630	123,572,076	117,446,997	111,321,919	105,196,840	99,071,761	89,072,076
Net income (loss) per share, basic and diluted	$—	(1.14)	$(0.12)	(0.12)	(0.13)	(0.14)	(0.15)	(0.15)

	Historical		Proforma Combined
	Broadscale	Voltus	No Redemption	25% Redemption	50% Redemption	75% Redemption	Maximum Redemption	Full Redemption
Weighted-average shares outstanding, basic and diluted, of Class A Common Stock	29,963,014
Net income (loss) per share, basic and diluted	$0.16
Weighted-average shares outstanding, basic and diluted, of Class B Common Stock	8,477,055
Net income (loss) per share, basic and diluted	$0.16
Voltus Equivalent Pro Forma Per Share Data(3):
Book value per share – basic and diluted(1)(2)	$(11.86)	$(7.51)	$11.25	$9.90	$8.42	$6.75	$4.89	$1.29
Pro forma net income (loss) per share, basic and diluted(3)	$—	$—	$(0.44)	$(0.46)	$(0.49)	$(0.52)	$(0.55)	$(0.55)

____________

(1)      Historical book value per share is equal to total shareholders’ (deficit) equity divided by common shares outstanding classified in permanent equity.

(2)      Pro forma book value per share is equal to pro forma total stockholders’ (deficit) equity divided by the pro forma New Voltus Common Stock outstanding immediately after the Merger and PIPE Investment.

(3)      Equivalent book value per share — basic and diluted and equivalent net loss per share — basic and diluted information is computed by multiplying the combined pro forma per share data by the implied exchange ratio of 1 to 3.704 set forth in the Merger Agreement. The purpose of equivalent pro forma per share data is to equate the per share values to one share of Voltus.

BROADSCALE SPECIAL MEETING

General

Broadscale is furnishing this proxy statement/prospectus to the Broadscale Stockholders as part of the solicitation of proxies by the Broadscale Board for use at the Broadscale Special Meeting to be held on            , 2022 and at any adjournment or postponement thereof. This proxy statement/prospectus provides the Broadscale Stockholders with information they need to know to be able to vote or direct their vote to be cast at the Broadscale Special Meeting.

Date, Time and Place

The Broadscale Special Meeting will be held on           , 2022, at         a.m., Eastern Time. In light of the COVID-19 pandemic and to protect the health of Broadscale Stockholders and the community, the Broadscale Special Meeting will be a completely virtual meeting of Broadscale Stockholders conducted via live audio webcast. You will be able to attend the Broadscale Special Meeting by visiting https://www.cstproxy.com/broadscalespac/2022 and entering your control number as further explained in the accompanying proxy statement/prospectus. You may also attend the Broadscale Special Meeting telephonically by dialing within the U.S. and Canada: 1-800-450-7155 (toll free) or outside of the U.S. and Canada: +1 857-999-9155 and when prompted enter the pin 9782792#. On or about         , 2022, Broadscale commenced mailing this proxy statement/prospectus and the enclosed form of proxy to the Broadscale Stockholders entitled to vote at the Broadscale Special Meeting.

Purpose of Broadscale Special Meeting

Broadscale Stockholders are being asked to vote on the following proposals:

•        the Business Combination Proposal;

•        the Charter Amendment Proposal;

•        the Advisory Amendment Proposals;

•        the Director Election Proposal;

•        the Nasdaq Proposal;

•        the Incentive Plan Proposal;

•        the ESPP Proposal; and

•        the Adjournment Proposal (if necessary).

Recommendation of the Broadscale Board

The Broadscale Board has unanimously determined that the Merger, on the terms and conditions set forth in the Merger Agreement, is advisable and in the best interests of Broadscale and the Broadscale Stockholders and has directed that the Transaction Proposals set forth in this proxy statement/prospectus be submitted to the Broadscale Stockholders for approval at the Broadscale Special Meeting on the date and at the time and place set forth in this proxy statement/prospectus. The Broadscale Board unanimously recommends that the Broadscale Stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Amendment Proposal, “FOR” the Advisory Amendment Proposals, “FOR” the Director Election Proposal, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal (if necessary).

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Broadscale Special Meeting if you owned shares of Broadscale Common Stock at the close of business on [•], 2022, which is the Broadscale Record Date for the Broadscale Special Meeting. You are entitled to one vote for each share of Broadscale Common Stock that you owned as of the close of business on the Broadscale Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Broadscale Record Date, there were            shares of Broadscale Common Stock outstanding, of which            are shares of Broadscale Class A Common Stock and 8,625,000 are the Broadscale Founder Shares.

Vote of the Sponsor and Broadscale’s Directors and Officers

Broadscale has entered into an agreement with Voltus and the Sponsor, pursuant to which the Sponsor, solely in its capacity as a Broadscale Stockholder, has agreed to vote any shares of Broadscale Common Stock owned by it in favor of the Transaction Proposals presented at the Broadscale Special Meeting.

The Sponsor, solely in its capacity as a Broadscale Stockholder, has waived any redemption rights, including with respect to shares of Broadscale Common Stock purchased in the Broadscale Initial Public Offering or in the aftermarket, in connection with the Merger. The Broadscale Founder Shares held by the Sponsor have no redemption rights upon Broadscale’s liquidation and will be worthless if no business combination is effected by Broadscale by the Liquidation Date. However, the Sponsor is entitled to redemption rights upon Broadscale’s liquidation with respect to any other shares of Broadscale Common Stock it may own.

Quorum and Required Vote for Proposals for the Broadscale Special Meeting

Pursuant to Section 216 of the DGCL, the charter or bylaws of a corporation may specify the number of shares that constitute a quorum for a stockholder meeting, which must not be less than one-third of the shares entitled to vote at the meeting. Pursuant to the Existing Bylaws, a quorum of Broadscale Stockholders is necessary to hold a valid meeting and a quorum will be present at the Broadscale Special Meeting if a majority of the issued and outstanding Broadscale Common Stock entitled to vote as of the Broadscale Record Date at the Broadscale Special Meeting is present in person or represented by proxy. Abstentions and broker non-votes will be counted as present for the purpose of determining a quorum. The Sponsor as the holder of the Broadscale Founder Shares currently owns approximately 20% of the issued and outstanding shares of Broadscale Common Stock and such attendance will count towards this quorum. As of the Broadscale Record Date for the Broadscale Special Meeting,              shares of Broadscale Common Stock would be required to achieve a quorum.

Pursuant to Section 216 of the DGCL, subject to certain limited exceptions, the charter or bylaws of any corporation authorized to issue stock may specify the votes necessary for the transaction of any business. Pursuant to the Existing Charter, approval of each of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal (if necessary) requires the affirmative vote of a majority of the votes cast by the Broadscale Stockholders present in person or represented by proxy at the Broadscale Special Meeting and entitled to vote thereon, assuming a quorum is present. Approval of the Director Election Proposal requires the affirmative vote of the holders a majority of the outstanding shares of Broadscale Class B Common Stock issued and outstanding on the Broadscale Record Date, voting separately as a class, assuming a quorum is present. Approval of the Charter Amendment Proposal requires the affirmative vote of (i) holders of a majority of the issued and outstanding shares of Broadscale Common Stock on the Broadscale Record Date, voting together as a single class, (ii) holders of a majority of the issued and outstanding shares of Broadscale Class A Common Stock on the Broadscale Record Date, voting separately as a class and (iii) holders of a majority of the issued and outstanding shares of Broadscale Class B Common Stock on the Broadscale Record Date, voting separately as a class, assuming a quorum is present. Approval of each of the Advisory Amendment Proposals requires the affirmative vote of holders of a majority of the issued and outstanding shares of Broadscale Common Stock on the Broadscale Record Date entitled to vote thereon at the Broadscale Special Meeting, voting together as a single class, assuming a quorum is present. Accordingly, assuming there is a quorum at the Broadscale Special Meeting, a Broadscale Stockholder’s failure to vote present in person or represented by proxy at the Broadscale Special Meeting, an abstention from voting with regard to the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal (if necessary) and a broker non-vote will have no effect on such proposals. An abstention from voting and a broker non-vote will have the same effect as a vote “AGAINST” the Charter Amendment Proposal and the Advisory Amendment Proposals.

The Merger is conditioned upon the approval of the Condition Precedent Proposals, subject to the terms of the Merger Agreement. The Merger is not conditioned upon the approval of each of the Advisory Amendment Proposals and the Adjournment Proposal. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. Each of the Advisory Amendment Proposals and the Adjournment Proposal is not conditioned upon the approval of any other proposal.

It is important for you to note that in the event that any of the Condition Precedent Proposals do not receive the requisite vote for approval, then the Merger may not be consummated. If Broadscale does not consummate the Merger and fails to complete an initial business combination by the Liquidation Date, Broadscale will be required to dissolve and liquidate its Trust Account by returning the then remaining funds in such account to the Broadscale Public Stockholders.

Abstentions and Broker Non-Votes

Abstentions are considered present for the purposes of establishing a quorum and will have no effect on the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal. Abstentions will have the same effect as a vote “AGAINST” the Charter Amendment Proposal and the Advisory Amendment Proposals. Broker non-votes are considered present for the purposes of establishing a quorum and will have no effect of a vote on the Business Combination Proposal, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal. Broker non-votes will have the same effect as a vote “AGAINST” the Charter Amendment Proposal and the Advisory Amendment Proposal.

Voting Your Shares

Each share of Broadscale Common Stock that you own in your name entitles you to one vote on each of the Transaction Proposals for the Broadscale Special Meeting. Your one or more proxy cards show the number of shares of Broadscale Common Stock that you own. There are several ways to have your shares of Broadscale Common Stock voted:

•        You can submit a proxy to vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Broadscale Special Meeting. If you submit a proxy card, your “proxy”, whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of Broadscale Common Stock will be voted as recommended by the Broadscale Board. The Broadscale Board recommends voting “FOR” the Business Combination Proposal, “FOR” the Charter Amendment Proposal, “FOR” the Advisory Amendment Proposals, “FOR” the Director Election Proposal, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal and “FOR” the Adjournment Proposal.

•        You can attend the Broadscale Special Meeting and vote virtually even if you have previously voted by submitting a proxy pursuant to any of the methods noted above. However, if your shares of Broadscale Common Stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Broadscale can be sure that the broker, bank or nominee has not already voted your shares of Broadscale Common Stock.

Revoking Your Proxy

If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify Broadscale’s secretary in writing before the Broadscale Special Meeting that you have revoked your proxy; or

•        you may attend the Broadscale Special Meeting, revoke your proxy, and vote virtually as described above.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

No Additional Matters May Be Presented at the Broadscale Special Meeting

The Broadscale Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Advisory Amendment Proposals, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal (if necessary). Under the Existing Bylaws, no other matters may be considered at the Broadscale Special Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Broadscale Special Meeting.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of Broadscale Common Stock, you may contact Okapi Partners, Broadscale’s proxy solicitor, by calling (877) 869-0171 or banks and brokers can call at (212) 297-0720.

Redemption Rights

Holders of shares of Broadscale Class A Common Stock may seek to redeem their shares for cash, regardless of whether they vote for or against or abstain from voting on the Business Combination Proposal. Any stockholder holding shares of Broadscale Class A Common Stock as of the Broadscale Record Date who votes in favor of or against the Business Combination Proposal may demand that Broadscale redeem such shares for a full pro rata portion of the Trust Account (which, for illustrative purposes, was approximately $            per share as of [•], 2022, the Broadscale Record Date), calculated as of two business days prior to the Closing. If a holder properly seeks redemption as described in this section and the Merger is consummated, Broadscale will redeem these shares out of funds legally available therefor for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Merger. Voltus will not be required to consummate the Merger if the Minimum Cash Condition is not met.

Notwithstanding the foregoing, a holder of shares of Broadscale Class A Common Stock, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption rights with respect to more than 15% of the shares of Broadscale Class A Common Stock. Accordingly, all shares of Broadscale Class A Common Stock in excess of 15% held by a Broadscale Public Stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group”, will not be redeemed for cash.

The Sponsor, as holder of the Broadscale Founder Shares, will not have redemption rights with respect to such shares Broadscale Stockholders who seek to redeem their shares of Broadscale Class A Common Stock for cash may vote for or against or abstain from voting on the Business Combination Proposal. Holders may demand redemption by delivering their stock, either physically or electronically using Depository Trust Company’s DWAC system, to Broadscale’s transfer agent at least two business days prior to the Broadscale Special Meeting. If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. Broadscale’s transfer agent will typically charge the tendering broker $100.00 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. However, this fee would be incurred regardless of whether or not we require holders seeking to exercise redemption rights to tender their shares. The need to deliver shares is a requirement of exercising redemption rights regardless of the timing of when such delivery must be effectuated. In the event the proposed Merger is not consummated, this may result in an additional cost to Broadscale Stockholders for the return of their shares.

Broadscale’s transfer agent can be contacted at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: Proxy Services
E-mail: proxy@continentalstock.com

Any request to redeem such shares, once made, may be withdrawn at any time up to the vote on the Business Combination Proposal. Furthermore, if a holder of Broadscale Class A Common Stock delivered its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that Broadscale’s transfer agent return the certificate (physically or electronically).

If the Merger is not approved or completed for any reason, then the Broadscale Public Stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the Trust Account, as applicable. In such case, Broadscale will promptly return any shares delivered by holders of Broadscale Class A Common Stock. If Broadscale would be left with less than $5,000,001 of net tangible assets as a result of the holders of shares of Broadscale Class A Common Stock properly demanding redemption of their shares for cash, Broadscale will not be able to consummate the Merger. Additionally, Voltus will not be required to consummate the Merger if the Minimum Cash Condition is not met.

The closing price of Broadscale Class A Common Stock on [•], 2022, the Broadscale Record Date, was $            . The cash held in the Trust Account on such date was approximately $            (approximately $            per share of Broadscale Class A Common Stock). Prior to exercising redemption rights, Broadscale Public Stockholders should verify the market price of Broadscale Class A Common Stock as they may receive higher proceeds from the sale of their Broadscale Class A Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Broadscale cannot assure the Broadscale Public Stockholders that they will be able to sell their shares of Broadscale Class A Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when the Broadscale Public Stockholders wish to sell their shares.

If a holder of shares of Broadscale Class A Common Stock exercises his, her or its redemption rights, then he, she or it will be exchanging its shares of Broadscale Class A Common Stock for cash and will no longer own those shares. You will be entitled to receive cash for these shares if you vote for or against or abstain from voting on the Business Combination Proposal and properly demand redemption no later than the close of the vote on the Business Combination Proposal by delivering your stock certificate (either physically or electronically) to Broadscale’s transfer agent prior to the vote at the Broadscale Special Meeting, and the Merger is consummated.

For a detailed discussion of U.S. federal income tax considerations for Broadscale Public Stockholders with respect to the exercise of these redemption rights, see “U.S. Federal Income Tax Considerations For Holders Of Broadscale Class A Common Stock.” The consequences of a redemption to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Appraisal Rights

Appraisal rights are not available to holders of shares of Broadscale Common Stock in connection with the Merger.

Proxy Solicitation Costs

Broadscale is soliciting proxies on behalf of the Broadscale Board. This solicitation is being made by mail but also may be made by telephone or in person. Broadscale and its directors, officers and employees may also solicit proxies in person. Broadscale will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Broadscale will bear the cost of the solicitation.

Broadscale has hired Okapi Partners to assist in the proxy solicitation process. Broadscale will pay Okapi Partners a fee of $26,000, plus variable fees for accrued additional services and reimbursable expenses.

Broadscale will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Broadscale will reimburse them for their reasonable expenses.

The Sponsor

As of [•], 2022, the Broadscale Record Date, the Sponsor owned of record and was entitled to vote an aggregate of 8,625,000 shares of Broadscale Class B Common Stock that were issued prior to the Broadscale Initial Public Offering. Such shares currently constitute approximately 20% of the outstanding shares of Broadscale Common Stock. The Sponsor has agreed to vote the Broadscale Founder Shares, as well as any other shares of Broadscale Common Stock owned by it, in favor of each of the Transaction Proposals. The Broadscale Founder Shares have no right to participate in any redemption distribution and will be worthless if no business combination is effected by Broadscale.

Upon the Closing, under the Sponsor Letter Agreement, such Broadscale Founder Shares (or shares of Broadscale Common Stock issuable upon conversion thereof) will be subject to, among other things, (i) certain lock-up restrictions and (ii) certain time and performance-based vesting provisions. See “Proposal No. 1: The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” for more information.

PROPOSAL NO. 1: THE BUSINESS COMBINATION PROPOSAL

Unless the context otherwise requires, all references in this section to “we”, “us”, “our”, and “the Company” are intended to mean Broadscale.

Holders of Broadscale Common Stock are being asked to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Broadscale Stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

The Merger Agreement

This subsection of this proxy statement/prospectus describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, attached to this proxy statement/prospectus as Annex A. You are urged to read carefully the Merger Agreement in its entirety because it is the primary legal document that governs the Merger.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in part by the underlying disclosure letters (the “disclosure letters”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement as characterizations of the actual state of facts about Broadscale, Voltus, or any other matter.

On November 30, 2021, Broadscale entered into the Merger Agreement with Merger Sub and Voltus, pursuant to which, among other things, (i) Merger Sub will merge with and into Voltus, the separate corporate existence of Merger Sub will cease and Voltus will be the surviving corporation and a wholly owned subsidiary of Broadscale and (ii) Broadscale will change its name to Voltus Technologies, Inc.

Post-Merger Ownership Structure

The diagram below depicts a simplified version of the New Voltus organizational structure immediately following the completion of the Merger.

It is anticipated that, immediately upon Closing, the voting power of New Voltus will be shown below. See “Security Ownership of Certain Beneficial Owners and Management” for additional information.

	Voting Power and Share Ownership in New Voltus
	No Redemptions		Maximum Redemptions(1)
	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
Voltus Equityholders(2)	75,000,000	58.6%	75,000,000	72.4%
Broadscale Public Stockholders(3)	34,500,000	26.9%	9,999,685	9.6%
Sponsor(4)	8,625,000	6.7%	8,625,000	8.3%
PIPE Investors(5)	10,000,000	7.8%	10,000,000	9.7%
Total	128,125,000	100%	103,624,685	100%

____________

(1)      Assumes that 24,500,315 shares of Broadscale Class A Common Stock are redeemed in connection with the Merger. In the event that Broadscale Class A Common Stock are redeemed in connection with the Merger but the number of Broadscale Class A Common Stock redeemed is less than 24,500,315, the ownership percentages set forth above will vary on a proportional basis between the two scenarios.

(2)      Includes 75,000,000 shares of New Voltus Common Stock expected to be issued to existing Voltus Equityholders but does not include any increase from the aggregate exercise prices of all converted Voltus Awards divided by $10.00. Excludes up to 10,000,000 Earnout Shares issuable in three substantially equal tranches upon the achievement of share price thresholds for New Voltus Common Stock of $12.50 per share, $15.00 per share and $17.50 per share, respectively. Such additional shares would further increase the New Voltus Common Stock ownership percentage of the Voltus Equityholders and would dilute the share ownership of all other New Voltus Stockholders.

(3)      Excludes 8,625,000 shares of New Voltus Common Stock issuable upon the exercise of New Voltus Warrants.

(4)      Includes 8,625,000 shares of New Voltus Common Stock to be issued upon the conversion of the Broadscale Founder Shares. 1,437,442 of the shares reflected in this line item will be subject to vesting restrictions pursuant to the Sponsor Letter Agreement. These share amounts may not sum due to rounding. Excludes 6,266,667 of the Broadscale Private Placement Warrants to purchase Broadscale Class A Common Stock to be forfeited immediately prior to the Effective Time, but conditioned upon Closing, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.

(5)      Excludes 6,200,000 Closing Warrants issued to Third Party PIPE Investors to be issued in the PIPE Investment.

Aggregate Merger Consideration

At the Effective Time, among other things, all outstanding shares of Voltus Capital Stock and Voltus Awards will be cancelled and converted into (i) the right to receive the applicable portion of the Aggregate Merger Consideration and (ii) the right to receive Earnout Shares (to the extent due and issuable) (with any resulting fractional share rounded down to the nearest whole number) in the following order of priority:

•        first, the Series C Issuance;

•        second, each share of Voltus Series A Preferred Stock, Voltus Series B Preferred Stock and Voltus Common Stock will receive a number of shares of New Voltus Common Stock equal to the Exchange Ratio, for each share of Voltus Common Stock subject to a Voltus Option, a corresponding New Voltus Option covering the number of shares of New Voltus Common Stock to be issued to such holder thereof in accordance with the terms of the Merger Agreement and for each share of Voltus Common Stock subject to a Voltus RSU Award, a corresponding New Voltus RSU covering the number of shares of New Voltus Common Stock to be issued to such holder thereof in accordance with the terms of the Merger Agreement;

•        third, solely to the extent due and issuable pursuant to the terms of the Merger Agreement, each share of Series A Preferred Stock, Series B Preferred Stock and Voltus Common Stock will receive a number of Earnout Shares equal to the Earnout Catch Up Ratio, and each share of Voltus Common Stock subject to a Voltus Option or Voltus RSU Award, to the extent such New Voltus Option has not been forfeited or otherwise terminated without having been exercised or such New Voltus RSU has not been forfeited or otherwise terminated without having settled, with respect to any issuance of Earnout Shares a number of Earnout Shares, shall receive equal to the Earnout Catch Up Ratio; provided that any such Earnout Shares so issued will be subject to the same vesting terms and conditions as the corresponding New Voltus Option or New Voltus RSU, as applicable; and

•        fourth, solely to the extent due and issuable pursuant to the terms of the Merger Agreement, any Earnout Shares not distributed pursuant to the preceding bullet point will be distributed pro rata based on the number of shares of Voltus Capital Stock and shares of Voltus Common Stock subject to Voltus Awards held by holders of Voltus Capital Stock and Voltus Awards (assuming the conversion or exercise thereof) as of immediately prior to the Effective Time; provided that for each share of Voltus Common Stock subject to a Voltus Award, (i) such share of Voltus Common Stock shall be disregarded for these purposes to the extent the corresponding New Voltus Option issued to such holder pursuant to the terms of the Merger Agreement has been forfeited or otherwise terminated without having been exercised or the corresponding New Voltus RSU issued to such holder pursuant to the terms of the Merger Agreement has been forfeited or otherwise terminated without having been settled and (ii) any Earnout Shares issued under this step four shall be subject to the same vesting terms and conditions as the corresponding New Voltus Option or New Voltus RSU, as applicable.

Earnout

If, at any time during the seven years following the Closing Date, the VWAP of New Voltus Common Stock is greater than or equal to $12.50 for any twenty Trading Days within a period of thirty consecutive Trading Days, or the First Earnout Achievement Date, subject to the terms of the Merger Agreement, New Voltus will promptly issue to holders of Voltus Capital Stock, New Voltus Options (excluding, for the avoidance of doubt, any New Voltus Options that have been forfeited or cancelled at any time from the Effective Time through the First Earnout Achievement Date without having been exercised) and New Voltus RSU Awards (excluding, for the avoidance of doubt, any New Voltus RSU Awards that have been forfeited or cancelled at any time from the Effective Time through the First Earnout Achievement Date without having been settled) an aggregate of 3,333,333 Earnout Shares, which will be distributed to such holders in accordance with the order of priority set forth in the Merger Agreement and as described in this proxy statement/prospectus. If, at any time during the seven years following the Closing, the VWAP of New Voltus Common Stock is greater than or equal to $15.00 for any twenty Trading Days within a period of thirty consecutive Trading Days, or the Second Earnout Achievement Date, New Voltus will promptly issue to holders of Voltus Capital Stock, New Voltus Options (excluding, for the avoidance of doubt, any New Voltus Options that have been forfeited or cancelled at any time from the Effective Time through the Second Earnout Achievement Date without having been exercised) and New Voltus RSU Awards (excluding, for the avoidance of doubt, any New Voltus RSUs that have been forfeited or cancelled at any time from the Effective Time through the Second Earnout Achievement Date without having been settled) an aggregate of 3,333,333 Earnout Shares.

If, at any time during the seven years following the Closing, the VWAP of New Voltus Common Stock is greater than or equal to $17.50 for any twenty Trading Days within a period of thirty consecutive Trading Days, or the Third Earnout Achievement Date, New Voltus will promptly issue to holders of Voltus Capital Stock, New Voltus Options (excluding, for the avoidance of doubt, any New Voltus Options that have been forfeited or cancelled at any time from the Effective Time through the Third Earnout Achievement Date without having been exercised) and New Voltus RSU Awards (excluding, for the avoidance of doubt, any New Voltus RSU Awards that have been forfeited or cancelled at any time from the Effective Time through the Third Earnout Achievement Date without having been settled) an aggregate of 3,333,334 Earnout Shares.

If New Voltus undergoes a change of control after the Closing and prior to the date that is seven years following the Closing Date to the extent they have not already occurred, the First Earnout Achievement Date, the Second Earnout Achievement Date and the Third Earnout Achievement Date will be deemed to occur on the day prior to the closing of such change of control transaction and New Voltus shall issue the shares of New Voltus Common Stock as described above on the date prior to the closing of such change of control transaction (to the extent such shares of New Voltus Common Stock have not previously been issued) and thereafter, the obligations of New Voltus to issue such earnout shares as described above will terminate and no longer apply.

The New Voltus price targets will be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to the New Voltus Common Stock occurring on or after the Closing (other than the transactions contemplated by the Merger Agreement). If the First Earnout Achievement Date, Second Earnout Achievement Date, Third Earnout Achievement Date or change of control transaction has not occurred after the Closing and prior to the date that is seven years following the Closing Date, the obligations of New Voltus to issue such earnout shares as described above will terminate and no longer apply.

Treatment of Voltus Options and Restricted Stock Unit Awards

As a result of and upon the Closing, among other things, all (i) Voltus Options and (ii) Voltus RSU Awards outstanding as of immediately prior to the Merger will be converted into (a) New Voltus Options and (b) New Voltus RSU, respectively.

Subject to the terms of the Merger Agreement, each New Voltus Option will provide the right to purchase a number of whole shares of New Voltus Common Stock (rounded down to the nearest whole share) equal to (i) the number of shares of Voltus Common Stock subject to the applicable Voltus Option multiplied by (ii) the Exchange Ratio. The per-share exercise price for each New Voltus Option will equal (i) the per-share exercise price of the applicable Voltus Option divided by (ii) the Exchange Ratio. Subject to the terms of the Merger Agreement, each New Voltus RSU will be comprised of that number of whole shares of New Voltus Common Stock (rounded down to the nearest whole share) equal to (i) the number of shares of Voltus Common Stock subject to the applicable Voltus RSU Award multiplied by (ii) the Exchange Ratio.

Immediately prior to the Closing, the Voltus Board shall amend the Voltus 2016 Equity Incentive Plan and take all other necessary actions, effective as of immediately prior to the Closing, in order to provide that no new Voltus Awards will be granted under the Voltus 2016 Equity Incentive Plan.

Material Adverse Effect of Broadscale

Under the Merger Agreement, certain representations and warranties of Broadscale are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Under the Merger Agreement, certain representations and warranties of Broadscale are qualified in whole or in part by a material adverse effect on the ability of Broadscale to enter into and perform its obligations under the Merger Agreement standard for purposes of determining whether a breach of such representations and warranties has occurred.

Material Adverse Effect of Voltus

Under the Merger Agreement, certain representations and warranties of Voltus are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. In addition, it is a condition to the performance of Broadscale’s obligation to consummate the Merger that no Voltus Material Adverse Effect occurs between signing and Closing. Pursuant to the Merger Agreement, a material adverse effect with respect to Voltus (“Voltus Material Adverse Effect”) means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of Voltus and its subsidiaries, taken as a whole or (b) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of Voltus to consummate the Merger; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Voltus Material Adverse Effect”: (i) any change in applicable laws or GAAP or any interpretation thereof following the date of the Merger Agreement; (ii) any change in interest rates or economic, political, business or financial market conditions generally; (iii) the taking of any action required by the Merger Agreement; (iv) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate; (v) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (vi) any failure of Voltus to meet any projections or forecasts (provided that this clause will not prevent a determination that any Event not otherwise excluded from the definition of Voltus Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Voltus Material Adverse Effect); (vii) any Events generally applicable to the industries or markets in which Voltus and its subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers); (viii) the announcement of the Merger Agreement and consummation of the transactions contemplated thereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of Voltus and its subsidiaries (it being understood that this clause will be disregarded for purposes of the representation and warranties in Section 4.4 of the Merger Agreement and the condition to Closing with respect thereto); (ix) certain other agreed matters that would not reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of Voltus and its subsidiaries, taken as a whole; or (xi) any action taken by Voltus or its subsidiaries at the written request of, Broadscale or Merger Sub.

Any Event referred to in clauses (i), (ii), (iv), (v) or (vii) above may be taken into account in determining if a Voltus Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or financial condition of Voltus and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Voltus and its subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on Voltus and its subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which Voltus and its subsidiaries conduct their respective operations.

Closing of the Merger

In accordance with the terms and subject to the conditions of the Merger Agreement, the Closing is expected to occur by the exchange of signatures by electronic transmission, or, if such exchange is not practicable, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, at 10:00 a.m., New York time, on the date which is two (2) business days after the first date on which all conditions set forth in the Merger Agreement have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or such other time and place as Broadscale and Voltus may mutually agree in writing.

Conditions to Closing of the Merger — Conditions to the Obligations of Each Party

The obligations of each party to the Merger Agreement to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

•        the Broadscale Stockholder Approval must have been obtained;

•        the Voltus Equityholder Approval must have been obtained;

•        the Registration Statement must have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

•        the waiting period or periods under the HSR Act applicable to the transactions contemplated by the Merger Agreement and the Ancillary Agreements must have expired or been terminated;

•        there must not be in force any Governmental Order enjoining or prohibiting the consummation of the Merger or any law that makes the consummation of the Merger illegal or otherwise prohibited; provided that the governmental authority issuing such Governmental Order has jurisdiction over the parties to the Merger Agreement and the transactions contemplated thereby;

•        Broadscale must have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act); and

•        the Registration Statement Securities (as defined in the Merger Agreement) must have been approved for listing on Nasdaq.

Conditions to Closing of the Merger — Conditions to the Obligations of Broadscale and Merger Sub

The obligations of Broadscale and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Broadscale and Merger Sub:

•        certain of the representations and warranties of Voltus pertaining to the capitalization of Voltus must be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement or the Ancillary Agreements;

•        each of the Voltus Fundamental Representations (other than those portions of the capitalization representations referenced in the preceding bullet point) must be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement or the Ancillary Agreements;

•        all other representations and warranties of Voltus contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) must be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Voltus Material Adverse Effect;

•        each of the covenants of Voltus to be performed as of or prior to the Closing must have been performed in all material respects; and

•        there must not have occurred a Voltus Material Adverse Effect after the date of the Merger Agreement.

Conditions to Closing of the Merger — Conditions to the Obligations of Voltus

The obligation of Voltus to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Voltus:

•        certain of the representations and warranties of Broadscale regarding the capitalization of Broadscale, must be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of the Merger Agreement which are contemplated or expressly permitted by the Merger Agreement;

•        all other representations and warranties of Broadscale contained in the Merger Agreement (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) must be true and correct as of the Closing Date, except with respect to such representations and warranties that which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Broadscale’s ability to consummate the transactions contemplated by the Merger Agreement;

•        each of the covenants of Broadscale to be performed as of or prior to the Closing must have been performed in all material respects; and

•        the Minimum Cash Condition.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of Broadscale, Merger Sub and Voltus, certain of which are qualified by materiality, material adverse effect and knowledge qualifiers and may be further modified and limited by the disclosure letters. See “— Material Adverse Effect of Broadscale” and “— Material Adverse Effect of Voltus” above. The representations and warranties of Broadscale are also qualified by information included in Broadscale’s public filings, filed or submitted to the SEC on or prior to the date of the Merger Agreement (subject to certain exceptions contemplated by the Merger Agreement).

Under the Merger Agreement, Voltus made customary representations and warranties relating to: company organization, subsidiaries, due authorization, no conflict, governmental authorities and consents, capitalization of Voltus and its subsidiaries, financial statements, no undisclosed liabilities, litigation and proceedings, legal compliance, contracts and defaults thereunder, Voltus benefit plans, employment and labor relations, taxes, brokers’ fees, insurance, licenses, equipment and other tangible personal property, real property, intellectual property, privacy and cybersecurity, environmental matters, absence of changes, anti-corruption compliance, anti-money laundering, sanctions and international trade compliance, information supplied, customers and vendors and energy regulatory matters.

Under the Merger Agreement, Broadscale and Merger Sub have made customary representations and warranties relating to, among other things, organization, due authorization, no conflict, litigation and proceedings, SEC filings, internal controls, listing and financial statements, governmental authorities and consents, trust account, Investment Company

Act and JOBS Act, absence of changes, no undisclosed liabilities, capitalization, brokers’ fees, indebtedness, taxes, business activities, stock market quotation, registration statement, proxy statement and proxy statement/registration statement and no outside reliance.

Covenants of Voltus

Pursuant to the Merger Agreement, Voltus has agreed, among other things, to:

•        during the Interim Period, to and to cause its subsidiaries to, except as otherwise explicitly contemplated by the Merger Agreement or the Ancillary Agreements or required by law or as consented to by Broadscale in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use commercially reasonable efforts to (a) operate the business of Voltus in the ordinary course consistent with past practice and (b) preserve intact Voltus’s present business organization, retain Voltus’s current officers, use best efforts to preserve Voltus’s relationships with governmental authorities and preserve Voltus’s relationships with its key suppliers and customers (if applicable);

•        except for certain agreed exceptions, as consented to by Broadscale in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), as otherwise contemplated by the Merger Agreement or the Ancillary Agreements or required by law, Voltus will not, and Voltus will cause its subsidiaries not to:

•        change or amend the governing documents of Voltus or any of its subsidiaries or form or cause to be formed any new subsidiary of Voltus (other than the formation of a wholly owned subsidiary of Voltus in connection with a Permitted Transaction (as defined below));

•        make or declare any dividend or distribution to the Voltus Equityholders or make any other distributions in respect of any shares of Voltus Capital Stock or the equity interests of Voltus or any of its subsidiaries;

•        split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of Voltus’s or any of its subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned subsidiary of Voltus that remains a wholly owned subsidiary of Voltus after consummation of such transaction;

•        purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of Voltus or its subsidiaries, except for (i) the acquisition by Voltus or any of its subsidiaries of any shares of capital stock, membership interests or other equity interests of Voltus or its subsidiaries in connection with the forfeiture or cancellation of such interests, (ii) transactions between Voltus and any wholly owned subsidiary of Voltus or between wholly owned subsidiaries of Voltus or (iii) purchases or redemptions pursuant to exercises of Voltus Options issued and outstanding as of the date of the Merger Agreement or the withholding of shares to satisfy net settlement or tax obligations with respect to Voltus Awards outstanding as of the date of the Merger Agreement in accordance with the terms of such Voltus Awards;

•        enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) certain contracts, in each case, other than in the ordinary course of business or as required by law;

•        sell, assign, transfer, convey, lease or otherwise dispose of, or create or incur any lien (except for a permitted lien) on, any material tangible assets or properties of Voltus or its subsidiaries, except for (i) dispositions of obsolete or worthless equipment (ii) transactions among Voltus and its wholly owned subsidiaries or among its wholly owned subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice;

•        acquire any ownership interest in any real property;

•        except as otherwise required by law, the existing Company Benefit Plan (as defined in the Merger Agreement) in effect on the date of the Merger Agreement or certain contracts agreed to by the parties, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee of Voltus or its subsidiaries receiving annual base compensation of less than $200,000 in the ordinary course of business consistent with past practice, (ii) hire or terminate any officer, director or employee of Voltus or any subsidiary receiving annual base compensation equal to or in excess of $200,000, other than terminations of employment for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan, except in the ordinary course of business consistent with past practice which do not result in materially increased costs to Voltus or as permitted by another clause in this bullet point, (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by Voltus or any of its subsidiaries to any employee of Voltus or any of its subsidiaries or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by Voltus or any of its subsidiaries except in the ordinary course of business consistent with past practice for employees who are not executive officers, to the extent that the actions (individually or in the aggregate) do not materially increase costs to the surviving corporation in the Merger;

•        acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof (other than any such acquisition or merger for consideration not exceeding $2 million individually or $4 million in the aggregate, in each case, that would not require (i) the disclosure of any financial statements or other information with respect to such acquisition or merger under applicable securities laws or otherwise delay the effectiveness of the Registration Statement (or the proxy statement/registration statement) or the filing of the Resale Registration Statement (as defined below) and (ii) any waiting period under applicable law or approval of any governmental authority or otherwise delay or prohibit the Closing (such acquisition or merger, a “Permitted Transaction”); provided that Voltus will consult with Broadscale with respect to any Permitted Transaction and consider in good faith Broadscale’s recommendations with respect to any such Permitted Transaction);

•        (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of Voltus or any subsidiary of Voltus or otherwise incur or assume any indebtedness, or (ii) guarantee any indebtedness of another person, except in the ordinary course of business consistent with past practice;

•        (i) make, change, or revoke any material tax election, (ii) materially amend, modify or otherwise change any filed material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (iv) enter into any closing agreement in respect of material taxes or enter into any tax sharing or similar agreement (other than any contract solely between Voltus and its existing subsidiaries or any customary commercial contract (or contract entered into in the ordinary course of business) not primarily related to taxes), (v) settle any claim or assessment in respect of material taxes, (vi) surrender or allow to expire any right to claim a refund of material taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes;

•        take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment (as defined in the Merger Agreement);

•        (i) issue any additional shares of Voltus Capital Stock or securities exercisable for or convertible into shares of Voltus Capital Stock, other than (A) the issuance of shares of Voltus Common Stock upon the exercise of Voltus Options or upon settlement of Voltus RSU Awards pursuant to their terms in the ordinary course of business under the Voltus 2016 Equity Incentive Plan and the applicable award agreements, in each case, outstanding on the date of the Merger Agreement in accordance with their terms as in effect as of the date of the Merger Agreement, (B) equity or equity-based compensation permitted under subclause (ii), or (C) as consideration on a Permitted Transaction, or (ii) grant any additional Voltus Awards or other equity or equity-based compensation, except for grants of Voltus Awards that do not vest prior to the Closing to any employee of Voltus or its subsidiaries whose annual cash compensation is less than $200,000 in connection with new hires and promotions in the ordinary course of business consistent with past practice;

•        adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Voltus or its subsidiaries (other than the Merger);

•        waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, action, litigation or other legal proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $500,000 in the aggregate;

•        grant to, or agree to grant to, any person rights to any intellectual property that is material to Voltus and its subsidiaries (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice), or dispose of, abandon or permit to lapse any rights to certain registered intellectual property of Voltus, other than with respect to such registered intellectual property of Voltus whose cost of prosecution or maintenance, in the reasonable exercise of Voltus’s or any of its subsidiary’s business judgement, would outweigh any benefit to Voltus of prosecution or maintaining such item;

•        disclose or agree to disclose to any person (other than Broadscale or any of its representatives) any trade secret of Voltus or any of its subsidiaries, other than to service providers and development partners on a need-to-know basis in the ordinary course of business consistent with past practice and pursuant to obligations to use such information, know-how or process solely for purposes of providing such services or to collaborate on such development projects with Voltus or any of its subsidiaries (as applicable), and to maintain the confidentiality thereof;

•        make or commit to make capital expenditures other than in an amount not in excess of an amount agreed to by the parties;

•        manage Voltus’s and its subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

•        enter into, modify, amend, renew or extend any collective bargaining agreement, other than as required by applicable law, or recognize or certify any labor organization, or group of employees of Voltus or its subsidiaries as the bargaining representative for any employees of Voltus or its subsidiaries;

•        amend in a manner materially detrimental to Voltus or any of its subsidiaries, terminate without replacement or fail to use reasonable efforts to maintain, any license material to the conduct of the business of Voltus and its subsidiaries, taken as a whole;

•        take any action, or knowingly fail to take any action, where such action or failure to act is reasonably likely to cause the representation in the Merger Agreement relating to energy regulatory matters to be untrue;

•        waive the restrictive covenant obligations of any current or former employee of Voltus or any of its subsidiaries;

•        (i) limit the right of Voltus or any of its subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any person or (ii) grant any exclusive or similar rights to any person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of Voltus and its subsidiaries, taken as a whole;

•        terminate without replacement or amend in a manner materially detrimental to Voltus or any of its subsidiaries, taken as a whole, any insurance policy insuring the business of Voltus or any of its subsidiaries; or

•        enter into any agreement to do any action prohibited by the foregoing;

•        subject to confidentiality obligations (whether contractual, imposed by applicable law or otherwise) that may be applicable to information furnished to Voltus or any of its subsidiaries by third parties that may be in Voltus’s or any of its subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties agreed to cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable law, (a) afford Broadscale and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of Voltus and its subsidiaries, to all of their respective properties, books, contracts, commitments, tax returns, records and appropriate officers and employees of Voltus and its subsidiaries and furnish such representatives with all financial and operating data and other information concerning the affairs of Voltus and its subsidiaries as such representatives may reasonably request; provided that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of Voltus or its subsidiaries without the prior written consent of Voltus, (b) provide to Broadscale and, if applicable, its accountants, counsel or other representatives, (i) such information and such other materials and resources relating to any legal proceeding initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of Voltus and its subsidiaries during the Interim Period, in each case, as Broadscale or such representative may reasonably request, (ii) prompt written notice of any material status updates in connection with any such legal proceedings or otherwise relating to any compliance and risk management matters or decisions of Voltus or its subsidiaries, and (iii) copies of any communications sent or received by Voltus or its subsidiaries in connection with such legal proceedings, matters and decisions (and, if any such communications occurred orally, Voltus shall, and shall cause its subsidiaries to, memorialize such communications in writing to Broadscale);

•        use its reasonable best efforts to deliver to Broadscale, as soon as reasonably practicable following the date of the Merger Agreement, PCAOB Financial Statements (as defined in the Merger Agreement) and to be prepared to deliver such financial statements to Broadscale within ten business days after the date of the Merger Agreement, subject to Broadscale’s and Voltus’s preparation of the proxy statement/registration statement;

•        use its reasonable best efforts to deliver to Broadscale, as soon as reasonably practicable following the date of the Merger Agreement, unaudited financial statements of Voltus and its subsidiaries as of and for the nine-month period ended September 30, 2021, which shall comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant;

•        if the Closing has not occurred prior to February 14, 2022, and the Merger Agreement has not been earlier terminated, as soon as reasonably practicable following February 14, 2022, deliver to Broadscale the audited consolidated balance sheet and the related audited consolidated statements of operations, comprehensive income (loss), stockholders’ deficit, and cash flows of Voltus and its subsidiaries as of and for the year ending December 31, 2021, together with the auditor’s reports thereon, which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant;

•        use its reasonable best efforts to deliver to Broadscale, as soon as reasonably practicable following the date of the Merger Agreement, any additional financial or other information reasonably requested by Broadscale to prepare pro forma financial statements required under federal securities laws to be included in Broadscale’s filings with the SEC (including, if applicable, the proxy statement/registration statement);

•        use its reasonable best efforts to cause its independent auditors to provide any necessary consents to the inclusion of the financial statements in Broadscale’s filings with the SEC in accordance with the applicable requirements of federal securities laws;

•        at or prior to the Closing, Voltus will terminate or settle, or cause to be terminated or settled, without further liability to Broadscale, Voltus or any of its subsidiaries, all Affiliate Agreements (as defined in the Merger Agreement) (other than certain agreed exceptions) and provide Broadscale with evidence of such termination or settlement reasonably satisfactory to Broadscale;

•        take all actions reasonably necessary to consummate certain actions prior to the Closing;

•        during the Interim Period, not, and to use its reasonable best efforts to cause its representatives, not to (a) initiate any negotiations with any person with respect to, or provide any non-public information or data concerning Voltus or any of the its subsidiaries to any person relating to, an Acquisition Proposal or afford to any person access to the business, properties, assets or personnel of Voltus or any of its subsidiaries in connection with an Acquisition Proposal, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any person to make an Acquisition Proposal; and

•        on or before the Closing, deliver a customary “payoff letter” or similar document to Broadscale for that certain secured loan agreement (the “Secured Payoff Letter”), which Secured Payoff Letter shall (i) specify the aggregate amount required to be paid to fully satisfy all amounts outstanding as of the Closing with respect to that certain secured loan agreement (the “Secured Payoff Amount”), (ii) state that upon receipt of the Secured Payoff Amount under such Secured Payoff Letter, the payment obligations of Voltus and its subsidiaries under such secured loan agreement and all related loan documents shall be automatically terminated and (iii) provide for the release of all guarantees, liens and other security over the properties and assets of Voltus and its subsidiaries securing any obligations under such secured loan agreement upon payment of the Secured Payoff Amount.

Covenants of Broadscale

Pursuant to the Merger Agreement, Broadscale has agreed, among other things, to:

•        during the Interim Period, to, and to cause Merger Sub to, except as contemplated by the Merger Agreement (including as contemplated by the PIPE Investment), the Ancillary Agreements or required by law or as consented to by Voltus in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice;

•        except as consented to by Voltus in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), as otherwise contemplated by the Merger Agreement (including as contemplated by the PIPE Investment) or the Ancillary Agreements or as required by law, Broadscale will not, and will cause Merger Sub not to:

•        seek any approval from the Broadscale Stockholders to change, modify or amend the Investment Management Trust Agreement, dated as of February 11, 2021, between Broadscale and Continental or the governing documents of Broadscale or Merger Sub, except as contemplated by the Transaction Proposals;

•        except as contemplated by the Transaction Proposals, (A) make or declare any dividend or distribution to the stockholders of Broadscale or make any other distributions in respect of any of Broadscale’s or Merger Sub’s capital stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of Broadscale’s or Merger Sub’s capital stock or equity interests, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Broadscale or Merger Sub, other than a redemption of shares of Broadscale Class A Common Stock in connection with the Merger;

•        take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment (as defined below);

•        other than as expressly required by the Sponsor Letter Agreement, enter into, renew or amend in any material respect, any transaction or contract with an affiliate of Broadscale or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

•        (i) make, change, or revoke any material tax election, (ii) amend, modify or otherwise change any filed material tax return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material taxes, (iv) enter into any closing agreement in respect of material taxes or enter into any tax sharing or similar agreement (other than any contract solely between Broadscale and Merger Sub or any customary commercial contract (or contract entered into in the ordinary course of business) not primarily related to taxes), (v) settle any claim or assessment in respect of material taxes, (vi) surrender or allow to expire any right to claim a refund of material taxes, or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes;

•        issue or sell any debt securities or warrants or other rights to acquire any debt securities of Broadscale or any of its subsidiaries or guaranty any debt securities of another person, or incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than (i) fees and expenses incurred in support of the transactions contemplated by the Merger Agreement and the Ancillary Agreements or in support of the ordinary course operations of Broadscale (which the parties agree shall include any indebtedness in respect of any Working Capital Loan (as defined below) incurred in the ordinary course of business), (ii) any indebtedness for borrowed money or guarantee incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $100,000, and (iii) any indebtedness for borrowed money or guarantee incurred between Broadscale and Merger Sub;

•        other than with respect to the PIPE Investment or pursuant to the Merger Agreement, (i) issue any securities of Broadscale or securities exercisable for or convertible into such securities, other than the issuance of the Aggregate Merger Consideration, (ii) grant any options, warrants or other equity-based awards with respect to securities of Broadscale not outstanding on the date of the Merger Agreement, or (iii) amend, modify or waive any of the material terms or rights set forth in any warrants of Broadscale or the Warrant Agreement, dated as of February 11, 2021, between Broadscale and Continental, as warrant agent, including any amendment, modification or reduction of the warrant price set forth therein; or

•        enter into any agreement to do any action prohibited by the foregoing;

•        prior to the Closing Date, approve and adopt the 2022 Incentive Plan, the New Voltus Restricted Stock Unit Agreement, the New Voltus Option Award Agreement (with such changes that may be agreed in writing by Broadscale and Voltus) and the ESPP;

•        within two business days following the expiration of the sixty-day period after Broadscale has filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company (“Form 10 information”) with the SEC, file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to New Voltus Common Stock issuable under the 2022 Incentive Plan and/or the ESPP and use its reasonable best efforts to maintain the effectiveness of such registration statement(s) (and the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the 2022 Incentive Plan or acquired under the ESPP remain outstanding;

•        during the Interim Period, ensure Broadscale remains listed as a public company on Nasdaq, and prepare and submit to Nasdaq a listing application, if required under Nasdaq rules, covering the shares of New Voltus Common Stock issuable in the Merger, and use reasonable best efforts to obtain approval for the listing of such shares of New Voltus Common Stock;

•        during the Interim Period, not, and cause its subsidiaries not to, and instruct its and their representatives acting on its and their behalf not to, (i) make any proposal or offer that constitutes a business combination proposal (as defined in Broadscale’s governing documents), (ii) initiate any discussions or negotiations with any person with respect to a business combination proposal (as defined in Broadscale’s governing documents) or (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a business combination proposal (as defined in Broadscale’s governing documents), in each case, other than to or with Voltus and its respective representatives;

•        subject to the terms of Broadscale’s governing documents, take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:

•        the New Voltus Board shall consist of nine directors, which shall initially include:

•        one director nominee to be designated by Broadscale (and reasonably acceptable to Voltus) pursuant to written notice to be delivered to Voltus as soon as reasonably practicable following the date of the Merger Agreement; and

•        eight director nominees to be designated by Voltus (and consented to by Broadscale) pursuant to written notice to Broadscale as soon as reasonably practicable following the date of the Merger Agreement;

•        the New Voltus Board shall have a majority of “independent” directors for the purposes of Nasdaq listing rules, each of whom shall serve in such capacity in accordance with the terms of the governing documents of New Voltus following the Effective Time; and

•        the initial officers of Broadscale will be as agreed between the parties, who will serve in such capacity in accordance with the terms of the governing documents of New Voltus following the effective time of the Merger;

•        from and after the Effective Time, indemnify and hold harmless each present and former director and officer of Voltus and Broadscale and each of their respective subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of Voltus) (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any legal proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Voltus, Broadscale or their respective subsidiaries, as the case may be, would have been permitted under applicable law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of the Merger Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable law);

•        (i) maintain for a period of not less than six years from the Effective Time provisions in Broadscale’s and its subsidiaries’ respective governing documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Broadscale’s and its subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those persons than the provisions of the governing documents of Voltus, Broadscale or their respective subsidiaries, as applicable, in each case, as of the date of the Merger Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those persons thereunder, in each case, except as required by law;

•        for a period of six years from the Effective Time, to maintain in effect directors’ and officers’ liability insurance covering those persons who are currently covered by Broadscale’s, Voltus’s or their respective subsidiaries’ directors’ and officers’ liability insurance policies on terms no less favorable than the terms of such current insurance coverage, except that in no event will Broadscale be required to pay an annual premium for such insurance in excess of 300% of the aggregate annual premium payable by Broadscale or Voltus, as applicable, for such insurance policy for the year ended December 31, 2020; provided, however, that (i) Broadscale may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six year period, any insurance required to be maintained under the Merger Agreement shall be continued in respect of such claim until the final disposition thereof;

•        as of the Effective Time, enter into customary indemnification agreements reasonably satisfactory to each of Voltus and Broadscale with the post-Closing directors and officers of New Voltus, which indemnification agreements will continue to be effective following the Closing;

•        during the Interim Period, keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable law;

•        unless otherwise approved in writing by Voltus (which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not increase conditionality or impose any new obligation on Voltus or Broadscale, reduce the Committed PIPE Investment Amount or subscription amount under any PIPE Subscription Agreement or reduce or impair the rights of Broadscale under any PIPE Subscription Agreement, not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the PIPE Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision) and so long as the initial party to such PIPE Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of New Voltus Common Stock or, if applicable, Closing Warrants, contemplated thereby;

•        use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the PIPE Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the PIPE Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Broadscale the applicable purchase price under each PIPE Investor’s applicable PIPE Subscription Agreement in accordance with its terms;

•        prior to the Closing Date, promptly notify and keep Voltus reasonably informed of the status of any litigation related to the Merger Agreement, any Ancillary Agreement or the transactions contemplated thereby or, to Broadscale’s knowledge, threatened in writing against Broadscale or the Broadscale Board by any of the Broadscale Stockholders, and provide Voltus with the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of such litigation, give due consideration to Voltus’s advice with respect to such litigation and not settle any such litigation if and to the extent all such settlement payments exceed $500,000 in the aggregate without the prior written consent of Voltus (such consent not to be unreasonably withheld, conditioned or delayed); and

•        cooperate in good faith with antitrust authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by the Merger Agreement as soon as practicable (but in any event on or before the date that is nine months after the date of the Merger Agreement (“the Agreement End Date”)) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any antitrust authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including, with Voltus’s prior written consent (which consent shall not be unreasonably withheld, conditioned, delayed or denied), (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (a) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of Voltus or Broadscale or (b) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Voltus or Broadscale and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated by the Merger Agreement on or prior to the Agreement End Date;

•        (i) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (a) cause the proxy statement to be disseminated to the Broadscale Stockholders in compliance with applicable law, (b) solely with respect to the Transaction Proposals, duly (1) give notice of and (2) convene and hold the Broadscale Special Meeting on a date no later than thirty business days following the date the Registration Statement is declared effective, and (c) solicit proxies from the holders of Broadscale Common Stock to vote in favor of each of the Transaction Proposals, and (ii) provide its stockholders with the opportunity to elect to redeem its Broadscale Class A Common Stock;

•        (i) recommend that the Broadscale Stockholders approve the Transaction Proposals and (ii) to not withdraw, amend, qualify or modify its recommendation.

Mutual Covenants

In addition, each of Broadscale and Voltus has agreed, among other things, to take certain actions set forth below.

•        Each of Broadscale and Voltus will (and, to the extent required, will cause its affiliates to) comply promptly, but in no event later than ten business days after the date of the Merger Agreement, with the notification and reporting requirements of the HSR Act.

•        Each of Broadscale and Voltus will substantially comply with any information or document requests with respect to antitrust matters as contemplated by the Merger Agreement.

•        Each of Broadscale and Voltus will (and, to the extent required, will cause its affiliates to) request early termination of any waiting period or periods under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period or periods under the HSR Act and (ii) prevent the entry, in any legal proceeding brought by an antitrust authority or any other person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by the Merger Agreement.

•        Broadscale agreed to pay fifty percent (50%) of all filing fees payable to the antitrust authorities in connection with the transactions contemplated by the Merger Agreement and Voltus agreed to pay fifty percent (50%) of all filing fees payable to the antitrust authorities in connection with the transactions contemplated by the Merger Agreement.

•        With respect to each of the above filings, and any other requests, inquiries, actions or other proceedings by or from governmental authorities, each of Voltus and Broadscale will (and, to the extent required, will cause its controlled affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or governmental authorization under laws prescribed or enforceable by any governmental authority for the transactions contemplated by the Merger Agreement and to resolve any objections as may be asserted by any governmental authority with respect to the transactions contemplated by the Merger Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by law, Voltus will promptly furnish to Broadscale, and Broadscale shall promptly furnish to Voltus, copies of any notices or written communications received by such party or any of its affiliates from any third party or any governmental authority with respect to the transactions contemplated by the Merger Agreement, and each party will permit counsel to the other parties an opportunity to review in advance, and each party will consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its affiliates to any governmental authority concerning the transactions contemplated hereby; provided that none of the parties will extend any waiting period or comparable period under the HSR Act or enter into any agreement with any governmental authority without the written consent of the other parties. To the extent not prohibited by law, Voltus agreed to provide Broadscale and its counsel, and Broadscale agreed to provide Voltus and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its affiliates, agents or advisors, on the one hand, and any governmental authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

•        Broadscale and Voltus will jointly prepare and Broadscale will file with the SEC the proxy statement/registration statement in connection with the registration under the Securities Act of the shares of New Voltus Common Stock that constitute the Aggregate Merger Consideration to be received by the equityholders of Voltus (other than (i) certain equity securities issuable under the 2022 Incentive Plan that are based on New Voltus Common Stock and constitute a portion of the Aggregate Merger Consideration, which will instead be registered by New Voltus pursuant to an effective registration statement on Form S-8 (or other applicable form, including Form S-1 or Form S-3) in accordance with the Merger Agreement and (ii) the shares of New Voltus Common Stock that constitute the Aggregate Merger Consideration to be received by the Requisite Voltus Stockholders which will instead be registered by New Voltus on a registration statement on Form S-1 (the “Resale Registration Statement”)). Each of Broadscale and Voltus agreed to use its reasonable best efforts to cause the proxy statement/registration statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the

Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Broadscale also agreed to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and Voltus agreed to furnish all information concerning Voltus, its subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Broadscale and Voltus agreed to furnish to the other party all information concerning itself, its subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the proxy statement/registration statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by the Merger Agreement, or any other statement, filing, notice or application made by or on behalf of Broadscale, Voltus or their respective subsidiaries to any regulatory authority (including the Nasdaq) in connection with the Merger and the other transactions contemplated by the Merger Agreement. Broadscale will cause the proxy statement/registration statement to be mailed to the Broadscale Stockholders in each case promptly after the registration statement is declared effective under the Securities Act.

•        Broadscale will advise Voltus, reasonably promptly after Broadscale receives notice thereof, of the time when the proxy statement/registration statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of New Voltus Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the proxy statement/registration statement or for additional information. To the extent not prohibited by law, Voltus and its counsel shall be given a reasonable opportunity to review and comment on the proxy statement/registration statement and any offer document each time before any such document is filed with the SEC, and Broadscale shall give reasonable and good faith consideration to any comments made by Voltus and its counsel. To the extent not prohibited by law, Broadscale will provide Voltus and its counsel with (i) any comments or other communications, whether written or oral, that Broadscale or its counsel may receive from time to time from the SEC or its staff with respect to the proxy statement/registration statement or offer documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Broadscale to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with Voltus or its counsel in any discussions or meetings with the SEC.

•        Promptly following the execution of the Merger Agreement, Broadscale and Voltus will reasonably cooperate (including causing their respective subsidiaries and representatives to cooperate) and jointly prepare the Resale Registration Statement to enable Broadscale to file the Resale Registration Statement with the SEC as soon as reasonably practicable following the Closing, and in any event within thirty days of the Closing. Each of Broadscale and Voltus will use its reasonable best efforts to cause the Resale Registration Statement to comply with the rules and regulations promulgated by the SEC. Broadscale and Voltus will reasonably cooperate (including causing their respective subsidiaries and representatives to cooperate) to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by the Resale Registration Statement, and each of Broadscale and Voltus will, respectively, furnish all information concerning itself, its subsidiaries and its respective members or stockholders as may be reasonably requested in connection with the foregoing. Each of Broadscale and Voltus agreed to furnish to the other party all information concerning itself, its subsidiaries, officers, directors, managers, stockholders, and other equityholders, and information regarding such other matters, in each case as may be reasonably necessary or advisable or as may be reasonably requested by the other in connection with the Resale Registration Statement and the transactions contemplated thereby, or any other statement, filing, notice or application made by or on behalf of Broadscale, Voltus or their respective subsidiaries to any regulatory authority (including the Nasdaq) in connection with the Resale Registration Statement and the transactions contemplated thereby.

•        Voltus will use reasonable best efforts to obtain promptly after the date of the Merger Agreement, and in any event no later than 5:00 p.m. Eastern Time on December 1, 2021 (the “Voltus Equityholder Approval Deadline”), the Voltus Equityholder Approval, pursuant to which such Requisite Voltus Stockholders will approve and adopt the matters required for the Voltus Equityholder Approval and (ii) as promptly as reasonably practicable following the execution and delivery of the Merger Agreement, Voltus shall prepare and distribute to the Voltus Equityholders who as of the Voltus Equityholder Approval Deadline, had not executed and delivered the written consent, a notice of action by written consent and appraisal rights as required by Sections 228 and 262 of the DGCL, as well as any additional information required by applicable law or the governing documents of Voltus (the “Stockholder Notice”). Voltus will provide Broadscale with a reasonable opportunity to review and comment on the Stockholder Notice and will cooperate with Voltus in the preparation of the Stockholder Notice and promptly provide all reasonable information regarding Broadscale and Merger Sub reasonably requested by Voltus.

•        Broadscale and Voltus will each, and will each cause their respective subsidiaries to (i) use reasonable best efforts to obtain all material consents and approvals of third parties (including any governmental authority) that any of Broadscale, Voltus, or their respective affiliates are required to obtain in order to consummate the Merger and (ii) take such other action as soon as practicable as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions set forth in the Merger Agreement or otherwise to comply with the Merger Agreement and to consummate the transactions contemplated thereby as soon as practicable and in accordance with all applicable law.

•        Each of Voltus and Broadscale will each, and will each cause their respective subsidiaries and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, prior to the Closing, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by the Merger Agreement. As promptly as possible after the Effective Time, and in no event later than ten business days, Voltus shall make all required notifications and filings as agreed between the parties.

•        Broadscale will use its reasonable best efforts to, and will instruct its financial advisors to, keep Voltus and its financial advisors reasonably informed with respect to the PIPE Investment and the rotation of the shares of New Voltus Common Stock during the period commencing on the date of announcement of the Merger Agreement or the transactions contemplated thereby until the Closing Date, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, Voltus or its financial advisors with respect to such matters.

•        Each of Voltus and Broadscale will, prior to the Effective Time, take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of shares of Voltus Capital Stock or acquisitions of shares of New Voltus Common Stock (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated by the Merger Agreement by each individual who is or may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated thereby to be exempt under Rule 16B-3 promulgated under the Exchange Act.

Survival of Representations, Warranties and Covenants; No Indemnification

Except in the case of claims against a person in respect of such person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in the Merger Agreement or in any certificate, statement or instrument delivered pursuant to the Merger Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing of the respective parties to the Merger Agreement generally will not survive the Closing. Additionally, Broadscale Stockholders have no indemnification rights against the Voltus Equityholders under the Merger Agreement.

Termination

The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

•        by mutual written consent of Voltus and Broadscale;

•        by Voltus or Broadscale if any governmental authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger or if there is adopted any law that permanently makes consummation of the Merger illegal or otherwise prohibited; provided that such governmental authority has jurisdiction over the parties with respect to the Merger;

•        by Voltus or Broadscale if the Broadscale Stockholder Approval is not obtained by reason of the failure to obtain the required vote at the Broadscale Special Meeting or at any adjournment thereof;

•        by Voltus if there has been a modification in the recommendation of the Broadscale Board with respect to any of the Transaction Proposals;

•        by written notice to Voltus from Broadscale if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Voltus set forth in the Merger Agreement, such that certain conditions specified in the Merger Agreement would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by Voltus through the exercise of its reasonable best efforts, then, for a period of up to thirty days after receipt by Voltus of notice from Broadscale of such breach, but only as long as Voltus continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred prior to the Agreement End Date, unless Broadscale is in material breach of the Merger Agreement;

•        by Broadscale, if Voltus shall not have obtained the Voltus Equityholder Approval prior to the Voltus Equityholder Approval Deadline; or

•        by written notice to Broadscale from Voltus if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Broadscale or Merger Sub set forth in the Merger Agreement, such that the that certain conditions specified in the Merger Agreement would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Broadscale through the exercise of its reasonable best efforts, then, for a period of up to thirty days after receipt by Broadscale of notice from Voltus of such breach, but only as long as Broadscale continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, or (ii) the Closing has not occurred on or before the Agreement End Date, unless Voltus is in material breach of the Merger Agreement.

In the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability on the part of any party thereto or its respective affiliates, officers, directors or stockholders, other than liability of Voltus, Broadscale or Merger Sub, as the case may be, for fraud or any willful and material breach of the Merger Agreement occurring prior to such termination, other than with respect to certain exceptions contemplated by the Merger Agreement (including the terms of that certain confidentiality agreement) that will survive any termination of the Merger Agreement.

Trust Account

Upon satisfaction or waiver of the conditions set forth in the Merger Agreement and provision of notice thereof to Continental as the trustee (which notice Broadscale shall provide to Continental in accordance with the terms of the Trust Agreement), in accordance with and pursuant to the Trust Agreement, at the Closing, Broadscale (i) shall cause any documents, opinions and notices required to be delivered to Continental pursuant to the Trust Agreement to be so delivered and (ii) shall use its reasonable best efforts to cause Continental to, and Continental to (1) pay as and when due all amounts payable to holders of Broadscale Class A Common Stock pursuant to the Broadscale Share Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Broadscale for immediate use, subject to the Merger Agreement and the Trust Agreement, and (c) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Fees and Expenses

If the Closing does not occur, Voltus will be responsible for Voltus’s transaction expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby, including all fees of its legal counsel, financial advisers and accountants, and Broadscale will be responsible for Broadscale’s transaction expenses (including fees and expenses incurred in connection with preparing and filing the Registration Statement, the proxy statement or the proxy statement/registration statement and obtaining approval of Nasdaq). If the Closing occurs, New Voltus will, upon the consummation of the Merger and release of proceeds from the Trust Account, pay or cause to be paid all accrued and unpaid transaction expenses of Voltus and pay or cause to be paid all accrued transaction expenses of Broadscale. Broadscale and Voltus will exchange written statements setting forth all accrued and unpaid transaction expenses not less than two business days prior to the Closing Date.

Amendment

The Merger Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the Merger Agreement and which makes reference to the Merger Agreement, provided that, (i) after receipt of the Voltus Equityholder Approval, no amendment or modification shall be made without further approval of the Requisite Voltus Stockholders if such amendment or modification would cause the conditions contained in Section 3.3 of the second amended and restated voting agreement Voltus entered into on May 10, 2021, with certain holders of Voltus Capital Stock, to fail to be true and (ii) after the Broadscale Stockholder Approval has been obtained, no amendment or modification to the Merger Agreement shall be made that by law requires the further approval of the stockholders of Broadscale without such further approval.

Governing Law; Jurisdiction

The Merger Agreement, and all claims or causes of action based upon, arising out of, or related to the Merger Agreement or the transactions contemplated thereby, will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

Any proceeding or action based upon, arising out of or related to the Merger Agreement or the transactions contemplated thereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder, certain transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC, and certain waiting period requirements have been satisfied. The Merger is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the parties’ respective Notification and Report Forms with the Antitrust Division and the FTC, unless early termination is granted. Broadscale and Voltus filed Notification and Report Forms with the Antitrust Division on December 14, 2021. The applicable waiting period under the HSR Act expired on January 13, 2022.

At any time before or after consummation of the Merger, notwithstanding termination of the respective waiting periods under the HSR Act, the Department of Justice or the FTC, or any state or foreign governmental authority could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger, conditionally approving the Merger upon divestiture of assets, subjecting the completion of the Merger to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. Broadscale cannot assure you that the Antitrust Division, the FTC, any state attorney general or any other government authority will not attempt to challenge the Merger on antitrust grounds, and, if such a challenge is made, Broadscale cannot assure you as to its result.

Neither Broadscale nor Voltus is aware of any material regulatory approvals or actions that are required for completion of the Merger other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Related Agreements

This section describes certain additional agreements entered into or to be entered into pursuant to the Merger Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The full text of Ancillary Agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the Registration Statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Stockholders and other interested parties are urged to read such Ancillary Agreements in their entirety prior to voting on the Transaction Proposals presented at the Broadscale Special Meeting.

Sponsor Letter Agreement

In connection with the execution of the Merger Agreement, Broadscale, the Sponsor and Voltus entered into the Sponsor Letter Agreement, dated as of November 30, 2021, a copy of which is attached to this proxy statement/prospectus as Annex F.

Pursuant to the Sponsor Letter Agreement, the Sponsor agreed to, among other things, at any meeting of the Broadscale Stockholders, or in any other circumstance in which the vote, consent or other approval of the Broadscale Stockholders is sought, (i) appear at each such meeting or otherwise cause all of its Broadscale Common Stock to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent covering, all of its Broadscale Common Stock: (1) in favor of each Transaction Proposal; (2) against any proposal relating to a business combination (other than the Transaction Proposals); (3) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Broadscale; (4) against any change in the business, management or the Broadscale Board (other than in connection with the Transaction Proposals); and (5) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of the Sponsor Letter Agreement, the Merger Agreement or the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Broadscale or the Merger Sub under the Merger Agreement, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of Broadscale Common Stock.

Additionally, under the Sponsor Letter Agreement, the Sponsor agreed that, subject to the Closing, the Sponsor Earn-Out Shares held by the Sponsor as of the Closing (converted from 1,437,442 shares of Broadscale Founder Shares) will be subject to a vesting schedule and the Sponsor may not transfer any unvested Sponsor Earn-Out Shares prior to the date such Sponsor Earn-Out Shares become vested pursuant to the Sponsor Letter Agreement. In three separate tranches, if, at any time during the seven years following the Closing Date, or the Measurement Period, the VWAP of New Voltus Common Stock is greater than or equal to $12.50, $15.00, or $17.50, for any 20 trading days within a period of 30 trading days, then 479,147 Sponsor Earn-Out Shares, 479,147 Sponsor Earn-Out Shares, or 479,148 Sponsor Earn-Out Shares, will vest. The Sponsor retained all of its rights as a Broadscale Stockholder with respect to any unvested Sponsor Earn-Out Shares, including the right to dividends on and the right to vote any unvested Sponsor Earn-Out Shares.

In the event that there is a change of control of New Voltus during the Measurement Period, to the extent any Sponsor Earn-Out Shares have not already vested, the release of the transfer restrictions will be automatically accelerated and the Sponsor shall receive the same per share consideration (whether stock, cash or other property) in respect of all the Sponsor Earn-Out Shares as the other holders of New Voltus Common Stock participating in such change of control. Additionally, any unvested Sponsor Earn-Out Shares at the end of the Measurement Period shall be forfeited by the Sponsor.

Under the Sponsor Letter Agreement, the Sponsor agreed to, immediately prior to the Effective Time (but conditioned upon the Closing), automatically irrevocably surrender and forfeit to Broadscale for no consideration, as a contribution to capital, all 6,266,667 of its Broadscale Private Placement Warrants, or the Forfeited Warrants. The Forfeited Warrants will be automatically and immediately cancelled by Broadscale. Broadscale and the Sponsor also agreed to take such actions as are necessary to cause the Forfeited Warrants to be retired and cancelled, after which such Forfeited Warrants shall no longer be issued, outstanding, convertible, or exercisable.

PIPE Subscription Agreements

In connection with the execution of the Merger Agreement, Broadscale entered into the PIPE Subscription Agreements with the PIPE Investors, a copy of the form of which is attached to this proxy statement/prospectus as Annex I, pursuant to which the PIPE Investors agreed to purchase at a purchase price of $10.00 per share and $100 million in the aggregate for (i) 10 million shares of New Voltus Common Stock and (ii) in the case of certain PIPE Investors purchasing in excess of a specified number of shares of Broadscale Class A Common Stock, an aggregate of 6,200,000 Closing Warrants exercisable for shares of New Voltus Common Stock at an exercise price of $11.50 per share, subject to adjustment as described in this proxy statement/prospectus, or, together, the PIPE Securities.

The obligation of the individual parties to consummate the purchase and sale of the PIPE Securities covered by the PIPE Subscription Agreements is subject to the following conditions: (a) solely with respect to each PIPE Investors’ obligation to purchase the PIPE Securities pursuant to the PIPE Subscription Agreements, the representations and warranties made by Broadscale are true and correct as of the Closing Date other than those representations and warranties expressly made as of an earlier date, which shall be true and correct as of such date except for inaccuracies or the failure of such representations and warranties to be true and correct that (without giving effect to any limitation as to “materiality” or “Issuer Material Adverse Effect” (as defined in the PIPE Subscription Agreement) or another similar materiality qualification set forth herein), individually or in the aggregate, would not reasonably be expected to have an Issuer Material Adverse Effect and (b) solely with respect to Broadscale’s obligation to close, the representations and warranties made by each PIPE Investor in their PIPE Subscription Agreement shall be true and correct as of the Closing Date (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct as of such date) except for inaccuracies or the failure of such representations and warranties to be true and correct that (without giving effect to any limitation as to “materiality” or “Subscriber Material Adverse Effect” (as defined in the PIPE Subscription Agreement) or another similar materiality qualification set forth herein), individually or in the aggregate, would not reasonably be expected to have a Subscriber Material Adverse Effect, and in each case of (a) and (b) without giving effect to the consummation of the Merger.

The obligation of the parties to consummate the purchase and sale of the PIPE Securities covered by the PIPE Subscription Agreements is subject to the following conditions: (i) all conditions precedent to the closing of the Merger set forth in the Merger Agreement shall have been satisfied or waived in accordance with the Merger Agreement other than those conditions that by their terms are to be satisfied at the Closing Date (but subject to the satisfaction or waiver thereof); (ii) the Merger Agreement (other than the condition in Section 9.3(c) of the Merger Agreement or the effects thereof) shall not have been amended, modified or waived by Broadscale in a manner that would reasonably be expected to materially adversely affect the economic benefits that PIPE Investor would reasonably expect to receive under the PIPE Subscription Agreement (it being understood that any such amendment, modification or waiver resulting in a decrease in the valuation of Voltus in connection with the Merger and/or the failure by one or more other PIPE Investors to meet their closing funding obligations in violation of the PIPE Subscription Agreements would not have such a material and adverse effect); and (iii) there shall not be any law or order of any governmental authority having jurisdiction restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Subscription Agreement.

The PIPE Subscription Agreements provide that, Broadscale is required to file with the SEC, no later than the later of (i) 30 calendar days following the Closing, or (ii) or (ii) if Broadscale’s 2021 audited financial statements are required to be included in such filing, 90 calendar days following Broadscale’s most recent fiscal year end, submit to or file with the SEC a registration statement registering the resale of New Voltus Common Stock to be issued to any such investor, Additionally, Broadscale is required to use its commercially reasonable efforts to have the registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day following the Closing Date if the SEC notifies New Voltus that it will “review” the registration statement and (ii) the 10th business day after the date New Voltus is notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. New Voltus must use commercially reasonable efforts to keep the registration statement effective until the earliest of: (a) the date the PIPE Investors no longer hold any registrable securities, (b) the date all registrable securities held by the PIPE Investors may be sold without restriction under Rule 144, (c) the date that all registrable securities held by the PIPE Investors held by a PIPE Investor may be sold pursuant to another exemption from registration, and (d) two years from the date of effectiveness of the registration statement.

The PIPE Subscription Agreements will terminate, and be of no further force and effect, upon the earlier to occur of (i) such date and time as the Merger Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of Broadscale and the applicable PIPE Investor, and (iii) September 30, 2022.

Broadscale and Voltus worked together with the Placement Agents to identify potential PIPE Investors over the course of several months. Broadscale then worked with Voltus to select the PIPE Investors, other than those PIPE Investors that were not qualified institutional buyers or institutional accredited investors, which were identified and selected by Broadscale.

Certain PIPE Investors affiliated with Broadscale and the Sponsor, including Mr. E. Cohen, Mr. Brotman, Jonathan Z. Cohen, the Arete Foundation and the Cohen Trust, have agreed to purchase 964,750 shares of New Voltus Common Stock, at $10.00 per share, for approximately $9,647,500 of gross proceeds. Gregg Dixon, the chief executive officer and a director of Voltus, has agreed to purchase 100,000 shares of New Voltus Common Stock, at $10.00 per share, for approximately $1,000,000 of gross proceeds. See “Certain Relationships and Related Party Transactions — Voltus — PIPE Subscription Agreements” and “— Broadscale — PIPE Subscription Agreements” for additional information.

Closing Warrant Agreement

The PIPE Subscription Agreement contemplates that, at the Closing, New Voltus will enter into a Closing Warrant Agreement with Continental, a copy of the form of which is attached to this proxy statement/prospectus as Annex J, pursuant to which New Voltus appointed Continental as agent for the Closing Warrants and agreed to issue 6,200,000 Closing Warrants to certain Third Party PIPE Investors, with each Closing Warrant entitling the holder to purchase one share of New Voltus Common Stock at an exercise price of $11.50 per share, subject to adjustment as described in this proxy statement/prospectus.

The Closing Warrants are exercisable at the later of (i) 30 days after the completion of the Merger and (ii) February 11, 2022 and the warrants expire (x) five years after the completion of the Merger, at 5:00 p.m., New York City time, or (y) earlier upon redemption or the Liquidation Date (the “Exercise Period”). New Voltus may extend the duration of the Closing Warrants by delaying the expiration date, provided it gives written notice and that the extension is identical among all the Closing Warrants.

At any time during the Exercise Period, if the closing price of the New Voltus Common Stock for any 20 trading days within a 30-trading day period (ending on the third trading day prior to the date on which New Voltus sends the notice) equals or exceeds $18.00 per share (subject to adjustment) and there is an effective registration statement covering the shares of New Voltus Common Stock issuable upon exercise of the Closing Warrants, as well as a current prospectus available, New Voltus may redeem all (and not part) of the outstanding Closing Warrants at a price of $0.01 per warrant upon giving written notice at least 30 days prior. This redemption right will not apply to the Closing Warrants if at the time of the redemption such Closing Warrants continue to be held by the original purchasers or permitted transferees under the terms of the Closing Warrant Agreement.

At any time during the Exercise Period, if the closing price of the New Voltus Common Stock for any 20 trading days within a 30-trading day period (ending on the third trading day prior to the date on which New Voltus sends the notice) equals or exceeds $10.00 per share (subject to adjustment) New Voltus may redeem all (and not part) of the outstanding Closing Warrants at a price of $0.10 per warrant upon giving written notice at least 30 days prior. During the 30-day redemption period, holders of the Closing Warrants may elect to exercise their Closing Warrants on a “cashless basis” and receive a number of shares of New Voltus Common Stock based on the date of redemption and the VWAP of the New Voltus Common Stock during the 10 trading days immediately following the notice of redemption. In connection with any such redemption, New Voltus shall provide the holders with such amount no later than one Business Day after the ten trading day period described above ends.

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, New Voltus, the Sponsor, certain equityholders of Broadscale, certain equityholders of Voltus, and certain of their respective affiliates, as applicable, will enter into the Registration Rights Agreement, a copy of which is attached to this proxy statement/prospectus as Annex G, pursuant to which New Voltus will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of New Voltus Common Stock and other equity securities of New Voltus that are held by the parties thereto from time to time. The total number of shares of New Voltus Common Stock that will be subject to the Registration Rights Agreement is subject to change based on potential forfeitures and vesting, but is expected at the time of Closing to be approximately           shares.

Lock-Up Agreement

The Merger Agreement contemplates that, at the Closing, New Voltus, the Sponsor and the Major Company Stockholders will enter into the Lock-Up Agreement, a copy of the form of which is attached to this proxy statement/prospectus as Annex H. The Major Company Stockholders include Gregg Dixon, Matthew Plante, Neil Lakin, Douglas Perrygo, Dana Guernsey, Jon Wellinghoff, Laurie Harrison, Selina Tobaccowala and holders of 5% or more of Voltus’s outstanding capital stock on a fully diluted basis.

The Lock-Up Agreement contains certain restrictions on transfer with respect to shares of New Voltus Common Stock held by the Major Company Stockholders immediately following the Closing (other than shares purchased in the PIPE Investment) and the shares of New Voltus Common Stock issuable to such persons upon settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the Closing in respect of Voltus Awards outstanding immediately prior to the Closing, determined as if, with respect to any such equity awards that are net exercised, such equity awards were instead cash exercised (the “Lock-Up Shares”). Such restrictions begin at the Closing and end at of the earlier of (x) the one year anniversary of Closing Date or (y) the date on which the last reported sale price of New Voltus Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date (the “Lock-Up Period”). If, after Closing, Date, New Voltus completes a transaction that results in a change of control, the Lock-Up Shares are released from restriction immediately prior to such change of control.

Background to the Merger

Broadscale is a special purpose acquisition company (“SPAC”) originally incorporated in Delaware on November 5, 2020. On February 17, 2021, Broadscale completed the Broadscale Initial Public Offering for which Morgan Stanley served as underwriter. Prior to the consummation of the Broadscale Initial Public Offering, neither Broadscale, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a potential transaction with Broadscale. Broadscale was formed for the purpose of effecting a merger, share purchase, reorganization, capital stock exchange, asset acquisition, reorganization or similar business combination with one or more businesses. (each of the foregoing, a “business combination”). Though Broadscale’s efforts to identify a prospective target business were not limited to any particular industry or geographic region, Broadscale focused on opportunities that transform traditional industries in positive ways and generate tangible improvements to the well-being of the global population, particularly with respect to energy, transportation, buildings, manufacturing, and food and agriculture. The Merger with Voltus is a result of an extensive search for a potential transaction utilizing the global network and investing and transaction experience of Broadscale’s management team and the Broadscale Board. The terms of the Merger Agreement are the result of an arm’s length negotiation between representatives of Broadscale and Voltus. Although the Existing Charter waived the corporate opportunities doctrine under certain circumstances, we do not believe this impacted Broadscale’s search for an acquisition target.

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement.

This chronology does not purport to catalogue every correspondence among representatives of Broadscale and Voltus. Representatives of Broadscale involved in the discussions and negotiations referenced herein included one or more of Andrew L. Shapiro (Chairman of the Board of Directors and Chief Executive Officer of Broadscale), John P. Hanna (Chief Financial Officer and Head of Acquisitions of Broadscale), Jeffrey F. Brotman (Chief Legal Officer and Secretary of Broadscale) and Dan Leff (Senior Operating Partner of Broadscale). Representatives of Voltus involved in the discussions and negotiations referenced herein included one or more of Gregg Dixon (Chief Executive Officer of Voltus), Matthew Plante (President of Voltus) Dana Guernsey (Chief Product Officer of Voltus), Neil Lakin (Chief Technology Officer of Voltus), Douglas Perrygo (Chief Financial Officer of Voltus) and Laurie Harrison (Chief Legal Officer of Voltus).

Following the Broadscale Initial Public Offering through the signing of the Merger Agreement with Voltus on November 30, 2021, Moelis served as Broadscale’s financial advisor in connection with Broadscale’s review and evaluation of potential targets. Morgan Stanley, Moelis and Nomura were engaged by Broadscale as co-placement agents solely in connection with the participation by certain qualified institutional buyers and institutional accredited investors in a potential PIPE Investment in the transaction. The co-placement agents neither had a role in nor received fees with respect to the participation of any other PIPE Investors that were not qualified institutional buyers or institutional accredited investors. Morgan Stanley and Nomura were engaged by Voltus as financial advisors in connection with Voltus’s review of a potential business combination. From the date of the Broadscale Initial Public Offering through the signing of the Term Sheet (as defined below) with Voltus on June 29, 2021, Broadscale, along with representatives of Broadscale’s financial advisors, contacted, and were contacted by, a number of individuals and entities with respect to business combination opportunities.

As part of Broadscale’s acquisition target search process, representatives of Broadscale considered and evaluated over 200 potential acquisition targets operating in energy transition and sustainable technology industry sectors. From the date of the Broadscale Initial Public Offering through June 29, 2021, Broadscale entered into non-disclosure agreements with over 80 of those potential acquisition targets, each of which contained, among other things, customary non-disclosure and non-use provisions, and none of which contained “don’t-ask, don’t-waive” or standstill provisions.

Representatives of Broadscale received initial presentations from approximately 65 potential targets and ultimately engaged in discussions and/or due diligence with 12 potential acquisition targets. In connection with such evaluation, representatives of Broadscale had discussions regarding certain transaction structures with the members of management and/or the boards of directors of certain potential acquisition targets. The materials made available to Broadscale in its review of the 12 potential targets varied, but generally included historical financial statements and projections of the potential targets’ future financial performance, as well views on valuation from potential targets’ management teams. Broadscale reviewed and analyzed such materials in consultation with Moelis. Broadscale submitted non-binding indications of interest to 2 potential acquisition targets following evaluation of, and discussions with, each such potential acquisition target.

Throughout these meetings and conversations with potential targets, Broadscale assessed the proposed preliminary valuations of the targets, Broadscale’s ability to enhance the potential targets’ growth prospects as a public company and the benefits to the target of becoming a public company through a business combination. In deciding not to pursue a transaction with any of the other potential targets, Broadscale’s management and Board weighed a number of factors, including evaluating the potential targets’ business prospects, historical financial performance and projected financial performance, ability to execute their respective business plans, ability to scale their businesses, and their ability to compete long-term, as well as Broadscale’s view of the growth potential in each target’s industry or sector.

Broadscale engaged in due diligence and detailed discussions directly with the senior executives and/or stockholders of each of the 2 potential acquisition targets that received indications of interest, which includes Voltus and a mobility company, which is referred to herein as “Company A.” In February 2021, Broadscale engaged in discussions with Company A. Over an approximately two-month period, Broadscale’s management team and its advisors held discussions and meetings with Company A’s management. On March 15, 2021 and April 13, 2021, the Broadscale Board met to discuss, among other things, a potential business combination with Company A. After completing its analysis, Company A decided to not proceed with a business combination with a SPAC and Broadscale decided to focus on alternative opportunities.

Broadscale, in consultation with its financial and legal advisors and other consultants, ultimately determined that pursuing a business combination with Voltus was advisable and in the best interests of Broadscale and the Broadscale Stockholders due to a variety of factors, including, but not limited to, Voltus’s growth prospects and large addressable market, experienced and proven management team, technology platform, competitive advantage as a leader in its industry and financial condition. See “— The Broadscale Board’s Reasons for the Merger” for additional information.

On February 25, 2021, Mr. Shapiro, Mr. Leff and Mr. Hanna held a videoconference with Mr. Dixon to express Broadscale’s potential interest in a business combination between Broadscale and Voltus as well as to review certain details of Voltus’s business. Mr. Shapiro also sent Mr. Dixon a draft non-disclosure agreement to be entered into between Broadscale and Voltus.

On February 26, 2021, Voltus and Broadscale entered into a non-disclosure agreement, and representatives of Broadscale later received access to certain detailed materials relating to Voltus and its business.

On March 5, 2021, Mr. Dixon contacted Mr. Shapiro via email regarding Voltus’s interest in continuing discussions about a potential business combination transaction with Broadscale.

On May 6, 2021, Mr. Dixon and Mr. Perrygo provided Broadscale management a management presentation of Voltus, prepared by Voltus, which included financial projections of Voltus’s business.

On May 10, 2021, Mr. Shapiro, Mr. Leff and Mr. Hanna of Broadscale and Mr. Dixon of Voltus held a videoconference and telephonic meeting with representatives of Morgan Stanley and Nomura, in their capacities as financial advisors to Voltus, to further discuss Voltus’s management presentation from May 6, 2021 and next steps in the process.

On May 14, 2021, Mr. Dixon, Ms. Guernsey, Mr. Lakin, Mr. Perrygo and Ms. Harrison of Voltus and Mr. Shapiro, Mr. Leff, Mr. Hanna, and Mr. Brotman of Broadscale and their respective financial advisors held a videoconference to discuss initial due diligence items, including strategy and products.

On May 17, 2021, Mr. Shapiro, Mr. Leff and Mr. Hanna held a videoconference with representatives of each of Morgan Stanley and Nomura, in their capacities as financial advisors to Voltus, to discuss the potential business combination and to discuss Voltus’s financial model.

On May 19, 2021, Mr. Dixon and Mr. Perrygo of Voltus, and Mr. Shapiro, Mr. Leff, and Mr. Hanna of Broadscale and their respective financial advisors held a videoconference to discuss Voltus’s financial model.

From May 20, 2021 to June 16, 2021, representatives of each of Voltus (including Mr. Dixon, Mr. Perrygo, Ms. Harrison, Mr. Plante, Mr. Lakin and Ms. Guernsey), Broadscale (including Mr. Shapiro, Mr. Leff, Mr. Hanna and Mr. Brotman) and their respective financial advisors had a series of videoconference and telephonic meetings to discuss, among other things, Voltus’s business, strategies, financial projections and diligence items, including Voltus’s partnerships, competition, technology, sales pipeline, and major customers.

On June 16, 2021, Mr. Shapiro, Mr. Leff, Mr. Hanna and Mr. Brotman of Broadscale, and representatives of each of Moelis, Morgan Stanley and Nomura, in their capacities as financial advisors to Voltus, held a videoconference and telephonic meeting to discuss the valuation multiples of Voltus’s peers.

Also on June 16, 2021, Broadscale’s management team shared with the Broadscale Board (i) Voltus’s management presentation from May 6, 2021, and (ii) a draft of the non-binding term sheet provided by representatives of Morgan Stanley, in its capacity as financial advisor to Voltus.

On June 17, 2021, the Broadscale Board met telephonically to discuss the potential business combination with Voltus, including a proposed mark-up of the non-binding term sheet provided to Broadscale. Broadscale management also provided the Broadscale Board via email a presentation, which included, among other things, an investment thesis summary and a preliminary view of its valuation of Voltus. The Broadscale Board instructed management to continue to engage in discussions with Voltus to explore the potential business combination.

On June 18, 2021, representatives of Broadscale sent representatives of Voltus an initial draft non-binding term sheet setting forth the economic and other key terms of the potential business combination.

On June 22, 2021 and June 24, 2021, Mr. Shapiro, Mr. Leff, Mr. Hanna and Mr. Brotman of Broadscale, and representatives of each of Moelis, Morgan Stanley and Nomura, in their capacities as financial advisors to Voltus, held a videoconference and telephonic meeting to discuss the initial draft non-binding term sheet.

On June 26, 2021, representatives of Broadscale sent representatives of Voltus and representatives of Morgan Stanley and Nomura, in their capacities as financial advisors to Voltus, a revised draft of the non-binding term sheet.

Between June 26, 2021, and June 29, 2021, representatives of each of Broadscale, Skadden, Arps, Slate, Meagher & Flom LLP, legal counsel to Broadscale (“Skadden”), Voltus and Latham & Watkins LLP, legal counsel to Voltus (“Latham”), negotiated the non-binding term sheet, as well as the exclusivity provisions set forth therein. Among other topics, the parties discussed and negotiated (i) the pre-transaction equity value for Voltus, (ii) the PIPE Investment, (iii) the Sponsor’s willingness to defer the vesting of certain of the Broadscale Founder Shares, and (iv) an earnout payable to the Voltus Equityholders.

On June 28, 2021, the Broadscale Board held a videoconference meeting, which was attended by representatives from each of Broadscale’s management and Moelis. After reviewing the terms of the proposed final form of the non-binding term sheet and asking questions of Broadscale’s management and Moelis, the Broadscale Board unanimously passed resolutions approving Broadscale’s entry into the non-binding term sheet, including an exclusivity period as contemplated by the non-binding term sheet (as further described below).

On June 29, 2021, Broadscale and Voltus entered into the non-binding term sheet (the “Term Sheet”), which provided for a thirty-day exclusivity period, followed by an automatic additional 15-day renewal if the parties continued to negotiate in good faith. The Term Sheet also provided that up to an aggregate of 10,000,000 additional shares of New Voltus Common Stock would be issued to the Voltus Equityholders in three substantially equal tranches, which would be issuable upon the achievement of share price thresholds for New Voltus Common Stock of $12.50, $15.00 and $17.50, respectively, for 20 trading days of any consecutive 30 trading day period within seven years following the Closing, and subject to customary acceleration events. The earnout provision for existing Voltus Equityholders was proposed by Voltus as part of an overall negotiation of the deal terms and the parties agreed that it demonstrated an alignment of interests in the long-term success of Voltus.

Also on June 29, 2021, representatives of each of Skadden and Latham met via videoconference to discuss the potential transaction, including, among other things, the anticipated timeline and process for completing due diligence and drafting, negotiating and executing transaction documentation.

Also on June 29, 2021, Mr. Shapiro, Mr. Leff and Mr. Hanna of Broadscale, Mr. Dixon, Mr. Perrygo and Ms. Harrison of Voltus, and representatives from each of Skadden, Latham, and Moelis, Morgan Stanley and Nomura, in their capacities as co-placement agents to Broadscale, held a videoconference and telephonic meeting to discuss the timeline and key workstreams relating to the PIPE Investment.

On July 1, 2021, Mr. Shapiro, Mr. Leff, Mr. Hanna and Mr. Brotman of Broadscale and Mr. Dixon and Ms. Harrison of Voltus met to review a working draft of the presentation to potential PIPE Investors. The parties and their respective representatives met several times until November 30, 2021, to further discuss and revise the PIPE Investment presentation.

Also on July 1, 2021, Mr. Shapiro, Mr. Leff, Mr. Hanna and Mr. Brotman of Broadscale and representatives of Skadden held an initial legal due diligence call with Mr. Perrygo, Mr. Lakin and Ms. Harrison of Voltus and representatives of Latham.

From July 1, 2021, through the date the Merger Agreement was signed, representatives of Broadscale and Skadden and representatives of Voltus and Latham, as applicable, had additional conversations and e-mail exchanges regarding follow-up questions and requests arising from matters discussed on the legal due diligence call, and other matters arising over the course of Broadscale’s and its advisors’ diligence. Conference calls were held among representatives of Skadden, Broadscale, Latham, Kirkland & Ellis LLP, Voltus’s outside legal counsel with respect regulatory matters and Voltus, as applicable, on each of July 9, 2021, August 10, 2021, September 16, 2021, October 22, 2021, and November 23, 2021.

On July 6, 2021, Mr. Shapiro, Mr. Leff, Mr. Hanna and Mr. Brotman of Broadscale, Ms. Harrison and Jon Wellinghoff, Chief Regulatory Officer of Voltus, and their respective financial and legal advisors attended a diligence call to discuss the regulatory environment in which Voltus operates.

On July 8, 2021, representatives of Skadden sent representatives of Latham an initial draft of the Merger Agreement. The initial draft of the Merger Agreement provided for, among other things: (i) the reverse triangular merger structure; (ii) a Minimum Cash Condition of $150 million; (iii) the prohibition against the Voltus Board from withdrawing, amending, qualifying or modifying its recommendation to the Voltus Stockholders that they vote in favor of the Merger; and (iv) the earnout consideration agreed to in the Term Sheet with customary acceleration events, but subject to additional limitations, including that, in the event the consideration for New Voltus Common Stock in any change of control transaction is cash, the price payable per share of New Voltus Common Stock be no less than $10.00 per share.

From July 8, 2021, through November 30, 2021, representatives of each of Broadscale, Voltus, Skadden and Latham conducted various telephonic conferences and exchanged drafts of the Merger Agreement, issues lists and various ancillary agreements related to the transactions, including the Proposed Charter, the Proposed Bylaws, the Registration Rights Agreement, the Lock-Up Agreement, the 2022 Incentive Plan, the New Voltus Restricted Stock Unit Agreement, the New Voltus Option Award Agreement, the ESPP and the Sponsor Letter Agreement, and negotiated and resolved all open items for consideration. See “— The Merger Agreement” for additional information on the final terms of the Merger Agreement.

Between July 8, 2021 and August 20, 2021, representatives of each of Broadscale (including Mr. Shapiro, Mr. Leff, Mr. Hanna and Mr. Brotman), Voltus (including Mr. Dixon, Mr. Perrygo, Mr. Lakin, Ms. Harrison, Mr. Plante and Ms. Guernsey) and their respective financial advisors held a series of videoconference and telephonic meetings to discuss, among other things, (i) Voltus’s management’s plans for use of the proceeds from the proposed transaction, (ii) the competitive market in which Voltus operates, (iii) Voltus’s management’s plans for international expansion, (iv) Voltus’s sales backlog and pipeline, (v) various programs and products offered by Voltus, (vi) Voltus’s risk management, (vii) potential partnership opportunities for Voltus, (viii) technology, and (ix) Voltus’s total addressable market (“TAM”) and serviceable addressable market (“SAM”).

On July 14, 2021, Broadscale engaged 100 Day Advisory Partners, LLC (“100 Day”) as an advisor to Broadscale to perform a review of Voltus’s technology architecture with a particular focus on those aspects related to (i) current products and product infrastructure and (ii) integrations with customers and technology partners. Representatives of each of Broadscale and 100 Day met numerous times from July 14, 2021 through August to discuss the results of 100 Day’s analysis, and on August 13, 2021, 100 Day provided the Broadscale Board a report on Voltus’s technology architecture. These discussions and the ultimate report provided to the Broadscale Board focused on Voltus’s key information technology systems and supporting processes, including Voltus’s (i) system architecture, (ii) product roadmap and management, (iii) software development methodology and processes, (iv) integration and (v) cybersecurity.

On July 15, 2021, Broadscale engaged Energy and Environmental Economics, Inc. (“E3”) as an advisor to Broadscale to (i) analyze Voltus’s current and anticipated products, end markets and customer segments providing key support for Voltus’s TAM and SAM, (ii) perform a regulatory review of the current state of the regulatory environment and the forward-looking regulatory outlook for Voltus’s markets and current and anticipated products and (iii) identify key risks, mitigating factors and opportunities. Representatives of each of Broadscale and E3 met numerous times from July 15, 2021 through September to discuss E3’s analyses. In these meetings, Broadscale and E3 discussed E3’s findings on the market for demand response and distributed energy resources and the regulatory environment of such market. On August 20, 2021, E3 presented its results to the Broadscale Board, including key market, industry and regulatory observations, and findings specific to Voltus, including the technology capabilities of Voltus, Voltus’s ability to compete in the market and the potential future growth of Voltus.

On July 19, 2021, representatives of Skadden sent representatives of Latham an initial draft form of the PIPE Subscription Agreement to be entered into between Broadscale and each PIPE Investor.

On July 20, 2021, representatives of Skadden sent representatives of Latham an initial draft of an agreement to be entered into with the Sponsor, pursuant to which, among other things, the Sponsor would agree to vote in favor of the Merger Agreement and the transactions contemplated thereby. On August 9, 2021, representatives of Skadden sent representatives of Latham a revised draft of the agreement, which included, among other things, certain vesting terms with respect to the Broadscale Founder Shares as of the Closing.

On July 21, 2021, representatives of Latham sent representatives of Skadden a revised draft of the Merger Agreement, which included, among other things, (i) revised terms of the earnout consideration to be potentially received by existing Voltus Equityholders, reflecting that the potential earnout consideration would accelerate upon any change of control without being subject to a minimum price per share, (ii) a restriction on Broadscale’s ability to reduce the subscription amount under any PIPE Subscription Agreement without the prior written consent of Voltus, (iii) changes to the Minimum Cash Condition, and (iv) revisions to the parties’ respective representations, warranties, covenants and closing conditions.

Additionally, on July 21, 2021, Mr. Shapiro, Mr. Leff and Mr. Hanna of Broadscale and Mr. Dixon, Mr. Perrygo and Ms. Harrison of Voltus and their respective financial advisors discussed Voltus’s financial performance in the first half of 2021.

On July 26, 2021, the Broadscale Board held a videoconference meeting. Management of Broadscale provided an update to the Broadscale Board about the transaction process and the due diligence performed to date on Voltus. Broadscale’s management then answered questions asked by members of the Broadscale Board.

On July 28, 2021, representatives of Skadden and representatives of Latham met telephonically to discuss certain open issues in the draft of the Merger Agreement, including, among others, the earnout provision, the Minimum Cash Condition, and changes to Voltus’s representations and warranties.

Also on July 28, 2021, representatives of Skadden provided Broadscale’s management team a draft of a due diligence report (the “Due Diligence Report”), which was subsequently shared with the Broadscale Board. The Due Diligence Report summarized the findings of Skadden’s legal due diligence review of Voltus and its business, based upon Skadden’s review of the legal due diligence materials and information provided by representatives of Voltus in the virtual data room or pursuant to e-mail and telephone communications prior to such date (including information provided in response to a series of supplemental legal due diligence request lists which were sent by representatives of Skadden to representatives of Latham).

On August 2, 2021, Mr. Hanna and Mr. Brotman of Broadscale, and representatives of each of Latham, Skadden and the co-placement agents to Broadscale, met via videoconference to discuss accounting due diligence with Mr. Dixon, Mr. Perrygo, Mr. Lakin, Mr. Wellinghoff and Ms. Harrison of Voltus.

On August 5, 2021, representatives of Skadden sent a further revised draft of the Merger Agreement to representatives of Latham. The revised draft included, among other things, (i) changes to the Minimum Cash Condition, (ii) revisions to the parties’ respective representations, warranties, covenants and closing conditions and (iii) an earnout provision substantially similar to the final provision included in the executed Merger Agreement. See “— The Merger Agreement — Earnout” for additional information.

On August 5, 2021, representatives of Latham sent representatives of Skadden an initial draft of the Lock-Up Agreement. Prior to the execution of the Merger Agreement on November 30, 2021, the parties negotiated the terms of the Lock-Up Agreement and multiple drafts thereof were exchanged. The agreed final form of the Lock-Up Agreement was attached as an exhibit to the Merger Agreement. See “— Related Agreements — Lock-Up Agreement” for additional information.

On August 9, 2021, representatives of Skadden sent representatives of Latham an initial draft of the Registration Rights Agreement. Prior to the execution of the Merger Agreement on November 30, 2021, the parties negotiated the terms of the Registration Rights Agreement and multiple drafts thereof were exchanged. The agreed final form of the Registration Rights Agreement was attached as an exhibit to the Merger Agreement. See “— Related Agreement — Registration Rights Agreement” for additional information.

On August 12, 2021, the Broadscale Board met via videoconference to discuss the potential business combination with Voltus. Representatives of Skadden attended the meeting and presented an update on the legal due diligence performed to date. Representatives of Moelis attended the meeting and presented information regarding due diligence updates, including updates from Broadscale’s market and technology consultants, 100 Day and E3.

On August 13, 2021, Broadscale and Voltus executed a letter agreement agreeing to extend the exclusivity period under the Term Sheet until September 13, 2021.

On August 17, 2021, representatives of Latham sent representatives of Skadden a revised draft of the Merger Agreement, which included, among other things, (i) changes to the inputs in the definition of Available Acquiror Cash and (ii) revisions to the parties’ respective representations, warranties, covenants and closing conditions.

Also on August 17, 2021, representatives of Latham sent representatives of Skadden initial draft forms of (i) the 2022 Incentive Plan, (ii) the ESPP, (iii) the New Voltus Restricted Stock Unit Agreement and (iv) the New Voltus Option Award Agreement. Prior to the execution of the Merger Agreement on November 30, 2021, the parties negotiated the terms of these documents and multiple drafts thereof were exchanged. The agreed final forms of these documents were attached as exhibits to the Merger Agreement. See “Proposal No. 6: The Incentive Plan Proposal” and “Proposal No. 7: ESPP Proposal” for additional information.

On August 20, 2021, the Broadscale Board met via videoconference to discuss regulatory diligence updates on Voltus. Representatives of Skadden attended the meeting and presented a regulatory update on the legal due diligence performed to date. Representatives of E3 attended the meeting and presented their regulatory and other findings.

On August 25, 2021, representatives of Skadden sent representatives of Voltus a further revised draft of the Merger Agreement, which included, among other things, (i) changes to the inputs in the definition of Available Acquiror Cash and (ii) further refinements to the scope of Voltus’s representations, warranties and interim operating covenants.

From September 3, 2021 through November 30, 2021, representatives of Broadscale (including Mr. Shapiro, Mr. Leff and Mr. Hanna) and Voltus (including Mr. Dixon, Mr. Perrygo and Ms. Guernsey) and the co-placement agents to Broadscale participated in various virtual meetings with prospective participants in the PIPE Investment.

On September 8, 2021, Broadscale executed an agreement with the co-placement agents to Broadscale regarding the terms of its engagement of the co-placement agents in connection with the participation of qualified institutional buyers and institutional accredited investors in the PIPE Investment. The agreement provides that the co-placement agents will receive fees and expense reimbursements only in connection with the participation of qualified institutional buyers and institutional accredited investors in the PIPE Investment. Additionally, Broadscale, after careful consideration of the potential benefits of engaging Morgan Stanley and Nomura in such roles, entered into (i) a letter agreement with Nomura, pursuant to which Broadscale acknowledged the potential conflicts of interest, or a perception thereof, as a result of engaging Nomura as co-placement agent while Nomura also served as financial advisor to Voltus and (ii) a letter agreement with Morgan Stanley, pursuant to which Broadscale acknowledged the potential conflicts of interest, or a perception thereof, as a result of engaging Morgan Stanley as co-placement agent while Morgan Stanley also served as financial advisor to Voltus, and consented to Morgan Stanley acting in such dual roles.

On September 9, 2021, Broadscale and Voltus executed a letter agreement agreeing to extend the exclusivity period under the Term Sheet until October 13, 2021.

On September 10, 2021, representatives of Skadden, Ms. Harrison of Voltus and representatives of Latham met telephonically to discuss the Merger Agreement and related transaction documentation.

On September 13, 2021, Broadscale engaged The Good Company Consulting LLC (“Good Company”) as an advisor to Broadscale to perform confirmatory customer and partner due diligence conversations on an anonymized basis. On October 5, 2021, Good Company presented its diligence findings to Broadscale.

On September 15, 2021, representatives of Latham sent representatives of Skadden a revised draft of the Merger Agreement, which included, among other things, (i) changes to the method of the distribution of the Aggregate Merger Consideration to the Voltus Equityholders, (ii) changes to the Minimum Cash Condition, and (iii) revisions to the parties’ respective representations, warranties, covenants and closing conditions.

From September 20, 2021, through September 30, 2021, representatives of each of Skadden, on behalf of Broadscale, and Latham, on behalf of Voltus, exchanged additional revisions to the draft of the Merger Agreement.

On October 5, 2021, representatives of Skadden provided representatives of Broadscale with an updated version of the Due Diligence Report.

On October 6, 2021, representatives of Moelis made available drafts of the Merger Agreement and PIPE Subscription Agreement to potential PIPE Investors.

On October 8, 2021, representatives of Latham sent representatives of Skadden initial draft forms of the Proposed Charter and Proposed Bylaws. Prior to the execution of the Merger Agreement on November 30, 2021, the parties negotiated the terms of these documents and multiple drafts thereof were exchanged. The agreed final forms of these documents were attached as exhibits to the Merger Agreement. See “Proposal No. 2: The Charter Amendment Proposal” and “Proposal Nos. 3(A) through (F): Advisory Amendment Proposals” for additional information.

On November 17, 2021, representatives of Latham sent representatives of Skadden a revised draft of the Merger Agreement, which included, among other things, (i) an increased Minimum Cash Condition of $200 million and (ii) revisions to the parties’ respective representations, warranties, covenants and closing conditions.

Also on November 17, 2021, the Voltus Board held a meeting to discuss general business matters, as well as the potential business combination with Broadscale. Representatives of Broadscale also attended a portion of the meeting to introduce themselves to the Voltus Board and express their interest in the potential business combination.

On November 18, 2021, representatives of each of Skadden and Latham met telephonically to discuss the PIPE Investment.

On November 19, 2021, representatives of Skadden sent representatives of Latham a revised draft of the Merger Agreement, which included, among other things, certain revisions to Voltus’s covenants.

In November 2021, as part of its discussions with potential PIPE Investors, Broadscale management and a PIPE Investor discussed providing additional value to the PIPE Investor (at the request of the PIPE Investor) as part of its investment in the PIPE. Throughout November 2021, the parties discussed the terms of the PIPE Investment, including the issuance of warrants to certain Third Party PIPE Investors in connection with the PIPE Investment and the forfeiture by the Sponsor of the Broadscale Private Placement Warrants held by the Sponsor pursuant to the Sponsor Letter Agreement. On November 20, 2021, representatives of Skadden sent representatives of Latham and representatives of Kirkland a draft of the Closing Warrant Agreements to be entered into between Broadscale and

Continental, pursuant to which, among other things, such PIPE Investors purchasing shares of New Voltus Common Stock in excess of a specified number would additionally receive warrants exercisable for shares of New Voltus Common Stock, and each such purchase would be consummated substantially concurrently with the Closing, subject to the terms and conditions set forth therein. See “— Related Agreements — PIPE Subscription Agreements” and “— Related Agreements — Closing Warrant Agreement” for additional information.

On November 20, 2021, representatives of Skadden sent representatives of Latham a revised draft of the Sponsor Letter Agreement that provided for the irrevocable surrender and forfeiture by the Sponsor of 6,266,667 Broadscale Private Placement Warrants (100% of the Broadscale Private Placement Warrants held by the Sponsor). Prior to the execution of the Merger Agreement on November 30, 2021, the parties negotiated the terms of the Sponsor Letter Agreement, exchanging multiple drafts before an agreed final version of the Sponsor Letter Agreement was executed by the parties thereto on November 30, 2021. See “–Related Agreements — Sponsor Letter Agreement” for additional information.

On November 21, 2021, the Broadscale Board held a videoconference meeting, which was attended by representatives from each of Broadscale’s management and Skadden. Management of Broadscale provided an update to the Broadscale Board about the transaction and then representatives of Skadden made a presentation to the Broadscale Board relating to the applicable fiduciary duties under applicable law. Representatives of Skadden also reviewed in detail the provisions of the proposed Merger Agreement and other transaction documents to be approved by the Broadscale Board in connection with the proposed business combination and answered questions from the Broadscale Board. During the course of the meeting, the Broadscale Board discussed and considered the terms of the proposed transaction. Following the presentations by Skadden and Broadscale’s management and discussions among members of the Broadscale Board, the Broadscale Board determined to hold a subsequent meeting on November 28, 2021 to receive an update as to the status of any open issues with respect to the transaction.

On November 24, 2021, representatives of each of Skadden and Latham held a telephonic call to discuss the Merger Agreement.

On November 26, 2021, representatives of Skadden sent representatives of Latham a revised draft of the Merger Agreement, which was agreed to be in final form.

On November 28, 2021, the Broadscale Board held a telephonic and videoconference meeting, which was attended by representatives from each of Broadscale’s management, Skadden and Moelis. Representatives of Skadden discussed with the Broadscale Board the status of the transaction negotiations and documentation, as well as updates since the Broadscale Board meeting on November 21, 2021. Representatives of Moelis then made a presentation to the Broadscale Board to discuss, among other things, the valuation of Voltus and PIPE Investment process in connection with the transaction. The Broadscale Board considered the benefits and the risks of entering into the Merger Agreement and a discussion ensued with its advisors.

On November 30, 2021, the Broadscale Board held a telephonic and videoconference meeting, which was attended by representatives from each of Broadscale’s management and Skadden. Broadscale management provided an update of the transaction process since the last meeting of the Broadscale Board. At the meeting, following discussion among the Broadscale Board, Broadscale management and Broadscale’s advisors, the Broadscale Board unanimously determined, among other things, that the Merger is advisable and in the best interest of Broadscale and the Broadscale Stockholders, and recommended that the Broadscale Stockholders approve the Transaction Proposals, declared that the Merger Agreement, the Merger and the related transaction documentation and other transactions contemplated thereby were advisable and in the best interests of Broadscale and its stockholders, approved the form, terms and provisions of, and the transactions contemplated by, the Merger Agreement, including the Merger, and the related transaction documentation and other transactions contemplated thereby, and authorized Broadscale to enter into the Merger Agreement and the other transaction documents and perform each of its obligations thereunder, including the Merger.

Also on November 30, 2021, the Voltus Board held a videoconference meeting, which was attended by representatives from each of Voltus’s management and Latham. At the meeting, following discussion among the Voltus Board, Voltus management and Latham, the members of the Voltus Board present at the meeting unanimously determined, among other things, that the Merger is advisable and in the best interest of Voltus and the Voltus Stockholders, and recommended that the Voltus Stockholders approve the Transaction Proposals, declared that the Merger Agreement, the Merger and the related transaction documentation and other transactions contemplated thereby were advisable and in the best interests of Voltus and the Voltus Stockholders, approved the form, terms and provisions of, and the transactions contemplated by, the Merger Agreement, including the Merger, and the related transaction documentation and other transactions contemplated thereby, and authorized Voltus to enter into the Merger Agreement and the other transaction documents and perform each of its obligations thereunder, including the Merger.

Following the meeting of the Broadscale Board and the meeting of the Voltus Board, on November 30, 2021, Broadscale, Voltus, and the Merger Sub executed the Merger Agreement and the related transaction documentation (including the Sponsor Letter Agreement and the PIPE Subscription Agreements). See “— Related Agreements” for additional information.

Following the execution of the Merger Agreement, on November 30, 2021, representatives of Latham sent to representatives of Skadden the executed written consent of the Voltus Stockholders constituting the Voltus Equityholder Approval, which, among other things, approved the Merger Agreement and the transactions contemplated thereby.

On the morning of December 1, 2021, Broadscale and Voltus issued a joint press release announcing the transactions prior to the commencement of trading of the shares of Broadscale Class A Common Stock on Nasdaq.

The Broadscale Board’s Reasons for the Merger

The Broadscale Board, in evaluating the Merger, consulted with Broadscale’s management and financial and legal advisors and other consultants. In reaching its unanimous resolution (i) that the Merger Agreement and the transactions contemplated thereby are fair to, advisable and in the best interests of Broadscale and the Broadscale Stockholders and (ii) to recommend that the Broadscale Stockholders adopt the Merger Agreement and approve the Merger and the transactions contemplated thereby, the Broadscale Board considered and evaluated a range of factors, including, but not limited to, the factors discussed below. In light of the number and complexity of these factors, the Broadscale Board considered these factors as a whole and did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it took into account in reaching its determination and supporting its decision. The Broadscale Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual members of the Broadscale Board may have given different weight to different factors. This explanation of the reasons for the Broadscale Board approval of the Merger, and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The Broadscale Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Merger. Broadscale’s officers, directors and advisors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries, and concluded that their experience and backgrounds, enabled the Broadscale Board to make the necessary analyses and determinations regarding the Merger. In addition, Broadscale’s officers, directors and advisors have substantial experience with mergers and acquisitions.

Before reaching its decision, the Broadscale Board reviewed the results of the due diligence review conducted by its management, financial and legal advisors and other consultants, which included:

•        numerous meetings and calls with the management team and advisors of Voltus regarding operations and forecasts;

•        numerous meetings and calls with Broadscale’s financial advisor and technology and market consultants;

•        review of material contracts, material liabilities and other material matters;

•        financial, accounting, legal, regulatory and technology due diligence;

•        review of historical financial performance of Voltus (including audited and unaudited financials) and management projections for the combined business; and

•        financial and valuation analyses of the business of Voltus and the Merger.

In the prospectus for the Broadscale Initial Public Offering, Broadscale identified certain criteria that Broadscale believed would be important in evaluating prospective target businesses, namely businesses that:

•        provide a direct impact to the energy transition, creating a clear positive environmental benefit;

•        fall within growing sectors aimed at solving the world’s sustainability challenge;

•        are competitively advantaged, with defensible factors such as high barriers to entry, differentiated technology, entrenched customer relationships or other tangible qualities;

•        consider all stakeholders’ views and, if not already in place, work to establish and follow best-in-class sustainability standards;

•        have a sophisticated management team and inclusive governance structure that combines operational excellence with inspirational leadership capabilities;

•        accelerate success and drive ongoing value creation; and

•        offer attractive risk-adjusted returns to stockholders.

The Broadscale Board, in consultation with its financial and legal advisors and other consultants, considered a number of factors pertaining to the Merger as generally supporting its decision to enter into the Merger Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors (which are not weighted or in any order of significance):

•        Growth Prospects and Large Addressable Market.    Voltus is a leader within the expanding market for decentralized energy resource, or DER, technology, with an estimated $120 billion annual total address market based on 2030 projections of global cumulative DER capacity across demand response, distributed generation, energy efficiency, electric vehicle charging, and distributed energy storage;

•        Experienced and Proven Management Team.    The Broadscale Board believes Voltus’s management team has extensive experience in key aspects of the energy industry and represents some of the most experienced leaders in the DER industry. The Broadscale Board expects Voltus’s executives will continue working with New Voltus in the capacity of officers and/or directors, which will provide helpful continuity in advancing Voltus’s strategic and growth goals;

•        Technology Platform Driving Growth.    Voltus has a highly attractive, proven, and efficient business model driven by its technology platform, existing customer base and expansion strategy;

•        Competitive Advantage.    Voltus has built several valuable competitive advantages, including: a world-class technology and product team, energy IOT connectivity to all DER types, an AI cloud software platform to maximize DER value, current integration with all nine U.S. and Canadian electricity markets, industry-confirmed product-market fit corroborated by its’ extensive backlog and pipeline and average contract length of approximately five years, 100%+ customer value retention, penetration of dozens of distinct industries and established commercial agreements with more than 500 accounts;

•        Financial Condition.    The Broadscale Board also considered factors such as Voltus’s historical financial results, outlook, financial plan, backlog, pipeline and balance sheet. In reviewing the projections provided by Voltus to Broadscale (see “Proposal No. 1: The Business Combination Proposal — Projected Financial Information”), the Broadscale Board focused on backlog, pipeline, revenue, gross profit, operating expenses, EBITDA and free cash flow. The Broadscale Board reviewed Voltus’s projections for years 2021 through 2027 to understand future growth opportunities and any additional potential upside for stockholders;

•        Valuation.    Although the Broadscale Board did not seek a third-party valuation, and did not receive any report, valuation or opinion from any third party in connection with the Merger, the Broadscale Board relied on the following sources: (i) the projections (see “Proposal No. 1: The Business Combination Proposal — Projected Financial Information”), (ii) due diligence conducted by Broadscale management and its financial advisors and consultants on Voltus’s business operations (including with respect to Voltus historical operational and financial performance, historical and forward looking market pricing projections, customer contracted backlog and pipeline), (iii) research reports and data related to the energy industry and (iv) Broadscale’s management’s collective experience in public markets transactions in constructing and evaluating financial models/projections and conducting valuations of businesses. Following such efforts and evaluating the growth prospects for 2021 through 2027, the Broadscale Board concluded that the valuation is fair and reasonable.

The Broadscale Board also considered valuations and trading of publicly traded companies in similar and adjacent sectors, including comparing Voltus to other energy technology companies, including

(i) distributed solar, (ii) smart energy storage, (iii) U.S. electric vehicle charging, (iv) solar technology, (v) fuel cell and high growth data and analytics and next generation information technology optimization companies, on a revenue, revenue growth and gross profit multiple basis.

The Broadscale Board, with the assistance of its financial advisors, determined that revenue, revenue growth and gross profit multiples were the most relevant based on the metrics used to value comparable public companies in the market today. EBITDA multiples were not employed in the analysis given that most of the selected comparable companies are not currently valued on this basis.

The industries identified for the valuation analysis were determined based on their similarity and adjacency to Voltus and are subject to the same or similar macro trends.

•        Distributed solar is one of the primary categories of distributed energy resources, helping produce and supply electricity throughout the various IO and RTO electricity markets. Sunnova Energy Corp. and Sunrun Inc. are leading residential solar providers operating across the United States and provide distributed solar resources that play a meaningful in the DER ecosystem. Similar to Voltus, the selected distributed solar comparable companies have a business model supported by diversified, long-term contracted cash flows and are influenced by similar macro trends in the new energy transition.

•        Smart energy storage providers deliver battery storage solutions that help support a more resilient electric grid through the integration of renewable generation resources and distributed energy. Through the combination of hardware solutions and AI software, smart energy storage providers support the transition to a more decentralized energy grid. Stem, Inc. is a leading smart energy storage company providing battery storage assets both in the U.S. and internationally. Stem, Inc. provides upfront hardware to customers supported by long-term software upside and has a high revenue growth profile, similar to Voltus, and is subject to similar macro trends in supporting the transition to the new energy grid.

•        U.S. electric vehicle charging is projected to be a key long-term driving of electricity demand growth in the U.S. electric vehicle charging companies provide the critical charging infrastructure necessary for vehicles to connect to the electric grid. Electric vehicle charging also presents the potential for a significant distributed energy resource asset base via vehicle to grid technology. Blink Charging Co., ChargePoint, Inc. and EVgo Inc. are the market leading public U.S. electric vehicle charging companies, providing a combination of hardware and software solutions to their customers. The selected companies have high revenue growth projections, similar to Voltus’s growth profile, and will be subject to complimentary macro factors from the increased adoption of electric vehicles.

•        Solar technology companies develop critical inverter technology that help maximize the power generation produced in a photovoltaic system as well as provide ancillary or related services and product offerings. These systems are critical assets for enabling the proliferation and adoption of distributed energy resource assets. Solar technology companies provide services to variety of customers, including a material customer overlap with Voltus. Enphase Energy, Inc. and SolarEdge Technologies, Inc. are global leaders in solar technology, providing a combination of hardware and software solutions.

•        Fuel cell technology can be utilized in a variety of applications including battery technology for electric fleets and integration into microgrids to protect against outages and extreme weather disruptions. Fuel cell technology supports the distributed energy resource infrastructure by providing grid resiliency, predictability and sustainability. Ballard Power Systems Inc., Bloom Energy Corp., Plug Power Inc. and Fuelcell Energy, Inc., are market leaders in U.S. fuel cell technology and have a customer base that meaningfully overlaps with Voltus. Similar to Voltus, these companies will play a key role in the continued development of the distributed energy resource ecosystem.

•        In addition to the above DER-related sectors, companies in the high growth data & analytics and next generation information technology optimization industries were also relied upon in its financial analysis. Similar to Voltus, each of these companies participate in next generation data capture and analytics services for broader enterprise customers. Just as Voltus uses its industry leading software to provide insights into the distributed energy resource ecosystem, these selected companies provide business insights into their respective IT asset classes. The most relevant of such companies are Snowflake, Inc., ServiceNow, Inc., Zendesk, Inc., Palantir Technologies, Inc., Dynatrace, Inc., JFrog Inc., Datadog, Inc., MongoDB, Inc., Elastic NV, Jamf Holding Corp. and PagerDuty, Inc.

The Broadscale Board focused its analysis on mean and median 2022E and 2023E Enterprise Value (“EV”) to revenue, revenue growth, and gross profit multiples, including the following overall peer set multiples used for benchmarking purposes: (i) 25.1x for mean 2022E EV/Revenue, (ii) 18.4x for median 2022E EV/Revenue, (iii) 16.2x for mean 2023E EV/Revenue, (iv) 14.8x for median 2023E EV/Revenue, (v) 0.64x for mean 2022E EV/Revenue/Growth, (vi) 0.63x for median 2022E EV/Revenue/Growth, (vii) 0.45x for mean 2023E EV/Revenue/Growth, (viii) 0.41x for median 2023E EV/Revenue/Growth, (ix) 69.5x for mean 2022E EV/Gross Profit, (x) 44.4x for median 2022E EV/Gross Profit, (xi) 38.7x for mean 2023E EV/Gross Profit and (xii) 36.4x for median 2023E EV/Gross Profit. The Broadscale Board reviewed Voltus’s 2022E and 2023E projected EV to revenue, revenue growth, and gross profit multiples of (i) 11.1x for 2022E EV/Revenue, (ii) 4.8x for 2023E EV/Revenue, (iii) 0.14x for 2022E EV/Revenue/Growth, (iv) 0.06x 2023E EV/Revenue/Growth, (v) 31.4x for 2022E EV/Gross Profit, and (vi) 12.9x for 2023E EV/Gross Profit, in comparison to such peer groups, and determined that Voltus’s discounted EV implied upside potential compared to such peer groups;

•        Due Diligence.    The Broadscale Board considered the scope and results of the due diligence investigation conducted by Broadscale’s management and, or with the assistance from, its advisors and consultants and related discussions between Broadscale and/or certain of its advisors with Voltus’s management in connection therewith;

•        Stockholder Liquidity.    The obligation in the Merger Agreement to have New Voltus Common Stock issued as the Aggregate Merger Consideration listed on Nasdaq, a major U.S. stock exchange, which the Broadscale Board believes has the potential to offer stockholders greater liquidity;

•        Lock-Up.    Major stockholders of Voltus have agreed to a lock-up on their shares for up to one year, subject to certain customary exceptions, which will provide important stability to New Voltus;

•        Other Alternatives.    The Broadscale Board believes, after a thorough review of other business combination opportunities reasonably available to Broadscale, that the proposed Merger represents the best potential business combination for Broadscale and the most attractive opportunity for Broadscale’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential acquisition targets, and the Broadscale Board’s belief that such review has not presented a better alternative;

•        The Role of the Independent Directors.    In connection with the Merger, Broadscale’s independent directors evaluated the proposed terms of the Merger, including the Merger Agreement and the related agreements, and unanimously approved, as members of the Broadscale Board, the Merger Agreement and the related agreements and the transactions contemplated thereby, including the Merger; and

•        Negotiated Transaction.    The financial and other terms of the Merger Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s-length negotiations between Broadscale and Voltus.

In the course of its deliberations, the Broadscale Board also considered a variety of uncertainties, risks and other potentially negative factors concerning the Merger, including, but not limited to, the following (which are not weighted or in any order of significance):

•        Macroeconomic Risks.    Macroeconomic uncertainty and the effects it could have on New Voltus’s financial performance;

•        Business Plan and Projections May Not be Achieved.    The risk that Voltus may not be able to execute on its business plan, and realize the financial performance as set forth in the financial projections, in each case, presented to management of Broadscale;

•        Redemption Risk.    The potential that a significant number of Broadscale Stockholders elect to redeem their shares prior to the consummation of the Merger and pursuant to Broadscale’s Existing Charter, which would potentially make the Merger more difficult to complete;

•        Stockholder Vote Risk.    The risk that the Broadscale Stockholders may fail to provide the votes necessary to effect the Merger;

•        Closing Conditions.    The fact that the completion of the Merger is conditioned on the satisfaction of certain closing conditions that are not within Broadscale’s control;

•        Litigation.    The possibility of litigation challenging the Merger or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Merger;

•        Listing Risks.    The challenges associated with preparing Voltus, a private entity, for the applicable disclosure and listing requirements to which the new combined business will be subject as a publicly traded company on Nasdaq and the potential inability to maintain the listing of New Voltus’s securities on Nasdaq following the Merger;

•        Benefits May Not Be Achieved.    The risks that the potential benefits of the Merger may not be fully achieved or may not be achieved within the expected timeframe;

•        Liquidation of Broadscale.    The risks and costs to Broadscale if the Merger is not completed, including the risk of diverting Broadscale’s focus and resources from other business combination opportunities, which could result in Broadscale being unable to effect a business combination by the Liquidation Date;

•        Growth Initiatives May Not be Achieved.    The risk that growth initiatives may not be fully achieved, or at all, or may not be achieved within the expected timeframe;

•        No Third-Party Valuation.    The risk that Broadscale did not obtain a third-party valuation or fairness opinion in connection with the Merger and that Broadscale may not have properly valued Voltus’s business;

•        Exclusivity.    The fact that the Merger Agreement includes a non-solicitation provision that prohibits Broadscale from soliciting other initial business combination proposals, which restricts Broadscale’s ability to consider other potential initial business combinations prior to the Closing or termination of the Merger Agreement;

•        Limitations of Review.    Broadscale’s senior management, advisors and consultants reviewed only certain materials in connection with their due diligence review of Voltus;

•        Broadscale Stockholders Receiving a Minority Position in Voltus.    The risk that Broadscale Stockholders will hold a minority position in Voltus;

•        No Survival of Remedies for Breach of Representations, Warranties or Pre-Closing Covenants of Voltus.    The terms of the Merger Agreement provide that Broadscale will not have any surviving remedies against Voltus after the Closing to recover for losses as a result of any inaccuracies or breaches of Voltus’s representations, warranties or pre-Closing covenants set forth in the agreement. As a result, Broadscale stockholders could be adversely affected by, among other things, an inaccurate representation or warranty in the Merger Agreement, whether determined before or after the Closing, without any ability to reduce the number of shares to be issued in the Merger or recover for the amount of any damages. The Broadscale Board determined that this structure was appropriate and customary in light of the fact that several similar transactions include similar terms and the current stockholders of Voltus will be the majority stockholders in New Voltus;

•        COVID-19.    Uncertainties regarding the potential impacts of the COVID-19 virus, including with respect to potential operational disruptions, labor disruptions, increased costs, and impacts to demand related thereto on Voltus’s operations and products and services;

•        Fees and Expenses.    The fees and expenses associated with completing the Merger;

•        Distraction to Operations.    The risk that the potential diversion of Voltus’s management and employee attention as a result of the Merger may adversely affect Voltus’s operations;

•        Potential Conflicts.    The Broadscale Board considered the potential additional or different conflicts of interests of Broadscale’s directors, executive officers, the Sponsor and its affiliates, as described in the section entitled “— Interests of Broadscale’s Directors and Executive Officers in the Merger.” The Broadscale Board, including Broadscale’s independent directors, with their outside counsel, reviewed and considered these interests during the negotiation of the Merger Agreement and in evaluating and approving, as members of the Broadscale Board, the Merger Agreement and the transactions contemplated thereby, including the Merger. For example, (i) a portion of the consideration to be received by the Sponsor (including the directors and officers with interests therein) are subject to vesting conditions as set forth in the Sponsor Letter Agreement based on the future performance of the New Voltus Common Stock, (ii) certain of these interests were disclosed in the IPO Registration Statement and are included in this proxy statement/prospectus and (iii) these disparate interests would exist with respect to a business combination by Broadscale with any other target business or businesses.

•        Other Risk Factors.    Various other risk factors, including those associated with the business and operations of Voltus, the business of New Voltus and the Merger as described in the section entitled “Risk Factors.”

In addition to considering the factors described above, the Broadscale Board also considered that some officers and directors of Broadscale may have interests in the Merger as individuals that are in addition to, and that may be different from, the interests of the Broadscale Stockholders. See “Certain Relationships and Related Party Transactions — Broadscale” for more information. Broadscale’s directors reviewed and considered these interests during the negotiation of the Merger and in evaluating and unanimously approving, as members of the Broadscale Board, the Merger Agreement and the transactions contemplated therein.

Based on its review of the foregoing considerations, the Broadscale Board concluded that the potential benefits that it expected Broadscale and the Broadscale Stockholders to achieve as a result of the Merger outweighed the potentially negative factors associated with the Merger. Accordingly, the Broadscale Board unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were fair to, advisable and in the best interests of Broadscale and the Broadscale Stockholders.

Certain Engagements in Connection with the Merger and Related Transactions

Morgan Stanley, Nomura and Moelis are acting as co-placement agents to Broadscale solely in connection with the participation of qualified institutional buyers and institutional accredited investors in the PIPE Investment. The co-placement agents neither had a role in nor received fees with respect to the participation of any other PIPE Investors that were not qualified institutional buyers or institutional accredited investors. In addition, Morgan Stanley and Nomura are acting as financial advisors to Voltus in connection with the proposed transaction.

Morgan Stanley will receive (i) approximately $9.375 million in connection with its engagement as financial advisor to Voltus, (ii) approximately $939,000 in connection with its role as co-placement agent to Broadscale and (iii) up to approximately $12.075 million in deferred underwriting commissions in connection with the Broadscale Initial Public Offering, which may be adjusted in accordance with the terms of the Underwriting Agreement.

Nomura will receive (i) approximately $6.5 million in connection with its engagement as financial advisor to Voltus and (ii) approximately $805,000 in connection with its role as co-placement agent to Broadscale.

Moelis is also acting as exclusive financial advisor to Broadscale in connection with the proposed transaction. In connection with its engagements, Moelis will receive $6.5 million.

The fees payable to Morgan Stanley, Nomura and Moelis for their respective advisory roles will only be paid if a business combination is consummated.

In connection with such engagements, the fees and expense reimbursements received by Morgan Stanley, Nomura and Moelis (or their respective affiliates) are subject to the terms and conditions of their respective arrangements with Broadscale and Voltus, as applicable.

Additionally, Broadscale, after careful consideration of the potential benefits of engaging Morgan Stanley and Nomura in such roles, entered into (i) a letter agreement with Nomura, pursuant to which Broadscale acknowledged the potential conflicts of interest, or a perception thereof, as a result of engaging Nomura as co-placement agent while Nomura also served as financial advisor to Voltus and (ii) a letter agreement with Morgan Stanley, pursuant to which Broadscale acknowledged the potential conflicts of interest, or a perception thereof, as a result of engaging Morgan Stanley as co-placement agent while Nomura also served as financial advisor to Voltus, and consented to Morgan Stanley acting in such dual roles.

Each of Morgan Stanley and Nomura (together with its affiliates) are global financial services firms engaged in the securities, investment management and credit services businesses. Each of Morgan Stanley’s and Nomura’s securities business is engaged in securities underwriting, trading, hedging, brokerage activities, foreign exchange, commodities and derivatives trading, as well as providing investment banking, financing and financial advisory services. In addition, Morgan Stanley and Nomura and their respective affiliates may provide investment banking and other services to Broadscale, Voltus and their respective affiliates in the future, for which they would expect to receive customary compensation.

In addition, in the ordinary course of its business activities, Morgan Stanley, Nomura and their respective affiliates, directors and officers may also invest on a principal basis or manage funds that invest on a principal basis, in debt or equity securities of Broadscale or Voltus, or in any related derivative instrument. Morgan Stanley, Nomura and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Moelis is an independent investment bank which is engaged in a range of investment banking activities. Certain affiliates of Moelis are engaged in asset management and other activities for their own account and otherwise. Moelis’ employees, officers, partners and affiliates may at any time own Broadscale’s or Voltus’s securities or those of any other entity involved in the proposed transaction.

Other than as described above, none of Morgan Stanley, Nomura or Moelis have performed past services for Voltus or Broadscale.

Satisfaction of the 80% Test

It is a requirement under Broadscale’s Existing Charter that Broadscale’s initial business combination must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the value of the Trust Account (excluding any deferred underwriting fees and taxes payable on the income earned on the trust account) at the time of our signing a definitive agreement in connection with our initial business combination. In addition, the rules of the Nasdaq require that our initial business combination must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the value of the trust account (excluding any deferred underwriting fees and taxes payable on the income earned on the trust account) at the time of our signing a definitive agreement in connection with our initial business combination. After consideration of the factors identified and discussed in the section of the proxy statement/prospectus “— The Broadscale Board’s Reasons for the Merger,” including the financial analysis of Voltus conducted by Broadscale and its advisors generally used to approve the transaction, the Broadscale Board determined that Voltus had a fair market value of at least 80% of the net assets held in the Trust Account (excluding the amount of any deferred underwriting commissions held in the Trust Account and taxes payable on the income earned on the Trust Account) at the time of execution of the Merger.

Projected Financial Information

Voltus provided Broadscale with its internally prepared forecasts for each of the years in the seven-year period ending December 31, 2027. Broadscale management reviewed the forecasts and presented key elements of the forecasts to the Broadscale Board as part of the Broadscale Board’s review and subsequent approval of the Merger. Voltus and Broadscale do not, as a matter of general practice, publicly disclose long-term forecasts or internal projections of future financial performance, revenue, financial condition or other results. However, in connection with the proposed Merger, management of Broadscale used the financial forecasts set forth below as part of its comprehensive analysis. The forecasts were prepared solely for internal use and not with a view toward public disclosure, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. However, in the view of Voltus’s management, the forecasts were prepared on a reasonable basis, reflect the best currently available estimates and judgments, and present, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Voltus.

The forecasts include non-GAAP financial measures. Due to the forward-looking nature of these projections, specific quantifications of the amounts that would be required to reconcile such projections to GAAP measures are not available, and Broadscale’s management believes that it is not feasible to provide accurate forecasted non-GAAP reconciliations. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Broadscale’s management may not be comparable to similarly titled measures used by other companies.

The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that Broadscale, Voltus, or any of their respective directors, officers, advisors or other representatives considered, or now considers, such financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal. The financial projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus, including investors or stockholders, are cautioned not to place undue reliance on this information. The projections may be materially different than actual results. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.

The financial projections reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to Voltus’s business, all of which are difficult to predict and many of which are beyond Voltus’s and Broadscale’s control. The financial projections are forward-looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond Voltus’s and Broadscale’s control. The various risks and uncertainties include those set forth in the sections entitled “Risk Factors,” “Voltus’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements.” As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year. These financial projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments.

Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared. Nonetheless, a summary of the financial projections is provided in this proxy statement/prospectus because they were made available to Broadscale and the Broadscale Board in connection with their review of the proposed Merger.

The financial projections are not included in this proxy statement/prospectus in order to induce any Broadscale Stockholders to vote in favor of any of the proposals at the special meeting. Broadscale encourages the Broadscale Stockholders to review the financial statements of Voltus included in this proxy statement/prospectus, as well as the financial information in the section entitled “Unaudited Pro Forma Combined Financial Information” in this proxy statement/prospectus and to not rely on any single financial measure.

EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAWS, BY INCLUDING IN THIS PROXY STATEMENT/PROSPECTUS A SUMMARY OF THE FINANCIAL PROJECTIONS FOR VOLTUS, BROADSCALE UNDERTAKES NO OBLIGATIONS AND EXPRESSLY DISCLAIMS ANY RESPONSIBILITY TO UPDATE OR REVISE, OR PUBLICLY DISCLOSE ANY UPDATE OR REVISION TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE FINANCIAL PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE.

The projections were prepared by, and are the responsibility of, Voltus management. After preparing the projections, Voltus management provided them to Broadscale management for review and to make available to the Broadscale Board. Ernst & Young LLP, Voltus’s independent registered public accounting firm, and WithumSmith+Brown, PC, Broadscale’s independent registered public accounting firm, have not examined, compiled or otherwise applied procedures with respect to the accompanying projected financial information presented herein and, accordingly, express no opinion or any other form of assurance on it or its achievability, and assume no responsibility for, and disclaim any association with, the projected financial information. The Ernst & Young LLP report included in this proxy statement/prospectus relates to historical financial information of Voltus. It does not extend to the projections and should not be read as if it does. You are encouraged to review the audited financial statements of Voltus and the notes thereto, included elsewhere in this proxy statement/prospectus, as well as the financial information provided in the section titled “Unaudited Pro Forma Combined Financial Information” in this proxy statement/prospectus and to not rely on any single financial measure.

Key Financial Metrics

The projections set out below assume the consummation of the Merger. As described above, Voltus’s ability to achieve these projections will depend upon a number of factors outside of its control. These factors include significant business, economic and competitive uncertainties and contingencies. Voltus developed these projections based upon assumptions with respect to future business decisions and conditions that are subject to change, including Voltus’s execution of its strategies and product development, as well as growth in the markets in which it currently operates and proposes to operate. As a result, Voltus’s actual results may materially vary from the projections set out below. See also “Cautionary Note Regarding Forward-Looking Statements” and the risk factors set out in “Risk Factors — Risks Related to Voltus — Risks Related to Accounting and Finance Matters and Projections — The estimates and assumptions on which our financial projections are based may prove to be inaccurate, which may cause our actual results to materially differ from such projections, and which may adversely affect our future profitability, cash flows and the market price of New Voltus Common Stock.”

The Initial Projections

The projections were forecast over a seven-year period in order to provide insight over an extended period of time as to how the business scales over the long-term. In particular, the seven-year forecast demonstrates how the recurring revenue characteristic of DER MWs compounds revenue growth, which is a key driver for Voltus’s ongoing business prospects. The key elements of the forecasts provided by Voltus management to Broadscale management and the Broadscale Board are summarized in the tables below:

	Initial Forecast
($ in millions)	2021E	2022E	2023E	2024E	2025E	2026E	2027E
Average MW deployed	1,071	1,593	3,080	5,545	8,633	12,173	15,913
Average MW registered	1,492	2,189	4,216	7,517	11,598	16,260	21,209
Revenue	$42	$73	$171	$318	$517	$750	$1,001
Gross profit	15	26	63	124	210	311	418
EBITDA	(16)	(32)	(25)	14	85	176	269
Free cash flow	(32)	(64)	(55)	(15)	120	165	222

The key drivers of the financial forecast are based on the average number of MW deployed (i.e., sold) coupled with MW registered (i.e., enrolled in multiple programs), which will depend, in turn on the number of Energy Consumers and DER Partners, as well as the number of dispatches by grid and utility customers.

A driver of profitability in Voltus’s model is the sales and marketing costs associated with expanding the number of parties that become Energy Consumers or DER Partners. Voltus expects customer acquisition costs to remain approximately $20,000 per MW, in part due to greater familiarity with Voltus’s offering, coupled with greater demand from grid and utility customers for additional electricity capacity. The primary driver of increased aggregate sales and marketing costs will be an increase in headcount associated with scaling these functions to meet the needs of this aspect of Voltus’s business.

Voltus’s forecasts were prepared based on management’s estimates and assumptions believed to be reasonable with respect to expected future financial performance. These forecasts were developed based on:

•        Increasing expansion of DER capacity, which according to the Guidehouse Integrated DER 2020 Report is expected to grow at approximately twice that of centralized generation annually by 2030 as a result of a number of macro drivers, including:

•        The ongoing transition to renewable energy sources, which according to the EIA Annual Energy Outlook 2021 is expected to result in an approximately three times increase in electricity generation from renewable sources in the U.S. by 2050, requiring significantly more backstop and balancing resources such as DERs to address the intermittency associated with renewables;

•        Electrification of key sectors of the economy including transportation, resulting in significant new demand for electricity and straining the grid; and

•        The need for greater grid resiliency, as rising costs and frequency of grid events and natural disasters drive adoption of on-site generation and desire for end-user control, as well as customers looking to DERs as a hedge against price volatility;

•        An ongoing and growing presence in all nine wholesale electricity markets in the U.S. and Canada, within which Voltus can stack revenue across multiple existing programs with a single asset in a given market. Voltus measures this revenue stacking concept using the ratio of Registered MW to Deployed MW, which demonstrates Voltus ability to monetize a single Deployed MW into multiple DER programs and maximize value for Energy Consumers and DER Partners. Forecast projections assume a ratio of 1.36 during the forecast period and are based on the historic achievement of 1.53 over the period from 2018 to 2020. Voltus believes that a ratio of 1.36 over the forecast period is a reasonable assumption based on equal consideration of the Voltus team’s plans to introduce new programs in the U.S. and Canada, offset by a conservative assumption of more limited revenue stacking ability in new international markets;

•        Expansion into wholesale electricity markets outside of the U.S. and Canada by localizing Voltus’s DER technology platform in new international markets and leveraging the current Voltus team’s experience having previously opened ten countries to DERs. Voltus expects to consider future expansion into Europe (including but not limited to the United Kingdom, Ireland, Germany, Poland, Norway, and Sweden), the Asia-Pacific region (including but not limited to Australia, New Zealand, Japan, and South Korea) and South America and Latin America (including but not limited to Brazil, Argentina, Chile, and Mexico). We expect new MWs from these international markets to exceed 20% of our portfolio by the end of the forecast period;

•        Capturing additional scale through tactical regional acquisitions;

•        Expansion of the sales and marketing team from 79 full-time employees (“FTEs”) at the end of 2021 to approximately 350 FTEs by the end of 2027 to drive the addition of new MWs into the Voltus DER portfolio, with a majority of headcount growth occurring between 2022-2024. To support accelerated hiring and onboarding of new sales professionals in the near-term, Voltus expanded its sales leadership team from four FTEs at the end of 2020 to 12 FTEs at the end of 2021 and will continue to expand its management capabilities as the sales team grows;

•        Sales team productivity over the forecast period that is expected to be consistent with historic performance. During the period 2017-2020, the team added an average of 20.4 Registered MW per salesperson per year. During the forecast period, Voltus projects the team will add 18.0 Registered MW per salesperson per year. Voltus believes this decreased productivity assumption during the forecast period is a reasonable expectation, as Voltus expands into international markets with potentially more complex business environments, partially offset by modest sales productivity improvements from future technology investments;

•        Certain expectations with respect to future prices in wholesale electricity markets informed by a combination of known rates in geographies with forward capacity prices (such as PJM and IO-NE), utility programs with defined pricing, and current and observed prices over the past three years with an assumed 2.5% annual price inflation, which is slightly below the 10-year average;

•        A temporary increase in Energy Consumer acquisition costs of approximately $30,000 per MW during the period from 2021 to 2022 as Voltus rapidly expands the size of its sales team to accelerate the growth of new DER MWs into its portfolio. This compares with the historic Energy Consumer acquisition cost of $15,951 per MW Voltus achieved from 2018 to 2020. Voltus believes the temporary increase in acquisition costs is a reasonable assumption when considering Voltus’s plans to rapidly increase the size of the sales team in the 2021 to 2022 period, as well as Voltus’s historic experience in onboarding and training that is required to get a new salesperson to full productivity in approximately six months. Voltus expects Energy Consumer acquisition costs to subsequently decrease to approximately $20,000 per MW over the period from 2023 to 2027. Voltus believes this decrease in costs is a reasonable assumption as it balances the benefits gained from operating with a more fully productive sales team with increased costs anticipated with international expansion;

•        Ability to maintain Energy Consumer value retention of approximately 100% over the entire forecast period, as compared to historic Energy Consumer value retention of approximately 134% from 2018 to 2020. In the historical period, the estimated annual margin value of renewal contracts was approximately 34% higher than the original contracts they replaced. While Voltus does not assume every Energy Consumer will be retained over the forecast period, Voltus believes that 100% value retention is a reasonable assumption based on the low frequency with which Energy Consumer contracts expire, given Voltus’s standard contract term of five years and historic average contract term of 4.6 years over the period 2018 to 2020. Further, Voltus has a demonstrated ability to expand relationships with existing Energy Consumers at the time of renewal by either increasing the level of participation by existing DER assets or by expanding participation to include new DER assets;

•        Ability to improve gross margins to greater than 40% over the forecast period, which is consistent with the historical results achieved of 39.6% in 2020 and 40.5% in 2021. Voltus believes it is reasonable to expect further expanding margins over the forecast period as the Company counters future margin compression from increased competition by executing its growth plans and expanding its offering with high margin products such as software subscriptions to its VoltApp platform and energy procurement services. In addition, payments to Energy Consumers and DER Partners comprise approximately 90% of costs of goods sold and are supported by an average contract term of 4.6 years, which provides long-term margin visibility and stability;

•        Ongoing investment in research and development (“R&D”) to support growth in existing markets and expansion into additional international markets, including increasing R&D headcount from 37 FTEs at the end of 2021 to approximately 150 FTEs at the end of 2027. Voltus expects to hire the majority of new R&D FTEs between 2022 and 2024 to accelerate its product development associated with capturing new DER Partner opportunities and expanding internationally;

•        Ability to scale Voltus’s G&A team by growing headcount from 70 FTEs at the end of 2021 to approximately 235 FTEs by end the of 2027, allowing the Company’s G&A function to comprise approximately 31% of total headcount as compared to 32% for the 2018-2020 period;

•        Capturing additional scale through tactical regional acquisitions; and

•        Voltus’s growth projections are attainable without the need for significant positive regulatory change. Voltus’s growth projections assume continued regulatory support for DER growth, meaning there are no adverse, industry-transformative regulatory changes, for example, the reversal of historic regulatory actions such as FERC Order No. 2222.

The Current Projections

Voltus’s management team prepared the initial projections above that were used in connection with investment decisions by PIPE investors and the board of Broadscale in November 2021 and are referred to as the “Initial Projections”. The current projections prepared by Voltus below were prepared in the second quarter of 2022, considering various material assumptions, including, but not limited to, the following:

•        closing date of the Business Combination in early 2022 for the Initial Projections, and during the nine months ending September 30, 2022 for the current projections, and related funding for the execution of Voltus’s growth strategy;

•        recent wholesale electricity market price trends that could influence future assumptions;

•        contractual obligations obtained by Voltus in the last year to deliver future DER solutions to grid operators and utilities;

•        timing of Voltus’s expansion plans outside of the U.S. and Canada, particularly as they relate to the expected closing date of the Business Combination;

•        favorable attach rates for Voltus’s fixed-fee Visibility software product based on historic win data; and

•        timing of the acquisition of new customers and unit demand.

2022 revenue projections decreased primarily as a result of a non-performance payment of $6.5 million recognized during the three months ended March 31, 2022, in connection with the Company’s failure to perform under a certain bilateral agreement. The decrease in projected operating expenses is driven by a reduction in near-term hiring plans associated with an anticipated closing date of the Business Combination during the nine months ending September 30, 2022.

Key changes to the 2023-2027 projections include:

•        Launch of global expansion plans outside of the U.S. and Canada

•        The Company’s Initial Projections assumed a closing date of the Business Combination during the three months ended March 31, 2022. Current expectations of a closing date during the nine months ending September 30, 2022 will delay entry into certain international markets until the next DER registration periods, which are scheduled for the second half of 2023. The Company has lowered its near-term revenue expectations accordingly, but maintains its long-term strategy on these attractive markets.

•        CashGen Program

•        The Company’s Initial Projections assumed a forecast of $15 million per year to fund capital upgrades associated with its CashGen program. The current projections reallocate operating expenses and capital expenditures associated with the CashGen program to other faster growing products with a shorter payback period.

•        Voltus Platform Fees

•        The Company’s VoltApp platform enables real-time visibility and control of DERs, which unlocks significant value for the owners of those resources. The Company charges Energy Consumers using a fixed-fee, subscription type of arrangement. The Company’s Initial Projections assumed an attach rate of 40%. The Company’s current projections are more reflective of results achieved with Voltus’s current service offering and increased pricing structure. Year to date in 2022, the Company has achieved an attach rate exceeding 60%.

	Current Forecast
($ in millions)	2022E	2023E	2024E	2025E	2026E	2027E
Average MW deployed	1,447	2,663	4,943	8,105	11,760	15,323
Average MW registered	1,800	3,426	6,684	11,249	16,382	21,309
Revenue	$66	$155	$300	$501	$744	$977
Gross profit	$20	$60	$122	$208	$316	$416
EBITDA	$(35)	$(19)	$12	$81	$179	$268
Free cash flow	$(59)	$(39)	$(7)	$121	$172	$224

Expected Accounting Treatment of the Merger

The Merger is expected to be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, Broadscale is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Merger will be treated as the equivalent of Voltus issuing stock for the net assets of Broadscale, accompanied by a recapitalization. The net assets of Broadscale will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of Voltus.

Voltus has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances under both the no redemption and maximum redemption scenarios:

•        Voltus’s existing stockholders will have the largest voting interest in the combined company under the no redemption and maximum redemption scenarios;

•        Voltus’s former executive management will make up all of the management of New Voltus;

•        Voltus’s existing directors and individuals designated by, or representing, Voltus Equityholders will constitute a majority of the initial New Voltus Board following the consummation of the Merger;

•        the post-Merger company will assume a Voltus branded name: “Voltus Technologies, Inc.;” and

•        Voltus is the larger entity based on revenue. Additionally, Voltus has a larger employee base and substantive operations.

Interests of Broadscale’s Directors and Executive Officers in the Merger

In considering the recommendation of the Broadscale Board to vote in favor of approval of the Business Combination Proposal and the other Transaction Proposals, the Broadscale Stockholders should keep in mind that the Sponsor and certain members of the Broadscale Board and executive officers of Broadscale, have interests in such proposals that are different from, or in addition to (and which may conflict with), those of the Broadscale Stockholders generally. In particular:

•        Unless extended by Broadscale Stockholders, if the Merger or another business combination is not consummated by the Liquidation Date, Broadscale will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Broadscale Class A Common Stock for cash and, subject to the approval of its remaining stockholders and the Broadscale Board, dissolving and liquidating. In such event, the 8,625,000 Broadscale Founder Shares held by the Sponsor, which were acquired for an aggregate purchase price of $25,000 prior to the Broadscale Initial Public Offering, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to the Broadscale Founder Shares. Broadscale’s directors and executive officers, which include Ms. Georgia Levenson Keohane, Mr. Alexander Karsner, Ms. Lisa Coca, Mr. Andrew L. Shapiro, Mr. Edward E. Cohen, Mr. John P. Hanna and Mr. Jeffrey F. Brotman, also have an economic interest in the 8,625,000 Founder Shares owned by the Sponsor. The New Voltus Common Stock that will be received by the Sponsor upon the conversion of the Broadscale Founder Shares upon the Closing would have an aggregate market value of $           based upon the closing price of $           per share on Nasdaq on [•], 2022, the Broadscale Record Date, of the Broadscale Class A Common Stock.

•        The Sponsor entered into the Sponsor Letter Agreement whereby the Sponsor agreed to, among other things, vote to adopt and approve the Merger Agreement and all other documents and transactions contemplated thereby, in each case, subject to the terms and conditions of the Sponsor Letter Agreement. Additionally, under the Sponsor Letter Agreement, the Sponsor agreed that, subject to the Closing, the Sponsor Earn-Out Shares, will be subject to a vesting schedule and the Sponsor may not transfer any unvested Sponsor Earn-Out Shares prior to the date such Sponsor Earn-Out Shares become vested pursuant to the Sponsor Letter Agreement. In three separate tranches, if, at any time during the Measurement Period, the VWAP of New Voltus Common Stock is greater than or equal to $12.50, $15.00, or $17.50, for any 20 trading days within a period of 30 trading days, then 479,147 Sponsor Earn-Out Shares, 479,147 Sponsor Earn-Out Shares, or 479,148 Sponsor Earn-Out Shares, will vest. In the event that there is a change of control of New Voltus during the Measurement Period, to the extent any Sponsor Earn-Out Shares have not already vested, the release of the transfer restrictions will be automatically accelerated and the Sponsor shall receive the same per share consideration (whether stock, cash or other property) in respect of all the Sponsor Earn-Out Shares as the other holders of New Voltus Common Stock participating in such change of control. Additionally, any unvested Sponsor Earn-Out Shares at the end of the Measurement Period shall be forfeited by the Sponsor. Also, under the Sponsor Letter Agreement, the Sponsor agreed to, immediately prior to the Effective Time (but conditioned upon the Closing), automatically irrevocably surrender and forfeit to Broadscale for no consideration, as a contribution to capital, the Forfeited Warrants. The Forfeited Warrants will be automatically and immediately cancelled by Broadscale. Broadscale and the Sponsor also agreed to take such actions as are necessary to cause the Forfeited Warrants to be retired and cancelled, after which such Forfeited Warrants shall no longer be issued, outstanding, convertible, or exercisable. See “— Related Agreements — Sponsor Letter Agreement” for more information.

•        As compensation for their service on the Broadscale Board, Broadscale’s independent directors — Mmes. Keohane and Coca and Mr. Karsner — each received a membership interest in the Sponsor that has an allocation of 30,000 shares of the 8,625,000 Broadscale Founder Shares owned by the Sponsor. As Broadscale Founder Shares, the Broadscale Founder Shares allocated to each of Broadscale’s independent directors are subject to the terms of the Sponsor Letter Agreement, including those related to vesting, forfeiture and transfer restrictions, as described in the preceding bullet. If the Merger or another business combination is not consummated by the Liquidation Date and Broadscale proceeds with dissolving and liquidating, the Broadscale Founder Shares held by the Broadscale’s three independent directors (including the shares described in the next bullet point below) would be worthless. See “— Related Agreements — Sponsor Letter Agreement” for more information.

•        Each of Broadscale’s independent directors made investments in the Sponsor that entitle them to additional Broadscale Founder Shares held by the Sponsor. In particular, Mmes. Keohane and Coca, each invested $10,000 in the Sponsor, which represents 3,000 Broadscale Founder Shares held by the Sponsor. Mr. Karsner invested $100,000 in the Sponsor, which represents 30,000 Broadscale Founder Shares held by the Sponsor. These Broadscale Founder Shares are subject to the terms of the Sponsor Letter Agreement, including those related to vesting, forfeiture and transfer restrictions, as described in the two preceding bullets. See “— Related Agreements — Sponsor Letter Agreement” for more information.

•        Except as described herein, none of Broadscale’s employees, executive officers or directors has received any compensation (cash or non-cash) for services rendered to Broadscale. Broadscale’s officers and directors, and their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Broadscale’s behalf, such as identifying and investigating possible business targets and business combinations. However, if Broadscale fails to consummate a business combination within the required period, they will not have any claim against the Trust Account for reimbursement. Accordingly, Broadscale may not be able to reimburse these expenses if the merger or another business combination are not completed by the Liquidation Date.

•        The Sponsor purchased an aggregate of 6,266,667 Broadscale Private Placement Warrants from Broadscale for an aggregate purchase price of $9,400,000 (or $1.50 per warrant). These purchases took place on a private placement basis simultaneously with the consummation of the Broadscale Initial Public Offering. A portion of the proceeds Broadscale received from these purchases were placed in the Trust Account. Such Broadscale Private Placement Warrants had an aggregate market value of $          based upon the closing price of $           per warrant on Nasdaq on [•], 2022, the Broadscale Record Date. The Broadscale Private Placement Warrants will become worthless if Broadscale does not consummate a business combination by Liquidation Date. Pursuant to the Sponsor Letter Agreement, the Sponsor has agreed to, immediately prior to the Effective Time (but conditioned upon the Closing), automatically irrevocably surrender and forfeit to Broadscale for no consideration, as a contribution to capital, the Forfeited Warrants, subject to the terms and conditions contemplated by the Sponsor Letter Agreement. See the section above under “— Related Agreements — Sponsor Letter Agreement” for more information.

•        Pursuant to an indemnification agreement, the Sponsor has agreed to indemnify Broadscale to ensure that the proceeds in the Trust Account are not reduced below $10.00 per share of Broadscale Class A Common Stock, or such lesser per share of Broadscale Class A Common Stock amount as is in the Trust Account on the Liquidation Date, or such earlier date of liquidation of Broadscale, if and to the extent any claims by a vendor for services rendered or products sold to Broadscale, or a prospective target business with which Broadscale has discussed entering into a definitive agreement, reduce the amount of funds in the Trust Account, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account.

•        Certain PIPE Investors affiliated with Broadscale or the Sponsor, including Mr. E. Cohen and Mr. Brotman, have subscribed for an aggregate $9,647,500 of the PIPE Investment, for which they will receive an aggregate of 964,750 shares of New Voltus Common Stock. Additionally, Mr. Jonathan Z. Cohen, the managing member of the Sponsor and the son of Mr. E. Cohen, vice chairman of the Broadscale Board, also has an economic interest in certain of the PIPE Investors. The 964,750 shares of New Voltus Common Stock which the PIPE Investors affiliated with Broadscale or the Sponsor have subscribed for in the PIPE Investment, if unrestricted and freely tradable, would have an aggregate market value of $             based upon the closing price of $             per share on Nasdaq on [•], 2022, the Broadscale Record Date, of the Broadscale Class A Common Stock. See “Certain Relationships and Related Party Transactions — Broadscale — PIPE Subscription Agreements” for more information.

•        With respect to redemptions, holders of Broadscale Class B Common Stock may have different incentives than other Broadscale Stockholders with respect to the completion of any proposed business combination and/or the exercise of a right to redeem. In particular, holders of Broadscale Class B Common Stock are not entitled to participate in any redemption with respect to such stock. The value of the Broadscale Class B Common Stock is dependent on the consummation of the Merger. In the event the Merger, or any other business combination is not consummated, the Broadscale Class B Common Stock would be rendered valueless. Broadscale Public Stockholders, on the other hand, are entitled to exercise redemption rights and receive the value of their redeemed stock even if the Merger, or a different business combination, is not completed. Therefore, the interests of Broadscale Public Stockholders and holders of holders of Broadscale Class B Common Stock may not be aligned. Broadscale Public Stockholders should form their own independent views as to whether or not to redeem or whether or not to vote in favor of the Transaction Proposals.

•        Broadscale’s existing directors and officers will be eligible for continued indemnification and continued coverage under Broadscale’s directors’ and officers’ liability insurance after the Merger and pursuant to the Merger Agreement.

•        Dan Leff currently serves as a senior operating partner of Broadscale and will be a member of the New Voltus Board after the Closing. As such, in the future, Mr. Leff will receive any cash fees, stock options or stock awards that the New Voltus Board determines to pay to its non-executive directors. Mr. Leff has an economic interest in the 8,625,000 Broadscale Founder Shares.

•        At the Closing, New Voltus will enter into the Registration Rights Agreement with the Sponsor, certain affiliates of the Sponsor and certain stockholders of New Voltus named therein, which provides for registration rights to such stockholders and their permitted transferees. See the section above under “— Related Agreements — Registration Rights Agreement” for more information.

•        Given the differential in the purchase price that the Sponsor paid for the Broadscale Founder Shares as compared to the price of the Broadscale Units sold in the Broadscale Initial Public Offering, the Sponsor and the directors and officers of Broadscale who invested in the Sponsor, may earn a positive return on their investment even if the New Voltus Common Stock trades below the price initially paid for the Broadscale Units in the Broadscale Initial Public Offering and the Broadscale Stockholders experience a negative return following the completion of the Merger. See the section above under “Risk Factors — Risks Related to the Merger and Broadscale — The Sponsor, its investors and its and their affiliates (which include members of the Broadscale Board and management) may receive a positive return on the 8,625,000 Broadscale Founder Shares owned by the Sponsor even if the Broadscale Public Stockholders experience a negative return on their investment after consummation of the Merger”.

The Sponsor has agreed to vote in favor of the Merger, regardless of how Broadscale Public Stockholders vote. Unlike some other blank check companies in which the initial stockholders agree to vote their shares in accordance with the majority of the votes cast by the public stockholders in connection with an initial business combination, the Sponsor has agreed to, among other things, vote in favor of the Merger Agreement and the transactions contemplated thereby, in each case, subject to the terms and conditions contemplated by the Sponsor Letter Agreement. As of the date of this proxy statement/prospectus, the Sponsor collectively owns 20% of the issued and outstanding Broadscale Common Stock. See the section above under “— Related Agreements — Sponsor Letter Agreement” for more information.

At any time at or prior to the Merger, subject to applicable securities laws (including with respect to material nonpublic information), the Sponsor, the existing Voltus Equityholders or Broadscale’s or Voltus’s respective directors, officers, advisors or respective affiliates may (i) purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or elect to redeem, or indicate an intention to redeem, Broadscale Class A Common Stock, (ii) execute agreements to purchase such shares from such investors in the future or (iii) enter into transactions with such investors and others to provide them with incentives to acquire Broadscale Common Stock, vote their Broadscale Class A Common Stock in favor of the Condition Precedent Proposals or not redeem their Broadscale Class A Common Stock. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Broadscale’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, the existing stockholders of Voltus or Broadscale’s or Voltus’s respective directors, officers, advisors, or respective affiliates purchase shares in privately negotiated transactions from Broadscale Class A Common Stock who have already elected to exercise their redemption rights, such selling stockholder would be required to revoke their prior elections to redeem their shares. The purpose of such share purchases and other transactions would be to (x) increase the likelihood of approving the Condition Precedent Proposals and (y) limit the number of public shares electing to redeem, including to satisfy any redemption threshold.

Entering into any such arrangements may have a depressive effect on Broadscale’s Common Stock (e.g., by giving an investor or holder the ability to effectively purchase shares at a price lower than market, such investor or holder may therefore become more likely to sell the shares he or she owns, either at or prior to the Merger). If such transactions are effected, the consequence could be to cause the Merger to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the extraordinary general meeting and would likely increase the chances that such proposals would be approved. Broadscale will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the extraordinary general meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of one or more of Broadscale’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Broadscale and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the Transaction Proposals. In addition, Broadscale’s officers have interests in the Merger that may conflict with your interests as a Broadscale Stockholder.

The Broadscale Board, including Broadscale’s independent directors, with their outside counsel, reviewed and considered these interests during the negotiation of the Merger Agreement and in evaluating and approving, as members of the Broadscale Board, the Merger Agreement and the transactions contemplated thereby, including the Merger.

For additional information regarding pre-existing relationships between certain of the parties to the Merger Agreement and certain of their affiliates, see “Risk Factors — Risks Related to the Merger and Broadscale — Since the Sponsor and Broadscale’s directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of Broadscale Stockholders, a conflict of interest may have existed in determining whether the Merger with Voltus is appropriate as our initial business combination. Such interests include that Sponsor will lose its entire investment in us if our business combination is not completed.”

Interests of Voltus’s Directors and Executive Officers in the Merger

In considering the recommendation of the Broadscale Board to vote in favor of approval of the Business Combination Proposal and the other Transaction Proposals, the Broadscale Stockholders should keep in mind that certain directors and executive officers of Voltus have interests in the Merger that may be different from, or in addition to (and which may conflict with), your interests as a Broadscale Stockholder. These interests include, among other things, the interests listed below:

•        Continuing Directors and Executive Officers.    Certain of Voltus’s directors and executive officers are expected to become directors and/or executive officers of New Voltus upon the closing of the Merger. Specifically, the following individuals who are currently directors and executive officers of Voltus are expected to become directors and/or executive officers of New Voltus upon the closing of the Merger, serving in the offices set forth opposite their names below.

Name	Office
Gregg Dixon	Chief Executive Officer and Director
Matthew J. Plante	President and Director
Douglas Perrygo	Chief Financial Officer
Dana Guernsey	Chief Product Officer
Laurie Harrison	Chief Legal Officer and Secretary
Neil Lakin	Chief Technology Officer
Veery Maxwell	Director
Tim Woodward	Director
Philip Deutch	Director
Selina Tobaccowala	Director
Ashley Johnson	Director
Rajesh Atluru	Director

•        Equity Ownership of Executive Officers and Directors.    As summarized below, certain of Voltus’s directors and executive officers hold interests in shares of Voltus Common Stock and Voltus Preferred Stock, as well as Voltus Options, restricted stock, Voltus RSU Awards and other securities convertible into shares of Voltus Common Stock. The economic interests of holders of Voltus Preferred Stock may differ to some extent from those of holders of Voltus Common Stock due to the different per-share consideration to which certain shares of Voltus Preferred Stock is entitled under the Merger Agreement. The treatment of such Voltus securities in connection with the Merger is described in “— The Merger Agreement — Aggregate Merger Consideration”, which description is incorporated herein by reference.

•        Gregg Dixon is a member of the Voltus Board and currently serves as Chief Executive Officer. Mr. Dixon holds 5,000,000 shares of Voltus Common Stock and has signed a PIPE Subscription Agreement pursuant to which he will purchase 100,000 shares of Broadscale Class A Common Stock as part of the PIPE Investment.

•        Matthew J. Plante is a member of the Voltus Board and currently serves as President. Mr. Plante holds 2,028,986 shares of Voltus Common Stock.

•        Douglas Perrygo currently serves as Chief Financial Officer. Mr. Perrygo holds an aggregate of 216,000 shares of Voltus Common Stock (31,500 of which were subject to vesting as of April 7, 2022), directly and through a trust for the benefit of certain family members.

•        Dana Guernsey currently serves as Chief Product Officer. Ms. Guernsey holds 345,362 shares of Voltus Common Stock and an option to purchase up to 59,066 shares of Voltus Common Stock (54,144 shares of which were subject to vesting as of April 7, 2022), directly and through a trust for the benefit of certain family members.

•        Laurie Harrison currently serves as Chief Legal Officer and Secretary. Ms. Harrison holds an option to purchase up to 191,959 shares of Voltus Common Stock (143,970 shares of which were subject to vesting as of April 7, 2022).

•        Neil Lakin serves as Chief Technology Officer. Mr. Lakin holds 554,029 shares of Voltus Common Stock.

•        Veery Maxwell is a member of the Voltus Board and was formerly a Partner at the investment group Ajax Strategies and its affiliates (collectively, “Ajax”). Ajax holds 2,645,082 shares of Voltus Series A Preferred Stock, 760,926 shares of Voltus Series B Preferred Stock and 214,516 shares of Voltus Series C Preferred Stock. Ajax has signed a PIPE Subscription Agreement pursuant to which it will purchase 1,500,000 shares of Broadscale Class A Common Stock and 1,125,000 Closing Warrants as part of the PIPE Investment.

•        Tim Woodward is a member of the Voltus Board and is Managing Director at the investment group Prelude Ventures and its affiliates (collectively, “Prelude”). Prelude holds 2,645,082 shares of Voltus Series A Preferred Stock, 760,926 shares of Voltus Series B Preferred Stock and 178,763 shares of Voltus Series C Preferred Stock.

•        Philip Deutch is a member of the Voltus Board and is the Founder and Chief Executive Officer at the investment group NGP Energy Technology Partners III and its affiliates (collectively, “NGP”). NGP holds 2,303,510 shares of Voltus Series B Preferred Stock and 178,763 shares of Voltus Series C Preferred Stock.

•        Rajesh Atluru is a member of the Voltus Board and is Managing Partner at the investment group Activate Capital and its affiliates (collectively, “Activate”). Activate holds 536,290 shares of Voltus Series C Preferred Stock. Mr. Atluru also holds 18,866 shares of Voltus Common Stock, 53,476 shares of Voltus Series A Preferred Stock, 13,821 shares of Voltus Series B Preferred Stock and 5,063 shares of Voltus Series C Preferred Stock through a trust for the benefit of certain family members. Activate has signed a PIPE Subscription Agreement pursuant to which it will purchase 1,000,000 shares of Broadscale Class A Common Stock as part of the PIPE Investment. Additionally, Activate’s principals Rajesh Atluru, Anup Jacob, and David Lincoln are investors in the Sponsor.

•        Selina Tobaccowala is a member of the Voltus Board. Ms. Tobaccowala holds an option to purchase up to 47,990 shares of Voltus Common Stock, all of which remained unvested as of April 7, 2022.

•        Ashley Johnson is a member of the Voltus Board. Ms. Johnson holds restricted stock units covering 11,553 shares of Voltus Common Stock, all of which remained unvested as of April 7, 2022.

Director Investment in the Sponsor.    Mr. Atluru, a member of the Voltus Board, made a $150,000 investment in the Sponsor, which represents 45,000 Broadscale Founder Shares held by the Sponsor. Mr. Atluru recused himself from deliberation and voting on the Merger due to his potential conflict of interest.

Director and Officer Tail Insurance Policy and Indemnification.    Pursuant to the Merger Agreement, Voltus will obtain a directors’ and officers’ liability insurance policy covering acts or omissions occurring prior to the effective time by each director, officer or employee of Voltus or any of its subsidiaries currently covered by a directors’ and officers’ liability insurance policy on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect at the Effective Time. Broadscale has agreed to maintain such policy for a six-year period following the closing of the Merger. Additionally, pursuant to the Merger Agreement, from and after the Effective Time, Broadscale will cause Voltus and its subsidiaries to indemnify and hold harmless each present and former director, officer or employee of Voltus and each of its subsidiaries against any losses arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Voltus or its subsidiaries would have been permitted under applicable law and Voltus’s charter documents to indemnify such person.

Vote Required for Approval

The Business Combination Proposal (and consequently, the Merger Agreement and the transactions contemplated thereby, including the Merger) will be approved and adopted only if a majority of the votes cast by the Broadscale Stockholders present in person or represented by proxy at the Broadscale Special Meeting and entitled to vote thereon, assuming a quorum is present, vote “FOR” the Business Combination Proposal.

Failure to submit a proxy or to vote virtually at the Broadscale Special Meeting, an abstention from voting or a broker non-vote will have no effect on the Business Combination Proposal.

The Merger is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Merger Agreement. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. Each of the Advisory Amendment Proposals and the Adjournment Proposal is not conditioned upon the approval of any other proposal.

If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to the Broadscale Stockholders for a vote.

The Sponsor, solely in its capacity as a Broadscale Stockholder, has agreed to vote the Broadscale Founder Shares and any other shares of Broadscale Common Stock owned by it in favor of the Business Combination Proposal. See “— Related Agreements” for more information.

Recommendation of the Broadscale Board

THE BROADSCALE BOARD UNANIMOUSLY RECOMMENDS THAT THE BROADSCALE STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2: THE CHARTER AMENDMENT PROPOSAL

Unless the context otherwise requires, all references in this section to “we”, “us”, “our”, and “the Company” are intended to mean Broadscale.

Holders of Broadscale Common Stock are being asked to approve the Proposed Charter as a whole, which includes the approval of all other changes in the Proposed Charter in connection with replacing the Existing Charter with the Proposed Charter as of the Closing. All Broadscale Stockholders are encouraged to read the Proposed Charter in its entirety, a copy of which is attached to this proxy statement/prospectus as Annex B.

The Proposed Charter, if approved by the Broadscale Stockholders would amend the Existing Charter, effective as of the Effective Time to, among other things:

•        authorize 1,010,000,000 shares, consisting of 1,000,000,000 shares of New Voltus Common Stock and 10,000,000 shares of New Voltus Preferred Stock;

•        require the affirmative vote by the holders of at least 66⅔% of the total voting power of the then outstanding voting securities entitled to vote thereon, voting together as a single class, is required to amend, alter, repeal or rescind certain provisions of the Proposed Charter;

•        require that the number of shares of preferred stock authorized under the Proposed Charter may be increased or decreased (but not below the number of shares thereof then outstanding) by the adoption of a resolution or resolutions by the holders of a majority of the total voting power of the then outstanding voting securities entitled to vote thereto;

•        provide that directors may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding capital stock entitled to vote in the election of directors, voting together as a single class;

•        provide that the name of Broadscale is Voltus Technologies, Inc.; and

•        remove the provisions applicable only to blank check companies, including the provisions requiring Broadscale to have net tangible assets of at least $5,000,001 immediately prior to, or upon consummation of, a business combination.

For a more detailed summary of the material differences between the Existing Charter and the Proposed Charter, and the reasons the Broadscale Board believes such changes are necessary, please see each of the respective Advisory Amendment Proposals set forth in “Proposal Nos. 3(A) through (F): Advisory Amendment Proposals.” The summary is qualified in its entirety by reference to the full text of the Proposed Charter.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Charter Amendment Proposal will not be presented at the Broadscale Special Meeting. The Charter Amendment Proposal will be approved and adopted only if: (i) holders of a majority of the outstanding shares of Broadscale Common Stock issued and outstanding on the Broadscale Record Date, voting together as a single class, (ii) holders of a majority of the outstanding shares of Broadscale Class A Common Stock issued and outstanding on the Broadscale Record Date, voting separately as a class and (iii) holders of a majority of the outstanding shares of Broadscale Class B Common Stock issued and outstanding on the Broadscale Record Date, voting separately as a class, vote “FOR” the Charter Amendment Proposal. Accordingly, a Broadscale Stockholder’s failure to vote by proxy or to vote in person (which would include presence at a virtual meeting) at the Broadscale Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Amendment Proposal, will have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

The Merger is conditioned upon the approval of the Charter Amendment Proposal, subject to the terms of the Merger Agreement. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. Each of the Advisory Amendment Proposals and the Adjournment Proposal is not conditioned upon the approval of any other proposal.

The Sponsor, solely in its capacity as a Broadscale Stockholder, has agreed to vote the Broadscale Founder Shares and any other shares of Broadscale Common Stock owned by it in favor of the Charter Amendment Proposal. See “Proposal No. 1: The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” for more information.

Recommendation of the Broadscale Board

THE BROADSCALE BOARD UNANIMOUSLY RECOMMENDS THAT THE BROADSCALE STOCKHOLDERS VOTE “FOR” THE CHARTER AMENDMENT PROPOSAL.

PROPOSAL NOS. 3(A) THROUGH (F): ADVISORY AMENDMENT PROPOSALS

Unless the context otherwise requires, all references in this section to “we”, “us”, “our”, and “the Company” are intended to mean Broadscale.

If the Charter Amendment Proposal is approved and the Merger is to be consummated, Broadscale will adopt the Proposed Charter under the DGCL.

As required by SEC guidance to give Broadscale Stockholders the opportunity to present their separate views on important corporate governance provisions, Broadscale is requesting that the Broadscale Stockholders vote upon, on a non-binding advisory basis, the Advisory Amendment Proposals, which are separately being presented in accordance with SEC guidance and which will be voted upon on a non-binding advisory basis. This separate vote is not otherwise required by Delaware law separate and apart from the Charter Amendment Proposal. However, the Broadscale Stockholder vote regarding each of the Advisory Amendment Proposals is an advisory vote, and is not binding on Broadscale or the Broadscale Board (separate and apart from the approval of the Charter Amendment Proposal). Furthermore, the Merger is not conditioned on the separate approval of the Advisory Amendment Proposals (separate and apart from approval of the Charter Amendment Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Amendment Proposals, Broadscale intends that the Proposed Charter will take effect upon the Effective Time (assuming approval of the Charter Amendment Proposal).

The following is a summary of the key changes effected by the Proposed Charter. This summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B:

	Existing Charter	Proposed Charter
Class A Common Stock and Class B Common Stock (Proposal No. 3(A))	Our Existing Charter authorizes 100,000,000 shares of Broadscale Class A Common Stock, 10,000,000 shares of Broadscale Class B Common Stock and 1,000,000 shares of preferred stock.	New Voltus will only have one class of common stock. The Proposed Charter authorizes shares, consisting of shares of New Voltus Common Stock and shares of New Voltus Preferred Stock.
Required Vote to Amend the Charter (Proposal No. 3(B))

Our Existing Charter requires the affirmative vote of the holders of a majority of the voting power of our outstanding voting stock for amendment to our Existing Charter, subject to certain exceptions.

The Proposed Charter provides that the affirmative vote by the holders of at least 66⅔% of the total voting power of the then outstanding voting securities entitled to vote thereon, voting together as a single class, is required to amend, alter, repeal or rescind certain provisions of the Proposed Charter.

Required Vote to Designate Series of Preferred Stock (Proposal No. 3(C))

Our Existing Charter requires the affirmative vote of a majority of the board of directors to provide out of the unissued shares of preferred stock for one or more series of preferred stock and to establish the number of shares included in each such series and to fix any other rights to such series.

The Proposed Charter provides that the number of shares of preferred stock authorized under the Proposed Charter may be increased or decreased (but not below the number of shares thereof then outstanding) by the adoption of a resolution or resolutions by the holders of a majority of the total voting power of the then outstanding voting securities entitled to vote thereon.

	Existing Charter	Proposed Charter
Director Removal (Proposal No. 3(D))

Our Existing Charter provides for the removal of directors only for cause and (a) if prior to the consummation of Broadscale’s initial business combination, by a resolution passed by holders of a majority of the shares of the Broadscale Class B Common Stock only, or (b) if following the consummation of Broadscale’s initial business combination, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of Broadscale then entitled to vote generally in the election of directors, voting together as a single class.

The Proposed Charter provides that directors may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of voting stock entitled to vote in the election of directors.

Corporate Name (Proposal No. 3(E))	Our Existing Charter provides that the name of the company is Broadscale Acquisition Corp.	The Proposed Charter provides that the name of the company is Voltus Technologies, Inc.
Removal of Blank Check Company Provisions (Proposal No. 3(F))	Our Existing Charter contains various provisions applicable only to blank check companies.

The Proposed Charter does not include the provisions applicable only to blank check companies, including the provisions requiring Broadscale to have net tangible assets of at least $5,000,001 immediately prior to, or upon consummation of, a business combination.

Reasons for Proposed Charter Amendments

Authorized Stock (Proposal No. 3(A))

Our Existing Charter authorizes (i) 110,000,000 shares of Broadscale Common Stock, including (x) 100,000,000 shares of Broadscale Class A Common Stock, (y) 10,000,000 shares of Broadscale Class B Common Stock and (ii) 1,000,000 shares of Broadscale preferred stock. Proposal No. 3(A) provides that Broadscale will be authorized to issue 1,000,000,000 shares of New Voltus Common Stock and 10,000,000 shares of New Voltus Preferred Stock.

The Proposed Charter also increases the authorized number of shares because the Broadscale Board believes that it is important for us to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support our growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). In addition, the increase in the total number of authorized shares provides New Voltus adequate authorized capital to provide flexibility for future issuances of New Voltus Common Stock if determined by the New Voltus Board to be in the best interests New Voltus, without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance. Although there is no present intention to issue any shares beyond those contemplated by the Merger, the PIPE Investment, the 2022 Incentive Plan, the ESPP or otherwise in the ordinary course of business, the additional authorized shares of New Voltus Common Stock would be issuable for any proper corporate purpose, including, without limitation, stock splits, stock dividends, future acquisitions, investment opportunities, capital raising transactions of equity or convertible debt securities, issuances under current or future equity compensation plans or for other corporate purposes. New Voltus’s authorized but unissued shares of the New Voltus Common Stock and New Voltus Preferred Stock will be available for future issuances without stockholder approval (except to the extent otherwise required by law or Nasdaq rules) and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans.

Required Vote to Amend the Charter (Proposal No. 3(B))

At present, our Existing Charter may only be amended with the approval of a majority of the Broadscale Board.

The Proposed Charter provides that the affirmative vote by the holders of at least 66⅔% of the total voting power of the then outstanding voting securities entitled to vote thereon, voting together as a single class, is required to amend, alter, repeal or rescind certain provisions of the Proposed Charter. The Broadscale Board believes that it is important to require a supermajority vote to amend certain key provisions of the Proposed Charter to promote stability and encourage any person seeking control of New Voltus to negotiate with the New Voltus Board to reach terms that are appropriate for all stockholders.

Required Vote to Designate Series of Preferred Stock (Proposal No. 3(C))

At present, our Existing Charter requires an affirmative vote of a majority of the board of directors to provide out of the unissued shares of preferred stock for one or more series of preferred stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof.

The Proposed Charter provides that the number of shares of preferred stock authorized under the Proposed Charter may be increased or decreased (but not below the number of shares thereof then outstanding) by the adoption of a resolution or resolutions by the affirmative vote of the holders of a majority of the stock entitled to vote thereon. The Broadscale Board believes that requiring the approval of a majority of the total voting power of the then outstanding New Voltus Preferred Stock to amend the number of shares of preferred stock authorized under the Proposed Charter will help to preserve the rights of the holders of New Voltus Preferred Stock as set forth therein.

Director Removal (Proposal No. 3(D))

At present, our Existing Charter provides for the removal of directors only for cause and (a) if prior to the consummation of Broadscale’s initial business combination, by a resolution passed by holders of a majority of the shares of the Broadscale Class B Common Stock only, or (b) if following the consummation of Broadscale’s initial business combination, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of Broadscale then entitled to vote generally in the election of directors, voting together as a single class.

The Proposed Charter provides that directors may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the voting power of the issued and outstanding capital stock entitled to vote in the election of directors, voting together as a single class. The Broadscale Board believes that permitting stockholders to remove directors only for cause is a prudent corporate governance measure to reduce the possibility that a relatively small number of stockholders could seek to implement a sudden and opportunistic change in control of the New Voltus Board without the support of the then incumbent board of directors. These changes will enhance the likelihood of continuity and stability in the composition of the New Voltus Board, avoid costly takeover battles, reduce New Voltus’s vulnerability to a hostile change of control and enhance the ability of the New Voltus Board to maximize stockholder value in connection with any unsolicited offer to acquire New Voltus.

Amendment and Restatement of Existing Charter (Proposal No. 3(E))

The Broadscale Board believes that changing Broadscale’s corporate name from “Broadscale Acquisition Corp.” to “Voltus Technologies, Inc.” is desirable to reflect the Merger with Voltus and to clearly identify New Voltus as the publicly traded entity.

Removal of Blank Check Company Provisions (Proposal No. 3(F))

Broadscale’s Existing Charter contains various provisions applicable only to blank check companies. Proposal No. 3(F) eliminates certain provisions related to our status as a blank check company, including the provisions requiring that Broadscale have net tangible assets of at least $5,000,001 immediately prior to, or upon such consummation of, a business combination, which is desirable because these provisions will serve no purpose following the Merger. For example, these proposed amendments remove the requirement to dissolve Broadscale and allow it to continue as a corporate entity with perpetual existence following Closing. Perpetual existence is the usual period of existence for corporations, and the Broadscale Board believes it is the most appropriate period for New Voltus following the Merger. In addition, certain other provisions in the Existing Charter require that proceeds from the Broadscale Initial Public Offering be held in the Trust Account until a business combination, liquidation or merger has occurred. These provisions cease to apply once the Merger is consummated.

Vote Required For Approval

If the Business Combination Proposal is not approved, the Advisory Amendment Proposals will not be presented at the Broadscale Special Meeting. The Advisory Amendment Proposals will be approved and adopted only if holders of a majority of the issued and outstanding shares of Broadscale Common Stock on the Broadscale Record Date entitled to vote thereon at the Broadscale Special Meeting, voting together as a single class, vote “FOR” such Advisory Amendment Proposals. Failure to submit a proxy or to vote in person at the Broadscale Special Meeting, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” each of the Advisory Amendment Proposals.

A vote to approve any of the Advisory Amendment Proposals is an advisory vote, and therefore is not binding on Broadscale or New Voltus or their respective boards of directors (separate and apart from the approval of the Charter Amendment Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote, Broadscale intends that the Proposed Charter in the form set forth in Annex B will take effect at consummation of the Merger, assuming adoption of the remaining Transaction Proposals (other than the Adjournment Proposal).

The Sponsor, solely in its capacity as a Broadscale Stockholder, has agreed to vote the Broadscale Founder Shares and any other shares of Broadscale Common Stock owned by it in favor of the Advisory Amendment Proposals. See “Proposal No. 1: The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” for more information.

A copy of the Proposed Charter, as will be in effect assuming approval of the Advisory Amendment Proposals and upon the Closing and filing with the Secretary of State of the State of Delaware, is attached to this proxy statement/prospectus as Annex B.

Recommendation of the Broadscale Board

THE BROADSCALE BOARD UNANIMOUSLY RECOMMENDS THAT THE BROADSCALE STOCKHOLDERS VOTE “FOR” EACH OF THE PROPOSALS UNDER THE ADVISORY AMENDMENT PROPOSALS.

PROPOSAL NO. 4: THE DIRECTOR ELECTION PROPOSAL

Unless the context otherwise requires, all references in this section to “we”, “us”, “our”, and “the Company” are intended to mean Broadscale.

Under the Proposed Charter, the board of directors is divided into three classes, with only one class of directors being elected in each year and each class (except for those directors appointed prior to the first annual meeting of stockholders) serving a three-year term. In Proposal No. 4, we are requesting that stockholders approve and adopt a proposal to elect nine directors to the board of directors, effective immediately upon the Closing, with each Class I director having a term that expires at New Voltus’s 2023 annual meeting of stockholders, each Class II director having a term that expires at New Voltus’s 2024 annual meeting of stockholders, and each Class III director having a term that expires at New Voltus’s 2025 annual meeting of stockholders, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. For information regarding each nominee, please see “Management of New Voltus After the Merger.”

Vote Required For Approval

If the Business Combination Proposal is not approved, the Director Election Proposal will not be presented at the Broadscale Special Meeting. The Director Election Proposal will be approved and adopted only if at least the holders of a majority of the outstanding shares of Broadscale Class B Common Stock issued and outstanding on the Broadscale Record Date, assuming a quorum is present, vote “FOR” the Director Election Proposal.

Failure to submit a proxy or to vote virtually at the Broadscale Special Meeting, an abstention from voting or a broker non-vote will have no effect on the Director Election Proposal. The Merger is conditioned upon the approval of the Director Election Proposal. Notwithstanding the approval of the Director Election Proposal, if the Merger is not consummated for any reason, the actions contemplated by the Director Election Proposal will not be effected.

The Sponsor, solely in its capacity as a Broadscale Stockholder, has agreed to vote the Broadscale Founder Shares and any other shares of Broadscale Common Stock owned by it in favor of the Director Election Proposal. See “Proposal No. 1: The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” for more information.

Recommendation of the Broadscale Board

THE BROADSCALE BOARD UNANIMOUSLY RECOMMENDS THAT THE BROADSCALE STOCKHOLDERS VOTE “FOR” THE DIRECTOR ELECTION PROPOSAL.

PROPOSAL NO. 5: THE NASDAQ PROPOSAL

Unless the context otherwise requires, all references in this section to “we”, “us”, “our”, and “the Company” are intended to mean Broadscale.

In connection with entering into the Merger Agreement, Broadscale entered into the PIPE Subscription Agreements, each dated as of November 30, 2021, with the PIPE Investors, pursuant to which, among other things, the PIPE Investors party thereto agreed to the PIPE Investment. We are seeking stockholder approval for the issuance of 10.0 million shares of New Voltus Common Stock to the PIPE Investors in connection with the PIPE Investment and 75.0 million shares of New Voltus Common Stock (at a deemed value of $10.00 per share) (subject to increase by an amount equal to the aggregate exercise prices of all converted Voltus Awards divided by $10.00) to the Voltus Equityholders.

Why Broadscale Needs Stockholder Approval

We are seeking approval from the Broadscale Stockholders in order to comply with Listing Rule 5635 of the Nasdaq Rulebook.

Under Listing Rule 5635 of the Nasdaq Rulebook, a company is required to obtain stockholder approval for certain issuances of securities, including (a) acquisitions where the issuance of common stock, including shares issued pursuant to an earn-out provision or similar type of provision, or securities convertible into or exercisable for common stock, equals 20% or more of the voting power outstanding or total number of shares of common stock outstanding pre-transaction, or where any director, officer or substantial stockholder has 5% or greater interest in the transaction, which could result in an increase in outstanding common stock or voting power of 5% or more, (b) issuances of common stock resulting in a change of control or (c) issuances of common stock in relation to equity compensation. The maximum aggregate number of shares of Broadscale Common Stock issuable pursuant to the Merger Agreement plus the PIPE Investment would represent greater than 20% of the number of shares of Broadscale Common Stock before such issuance, includes issuances to a director, officer or substantial stockholder that could result in an increase in outstanding common stock or voting power of 5% or more and will result in a change in control. As a result, stockholder approval of the issuance of shares Broadscale Common Stock issuable pursuant to the Merger Agreement and in the related transactions, including the PIPE Investment, is required under the Nasdaq listing regulations.

Vote Required For Approval

If the Business Combination Proposal is not approved, the Nasdaq Proposal will not be presented at the Broadscale Special Meeting. The Nasdaq Proposal will be approved and adopted only if a majority of the votes cast by the Broadscale Stockholders present in person or represented by proxy at the Broadscale Special Meeting and entitled to vote thereon, assuming a quorum is present, vote “FOR” the Nasdaq Proposal.

Failure to submit a proxy or to vote virtually at the Broadscale Special Meeting, an abstention from voting or a broker non-vote will have no effect on the Nasdaq Proposal.

The Merger is conditioned upon the approval of the Nasdaq Proposal, subject to the terms of the Merger Agreement. Notwithstanding the approval of the Nasdaq Proposal, if the Merger is not consummated for any reason, the actions contemplated by the Nasdaq Proposal will not be effected. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. Each of the Advisory Amendment Proposals and the Adjournment Proposal is not conditioned upon the approval of any other proposal.

The Sponsor, solely in its capacity as a Broadscale Stockholder, has agreed to vote the Broadscale Founder Shares and any other shares of Broadscale Common Stock owned by it in favor of the Nasdaq Proposal. See “Proposal No. 1: The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” for more information.

Recommendation of the Broadscale Board

THE BROADSCALE BOARD UNANIMOUSLY RECOMMENDS THAT THE BROADSCALE STOCKHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL.

PROPOSAL NO. 6: THE INCENTIVE PLAN PROPOSAL

Overview

Broadscale is asking its stockholders to approve by ordinary resolution the Voltus Technologies, Inc. 2022 Incentive Award Plan. The Broadscale Board approved the 2022 Incentive Plan, prior to the Broadscale Special Meeting, subject to stockholder approval at the Broadscale Special Meeting. The 2022 Incentive Plan will become effective as of the date immediately prior to the Closing, subject to approval by the Broadscale Stockholders.

The 2022 Incentive Plan is described in more detail below. A copy of the 2022 Incentive Plan is attached to this proxy statement/prospectus as Annex D.

The 2022 Incentive Plan

The principal purpose of the 2022 Incentive Plan is to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of stockholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in our company and providing a means of recognizing their contributions to our success. The Broadscale Board believes that equity awards are necessary for New Voltus to remain competitive in its industry and are essential to recruiting and retaining highly qualified employees.

Summary of the 2022 Incentive Plan

This section summarizes certain principal features of the 2022 Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the 2022 Incentive Plan.

Eligibility and Administration

Options, restricted stock units and other stock-based and cash-based awards under the 2022 Incentive Plan may be granted to individuals who are then officers, employees or consultants or are the officers, employees or consultants of New Voltus of certain of New Voltus’s subsidiaries. Such awards also may be granted to directors of the New Voltus Board. Only employees of our company or certain of our subsidiaries may be granted incentive stock options (“ISOs”). Following the consummation of the Merger, New Voltus is expected to have approximately 245 employees, 6 consultants and 7 non-employee directors who will be eligible to receive awards under the 2022 Incentive Plan.

The compensation committee of the New Voltus Board is expected to administer the 2022 Incentive Plan unless the New Voltus Board assumes authority for administration. The 2022 Incentive Plan provides that the board or compensation committee may delegate its authority to grant awards to employees other than executive officers and certain senior executives of New Voltus to a committee consisting of one or more members of New Voltus Board or one or more of our officers, other than awards made to our non-employee directors, which must be approved by our full board of directors.

Subject to the terms and conditions of the 2022 Incentive Plan, the plan administrator has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2022 Incentive Plan. The plan administrator is also authorized to adopt, amend or rescind rules relating to administration of the 2022 Incentive Plan.

Shares Available for Awards

The aggregate number of shares of New Voltus Common Stock initially reserved for issuance pursuant to awards under the 2022 Incentive Plan will be            shares, which is intended to represent approximately 12% of the shares of Voltus outstanding at Closing, plus (i) the number of shares of common stock subject to awards outstanding under the Voltus, Inc. 2016 Equity Incentive Plan that become available for issuance under the 2022 Incentive Plan in accordance with the counting provisions described below following the effective date of the 2022 Incentive Plan, and (ii) an annual increase on the first day of each calendar year beginning in 2023 and ending in 2032, equal to the lesser of (A) 5% of the shares of New Voltus Common Stock outstanding on the last day of the immediately preceding calendar year and (B) such smaller number of shares of common stock as determined by the New Voltus Board; provided, however, that no more than            shares of common stock may be issued upon the exercise of ISOs.

The following counting provisions will be in effect for the share reserve under the 2022 Incentive Plan:

•        to the extent that an award terminates, expires or lapses for any reason or an award is settled in cash without the delivery of shares, any shares subject to the award at such time will be available for future grants under the 2022 Incentive Plan;

•        to the extent shares are tendered or withheld to satisfy the tax withholding obligation with respect to any award, such shares will be available for future grants under the 2022 Incentive Plan;

•        to the extent shares are tendered or withheld in payment of the exercise price of a stock option award or not issued in connection with stock settlement of a stock appreciation right (“SAR”), such shares will not be available for future grants under the 2022 Incentive Plan;

•        the payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the 2022 Incentive Plan; and

•        to the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by New Voltus or any of New Voltus’s subsidiaries will not be counted against the shares available for issuance under the 2022 Incentive Plan.

The 2022 Incentive Plan also provides that the sum of the grant date fair value of all equity-based awards and the maximum that may become payable pursuant to a cash-based award to any individual for services as a non-employee director during any calendar year may not exceed $750,000, increased to $1,000,000 in the calendar year of a non-employee director’s initial service as a non-employee director of the New Voltus Board. The plan administrator may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the plan administrator may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving non-employee directors.

Types of Awards

The 2022 Incentive Plan provides that the plan administrator may grant or issue stock options, including ISOs and nonqualified stock options (“NSOs”), SARs, restricted stock, restricted stock units (“RSUs”), performance bonus awards, performance stock units (“PSUs”), other stock- or cash-based awards and dividend equivalents, or any combination thereof. Certain awards under the 2022 Incentive Plan may constitute or provide for payment of “nonqualified deferred compensation” under Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2022 Incentive Plan will be evidenced by award agreements, which will detail the terms and conditions of awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of New Voltus Common Stock, but the applicable award agreement may provide for cash settlement of any award. A brief description of each award type follows.

•        Stock Options and SARs.    Stock options provide for the purchase of shares of New Voltus Common Stock at a specified price set on the grant date. ISOs, in contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. Upon exercise, holders of SARs will receive from New Voltus an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. Unless otherwise determined by the plan administrator, the exercise price of a stock option or SAR may not be less than 100% of the fair market value of the underlying share of common stock on the grant date (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute awards granted in connection with a corporate transaction. Unless otherwise determined by the plan administrator, the term of a stock option or SAR may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).

•        Restricted Stock.    Restricted stock is an award of non-transferable shares of New Voltus Common Stock that are subject to certain vesting conditions and other restrictions as may be determined by the plan administrator. Restricted stock, typically, may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Holders of restricted stock, unlike recipients of stock options, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse, however, dividends will not be released until restrictions are removed or expire.

•        RSUs.    RSUs are contractual promises to deliver shares of New Voltus Common Stock in the future or an equivalent in cash and other consideration determined by the plan administrator, which may also remain forfeitable unless and until specified conditions are met and may be accompanied by the right to receive the equivalent value of dividends paid on shares of New Voltus Common Stock prior to the delivery of the underlying shares (i.e., dividend equivalent rights). Like restricted stock, restricted stock units may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, stock underlying restricted stock units will not be issued until the restricted stock units have vested, and recipients of restricted stock units generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

•        Performance Bonus Awards and PSUs.    Performance Bonus Awards and PSUs are performance awards denominated in cash or shares/unit equivalents, respectively, and may be linked to one or more performance or other criteria as determined by the plan administrator.

•        Other Stock or Cash Based Awards.    Other stock or cash-based awards are awards of cash, fully vested shares of New Voltus Common Stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of New Voltus Common Stock. Other stock or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled. The plan administrator will determine the terms and conditions of other stock or cash based awards, which may include vesting conditions based on continued service, performance and/or other conditions.

•        Dividend Equivalents.    Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of New Voltus Common Stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are converted to cash or shares by such formula and such time as determined by the plan administrator. In addition, dividend equivalents with respect to an award subject to vesting may be subject to vesting to the same extent as the related award.

Any award may be granted as a performance award, meaning that the award will be subject to vesting and/or payment based on the attainment of specified performance goals.

Certain Transactions

In the event of any stock dividend or other distribution, stock split, reverse stock split, reorganization, combination or exchange of shares, merger, consolidation, split-up, spin-off, recapitalization, repurchase or any other corporate event affecting the number of outstanding shares of New Voltus Common Stock or the share price of New Voltus Common Stock that would require adjustments to the 2022 Incentive Plan or any awards under the 2022 Incentive Plan in order to prevent the dilution or enlargement of the potential benefits intended to be made available thereunder, the plan administrator will make appropriate, proportionate adjustments to: (i) the aggregate number and type of shares subject to the 2022 Incentive Plan; (ii) the number and kind of shares subject to outstanding awards and terms and conditions of outstanding awards (including, without limitation, any applicable performance targets or criteria with respect to such awards); and (iii) the grant or exercise price per share of any outstanding awards under the 2022 Incentive Plan.

In the event of a change in control (as defined in the 2022 Incentive Plan), to the extent that the successor entity does not assume or substitute for an outstanding award (other than any portion subject to performance-based vesting), then such award will become fully vested and exercisable in connection with the transaction. The impact of a change in control on portions of an award subject to performance-based vesting will generally be governed by the terms and conditions of the applicable award agreement or the plan administrator’s discretion in the absence of such terms and conditions.

Repricing

The plan administrator will, without the approval from the New Voltus Stockholders, have the authority to amend any outstanding stock option or SAR to reduce its exercise price per share or cancel any outstanding stock option or SAR in exchange for cash or another award.

Amendment and Termination

The New Voltus Board may terminate, amend or suspend the 2022 Incentive Plan at any time and from time to time. However, we must generally obtain stockholder approval to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule). No amendments to outstanding awards that materially and adversely affect a participant’s rights under the award may be made without the affected participant’s consent, except in connection with certain transactions (such as equity restructurings, corporate transactions, or a change in control) or to preserve the intended tax treatment of the participant’s award. Notwithstanding the foregoing, the plan administrator has the authority to amend any outstanding option or SAR to reduce its exercise price per share or cancel any option or SAR in exchange for cash or another award, in each case, without stockholder approval.

No ISOs may be granted pursuant to the 2022 Incentive Plan after the tenth anniversary of the date the New Voltus Board approved the 2022 Incentive Plan, and no additional annual share increases to the 2022 Incentive Plan’s aggregate share limit will occur from and after such anniversary. Any award that is outstanding on the termination date of the 2022 Incentive Plan will remain in force according to the terms of the 2022 Incentive Plan and the applicable award agreement.

Foreign Participants, Claw-Back Provisions, Transferability and Participant Payments

The plan administrator may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures to address, among other things, differences in laws, rules, regulations or customs of such foreign jurisdictions. All awards will be subject to any New Voltus claw-back policy as set forth in such claw-back policy or the applicable award agreement. Except as the plan administrator may determine or provide in an award agreement, awards under the 2022 Incentive Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the plan administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding obligations arising in connection with awards under the 2022 Incentive Plan, and exercise price obligations arising in connection with the exercise of stock options under the 2022 Incentive Plan, the plan administrator may, in its discretion, accept cash, wire transfer or check, shares of common stock that meet specified conditions, a promissory note, a “market sell order,” or such other consideration as the plan administrator deems suitable or any combination of the foregoing.

U.S. Federal Income Tax Consequences Related to Awards Under the 2022 Incentive Plan

The following is a general summary under current law of U.S. federal income tax consequences related to awards under the 2022 Incentive Plan. This summary deals with the general U.S. federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their tax advisors.

•        Non-Qualified Stock Options.    If an optionee is granted an NSO under the 2022 Incentive Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of New Voltus Common Stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. New Voltus or New Voltus’s subsidiaries or affiliates generally should be entitled to a U.S. federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

•        Incentive Stock Options.    A participant will generally not recognize taxable income upon grant or exercise of an ISO. However, the excess of the fair market value of the shares of New Voltus Common Stock received upon exercise over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the fair market value of the shares at the time of exercise over the exercise price (or if less, the amount realized in the disposition over the exercise price), with any remaining gain or loss being treated as capital gain or capital loss. New Voltus or New Voltus’s subsidiaries or affiliates generally are not entitled to a U.S. federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

•        Other Awards.    The current U.S. federal income tax consequences of other awards authorized under the 2022 Incentive Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Code Section 83(b) election, in which case ordinary income is recognized on the date of grant in an amount equal to the excess of the fair market value of the shares on the date of grant over the price paid, if any); restricted stock units, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment or settlement, as applicable. New Voltus or New Voltus’s subsidiaries or affiliates generally should be entitled to a U.S. federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

Limitation on the Employer’s Compensation Deduction

Section 162(m) of the Code limits the deduction certain employers may take for otherwise deductible compensation payable to certain executive officers of the employer to the extent the compensation paid to such an officer for the year exceeds $1 million.

Section 409A of the Code

Certain types of awards under the 2022 Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the 2022 Incentive Plan and awards granted under the 2022 Incentive Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the 2022 Incentive Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

New Plan Benefits

The benefits or amounts that may be received by or allocated to participants under the 2022 Incentive Plan will be determined at the discretion of the plan administrator and are not currently determinable. The value of future awards granted under the 2022 Incentive Plan will depend on a number of factors, including the fair market value of the common stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.

Interests of Certain Persons in this Proposal

The existence of financial and personal interests of one or more of Broadscale’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Broadscale and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, Broadscale’s officers have interests in the Merger that may conflict with your interests as a stockholder. See the section entitled “Proposal No. 1: The Business Combination Proposal — Interests of Broadscale’s Directors and Executive Officers in the Merger” for a further discussion of these considerations.

Vote Required for Approval

If the Business Combination Proposal is not approved, the Incentive Plan Proposal will not be presented at the Broadscale Special Meeting. The Incentive Plan Proposal will be approved and adopted only if a majority of the votes cast by the Broadscale Stockholders present in person or represented by proxy at the Broadscale Special Meeting and entitled to vote thereon, assuming a quorum is present, vote “FOR” the Incentive Plan Proposal.

Failure to submit a proxy or to vote virtually at the Broadscale Special Meeting, an abstention from voting or a broker non-vote will have no effect on the Incentive Plan Proposal.

The Merger is conditioned upon the approval of the Incentive Plan Proposal. Notwithstanding the approval of the Incentive Plan Proposal, if the Merger is not consummated for any reason, the actions contemplated by the Incentive Plan Proposal will not be effected. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. Each of the Advisory Amendment Proposals and the Adjournment Proposal is not conditioned upon the approval of any other proposal.

The Sponsor, solely in its capacity as a Broadscale Stockholder, has agreed to vote the Broadscale Founder Shares and any other shares of Broadscale Common Stock owned by it in favor of the Incentive Plan Proposal. See “Proposal No. 1: The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” for more information.

Recommendation of the Broadscale Board

THE BROADSCALE BOARD UNANIMOUSLY RECOMMENDS THAT THE BROADSCALE STOCKHOLDERS VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 7: THE ESPP PROPOSAL

Unless the context otherwise requires, all references in this section to “we”, “us”, “our”, and “the Company” are intended to mean Broadscale.

Overview

Broadscale is asking its stockholders to approve by ordinary resolution and adopt the ESPP. The Broadscale Board approved the ESPP, prior to the Broadscale Special Meeting, subject to stockholder approval at the Broadscale Special Meeting. The ESPP will become effective as of the date immediately prior to the Closing, subject to approval from the Broadscale Stockholders.

The ESPP is described in more detail below. A copy of the ESPP is attached to this proxy statement/prospectus as Annex E.

The ESPP

The ESPP is designed to allow eligible employees of Voltus to purchase shares of New Voltus Common Stock with their accumulated payroll deductions. Specifically, the ESPP authorizes (1) the grant of options that are intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Code (the “Section 423 Component”) and (2) the grant of options that are not intended to be tax-qualified under Section 423 of the Code (the “Non-Section 423 Component”). Where permitted under local law and custom, we expect that the Non-Section 423 Component will generally be operated and administered on terms and conditions similar to the Section 423 Component.

Summary of the ESPP

This section summarizes certain principal features of the ESPP. The summary is qualified in its entirety by reference to the complete text of the ESPP.

Administration

Subject to the terms and conditions of the ESPP, the compensation committee of the New Voltus Board will administer the ESPP. New Voltus’s compensation committee can delegate administrative tasks under the ESPP to the services of an agent and/or employees to assist in the administration of the ESPP. The ESPP administrator will have the discretionary authority to administer and interpret the ESPP. Interpretations and constructions of the ESPP administrator of any provision of the ESPP or of any rights thereunder will be conclusive and binding on all persons.

Shares Available for Awards.

An aggregate number of            shares of New Voltus Common Stock will initially be reserved for issuance under the ESPP (which is intended to equal 2% of the shares of New Voltus Common Stock outstanding at Closing). In addition, the number of shares available for issuance under the ESPP will increase annually on the first day of each calendar year beginning in 2023 and ending in 2032 by an amount equal to the lesser of (i) 1% of the shares of New Voltus Common Stock outstanding on the last day of the immediately preceding fiscal year and (ii) such number of shares of New Voltus Common Stock as determined by the New Voltus Board, provided that no more than            shares may be issued under the Section 423 Component. The shares reserved for issuance under the ESPP may be authorized but unissued shares, treasury shares of New Voltus Common Stock or reacquired shares.

Eligibility

Employees eligible to participate in the ESPP for a given offering period generally include employees who are employed by New Voltus or one of New Voltus’s designated subsidiaries on the first day of the offering period, or the enrollment date. New Voltus employees (and, if applicable, any employees of New Voltus’s subsidiaries) who customarily work less than five months in a calendar year or are customarily scheduled to work less than 20 hours per week will not be eligible to participate in the ESPP. Finally, an employee who owns (or is deemed to own through attribution) 5% or more of the combined voting power or value of all our classes of stock or of one of our subsidiaries will not be allowed to participate in the ESPP. Following the consummation of the Merger, New Voltus is expected to have approximately 245 employees who will be eligible to purchase New Voltus Common Stock under the ESPP. Consultants and non-employee directors are not eligible to participate in the ESPP.

Participation

Employees will enroll under the ESPP by completing a payroll deduction form permitting the deduction from their compensation of at least 1% of their compensation but not more than 15% of their compensation. Such payroll deductions may be expressed as either a whole number percentage or a fixed dollar amount, and the accumulated deductions will be applied to the purchase of shares on each purchase date.

Offering

New Voltus Common Stock will be offered under the ESPP during offering periods. Additionally, the ESPP administrator may designate one or more purchase periods within an offering period. The length of the offering periods and purchase periods under the ESPP will be determined by the ESPP administrator, provided that in no event may an offering period be longer than 27 months in length. Employee payroll deductions will be used to purchase shares on each purchase date during an offering period. The number of purchase periods within, and purchase dates during, each offering period will be established by the ESPP administrator. In non-U.S. jurisdictions where participation in the ESPP through payroll deductions is prohibited, the ESPP administrator may provide that an eligible employee may elect to participate through contributions to the participant’s account under the ESPP in a form acceptable to the ESPP administrator in lieu of or in addition to payroll deductions.

The ESPP permits participants to purchase common stock through payroll deductions of up to a specified percentage of their eligible compensation. The ESPP administrator will establish a maximum number of shares that may be purchased by a participant during any offering period, which will be 100,000 shares of New Voltus Common Stock in the absence of such designation by the ESPP administrator. In addition, no employee will be granted an option under the ESPP which permits the participant to accrue the right to purchase New Voltus Common Stock under the Section 423 Component at a rate in excess of $25,000 worth of shares of New Voltus Common Stock during any calendar year during which such option is outstanding (based on the fair market value per share of New Voltus Common Stock as of the grant date of such option).

The purchase price of the shares, in the absence of a contrary designation, will be 85% of the lower of the fair market value of the closing trading price per share of New Voltus Common Stock on the first trading date of an offering period in which a participant is enrolled or 85% of the closing trading price per share on the purchase date. Participants may voluntarily end their participation in the ESPP at any time during a specified period prior to the end of the applicable offering period, and will be paid their accrued payroll deductions that have not yet been used to purchase shares of common stock. Participation ends automatically upon a participant’s termination of employment.

Unless a participant has previously cancelled his or her participation in the ESPP before the purchase date, the participant will be deemed to have exercised his or her option in full as of such date. Upon exercise, the participant will purchase the number of whole shares that his or her accumulated payroll deductions will buy at the option purchase price, subject to the participation limitations listed above.

A participant may cancel his or her payroll deduction authorization prior to the end of the offering period at such prior time as may be established by the ESPP administrator. Upon cancellation, the participant will have the option to either (i) receive a refund of the participant’s account balance in cash without interest or (ii) exercise the participant’s option for the current offering period for the maximum number of shares of common stock on the applicable purchase date, with the remaining account balance refunded in cash without interest. Following at least one payroll deduction, subject to the ESPP administrator’s discretion, a participant may also decrease (but not increase) his or her payroll deduction authorization once during any offering period, subject to timely written prior notice to New Voltus. If a participant wants to increase or decrease the rate of payroll withholding, he or she may do so effective for the next offering period by submitting a new form before the offering period for which such change is to be effective.

A participant may not assign, transfer, pledge or otherwise dispose of (other than by will or the laws of descent and distribution) payroll deductions credited to a participant’s account or any rights to exercise an option or to receive shares of New Voltus Common Stock under the ESPP, and during a participant’s lifetime, options in the ESPP shall be exercisable only by such participant. Any such attempt at assignment, transfer, pledge or other disposition will not be given effect.

Adjustments

In the event of any increase or decrease in the number of issued shares of New Voltus Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of shares of New Voltus Common Stock effected without receipt of consideration by New Voltus, New Voltus will proportionately adjust the aggregate number of shares of New Voltus Common Stock offered under the ESPP, the number and price of shares which any participant has elected to purchase under the ESPP and the maximum number of shares which a participant may elect to purchase in any single offering period. If there is a proposal to dissolve or liquidate New Voltus, then the ESPP will terminate immediately prior to the consummation of such proposed dissolution or liquidation, and any offering period then in progress will be shortened by setting a new purchase date to take place before the date of our dissolution or liquidation. The ESPP administrator will notify each participant of such change in writing before the new exercise date. If New Voltus undergoes a merger with or into another corporation or sell all or substantially all of its assets, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or the parent or subsidiary of the successor corporation. If the successor corporation refuses to assume the outstanding options or substitute equivalent options, then any offering period then in progress will be shortened by setting a new purchase date to take place before the date of our proposed sale or merger. The ESPP administrator will notify each participant of such change in writing before the new exercise date.

Amendment and Termination

The New Voltus Board may amend, suspend or terminate the ESPP at any time. However, the New Voltus Board may not amend the ESPP without obtaining stockholder approval to the extent necessary to comply with Section 423 of the Code or to the extent required by applicable laws.

U.S. Federal Income Tax Consequences Related to Participation in the ESPP

The following is a general summary under current law of U.S. federal income tax consequences related to participation in the ESPP. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their tax advisors.

As described above, the ESPP has a Section 423 Component and a Non-Section 423 Component. The tax consequences for a participant will depend on whether the participant participates in the Section 423 Component or the Non-Section 423 Component.

Tax Consequences to U.S. Participants in the Section 423 Component

The Section 423 Component, and the rights of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 423 of the Code. Under the applicable Code provisions, no income will be taxable to a participant until the shares purchased under the ESPP are sold or otherwise disposed of. This means that participant will not recognize taxable income on the date the participant is granted an option under the ESPP. In addition, the participant will not recognize taxable income upon the purchase of shares.

Upon sale or other disposition of the shares, the participant will generally be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them. If the shares are sold or otherwise disposed of more than two years from the first day of the relevant offering period (and more than one year from the date the shares are purchased), or if the participant dies while holding the shares, then the participant (or the participant’s estate) generally will recognize ordinary income measured as the lesser of:

(i)     the excess of the fair market value of the common stock at the time of such sale or disposition (or death) over the purchase price of such shares, or

(ii)    an amount equal to the applicable discount from the fair market value of the shares as of the first day of the applicable offering period.

Any additional gain will be treated as long-term capital gain. If the shares are held for at least the holding periods described above but are sold for a price that is less than the purchase price, there will be no ordinary income and the difference will be a long-term capital loss. New Voltus will not be entitled to an income tax deduction with respect to the grant or exercise of a right to purchase shares, or the sale of such shares by a participant, where such participant holds such shares for at least the holding periods described above.

Any sale or other disposition of shares before the expiration of the holding periods described above will be a “disqualifying disposition,” and the participant will recognize ordinary income at the time of such disposition generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price, and New Voltus will be entitled to an income tax deduction for such ordinary income. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period following the date the shares were purchased by the participant prior to such sale or disposition, and New Voltus will not be entitled to an income tax deduction for any such capital gain.

Tax Consequences to U.S. Participants in the Non-Section 423 Component

A participant in the Non-Section 423 Component will have compensation income equal to the value of the common stock on the day the participant purchased the common stock less the purchase price.

When a participant sells New Voltus Common Stock the participant purchased under the Non-Section 423 Component, the participant also will have a capital gain or loss equal to the difference between the sales proceeds and the value of the common stock on the day it was purchased. This capital gain or loss will be long-term if the participant held the common stock for more than one year and otherwise will be short-term.

With respect to U.S. participants, New Voltus is generally entitled to a deduction for amounts taxed as ordinary income to a participant to the extent of ordinary income recognized upon a purchase made under the Non-Section 423 Component.

New Plan Benefits

Because participation in the ESPP is voluntary and benefits under the ESPP depend on contribution elections and the fair market value of the shares of New Voltus Common Stock on various future dates, the benefits or amounts that will be received by or allocated to any individual or group of individuals under the ESPP in the future are not determinable and no awards have been granted that are contingent on stockholder approval of the ESPP.

Interests of Certain Persons in this Proposal

The existence of financial and personal interests of one or more of Broadscale’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Broadscale and its stockholders and what he, she or they may believe is best for himself, herself or themselves in determining to recommend that stockholders vote for the proposals. In addition, Broadscale’s officers have interests in the Merger that may conflict with your interests as a stockholder. See the section entitled “Proposal No. 1: The Business Combination Proposal — Interests of Broadscale’s Directors and Executive Officers in the Merger” for a further discussion of these considerations.

Vote Required for Approval

If the Business Combination Proposal is not approved, the ESPP Proposal will not be presented at the Broadscale Special Meeting. The ESPP Proposal will be approved and adopted only if a majority of the votes cast by the Broadscale Stockholders present in person or represented by proxy at the Broadscale Special Meeting and entitled to vote thereon, assuming a quorum is present, vote “FOR” the ESPP Proposal.

Failure to submit a proxy or to vote virtually at the Broadscale Special Meeting, an abstention from voting or a broker non-vote will have no effect on the ESPP Proposal.

The Merger is conditioned upon the approval of the ESPP Proposal. Notwithstanding the approval of the ESPP Proposal, if the Merger is not consummated for any reason, the actions contemplated by the ESPP Proposal will not be effected. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. Each of the Advisory Amendment Proposals and the Adjournment Proposal is not conditioned upon the approval of any other proposal.

The Sponsor, solely in its capacity as a Broadscale Stockholder, has agreed to vote the Broadscale Founder Shares and any other shares of Broadscale Common Stock owned by it in favor of the ESPP Proposal. See “Proposal No. 1: The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” for more information.

Recommendation of the Broadscale Board

THE BROADSCALE BOARD UNANIMOUSLY RECOMMENDS THAT THE BROADSCALE STOCKHOLDERS VOTE “FOR” THE ESPP PROPOSAL.

PROPOSAL NO. 8: THE ADJOURNMENT PROPOSAL

Unless the context otherwise requires, all references in this section to “we”, “us”, “our”, and “the Company” are intended to mean Broadscale.

The Adjournment Proposal, if put and adopted, will allow the Broadscale Board to adjourn the Broadscale Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if, based upon the tabulated vote at the time of the Broadscale Special Meeting, the Broadscale Board considers that there are not sufficient votes to approve the Business Combination Proposal, the Charter Amendment Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal or the ESPP Proposal. In no event will the Broadscale Board adjourn the Broadscale Special Meeting or consummate the Merger beyond the date by which it may properly do so under the Existing Charter and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by the Broadscale Stockholders, the Broadscale Board may not be able to adjourn the Broadscale Special Meeting to a later date in the event that there are insufficient votes for the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal or the ESPP Proposal. If we do not consummate the Merger and fail to complete an initial business combination by the Liquidation Date (subject to the requirements of law), we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the Broadscale Public Stockholders.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by the Broadscale Stockholders present in person or represented by proxy at the Broadscale Special Meeting and entitled to vote thereon, assuming a quorum is present.

Failure to submit a proxy or to vote virtually at the Broadscale Special Meeting, an abstention from voting or a broker non-vote will have no effect on the Adjournment Proposal. The Merger is not conditioned upon the approval of the Adjournment Proposal.

The Sponsor, solely in its capacity as a Broadscale Stockholder, has agreed to vote the Broadscale Founder Shares and any other shares of Broadscale Common Stock owned by it in favor of the Adjournment Proposal. See “Proposal No. 1: The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” for more information.

Recommendation of the Broadscale Board

THE BROADSCALE BOARD UNANIMOUSLY RECOMMENDS THAT THE BROADSCALE STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT BROADSCALE

Unless the context otherwise requires, all references in this section to “we”, “our”, “us” or “the Company” are intended to mean Broadscale.

General

Broadscale Acquisition Corp. is a blank check company incorporated in Delaware on November 5, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Though our efforts to identify a prospective target business were not limited to any particular industry or geographic region, we focused on opportunities that transform traditional industries in positive ways and generate tangible improvements to the well-being of the global population, particularly with respect to energy, transportation, buildings, manufacturing, and food and agriculture. Prior to executing the Merger Agreement, Broadscale’s efforts were limited to organizational activities, completion of the Broadscale Initial Public Offering and the evaluation of possible business combinations.

Initial Public Offering and Private Placement

The IPO Registration Statement for the Broadscale Initial Public Offering was declared effective on February 11, 2021. On February 17, 2021, we consummated the Broadscale Initial Public Offering of 34,500,000 Broadscale Units, which includes the full exercise by the underwriter of its over-allotment option in the amount of 4,500,000 Broadscale Units, at $10.00 per Broadscale Unit, generating gross proceeds of $345,000,000.

Simultaneously with the closing of the Broadscale Initial Public Offering, we consummated the sale of 6,266,667 Broadscale Private Placement Warrants at a price of $1.50 per warrant in a private placement to the Sponsor generating gross proceeds of $9,400,000.

Following the closing of the Broadscale Initial Public Offering, an amount of $345,000,000 ($10.00 per Broadscale Unit) from the net proceeds of the sale of the Broadscale Units in the Broadscale Initial Public Offering and the sale of the Broadscale Private Placement Warrants was placed in a Trust Account and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act which invest only in direct U.S. government treasury obligations until the earlier of: (i) the consummation of a business combination or (ii) the distribution of the Trust Account.

Fair Market Value of Target Business

Our Existing Charter and the Nasdaq listing rules require that our initial business combination must be with one or more target businesses that together have an aggregate fair market value equal to at least 80% of the value of the trust account (excluding any deferred underwriting fees and taxes payable on the income earned on the trust account) at the time of our signing a definitive agreement in connection with our initial business combination (the “80% test”). As of November 30, 2021, the date of the execution of the Merger Agreement, the fair value of marketable securities held in the Trust Account was at least $345,016,654, and 80% thereof represents approximately $276,013,323. The Broadscale Board considered all of the factors described in “Proposal No. 1: The Business Combination Proposal —The Broadscale Board’s Reasons for the Merger” and the fact that the aggregate consideration for Voltus was the result of arm’s length negotiations with Broadscale. In deriving its valuation for the Voltus business, the Broadscale Board considered, among other factors, valuations and trading of publicly traded companies in similar and adjacent sectors, including comparing Voltus to other energy technology companies, including, (i) distributed solar, (ii) smart energy storage, (iii) U.S. electric vehicle charging, (iv) solar technology, (v) fuel cell and high growth data and analytics and next generation information technology optimization companies, on a revenue, revenue growth and gross profit multiple basis. As a result, the Broadscale Board concluded that the fair market value of the Voltus business was in excess of 80% of the assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust). In light of the financial background and experience of the members of Broadscale’s management team and the Broadscale Board, the Broadscale Board believes that the members of the management team and the Broadscale Board are qualified to determine whether the proposed Merger meets the 80% test.

Stockholder Approval of Merger and Redemptions

Under the Existing Charter, in connection with any proposed business combination, Broadscale is not required to seek stockholder approval of a business combination at a meeting called for such purpose unless the initial business combination would require stockholder approval under applicable law or stock exchange listing requirements or if we decide to hold a stockholder vote for business or other reasons. Asset acquisitions and stock purchases would not typically require stockholder approval while direct mergers with Broadscale where it does not survive and any transactions where Broadscale issues more than 20% of its outstanding shares of Broadscale Common Stock or seeks to amend its Existing Charter would require stockholder approval.

Pursuant to the terms of this transaction as described in “Broadscale Special Meeting”, Broadscale is seeking stockholder approval at a meeting called for such purpose at which the Broadscale Public Stockholders may seek to redeem their shares of Broadscale Class A Common Stock for cash, regardless of whether they vote for or against or abstain from voting on the proposed Merger, subject to the limitations described in this proxy statement/prospectus. Accordingly, in connection with the Merger, the Broadscale Public Stockholders may seek to redeem their shares of Broadscale Class A Common Stock for cash in accordance with the procedures set forth in this proxy statement/prospectus.

Broadscale will complete the Merger only if the required votes are received from Broadscale Stockholders at the Broadscale Special Meeting, assuming a quorum is present, vote in favor of the Condition Precedent Proposals. Approval of the Director Election Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Broadscale Class B Common Stock issued and outstanding on the Broadscale Record Date, voting separately as a class, assuming a quorum is present. Approval of the Charter Amendment Proposal requires the affirmative vote of (i) holders of a majority of the issued and outstanding shares of Broadscale Common Stock on the Broadscale Record Date, voting together as a single class, (ii) holders of a majority of the issued and outstanding shares of Broadscale Class A Common Stock on the Broadscale Record Date, voting separately as a class and (iii) holders of a majority of the issued and outstanding shares of Broadscale Class B Common Stock on the Broadscale Record Date, voting separately as a class, assuming a quorum is present. Approval of each of the Advisory Amendment Proposals requires the affirmative vote of holders of a majority of the issued and outstanding shares of Broadscale Common Stock on the Broadscale Record Date entitled to vote thereon at the Broadscale Special Meeting, voting together as a single class, assuming a quorum is present. Accordingly, assuming there is a quorum at the Broadscale Special Meeting, a Broadscale Stockholder’s failure to vote present in person or represented by proxy at the Broadscale Special Meeting, an abstention from voting with regard to the Business Combination Proposal, the Director Election Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal (if necessary) and a broker non-vote will have no effect on such proposals. An abstention from voting and a broker non-vote will have the same effect as a vote “AGAINST” the Charter Amendment Proposal and the Advisory Amendment Proposals. See “Broadscale Special Meeting” for more information.

A majority of the voting power of the issued and outstanding Broadscale Common Stock entitled to vote at the Broadscale Special Meeting must be present in person or represented by proxy at the Broadscale Special Meeting to constitute a quorum and in order to conduct business at the Broadscale Special Meeting. The Sponsor, as the holder of the Broadscale Founder Shares, currently owns approximately 20% of the issued and outstanding shares of Broadscale Common Stock, will count towards this quorum.

With respect to redemptions, holders of Broadscale Class B Common Stock may have different incentives than other Broadscale Stockholders with respect to the completion of any proposed business combination and/or the exercise of a right to redeem. In particular, holders of Broadscale Class B Common Stock are not entitled to participate in any redemption with respect to such stock. The value of the Broadscale Class B Common Stock is dependent on the consummation of the Merger. In the event the Merger, or any other business combination is not consummated, the Broadscale Class B Common Stock would be rendered valueless. Broadscale Public Stockholders, on the other hand, are entitled to exercise redemption rights and receive the value of their redeemed stock even if the Merger, or a different business combination, is not completed. Therefore, the interests of Broadscale Public Stockholders and holders of holders of Broadscale Class B Common Stock may not be aligned. Broadscale Public Stockholders should form their own independent views as to whether or not to redeem or whether or not to vote in favor of the Transaction Proposals.

Voting Restrictions in Connection with Stockholder Meeting

Pursuant to the terms of the Sponsor Letter Agreement entered into by and among Voltus, Broadscale and the Sponsor, the Sponsor, solely in its capacity as a Broadscale Stockholder, has agreed to vote all of its Broadscale Common Stock in favor of the Merger. Pursuant to the terms of the Sponsor Letter Agreement, the Sponsor also agreed to vote any Broadscale Founder Shares held by it and any other shares of Broadscale Common Stock purchased during or after the Broadscale Initial Public Offering in favor of all of the Transaction Proposals set forth in this proxy statement/prospectus. See “Proposal No. 1: The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” for more information. The Sponsor owns approximately 20% of the outstanding Broadscale Common Stock entitled to vote thereon. The quorum and voting thresholds at the Broadscale Special Meeting and the Sponsor Letter Agreement may make it more likely that Broadscale will consummate the Merger. In addition, pursuant to the terms of the Sponsor Letter Agreement, the Sponsor, solely in its capacity as a Broadscale Stockholder, has agreed to waive its redemption rights with respect to any shares of Broadscale Common Stock it may hold in connection with the completion of the Merger.

Liquidation if No Initial Business Combination

The Sponsor and our officers and directors have agreed that we will have until the Liquidation Date to complete our initial business combination. If we are unable to complete our business combination within such 24-month period from the closing of the Broadscale Initial Public Offering, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the shares of Broadscale Class A Common Stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding shares of Broadscale Class A Common Stock, which redemption will completely extinguish Broadscale Public Stockholders’ rights as Broadscale Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining Broadscale Stockholders and the Broadscale Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our business combination within the 24-month time period.

The Sponsor, our officers and our directors entered into a letter agreement, dated as of February 11, 2021 (the “Letter Agreement”), with Broadscale (as amended by the Sponsor Letter Agreement), pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Broadscale Founder Shares held by them if we fail to complete our initial business combination within 24 months from the closing of the Broadscale Initial Public Offering. However, if the Sponsor or our officers and directors acquired shares of Broadscale Class A Common Stock in or after the Broadscale Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such shares of Broadscale Class A Common Stock if we fail to complete our initial business combination before the Liquidation Date.

The Sponsor and our officers and directors have agreed, pursuant to the Letter Agreement, that they will not propose any amendment to the Existing Charter (i) that would modify the substance or timing of our obligation to redeem 100% of our shares of Broadscale Class A Common Stock if we do not complete our initial business combination within 24 months from the closing of the Broadscale Initial Public Offering or (ii) with respect to any other provision relating to Broadscale Stockholders’ rights or pre-initial business combination activity, unless we provide Broadscale Public Stockholders with the opportunity to redeem their shares of Broadscale Class A Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes divided by the number of then outstanding shares of Broadscale Class A Common Stock. However, we may not redeem our shares of Broadscale Class A Common Stock in an amount that would cause our net tangible assets to be less than $5,000,001 (so that we are not subject to the SEC’s “penny stock” rules).

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $800,493 (as of September 30, 2021) of proceeds held outside the Trust Account, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay franchise and income taxes on interest income earned on the Trust Account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of the Broadscale Initial Public Offering and the sale of the Broadscale Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by Broadscale Stockholders upon our dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of the Broadscale Public Stockholders. We cannot assure you that the actual per-share redemption amount received by Broadscale Stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to Broadscale Stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Broadscale Public Stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver.

In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. The Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a definitive agreement for a business combination, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay our franchise and income taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under our indemnity of the underwriters of the Broadscale Initial Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether the Sponsor has sufficient funds to satisfy its indemnification obligation. We have not asked the Sponsor to reserve for such eventuality. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your shares of Broadscale Class A Common Stock. None of our other directors or officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in the value of the trust assets, in each case net of the amount of interest which may be withdrawn to pay our franchise and income taxes, and the Sponsor asserts that it is unable to satisfy its indemnification obligation or that it has no indemnification obligation related to a particular claim, our independent directors would determine whether to take legal action against the Sponsor to enforce his indemnification obligation. While we currently expect that our independent directors would take legal action on our behalf against the Sponsor to enforce his indemnification obligation to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. We have not asked the Sponsor to reserve for such indemnification obligation and we cannot assure you that it would be able to satisfy that obligation. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.00 per public share.

We seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent auditors), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under our indemnity of the underwriters of the Broadscale Initial Public Offering against certain liabilities, including liabilities under the Securities Act. We have access to approximately $345,050,341 (as of March 31, 2022) from the proceeds of the Broadscale Initial Public Offering with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, the Broadscale Stockholders who received funds from the Trust Account could be liable for claims made by creditors.

Under the DGCL, Broadscale Stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to the Broadscale Public Stockholders upon the redemption of our shares of Broadscale Class A Common Stock in the event we do not complete our business combination within 24 months from the closing of the Broadscale Initial Public Offering may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Sections 280 and 281(a) of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to Broadscale Stockholders, any liability of Broadscale Stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. Furthermore, if the pro rata portion of our Trust Account distributed to the Broadscale Public Stockholders upon the redemption of our shares of Broadscale Class A Common Stock in the event we do not complete our business combination by the Liquidation Date, is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If we are unable to complete our business combination by the Liquidation Date, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the shares of Broadscale Class A Common Stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding shares of Broadscale Class A Common Stock, which redemption will completely extinguish the Broadscale Public Stockholders’ rights as Broadscale Stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining Broadscale Stockholders and the Broadscale Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our shares of Broadscale Class A Common Stock as soon as reasonably possible following the Liquidation Date and, therefore, we do not intend to comply with those procedures. As such, Broadscale Stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of Broadscale Stockholders may extend well beyond the third anniversary of such date.

Because we do not anticipate complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. As described above, pursuant to the indemnity obligation contained in our underwriting agreement, we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood of any claim that would result in any liability extending to the Trust Account is remote. Further, the Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay our franchise and income taxes and will not be liable as to any claims under our indemnity of the underwriters of the Broadscale Initial Public Offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of Broadscale Stockholders. To the extent any bankruptcy claims deplete the Trust Account, we cannot assure you we will be able to return $10.00 per share to the Broadscale Public Stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by Broadscale Stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Broadscale Stockholders. Furthermore, the Broadscale Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and Broadscale to claims of punitive damages, by paying the Broadscale Public Stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

The Broadscale Public Stockholders are entitled to receive funds from the Trust Account only in the event of the redemption of our shares of Broadscale Class A Common Stock if we do not complete our business combination by the Liquidation Date or if they redeem their respective shares for cash upon the completion of the initial business combination. In no other circumstances will a Broadscale Stockholder have any right or interest of any kind to or in the Trust Account. A Broadscale Stockholder’s voting in connection with the Merger alone will not result in a Broadscale Stockholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such Broadscale Stockholder must have also exercised its redemption rights as described above. See “Broadscale Special Meeting — Redemption Rights” for a description of certain requirements with respect to the exercise of redemption rights.

Facilities

Our executive offices are located at 1845 Walnut Street, Suite 1111, Philadelphia, PA 19103. The cost for our use of this space is included in the $20,000 per month fee we pay the Sponsor for office space, utilities, secretarial support and administrative services. We consider our current office space adequate for our current operations.

Upon the Closing, the principal executive offices of Broadscale will be those of Voltus, at which time nothing more will be paid to such affiliate of the Sponsor.

Employees and Human Capital

We currently have three officers. These individuals are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the initial business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.

Periodic Reporting and Financial Information

We have registered the Broadscale Units, Broadscale Class A Common Stock and Broadscale Warrants under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports will contain financial statements audited and reported on by our independent registered public accountants. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

Legal Proceedings

Broadscale has received two demands from putative stockholders of Broadscale dated February 9, 2022 and March 16, 2022 (together, the “Demands”) alleging that this proxy statement/prospectus omits material information concerning the Merger. The Demands seek the issuance of corrective disclosures in an amendment or supplement to this proxy statement/prospectus.

MANAGEMENT OF BROADSCALE

Directors and Executive Officers

The table below lists Broadscale’s executive officers and directors as of July 1, 2022. Concurrently with the Closing, Broadscale’s executive officers and directors will resign from their respective positions at Broadscale.

Name	Age	Title
Andrew L. Shapiro	54	Chairman of the Board of Directors and Chief Executive Officer
Edward E. Cohen	83	Vice Chairman of the Board of Directors
John P. Hanna	41	Chief Financial Officer and Head of Acquisitions
Jeffrey F. Brotman	59	Chief Legal Officer and Secretary
Georgia Levenson Keohane	50	Director
Alexander Karsner	55	Director
Lisa Coca	53	Director

Andrew L. Shapiro has been the Broadscale Board’s Chairman and Chief Executive Officer since December 2020. Mr. Shapiro is the Founder and Managing Partner of the Broadscale Group LLC (the “Broadscale Group”), an investment firm that he founded in 2012 that works with leading corporations, family offices, and other strategic partners to invest in and commercialize the most promising market-ready innovations focused on clean energy, advanced transportation, and sustainable technologies generally. Prior to founding the Broadscale Group, Mr. Shapiro built and led GreenOrder from 2000 to 2011, a strategic advisory firm that worked with more than 100 enterprises to make energy and environmental innovation a source of competitive advantage, including multi-year engagements with BP, GE, General Motors, and other industry leaders. In 2008, Mr. Shapiro and his partners sold GreenOrder to LRN, a global advisory and solutions firm, and he continued to lead the firm through 2011. Since 2016, Mr. Shapiro has served on the board of directors of Audigent (d/b/a Predictive Pop, Inc.), a data technology company that helps creators monetize their audience while protecting user privacy, and, since 2015 Tougas Oilfield Solutions, a specialty chemical company that makes oil and gas operations more sustainable. He has recently served as an advisor to Obvious Ventures, Yale’s Center for Business and the Environment, and The Climate Group. He is also a founding board member of The Clean Fight, a non-profit accelerator funded by the New York State Energy Research and Development Authority (NYSERDA), that helps growth-stage clean energy companies obtain scale in New York. Before that, from 2014 to 2018, Mr. Shapiro served on the board of directors of electric vehicle charging company Blink Charging (Nasdaq: BLNK); he served from 2015 to 2019 as a Board Observer at Akerna Corporation (Nasdaq: KERN), which became a public company through a SPAC merger in 2019; and he has previously served as an advisor to many startups, including Honest Buildings (sold to Procore) and Meetup (sold to WeWork). Mr. Shapiro has been a visiting faculty member at Yale and Columbia and a fellow at Harvard and NYU. His articles have appeared in diverse publications, he has published two books that were released in multiple languages globally, and he has appeared on CNN, PBS, NBC’s Today Show, BBC, and NPR. Mr. Shapiro is a graduate of Brown University (Phi Beta Kappa, 1990) and Yale Law School (1995). We believe that Mr. Shapiro is qualified to serve as a director because of industry expertise and his experience as a board member of both public and private companies.

Edward E. Cohen has been the Vice Chairman of the Broadscale Board since December 2020. He has been the Co-Chairman of the board of directors of Osprey Technology Acquisition Corp. II, a newly formed blank check company, since March 2021. He also served as the Co-Chairman of the board of directors of BlackSky Holdings, Inc. (NYSE: BKSY) (formerly known as Osprey Technology Acquisition Corp.), from June 2019 to September 2021. From August 2018 to May 2020, he was Vice Chairman of Falcon Minerals Corporation (Nasdaq: FLMN), formerly Osprey Energy Acquisition Corp., and before that was Executive Chairman of Osprey Energy Acquisition Corp. from April 2017 to August 2018. Mr. Cohen has served as Chairman of HEPCO Capital Management, LLC, a private investment firm making control investments in middle market companies and real estate, since its formation in September 2016. Mr. Cohen was Chief Executive Officer of Atlas Energy Group, LLC from February 2015 to May 2020, having also served as Chairman since February 2012. He was Chairman of the board of directors and Chief Executive Officer of the general partner of Atlas Growth Partners, L.P. from its inception in 2013 until 2020. Mr. Cohen served as Chairman of Titan Energy, LLC from 2016 to 2020, and from August 2015 to September 2016, was Executive Chairman of Atlas Resource Partners, L.P., which filed a voluntary pre-packaged plan under Chapter 11 in July 2016, emerging from Chapter 11 as Titan Energy, LLC in September 2016 after confirmation of its plan. In addition, Mr. Cohen was: a director of Resource America, Inc. (formerly a publicly traded specialized asset management company) from 1988 until September 2016 and Chairman of its board of directors from 1990 until September 2016; and Chairman of the board of Resource Capital Corp., now known as ACRES Commercial Realty Capital Corp. (NYSE: ACR) (a real estate investment trust) from its formation in 2005 until November 2009 and served on its board until September 2016. We believe that Mr. Cohen’s extensive experience enables him to provide valuable perspective and provides Broadscale with decisive and effective leadership. Mr. Cohen’s experience in founding, operating and managing public and private companies of varying size and complexity, and his extensive experience in the areas of finance, strategy and mergers and acquisitions enable him to provide valuable expertise to us.

John P. Hanna has been Broadscale’s Chief Financial Officer since December 2020. Since July 2018, Mr. Hanna has served as a Partner of HEPCO focused on private investing across multiple industries, including those focused on ESG. HEPCO is a private investment firm making control investments in middle market companies and real estate. From July 2018 thru May 2020, he also served as the President and Director of Atlas Growth Partners GP, LLC, the general partner of Atlas Growth Partners, L.P., an independent developer and producer of natural gas, crude oil and natural gas liquids with operations primarily focused in the Eagle Ford Shale in south Texas. From April 2010 to July 2018, Mr. Hanna worked at Deutsche Bank in energy investment banking, where he most recently served as the co-head of the Houston office. Prior to joining Deutsche Bank, from July 2001 to March 2010, he worked at UBS in the Mergers & Acquisitions Group focused on the energy industry. Mr. Hanna has accumulated financial, business, operational and energy experience which Broadscale believes is a great asset to it. Mr. Hanna is able to draw upon his experience in capital markets and corporate finance transactions to guide Broadscale to Broadscale’s business combination transaction. Mr. Hanna received his Bachelor of Arts in Economics from Boston College.

Jeffrey F. Brotman has been Broadscale’s Chief Legal Officer and Secretary since December 2020. He has been the Chief Financial Officer, Chief Legal Officer and Secretary of Osprey Technology Acquisition Corp. II since September 2020. He has been the Chief Legal Officer and Secretary of Falcon Minerals Corporation (Nasdaq: FLMN), formerly Osprey Energy Acquisition Corp., since April 2017 and served as its Chief Financial Officer from April 2017 to June 2019. He served as the Chief Financial Officer, Chief Legal Officer and Secretary of BlackSky Holdings, Inc. (NYSE: BKSY) (formerly known as Osprey Technology Acquisition Corp.), from June 2019 until September 2021. Mr. Brotman has been Vice Chairman and Chief Operating Officer of HEPCO since its formation in September 2016. HEPCO is a private investment firm making control investments in middle market companies and real estate. Mr. Brotman was Chief Operating Officer and Executive Vice President at Resource America, Inc., formerly a publicly traded asset manager investing in real estate, financial services and credit until its sale to C-III Capital Partners in September 2016. He joined Resource America in 2007, and while at Resource America also served as Executive Vice President of Resource Capital Corp., now known as ACRES Commercial Realty Corp., a publicly-traded real estate investment trust, Chairman of the board of directors of Primary Capital Mortgage, Director of Leaf Commercial Capital and sat on various investment committees across all product lines. Mr. Brotman was the President and Chief Executive Officer of Access to Money, Inc. (formerly known as TRM Corp.), a non-bank ATM operator, from March 2006 to June 2007, and served as the Chairman of its board of directors from September 2006 through September 2008. Mr. Brotman was a co-founder, and served as Managing Member, of Ledgewood, PC, a Philadelphia based business law firm, from June 1992 to March 2006, and was of counsel until June 2007. He was a Trustee of Resource Real Estate Diversified Income Fund from its inception in March 2013 until September 2016. He has been an adjunct Professor of Law at the University of Pennsylvania Law School since 1990, where he has taught courses in accounting and lending transactions. He is also a Certified Public Accountant (currently inactive) and a licensed Real Estate Broker.

Independent Directors

Georgia Levenson Keohane has served as an independent director of Broadscale since February 2021. Ms. Keohane is currently self-employed as a consultant and senior advisor to CEOs, boards of directors, leadership teams and investors on responsible investing, ESG, sustainability and inclusive growth. She has also been, since 2013, a professor of social enterprise at Columbia Business School. From 2018 to 2019, Ms. Keohane was the head of the ESG practice at Navab Capital Partners, a private equity firm, and served as the President of the Navab Capital Partners Foundation, the firm’s corporate philanthropy, focused on economic opportunity and mobility. Before that, from 2016 to 2018, she was Executive Director of the Pershing Square Foundation, a family foundation that supports exceptional leaders and innovative organizations that tackle important social issues. She is currently a Senior Fellow at New America, a think tank where she directed its Profits & Purpose program from 2014 to 2016. From 2011 to 2014, Ms. Keohane was a fellow at the Roosevelt Institute, where she worked on a range of issues in economic policy, including poverty and inequality, employment and job growth, social entrepreneurship and the role of firms in society. She also speaks and writes regularly on social and economic policy, and the role of business in society, and is the author of two award-winning books. Ms. Keohane holds a B.A. from Yale University, an M.B.A. from Harvard Business School, and an M.Sc. from London School of Economics, where she was a Fulbright Scholar. We believe that Ms. Keohane’s decades of leadership experience at the intersection of capital markets, responsible investing, and business, philanthropy and public policy is invaluable to Broadscale in its search for, and structuring, its initial business combination.

Alexander “Andy” Karsner has served as an independent director of Broadscale since February 2021. Mr. Karsner is a long-time technology and energy development executive and policymaker. He has served as Senior Strategist at X, the innovation lab of Alphabet Inc. He is also Executive Chairman of Elemental Labs, which pursues market transformation through nature-based solutions, and, since 2008, has been a director of Applied Materials, Inc. (Nasdaq: AMAT), a global company that provides manufacturing equipment, services and software to the semiconductor, display and related industries. Mr. Karsner most recently served as Managing Partner of Emerson Collective, an investment platform funding non-profit, philanthropic and for-profit portfolios advancing education, immigration, the environment and other social innovation initiatives, from January 2016 to July 2019. Prior to this, Mr. Karsner has been Founder and CEO of Manifest Energy Inc., an energy technology development and investment firm, since July 2009, and has served as its Executive Chairman since January 2013. From March 2006 to August 2008, he served as Assistant Secretary for Energy Efficiency and Renewable Energy at the U.S. Department of Energy, and exercised a diplomatic role as a principal in the UN Framework Convention on Climate Change. From August 2002 to March 2006, Mr. Karsner was Founder and Managing Director of Enercorp, a private company involved in international project development, management and financing of energy infrastructure. Mr. Karsner has also worked with Tondu Energy Systems of Texas, Wartsila Power Development of Finland and other multi-national energy firms and developers. He is a Precourt Energy Scholar at Stanford University’s School of Civil and Environmental Engineering, and serves on Advisory Boards of MIT Medialab, and the Polsky Center for Entrepreneurship at the University of Chicago’s Booth School of Business. Mr. Karsner served as a member of the board of directors of Codexis, Inc. from 2009 to 2014, as well as Argonne National Laboratory, and was previously an Associate of the Harvard Kennedy School. He presently is on the board of Conservation International and director emeritus of the National Marine Sanctuaries Foundation. He is a Life Member of the Council of Foreign Relations and the Trilateral Commission, Distinguished Fellow of the Council on Competitiveness and a Henry Crown Fellow of the Aspen Institute. We believe that Mr. Karsner’s expertise in environment and sustainability, along with strategy and innovation, is an important tool as we explore opportunities for our initial business combination.

Lisa Coca has served as an independent director of Broadscale since February 2021. Ms. Coca has been a Managing Director and Entrepreneur-in-Residence with Intel Corporation’s Emerging Growth & Incubations Division since December 2019, where she leads teams responsible for creating disruptive new businesses. From January 2012 through April 2019, she worked at GE Ventures, where she was responsible for launching and leading the Enterprise Software Investment practice as well as the EDGE program, a platform for portfolio companies to leverage the global scale, expertise, and resources of GE. From 2008 through 2011, she served as the Global Sustainability and Ecomagination Leader for GE Real Estate where she launched a program to leverage technology and operating best practices to reduce the environmental impact of its assets and improve financial performance. From 2005 through 2007, she was a Managing Director in GE Real Estate’s Commercial Initiatives Group where she collaborated with regional P&Ls to explore, develop, structure, and launch new investment opportunities. From 1998 through 2003, Ms. Coca was a Director of Sales & Distribution at GE Real Estate where she managed distribution and investor relations for the real estate mezzanine debt and real estate opportunity funds. Ms. Coca graduated from the Wharton School at the University of Pennsylvania with Honors, and earned an MBA from the Stanford Graduate School of Business. We believe that Ms. Coca’s considerable experience in technology and disruptive technologies makes her an important part of Broadscale’s management team.

Broadscale also utilizes the services of its Senior Operating Partner, Dan Leff. Mr. Leff is expected to serve on the New Voltus Board. See “Management of New Voltus After the Merger — Directors and Executive Officers” for more information.

Management Compensation

None of Broadscale’s employees, executive officers or directors has received any compensation (cash or non-cash) for services rendered, other than as described herein, and none of Broadscale’s executives or officers beneficially owns any outstanding equity of Broadscale (other than as described herein). We will not pay compensation of any kind, including finder’s and consulting fees, to holders of Broadscale Founder Shares, executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the consummation of an initial business combination other than (i) repayment of loans made to Broadscale by the Sponsor to cover the Broadscale Initial

Public Offering related and organization expenses, (ii) repayment of loans that the Sponsor, members of Broadscale’s management team or any of their respective affiliates or other third parties may make to finance transaction costs in connection with an intended initial business combination (provided that if we do not consummate an initial business combination, we may use working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from the Trust Account may be used for such repayment), (iii) payments to the Sponsor of a total of $20,000 per month for office space, utilities, secretarial support and administrative services, and (iv) to reimburse for any out-of-pocket expenses related to identifying, investigation and completing an initial business combination. Our audit committee reviews on a quarterly basis all payments that were made to the Sponsor, officers, directors or Broadscale’s or any of their affiliates. As compensation for their service on the Broadscale Board, Broadscale’s independent directors — Mmes. Keohane and Coca and Mr. Karsner — each received a membership interest in the Sponsor that has an allocation of 30,000 shares of the 8,625,000 Broadscale Founder Shares owned by the Sponsor.

After the consummation of the Merger, directors or members of Broadscale’s management team, if any, who remain in one of those capacities may be paid director, consulting, management or other fees from the combined company with any and all amounts being fully disclosed to Broadscale Stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to Broadscale Stockholders in connection with a proposed business combination.

Any compensation to be paid to Broadscale’s executive officers is determined by a compensation committee constituted solely by independent directors.

Broadscale does not intend to take any action to ensure that members of Broadscale’s management team will maintain their positions with Broadscale after the Merger, although it is possible that some or all of Broadscale’s executive officers and directors may negotiate employment or consulting arrangements to remain with Broadscale after the initial business combination. The existence or terms of any such employment or consulting arrangements may influence Broadscale’s management’s motivation in identifying or selecting a target business although Broadscale does not believe that the ability of Broadscale’s management to remain with Broadscale after the consummation of an initial business combination will be a determining factor in Broadscale’s decision to proceed with any potential business combination. Broadscale is not party to any agreements with Broadscale’s executive officers and directors that provide for benefits upon termination of employment.

Compensation Committee Interlocks and Insider Participation

None of Broadscale’s executive officers currently serves and in the past year has not served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Broadscale Board, except that Mr. Edward E. Cohen serves as a director of Broadscale and Mr. Jeffrey F. Brotman serves as an executive officer of Broadscale, and each have served in the past year as executive officers and/or directors (as applicable) of BlackSky Holdings, Inc. (formerly known as Osprey Technology Acquisition Corp.) and Osprey Technology Acquisition Corp. II.

BROADSCALE’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Broadscale’s financial condition and results of operations should be read in conjunction with Broadscale’s financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion, including, but not limited to, those factors described under the heading “Risk Factors” and the analysis set forth below includes forward-looking statements that involve risks and uncertainties. Unless the context otherwise requires, all references in this section to “we”, “us”, “our”, and “the Company” are intended to mean the business and operations of Broadscale.

Overview

We are a blank check company originally incorporated in Delaware as a blank check company on November 5, 2020. Broadscale was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (each of the foregoing, a “business combination”).

In March 2020, the COVID-19 outbreak was declared a National Public Health Emergency that continues to spread throughout the world and has adversely impacted global activity and contributed to significant declines and volatility in financial markets. The outbreak could have a continued material adverse impact on economic and market conditions and trigger a period of global economic slowdown. The rapid development and fluidity of this situation precludes any prediction as to the ultimate material adverse impact of the coronavirus outbreak. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. Nevertheless, the outbreak presents uncertainty and risk with respect to Broadscale and its ability to successfully complete a business combination.

We have neither engaged in any operations nor generated any operating revenues to date and do not expect to generate operating revenues until consummation of an initial business combination at the earliest. Our only activities from inception to the date of this proxy statement/prospectus were organizational activities, those necessary to prepare for the Broadscale Initial Public Offering, identifying a target for our initial business combination, and activities in connection with the proposed business combination with Voltus. We do not expect to generate any operating revenues until after the completion of our initial business combination. We generate non-operating income in the form of interest income on marketable securities held after the Broadscale Initial Public Offering. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

The IPO Registration Statement for the Broadscale Initial Public Offering was declared effective on February 11, 2021. On February 17, 2021, we consummated the Broadscale Initial Public Offering of 34,500,000 Broadscale Units, which includes the full exercise by the underwriter of its over-allotment option in the amount of 4,500,000 Broadscale Units, at $10.00 per Broadscale Unit, generating gross proceeds of $345,000,000.

Simultaneously with the closing of the Broadscale Initial Public Offering, we consummated the sale of the 6,266,667 Broadscale Private Placement Warrants at a price of $1.50 per Broadscale Private Placement Warrant in a private placement to the Sponsor generating gross proceeds of $9,400,000.

Transaction costs amounted to $19,416,464, consisting of $6,900,000 in cash underwriting fees, $12,075,000 in deferred underwriting fees, and $441,464 of other offering costs.

Following the closing of the Broadscale Initial Public Offering on February 17, 2021 including the full exercise of the underwriters’ over-allotment option, an amount of $345,000,000 ($10.00 per Broadscale Unit) from the net proceeds of the sale of the Broadscale Units in the Broadscale Initial Public Offering and the sale of the Broadscale Private Placement Warrants was placed in the Trust Account, located in the United States and to be invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a business combination and (ii) the distribution of the funds held in the Trust Account, as described below.

Our management has broad discretion with respect to the specific application of the net proceeds of the Broadscale Initial Public Offering and the sale of the Broadscale Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination. There is no assurance we will be able to complete a business combination successfully. We must complete one or more initial business combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a business combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that we will be able to complete a business combination successfully.

We will have until the Liquidation Date to complete a business combination (the “Combination Period”). If the we have not completed a business combination within the Combination Period, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the shares of Broadscale Class A Common Stock, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding shares of Broadscale Class A Common Stock, which redemption will completely extinguish Broadscale Public Stockholders’ rights as Broadscale Stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining Broadscale Stockholders and the Broadscale Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Broadscale Warrants, which will expire worthless if we fail to complete a business combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Broadscale Founder Shares if the we fail to complete a business combination within the Combination Period. However, if the Sponsor acquires shares of Broadscale Class A Common Stock in or after the Broadscale Initial Public Offering, such shares of Broadscale Class A Common Stock will be entitled to liquidating distributions from the Trust Account if we fail to complete a business combination within the Combination Period. Morgan Stanley as the underwriter of the Broadscale Initial Public Offering has agreed to waive its rights to its deferred underwriting commission held in the Trust Account in the event we do not complete a business combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the shares of Broadscale Class A Common Stock. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Broadscale Initial Public Offering price per Broadscale Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per share of Broadscale Class A Common Stock and (ii) the actual amount per share of Broadscale Class A Common Stock held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share of Broadscale Class A Common Stock due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account nor will it apply to any claims under our indemnity of Morgan Stanley as the underwriter of the Broadscale Initial Public Offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. We will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for our independent registered public accounting firm), prospective target businesses and other entities with which we do business, execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Recent Developments

We have evaluated subsequent events and transactions that occurred after March 31, 2022 up to the date on which this proxy statement/prospectus is filed. Based upon this review, we did not identify any subsequent events that would have been required to be disclosed other than the proposed business combination with Voltus described in this proxy statement/prospectus.

Results of Operations (As Restated)

We have neither engaged in any operations nor generated any revenues to date. Our only activities from November 5, 2020 (inception) through March 31, 2022 were organizational activities, those necessary to prepare for the Broadscale Initial Public Offering, described below, and identifying a target company for a business combination, and activities in connection with the proposed business combination with Voltus. We do not expect to generate any operating revenues until after the completion of our business combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

As a result of the restatement described in “Note 2. Restatement of Previously Issued Financial Statements” of the notes to the financial statements included herein, we classify both the Broadscale Public Warrants and Broadscale Private Placement Warrants issued in connection with the Broadscale Initial Public Offering as liabilities at their fair value and adjust the warrant instrument to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations.

For the three months ended March 31, 2022, we had net income of $3,273,052, which consists of a change in fair value of warrant liabilities of $5,030,405 and interest income on marketable securities held in the Trust Account of $30,757, partially offset by general and administrative expenses of $1,788,110.

For the year ended December 31, 2021, we had net income of $6,339,281, which consists of a change in fair value of warrant liabilities of $10,944,826 and interest income on marketable securities held in the Trust Account of $31,251, partially offset by general and administrative expenses of $4,636,796.

For the period from November 5, 2020 (inception) through December 31, 2020, we had net loss of $1,000, which consists of operation and formation costs.

Liquidity and Capital Resources

On February 17, 2021, we consummated the Broadscale Initial Public Offering of 34,500,000 Broadscale Units, which includes the full exercise by the underwriter of its over-allotment option in the amount of 4,500,000 Broadscale Units, at $10.00 per Broadscale Unit, generating gross proceeds of $345,000,000. Simultaneously with the closing of the Broadscale Initial Public Offering, we consummated the sale of 6,266,667 Broadscale Private Placement Warrants at a price of $1.50 per Broadscale Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds of $9,400,000.

For the three months ended March 31, 2022, cash used in operating activities was $391,380. Net income of $3,273,052 was affected by the change in fair value of warrant liabilities of $5,030,405, and interest earned on investments held in the Trust Account of $30,757. Changes in operating assets and liabilities provided $1,396,730 of cash for operating activities.

For the year ended December 31, 2021, cash used in operating activities was $1,581,772. Net income of $6,339,281 was affected by the change in fair value of warrant liabilities of $10,994,826, transaction costs allocable to warrant liabilities of $882,336 and interest earned on marketable securities held in the Trust Account of $31,251. Changes in operating assets and liabilities provided $2,172,688 of cash for operating activities.

As of March 31, 2022, we had investments held in the Trust Account of $345,050,341. Interest income on the balance in the Trust Account may be used by us to pay franchise and income taxes. Through March 31, 2022, $11,667 was withdrawn from the Trust Account to pay taxes.

As of December 31, 2021, we had investments held in the Trust Account of $345,019,584. Interest income on the balance in the Trust Account may be used by us to pay franchise and income taxes. Through December 31, 2021, $11,667 was withdrawn from the Trust Account to pay taxes.

For the three months ended March 31, 2022, we had $122,051 in cash and working capital deficit of approximately $3.4 million.

For the year ended December 31, 2020, we had $25,000 in cash and working capital deficit of $40,331.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less franchise and income taxes payable), to complete our business combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of March 31, 2022, we had $122,051 of cash held outside of the Trust Account.

As of December 31, 2021, we had $513,431 of cash held outside of the Trust Account.

We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a business combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a business combination, the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a business combination, we would repay such loaned amounts. In the event that a business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $2,000,000 of such loans may be convertible into warrants of the post-business combination entity at a price of $1.50 per warrant. The Broadscale Units would be identical to the Broadscale Private Placement Warrants.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our business combination. Moreover, we may need to obtain additional financing either to complete our business combination or because we become obligated to redeem a significant number of the shares of Broadscale Class A Common Stock upon consummation of our business combination, in which case we may issue additional securities or incur debt in connection with such business combination.

Going Concern

We have until the Liquidation Date to consummate a business combination. It is uncertain that we will be able to consummate a business combination by this time. If a business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution. Management has determined that the mandatory liquidation, should a business combination not occur, and potential subsequent dissolution raises substantial doubt about our ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after the Liquidation Date.

Related Party Transactions

See “Certain Relationships and Related Party Transactions” for a description of Broadscale’s related party transactions.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Warrant Liability

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815. The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the Broadscale Warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the Broadscale Warrants meet all of the requirements for equity classification under ASC 815, including whether the Broadscale Warrants are indexed to the Company’s own common shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the Broadscale Warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the Broadscale Warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the Broadscale Warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the Broadscale Warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the Broadscale Warrants was initially estimated using a binomial lattice model (see “Note 11. Fair Value Measurements” in the “Notes to Financial Statements”). For periods subsequent to the detachment of the Broadscale Public Warrants from the Broadscale Units, the closing price of the Broadscale Public Warrant price was used as the fair value of the Broadscale Warrants as of each relevant date. The subsequent measurements and fair value of the Broadscale Private Placement Warrants after the detachment of the Broadscale Public Warrants was based on the closing price of the Broadscale Public Warrants.

Broadscale Class A Common Stock Subject to Possible Redemption

We account for Broadscale Class A Common Stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Broadscale Class A Common Stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Broadscale Class A Common Stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, Broadscale Class A Common Stock subject to possible redemption is presented as temporary equity, outside of the stockholders’ equity section of our balance sheets.

Net Income (Loss) Per Common Share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding during the period. We apply the two-class method in calculating earnings per share. Accretion associated with the redeemable shares of Broadscale Class A Common Stock is excluded from earnings per share as the redemption value approximates fair value.

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. We adopted ASU 2020-06 effective as of January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Broadscale management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2022. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Sponsor a monthly fee of $20,000 for office space, utilities, secretarial support and administrative services. We began incurring these fees on February 12, 2021 and will continue to incur these fees monthly until the earlier of the completion of the Merger and our liquidation.

In addition, we have an agreement to pay Morgan Stanley, as the underwriter of the Broadscale Initial Public Offering, a deferred fee of $12,075,000 in the aggregate (of which up to $3,450,000 may be paid to third parties that did not participate in the Broadscale Initial Public Offering in accordance with the terms of the Underwriting Agreement). The deferred fee will become payable to Morgan Stanley from the amounts held in the Trust Account solely in the event that the Company completes a business combination, subject to the terms of the Underwriting Agreement.

Quantitative and Qualitative Disclosures About Market Risk

As of March 31, 2022, we were not subject to any market or interest rate risk. Following the consummation of the Broadscale Initial Public Offering, the net proceeds of the Broadscale Initial Public Offering, including amounts in the Trust Account, have been invested in U.S. government treasury bills, notes or bonds with a maturity of 185 days or less or in certain money market funds that invest solely in U.S. treasuries. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding (i) the actual beneficial ownership of Broadscale Common Stock, as of June 15, 2022 (the “Ownership Date”), and (ii) the expected beneficial ownership of shares of New Voltus Common Stock immediately following the Closing as of the Ownership Date (assuming a “no redemption” scenario and assuming a “maximum redemption” scenario as described below) by:

(i)     each person who is known to be the beneficial owner of more than 5% of Broadscale Common Stock and is expected to be the beneficial owner of more than 5% of shares of New Voltus Common Stock post-Merger;

(ii)    each of Broadscale’s current executive officers and directors;

(iii)   each person who will become an executive officer or director of New Voltus post-Merger; and

(iv)   all executive officers and directors of Broadscale as a group pre-Merger, and all executive officers and directors of New Voltus post-Merger.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within sixty days of the Ownership Date.

The beneficial ownership of Broadscale Common Stock pre-Merger is based on 43,125,000 Broadscale Common Stock issued and outstanding as of the Ownership Date, which includes an aggregate of 34,500,000 Broadscale Class A Common Stock and 8,625,000 Broadscale Class B Common Stock issued and outstanding as of the Ownership Date.

The expected beneficial ownership of shares of New Voltus Common Stock post-Merger has been determined based upon the following:

(i)     a “no redemption” scenario where (i) no Broadscale Public Stockholders exercise their redemption rights in connection with the Merger, (ii) 10,000,000 shares of New Voltus Common Stock are issued to the PIPE Investors, and (iii) New Voltus issues 71,136,190 shares of New Voltus Common Stock to Voltus Equityholders; and

(ii)    a “maximum redemption” scenario where (i) 24,500,315 shares of Broadscale Class A Common Stock are redeemed for a pro rata share of the funds in the Trust Account in connection with the Merger, (ii) 10,000,000 shares of New Voltus Common Stock are issued to the PIPE Investors and (iii) New Voltus issues 71,136,190 shares of New Voltus Common Stock.

The beneficial ownership information below includes shares of New Voltus Common Stock issuable upon (i) exercise of Broadscale Public Warrants, (ii) exercise of Broadscale Private Placement Warrants and (iii) the receipt of any Earnout Shares. In each case, beneficial ownership figures given for New Voltus’s management team does not reflect any indirect pecuniary interests in New Voltus by way of ownership in Voltus.

Unless otherwise indicated, Broadscale believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Pre-Merger				Post-Merger
	Number of Shares(1)	% of Class A Common Stock	% of Class B Common Stock	% of Common Stock	Assuming No Redemptions		Assuming Maximum Redemption
					Number of Shares	%	Number of Shares	%
Name and Address of Beneficial Owner(2)
5% Holders Pre-Business Combination
Jonathan Z. Cohen(3)	8,625,000	—	100%	20%	8,860,750	7.1%	8,860,750	8.9%
Nokomis ESG Sponsor, LLC(4)	8,625,000	—	100%	20%	8,625,000	6.9%	8,625,000	8.7%
Vellar Opportunities Fund Master, Ltd(5)	2,700,000	7.8%	—	6.3%	2,700,000	2.2%	2,700,000	2.7%
Sculptor Capital LP(6)	2,286,879	6.6%	—	5.3%	2,286,879	1.8%	2,286,879	2.3%
Weiss Asset Management LP(7)	2,000,225	5.8%	—	4.6%	2,000,225	1.6%	2,000,225	1.9%
Directors and Executive Officers Pre-Merger
Andrew L. Shapiro	—	—	—	—	—	—	—	—
Edward E. Cohen(8)	—	—	—	—	719,000	*	719,000	*
John P. Hanna	—	—	—	—	—	—	—	—
Jeffrey F. Brotman(9)	—	—	—	—	245,750	*	245,750	*
Georgia Levenson Keohane	—	—	—	—	—	—	—	—
Alexander Karsner	—	—	—	—	—	—	—	—
Lisa Coca	—	—	—	—	—	—	—	—
All Broadscale directors and executive officers as a group (7 individuals)	—	—	—	—	729,000	*	729,000	*
5% Holders Post-Business Combination
NGP Energy Technology Partners III, LLC(10)	—	—	—	—	10,523,514	8.5%	10,523,514	10.5%
Prelude Fund, LP(11)	—	—	—	—	15,197,518	12.2%	15,197,518	15.2%
Salix Investments, LLC(12)	—	—	—	—	17,974,092	14.4%	17,974,092	18.0%
Directors and Executive Officers Post-Merger
Gregg Dixon(13)	—	—	—	—	21,297,336	17.1%	21,297,336	21.3%
Matthew Plante	—	—	—	—	8,601,820	6.9%	8,601,820	8.6%
Douglas Perrygo	—	—	—	—	686,794	*	686,794	*
Dana Guernsey(14)	—	—	—	—	1,600,808	1.3%	1,600,808	1.6%
Laurie Harrison(15)	—	—	—	—	252,527	*	252,527	*
Neil Lakin	—	—	—	—	2,348,789	1.9%	2,348,789	2.4%
Veery Maxwell	—	—	—	—	—	—	—	—
Tim Woodward(11)	—	—	—	—	15,197,518	12.2%	15,197,518	15.2%
Philip Deutch(10)	—	—	—	—	10,523,514	8.5%	10,523,514	10.5%
Selina Tobaccowala(16)	—	—	—	—	55,702	*	55,702	*
Ashley Johnson	—	—	—	—	—	—	—	—
Rajesh Atluru(17)	—	—	—	—	4,110,331	3.3%	4,110,331	4.1%
Dan Leff	—	—	—	—	—	—	—	—
All New Voltus directors and executive officers as a group (13 individuals)					82,649,230	66.4%	82,649,230	82.7%

____________

*        Less than 1%.

(1)      Prior to the Closing, holders of record of Broadscale Class A Common Stock and Broadscale Class B Common Stock are entitled to one vote for each share held on all matters to be voted on by the Broadscale Stockholders and vote together as a single class, except as required by law, provided that holders of Broadscale Class B Common Stock have the right to elect all of Broadscale’s directors prior to the Closing, and holders of the Broadscale Class A Common Stock are not entitled to vote on the election of directors during such time. Upon the Effective Time, (a) each of the then issued and outstanding Broadscale Class A Common Stock will convert automatically, on a one-for-one basis, into a share of New Voltus Common Stock and (b) each of the then issued and outstanding Broadscale Class B Common Stock will convert automatically, on a one-for-one basis, into a share of New Voltus Common Stock.

(2)      The business address of each of Broadscale’s current directors and executive officers is c/o Broadscale Acquisition Corp., 1845 Walnut Street, Suite 1111, Philadelphia, PA 19103. The business address of each director and executive officer of New Voltus is 2443 Fillmore Street, #380-3427, San Francisco, CA 94115.

(3)      Consists of (i) 235,750 shares of New Voltus Common Stock subscribed for by Mr. Jonathan Z. Cohen in the PIPE Investment and (ii) 8,625,000 shares of Broadscale Class B Common Stock held by the Sponsor. Mr. Jonathan Z. Cohen has sole voting and dispositive power with respect to the shares of New Voltus Common Stock subscribed for by Mr. Jonathan Z. Cohen in the PIPE Investment. Mr. Jonathan Z. Cohen is the manager of the Sponsor, and as such Mr. Jonathan Z. Cohen has voting and investment discretion with respect to the shares held by the Sponsor and may be deemed to beneficially own the shares held directly by the Sponsor. Mr. Jonathan Z. Cohen disclaims beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(4)      Consists of 8,625,000 shares of Broadscale Class B Common Stock held by the Sponsor. Mr. Jonathan Z. Cohen is the manager of the Sponsor, and as such Mr. Jonathan Z. Cohen has voting and investment discretion with respect to the shares held by the Sponsor and may be deemed to beneficially own the shares held directly by the Sponsor. Mr. Jonathan Z. Cohen disclaims beneficial ownership of the reported shares other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(5)      Based solely upon the Schedule 13G filed with the SEC on February 18, 2021 by the following persons: Vellar Opportunities Fund Master, Ltd., Cohen & Company Financial Management, LLC, Dekania Investors, LLC, Cohen & Company LLC, Cohen & Company Inc. and Daniel G. Cohen each of which shares voting and dispositive power with respect to the reported shares shown above. The business address of such parties is 3 Columbus Circle, Suite 2400, New York, New York 10019.

(6)      Based solely upon a Schedule 13G filed with the SEC on February 2, 2022, by the following persons: Sculptor Capital LP (“Sculptor”), Sculptor Capital II LP (“Sculptor-II”), Sculptor Capital Holding Corporation (“SCHC”), Sculptor Capital Holding II LLC (“SCHC-II”), Sculptor Capital Management, Inc. (“SCU”), Sculptor Master Fund, Ltd. (“SCMF”), Sculptor

          Special Funding, LP (“NRMD”), Sculptor Credit Opportunities Master Fund, Ltd. (“SCCO”), Sculptor SC II LP (“NJGC”) and Sculptor Enhanced Master Fund, Ltd. (“SCEN”) each of which shares voting and dispositive power with respect to certain of the reported shares shown above. The business address of each of Sculptor, Sculptor-II, SCHC, SCHC-II and SCU is 9 West 57 Street, 39 Floor, New York, NY 10019. The business address of each of SCMF, NRMD, SCEN and SCCO is c/o State Street (Cayman) Trust, Limited, 1 Nexus Way — Suite #5203, PO Box 896, Helicona Courtyard, Camana Bay, Grand Cayman, KY1-1103, Cayman. The business address of NJGC is c/o The Corporation Trust Company 1209 Orange Street, Wilmington, DE 19801.

(7)      Based solely upon the Schedule 13G filed with the SEC on February 4, 2022 by the following persons: Weiss Asset Management LP, WAM GP LLC and Andrew M. Weiss, PH.D. each of which shares voting and dispositive power with respect to the reported shares shown above. The business address of such parties is 222 Berkley St., 16th Floor, Boston, Massachusetts 02116.

(8)      Consists of (i) 235,750 shares of New Voltus Common Stock subscribed for by Mr. Edward E. Cohen in the PIPE Investment, (ii) 235,750 shares of New Voltus Common Stock subscribed for by the Edward E. Cohen Trust dated 10/7/99 (the “Cohen Trust”) in the PIPE Investment and (iii) 247,500 shares of New Voltus Common Stock subscribed for by the Arete Foundation in the PIPE Investment. Mr. E. Cohen has sole voting and dispositive power with respect to the shares of New Voltus Common Stock held in an individual capacity. Ms. Betsy Z. Cohen, the wife of Mr. E. Cohen, has shared voting and dispositive power with Mr. Jeffrey F. Brotman, each as trustee of the Cohen Trust, with respect to the shares held by the Cohen Trust. Mr. E. Cohen and Ms. Cohen have shared voting and dispositive power with respect to the shares held by the Arete Foundation. Mr. E. Cohen disclaims beneficial ownership of the reported shares held by the Cohen Trust other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(9)      Consists of (i) 10,000 shares of New Voltus Common Stock subscribed for by Mr. Brotman in the PIPE Investment and (ii) 235,750 shares of New Voltus Common Stock subscribed for by the Cohen Trust in the PIPE Investment. Mr. Brotman has sole voting and dispositive power with respect to the shares of New Voltus Common Stock subscribed for by Mr. Brotman. Mr. Brotman has shared voting and dispositive power with Ms. Cohen, each as trustee of the Cohen Trust, with respect to the shares of New Voltus Common Stock subscribed for by the Cohen Trust.

(10)    NGP Energy Technology Partners III, LLC is the record holder of the shares reported herein. Philip Deutch, Richard Covington, James Wallis and Sam Stoutner are the managers of NGP Energy Technology Partners III, LLC and may be deemed to have or share beneficial ownership of the shares held directly by NGP Energy Technology Partners III, LLC. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The address for NGP Energy Technology Partners III, LLC is 2850 N. Harwood Street, 19th Floor, Dallas, TX 75201.

(11)    Prelude Fund, LP is the record holder of the shares reported herein. Prelude Ventures LLC is the manager of Prelude Fund, LP and may be deemed to have beneficial ownership of the securities held directly by Prelude Fund, LP. Mark Cupta, Gabriel Kra and Tim Woodward are the managing directors of Prelude Ventures LLC and may be deemed to have or share beneficial ownership of the securities held directly by Prelude Fund LLC. Each such entity or person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. The address for Prelude Fund, LP is One Ferry Building, Suite 300, San Francisco, CA 94111.

(12)    Salix Investments, LLC is the record holder of the shares reported herein. Sam Walton is the beneficial owner of all the shares held by Salix Investments, LLC and serves as its sole manager. The address for Salix Investments, LLC is 110 NW 2nd Street, Suite 300 Bentonville, AR 72712.

(13)    Consists of (i) 21,197,336 shares of New Voltus Common Stock held by Mr. Dixon and received in connection with the Closing and (ii) 100,000 shares of New Voltus Common Stock subscribed for by Mr. Dixon in the PIPE Investment.

(14)    Consists of (i) 1,366,312 shares of New Voltus Common Stock held by Ms. Guernsey and received in connection with the Closing, (ii) 59,352 shares of New Voltus Common Stock held by Ms. Guernsey as Trustee of the Adrian Owen Guernsey Irrevocable Trust, (iii) 59,352 shares of New Voltus Common Stock held by Ms. Guernsey as Trustee of the Sasha Heather Guernsey Irrevocable Trust and (iv) 115,791 shares of New Voltus Common Stock issuable upon the exercise of options exercisable as of or within 60 days of June 15, 2022.

(15)    Consists of 252,527 shares of New Voltus Common Stock issuable upon the exercise of options exercisable as of or within 60 days of June 15, 2022.

(16)    Consists of 55,702 shares of New Voltus Common Stock issuable upon the exercise of options exercisable as of or within 60 days of June 15, 2022

(17)    Consists of (i) 386,749 shares of New Voltus Common Stock held by Rajesh Atluru & Melissa A. Buckley, CoTrustees of The Buckley Atluru Generation Skipping Trust and received in connection with the Closing, (ii) 2,273,583 shares of New Voltus Common Stock held by Activate Capital Partners II, LP (“Activate LP”) and received in connection with the Closing, (iii) 1,000,000 shares of New Voltus Common Stock and (iv) 450,000 warrants to purchase shares of New Voltus Common Stock , in each case, subscribed for by Activate LP in the PIPE Investment. ACP I GP, LP is the general partner of Activate LP, and Activate Capital GP, LLC is the general partner of ACP I GP, LP. The principal address of Activate LP is 50 California Street, Suite 680, San Francisco, California 94111.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

This section discusses the material components of the executive compensation program for Voltus’s executive officers who are named in the “2021 Summary Compensation Table” below. As an emerging growth company, Voltus complies with the executive compensation disclosure rules applicable to “smaller reporting companies,” as such term is defined in the rules promulgated under the Securities Act, which for 2021 require compensation disclosure for Voltus’s principal executive officer and two most highly compensated executive officers other than its principal executive officers. These three officers are referred to as Voltus’s “named executive officers.”

In 2021, Voltus’s named executive officers and their positions were as follows:

•        Gregg Dixon, Chief Executive Officer

•        Matthew Plante, President; and

•        Laurie Harrison, Chief Legal Officer and Secretary.

This discussion may contain forward-looking statements that are based on Voltus’s current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that Voltus adopts following the completion of this offering may differ materially from the currently planned programs summarized in this discussion.

2021 Summary Compensation Table

The following table sets forth information concerning the compensation of Voltus’s named executive officers for the year ended December 31, 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Gregg Dixon	2021	283,333	—		—	321,312	39,858(3)	644,503
Chief Executive Officer
Matthew Plante	2021	238,333	—		—	264,628	47,458(4)	545,419
President
Laurie Harrison(5)	2021	187,879	25,000	(6)	233,537	99,202	35,341(7)	580,959
Chief Legal Officer & Secretary

____________

(1)      Amounts reflect the full grant-date fair value of option awards granted during 2021 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. Information regarding the assumptions used to calculate the value of all option awards made to named executive officers is provided in “Note 2., Summary of Significant Accounting Policies” to Voltus’s consolidated financial statements included in this proxy statement/prospectus.

(2)      Amounts reflect annual performance bonuses paid to the named executive officers for 2021. Refer to “Narrative to Summary Compensation Table — 2021 Bonuses” below for additional information regarding Voltus’s 2021 bonus program.

(3)      Amount represents employer matching contributions under Voltus’s 401(k) plan ($11,600) and employer contributions made on behalf of Mr. Dixon for his participation in Voltus’s group medical, dental and vision plans ($28,258).

(4)      Amount represents (i) employer matching contributions under Voltus’s 401(k) plan ($11,600), (ii) employer contributions made on behalf of Mr. Plante for his participation in Voltus’s group medical, dental and vision plans ($30,858) and (iii) a payment to Mr. Plante for unused flexible spending account contributions during 2020 ($5,000).

(5)      Ms. Harrison served as a member of the Voltus Board from November 18, 2020 until March 8, 2021, when she commenced employment with Voltus as its Chief Legal Officer. The amounts shown include $187,879 in base salary earned for 2021 while an employee and $10,000 in director fees earned for 2021 prior to commencing employment.

(6)      Amount represents a signing bonus paid to Ms. Harrison in connection with her commencement of employment as Voltus’s Chief Legal Officer and Secretary as of March 8, 2021.

(7)      Amount represents (i) employer matching contributions under Voltus’s 401(k) plan ($11,600), (ii) employer contributions made on behalf of Ms. Harrison for her participation in Voltus’s group medical, dental and vision plans ($13,741) and (iii) $10,000 in director fees earned for 2021 prior to commencing employment.

NARRATIVE TO SUMMARY COMPENSATION TABLE

2021 Salaries

The named executive officers receive a base salary to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities.

In April 2021, the compensation committee of the Voltus Board engaged Compensia, Inc., or Compensia, an executive and director compensation advisory firm, to conduct a peer group analysis on Voltus’s executive and director compensation programs. As a result of the peer group analysis, in September 2021, the compensation committee recommended, and the full board approved, the following annual base salary adjustments:

•        Mr. Dixon’s annual base salary was increased from $250,000 to $350,000;

•        Mr. Plante’s annual base salary was increased from $200,000 to $300,000; and

•        Ms. Harrison’s annual base salary was increased from $200,000 to $275,000.

2021 Bonuses

Voltus maintained a performance-based cash bonus program for 2021 in which each of Voltus’s named executive officers participated. Bonuses under the program may be earned based on the achievement of certain corporate performance and individual performance goals approved by the Voltus Board, subject to the applicable executive’s continued employment through the payment date. Each named executive officer’s target bonus under the 2021 bonus program was expressed as a percentage of base salary, as follows: Mr. Dixon: 75%, Mr. Plante: 75% and Ms. Harrison: 50%. Ms. Harrison began participating in Voltus’s bonus program commencing in the third quarter of 2021 and only received a 2021 bonus for the portion of the year she was eligible.

Under Voltus’s bonus program, each named executive officer’s bonus was based on the attainment of the following performance metrics: (i) revenue (weighted at sixty percent (60%)), (ii) gross profit (weighted at twenty percent (20%)) and (iii) individual performance goals (weighted at twenty percent (20%)). The maximum bonus that may be paid under the bonus program to any executive-level employee is the sum of (x) 150% of his or her target bonus opportunity for the revenue and gross profit metrics and (y) 100% of his or her target bonus opportunity for 2021 for the individual performance goals.

The actual bonuses paid to each named executive officer for 2021 are set forth above in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”

Equity Compensation

Voltus has historically granted Voltus Options and Voltus RSU Awards to employees, including its named executive officers, under the Voltus 2016 Equity Incentive Plan in order to attract and retain employees, as well as to align their interests with the interests of the Voltus Equityholders. Voltus Options are generally granted at an exercise price per share equal to the fair market value of Voltus Common Stock on the date of grant, as determined by Voltus Board. In general, the Voltus Options and Voltus RSU Awards granted to employees vest as to 25% of the underlying shares on the first anniversary of the date of grant and in equal monthly installments over the following three or four years, as applicable, subject to continued service through each applicable vesting date. For a discussion of the treatment of outstanding Voltus Awards under the Voltus 2016 Equity Incentive Plan in the Merger (including those held by Voltus’s named executive officers), please see the section entitled “Proposal No. 1: The Business Combination Proposal — The Merger Agreement — Aggregate Merger Consideration”.

The Voltus Board initially adopted the Voltus 2016 Equity Incentive Plan in August 2016. Following the Merger, Voltus will cease granting awards under the Voltus 2016 Equity Incentive Plan. As of December 31, 2021, Voltus Options covering 1,194,441 shares with a weighted-average exercise price of $4.06 per share and 11,553 Voltus RSU Awards were outstanding under the Voltus 2016 Equity Incentive Plan.

The Voltus Board or a committee of the Voltus Board administers the Voltus 2016 Equity Incentive Plan. Subject to the terms of the Voltus 2016 Equity Incentive Plan, the plan administrator has the power to, among other things, construe and interpret the terms of the Voltus 2016 Equity Incentive Plan and awards granted thereunder, take all actions and make all determinations contemplated by the Voltus 2016 Equity Incentive Plan. Employees, consultants, advisors, and directors of Voltus or a parent or subsidiary of Voltus are eligible to participate in the Voltus 2016 Equity Incentive Plan.

In the event that the plan administrator determines that any stock dividend or other distribution, reorganization, merger, consolidation, combination, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of Voltus, or sale or exchange of Voltus Common Stock or other securities of Voltus, issuance of warrants or other rights to purchase Voltus Common Stock or other securities of Voltus, or other similar corporate transaction or event, as determined by the plan administrator, affects Voltus Common Stock such that an adjustment is determined by the plan administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by Voltus to be made available under the Voltus 2016 Equity Incentive Plan or with respect to any Voltus Award, then the plan administrator may, in such manner as it may deem equitable, adjust the number and kind of shares or other securities reserved for issuance under the Voltus 2016 Equity Incentive Plan, the number and kind of shares or other securities subject to outstanding Voltus Awards under the Voltus 2016 Equity Incentive Plan, the exercise or grant price, as applicable, with respect to each outstanding Voltus Award under the Voltus 2016 Equity Incentive Plan, and terms and conditions of any Voltus Awards, including, without limitation, any applicable financial or other performance targets specified in any applicable award agreement.

In connection with certain corporate transactions and events affecting Voltus Common Stock, including a change in control, or any unusual or nonrecurring transaction or event affecting Voltus or the financial statements or any change in any applicable laws or accounting principles, the plan administrator has broad discretion to take action under the Voltus 2016 Equity Incentive Plan to prevent the dilution or enlargement of intended benefits, facilitate the transaction or event or give effect to the change in applicable laws or accounting principles. This includes cancelling awards for cash or property, accelerating the vesting of awards, providing for the assumption or substitution of awards by a successor entity, adjusting the number and type of shares subject to outstanding Voltus Awards and/or with respect to which Voltus Awards may be granted under the Voltus 2016 Equity Incentive Plan and replacing or terminating Voltus Awards under the Voltus 2016 Equity Incentive Plan. Notwithstanding the foregoing, to the extent that the successor entity in a change in control does not assume or substitute for an outstanding Voltus Award, provided that a participant has not experienced a termination of service, then such Voltus Award will become fully vested and exercisable in connection with the transaction.

All Voltus Awards are subject to any company claw-back policy as set forth in such claw-back policy or the applicable award agreement.

2022 Incentive Award Plan and ESPP

See “Proposal No. 6: The Incentive Plan Proposal” and “Proposal No. 7: The ESPP Proposal” for details of Voltus’s equity incentive programs following the Merger.

Other Elements of Compensation

Retirement Plan

Voltus currently maintains a 401(k) retirement savings plan for its employees, including Voltus’s named executive officers, who satisfy certain eligibility requirements. Voltus’s named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Under this plan, Voltus matches a percentage of the participants’ contributions up to a specified amount. Voltus believes that providing a vehicle for tax-deferred retirement savings though Voltus’s 401(k) plan adds to the overall desirability of Voltus’s executive compensation package and further incentivizes Voltus’s employees, including Voltus’s named executive officers, in accordance with Voltus’s compensation policies.

Employee Benefits

Health/Welfare Plans.    During their employment, Voltus’s named executive officers are eligible to participate in Voltus’s employee benefit plans and programs, including medical and dental benefits, subject to the terms and eligibility requirements of those plans. For 2021, Voltus covered the full cost of its named executive officers’ participation in Voltus’s medical and dental plans. Voltus also reimbursed certain of its executives, including Mr. Plante, for pre-tax flexible spending account contributions made during 2020.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2021.

Option Awards
Name	Vesting Commencement Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Gregg Dixon	—	—	—	—	—	—
Matthew Plante	—	—	—	—	—	—
Laurie Harrison	3/8/2021(1)	—	191,959	—	1.84	3/8/2021

____________

(1)      Voltus Options vest as to 25% of the underlying shares on the first anniversary following the vesting commencement date and as to 1/48th of the underlying shares each month thereafter, subject to the executive’s continued service on each applicable vesting date.

Executive Employment Arrangements

Ms. Harrison’s Prior Offer Letter.    On March 5, 2021, Voltus entered into an offer letter with Ms. Harrison in connection with her commencement of employment with Voltus as its Chief Legal Officer and Secretary effective as of March 8, 2021. Prior to her commencement of employment, Ms. Harrison served as a non-employee director on the Voltus Board.

In December 2021, Voltus entered into employment agreements with each of Messrs. Dixon and Plante and Ms. Harrison, the terms of which are described below. Ms. Harrison’s new employment agreement superseded her prior offer letter with Voltus. Messrs. Dixon and Plante were not party to employment agreements or offer letters with Voltus prior to December 2021.

Executive Employment Agreements

On December 1, 2021, Voltus entered into employment agreements with each of Voltus’s named executive officers. The employment agreements entitle Voltus’s named executive officers to receive the annual base salaries and annual target bonus opportunities described above under the headings “2021 Salaries” and “2021 Bonuses” and provide for eligibility to be considered for future equity awards.

Under the employment agreements, if Voltus terminates Mr. Dixon, Mr. Plante or Ms. Harrison without “cause” or if such executive resigns for “good reason” (each as defined below), subject to the executive’s timely executing a release of claims and his or her continued compliance with certain restrictive covenants, the executive will be entitled to receive: (i) base salary continuation for a period of six months; (ii) continued health coverage pursuant to COBRA for up to six months following termination; (iii) payment of any earned but unpaid annual bonus for the year prior to the year of termination; and (iv) an amount in cash equal to a prorated portion of the annual bonus for the year of termination based upon actual performance.

In addition, if Voltus terminates Mr. Dixon, Mr. Plante or Ms. Harrison without “cause” or such executive resigns for “good reason”, in either case, within three months prior to, on or within 12 months following a change in control, then, in lieu of the severance payments and benefits described above, subject to the executive’s timely executing a release of claims and the executive’s continued compliance with certain restrictive covenants, such executive is entitled to receive: (i) a lump sum payment equal to 12 months of the executive’s annual base salary; (ii) continued health coverage pursuant to COBRA for up to 12 months following termination; (iii) payment of any earned but unpaid annual bonus for the year prior to the year of termination; (iv) a lump sum payment equal to one times the executive’s annual target bonus; and (v) effective as of the later of the executive’s termination date or the change in control, full accelerated vesting of all unvested equity or equity-based awards held by the executive that vest solely based on continued employment or service.

For purposes of the employment agreements, “cause” generally means: (i) the executive’s material breach of any covenant or condition under the employment agreement or any other agreement between the executive and the company; (ii) any act by the executive constituting dishonesty, fraud, immoral or disreputable conduct which is reasonably likely to cause harm (including reputational harm) to the company; (iii) any conduct by the executive which constitutes a felony under applicable law; (iv) the executive’s material violation of any company policy, after the expiration of ten days without cure after written notice of such violation to the extent such violation is curable; (v) the executive’s refusal to follow or implement a clear, lawful and reasonable directive of the company after the expiration of ten days without cure after written notice of such failure to the extent such failure is curable; (vi) the executive’s gross negligence or incompetence in the performance of the executive’s duties; or (vii) the executive’s breach of fiduciary duty.

For purposes of the employment agreements, “good reason” generally means, subject to an opportunity for notice and cure, any of the following actions without the executive’s express written consent: (i) a material reduction in the executive’s annual base salary, except for a reduction made as part of across-the-board reductions similarly affecting all of Voltus’s executive management employees; (ii) the company’s material breach of the employment agreement or any other material written agreement between the executive and the company concerning the terms and conditions of the executive’s employment; or (iii) a material reduction in the executive’s duties, authority or responsibility (other than, for Mr. Dixon, in connection with a corporate transaction where the executive continues to hold his position with respect to the Company’s business, but does not hold such position with respect to the entire business of the successor corporation).

Mr. Dixon has agreed to refrain from competing with Voltus while employed and for a period of 12 months following his termination of employment if terminated for cause or if he resigns for any reason and as a condition to the receipt of severance benefits upon a termination without cause or resignation for good reason. Mr. Dixon has also agreed to refrain from soliciting Voltus’s employees, consultants, customers, suppliers or vendors, in each case, while employed and for a period of 12 months following his termination of employment for any reason.

Mr. Plante has agreed to refrain from competing with Voltus and soliciting its customers, suppliers or vendors while employed. Ms. Harrison has agreed to refrain from competing with Voltus and soliciting its customers, suppliers or vendors while employed and for a period of 12 months following her termination of employment for any reason. Mr. Plante and Ms. Harrison have each also agreed to refrain from soliciting Voltus’s employees or consultants, in each case, while employed and for a period of 12 months following his or her termination of employment for any reason.

Director Compensation

Voltus has not historically maintained a formal non-employee director compensation program. However, Voltus has previously entered into director service letters with Mses. Tobaccowala and Johnson which provide for an annual cash retainer for their service to the Voltus Board and, for Ms. Johnson, an additional cash retainer for her service on a committee of the Voltus Board, and an initial grant of Voltus Options or Voltus RSU Awards, respectively, under the Voltus 2016 Equity Incentive Plan. Mr. Dixon and Mr. Plante receive no additional compensation for their service as director. His compensation as Voltus’s Chief Executive Officer is set forth in the 2021 Summary Compensation Table above. Ms. Harrison served as a director in 2021 prior to commencing employment as Voltus’s Chief Legal Officer and Secretary in March 2021. Ms. Harrison’s compensation for director service during 2021 is included in the 2021 Summary Compensation Table above.

2021 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Selina Tobaccowala(2)	20,000	—	224,190	244,190
Ashley Johnson(3)	12,500	250,007	—	262,507
Veery Maxwell	—	—	—	—
Tim Woodward	—	—	—	—
Philip Deutch	—	—	—	—
Rajesh Atluru	—	—	—	—

____________

(1)      Amounts reflect the full grant-date fair value of the Voltus Options and Voltus RSU Awards granted during 2021 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the named individual. Voltus provides information regarding the assumptions used to calculate the value of all stock and option awards made to Voltus’s directors in “Note 2., Summary of Significant Accounting Policies” to the consolidated financial statements included in this proxy statement/prospectus.

(2)      Ms. Tobaccowala was appointed to the Voltus Board, effective April 30, 2021.

(3)      Ms. Johnson was appointed to the Voltus Board, effective September 13, 2021.

The Voltus Options granted to Ms. Tobaccowala in 2021 are scheduled to vest as to 25% of the underlying shares on the first anniversary following May 13, 2021, and as to 1/48th of the underlying shares each month thereafter, subject to her continued service on each applicable vesting date and full accelerated vesting on a change of control of Voltus. The restricted stock units granted to Ms. Johnson in 2021 are scheduled to vest in equal annual installments on the first three anniversaries of September 9, 2021, subject to her continued service as of the applicable vesting date and full accelerated vesting on a change of control of Voltus. The Merger will not constitute a change in control of Voltus for purposes of these awards.

The table below shows the aggregate numbers of Voltus Options and unvested Voltus RSU Awards held as of December 31, 2021 by each non-employee director who was serving as of December 31, 2021.

Name	Options Outstanding at Fiscal Year End	Unvested Stock Awards Outstanding at Fiscal Year End
Selina Tobaccowala	47,990	—
Ashley Johnson	—	11,553
Veery Maxwell	—	—
Tim Woodward	—	—
Philip Deutch	—	—
Rajesh Atluru	—	—

INFORMATION ABOUT VOLTUS

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refer to Voltus prior to the consummation of the Merger.

Founders’ Letter

We are at the onset of one of the most fundamental technological transformations in history. Electricity, often called the greatest engineering feat of the 20th century, is becoming digitized, decentralized, and decarbonized to create a system that is more affordable, more resilient, and cleaner. Voltus exists to facilitate and accelerate this transformation.

This “clean energy transition” won’t be easy, won’t be quick, and won’t always be smooth. That’s understandable; after all, electric grids haven’t changed much since Edison energized America’s first central power plant in 1882. Standing before Voltus is a lifetime’s worth of work: connecting every distributed energy resource (DER) — assets that “hide in plain sight in our homes, businesses and communities,” in the words of former FERC Chairman Neil Chatterjee — to an electricity market. The Voltus software platform makes this a reality today and we will now scale it globally.

Our opportunity is due to a confluence of influences: an aging electric grid, the favorable economics of renewables, the proliferation of digital building controls, electrification of the home, industry, and transportation, advancements in battery storage, ubiquitous access to data, regulatory changes, the accelerating realities of climate change (which lead customers to commit to business continuity and Environmental, Social and Governance (ESG) goals), and, most importantly, the sheer force of will of our generation’s best and brightest to apply their talents to solve climate change.

Regarding the best and the brightest, or what Voltus calls “Bright, Gritty, and Good,” our stated goal is to provide all Voltans with the happiest, most productive professional experience of their lives. This, too, is not easy, though we’re proud of our progress (at the end of 2021, 77% of Voltans reported that Voltus was their best professional experience). Our team implores us to solve problems faster, to create what we hadn’t imagined, and to raise the ceiling of what is possible to deliver to our stockholders, our teammates, and our customers.

Our customers. As founders, we each continue to manage individual customer relationships. This is consistent with servant leadership, yes, but it also shortens our innovation cycle, which is especially important for a software company that competes in dynamic markets and wins because of a technology advantage. Since our founding, we’ve committed to each customer, via a handwritten letter, our intention to become the most customer-centric energy company that has ever existed. We’re excited today to make that commitment public for the first time.

We end by returning to climate change, because we intend to help end climate change. We founded Voltus on a very simple premise: to maximize the financial incentive for our customers to use their energy better (thus our tagline: Better Energy, More Cash). Said differently, it is capitalism that will help end climate change. At scale, Voltus will contribute meaningfully to global decarbonization. We believe we have the technology, determination, battle scars, optimism, and financial and human capital to help end the single greatest threat to our quality of life. We hope our work inspires others and serves as a force multiplier. We hope you will join us in our effort to do well by doing good. Thank you for your support.

Gregg Dixon, Chief Executive Officer

Matthew Plante, President

Company Overview

Voltus’s mission is to be the distributed energy technology platform that helps to fulfill the promise of the clean energy transition. Voltus’s software platform connects DERs, which are energy resources owned or managed by Energy Consumers and DER Partners, to electricity markets, managed by grid operators and utilities. DER categories include distributed generation (for example, solar or onsite generation), battery storage, demand response (for example, a facility reducing its energy consumption from the grid), energy efficiency, and electric vehicles. Grid operators and utilities pay Voltus, and accordingly, Voltus earns revenues, for the availability and performance of DERs in electricity markets, similar to how the grid operators and utilities pay other energy supply resources such as a centralized power plant. DERs in particular can often be used to mitigate the risk of an imbalance between supply and demand on the electric grid or to fulfill forecasted electricity demand needs. Voltus then shares a portion of this revenue with Energy Consumers and DER Partners pursuant to contractual arrangements, whereby Voltus agrees to manage all aspects of participation by these Energy Consumers and DER Partners in DER programs operated by grid operators and utilities.

By acting as the software platform that connects DERs to electricity markets, Voltus is helping to facilitate and expedite the clean energy transition by delivering less expensive, more reliable, and cleaner electricity, while also generating cash for its Energy Consumers and DER Partners. Grid operators and utilities place a monetary value on the ability of aggregated DER assets to reduce the need for power consumed from the grid. Voltus generates revenues from electric grid operators and utilities by offering the availability of the DER assets it manages into numerous wholesale electricity markets and utility — sponsored programs. Voltus shares a portion of the revenue it earns from these programs with its participating Energy Consumers and DER Partners.

DER categories include distributed generation (for example, solar or onsite generation), battery storage, demand response, energy efficiency, and electric vehicles. As a software technology platform, Voltus connects Energy Consumers’ and DER Partners’ existing DERs to wholesale electricity markets, generating recurring economic value from these assets for its Energy Consumers and DER Partners. In addition, Voltus offers its DER solutions to current and potential DER Partners, who use or may use the Voltus platform to aggregate DERs at scale. Voltus is currently the only platform able to provide DER access to all nine wholesale energy markets in the U.S. and Canada, with plans to expand outside of the U.S. and Canada.

The fundamental value of Voltus’s platform to grid operators and utilities is threefold:

•        DERs seek to provide the lowest cost energy to the grid;

•        DERs deliver well-established resilience and reliability; and

•        DERs are some of the cleanest energy resources.

For Energy Consumers and DER Partners, the Voltus platform unlocks economic value from existing assets when not in use for their primary purpose. For example, the Voltus platform allows Energy Consumers and DER Partners to:

•        Maximize revenue opportunities from resources that may otherwise be idle;

•        Gain real time visibility into their energy consumption, allowing these Energy Consumers and DER Partners to quickly adjust energy consumption and maximize their dollars earned; and

•        Accelerate their corporate ESG goals by reducing their carbon footprint and increasing the return from renewable investments.

Industry Overview

The electricity grid is going through a major transition, in part driven by the need to address challenges of an outdated network and changing supply and demand landscape, and in part enabled by new technology that is becoming available and interfacing with the grid itself. Specifically, there are three core themes creating this transformation: (i) the dramatic growth of intermittent, renewable resources is creating balancing and reliability challenges; (ii) climate change-fueled weather events are becoming more frequent and more severe, revealing how ill-equipped current electricity grids are to handle these new emerging realities; and (iii) the rapid electrification of industry and personal transportation similarly create challenges for the antiquated grid to manage. DERs represent a solution to these challenges when enabled with the right technology.

Additionally, we believe increased participation of DERs in wholesale electricity markets can mitigate the scale of required infrastructure investment in the U.S. electricity grid. According to the Bloomberg New Energy Finance Power Grid Long-Term Outlook 2021, the U.S. electricity grid will require more than $2 trillion in investments to replace or reinforce the existing infrastructure between 2020 and 2050. Further, the International Energy Agency has asked for 500GW (roughly one Thailand’s worth) of new DER resources worldwide by 2030 in order to meet renewable goals. This added demand-side flexibility is a crucial enabler of grid modernization, according to Newsweek.

Voltus is to Electricity What the Cloud is to Computing

Digitalization of Traditional Industries Creates Trillions of $'s in Value

1970s – TODAY

Transition to Distributed Computing

Mainframes and "dumb terminals" were replaced by cloud computing, smart devices, and transformational software workday. Square stripe aws airbnb Uber PayPal Azure salesforce

Electricity is next

2021 & BEYOND

Transition to Distributed Energy

Voltus is the technology platform for the future of electricity

Distributed Generation
Demand Response
Electric Vehicles
Battery Storage
voltus
Energy Efficiency

Renewable Energy Growth & Intermittency

According to the EIA Annual Energy Outlook 2021, renewable energy, specifically generation from solar and wind resources, is expected to increase threefold by 2050, driven both by falling costs and supportive legislative and regulatory environments. The intermittency of these renewable resources requires additional backstop and balancing support since the demand of the grid does not always correspond to the availability of the sun or wind. This reality can create challenges for grid operators and utilities, which need available resources to act quickly based on unexpected changes in the available power from wind and solar generators. Additionally, power generation plants are often located in more disadvantaged socio-economic communities, so a shift to renewable sources of energy also has the benefit of alleviating negative impacts of traditional power generation on only certain communities.

U.S. Renewable Electricity Generation Projections (2010-2050)

____________

Source: EIA Annual Energy Outlook 2021

Source: Bloomberg Electric Vehicle Outlook 2020

Resiliency

With recent climate change-fueled weather events, the fragility of our existing electricity grid has become increasingly clear. The current grid is unreliable, increasingly costly, and ill-prepared for the growing impacts of climate change. The American West has faced historic wildfires in 2020 and 2021, forcing utilities to turn off transmission and distribution systems to mitigate fire risk, which are known as “Public Safety Power Shutoffs.” In February 2021, Winter Storm Uri brought historic cold weather conditions to an unprepared Texas, disrupting the state’s grid for days and negatively impacting certain surrounding states. The frequency and severity of climate-driven weather events has been growing, impacting the grid and driving Energy Consumers and DER Partners to take resiliency into their own hands, investing in on-site generation alternatives. Entities use these DERs as a hedge against price volatility and outages. However, these are resources that typically sit idle until called upon, which is where Voltus’s technology platform drives value, continuously aggregating and orchestrating DER devices across electricity markets to maximize their usage, delivering greater cash to DER owners, and greater availability of resources to grid operators to combat resiliency challenges

Increasing Number of Annual Disasters >$1 Billion of Damage

$Bn
120
80
40
0
1980's
1990's
2000's
2010's
Drought
Flooding
Freeze
Storms
Cyclone
Wildfire

____________

Source: Bloomberg New Energy Finance Power Grid Long-Term Outlook 2021

A Decentralized, Decarbonized, & Digitized Electricity Grid

We believe the grid of the future will be decentralized, leveraging resources co-located with Energy Consumer loads, increasing resiliency and decreasing costs. We also expect that the future grid will be increasingly decarbonized. As investment drives growth of intermittent solar and wind generation, the need to have quick-response resources to fill in the gaps when solar and wind generation becomes unavailable will increase the need for participation of DERs in the market. DERs are a much cleaner answer to this challenge than the oil and gas-fired generation plants that currently fill in those gaps. We believe that the future of the grid will ultimately rely on digitization. Technology is enabling real-time visibility and control of DERs, which is unlocking significant value for the electric grid as well as for the owners of those resources.

When DERs are enabled and connected dynamically to the grid, we believe they unlock superior economic, reliability, and sustainability benefits for the system. Voltus is currently the only platform that allows these new, diverse energy assets to operate together and maximize their value across the nine wholesale power markets in the U.S. and Canada.

Total Addressable Market

The industry trends discussed above are driving a TAM of over $120 billion in potential annual revenues from DER participation in wholesale markets by 2030. Guidehouse Insights projects total global DER capacity to eclipse 2,400 GW by 2030. Assuming that DERs earn $50,000 per MW-year based on historical and anticipated averages, the TAM is expected to be roughly $120 billion annually. As a comparison to fossil fuel generation growth, DER capacity additions are expected to be nearly double the additions of central generation by 2030, according to the Guidehouse Integrated DER 2020 Report.

DER Annual Capacity Additions as Percent of Central Generation Additions

190 %
170 %
150 %
130 %
110 %
90 %
70 %
50 %
2020
2022
2024
2026
2028
2030

____________

Source: Guidehouse Integrated DER 2020 Report

____________

Further, we anticipate a PJM-wide TAM related to smart thermostats of approximately $100 million by 2024, assuming a $50,000/MW market value for smart thermostats enrolled in PJM’s emergency load response program and synchronized reserve market, the two programs into which we expect to enroll customers through our DER Partners, Resideo and Google Nest.

Electrification

In part as a response to the challenge of climate change, entire industries are moving to decarbonize, which in most cases means electrifying. We believe this will drive a substantial increase in electricity demand on the system. One such example can be seen in the auto industry’s shift from internal combustion engine vehicles to plug-in electric vehicles, a change that, according to the Bloomberg Electric Vehicle Outlook 2020, will account for more than 400 terrawatt-hour (“TWh”) of electricity consumption by 2040 — approximately 10% of U.S. electricity generation today. This growth in electric vehicles will create a world in which, by the year 2030, the combined lithium ion battery capacity of electric vehicles in the U.S. will be more than twice the combined capacity of central power stations. These electric vehicles will be connected to the internet and can be controlled to deliver DER grid services.

U.S. Share of Annual Passenger Vehicle Sales by Drivetrain

The Voltus Solution

The Voltus technology platform simplifies the complexity of electricity markets, which we believe makes it easy for Energy Consumers and DER Partners to monetize their DERs, whatever and wherever they are. In a system where Energy Consumers and DER Partners often operate across multiple wholesale markets, each of which has distinct rules and regulations, different utilities, tariff structures, and local regulatory bodies, Voltus manages all of this complexity into a streamlined solution for its Energy Consumers and DER Partners. Voltus currently provides access to more than 50 discrete programs across all nine U.S. and Canadian wholesale energy markets for Energy Consumers and DER Partners to monetize their DERs. The platform is also technology agnostic, enabling Voltus to connect any type of DER that an Energy Consumer or DER Partner may wish to bring to market. Voltus currently creates an estimated 2 million daily transactions to reflect changes in DER market positions, prices, registrations, and asset schedules. In addition, the platform currently collects approximately 5 million data points per day with real-time, 30-second data intervals, which we believe is quickly becoming one of the largest energy data lakes in the world.

Energy Consumers

Voltus helps Energy Consumers maximize the value of their current DERs assets, as well as enhance the potential return on investment on DER assets that Energy Consumers may bring to market. By currently participating in more markets and more programs than any competitor, Voltus’s Energy Consumers are able to register their assets into the most programs possible, stacking value and achieving the highest return per MW.

Voltus also unlocks the value of existing DERs at little to no risk to the Energy Consumer. The critical hardware upgrade, the company’s proprietary “Voltlet” device, can be installed in approximately two hours; although in many cases, the Voltlet is not even required if the resource can be controlled through a software API. Additionally, the Voltlet does not require connection to the Energy Consumers’ network/Internet, which reduces friction with installation, operation and maintenance of those devices.

By creating economic value from idle assets, Voltus is able to propose a simple and attractive message to Energy Consumers, simplifying the process with a transparent and light-touch contract. As a result of this, Voltus has realized greater than a 100% customer value retention to date.

Voltus’s business model faces little to no supply chain risk, requires very little capital investment, and only minimal engineering, procurement or construction risk. The technology platform is simply enabling existing resources, which in most cases would otherwise be idle, to connect and provide services to the electric grid.

DER Partners

The Voltus platform is a comprehensive solution for DER Partners as well, offering a unified platform that can be deployed in every market where DERs are located, no matter the DER type. DER Partners want the same simple value proposition as our Energy Consumers: no risk, no cost, and maximized cash. The Voltus platform helps DER Partners identify market value, and has the ability to aggregate and orchestrate millions of machines and devices, and connects and settles performance with markets to deliver value. Voltus has done all of the heavy lifting to build the technology APIs for any DER type, stand up market integrations, and eliminate any investment in time and money required for a partner to do it on its own. Additionally, DER Partners can choose a bespoke set of these capabilities to suit their needs, which are the same capabilities available to our Energy Consumers.

•        Identify & Forecast DER Value — The process begins with Voltus and the DER Partner identifying and evaluating the scope of the partner’s DERs, including where they are physically located, what programs they could participate in, and what types of DERs will be integrated. Voltus works with DER Partners to develop an aggregation strategy and forecasts the value of these resources and their participation in the markets and programs. Ultimately, Voltus registers these MWs into the appropriate programs for their participation.

•        Orchestrate & Perform DER Obligation — Once registered, the Voltus technology platform evaluates real-time energy pricing, participates in auction bidding, and automatically coordinates schedules and dispatches the resources in accordance with customer operational constraints.

•        Settle & Report DER Performance — The Voltus platform captures the measurement and verification of these resources’ participation and dispatches in the various programs, and settles and disburses payments. The platform’s user experience combines ease-of-use with deep analytics to provide detailed reporting and insights on the performance of the DERs.

Key Elements of the Voltus Technology Platform

With exceptional talent, we have built a cloud-based DER platform that orchestrates the complex interplay between DER assets and wholesale electricity markets to optimize performance and maximize revenue for Energy Consumers and DER Partners.

•        World-Class Technology and Product Team — As of December 31, 2021, Voltus had approximately 40-full time employees dedicated to engineering and product development with experience from the top universities and tech firms. A meaningful number of our software engineers and product team have been attracted to Voltus from top tech companies because they want to devote their time to help solve the climate crisis.

•        Energy IoT Connectivity to all DER types — Today, Voltus can connect to nearly all DERs through a combination of the company’s Voltlet hardware and modern Internet of Things systems and APIs that are being integrated into virtually every device, facility, and home. The system features 30-second standard capture and presentment and is remotely configurable to sub-second capture. The Voltlet includes an integrated cellular modem that removes the need for onsite IT authorization and integration and can be installed by the Energy Consumer in typically less than two hours. Alternatively, many systems allow Voltus to connect directly through an API suite, which eliminates the need for Voltlet installation.

•        AI Cloud Software Platform to Maximize DER Value — Voltus has productized the team’s deep market expertise with software, turning it into machine learning that automates value-capture in energy markets. The platform monitors market conditions for potential price spikes, reliability events, and changes in weather. At the same time, the platform is processing incoming market signals for dispatching assets and portfolios. The platform can predict peak hours and alert Energy Consumers and DER Partners of demand charge-setting events and can automate control of DERs to ensure value-delivery and make life easy for Energy Consumers and DER Partners.

For example, Voltus can predict when a transmission capacity peak will occur in a particular service territory, alert Energy Consumers and DER Partners, automate DER dispatch, settle performance, verify savings, and present those savings to Energy Consumers. We refer to this capability as our Peak Saver offering. For large Energy Consumers, these single-hour peak charges can represent as much as 20% of an entire year’s electricity bill. Voltus’s software and data analytics platform optimizes DER dispatch, delivering real-time control and insights to unlock and optimize economic value of each DER asset and aggregation.

Virtual Operations Center

While 60% of Voltus’s DERs are fully automated from machine to meter to market to money, Voltus automates the dispatch communication for 100% of those resources, including for manually controlled DERs when an Energy Consumer would prefer to not release control directly to Voltus. These communications and management of the DER resources are all integrated through the Voltus Virtual Operations Center that provides global 24/7 support. The DER Operations Center includes tools and alerts to ensure successful dispatch of DERs to meet market commitments. 24/7 dispatch, engineering and customer support teams can remotely triage any alerts or underperformance. A real-time dashboard shows which Energy Consumers and DER Partners have acknowledged, declined or not responded to dispatch instructions, and can be tailored for managers of large energy portfolios, making it simple for them to manage and monitor performance across locations.

voltus
Admin
Real-Time Energy Data
CashDash
Active Dispatches
Voltus
SPP - Operating Reserves
Participation
Performance
TIME REMAINING
0 h 14 m
START TIME
7:42 PM
END TIME
7:58 PM
POTENTIAL EARNINGS
$ 443,272
CURRENT PERFORMANCE
103 %
CUMULATIVE PERFORMANCE
TIME ELAPSED
On Track
You are delivering enough kWs to meet your commitment.
Performance per Site
Current
Dispatch
Status
All
NAME
LOAD
COMMITMENT
CURRENT PERFORMANCE (KW)
CURRENT PERFORMANCE (%)
Ringwood Cement 14,907kW 2,500kW 3,437kW 137%
Cinder - 449 w Rectifier 3,357kW 2,000kW 32kW 1%
Hudson Wastewater - Eastern Plant 432 4,105kW 1,200kW 1,513kW 126%
Clapton Industrial - Substation 3 38kW 700kW 630kW 90%
Lime Manufacturing, Inc. 360kW 550kW 417kW 75%

CashDash

CashDash is a unified DER transaction settlement platform for Energy Consumers and DER Partners to manage the flow of funds from the market to the individual assets. The dashboard details both settled as well as projected financial transaction line items to the hour and allows Energy Consumers and DER Partners to forecast, audit, and report on the value of DERs across all U.S. and Canadian wholesale energy markets. Energy Consumers and DER Partners can track their digital DER payments with fully digital payment processing and a detailed status that helps Energy Consumers and DER Partners and their accountants know what they are earning and when.

The CashDash screenshot above illustrates the cash value that an Energy Consumer receives and is projected to receive from Voltus based on its participation and performance in certain DER programs and over specified periods of time. For example, CashDash provides the Energy Consumer with visibility into the following:

•        the most recent payment it received from Voltus, which in this case is $745,000;

•        the total forecasted value, or the sum of the Energy Consumer’s net total forecasted earnings for a specified period of time, which in this case is $1.74 million. This data can also be broken out by each DER program in which the Energy Consumer participates;

•        confirmed earnings, or the amount the Energy Consumer has secured for a specified period of time based on its participation with Voltus but which amount has not yet been disbursed, which in this case is $785,000; and

•        disbursed earnings, or the sum of all payments made to the Energy Consumer by Voltus for participation over a specified period of time, which in this case is $795,000. Earnings are disbursed after program settlement with a particular utility or grid operator and may occur several months after delivery period ends.

While Voltus is contractually obligated to manage Energy Consumers’ and DER Partners’ participation in DER programs and share any revenues earned from such participation, Voltus does not guarantee that Energy Consumers or DER Partners will earn specified revenue amounts, as those amounts ultimately depend on Energy Consumers’ and DER Partners’ performance.

Illustration of Voltus’s Core Financial Model

As an illustrative example, consider a single Energy Consumer location that represents a 1 MW or 1,000 kW controllable load. Voltus’s MWs are often referred to as “megawatts,” meaning the reduction of a megawatt consumed from the grid. For the purposes of balancing demand and supply, grid operators and utilities view adding a MW of supply or reducing a MW of demand as equivalent. Voltus’s Energy Consumers and DER Partners register in the market their ability to reduce the amount of electricity they are consuming from the grid, supported by their DERs. Each MW can generate approximately

$50,000 per year of recurring revenue, based on average projected wholesale electricity market and utility program rates in the geographies we currently operate and new international markets we expect to enter during the forecast period. This revenue is generated through the participation of the DER in the various programs available in their location and, where applicable, can include the stacking of various programs to generate additional value. Such programs can include providing energy, capacity, and ancillary services to wholesale electricity markets. Voltus captures approximately 40% of this value, resulting in approximately $20,000 per MW per year. $30,000 per MW per year is earned by the Energy Consumer.

From time to time, Voltus enters into contracts with utilities and other companies in the energy industry, which are referred to herein as bilateral contracts, to either buy or sell a certain number of MW at a predetermined price or price structure over a specified period of time in order to offset the risk of exposing a portion of Voltus’s MW portfolio to wholesale electricity market clearing prices. Voltus is required to register the number of MW committed under a sell-side bilateral contract in advance of the program season in the applicable wholesale electricity market where they operate. If Voltus fails to deliver all or part of the committed MW under these bilateral contracts, Voltus could be liable for a non-performance payment, which is most frequently determined using applicable market rates for the relevant delivery period, which rates are often unknown at the time the bilateral contracts are executed. In February 2022, Voltus failed to meet its obligations under a certain bilateral contract. As a result, Voltus owed approximately $6.5 million to the counterparty of this bilateral contract for Voltus's failure to deliver as of March 31, 2022. Voltus does not currently expect the $6.5 million non-performance payment incurred during the three-months ended March 31, 2022 to recur, as any future shortfall under this bilateral contract, should it occur, would likely be offset by MWs we could purchase from third parties.

How Voltus Aggregates and Monetizes 1 MW of DERs

Multiple $ Revenue Streams
To the Energy Consumer
~60%
Costs to Manage a MW
~15%
(1)
~25%
EBITDA
voltus

- **Stacked Value:** 1 MW of DERs can deliver multiple products to electricity markets, potentially generating ~$50,000 per MW per year of revenue
- **No Upfront Cost or Risk, Pure Cash Flow Value Proposition:** Energy Consumers capture ~60% of the value, or potentially ~$30,000 per MW per year, from their DERs
- **Robust Margins Driven by Proven Energy Consumer Acquisition Model:** Voltus receives the remaining ~40% of value, translating into ~25% EBITDA margin with ~100% free cash flow conversion

____________

(1)      Voltus projection reflects achieving an approximately 25% EBITDA margin in 2027.

Voltus Growth Strategy

Voltus is committed to growing its business through leveraging its technological competitive advantage, rapid sales cycle, and deep industry expertise. Voltus currently expects to pursue several avenues of growth into the future:

•        Land and Expand — With a 10:1 LTV/CAC ratio, we plan to invest in salesforce expansion to accelerate our penetration of global, blue-chip Energy Consumers and expand adoption of new products to establish top market position in all regions. Moreover, we believe our growth strategy fits into the larger industry theme of DER participation becoming standard. We have identified 40+ industries in which companies are transitioning to DERs and/or engaging in DER participation.

•        Capturing New DER Partners — We seek to extend our product platform further to capture blue-chip DER Partners and expand the DER marketplace platform to gain significant new DER category MWs. We also plan on utilizing DER Partners to expand our business. This includes, but is not limited to, companies in the energy efficiency, energy storage, electric vehicle charging and distributed generation industries. Through partnering with companies in these industries, Voltus will be able to drive significant incremental MWs.

•        Expand Globally & Make Acquisitions — We plan to localize our DER marketplace technology platform in markets outside of the U.S. and Canada and capture financial scale through strategic regional acquisitions and organic expansion. The Voltus management team has extensive experience opening international markets up to DER participation in wholesale electricity markets and we currently expect international markets to represent over 2,000 MWs by 2025.

Targeted ESG Investment

Demand for investments with strong Environmental, Social and Governance (“ESG”) credentials continues to increase. According to Bloomberg Intelligence, global ESG assets under management (“AUM”) are expected to exceed $53 trillion by 2025, representing more than a third of all AUM worldwide. According to a 2021 IHS Markit survey of investment executives conducted by Mergermarket, greenhouse gas emissions and carbon management are also considered the most important ESG issue to firms and their investor base. Through its core business offering, Voltus delivers considerable, measurable ESG benefits. From an environmental standpoint, Voltus’s platform replaces the need for peaking fossil-generation plants, which are among the grid’s most polluting resources. Voltus estimates its current portfolio displaces 27,000 tons/year of CO2 from peaking power plant alone. Voltus is also deeply committed to equity and the democratization of the electricity system, reflected in its culture of “Doing Well by Doing Good” and demonstrates its commitment to diversity and inclusion with a leadership team comprised of 45% women.

Competitive Strengths

Voltus’s numerous strengths provide us with the following competitive advantages:

•        Leading Technology Platform in a Large and Growing Market — Voltus offers an industry-leading technology platform for DERs, which are the future of electricity.

•        Category Creator — Voltus’s differentiated platform maximizes the value of Energy Consumers’ DERs, providing direct financial value at no cost and no risk while driving the shift to cleaner, distributed energy resources like rooftop solar and batteries — and stabilizing the grid. Voltus is positioned to extend its first mover advantage as the first pure-play DER technology company to go public in the U.S.

•        Asset-Light, High-Margin Business Model — Voltus’s business model is asset light, capital efficient, and has attractive gross margins, facilitating high growth and expansion into new markets.

•        Growth Underpinned by Existing Commercial Contracts — with average Energy Consumer contract terms of five years, Voltus has high visibility into future revenues; moreover Voltus’s greater than 100% annual customer value retention to date demonstrates Voltus’s ability to provide immediate value, using technology to enable existing Energy Consumer resources with little to no supply chain risk.

•        Near-Term Growth Driven by Significant Backlog and Pipeline — Voltus’s current contracted backlog and pipeline provide significant visibility with respect to 2022 results, with nearly 90% of 2022 estimated revenues covered by Voltus’s current backlog.

•        Experienced Leadership — Led by a team with unparalleled experience, and having brought more than 12,000 MW of DERs to market globally with more than 100 years of combined experience.

Competition

The DER marketplace is highly competitive and complex with various programs in the nine U.S. and Canadian wholesale markets, or Independent System Operators (IOs) and Regional Transmission Organizations (“RTOs”): CAISO, ERCOT, SPP, MISO, PJM, NYISO, IO-NE, AESO and IESO.

Within each IO, there are multiple products in which Voltus competes. These are broken down as:

•        Capacity — Wholesale market programs where DERs are obligated to curtail consumption, when called upon, over a defined period (e.g., annually) at a fixed dollar amount for the grid operator to dispatch

•        Ancillary — Wholesale market programs where DERs can commit, usually scheduled by hour on a day-ahead basis, to deliver quickly (e.g., in 10 minutes), short duration grid relief when called upon by the grid operator

•        Peak Saver — Predictive service where DERs capture utility bill savings related to wholesale market generation and transmission capacity charges

•        Energy — Wholesale market programs where DERs can sell their curtailed MW on an hourly basis to the market, either in real-time or day-ahead, in return for the wholesale price paid for energy during those times

•        Utility — Retail market programs where DERs deliver reliability and economic benefits to electric utilities (much like a capacity program by locality)

Within these markets and products, Voltus offers more integration than any of its competitors and is the only DER software platform that is able to integrate with nearly all currently available DER devices in each of the nine U.S. and Canadian wholesale power markets. In addition to the above market programs, Voltus offers bespoke services like CashGen, further differentiating it from competitors:

•        CashGen — Voltus’s CashGen program provides capital and turnkey project management to upgrade older diesel/natural gas generators’ emissions controls and connect them to the grid, enabling owners of these assets to upgrade the assets environmental footprint at minimal to no cost.

Market (1)	Products	Voltus	Enel X	CPower	NRG	Direct Energy	Leap	OhmConnect
AESO	Ancillary	$	$					
	Peak Saver	$						
CAISO	Ancillary	$						
	Capacity	$	$				$	$
	Energy	$					$	$
	Utility	$	$	$			$	$
ERCOT	Ancillary	$		$				
	Capacity	$	$	$			$	$
	Peak Saver	$	$		$	$		
	Utility	$	$	$				
IESO	Capacity	$	$					
	Peak Saver	$	$					
ISO-NE	Capacity	$	$	$				
	Peak Saver	$	$		$	$		
	Utility	$	$	$				
MISO	Ancillary	$						
	Capacity	$				$		
	Energy	$						
	Utility	$	$	$				
NYISO	Ancillary	$		$				
	Capacity	$	$	$	$	$	$	
	Peak Saver	$			$	$		
	Utility	$	$	$	$	$	$	
PJM	Ancillary	$	$	$				
	Capacity	$	$	$	$	$		
	Energy	$	$	$	$	$		
	Peak Saver	$	$		$	$		
	Utility	$	$	$				
SPP	Ancillary	$						
	Energy	$						

$ Indicates capabilities in market-specific product

Note:

1. Competitor market participation reflects public disclosures and Voltus's observations during market activities

Intellectual Property

Intellectual property is important to Voltus’s business and Voltus relies upon a combination of trade secrets and trademark laws, along with employee and third-party non-disclosure agreements and other contractual restrictions to establish and protect the company’s proprietary rights. Voltus continually reviews its development efforts to assess the existence and patentability of its intellectual property.

Voltus does not have any pending claims of infringement or similar claims with third parties with respect to its intellectual property.

Regulatory Requirements

Although Voltus is not regulated as a utility, it is a market participant and thus federal, state, provincial and local government statutes and regulations concerning electricity heavily influence the market for Voltus’s offerings. There are varying policy frameworks across the U.S. and Canada designed to support and accelerate customer adoption of clean and/or reliable DER technologies. These policy initiatives come in the form of tax incentives, performance incentives and/or electricity market rules and tariffs. Voltus has invested heavily to be the only market participant present in all nine U.S. and Canadian wholesale electricity markets, and has incorporated in substantially all the unique and distinct protocols and requirements of each market into its platform.

In the U.S., Voltus is a market participant in six IOs/RTOs, which are principally regulated by FERC: IO New England; Midcontinent IO; California IO; New York IO; PJM Interconnection; and Southwest Power Pool. In those six IOs/RTOs, Voltus’s activities as a market participant providing demand response services at wholesale are regulated under: the Federal Power Act, as amended; FERC’s regulations; IO/RTO tariffs; and IO/RTO market rules.

In the ERCOT IO, Voltus is a market participant providing demand response services under the Texas Public Utility Regulatory Act (as amended), relevant regulations of the Texas Administrative Code, and various ERCOT market rules (including the Nodal Protocols). The Public Utility Commission of Texas is the principal ERCOT regulator.

In Canada, Voltus is a market participant in the Ontario and Alberta electricity markets. In Ontario, Voltus’s activities are regulated by the Electricity Act, 1998, the Ontario Independent Electric System Operator (“IESO”, the grid operator and administrator of wholesale market), and IESO market rules, which govern market participants and their participation in the wholesale electricity market. The market rules govern participation in the IESO’s demand response auction and authorize demand response participants to aggregate demand response resources for purposes of participation in the IESO market. The Ontario Energy Board is the principal Ontario energy regulator. In Alberta, Voltus’s activities are regulated by the Electric Utilities Act, 1998, the Alberta Electric System Operator (“AESO”, the grid operator and administrator of wholesale market), the AESO tariff, and AESO market rules, which govern market participants and their participation in the wholesale electricity market. The market rules authorize and govern demand response participants’ participation in the AESO market. The Alberta Utilities Commission is the principal Alberta energy regulator.

The applicable statutes and regulations often relate to electricity pricing, net metering, demand response, DERs, incentives, taxation, competition with utilities and the interconnection of customer-owned electricity generation. In the U.S., governments continuously modify these statutes and regulations. Governments often acting through state utility or public service commissions, regularly change and adopt different rates and rules for commercial Energy Consumers. Voltus has acted on its commitment to regulatory leadership by hiring Jon Wellinghoff, former chair of FERC, as Voltus’s Chief Regulatory Officer.

Employees & Properties

As of December 31, 2021, Voltus had 189 employees, 186 of which were regular full-time and 82 of whom were engaged in sales and marketing activity. None of Voltus’s employees are represented by a labor union and Voltus believes it maintains good relations with its employees.

Voltus operates in a fully remote environment, with 100% of employees working from home. Voltus currently leases facilities in Pittsburgh, Pennsylvania and Georgetown, Texas totaling 2,054 and 2,380 square feet, respectively.

Legal Proceedings

From time to time, we may, become involved in legal proceedings and regulatory actions arising in the ordinary course of our business. We are not currently subject to any material legal proceedings.

VOLTUS’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis of Voltus’s financial condition and results of operations should be read in conjunction with Voltus’s consolidated financial statements and related notes thereto included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that reflect our plans, estimates and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections elsewhere in this proxy statement/prospectus, our actual results may differ materially from those anticipated in these forward-looking statements. Unless the context otherwise requires, all references in this section to “we”, “our”, “us” or “the Company” are intended to mean Voltus and its consolidated subsidiaries prior to the Merger.

Overview

Voltus’s mission is to be the distributed energy technology platform that helps fulfill the promise of the clean energy transition. Voltus’s software platform connects DERs, which are energy resources owned or managed by Energy Consumers and DER Partners, to electricity markets, managed by grid operators and utilities. DER categories include distributed generation (for example, solar or onsite generation), battery storage, demand response (for example, a facility reducing its energy consumption from the grid), energy efficiency, and electric vehicles. Grid operators and utilities pay Voltus, and accordingly, Voltus earns revenues, for the availability and performance of DERs in electricity markets, similar to how the grid operators and utilities pay other energy supply resources such as a centralized power plant. DERs in particular can often be used to mitigate the risk of an imbalance between supply and demand on the electric grid or to fulfill forecasted electricity demand needs. Voltus then shares a portion of this revenue with Energy Consumers and DER Partners pursuant to contractual arrangements, whereby Voltus agrees to manage all aspects of participation by these Energy Consumers and DER Partners in DER programs operated by grid operators and utilities.

By acting as the software platform that connects DERs to electricity markets, Voltus is helping to facilitate and expedite the clean energy transition by delivering less expensive, more reliable, and more sustainable electricity, while also generating cash for its Energy Consumers and DER Partners. Grid operators and utilities place a monetary value on the ability of aggregated DER assets to reduce the need for power consumed from the grid. Voltus generates revenues by offering the availability of the DER assets it manages into numerous wholesale electricity markets and utility — sponsored programs. Voltus shares a portion of the revenue it earns from these programs with its participating Energy Consumers and DER Partners.

Voltus is currently the only platform providing DER access to all nine wholesale energy markets in the U.S. and Canada, with plans to expand outside of the U.S. and Canada. The fundamental value of Voltus’s platform to grid operators and utilities is threefold:

•        DERs seek to provide the lowest cost energy to the grid;

•        DERs deliver well-established resilience and reliability; and

•        DERs are some of the cleanest energy resources.

For Energy Consumers and DER Partners, the Voltus platform unlocks economic value from existing assets when not in use for their primary purpose. For example, the Voltus platform allows Energy Consumers and DER Partners to:

•        Maximize revenue opportunities from resources that may otherwise be idle;

•        Gain real time visibility into their energy consumption, allowing these Energy Consumers and DER Partners to quickly adjust event performance and maximize their dollars earned; and

•        Accelerate their corporate ESG goals by reducing their carbon footprint and increasing the return from renewable investments.

For Energy Consumers and DER Partners, Voltus’s technology platform simplifies the complexity of electricity markets and provides access to more than 50 discrete programs across all nine U.S. and Canadian wholesale energy markets for Energy Consumers and DER Partners to monetize their DERs. Voltus’ Energy Consumers and DER Partners are able to register their assets into each program available to them, stacking value and creating potential to achieve the highest return per megawatt (“MW”) available to them. Voltus unlocks the value of existing DERs at little to no risk to the Energy Consumer or DER Partner. The critical hardware upgrade, the Company’s proprietary “Voltlet” device, can generally be installed in approximately four hours, though in many cases is not even required to enable an Energy Consumer’s or DER Partner’s DERs if the resource can be controlled through a software API. By creating economic value from idle assets, Voltus is able to propose a simple and attractive message to Energy Consumers and DER Partners, simplifying the process with a transparent and light-touch contract. As a result of this, Voltus has realized greater than 100% Energy Consumer value retention since the Company’s inception.

Since our inception in 2016, we have engaged in developing our DER platform, building a valuable and diverse Energy Consumer and DER Partner portfolio, raising capital and recruiting a world class team. We have incurred net operating losses each year since our inception. We have financed our operations primarily through the issuance of redeemable convertible preferred stock, debt financing and cash flows from operations.

Our total revenue grew from $24.4 million for the year ended December 31, 2020 to $47.4 million for the year ended December 31, 2021. For the years ended December 31, 2021 and 2020, we incurred net losses of $9.8 million and $2.6 million, respectively. As of December 31, 2021 and 2020, we had an accumulated deficit of $18.6 million and $8.8 million, respectively. Our total revenue decreased from $12.1 million for the three months ended March 31, 2021 to $3.5 million for the three months ended March 31, 2022. For the three months ended March 31, 2022 and 2021, we incurred a net loss of $16.0 million and net income of $0.3 million, respectively. As of March 31, 2022, we had an accumulated deficit of $34.6 million. As of February 28, 2022 and June 28, 2022, we had $323 million and $455 million in contracted backlog, respectively. Management measures backlog as representative of total revenue projected on contracts executed with Energy Consumers, which have not yet been registered in a revenue generating grid operator or utility DER program. Following the Merger, we expect that our sales and marketing, research and development, and other expenses will continue to increase as we expand existing and build new Energy Consumer or DER Partner relationships and expand the number of geographic regions and breadth of DER programs in which we operate. In addition, we expect our general and administrative expenses to increase following the Closing due to the additional costs associated with scaling our business operations as well as being a public company, including legal, accounting, insurance, exchange listing and SEC compliance, investor relations and other expenses.

Agreement and Plan of Merger

On November 30, 2021, Broadscale, Merger Sub, a wholly owned subsidiary of Broadscale, and Voltus entered into the Merger Agreement, pursuant to which, among other things, Merger Sub will merge with and into Voltus, with Voltus being the surviving company and a wholly owned subsidiary of Broadscale.

On November 30, 2021, concurrently with the execution of the Merger Agreement, Broadscale entered into the PIPE Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors have collectively subscribed at a purchase price of $10.00 per share and $100 million in the aggregate for (i) 10 million shares of New Voltus Common Stock and (ii) in the case of certain Third Party PIPE Investors purchasing in excess of a specified number of shares of New Voltus Common Stock, an aggregate of 6,200,000 Closing Warrants exercisable for shares of New Voltus Common Stock.

As a result of the Merger, Broadscale will acquire 100% of the outstanding equity and equity equivalents of the Company (including options and other securities that have the right to acquire or convert into equity securities of the Company). In addition, the Company’s existing equity incentive plan, the Voltus 2016 Equity Incentive Plan, will be terminated; awards issued under the Voltus 2016 Equity Incentive Plan will be exchanged for awards issued under a new equity incentive plan, the 2022 Equity Incentive Plan, to be adopted by New Voltus. New Voltus will continue to operate under the Voltus management team, led by the Company’s Chief Executive Officer, Gregg Dixon.

The Merger remains subject to Broadscale Shareholder approval and provides that the obligations of Broadscale and Voltus to consummate the Merger is conditioned on, among other things, that as of the Closing, the Minimum Cash Condition is satisfied.

Key Operating and Financial Metrics

The following table displays our key operating and financial metrics for each period presented.

	Three Months Ended March 31,		Years Ended December 31,
($ in thousands)	2022	2021	2021	2020
Average Registered MW	1,596	1,185	1,473	1,203
Revenue	$3,505	$12,065	$47,401	$24,432
Gross Profit	$(3,581)	$4,825	$19,192	$9,677
EBITDA(1)	$(15,166)	$824	$(7,205)	$(1,095)

____________

(1)      EBITDA is a non-GAAP Financial measure. For more information regarding EBITDA and a reconciliation of EBITDA to the most comparable US GAAP measure, see “Non-GAAP Financial Measures.”

Registered Megawatts

A megawatt is a yardstick for measuring energy power. Voltus defines a “Registered MW” as a megawatt of DER capacity that is actively enrolled in a wholesale electricity market or utility program with the potential to generate revenue. Voltus measures Registered MW to track its portfolio’s total revenue potential from all DER asset types (distributed generation, battery storage, demand response, energy efficiency, and electric vehicles). In some markets, a single site may participate in multiple DER programs concurrently. Registered MW reflect the cumulative potential across all programs. As a simplified example, if a one (1) MW asset actively participates in three (3) different DER programs, Registered MW will reflect a total of three (3) MW. Voltus measures each asset’s MW potential according to the requirements of the specific program(s) in which the asset participates.

Registrations for a particular site can increase or decrease over time and many site registrations are subject to fluctuations throughout the calendar year. Such fluctuations are influenced by numerous factors including seasonality of electricity demand, seasonal characteristics of certain DER programs, market specific rule changes, macroeconomic factors, and weather.

Revenues

Voltus primarily derives its revenue from the management of DERs in wholesale electricity markets and other utility programs, pursuant to contractual commitments over defined service delivery periods. These contracts typically include a commitment to stand ready to deliver a set amount of curtailment (committed capacity) if and when called upon by the grid operator or utility. Voltus matches this capacity obligation with supply that it is able to curtail from the electric grid through arrangements with Energy Consumers and DER Partners, aggregated residential consumers and other strategic partners.

When we are called upon by grid operators and utilities to deliver contracted capacity, we use our global Voltus Operations Center, to remotely manage and reduce electricity consumption across our network of Energy Consumers and DER Partners, making DER capacity available on demand, while helping Energy Consumers and DER Partners achieve energy savings, improve financial results and realize environmental benefits.

For a description of our revenue recognition policies, see the below section titled “— Critical Accounting Policies and Estimates.”

Gross Profit

Gross profit consists of our total revenues less our costs of revenues. Our gross profit has been, and will be, affected by many factors, including (a) the demand for our DER solutions and the Voltus platform, (b) the selling price of our DER solutions, (c) our costs of revenues, (d) the way in which we manage our portfolio of DER capacity, (e) the introduction of new DER solutions, (f) our DER event performance and (g) our ability to open and enter new markets and regions and expand deeper into markets we already serve. Our outcomes in negotiating favorable contracts with our Energy Consumers and DER Partners, as well as with our utility and grid operator customers, the effective management of our portfolio of DER capacity and our DER event performance are the primary determinants of our gross profit and gross margin.

Results of Operations

Comparison of the Three Months Ended March 31, 2022 and 2021

The following table summarizes our unaudited consolidated statements of operations for each period presented (in thousands):

	Three Months Ended March 31,
	2022	2021	Change
Revenue	$3,505	$12,065	$(8,560)
Cost of revenue	7,086	7,240	(154)
Gross profit	(3,581)	4,825	(8,406)
Operating expenses:
General and administrative	5,039	2,059	2,980
Research and development	1,888	559	1,329
Selling and marketing	5,548	1,797	3,751
Total operating expenses	12,475	4,415	8,060
(Loss) gain from operations	(16,056)	410	(16,466)
Other income (expense):
Interest income (expense)	(68)	(56)	(12)
Other income, net	175	—	175
Total other income	107	(56)	163
(Loss) Income before income taxes	(15,949)	354	(16,303)
Provision for income taxes	(11)	(17)	6
Net (loss) income	$(15,960)	$337	(16,297)

The following table reflects full-time employees as of March 31, 2022 and 2021 by functional area:

	Three Months Ended March 31,
	2022	2021
General and administrative	89	27
Research and development	34	14
Selling and marketing	94	29
Total Headcount	217	70

Revenue

Revenue decreased $8.6 million for the three months ended March 31, 2022, as compared to the same period in 2021. The decrease in revenue was primarily due to a non-performance payment of $6.5 million described below in connection with the Company’s failure to perform under a certain agreement. Excluding the penalty, revenue decreased by $2.1 million, driven by a decrease in revenue from ancillary market programs, primarily in Alberta Electric System Operator (“AESO”) and Southwest Power Pool (“SPP”) where real-time pricing was elevated during Winter Storm Uri during the three months ended March 31, 2021. These decreases were partially offset by higher ancillary market revenue in New York Independent System Operator (“NYISO”) during the three months ended March 31, 2022. The Company’s average Registered MW increased to 1,596 MW during the three months ended March 31, 2022, from 1,185 MW during the three months ended March 31, 2021.

As mentioned above, the Company recorded a non-performance payment of $6.5 million for the three months ended March 31, 2022. From time to time, we enter into contracts with utilities and other companies in the energy industry, which we refer to as bilateral contracts, to either buy or sell a certain number of MW at a predetermined price or price structure over a specified period of time in order to offset the risk of exposing a portion of our MW portfolio to wholesale electricity market clearing prices. We are required to register the number of MW committed under a sell-side bilateral contract in advance of the program season in the applicable wholesale electricity market where we operate. If we fail to deliver all or part of the committed MW under these bilateral contracts, we could be liable for a non-performance payment, which is most frequently determined using applicable market rates for the relevant delivery period, which rates are often unknown at the time the bilateral contracts are executed. In February 2022, we failed to meet our obligations under a certain bilateral contract, in large part due to certain market rule changes that were implemented by one of our grid operator customers after we entered into this bilateral contract. As a result, we owed approximately $6.5 million to the counterparty of this bilateral contract for our failure to deliver as of March 31, 2022. Voltus does not currently expect the $6.5 million non-performance payment incurred during the three-months ended March 31, 2022 to recur, as any future shortfall under this bilateral contract, should it occur, would likely be offset by MWs we could purchase from third parties. We intend to continue to enter into bilateral contracts for the foreseeable future, and we could incur substantial additional costs in the event we fail to deliver all or part of the committed MW thereunder, which could adversely affect our results of operations and financial condition. In addition, if the market clearing price applicable to a MW that we have committed to deliver under a bilateral contract is higher than the price per MW we receive under the bilateral contract, and in the unlikely event we have not successfully fixed our Energy Consumer and DER Partner payments associated with these applicable MW to a set price, we may be obligated to pay our Energy Consumers and DER Partners an amount in excess of what we actually receive, which could materially and adversely affect our results of operations and financial condition.

Cost of Revenues

Cost of revenues consists primarily of payments that we make to Energy Consumers and DER Partners for their participation in our DER programs. We generally enter into three-to-five-year contracts with Energy Consumers and DER Partners under which we deliver recurring cash payments to them for the capacity they commit to make available on demand. In some of the Company’s contracts with Energy Consumers and DER Partners, the Energy Consumers and DER Partners are compensated for their service at the current market rate and increases in market rates can expose the Company to higher payments and accordingly, higher costs of revenues.

Cost of revenues also includes depreciation on the equipment and installation of our Voltlet smart meter, as well as amortization of capitalized internal software development expenses associated with the VoltApp energy application. The Voltlet smart meters and VoltApp application monitor energy usage, communicate with sites and, in certain instances, remotely control energy usage to achieve committed capacity. Capitalized Voltlet costs are depreciated over the estimated useful life of the equipment of three years. Capitalized internal software development costs are amortized over three years.

We also include in cost of revenues the monthly data hosting and server costs we incur as a result of connecting our DER customers to wholesale electricity markets.

Cost of revenue decreased $0.2 million for the three months ended March 31, 2022, as compared to the same period in 2021. This decrease was driven by a $0.4 million decrease in costs associated with payments to Energy Consumers and DER Partners, partially offset by a $0.1 million increase in depreciation expense and $0.1 million increase in telecommunications and data hosting expenses.

Gross Profit

Gross profit decreased $8.4 million for the three months ended March 31, 2022, as compared to the same period in 2021. The decrease was primarily due to (1) higher than usual margins in SPP and AESO during the three months ended March 31, 2021, driven primarily by performance during the polar vortex period of February 2021 in these two markets, and (2) a non-performance payment of $6.5 million in connection with the Company’s failure to perform under a certain agreement.

Operating Expenses

Operating expenses consist of general and administrative, research and development, and sales and marketing expenses. Personnel-related costs are the most significant component of each of these expense categories. We expect to continue to hire employees to support our growth for the foreseeable future.

General and Administrative

General and administrative expenses consist primarily of (a) salaries and related personnel costs, including stock-based compensation, related to our executive, finance, legal, regulatory affairs, human resource, and energy markets organizations, (b) enterprise technology spend, (c) accounting, audit and legal professional fees, (d) insurance and (e) other related overhead. We expect general and administrative expenses to continue to increase in absolute dollar terms for the foreseeable future as we invest in infrastructure to support our continued growth and public company readiness.

The increase in general and administrative expense for the three months ended March 31, 2022 of $3.0 million was due primarily to a $1.1 million increase in employee compensation expense and a $0.6 million increase in travel and recruiting expense, driven primarily by increased headcount. There was also a $1.0 million increase in professional services, primarily related to increased accounting and audit fees associated with public company readiness. Additionally, technology and communications expenses increased $0.2 million from the same period in the prior year.

Research and Development

Research and development expenses consist primarily of (a) salaries and related personnel costs, including stock-based compensation, related to our research and development organization, (b) payments to suppliers for design and consulting services, (c) costs relating to the design and development of new solutions and enhancement of existing solutions, (d) quality assurance and testing and (e) other related overhead. Certain internal use software development costs qualify for capitalization under the provisions of ASC 350-40, Internal Use Software. All other expenditures for research and development activities are expensed as incurred. We expect research and development expenses to increase in absolute dollar terms for the foreseeable future and to decrease as a percentage of total revenues in the long term as we leverage our existing technology and develop new technologies.

The increase in research and development for the three months ended March 31, 2022 of $1.3 million was due primarily to a $1.2 million increase in employee compensation expense and a $0.1 million increase in travel and recruiting expense, driven primarily by increased headcount. There was also a $0.1 million increase in technology and communications costs. We capitalized internal-use software costs in the amount of $0.4 million and $0.2 million for the three months ended March 31, 2022 and 2021, respectively.

Sales and Marketing

Sales and marketing expenses consist primarily of (a) salaries and related personnel costs, including stock-based compensation, (b) commissions, (c) travel, lodging and other out-of-pocket expenses, (d) marketing programs such as trade associations and (e) other related overhead. The Company’s sales personnel group is responsible for influencing all market stakeholders, including customers, Energy Consumers, DER Partners, policymakers, industry analysts and the general media, attracting prospects to the Company’s business, enabling the sales engagement process with messaging, training and sales tools, and sustaining and expanding relationships with existing customers and Energy Consumers and DER Partners through renewal and retention programs and by identifying cross-selling opportunities. These personnel research current and future markets and lead the Company’s strategies for growth, competitiveness, profitability and increased market share. Sales and marketing costs are expensed as incurred. We expect increases in sales and marketing expenses in absolute dollar terms for the foreseeable future as we further increase the number of sales and marketing professionals.

The increase in sales and marketing expense for the three months ended March 31, 2022 of $3.8 million was due primarily to a $3.2 million increase in employee compensation expense and a $0.2 million increase in travel and recruiting expense, driven primarily by increased headcount. There was also a $0.1 million increase in marketing expenses and a $0.1 million increase in professional services expenses, primarily related to efforts to attract prospects to the Company’s business. Additionally, technology and communications costs increased $0.1 million from the same period in the prior year.

Other Income (Expense)

Other income (expense) consists primarily of interest income earned on cash balances, interest on debt, fees, associated with issuing letters of credit and other financial assurances, gain or loss on foreign currency transactions and other non-operating income.

Interest Income (Expense)

The increase in interest income (expense) for the three months ended March 31, 2022 was not significant.

Other Income, Net

The increase in other income, net for the three months ended March 31, 2022 of $0.2 million was due primarily to insurance reimbursements collected of $0.2 million from a single insurance company.

Comparison of the Years Ended December 31, 2021 and 2020

The following table summarizes our consolidated statements of operations for each period presented (in thousands):

	Year Ended December 31,
	2021	2020	Change
Revenue	$47,401	$24,432	$22,969
Cost of revenue	28,209	14,755	13,454
Gross profit	19,192	9,677	9,515
Operating expenses:
General and administrative	13,577	6,032	7,545
Research and development	4,320	1,279	3,041
Selling and marketing	10,908	5,642	5,266
Total operating expenses	28,805	12,953	15,852
Loss from operations	(9,613)	(3,276)	(6,337)
Other income (expense):
Foreign currency transaction gain	—	(1)	1
Gain from extinguishment upon PPP Loan forgiveness	—	1,002	(1,002)
Interest income (expense)	(184)	(268)	84
Total other income	(184)	733	(917)
Loss before income taxes	(9,797)	(2,543)	(7,254)
Provision for income taxes	(20)	(17)	(3)
Net loss	$(9,817)	$(2,560)	(7,257)
Net loss per share:
Basic and diluted	$(1.14)	$(0.32)	$(0.82)
Weighted average shares outstanding:
Basic and diluted	8,622,630	8,000,900	621,730

Revenue

Revenue increased $23.0 million, for the year ended December 31, 2021, compared to the year ended December 31, 2020. The increase in revenue was driven by an increase in average monthly Registered MW from 1,203 MW in 2020 to 1,473 MW in 2021. Revenue in the United States increased from $18.1 million in 2020 to $25.6 million in 2021. Average Registered MW in the United States increased from 1,058 MW in 2020 to 1,264 MW in 2021, driven by Voltus’s continued diversification away from Midcontinent Independent System Operator (“MISO”), its initial market, into higher $/MW markets including California Independent System Operator (“CAISO”), Electric Reliability Council of Texas (“ERCOT”), NYISO, and SPP. Revenue in Canada increased from $6.3 million in 2020 to $21.8 million in 2021, driven by an increase in average Registered MW from 145 MW in 2020 to 208 MW in 2021, as well as by an increase in wholesale electricity market rates in AESO.

Cost of Revenue

Cost of revenue increased $13.5 million, for the year ended December 31, 2021, compared to the year ended December 31, 2020. The increase was primarily driven by increase of $12.4 million in Energy Consumer and DER Partner payments related to the continued growth in Registered MW. In addition, the depreciation of smart meters installed at sites increased by $0.3 million, driven by the growth of our installed Energy Consumer and DER Partner base, and amortization increased by $0.3 million, driven by an increase in previously capitalized internally developed software. Data hosting and services increased by $0.3 million, driven by the growth of our installed Energy Consumer and DER Partner base. In 2021, we incurred $0.2 million of loss on the sale of fixed assets.

Gross profit and gross margins

The increase in gross profit from $9.7 million for the year ended December 31, 2020 to $19.2 million for the year ended December 31, 2021 was consistent with our revenue growth. The increase in gross margin from 39.6% for the year ended December 31, 2020 to 40.5% for the year ended December 31, 2021 was immaterial.

Operating Expenses

General and Administrative

General and administrative expense increased by $7.5 million, for the year ended December 31, 2021, compared to the year ended December 31, 2020, primarily driven by the payroll and related costs associated with an increase in the number of general and administrative full-time employees and professional fees related to legal and audit efforts to support public company readiness.

Research and Development

Research and development expense increased by $3.0 million, for the year ended December 31, 2021, compared to the year ended December 31, 2020, primarily as a result of increased efforts in software development associated with the creation of new DER products, utility and market integrations, and general research and development investments.

Sales and Marketing

Sales and marketing expense increased by $5.3 million, for the year ended December 31, 2021, compared to the year ended December 31, 2020, primarily driven by the payroll and related costs associated with an increase in the number of selling and marketing full-time employees.

Other Income (expense)

Interest Income (expense)

The decrease in interest expense for the year ended December 31, 2021, compared to the year ended December 31, 2020, was primarily driven by the 100% forgiveness of the interest incurred on the Paycheck Protection Program (“PPP”) loan, as well as reduced expense on term loan based on repayment of principal.

Foreign Currency Transaction Gain

Foreign currency transaction gain arises from the translation of financial statements from the functional currencies of our Canadian subsidiary to the U.S. dollar reporting currency of Voltus, Inc. The increase in foreign currency transaction gain was immaterial for the year ended December 31, 2021, compared to the year ended December 31, 2020.

Non-GAAP Financial Measures

Adjusted EBITDA

We calculate Adjusted EBITDA as net loss before net interest expense, income tax provision and depreciation and amortization, including amortization of internally developed software, further adjusted to exclude stock-based compensation and other income and expense items.

We believe that Adjusted EBITDA is useful for investors to use in comparing our financial performance with the performance of other companies in our industry for the following reasons:

•        Adjusted EBITDA is widely used by investors and securities analysts to measure a company’s operating performance without regard to items such as stock-based compensation expense, depreciation and interest expense, that can vary substantially from company to company depending upon their financing and capital structures, and the method by which assets were acquired; and

•        Adjusted EBITDA provides consistency and comparability with our past financial performance, and facilitates comparisons with other companies, many of which use similar non-GAAP financial measures to supplement their GAAP results.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:

•        Although depreciation expense is a non-cash charge, the assets being depreciated may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•        Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy;

•        Adjusted EBITDA does not reflect: (1) changes in, or cash requirements for, our working capital needs; (2) interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us; or (3) tax payments that may represent a reduction in cash available to us; and

•        The expenses and other items that we exclude in our calculation of Adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude from Adjusted EBITDA when they report their operating results.

The major non-GAAP adjustments, and our basis for excluding them, are outlined below:

•        Stock-based compensation expense: This consists of expenses for equity awards under our equity incentive plan. Although stock-based compensation is an important aspect of the compensation paid to our employees, the grant date fair value varies based on the stock price at the time of grant, varying valuation methodologies, subjective assumptions and the variety of award types. This makes the comparison of our current financial results to previous and future periods difficult to evaluate; therefore, we believe it is useful to exclude stock-based compensation. We also excluded these expenses because they are non-cash.

Because of these limitations, Adjusted EBITDA should be considered along with other operating and financial performance measures presented in accordance with GAAP.

	Three Months Ended March 31,		Years Ended December 31,
($ in thousands)	2022	2021	2021	2020
Net (loss) income	$(15,960)	$337	$(9,817)	$(2,560)
Adjusted to exclude the following:
Depreciation and amortization	476	359	1,671	1,062
Interest expense	68	56	184	268
Stock-based compensation	239	55	584	118
Provision for income taxes	11	17	20	17
Adjusted EBITDA	$(15,166)	$824	$(7,358)	$(1,095)

Liquidity and Capital Resources

Source of Liquidity

The Company has recurring net losses since inception, negative cash flows from operations and an accumulated deficit of $35.6 million as of March 31, 2022. In 2022 and 2023, the Company projects to incur greater operating losses than in prior years while it makes investments in sales and marketing, software development, and other functions to achieve higher levels of growth in future years. Therefore, the Company expects to continue to incur operating losses and generate negative cash flows from operations until revenues reach a level sufficient to support ongoing operations. As a result of these conditions, there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

The attainment of profitable operations is dependent upon future events, including maintaining adequate financing to fulfill its development activities and achieving a level of revenues adequate to support the Company’s cost structure. The Company’s sources of liquidity to date have been predominantly from issuances of Redeemable Convertible

Preferred Stock and to a lesser extent, issuances of debt. The Company also raised approximately $31.0 million from the issuance of Voltus Series C Preferred Stock as described in Note 8 to the condensed consolidated financial statements. On March 23, 2022, the Company entered into a loan and security agreement for a revolving line of credit in an aggregate principal amount not to exceed $30 million for the issuance of letters of credit with HSBC Ventures USA Inc. as described in Note 7 to the condensed consolidated financial statements.

The Company is subject to risks common to other high growth technology companies operating in the DER industry including, but not limited to, the attraction of new customers, continued compliance with program requirements, development of new technological innovations by competitors, dependence upon key personnel, market acceptance of the Company’s services, protection of proprietary technology, the need for adequate financing to fund future operations, the successful marketing of the Company’s services and other loss contingencies (e.g. non-performance on revenue contracts). Subsequent to March 31, 2022, the Company paid $6.5 million for a non-performance payment to a certain customer as more fully described in Note 2 to the condensed consolidated financial statements.

If the Company does not generate sufficient revenues, achieve planned gross margins and operating profitability, control operating costs, or secure additional funding it may require the Company to modify, delay, or abandon some of its planned future expansion or development.

The Company had unrestricted cash and cash equivalents of $30.0 million and $41.6 million as of March 31, 2022 and December 31, 2021, respectively.

If the Merger is successful, it is expected to result in a significant increase in capital available to the Company, which would be deployed in areas that the Company believes would result in accelerated growth beyond the current operating plan. The amount of proceeds to be made available to the Company following the Merger will depend on the level of redemptions by Broadscale Public Stockholders and remaining cash in the Trust Account after giving effect to the redemptions. The proceeds from the Trust Account, if received, would be available for activities such as, but not limited to, investing in salesforce expansion to accelerate customer acquisition and increase market share, funding financial assurance requirements in customer programs that would allow for faster growth in megawatts under management, expanding the Voltus product platform to capture new DER Partners and extending the Voltus technology platform to expand internationally, and funding strategic acquisitions. If the Merger is not successful, there can be no assurances that the additional capital required to accelerate these activities will be available from other sources on terms acceptable to the Company, or at all.

In addition to the foregoing, based on our current assessment, we do not expect any material adverse effect on our long-term liquidity due to the COVID-19 pandemic. However, we will continue to assess the effect of the pandemic to our operations. The extent to which the COVID-19 pandemic will affect our business and operations will depend on future developments that are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the pandemic, any restrictions on the ability of hospitals and trial sites to conduct trials that are designed to address the COVID-19 pandemic and the perceived effectiveness of actions taken in the United States and other countries to contain and treat the disease. While the potential economic impact brought by COVID-19 may be difficult to assess or predict, a widespread pandemic could result in significant disruption of global financial markets, reducing our ability to access capital in the future. In addition, a recession or long-term market correction resulting from the spread of COVID-19 could materially affect our business and the value of our common stock.

Cash Flows

The following table provides information regarding our cash flows for the three months ended March 31, 2022 and 2021 (in thousands):

	Three Months Ended March 31,
	2022	2021
Net cash (used in) provided by operating activities	$(9,868)	$615
Net cash provided (used in) by investing activities	1,573	(1,036)
Net cash used in financing activities	(2,705)	(140)
Effects of exchange rate changes on cash, cash equivalents, and restricted cash	235	70
Net change in cash, cash equivalents, and restricted cash	$(10,765)	$(491)

Cash, Cash Equivalents and Restricted Cash decreased by $10.8 million for the three months ended March 31, 2022, based on the following components:

Operating Activities:    $9.9 million in cash was used in operating activities, driven by (a) $15.2 million in net loss, net of non-cash items and (b) $5.3 million in cash used for working capital, primarily due to a $1.2 million decrease in receivables and a $0.4 million increase in payables primarily due to the timing of cash receipts and payments, a $1.7 million increase in prepaid expenses driven primarily by capitalized costs related to the proposed Business Combination and HSBC loan issuance, and a $5.6 million increase in accrued expenses driven primarily by an accrual of $6.5 million in connection with the Company’s failure to perform under a certain agreement, which was paid subsequent to March 31, 2022, partially offset by a $0.8 million decrease in accrued bonus.

Investing Activities:    $1.6 million in cash was provided by investing activities, primarily resulting from $2.5 million in returns of utility deposits, offset by $0.5 million used for acquisition of property and equipment, primarily driven by site enablement related equipment purchases, and an increase of $0.4 million for investment for software development.

Financing Activities:    $2.7 million in cash was used in financing activities, primarily due to $2.3 million of debt principal payment we made on January 4, 2022 to terminate the term loan with Western Alliance Bank, partially offset by $0.4 million of debt issuance costs we paid for the HSBC loan in March 2022.

Cash, Cash Equivalents and Restricted Cash decreased by $0.5 million for the three months ended March 31, 2021, based on the following components:

Operating Activities:    $0.6 million in cash was provided by operating activities, driven by (a) $0.8 million in net income, net of non-cash items and (b) $0.1 million in cash used for working capital, primarily due to a $1.1 million increase in accounts receivable and unbilled receivables driven primarily by increased revenue and a $0.9 million decrease in deferred revenue as DER solutions in PJM and MISO were delivered and the associated revenue was recognized, offset by a $1.0 million increase in accounts payable and accrued customer payments primarily due to the timing of payments to third-party vendors and a $0.7 million increase in accrued refunds and adjustments driven by an increase in forecasted revenue for 2021.

Investing Activities:    $1.0 million in cash was used in investing activities primarily due to $1.0 million used for acquisition of property and equipment, primarily driven by site enablement related equipment purchases, and an increase of $0.3 million for investment for software development, offset by $0.3 million in returns of DER customer deposits.

Financing Activities:    $0.1 million in cash was used in financing activities, primarily due to $0.3 million of debt principal payment.

The following table provides information regarding our cash flows for the years ended December 31, 2021 and 2020 (in thousands):

	Year Ended December 31,
	2021	2020
Net cash (used in) provided by operating activities	$(9,911)	$3,151
Net cash used in investing activities	(9,978)	(4,454)
Net cash provided by financing activities	30,179	29,175
Effects of exchange rate changes on cash, cash equivalents, and restricted cash	82	23
Net change in cash, cash equivalents, and restricted cash	$10,372	$27,895

Operating Activities

Net cash used in operating activities for the year ended December 31, 2021 was $9.9 million, which consisted of an operating loss of $9.8 million, adjusted for $2.7 million non-cash items and a net cash outflow of $2.8 million from changes in operating assets and liabilities. Cash inflow from non-cash items was primarily driven by an increase of $1.7 million in depreciation and amortization expense driven by an investment of $3.4 million in smart meter and DER equipment installation costs associated with the increase in average Registered MW from 1,058 MW in 2020 to 1,264 MW in 2021. In addition, depreciation and amortization expense was driven higher by an increase in capitalized internally developed software expenses of $1.3 million, associated with the continued development of the Voltus

DER platform. Voltus recognized an increase of $0.6 million in stock-based compensation, driven by the increase in full-time employees from 85 at the end of 2020 to 186 at the end of 2021. The net cash outflow of $2.8 million from changes in operating assets and liabilities was primarily driven by a $4.1 million increase in trade account receivables and unbilled receivables, driven by the increase in recognized revenue from $24.4 million in 2020 to $47.4 million in 2021, a $2.8 million increase in prepaid expenses primarily driven by the capitalized costs related to the proposed SPAC transaction, and a decrease of $1.8 million in deferred revenue as DER grid services in PJM and MISO were delivered and the associated revenue was recognized. These amounts were partially offset by cash provided by changes in operating assets and liabilities, primarily driven by an increase of $4.3 million in accrued expenses driven by increased accrued compensation from headcount growth, as well as an increase of $1.5 million in accrued capacity payments driven by the general expansion of DER services activity.

Net cash provided by operating activities for the year ended December 31, 2020 was $3.2 million, which consisted of an operating loss of $2.6 million, adjusted for $0.4 million non-cash items and a net cash inflow of $5.4 million from changes in operating assets and liabilities. Cash flow from non-cash items primarily consisted of depreciation and amortization of $1.1 million, bad debt expense of $0.1 million, and stock-based compensation of $0.1 million, offset by Paycheck Protection Program loan forgiveness of $1.0 million. The net cash inflow of $5.3 million from changes in operating assets and liabilities was primarily driven by an increase in accrued capacity payments of $5.4 million and a $1.8 million increase in accrued expenses and other current liabilities as our operations continued to grow, a decrease in other long-term assets of $0.8 million related to expense recognition of prepaid COGS, and an increase in accounts payable of $0.1 million. These amounts were partially offset by cash used for changes in operating assets and liabilities, primarily driven by a decrease in deferred revenue of $1.9 million, an increase in unbilled receivables of $0.9 million, and a decrease in other long-term liabilities of $0.1 million.

Investing Activities

Net cash used in investing activities for the year ended December 31, 2021 was $10.0 million, primarily resulting from an increase of $7.3 million in utility deposits for DER programs to satisfy program requirements, and $3.4 million used for acquisition of property and equipment, primarily driven by site enablement related equipment purchases, and an increase of $1.3 million for investment for software development. These amounts were partially offset by $2.0 million in proceeds from the sale of fixed assets.

Net cash used in investing activities for the year ended December 31, 2020 was $4.5 million, primarily resulting from $2.2 million in utility deposits for DER programs to fulfill DER enrollment requirements, $1.5 million used for acquisition of property and equipment primarily related to purchases of smart meter equipment, and $0.8 million investment for software development.

Financing Activities

Net cash provided by financing activities for the year ended December 31, 2021 was $30.2 million, primarily resulting from $31.0 million in net proceeds from the issuance of Voltus Series C Preferred Stock, and $0.2 million in proceeds from the exercise of stock options. These amounts were partially offset by $1.10 million of debt principal payment.

Net cash provided by financing activities for the year ended December 31, 2020 was $29.2 million, primarily resulting from $25.0 million in net proceeds from the issuance of Voltus Series B Preferred Stock, $3.5 million in proceeds from the issuance of term loan, and $1.0 million in proceeds from the issuance of Paycheck Protection Program loan, partially offset by $0.3 million of debt issuance costs and principal payments.

Contractual Obligations and Commitments

Letters of Credit

As of March 31, 2022 and December 31, 2021, the Company was contingently liable under outstanding letters of credit for approximately $1.6 million and $0.8 million, respectively. The letters of credit are secured by deposits, which are recorded in restricted cash within the consolidated balance sheets.

Performance Guarantees

The Company is subject to performance guarantee requirements under certain utility and electric grid operator customer contracts and wholesale electricity market program participation rules, which may be secured by cash security deposits or letters of credit. These amounts primarily represent up-front payments required by utility and electric grid operator customers as a condition of participation in certain DER programs and to ensure that the Company will deliver its committed capacity amounts in those programs. If the Company fails to meet its minimum committed capacity requirements, a portion or all of the deposits may be forfeited. The Company assessed the probability of default under these customer contracts and wholesale electricity market programs and has determined the likelihood of default and loss of deposits to be remote.

From time to time, the Company enters into contracts with utilities and other companies in the energy industry, which the Company refer to as bilateral contracts, to either buy or sell a certain number of MW at a predetermined price or price structure over a specified period of time in order to offset the risk of exposing a portion of its MW portfolio to wholesale electricity market clearing prices. The Company is required to register the number of MW committed under a sell-side bilateral contract in advance of the program season in the applicable wholesale electricity market where the Company operates. If the Company fails to deliver all or part of the committed MW under these bilateral contracts, the Company could be liable for a non-performance payment, which is most frequently determined using applicable market rates for the relevant delivery period, which rates are often unknown at the time the bilateral contracts are executed. In February 2022, the Company failed to meet its obligations under a certain bilateral contract. As a result, the Company owed approximately $6.5 million to the counterparty of this bilateral contract for its failure to deliver as of March 31, 2022. The Company does not currently expect the $6.5 million non-performance payment incurred during the three-months ended March 31, 2022 to recur, as any future shortfall under this bilateral contract, should it occur, would likely be offset by MWs we could purchase from third parties. The Company intends to continue to enter into bilateral contracts for the foreseeable future, and could incur substantial additional costs in the event it fails to deliver all or part of the committed MW thereunder, which could adversely affect its results of operations and financial condition. In addition, if the market clearing price applicable to a MW that we have committed to deliver under a bilateral contract is higher than the price per MW we receive under the bilateral contract, and in the unlikely event we have not successfully fixed our Energy Consumer and DER Partner payments associated with these applicable MW to a set price, we may be obligated to pay our Energy Consumers and DER Partners an amount in excess of what we actually receive, which could materially and adversely affect our results of operations and financial condition.

Off-Balance Sheet Arrangements

We did not have, during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these consolidated financial statements requires us to make judgments and estimates that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities in our financial statements. Significant estimates made by management relate to revenue recognition and specifically the estimation and allocation of variable consideration, accrued capacity payments, measurement of transaction prices and constraints, allowance for doubtful accounts, fair value of financial instruments, useful lives of long-lived assets, fair value of stock- based awards and realizability of deferred tax assets and related valuation allowance. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions. On an ongoing basis, we evaluate our judgments and estimates in light of changes in circumstances, facts, and experience. The effects of material revisions in estimates, if any, will be reflected in the consolidated financial statements prospectively from the date of change in estimates.

While our significant accounting policies are described in more detail in “Note 2., Summary of Significant Accounting Policies” to our audited annual consolidated financial statements appearing elsewhere in this proxy statement/prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

The Company early adopted ASC 606, Revenue from Contracts with Customers (“ASC 606”) using the modified retrospective transition method applied to contracts not completed as of January 1, 2019. The Company’s customers include enterprises, grid operators and utilities. The Company derives revenue primarily from its DER offerings. Under ASC 606, the Company determines revenue recognition through the following steps:

i.       Identification of the contract or contracts with a customer;

ii.      Identification of the performance obligations in the contract;

iii.     Determination of the transaction price;

iv.      Allocation of the transaction price to the performance obligations in the contract; and

v.       Recognition of revenue when, or as, the Company satisfies the performance obligations.

The Company accounts for a contract with a customer when it has written approval, the contract is legally enforceable, the rights of the parties, including payment terms, are identified, the contract has commercial substance and it is probable that the Company will collect substantially all of the consideration it will be entitled to in exchange for the services that will be transferred to the customer. The substantial majority of the Company’s performance obligations are generally transferred to customers over time. The Company records a contract asset, unbilled receivables, when revenue recognized on a contract exceeds the billing due to timing of program settlement and final invoicing. The Company records a contract liability, deferred revenue, when the billings on a contract exceed the revenue recognized.

The Company considers the following as a customer contract:

•        Direct contract with a grid operator, utility, Energy Consumer or DER Partner to provide DER solutions pursuant to contractual commitments over defined service delivery periods; and

•        Wholesale electricity market obligations created through the combination of approval of Voltus as a market participant or member, relevant wholesale market tariff or other market rules, and Voltus’s active participation in wholesale electricity market activities.

These contracts typically include a single promise to stand ready, throughout the term of the contract, to deliver a set amount of curtailment (committed capacity) when and if called upon by the grid operator or utility. Many contracts define performance and payment terms on a monthly basis with others calling for other increments of time (weekly and sometimes daily).

With regards to wholesale electricity markets in the United States and internationally, Voltus is required to first become an approved market participant or member. This typically entails completing a market participant application or signing a membership agreement, which binds us and other participants to agree to adhere to the Federal Energy Regulatory Commission, or FERC, or the equivalent relevant regulatory authority in international markets approved by governing documents. After establishing membership in these deregulated markets, we secure access to the market by participating in forward “auctions” or “tenders,” in which we commit to delivering DER resources in advance of a defined delivery period. This auction activity often requires us to post financial assurance with the relevant market operator, and by committing to delivering DER resources in future periods, we assume the risk of delivery of the committed resource levels and can be subject to financial penalties for both under-delivery and non-delivery.

Generally, neither the Company nor the customer can cancel the contract absent a breach by the other party. In order to provide this stand ready service, the Company utilizes a portfolio of Energy Consumers and DER Partners that have the ability to curtail MW when called upon by the Company. The Company is the principal in these arrangements as it has control over the services prior to those services being transferred to the customer and is primarily responsible for the fulfillment of the service to the customer. For example, if the Energy Consumers and DER Partners do not perform Voltus is liable to the customer for penalties and other consequences of non-performance. Voltus also separately negotiates pricing with the customer apart from negotiating pricing with the Energy Consumer or DER Partner.

The Company has concluded DER contracts generally contain a series of distinct services inclusive of standing ready to perform which includes maintaining agreements with the Energy Consumers and DER Partners that will curtail the power, and facilitating performance during Test Events and Energy Events when called upon (Test Events are instances where the customer asks Voltus to curtail the committed MW as a simulated test of its ability to perform and Energy Events are instances where the customer requires Voltus to curtail the committed MW’s because the customer needs the curtailment and resulting capacity). It has been determined that these services are substantially the same in each period, with the same pattern of transfer to the customer. Voltus’s performance in Test Events and Energy Events are not considered distinct in the context of the contract because the customer derives no benefit from Test Events and Energy Events without the promise to stand ready to perform curtailment when needed, and performance in such events is not sold separately. Accordingly, each period in the contract is a distinct performance obligation in the series.

The Company generally earns two types of fees in its utility contracts, “Capacity Fees” and “Energy Event Fees.” Capacity Fees are paid to the Company by the customer for the stand ready commitment to curtail MW and are typically based on the Company’s ability to deliver the committed capacity throughout the contractual delivery period.

Capacity Fees are generally invoiced and paid upon each completed period of performance. Energy Event Fees are only paid following an Energy Event or Test Event and are based on Voltus’s actual performance. Both of these fees contain variability as discussed below.

Capacity Fees are subject to variability due to adjustments related to performance in Test Events and Energy Events. Energy Event Fees are subject to variability when they are based on the Company’s actual performance in the Energy Event which is most often measured based on the amount of MW curtailed. In general, if the Company fails to curtail the contracted MW during a Test Event or Energy Event, most contracts contain penalties that could require the Company to prospectively reduce, or in some cases refund, Capacity Fees to be paid or already paid by the customer during the contract period. Further, if the contract calls for Energy Event Fees, it may also call for adjustments to those fees based on the amount of MW curtailed. Depending on the contract period, penalties, and adjustments are limited to the particular period in which the event occurs, or they can be applied retrospectively, prospectively, or both retrospectively and prospectively. The Company assesses each reporting period whether a portion of the Capacity Fees and Energy Event Fees should be constrained based on the factors noted below.

In order to determine the transaction price and allocate the transaction price to each performance obligation in the series, the Company first assesses whether the variability in the contract for Capacity Fees and Energy Event Fees can be allocated to the period to which it relates. Generally, when the variability in the contract is not retrospective or prospective in nature, solely relates to the period of performance, and the terms of the variable payments are consistent with terms the customer would offer to other market participants in the program, the Company has concluded that allocating the variability to the period to which it relates is consistent with the allocation objectives of ASC 606.

In cases where the variability in the contract is retrospective or prospective in nature or is not on terms consistent with other program participants, the Company concludes that it cannot allocate the variability to the period of performance because it would be inconsistent with the allocation objectives of ASC 606. In these cases, the Company estimates the variable consideration in the contract, as applicable, and will allocate such variable consideration evenly to each performance obligation within the series. The Company uses the expected value or most likely amount method, depending on the facts and circumstances relative to the contract.

When estimating variable consideration, the Company considers (i) the contractual rate per MW, (ii) penalty rates, (iii) the maturity of the Energy Consumers and DER Partners assigned to the program, (iv) historical performance and experience in the program, (v) the probability of future dispatch events, (vi) whether there are other factors outside of the Company’s control and (vii) other factors as relevant. The Company constrains estimates of variable consideration such that it is probable that a significant reversal of previously recognized revenue will not occur when the variability is resolved. In making these assessments, the Company considers the likelihood and magnitude of a potential reversal of revenue. These estimates are re-assessed each reporting period.

The Company believes that an output measure based on the contractual MW stand-ready obligation is the best representation of the “transfer of value” to the customer. Accordingly, the Company recognizes monthly revenue based on the proportion of committed stand-ready capacity obligation that has been fulfilled to date, which for Capacity Fees is ratable over the term of the contract.

In certain of the Company’s bilateral contracts, pricing for the applicable program season is agreed to in advance, and the Company needs to register the MW it plans to deliver in advance of the program season with the applicable energy market. If the Company fails to register all or part of the promised MWs at the inception of the contract, there are risks and uncertainties to the Company that include, but are not limited to, incurring penalties and incurring payments back to the bilateral partner and these could be material. Furthermore, in some of the Company’s contracts with its Energy Consumers, the Energy Consumers are compensated for their service at the current market rate and increases in market rates can expose the Company to higher payments and accordingly, higher costs of revenues.

Certain Energy Consumers and DER Partners also participate in a DER offering called Peak Saver and in these contracts the Energy Consumer or DER Partner is also the customer. In these contracts the Company will use its DER technology and team of energy consultants to aid in predicting when the utility will declare peak days during which energy demand in the grid is at its highest levels. Using this information the Energy Consumers and DER Partners can reduce their energy consumption during these days and avoid or reduce charges for their energy consumption during these periods. Typical contracts are for a term of one year or less. Substantially all Peak Saver contracts are performance based and the Company is only entitled to compensation if the Energy Consumer or DER Partner realizes savings on peak load energy charges resulting from the energy usage management services over the term of the contract, and accordingly the consideration is variable.

The Company has concluded the services in the Peak Saver offering represent a series of distinct services that are substantially the same, with the same pattern of transfer to the customer. Accordingly, the provision of these services is accounted for as a series and is recognized ratably over the term of the contract. The Company also evaluates, when the Energy Consumer and DER Partner is both a customer in a Peak Saver contract and a vendor in a DER agreement, whether amounts paid to the Energy Consumer and DER Partner in the DER agreement should be recorded as a reduction of Peak Saver revenue. In most cases, the Energy Consumers and DER Partners are providing a distinct service in a DER contract with a fair value that can be reasonably estimated by reference to other similar Energy Consumer and DER Partner agreements who do not participate in Peak Saver programs. Accordingly, in most cases the Company recognizes such payments as cost of revenue as described below.

Given the Company’s limited operating history with Peak Saver, and the uncertainties regarding predictions of when Peak Charges will occur, and how much, if anything, the customer will save on peak charges, the Company has concluded there are risks related to revenue recognition that require a constraint. Accordingly, the Company applies a constraint to these revenues until near the end of the contract period when there is sufficient visibility regarding the Peak Charge days and the customer’s performance to make an estimate of the transaction price that would be probable of not experiencing a significant reversal of revenue when the uncertainties are resolved. This usually occurs in the fourth quarter. Therefore, there was no revenue recognized related to Peak Saver as of March 31, 2022 and 2021, respectively.

Lastly, the Company offers meter installation services to assist certain customers with their energy management strategy and such revenues are generally recognized as the services are performed.

Cost of revenues

Cost of revenues primarily consist of amounts earned by Energy Consumers and DER Partners for their participation in DER customer programs and are generally recognized over the same performance period as the corresponding revenue. The Company enters into contracts with its Energy Consumers and DER Partners under which it delivers recurring cash payments to them for the capacity they commit to make available on demand. In certain cases, the Company also compensates the Energy Consumer or DER Partner when Test Events and Energy Events occur and recognizes an expense for such amount in the period of performance. In some of the Company’s contracts with Energy Consumers and DER Partners, the Energy Consumers and DER Partners are compensated for their service at the current market rate and increases in market rates can expose the Company to higher payments and accordingly, higher costs of revenues. Amounts owed to Energy Consumers and DER Partners are included in Accrued Capacity Payments in the condensed consolidated statement of balance sheets.

DER equipment located at its Energy Consumer, DER Partner and third-party sites, which monitor energy usage and communicate with Energy Consumer and DER Partner sites are capitalized into Property and Equipment, net, and are depreciated over the estimated useful life of the equipment. This depreciation is reflected in cost of revenues. The Company also includes in cost of revenues amortization of capitalized software development costs, which are included in Intangible Assets, net in the condensed consolidated statement of balance sheet, related to its DER solutions and telecommunications and data costs incurred as a result of being connected to enterprise customers and Energy Consumer and DER Partner sites.

Emerging Growth Company Status

The Company is an emerging growth company, as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that (i) the Company is no longer an emerging growth company or (ii) the Company affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Broadscale Initial Public Offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

Recently Issued Accounting Pronouncements

We have reviewed all recently issued standards and have determined that, other than as disclosed in “Note 2., Summary of Significant Accounting Policies” of our consolidated financial statements appearing elsewhere in this proxy statement/prospectus, such standards will not have a material impact on our financial statements or do not otherwise apply to our current operations.

Quantitative and Qualitative Disclosures about Market Risks

Market risk represents the risk of loss that may impact our financial position because of adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure resulting from potential changes in inflation, exchange rates or interest rates. We do not hold financial instruments for trading purposes.

Foreign Currency Exchange Risk

Our expenses are generally denominated in U.S. dollars. However, we have foreign currency risks related to our revenue and operating expenses denominated in Canadian dollars. We have entered into contracts with customers and a limited number of supply contracts with vendors with payments denominated in foreign currencies. We are subject to foreign currency transaction gains or losses on our contracts denominated in foreign currencies. To date, foreign currency transaction gains and losses have not been material to our financial statements.

Unfavorable changes in foreign exchange rates versus the U.S. dollar could increase our product costs, thus reducing our gross profit. We have not engaged in the hedging of foreign currency transactions to date, although we may choose to do so in the future. We do not believe that an immediate 10% increase or decrease in the relative value of the U.S. dollar to other currencies would have a material effect on operating results or financial condition.

Interest Rate Risk

Interest rate risk is the risk that the value or yield of fixed-income investments may decline if interest rates change. Fluctuations in interest rates may impact the level of interest expense recorded on outstanding borrowings. In addition, our financing obligations bear interest at a fixed rate and are not publicly traded. Therefore, fair value of our financing obligations and interest expense is not materially affected by changes in the market interest rates. Voltus does not enter into derivative financial instruments, including interest rate swaps, for hedging or speculative purposes.

Effects of Inflation

We do not believe that inflation has had a material effect on our business, financial condition or results of operations. Our operations may be subject to inflation in the future

Credit Risk

The Company has certain concentrations of credit risk that accounted for 10% or more of the Company’s revenue and accounts receivable. For the three months ended March 31, 2022, the Company had three customers, respectively, each with revenue of greater than 10% of the Company’s consolidated revenue. As of March 31, 2022, the Company had five customers, respectively, each with accounts receivable greater than 10% of the Company’s consolidated accounts receivable.

MANAGEMENT OF NEW VOLTUS AFTER THE MERGER

Unless the context otherwise requires, all references in this section to “we”, “us”, “our”, and “the Company” are intended to mean Voltus and its consolidated subsidiaries, prior to the Merger and New Voltus and its consolidated subsidiaries after giving effect to the Merger.

Directors and Executive Officers

Broadscale and Voltus anticipate that certain of the current executive officers and directors of Voltus and Broadscale will become executive officers and directors of New Voltus, as applicable. The following persons are expected to serve as New Voltus’s executive officers and directors following the Merger, and it is expected that other directors may be identified prior to the effectiveness of this registration statement. Ages included in the following table are as of July 1, 2022.

Name	Age	Position
Executive Officers
Gregg Dixon	50	Chief Executive Officer and Director Nominee
Matthew Plante	47	President and Director Nominee
Douglas Perrygo	45	Chief Financial Officer
Dana Guernsey	37	Chief Product Officer
Laurie Harrison	48	Chief Legal Officer and Secretary
Neil Lakin	35	Chief Technology Officer
Management Team
Todd Krause	48	Chief Revenue Officer
Jon Wellinghoff	73	Chief Regulatory Officer
Carey Albertine	48	VP of People and Culture
Stephanie Hendricks	39	SVP Operations and Customer Success
Kelly Yazdani	38	VP of Marketing
Scott McGaraghan	50	VP of International
Directors
Veery Maxwell	35	Director Nominee
Tim Woodward	62	Director Nominee
Philip Deutch	57	Director Nominee
Selina Tobaccowala	45	Director Nominee
Ashley Johnson	50	Director Nominee
Rajesh Atluru	53	Director Nominee
Dan Leff	62	Director Nominee

Executive Officers

Gregg Dixon is the Chief Executive Officer and Co-founder of Voltus. Mr. Dixon has served as the Chief Executive Officer of Voltus since July 2016. As Chief Executive Officer, Mr. Dixon is responsible for ensuring the vision for the company and its culture are meeting its customers and investors’ expectations. Prior to founding Voltus, from July 2015 to November 2016, he delivered consulting services as a board member or advisor to the following companies: World50, CrowdComfort and EnAct Systems. Mr. Dixon served as the Senior Vice President of Marketing & Sales for EnerNOC, Inc. (“EnerNOC”) from April 2004 to June 2015. Mr. Dixon also served as the Vice President of Marketing & Sales at Hess Microgen. He holds a Bachelor of Arts in Business Administration and Information Processing from Boston College. We believe that Mr. Dixon is highly-qualified to serve as a member of our board of directors due to his longtime leadership of our company and deep business experience in the field of technology and energy.

Matthew Plante is the President and Co-founder of Voltus. As President, Mr. Plante is responsible for Voltus’s new market entry and customer solutions. Mr. Plante has served as the President of Voltus since July 2016. Prior to founding Voltus, Mr. Plante was the Chief Executive Officer of EcoFactor from September 2014 to December 2015. He served as the Vice President of Sales for Bidgely, Inc. from May 2013 to September 2014 and for EnerNOC from July 2005 to April 2013. Mr. Plante has a Bachelor of Arts in Economics and Government from Connecticut College and a MBA in Business from the Tuck School as Dartmouth. We believe that Mr. Plante is highly-qualified to serve as a member of our board of directors due to his longtime leadership of our company and deep business experience in the field of technology and energy.

Douglas Perrygo is the Chief Financial Officer of Voltus. As the Chief Financial Officer, Mr. Perrygo oversees all financial operations of Voltus. He has served as the Chief Financial Officer of the company since May 2018. Prior to joining Voltus, Mr. Perrygo was the Senior Vice President of Finance and Administration at FitnessKeeper Inc., a subsidiary of ASICS Corporation from January 2015 to December 2018. From March 2007 to August 2011, Mr. Perrygo served as the Senior Manager, Revenue Operation and the Senior Manager, Financial Planning and Analysis for EnerNOC. Mr. Perrygo holds a Bachelor of Science in Finance from the University of Maryland and an MBA from the Tuck School at Dartmouth College.

Dana Guernsey is the Chief Product Officer and Co-founder of Voltus. As the Chief Product Officer, Ms. Guernsey leads the development of Voltus’s technology-enabled distributed energy resource platform. Ms. Guernsey has served as the Chief Product Officer of Voltus since April 2021 and prior to that served in various vice president roles since joining Voltus in October 2017. Prior to Voltus, she was the director of Product Marketing at FirstFuel Software from July 2017 to October 2017 and was the Director of Corporate Development for Ambri from August 2014 to July 2017. Ms. Guernsey also served in various roles at EnerNOC from February 2008 until July 2014. She holds a Bachelor of Arts in Engineering and Studio Art, a Bachelor of Engineering in Mechanical Engineering and a Master of Engineering Management from Dartmouth College.

Laurie Harrison is the Chief Legal Officer and Secretary of Voltus. As the Chief Legal Officer and Secretary, Ms. Harrison is responsible for Voltus’s legal and compliance functions. Ms. Harrison has served as the Chief Legal Officer and Secretary of Voltus since March 2021 and as a board member from November 2020 to March 2021. Prior to joining Voltus, Ms. Harrison served as the Chief Legal Officer and Secretary of AgileThought, Inc. from February 2020 to March 2021. She also served as the General Counsel of Fuze, Inc. from September 2016 to February 2020 and Shutterstock, Inc. from January 2015 to September 2016. From May 2007 to May 2014, Ms. Harrison served as the Deputy General Counsel and Secretary of EnerNOC. She received a Bachelor of Arts in Government from Georgetown University and a Juris Doctor from Northeastern School of Law.

Neil Lakin is the Chief Technology Officer and Co-founder of Voltus. As the Chief Technology Officer, Mr. Lakin leads the team building Voltus’s technological infrastructure. He has served as the Chief Technology Officer since August 2016, prior to which he served as a Cornell University Technologist in Residence and a Visiting Lecturer. In June 2015, Mr. Lakin founded and served as the Chief Technology Officer of MindMe, Inc. He holds a Bachelor of Science in Physics from Stanford University and a Master of Engineering and Computer Since form Cornell University.

Management Team

Todd Krause is the Chief Revenue Officer of Voltus. Mr. Krause has served as the Chief Revenue Officer of Voltus since December 2021 and prior to that served as the Senior Vice President of Sales since joining Voltus in October 2017. As Chief Revenue Officer, Mr. Krause is responsible for all revenue generating functions of Voltus. Prior to joining Voltus, he served as the Chief Commercial Officer of Blue Pillar, Inc. from July 2016 to October 2017 and as a VP of Sales and then VP of Global Utility Sales for EnerNOC from September 2012 to January 2016. Mr. Krause has a Bachelor of Science in Geo-Environmental Engineering from Penn State University.

Jon Wellinghoff is the Chief Regulatory Officer of Voltus. As Chief Regulatory Officer, Mr. Wellinghoff is responsible for the development of the Voltus regulatory strategy at federal, state and local levels. He also currently serves as the Chief Executive Officer of GridPolicy, Inc. since April 2017. Mr. Wellinghoff also served as the Chief Policy Officer of SolarCity, Inc. from February 2016 to April 2017 and was a Partner at Stoel Rives LLP from November 2013 to August 2016. Mr. Wellinghoff was appointed commissioner of the Federal Energy Regulatory Commission in August 2006 and served as its Chairman from March 2009 to November 2013. Mr. Wellinghoff has a Bachelor of Science in Mathematics from the University of Nevada, Reno, a M.A.T. in Mathematics from Howard University and a Juris Doctor from Antioch School of Law.

Carey Albertine is the Vice President of People and Culture of Voltus. As VP of People and Culture. Ms. Albertine leads Voltus’s people team and is responsible for the Company’s talent and culture. Ms. Albertine joined Voltus in November 2021. Prior to joining Voltus, Ms. Albertine was the Chief Experience Officer of Obit, LLC. from July 2019 to November 2021 and served as an Adjunct and Career Coach for the University of Colorado from August 2017 to December 2020. She holds a Bachelor of Arts in History from the University of Virginia and an MBA from the Tuck School of Business at Dartmouth College.

Stephanie Hendricks is the Senior Vice President of Operations and Customer Success of Voltus. As SVP of Operations and Customer Success, Ms. Hendricks leads all operational functions of Voltus across the U.S. and Canada. Ms. Hendricks joined Voltus in April 2019. Prior to joining Voltus, Ms. Hendricks was a VP at nDimensional from April 2015 to April 2019. Ms. Hendricks served as an intelligence officer in the United States Navy. She holds an A.B. in Government from Harvard University.

Kelly Yazdani is the Vice President of Marketing of Voltus. As VP of Marketing, Ms. Yazdani is responsible for the go-to-market strategy of Voltus. She joined Voltus in January 2020. Prior to joining Voltus, Ms. Yazdani served as the Director of Customer Analytics for Qore Performance from September 2019 to December 2020 and as the Chief Operating Officer of Waggletooth, LLC from January 2018 to January 2019. She served as an Adjunct Reader for the George Washington University Admissions Committee from November 2016 to April 2017. Ms. Yazdani has a Bachelor of Arts from Dartmouth College in Chemistry.

Scott McGaraghan is the Vice President of International of Voltus. As VP of International, Mr. McGaraghan is responsible for bringing our DER solutions to electricity grids around the world and, in doing so, facilitating the rapid decarbonization of the global economy. Mr. McGaraghan joined Voltus in March 2022. Prior to joining Voltus, Mr. McGaraghan served in various management-level roles at Google Nest from August 2011 to March 2022 and in various director-level roles at EnerNOC from June 2006 to May 2011. Mr. McGaraghan has a Bachelor of Science in Engineering, a Master of Engineering and an MBA from Stanford University.

Non-Employee Directors

Veery Maxwell is expected to serve on the New Voltus Board. Since September 2021, Ms. Maxwell has been a Partner at Galvanize and the Co-Head of the Innovation and Expansion Fund. Prior to joining Galvanize Ms. Maxwell was a Partner at Ajax Strategies from June 2014 to September 2021. There she worked to help companies’ diligence technology to drive greenhouse gas emissions reductions. Ms. Maxwell is currently on the boards of the following companies: Descartes Labs, StreetLight Data, Sunfolding, Trace Genomics and Voltus, as well as the nonprofit boards of CREO Syndicate and Clean Energy for America. She holds a Bachelor of Arts in Finance and International Business from Georgetown University and a Juris Doctor from the University of California, Hastings College of the Law. We believe Ms. Maxwell is well-qualified to serve on the New Voltus Board due to her extensive experience working with companies developing technology to achieve ESG-related goals and given her role as a director of various companies.

Tim Woodward is expected to serve on the New Voltus Board. Since September 2013, Mr. Woodward has been a Managing Director of Prelude Ventures LLC. Mr. Woodward spent 15 years as a Managing Director for Nth Power, leading investments for companies focused on renewable energy, demand response, advanced materials and outsourced utility customer management. During that time, Mr. Woodward was on the board of Converge (“COMV”), which was one of the first demand response providers developing virtual peaking power contracts. He also spent 8 years managing venture capital investments for Liberty Environmental Partners. He currently sits on the boards of the following companies: LevelTen, Encycle, Minsense, LuxWall and Voltus. Mr. Woodward earned a Bachelor of Science in Resource Economics from the University of California Berkeley and an MBA from the Anderson School of Business at UCLA. We believe Mr. Woodward is well-qualified to serve on the New Voltus Board due to his extensive experience advising technology companies as a venture capital investor and director of various companies.

Philip Deutch is expected to serve on the New Voltus Board. Since January 2021, Mr. Deutch has been Partner at NGP. Mr. Deutch also has served as the Chief Executive Officer of NGP Energy Technology Partners III, LLC since February 2020. Mr. Deutch has invested in the energy technology sector since 1997 and his extensive experience includes early to late-stage investments in renewable energy, power quality/reliability, distributed generation, energy management and control, and power electronics. Mr. Deutch is also Managing Partner of NGP Energy Technology Partners, which he founded in 2005 with NGP. From 2015 to 2018, Mr. Deutch was Partner, COO, and President of Social Capital. From 1997 to 2004, Mr. Deutch was Managing Director at Perseus, L.L.C., where he led or co-led the firm’s energy investing activities and was a member of the firm’s Executive Committee. At Perseus, Mr. Deutch helped launch Perseus CDO I Limited, Perseus Acquisition-Recapitalization Fund, and Perseus-Soros Biopharmaceutical Fund, L.P. From 1986 to 1988, Mr. Deutch was a financial analyst in the Mergers & Acquisition Department of Morgan Stanley & Co., Inc. Mr. Deutch is a board member of Form Energy Inc., Voltus, and TPI Composites Inc. (NASDAQ: TPIC). He is a former board member of, among other companies, Switchback II Corporation (NYSE: SWBK), American Wind Capital, Beacon Power, Community Energy, Inc. Evergreen Solar, Renewable Energy Group, and SatCon Technologies and was a Strategic Advisor to Switchback Energy Acquisition Corp. (NYSE: SBE). Mr. Deutch is a member of the External Advisory Board of the MIT Future of Storage Study, and the Board of Trustees of the Menlo School. Mr. Deutch holds a Juris Doctor with distinction from Stanford Law School and a Bachelor of Arts in

Economics from Amherst College, where he was elected a member of Phi Beta Kappa. We believe that Mr. Deutch is well-qualified to serve on the New Voltus Board due to his extensive experience investing in the energy technology sector and as a director of various companies.

Selina Tobaccowala is expected to serve on the New Voltus Board. Since August 2019, Ms. Tobaccowala has been chief digital officer at Openfit (a fitness company), which acquired her startup, Gixo. Previously, Ms. Tobaccowala was chief executive officer and co-founder at Gixo (a digital fitness company), which she also co-founded, from April 2016 to August 2019, and president and chief technology officer at SurveyMonkey (a leading survey platform company) from October 2009 to April 2016. Before that, Ms. Tobaccowala was senior vice president of product and technology at Ticketmaster Europe and vice president of engineering at Evite.com, which she also co-founded. Ms. Tobaccowala is also currently on the board of directors of Redfin Corporation and Lazard Growth Acquisition Corp. I. Ms. Tobaccowala has a bachelor’s degree from Stanford University. We believe that Ms. Tobaccowala is well-qualified to serve on the New Voltus Board due to her technology background and senior leadership experience at multiple online services companies.

Ashley Johnson is expected to serve on the New Voltus Board. Since February 2020, Ms. Johnson has been the chief financial officer of Planet Labs, Inc. and became chief financial officer and chief operating officer in March 2021. She oversees the Human Resources, Legal, IT, Security, Business Operations and Pricing Strategy of the organization. Previously, Ms. Johnson was the chief financial officer of Wealthfront Inc. from June 2015 to February 2020, as well as the chief operating officer from June 2016 to February 2020. She previously served as an independent director for Kespry Inc. Ms. Johnson holds a Bachelor of Arts and a Masters in International Policy from Stanford University. We believe that Ms. Johnson is well-qualified to serve on the New Voltus Board due to her experience serving as chief financial officer of various businesses.

Rajesh Atluru is expected to serve on the New Voltus Board. Since January 2017, Mr. Atluru has been a managing partner of Activate Capital. As a founder and managing partner of Activate, he oversees all aspects of the firm which invests in energy and industrial technology companies. Prior to January 2017, Mr. Atluru spent 20 years investing in technology companies with several venture capital funds. He currently sits on the board of San Francisco University High School, Generate Capital Inc., Flexe Inc., Ridecell Inc., Omnidian Inc., Scoop Technologies and Parnassus Funds. Mr. Atluru holds a Bachelor of Science and Masters in Civil Engineering and a MBA from Stanford University. We believe that Mr. Atluru is well-qualified to serve on the New Voltus Board due to his extensive experience as a venture capital investor and director of various companies.

Dan Leff is expected to serve on the New Voltus Board. Since December 2020, Mr. Leff has been Broadscale’s Senior Operating Partner. Mr. Leff is currently an investor, board member and advisor across numerous growth companies that are involved in expediting energy industry transformation, including serving, since 2018, as executive chairman of Ambri, Inc., an energy storage company, and as executive chairman of Sparkfund, an energy-as-a-service business. Since 2014, Mr. Leff has also been a general partner of Bayard Capital Technologies, a private equity firm invested in ServiceChannel, a facilities management SaaS marketplace, as executive chairman from 2014 to 2016, and where he served as a member of the board of directors from 2014 through the company’s sale in 2021. In addition, Mr. Leff is an investor and, from 2018 through 2022, served as a board member of Arcadia, a clean energy marketplace for consumers, where he continues to serve on the advisory board; and he is an investor and, from 2019 through 2022, served as a board member of Enchanted Rock, a microgrid operating platform company. He is also an advisor to Breakthrough Energy Ventures and G2VP, and serves as senior operating partner to Broadscale — private equity firms involved in the clean energy transition, and, additionally, is an advisor to Bison Ventures, a venture capital firm investing in generational frontier technology companies. From 2012 to 2014, Mr. Leff was executive chairman of Viridity Energy, a grid interactive software company, and, from 2011 to 2012, chief executive officer and director of Hara Software, an energy & sustainability enterprise software company. He was also an advisory partner at Clayton, Dubilier & Rice, a global private equity firm, from 2010 to 2011. Before that, from 2002 to 2003, Mr. Leff was chief operating officer of Invensys Energy Management and co-chief operating officer of its London-based parent, Invensys plc, a global manufacturing, services, energy management and industrial automation company. Prior to Invensys, from 2001 to 2002, Mr. Leff served as chairman and chief executive officer of Enron Energy Services following Enron’s bankruptcy filing, where he worked to help manage the liquidation of Enron’s retail and wholesale businesses. Prior to Enron’s bankruptcy filing, Mr. Leff was chief operating officer of Enron Energy Services, a business unit that provided energy outsourcing and commodity services to commercial and industrial clients. Previously, from 1992 to 1997, he was president and chief executive officer of FMES, a nationwide energy services company that he co-founded and sold to Enron Energy Services. Before FMES, he served in various roles from 1985 to 1992 with Pilot Energy, an energy services company, eventually becoming its president and chief executive officer. Mr. Leff currently serves as a board member of technology & software growth companies, the Trudeau Institute, and Point Positive, as advisor to venture capital & private equity firms. He also served, from 2001 to 2006, as a member of the board of directors of Credit Acceptance Corporation (Nasdaq: CACC), a specialized financial services company.

Family Relationships

There are no family relationships between any of our directors and executive officers.

Composition of the New Voltus Board After the Merger

The New Voltus’s directors are divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until New Voltus’s annual meetings of stockholders in 2023, 2024 and 2025, respectively. Upon expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. As a result of this classification of directors, it generally takes at least two annual meetings of stockholders for stockholders to effect a change in a majority of the members of the New Voltus Board.

The New Voltus Board will consist of nine members. Tim Woodward, Veery Maxwell, and Philip Deutch are Class I directors and will serve until New Voltus’s annual meeting of stockholders in 2023. Matthew Plante, Dan Leff, and Rajesh Atluru are Class II directors and will serve until New Voltus’s annual meeting of stockholders in 2024. Gregg Dixon, Ashley Johnson, and Selina Tobaccowala are Class III directors and will serve until New Voltus’s annual meeting of stockholders in 2025. See “Description of New Voltus Capital Stock — Anti-Takeover Provisions” for more information.

Director Independence

As a result of the New Voltus Common Stock being listed on Nasdaq following consummation of the Merger, it will be required to comply with the applicable rules of such exchange in determining whether a director is independent. Prior to the completion of this Merger, the parties undertook a review of the independence of the individuals named above and have determined that each of Veery Maxwell, Tim Woodward, Philip Deutch, Selina Tobaccowala, Ashely Johnson, Rajesh Atluru and Dan Leff as “independent” as defined under the applicable Nasdaq rules.

Board Role in Risk Oversight

The New Voltus Board will be responsible for overseeing our risk management process. The New Voltus Board will focus on our general risk management strategy, the most significant risks facing us, and will oversee the implementation of risk mitigation strategies by management. Our audit committee will also be responsible for discussing our policies with respect to risk assessment and risk management. The New Voltus Board believes its administration of its risk oversight function will not negatively affected its leadership structure.

Committees of the New Voltus Board

The New Voltus Board will direct the management of its business and affairs, as provided by Delaware law, and will conduct its business through meetings of the New Voltus Board and standing committees. New Voltus will have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which will operate under a written charter. The New Voltus Board may from time to time establish other committees.

In addition, from time to time, special committees may be established under the direction of the New Voltus Board when the New Voltus Board deems it necessary or advisable to address specific issues. Following the Merger, current copies of New Voltus’s committee charters will be posted on its website, www.voltus.co, as required by applicable SEC and Nasdaq rules. The information on or available through any of such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.

Audit Committee

Upon the Closing, New Voltus’s audit committee will consist of Ashley Johnson, Selina Tobaccowala and Dan Leff, with Ms. Johnson serving as the chair of the committee. Each proposed member of the audit committee qualifies as an independent director under the Nasdaq corporate governance standards and the independence requirements of Rule 10A-3 of the Exchange Act. In addition, each proposed member of the audit committee is financially literate. Following the Merger, the New Voltus Board will determine which member of our audit committee qualifies as an “audit committee financial expert”, as defined in Item 407(d)(5) of Regulation S-K, and possesses financial sophistication, as defined under the rules of the Nasdaq.

The audit committee’s responsibilities will include, among other things:

•        appointing, compensating, retaining, evaluating, terminating and overseeing New Voltus’s independent registered public accounting firm;

•        discussing with New Voltus’s independent registered public accounting firm their independence from management;

•        reviewing with New Voltus’s independent registered public accounting firm the scope and results of their audit;

•        pre-approving all audit and permissible non-audit services to be performed by New Voltus’s independent registered public accounting firm;

•        overseeing the financial reporting process and discussing with management and New Voltus’s independent registered public accounting firm the interim and annual financial statements that New Voltus files with the SEC;

•        reviewing and monitoring New Voltus’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

•        establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.

The New Voltus Board will adopt a written charter for the audit committee which will be available on New Voltus’s website upon the completion of the Merger.

Compensation Committee

Upon the Closing, New Voltus’s compensation committee will consist of Tim Woodward, Rajesh Atluru and Veery Maxwell, with Mr. Woodward serving as the chair of the committee. Messrs. Woodward and Atluru and Ms. Maxwell are non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act. Tim Woodward, Rajesh Atluru and Veery Maxwell are “independent” as defined under the applicable Nasdaq listing standards, including the standards specific to members of a compensation committee.

The compensation committee’s responsibilities will include, among other things:

•        reviewing and approving corporate goals and objectives relevant to the compensation of New Voltus’s Chief Executive Officer, evaluating the performance of New Voltus’s Chief Executive Officer in light of these goals and objectives and setting or making recommendations to the New Voltus Board regarding the compensation of New Voltus’s Chief Executive Officer;

•        reviewing and setting or making recommendations to the New Voltus Board regarding the compensation of New Voltus’s other executive officers;

•        making recommendations to the New Voltus Board regarding the compensation of New Voltus’s directors;

•        reviewing and approving or making recommendations to the New Voltus Board regarding New Voltus’s incentive compensation and equity-based plans and arrangements; and

•        appointing and overseeing any compensation consultants.

We believe that the composition and functioning of New Voltus’s compensation committee meets the requirements for independence under the current Nasdaq listing standards.

The New Voltus Board will adopt a written charter for the compensation committee which will be available on New Voltus’s website upon the completion of the Merger.

Nominating and Corporate Governance Committee

Upon the Closing, New Voltus’s nominating and corporate governance committee will consist of Veery Maxwell, Philip Deutch and Tim Woodward, with Ms. Maxwell serving as the chair of the committee. Each proposed member of the nominating and corporate governance committee is “independent” as defined under the applicable listing standards of Nasdaq and SEC rules and regulations.

The nominating and corporate governance committee’s responsibilities will include, among other things:

•        identifying individuals qualified to become members of the New Voltus Board, consistent with criteria approved by the New Voltus Board;

•        recommending to the New Voltus Board the nominees for election to the New Voltus Board at annual meetings of the New Voltus Stockholders;

•        overseeing an evaluation of the New Voltus Board and its committees; and

•        developing and recommending to the New Voltus Board a set of corporate governance guidelines.

We believe that the composition and functioning of New Voltus’s nominating and corporate governance committee meets the requirements for independence under the current Nasdaq listing standards.

The New Voltus Board will adopt a written charter for the nominating and corporate governance committee which will be available on New Voltus’s website upon the completion of the Merger.

Compensation Committee Interlocks and Insider Participation

None of New Voltus’s executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers that will serve as a member of the New Voltus Board or compensation committee.

Code of Ethics

New Voltus will have a code of ethics that applies to all of its executive officers, directors and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on New Voltus’s website, www.voltus.co. New Voltus intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.

New Voltus 2022 Incentive Plan

In connection with the Merger, the Broadscale Board has adopted the 2022 Incentive Plan, subject to stockholder approval, in order to facilitate the grant of equity awards as part of New Voltus’s compensation program, in order to attract, retain and motivate talented employees (including our executive officers). For additional information about the 2022 Incentive Plan, please see “Proposal No. 6: The Incentive Plan Proposal.”

New Voltus 2022 Employee Stock Purchase Plan

In connection with the Merger, the Broadscale Board has adopted the ESPP, subject to stockholder approval, in order to provide eligible employees (including our executive officers) the opportunity to purchase New Voltus Common Stock at a discount through compensation contributions, as a part of a competitive compensation strategy designed to retain talent. For additional information about the ESPP, please see “Proposal No. 7: The ESPP Proposal.”

REGULATORY APPROVALS REQUIRED FOR THE MERGER

Under the HSR Act, and related rules, the transactions may not be completed until notifications have been filed with and certain information has been furnished to the Antitrust Division. Broadscale and Voltus filed Notification and Report Forms with the Antitrust Division on December 14, 2021. The applicable waiting period under the HSR Act expired on January 13, 2022.

Notwithstanding the expiration of the applicable waiting period under the HSR Act, at any time before or after the completion of the Merger, the Antitrust Division could take action under the U.S. antitrust laws, including seeking to prevent the Merger, to rescind the Merger or to clear the Merger subject to the divestiture of assets of Broadscale or Voltus or subject the transactions to other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the transactions or permitting completion subject to the divestiture of assets of Broadscale or Voltus or other remedies. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the transactions on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.

None of Broadscale or Voltus are aware of any material regulatory approvals or actions that are required for completion of the Merger other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR HOLDERS
OF BROADSCALE CLASS A COMMON STOCK

The following is a discussion of U.S. federal income tax considerations generally applicable to Broadscale Public Stockholders of Broadscale Class A Common Stock that purchased Broadscale Class A Common Stock in the Broadscale Initial Public Offering and that elect to have their Broadscale Class A Common Stock redeemed for cash if the Merger is completed. This discussion applies only to Broadscale Class A Common Stock that is held as a capital asset for U.S. federal income tax purposes (generally, property held for investment).

This discussion does not describe all U.S. federal income tax considerations that may be relevant to a Broadscale Public Stockholder in light of the Broadscale Public Stockholder’s particular circumstances or to Broadscale Public Stockholders that may be subject to special treatment under U.S. federal income tax laws, including:

•        banks and financial institutions;

•        insurance companies;

•        brokers and dealers in securities, currencies or commodities;

•        taxpayers subject to mark-to-market accounting rules;

•        regulated investment companies and real estate investment trusts;

•        governments or agencies or instrumentalities thereof;

•        persons holding Broadscale Class A Common Stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•        persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation, or in connection with services;

•        U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•        partnerships or other pass-through entities for U.S. federal income tax purposes (and investors therein);

•        certain former citizens or long-term residents of the United States;

•        controlled foreign corporations and passive foreign investment companies;

•        qualified foreign pension funds;

•        any holder of Broadscale Founder Shares; and

•        tax-exempt entities.

In addition, this discussion does not address considerations relating to the alternative minimum tax, the Medicare tax on net investment income, or any state, local or non-U.S. tax considerations or any tax considerations other than U.S. federal income tax considerations. The effects of other U.S. federal tax laws, such as estate and gift tax laws are not discussed.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Broadscale Class A Common Stock that, for U.S. federal income tax purposes, is or is treated as (1) a citizen or individual resident of the United States, (2) a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (b) it has made a valid election to be treated as a United States person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

A “Non-U.S. Holder” is a beneficial owner of Broadscale Class A Common Stock (other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds Broadscale Class A Common Stock, the U.S. federal income tax treatment of the partners in the partnership will generally depend on the status of the partners, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships that hold Broadscale Class A Common Stock and their partners should consult their tax advisors regarding the U.S. federal income tax consequences to them of the matters discussed below.

The following discussion is a summary only and does not discuss all aspects of U.S. federal income taxation relating to redemptions of Broadscale Class A Common Stock by Broadscale Public Stockholders. This discussion is based on the Code, Treasury Regulations, judicial decisions, published positions of the IRS, and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect Broadscale Public Stockholders to which this discussion applies and could affect the accuracy of the statements herein. Broadscale has not sought and will not seek any rulings from the IRS regarding any matter discussed in this summary. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to those described below.

THIS DISCUSSION IS NOT TAX ADVICE. BROADSCALE PUBLIC STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO A REDEMPTION IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Redemption of Broadscale Class A Common Stock by Broadscale Public Stockholders

If a Broadscale Public Stockholder’s Broadscale Class A Common Stock is redeemed pursuant to the redemption provisions described in “Broadscale Special Meeting — Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether or not the redemption qualifies as a sale or other exchange of shares of Broadscale Class A Common Stock under Section 302 of the Code.

Whether a redemption of Broadscale Class A Common Stock qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the redeemed Broadscale Public Stockholder before and after the redemption relative to all of our shares outstanding both before and after the redemption. The redemption of Broadscale Class A Common Stock by a Broadscale Public Stockholder will generally be treated as a sale of Broadscale Class A Common Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to such stockholder, (ii) results in a “complete termination” of such stockholder’s interest in Broadscale or (iii) is “not essentially equivalent to a dividend” with respect to such stockholder.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a Broadscale Public Stockholder takes into account not only stock actually owned by such stockholder, but also stock that is treated as constructively owned by such stockholder. A Broadscale Public Stockholder may be treated as constructively owning stock owned by certain related individuals and entities in which such stockholder has an interest or that have an interest in such stockholder, as well as any stock that such stockholder has a right to acquire by exercise of an option, which would generally include Broadscale Class A Common Stock that can be acquired upon the exercise of warrants. Moreover, any of our stock that a Broadscale Public Stockholder directly or constructively acquires pursuant to the Merger should generally be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by a Broadscale Public Stockholder immediately following the redemption of shares of Broadscale Class A Common Stock must, among other requirements, be less than eighty percent (80%) of the percentage of our outstanding voting stock actually and constructively owned by such stockholder immediately before the redemption (taking into account both redemptions by other Broadscale Public Stockholders and the Broadscale Class A Common Stock to be issued pursuant to the Merger). There will be a complete termination of such stockholder’s interest if either (i) all of the shares of our stock actually and constructively owned by such stockholder are redeemed or (ii) all of the shares of our stock actually owned by such stockholder are redeemed and such stockholder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of our stock owned by certain family members and such stockholder does not constructively own any other Broadscale Common Stock. The redemption of Broadscale

Class A Common Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the Broadscale Public Stockholder’s proportionate interest in Broadscale. Whether the redemption will result in a meaningful reduction in a Broadscale Public Stockholder’s proportionate interest in Broadscale will depend on such stockholder’s particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest in a publicly held corporation held by a small minority stockholder that exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of Broadscale Class A Common Stock will generally be treated as a distribution to the redeeming Broadscale Public Stockholder with the consequences to U.S. Holders as described below under “— U.S. Holders — Taxation of Redemptions Treated as Distributions,” and the consequences to Non-U.S. Holders as described below under “— Non-U.S. Holders — Taxation of Redemptions Treated as Distributions.”

BROADSCALE PUBLIC STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES OF A REDEMPTION IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

U.S. Holders

Taxation of Redemptions Treated as Sales

If the redemption of a U.S. Holder’s Broadscale Class A Common Stock qualifies as a sale of such stock, the U.S. Holder will generally recognize gain or loss on the redemption in an amount equal to the difference between its amount realized and its adjusted tax basis in the Broadscale Class A Common Stock surrendered in the redemption. A U.S. Holder’s amount realized is the sum of the amount of cash and the fair market value of any property received in the redemption. A U.S. Holder’s adjusted tax basis in the Broadscale Class A Common Stock surrendered in the redemption will generally equal its acquisition cost. Gain or loss recognized on the redemption will generally be capital gain or loss and will generally be long-term capital gain or loss if the U.S. Holder’s holding period for the redeemed shares of Broadscale Class A Common Stock exceeds one year at the time of the redemption. It is unclear, however, whether a U.S. Holder’s redemption rights with respect to its Broadscale Class A Common Stock suspends the running of the U.S. Holder’s holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. Holders will generally be subject to tax at preferential rates. The deductibility of capital losses is subject to limitations.

Taxation of Redemptions Treated as Distributions

If the redemption of a U.S. Holder’s Broadscale Class A Common Stock does not qualify as a sale of such stock, the U.S. Holder will generally be treated as receiving a distribution with respect to its Broadscale Class A Common Stock in an amount equal to its redemption proceeds. Any such amount will be treated as a dividend to the extent it is paid out of Broadscale’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any such amount in excess of Broadscale’s current and accumulated earnings and profits will generally be applied against and reduce (but not below zero) the U.S. Holder’s tax basis in its Broadscale Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Broadscale Class A Common Stock with the consequences described above under “— Taxation of Redemptions Treated as Sales.” A U.S. Holder’s remaining tax basis (if any) with respect to Broadscale Class A Common Stock surrendered in the redemption will generally be added to such holder’s adjusted tax basis in its remaining Broadscale Class A Common Stock, or, if it has none, to such holder’s adjusted tax basis in its warrants or, possibly, to the basis of such holder’s constructively-owned Broadscale Class A Common Stock.

Dividends received by corporate U.S. Holders will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends received by non-corporate U.S. Holders will generally constitute “qualified dividends” that are subject to tax at preferential long-term capital gains rates. It is unclear, however, whether a U.S. Holder’s redemption rights with respect to its Broadscale Class A Common Stock suspends the running of the applicable holding period for purposes of the dividends received deduction or the preferential tax rate on qualified dividend income.

Non-U.S. Holders

Taxation of Redemptions Treated as Sales

If the redemption of a Non-U.S. Holder’s Broadscale Class A Common Stock qualifies as a sale of such stock, gain realized by the Non-U.S. Holder on the redemption will generally not be subject to U.S. federal income tax unless:

•        The gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), in which case the gain will generally be subject to U.S. federal income tax on a net income basis at the graduated U.S. federal income tax rates generally applicable to United States persons and, in the case of a Non-U.S. Holder that is a corporation, may also be subject to a branch profits tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) after application of certain adjustments;

•        The Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the redemption and certain other requirements are met, in which case the gain will generally be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) and may be offset by U.S. source capital losses if certain requirements are satisfied; or

•        We are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the redemption or the period during which the Non-U.S. Holder held Broadscale Class A Common Stock (and, if the Broadscale Class A Common Stock is treated as regularly traded on an established securities market for purposes of these rules, the Non-U.S. Holder has owned directly, indirectly or constructively more than five percent (5%) of the Broadscale Class A Common Stock during such period), in which case the gain will generally be subject to tax on a net income basis at the U.S. federal income tax rates generally applicable to United States persons.

Broadscale believes that it is not, and has not at any time since its formation been, a U.S. real property holding corporation and Broadscale does not expect to be a U.S. real property holding corporation immediately after the Merger is completed. However, this determination is factual in nature and subject to change and no assurance can be provided regarding the status of Broadscale or New Voltus as a U.S. real property holding corporation currently, following the Merger or at any future time. Moreover, there can be no assurance that Broadscale Class A Common Stock will be regularly traded on an established securities market.

Because it may not be certain at the time a Non-U.S. Holder is redeemed whether such Non-U.S. Holder’s redemption will be treated as a sale or a distribution, and because such determination will depend in part on a Non-U.S. Holder’s particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) a Non-U.S. Holder is treated as receiving a dividend for U.S. federal income tax purposes. Accordingly, it is possible that the withholding agent will treat the redemption of a Non-U.S. Holder’s Broadscale Class A Common Stock as a distribution subject to withholding tax as described below under “— Taxation of Redemptions Treated as Distributions.”

Taxation of Redemptions Treated as Distributions

If the redemption of a Non-U.S. Holder’s Broadscale Class A Common Stock does not qualify as a sale of such stock, the Non-U.S. Holder will generally be treated as receiving a distribution with respect to its Broadscale Class A Common Stock in an amount equal to its redemption proceeds. Any such amount will be treated as a dividend to the extent it is paid out of Broadscale’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Any such dividend will generally be subject to U.S. withholding tax at a rate of 30% unless the Non-U.S. Holder timely provides certification of its eligibility for a reduced rate under an applicable income tax treaty (usually on an IRS Form W-8BEN or W-8BEN-E) or furnishes a valid IRS Form W-8ECI certifying that the dividend is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Any redemption proceeds in excess of Broadscale’s current and accumulated earnings and profits will generally be applied against and reduce (but not below zero) the Non-U.S. Holder’s tax basis in its Broadscale Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Broadscale Class A Common Stock with the consequences described above under “— Taxation of Redemptions Treated as Sales.” A Non-U.S. Holder’s remaining tax basis (if any) with respect to Broadscale Class A Common Stock surrendered in the redemption will generally be added to such holder’s adjusted tax basis in its remaining Broadscale Class A Common Stock, or, if it has none, to such holder’s adjusted tax basis in its warrants or, possibly, to the basis of such holder’s constructively-owned Broadscale Class A Common Stock, if any.

A dividend that is effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States will generally be subject to U.S. federal income tax on a net income basis at the U.S. federal income tax rates generally applicable to United States persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Non-U.S. Holders should consult their tax advisors regarding the application of the foregoing rules in light of their particular circumstances and the procedures for claiming treaty benefits or otherwise establishing an exemption from U.S. withholding tax with respect to any redemption proceeds payable to them.

FATCA Withholding Taxes

Under the Foreign Account Tax Compliance Act and the regulations and administrative guidance promulgated thereunder (“FATCA”), withholding at a rate of thirty percent (30%) will generally be required on dividends (including constructive dividends received pursuant to a redemption of stock) in respect of securities (including Broadscale Class A Common Stock and warrants) that are held by or through certain “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BEN or W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. Holders should consult their tax advisers regarding the effects of FATCA on their investment in Broadscale Class A Common Stock or warrants.

Material U.S. Federal Income Tax Consequences
of the Merger to Holders of Voltus Capital Stock

This section describes material U.S. federal income tax consequences for holders of Voltus Capital Stock that exchange, pursuant to the Merger, their Voltus Capital Stock for (i) New Voltus Common Stock and (ii) a contingent right to receive Earnout Shares (an “Earnout Right”). This section is limited to U.S. federal income tax consequences and does not address estate or any gift tax consequences or consequences arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax and the Medicare tax on certain investment income. This section applies only to holders (“Voltus Holders”) that hold Voltus Capital Stock as a capital asset for U.S. federal income tax purposes (generally, property held for investment) and that are not subject to the different consequences that may apply to holders that are subject to special rules under U.S. federal income tax law, such as:

•        financial institutions or financial services entities;

•        broker-dealers;

•        taxpayers that are subject to the mark-to-market accounting rules with respect to securities;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies or real estate investment trusts;

•        entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes;

•        U.S. expatriates or former long-term residents of the United States;

•        persons who are required to recognize income or gain with respect to the Merger no later than the time such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code;

•        persons that actually or constructively own five percent or more (by vote or value) of the outstanding Voltus Capital Stock;

•        the Sponsor or its affiliates, officers or directors;

•        persons that acquired their Voltus Capital Stock in connection with employee share incentive plans or otherwise as compensation, including pursuant to an exercise of employee share options or upon the issuance or vesting of restricted stock or restricted stock unit awards;

•        persons that hold their Voltus Capital Stock as part of a straddle, constructive sale, hedging, wash sale, conversion or other integrated or similar transaction;

•        U.S. Holders whose functional currency is not the U.S. dollar;

•        persons that exercise appraisal rights in connection with the Merger; or

•        “specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Voltus Capital Stock, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding any Voltus Capital Stock and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them of the Merger.

This discussion is based on the Code, proposed, temporary, and final Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described herein.

Voltus and Broadscale have not sought, and do not intend to seek, any rulings from the IRS as to any U.S. federal income tax consequences described herein. There can be no assurance that the IRS will not take positions inconsistent with those set out below or that any such positions would not be sustained by a court.

EACH VOLTUS HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL NON-INCOME, STATE AND LOCAL AND NON-U.S. TAX LAWS.

General Tax Treatment of the Merger and the Earnout Right

Voltus and Broadscale intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Latham has delivered an opinion to Voltus stating that, under the U.S. federal income tax laws in effect as of the date of such opinion, the Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that, although the matter is not free from doubt, and disregarding Earnout Shares potentially subject to treatment as imputed interest, the Voltus Holders should not recognize gain or loss as a result of the exchange, pursuant to the Merger, of their Voltus Capital Stock for shares of New Voltus Common Stock and the Earnout Right (the “Merger Tax Opinion”). The obligations of each of Voltus and Broadscale to complete the Merger is not conditioned on the receipt of any opinion from Latham or any other counsel as of the Closing of the Merger. The Merger Tax Opinion is based on customary assumptions and certain representations, warranties, and covenants of Broadscale, Voltus, and Merger Sub. If any of these assumptions, representations, warranties, or covenants is or becomes incorrect, incomplete, or inaccurate, or is violated, or if there is a change in U.S. federal income tax law after the date of the Merger Tax Opinion, the validity of the Merger Tax Opinion may be adversely affected and the U.S. federal income tax consequences of the Merger could differ materially from those described below. An opinion of counsel represents counsel’s legal judgment but is not binding on the IRS or any court. Neither Voltus nor Broadscale will request a ruling from the IRS with respect to the tax treatment of the Merger, and as a result, no assurance can be given that the IRS will not challenge the treatment of the Merger described below or that a court would not sustain such a challenge. If the IRS were to successfully challenge the “reorganization” status of the Merger, Voltus Holders could be required to fully recognize gain with respect to such Voltus Capital Stock as a result of the Merger.

The IRS has established certain ruling guidelines that must be met in order to obtain a private letter ruling that contingent stock consideration will be treated as consideration that can be received on a tax-deferred basis. The Earnout Right does not meet all of the requirements of these ruling guidelines. However the ruling guidelines are not legal requirements, and based on existing case law the Earnout Right should be treated as stock consideration that can be received on a tax-deferred basis rather than “other property” (within the meaning of Section 356 of the Code) which may be taxable to Voltus Holders. The discussion below assumes that the Earnout Right will be treated as Merger consideration that can be received on a tax-deferred basis.

Tax Consequences of the Merger to Voltus Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Voltus Capital Stock that is, for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•        a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of Voltus Capital Stock (other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

Tax Consequences of the Merger to U.S. Holders

Subject to the statements below relating to imputed interest, a U.S. Holder of Voltus Capital Stock that receives New Voltus Common Stock and the Earnout Right in exchange for shares of Voltus Capital Stock in the Merger should not recognize gain or loss for U.S. federal income tax purposes as a result of the Merger. A U.S. Holder’s aggregate tax basis in the New Voltus Common Stock received in exchange for the Voltus Capital Stock surrendered (other than shares of New Voltus Common Stock treated as imputed interest, as described below) in connection with the Merger should equal the U.S. Holder’s aggregate adjusted tax basis in the shares of Voltus Capital Stock exchanged therefor. For this purpose, IRS guidance indicates that the maximum number of shares of New Voltus Common Stock issuable under the Earnout Right should be treated as having been received by the U.S. Holder at the time of the Merger and that adjustments to the U.S. Holder’s tax basis in shares of New Voltus Common Stock actually received should be made if the maximum number of shares of New Voltus Common Stock issuable under the Earnout Right ultimately is not issued. Except to the extent of New Voltus Common Stock received under the Earnout Right and treated as imputed interest (as described below), a U.S. Holder’s holding period in the New Voltus Common Stock received should include the holding period for the holder’s shares of Voltus Capital Stock surrendered in exchange therefor. A portion of the Earnout Shares (if any) actually received by a U.S. Holder would be characterized as ordinary interest income for U.S. federal income tax purposes. A U.S. Holder’s tax basis in that portion of the Earnout Shares would be equal to the fair market value thereof on the date of receipt, and the U.S. Holder’s holding period for those Earnout Shares would begin on the day following the date of receipt.

If a U.S. Holder has acquired different blocks of Voltus Capital Stock at different times or at different prices, then such holder’s tax basis and holding period in shares of New Voltus Common Stock received in the Merger generally will be determined with reference to each block of Voltus Capital Stock. Any such holders should consult their tax advisors with respect to identifying the bases or holding periods of the shares of New Voltus Common Stock received in the Merger.

Tax Consequences of the Merger to Non-U.S. Holders

The U.S. federal income tax consequences of the Merger for Non-U.S. Holders of Voltus Capital Stock will generally be similar to those for U.S. Holders.

However, a Non-U.S. Holder may be subject to U.S. federal income tax (and withholding) on any Earnout Shares to the extent treated as imputed interest. To the extent any such imputed interest is “effectively connected” with a U.S. trade or business conducted by such Non-U.S. Holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or a fixed base maintained by such Non-U.S. Holder in the United States), such Non-U.S. Holder generally would be subject to tax on such imputed interest in the same manner as a U.S. Holder and, if the Non-U.S. Holder is a corporation, such corporation may be subject to branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). To the extent any such imputed interest is not “effectively connected” with a U.S. trade or business conducted by such Non-U.S. Holder as described above, such Non-U.S. Holder generally would be subject to tax on such imputed interest at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

In addition, Non-U.S. Holders may be subject to U.S. federal income tax on any gain realized if Voltus is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Merger or the period during which the Non-U.S. Holder held Voltus Capital Stock, in which case any gain recognized by such Non-U.S. Holder would be subject to tax at generally applicable U.S. federal income tax rates. Voltus believes that it is not, and has not been at any time since its formation, a United States real property holding corporation.

Reporting Requirements

Each Voltus Holder that receives shares of New Voltus Common Stock in the Merger is required to retain permanent records pertaining to the Merger and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the number, basis, and fair market value of the Voltus Capital Stock exchanged and the number of shares of New Voltus Common Stock received in exchange therefor.

Additionally, Voltus Holders who owned immediately before the Merger at least one percent (by vote or value) of the total outstanding stock of Voltus are required to attach a statement to their U.S. federal income tax returns for the year in which the Merger is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the holder’s tax basis in its Voltus Capital Stock surrendered in the Merger, the fair market value of such stock, the date of the Merger and the name and employer identification number of each of Voltus and Broadscale. Voltus Holders should consult their tax advisors regarding the application of these rules.

Backup Withholding and Information Reporting

A Voltus Holder may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24%) on amounts received in the Merger, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a payee’s U.S. federal income tax liability, if any, so long as such payee furnishes the required information to the IRS in a timely manner.

COMPARISON OF CORPORATE GOVERNANCE AND STOCKHOLDERS’ RIGHTS

Broadscale is incorporated under the laws of the State of Delaware, and the rights of Broadscale Stockholders are governed by the laws of the State of Delaware, including the DGCL and the Existing Charter and Existing Bylaws. As a result of the Merger, Broadscale Stockholders who receive shares of New Voltus Common Stock will become stockholders of New Voltus. New Voltus is incorporated under the laws of the State of Delaware and the rights of stockholders of New Voltus will be governed by the laws of the State of Delaware, including the DGCL, the Proposed Charter and the Proposed Bylaws. Thus, following the Merger, the rights of Broadscale Stockholders who become stockholders New Voltus will continue to be governed by Delaware law but will no longer be governed by the Existing Charter and the Existing Bylaws and instead will be governed by the Proposed Charter and the Proposed Bylaws.

Comparison of Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of Broadscale Stockholders under the Existing Charter and Existing Bylaws (left column), and the rights of stockholders of New Voltus under the Proposed Charter and Proposed Bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of each company’s governing documents. This summary is qualified in its entirety by reference to the full text of the Proposed Charter and Proposed Bylaws, which are attached to this proxy statement/prospectus as Annex B and Annex C, respectively, the full text of the Existing Charter and Existing Bylaws, and the relevant provisions of the DGCL.

	Broadscale Governing Documents	Proposed Governing Documents
Corporate Name	The Broadscale governing documents provide the name of the company is Broadscale Acquisition Corp.	The Proposed Charter provides the name of the company is Voltus Technologies, Inc.
Purpose

The Existing Charter provides that the purpose of Broadscale shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL. In addition to the powers and privileges conferred upon Broadscale by law and those incidental thereto, Broadscale shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of Broadscale, including, but not limited to, a business combination (as defined in the Existing Charter).

The Proposed Charter provides that the purpose of New Voltus shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL as it now exists or may hereafter be amended and supplemented.

Authorized Shares

The Existing Charter authorizes the issuance of up to 100,000,000 shares of Broadscale Class A Common Stock, 10,000,000 shares of Broadscale Class B Common Stock, and 1,000,000 shares of Broadscale preferred stock, par value $0.0001 per share.

The Proposed Charter authorizes 1,010,000,000 shares, consisting of 1,000,000,000 shares of New Voltus Common Stock and 10,000,000 shares of New Voltus Preferred Stock. As of         , 2022, we expect there will be approximately 125,085,906 shares of New Voltus Common Stock outstanding and no shares of New Voltus Preferred Stock outstanding following the consummation of the Merger.

	Broadscale Governing Documents	Proposed Governing Documents
Voting Power

The Broadscale governing documents provide that the Broadscale Stockholders are entitled to one vote for each share of common stock of which he or she is the holder for each matter properly submitted to the stockholders entitled to vote thereon; provided that under the Broadscale governing documents, only the holders of Broadscale Class B Common Stock are entitled to vote on the election, removal or replacement of directors prior to the closing of the initial business combination.

Each share of New Voltus Common Stock is entitled to one vote on all matters properly presented at a meeting of stockholders.
Director Removal

The Existing Charter provides for the removal of directors only for cause and (a) if prior to the consummation of Broadscale’s initial business combination, by a resolution passed by holders of a majority of the shares of the Broadscale Class B Common Stock only, or (b) if following the consummation of Broadscale’s initial business combination, by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of Broadscale then entitled to vote generally in the election of directors, voting together as a single class.

Any director or the entire New Voltus Board may be removed from office only for cause and only upon the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of voting stock of New Voltus entitled to vote at an election of directors.

Corporate Opportunity Doctrine	The Existing Charter limits the application of the doctrine of corporate opportunity under certain circumstances.	The Proposed Charter is silent on the application of the doctrine of corporate opportunity.
DGCL 203 Opt Out and Replacement

The Existing Charter expressly opts out of Section 203 of the DGCL. Instead, it provides that Broadscale shall not engage in any business combination (as defined in Broadscale’s Existing Charter), at any point in time at which the common stock (as defined in Broadscale’s Existing Charter) is registered under Section 12(b) or 12(g) of the Exchange Act with any interested stockholder (as defined in Broadscale’s Existing Charter) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless: (a) prior to such time, the Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

The Proposed Charter expressly opts out of Section 203 of the DGCL. Instead, it provides that New Voltus shall not engage in any business combination, at any point in time at which the common stock is registered under Section 12(b) or 12(g) of the Exchange Act with any interested stockholder (as defined in the Proposed Charter) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless: (a) prior to such time, the New Voltus Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (b) upon consummation of the transaction that resulted in the stockholder becoming

	Broadscale Governing Documents	Proposed Governing Documents

(b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five (85%) of the voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers of Broadscale and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (c) at or subsequent to that time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock that is not owned by the interested stockholder.

an interested stockholder, the interested stockholder owned at least eighty-five (85%) of the voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers of New Voltus and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (c) at or subsequent to that time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66⅔% of the outstanding voting stock that is not owned by the interested stockholder.

Action by Stockholders

The Existing Charter provides that, subject to the rights of any outstanding series of the preferred stock, no action shall be taken by the stockholders except at a duly called annual or special meeting of stockholders, and no action shall be taken by the stockholders by written consent other than with respect to Broadscale Class B Common Stock.

The Proposed Charter provides that any action required or permitted to be taken by the New Voltus Stockholders must be effected at an annual or special meeting of the stockholders of New Voltus, and shall not be taken by written consent in lieu of a meeting.

Bylaws Amendment

The Existing Charter provides that any amendment to the Existing Bylaws requires the affirmative vote of either a majority of the Broadscale Board or a majority of the voting power of all outstanding shares of Broadscale’s capital stock entitled to vote generally in the election of directors, voting together as a single class; provided that no bylaws adopted by the Broadscale Stockholders shall invalidate any prior act of the Broadscale Board that would have been valid if such bylaws had not been adopted.

Proposed Bylaws may be adopted, amended or repealed by the New Voltus Board or the affirmative vote of the holders of at least two-thirds of the total voting power of outstanding voting securities with the power to vote generally in an election of directors, voting together as a single class.

	Broadscale Governing Documents	Proposed Governing Documents
Charter Amendment

The Existing Charter provides that, except as set forth in the section of the Existing Charter relating to indemnification, all rights, preferences and privileges of whatever nature conferred upon stockholders, directors or any other persons by and pursuant to the Existing Charter in its present form or as hereafter amended are granted; provided, however, that the sections of the Existing Charter relating to the business combination requirements and Broadscale Class B Common Stock voting rights may be amended only as provided therein.

New Voltus may amend or repeal any provision contained in the Proposed Charter in the manner prescribed by the laws of the State of Delaware; however, the New Voltus Board acting pursuant to a resolution adopted by a majority of the New Voltus Board and the affirmative vote of the majority of the voting power of the then outstanding voting securities of New Voltus entitled to vote thereon, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions pertaining to the issuance of additional shares or series of Preferred Stock, the composition of New Voltus Board, the removal and replacement of directors, action by written consent, special meetings of New Voltus Stockholders, personal liability of directors, business combinations with interested stockholders, indemnification of directors and officers, forum selection, or the amendment, repeal or modification of the Proposed Charter.

Provisions Related to Status as a Blank Check Company

The Existing Charter prohibits Broadscale from entering into an initial business combination (as defined in the Existing Charter) with solely another blank check company or similar company with nominal operations.

The Proposed Charter does not include such provisions related to Broadscale’s status as a blank check company, which will no longer apply upon consummation of the Merger, as Broadscale will cease to be a blank check company at such time.

DESCRIPTION OF NEW VOLTUS CAPITAL STOCK

The following summary of the material terms of New Voltus’s securities following the Merger is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the Proposed Charter and Proposed Bylaws in their entirety for a complete description of the rights and preferences of New Voltus’s securities following the Merger. The full text of the Proposed Charter is attached as Annex B to this proxy statement/prospectus. The full text of the Proposed Bylaws is attached as Annex C to this proxy statement/prospectus. It is expected that the Proposed Charter and Proposed Bylaws will be adopted by the New Voltus Board and become effective immediately prior to the Closing. The affirmative vote of a majority of the New Voltus Board is required to adopt, amend, alter or repeal the Proposed Bylaws and certain provisions of the Proposed Charter.

For more information about the Advisory Amendment Proposals, see “Proposal Nos. 3(A) Through (F) — The Advisory Amendment Proposals.”

General

Following the Closing, the authorized capital stock of New Voltus will consist of 1,010,000,000 shares, of which: 1,000,000,000 shares will be designated as New Voltus Common Stock and 10,000,000 shares will be designated as New Voltus Preferred Stock. Following the Closing, it is expected that New Voltus will have an aggregate of approximately 125,085,906 shares of New Voltus Common Stock issued and outstanding (calculated on a fully diluted basis).

Common Stock

The Proposed Charter authorizes one class of common stock, the New Voltus Common Stock.

Dividend Rights

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus”, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Delaware common law also imposes a solvency requirement in connection with the payment of dividends.

Voting Rights

Each holder of New Voltus Common Stock is entitled to one vote per share on each matter submitted to a vote of stockholders, except as provided by the Proposed Charter and outlined below. The Proposed Bylaws provide that the holders of a majority of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at all meetings of the stockholders for the transaction of business. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law, the Proposed Bylaws or the Proposed Charter, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.

Right to Receive Liquidation Distributions

If New Voltus is involved in voluntary or involuntary liquidation, dissolution or winding up of New Voltus’s affairs, or a similar event, each holder of New Voltus Common Stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of New Voltus Preferred Stock, if any, then outstanding.

Other Matters

Each holder of New Voltus Common Stock is subject to, and may be adversely affected by, the rights of the holders of any series of New Voltus Preferred Stock that New Voltus may designate and issue in the future.

Preferred Stock

The New Voltus Board has authority to issue shares of New Voltus Preferred Stock in one or more series, to fix for each such series such voting powers, designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the DGCL. The issuance of New Voltus Preferred Stock could have the effect of decreasing the trading price of the New Voltus Common Stock, restricting dividends on New Voltus’s capital stock, diluting the voting power of the New Voltus Common Stock, impairing the liquidation rights of New Voltus’s capital stock, or delaying or preventing a change in control of New Voltus.

Redeemable Warrants

Following the consummation of the Merger, the Broadscale Public Warrants will automatically be converted into warrants to acquire shares of New Voltus Common Stock as a result of the Merger.

Public Stockholders’ Warrants

Each whole New Voltus Warrant entitles the registered holder to purchase one share of New Voltus Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the Broadscale Initial Public Offering or 30 days after the completion of the Merger. Pursuant to the warrant agreement, a New Voltus Warrant holder may exercise its warrants only for a whole number of shares of New Voltus Common Stock. This means that only a whole New Voltus Warrant may be exercised at any given time by a New Voltus Warrant holder. The New Voltus Warrants will expire five years after the completion of the Merger, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

New Voltus will not be obligated to deliver any shares of New Voltus Common Stock pursuant to the exercise of a New Voltus Warrant and will have no obligation to settle such New Voltus Warrant exercise unless a registration statement under the Securities Act with respect to the shares of New Voltus Common Stock underlying the New Voltus Warrants is then effective and a prospectus relating thereto is current, subject to New Voltus satisfying its obligations described below with respect to registration. No New Voltus Warrant will be exercisable and New Voltus will not be obligated to issue shares of New Voltus Common Stock upon exercise of a New Voltus Warrant unless New Voltus Common Stock issuable upon such New Voltus Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the New Voltus Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a New Voltus Warrant, the holder of such New Voltus Warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will New Voltus be required to net cash settle any New Voltus Warrant. In the event that a registration statement is not effective for the exercised New Voltus Warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of New Voltus Common Stock underlying such unit.

Broadscale has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Merger, New Voltus will use its commercially reasonable efforts to file with the SEC a registration statement covering the shares of New Voltus Common Stock issuable upon exercise of the New Voltus Warrants. New Voltus will use commercially reasonable efforts to cause such registration statement to become effective within 60 business days after the closing of the Merger and to maintain a current prospectus relating to those shares of New Voltus Common Stock until the New Voltus Warrants expire or are redeemed, as specified in the warrant agreement; provided that if shares of New Voltus Common Stock are at the time of any exercise of a New Voltus Warrant not listed on a national securities exchange and, as such, do not satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, New Voltus may, at its option, require holders of New Voltus Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event New Voltus so elects, New Voltus will not be required to file or maintain in effect a registration statement, but New Voltus will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of New Voltus Common Stock issuable upon exercise of the New Voltus Warrants is not effective by the 60th business day after the closing of the Merger, New Voltus Warrant holders may, until such time as there is an effective registration statement and during any period when New Voltus will have failed to maintain an effective registration statement, exercise New Voltus Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. In such event, each holder would pay the exercise price by surrendering the New Voltus Warrants for that number of shares of New Voltus Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of New Voltus

Common Stock underlying the New Voltus Warrants, multiplied by the excess of the “fair market value” of New Voltus Common Stock over the exercise price of the New Voltus Warrants by (y) the fair market value and (B) 0.361 per whole warrant. The “fair market value” as used in this paragraph shall mean the average last reported sale price of the New Voltus Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent. If that exemption, or another exemption, is not available, holders will not be able to exercise their New Voltus Warrants on a cashless basis.

Redemption of warrants when the price per share of New Voltus Common Stock equals or exceeds $18.00. Once the New Voltus Warrants become exercisable, New Voltus may redeem the outstanding New Voltus Warrants (except as described herein with respect to the private placement warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each New Voltus Warrant holder; and

•        if, and only if, the Reference Value equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a New Voltus Warrant as described under the heading “— Redeemable Warrants — Public Stockholders’ Warrants — Anti-Dilution Adjustments”).

New Voltus will not redeem the New Voltus Warrants as described above unless a registration statement under the Securities Act covering the issuance of the New Voltus Common Stock issuable upon exercise of the New Voltus Warrants is then effective and a current prospectus relating to those New Voltus Common Stock is available throughout the 30-day redemption period. If and when the New Voltus Warrants become redeemable by us, New Voltus may exercise its redemption right even if New Voltus is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

New Voltus has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the New Voltus Warrant exercise price. If the foregoing conditions are satisfied and New Voltus issues a notice of redemption of the New Voltus Warrants, each New Voltus Warrant holder will be entitled to exercise his, her or its New Voltus Warrant prior to the scheduled redemption date. Any such exercise would not be done on a “cashless” basis and would require the exercising New Voltus Warrant holder to pay the exercise price for each New Voltus Warrant being exercised. However, the price of the New Voltus Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a New Voltus Warrant as described under the heading “— Redeemable Warrants — Public Stockholders’ Warrants — Anti-Dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Redemption of warrants when the price per share of New Voltus Common Stock equals or exceeds $10.00. Once the New Voltus Warrants become exercisable, New Voltus may redeem the outstanding New Voltus Warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of New Voltus Common Stock except as otherwise described below;

•        if, and only if, the Reference Value (as defined above under the heading “— Redeemable Warrants — Public Stockholders’ Warrants — Redemption of warrants when the price per share of New Voltus Common Stock equals or exceeds $18.00”) equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Redeemable Warrants — Public Stockholders’ Warrants — Anti-Dilution Adjustments”); and

•        if the Reference Value is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant as described under the heading “— Redeemable Warrants — Public Stockholders’ Warrants — Anti-Dilution Adjustments”), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding New Voltus Warrants, as described above.

Beginning on the date the notice of redemption is given until the New Voltus Warrants are redeemed or exercised, holders who elect to exercise their warrants may do so on a cashless basis. The numbers in the table below represent the number of shares of New Voltus Common Stock that a New Voltus Warrant holder will receive upon such cashless exercise in connection with a redemption by New Voltus pursuant to this redemption feature, based on the “fair market value” of New Voltus Common Stock on the corresponding redemption date (assuming holders elect to exercise their New Voltus Warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the volume-weighted average price of New Voltus Common Stock as reported during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of New Voltus Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the New Voltus Warrants, each as set forth in the table below. New Voltus will provide New Voltus Warrant holders with the final fair market value no later than one business day after the ten-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a New Voltus Warrant or the exercise price of a New Voltus Warrant is adjusted as set forth under the heading “— Anti-Dilution Adjustments” below. If the number of shares issuable upon exercise of a New Voltus Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the New Voltus Warrant after such adjustment and the denominator of which is the price of the New Voltus Warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a New Voltus Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a New Voltus Warrant as so adjusted. If the exercise price of a New Voltus Warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-Dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a New Voltus Warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Fair Market Value of New Voltus Common Stock
	<10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	>18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of New Voltus Common Stock to be issued for each New Voltus Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of New Voltus Common Stock as reported during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of New Voltus Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the New Voltus Warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of New Voltus Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of New Voltus Common Stock as reported during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of New Voltus Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the New Voltus Warrants, holders may choose to, in connection with this redemption feature, exercise their New Voltus Warrants for 0.298 shares of New Voltus Common Stock for each whole New Voltus Warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of New Voltus Common Stock per whole New Voltus Warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by New Voltus pursuant to this redemption feature, since they will not be exercisable for any New Voltus Common Stock.

This redemption feature differs from the typical warrant redemption features used in some other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding New Voltus Warrants to be redeemed when the New Voltus Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of New Voltus Common Stock is below the exercise price of the New Voltus Warrants. This redemption feature was established to provide the flexibility to redeem the New Voltus Warrants without the warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of warrants when the price per share of New Voltus Common Stock equals or exceeds $18.00.” Holders choosing to exercise their New Voltus Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their New Voltus Warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides New Voltus with an additional mechanism by which to redeem all of the outstanding New Voltus Warrants, and therefore have certainty as to New Voltus’s capital structure as the New Voltus Warrants would no longer be outstanding and would have been exercised or redeemed. New Voltus will be required to pay the applicable redemption price to New Voltus Warrant holders if New Voltus chooses to exercise this redemption right and it will allow New Voltus to quickly proceed with a redemption of the New Voltus Warrants if New Voltus determines it is in its best interest to do so. As such, New Voltus would redeem the New Voltus Warrants in this manner when New Voltus believes it is in its best interest to update our capital structure to remove the New Voltus Warrants and pay the redemption price to the New Voltus Warrant holders.

As stated above, New Voltus can redeem the New Voltus Warrants when the shares of New Voltus Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing New Voltus Warrant holders with the opportunity to exercise their New Voltus Warrants on a cashless basis for the applicable number of shares. If New Voltus chooses to redeem the New Voltus Warrants when the shares of New Voltus Common Stock are trading at a price below the exercise price of the New Voltus Warrants, this could result in the New Voltus Warrant holders receiving fewer shares of New Voltus Common Stock than they would have received if they had chosen to wait to exercise their New Voltus Warrants for shares of New Voltus Common Stock if and when such shares of New Voltus Common Stock were trading at a price higher than the exercise price of $11.50.

Redemption procedures.    A holder of a New Voltus Warrant may notify New Voltus in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such New Voltus Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates or any person subject to aggregation with such person for the purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which such person is or may be deemed to be a part), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the shares of New Voltus Common Stock outstanding immediately after giving effect to such exercise.

Anti-dilution adjustments.    If the number of outstanding shares of New Voltus Common Stock is increased by a stock dividend payable in shares of New Voltus Common Stock, or by a split-up of shares of New Voltus Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of New Voltus Common Stock issuable on exercise of each New Voltus Warrant will be increased in proportion to such increase in the outstanding shares of New Voltus Common Stock. A rights offering to holders of New Voltus Common Stock entitling holders to purchase shares of New Voltus Common Stock at a price less than the historical fair market value (as defined below) will be deemed a stock dividend of a number of shares of New Voltus Common Stock equal to the product of (i) the number of shares of New Voltus Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for New Voltus Common Stock) and (ii) one minus the quotient of (x) the price per share of New Voltus Common Stock paid in such rights offering divided by (y) the historical fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for New Voltus Common Stock, in determining the price payable for New Voltus Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon conversion or exercise and (ii) “historical fair market value” means the volume weighted average price of New Voltus Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of New Voltus Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if New Voltus or Broadscale, as applicable, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of New Voltus Common Stock or Broadscale Class A common stock on account of such shares of New Voltus Common Stock or Broadscale Class A common stock, as applicable, other than (a) as described above, (b) certain ordinary cash dividends (initially defined as up to $0.50 per share in a 365 day period), (c) to satisfy the redemption rights of the holders of Broadscale Class A common stock in connection with the completion of the Merger, (d) to satisfy the redemption rights of the holders of Broadscale Class A common stock in connection with a stockholder vote to approve an amendment to Broadscale’s amended and restated certificate of incorporation (A) to modify the substance or timing of Broadscale’s obligation to allow redemption in connection with the Merger or to redeem 100% of Broadscale’s public shares of Class A common stock if Broadscale does not complete an initial business combination within 24 months from the closing of the Broadscale Initial Public Offering or (B) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of public shares of Broadscale’s Class A common stock upon the failure to complete the Merger, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New Voltus Common Stock or Broadscale Class A common stock, as applicable, in respect of such event.

If the number of outstanding shares of New Voltus Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of New Voltus Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of New Voltus Common Stock issuable on exercise of each New Voltus Warrant will be decreased in proportion to such decrease in outstanding shares of New Voltus Common Stock.

Whenever the number of shares of New Voltus Common Stock purchasable upon the exercise of the New Voltus Warrants is adjusted, as described above, the New Voltus Warrant exercise price will be adjusted by multiplying the New Voltus Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New Voltus Common Stock purchasable upon the exercise of the New Voltus Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New Voltus Common Stock so purchasable immediately thereafter.

In addition, if (x) Broadscale or New Voltus, as applicable, issues additional shares of Broadscale Class A Common Stock, New Voltus Common Stock or equity-linked securities for capital raising purposes in connection with the Closing of the Merger at a Newly Issued Price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Broadscale Board or New Voltus Board, as applicable, and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Broadscale Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Merger on the date of the consummation of the Merger (net of redemptions), and (z) the Market Value is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above under “— Redemption of warrants when the price per share of New Voltus Common Stock equals or exceeds $18.00” and “— Redemption of warrants when the price per share of New Voltus Common Stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above under “— Redemption of warrants when the price per share of New Voltus Common Stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

In case of any reclassification or reorganization of the outstanding shares of New Voltus Common Stock (other than those described above or that solely affects the par value of such shares of New Voltus Common Stock), or in the case of any merger or consolidation of New Voltus with or into another corporation (other than a consolidation or merger in which New Voltus is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of New Voltus Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of New Voltus as an entirety or substantially as an entirety in connection with which New Voltus are dissolved, the holders of the New Voltus Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the New Voltus Warrants and in lieu of the shares of New Voltus Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the New Voltus Warrants would have received if such holder had exercised their New Voltus Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of New Voltus Common Stock in such a transaction is payable in the form of New Voltus Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the New Voltus Warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the New Voltus Warrants when an extraordinary transaction occurs during the exercise period of the New Voltus Warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the New Voltus Warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The warrant agreement provides that the terms of the New Voltus Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding New Voltus Warrants to make any change that adversely affects the interests of the registered holders of New Voltus Warrants.

The New Voltus Warrant holders do not have the rights or privileges of holders of New Voltus Common Stock and any voting rights until they exercise their warrants and receive shares of New Voltus Common Stock. After the issuance of shares of New Voltus Common Stock upon exercise of the New Voltus Warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the New Voltus Warrants. If, upon exercise of the New Voltus Warrants, a holder would be entitled to receive a fractional interest in a share, New Voltus will, upon exercise, round down to the nearest whole number of shares of New Voltus Common Stock to be issued to the warrant holder.

Closing Warrants

The Closing Warrants are identical to the New Voltus Warrants, except that: (i) they will not be redeemable so long as they are held by the PIPE Investors or its permitted transferees; (ii) the PIPE Investors or its permitted transferees have the option to exercise such Closing Warrants on a cashless basis, (iii) they are entitled to registration rights, (iv) the anti-dilution provision provides for a one-time adjustment equal to the same exercise price as the New Voltus Warrants in the event that the exercise price of the New Voltus Warrants is adjusted pursuant to the terms of the warrant agreement governing the New Voltus Warrants; and (v) modifying or amending the Closing Warrant Agreement governing the Closing Warrants requires the vote of at least 65% of then outstanding Closing Warrants. If the Closing Warrants are held by holders other than the PIPE Investors or its permitted transferees, they will be redeemable by Broadscale or New Voltus as described above. If the Closing Warrants are exercised on a “cashless basis,” Broadscale or New Voltus, as applicable will not receive any cash proceeds from the exercise of such warrants.

Anti-Takeover Provisions

Certain provisions of Delaware law, the Proposed Charter, and the Proposed Bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of New Voltus. They are also designed, in part, to encourage persons seeking to acquire control of New Voltus to negotiate first with the New Voltus Board.

Section 203 of the DGCL

In general, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” (as those terms are defined in Section 203 of the DGCL) for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•        either the merger or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;

•        upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•        at or subsequent to the time the stockholder became an interested stockholder, the Merger was approved by the New Voltus Board and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. Under the Proposed Charter, New Voltus has opted out of Section 203 of the DGCL, but will provide other similar restrictions regarding takeovers by interested stockholders.

Classified Board of Directors

The Proposed Charter will provide that the New Voltus Board is divided into three classes, designated Class I, Class II and Class III. Each class will be an equal number of directors, as nearly as possible, consisting of one third of the total number of directors constituting the entire New Voltus Board. The term of the initial Class I directors shall terminate on the date of the first annual meeting of stockholders following the effectiveness of the Proposed Charter, the term of the initial Class II directors shall terminate on the date of the second annual meeting of stockholders following the effectiveness of the Proposed Charter, and the term of the initial Class III directors shall terminate on the date of the third annual meeting of stockholders following the effectiveness of the Proposed Charter. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term.

Removal of Directors

The New Voltus Board or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of voting stock of New Voltus entitled to vote at an election of directors.

Board of Directors Vacancies

The Proposed Charter provides that any vacancies on the New Voltus Board resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of preferred stock), and shall not be filled by the stockholders.

Stockholder Action; Special Meeting of Stockholders

The Proposed Charter provides that any action required or permitted to be taken by the stockholders must be effected at an annual or special meeting of the stockholders, and may not be taken by written consent in lieu of a meeting.

The Proposed Charter provides that a special meeting of stockholders may be called by the (a) the chairperson of the New Voltus Board, (b) the New Voltus Board, (c) the Chief Executive Officer of New Voltus or (d) the President of New Voltus, provided that such special meeting may be postponed, rescheduled or cancelled by the New Voltus Board or other person calling the meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Proposed Bylaws provide for advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the New Voltus Board or a committee of the New Voltus Board.

No Cumulative Voting

The Proposed Charter does not permit holders of capital stock to cumulate votes at any election of directors.

Amendment of Proposed Charter Provisions

Any amendment of certain provisions in the Proposed Charter will require approval by holders of at least 66⅔% of the voting power of the then outstanding voting securities of New Voltus entitled to vote thereon, voting together as a single class. These provisions include, among others, provisions related to the board composition, board removal rights, cumulative voting rights, amending the Proposed Bylaws and director liability.

Exclusive Forum

The Proposed Charter provides that: (i) unless New Voltus consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof will, to the fullest extent permitted by law, be the sole and exclusive forum for: (A) any derivative action, suit or proceeding brought on behalf of New Voltus, (B) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of New Voltus to New Voltus or to the New Voltus Stockholders, (C) any action, suit or proceeding arising pursuant to any provision of the DGCL, New Voltus’s bylaws or New Voltus’s certificate of incorporation (as either may be amended from time to time), (D) any action, suit or proceeding or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (E) any action, suit or proceeding asserting a claim against New Voltus or any current or former director, officer or stockholder governed by the internal affairs doctrine; (ii) unless New Voltus consents in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act; (iii) notwithstanding the foregoing, the forum selection provisions will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction; and (iv) any person or entity purchasing or otherwise acquiring any interest in any security of New Voltus will be deemed to have notice of and consented to these provisions.

Although the Proposed Charter contains the forum selection provisions described above, it is possible that a court could find that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable. For example, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such forum selection provisions as written in connection with claims arising under the Securities Act.

Limitations on Liability and Indemnification of Directors and Officers

The Proposed Charter provides that New Voltus will indemnify New Voltus’s directors to the fullest extent authorized or permitted by applicable law. New Voltus expects to enter into agreements to indemnify New Voltus’s directors, executive officers and other employees as determined by the New Voltus Board. Under the Proposed Bylaws, New Voltus is required to indemnify each of New Voltus’s directors and officers if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director or officer of New Voltus or was serving at New Voltus’s request as a director, officer, employee or agent for another entity. New Voltus must indemnify New Voltus’s officers and directors against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee in connection with such action, suit or proceeding if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of New Voltus, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. The Proposed Bylaws also require New Voltus to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding, provided that such person will repay any such advance if it is ultimately determined that such person is not entitled to indemnification by New Voltus. Any claims for indemnification by New Voltus’s directors and officers may reduce New Voltus’s available funds to satisfy successful third-party claims against New Voltus and may reduce the amount of money available to New Voltus.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Voltus

Investors’ Rights Agreement

On May 10, 2021, Voltus entered into a second amended and restated investors’ rights agreement with holders of Voltus Preferred Stock, including entities with which certain of Voltus’s officers and directors are affiliated. Upon the consummation of the Merger, the second amended and restated investors’ rights agreement is expected to be terminated.

Voting Agreement

On May 10, 2021, Voltus entered the Voting Agreement with certain holders of Voltus Capital Stock, which grants registration rights and information rights, among other things, to certain holders of its capital stock, including entities with which certain of Voltus’s officers and directors are affiliated. Upon the consummation of the Merger, the Voting Agreement is expected to be terminated.

Right of First Refusal and Co-Sale Agreement

On May 10, 2021, Voltus entered into a second amended and restated right of first refusal and co-sale agreement with certain holders of Voltus Capital Stock, which grants the right to purchase shares of Voltus Capital Stock which certain other stockholders propose to sell to other parties to those certain holders, including entities with which certain of Voltus’s officers and directors are affiliated. Upon the consummation of the Merger, the second amended and restated right of first refusal and co-sale agreement is expected to be terminated.

PIPE Subscription Agreements

On November 30, 2021, concurrently with the execution of the Merger Agreement, Broadscale entered into the PIPE Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors have collectively subscribed at a purchase price of $10.00 per share and $100 million in the aggregate for (i) 10 million shares of New Voltus Common Stock and (ii) in the case of certain Third Party PIPE Investors purchasing in excess of a specified number of shares of New Voltus Common Stock, an aggregate of 6,200,000 Closing Warrants exercisable for shares of New Voltus Common Stock. Certain PIPE Investors related to Voltus entered into PIPE Subscription Agreements with Broadscale. Gregg Dixon serves as Chief Executive Officer of Voltus and has subscribed for 100,000 shares of Broadscale Class A Common Stock at a purchase of $10.00 per share for an aggregate purchase price of $1,000,000. Veery Maxwell serves as a director on the Voltus Board and was formerly a partner of Ajax. Ajax has subscribed for 1,500,000 shares of Broadscale Class A Common Stock and 1,125,000 Closing Warrants at a purchase of $10.00 per share for an aggregate purchase price of $15,000,000. Rajesh Atluru serves as a director on the Voltus Board and a managing partner at Activate, Activate has subscribed for 1,000,000 shares of Broadscale Class A Common Stock at a purchase price of $10.00 per share for an aggregate purchase price of $10,000,000.

Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, New Voltus, the Sponsor, certain equityholders of Broadscale, certain equityholders of Voltus, and certain of their respective affiliates, as applicable, will enter into the Registration Rights Agreement, a copy of which is attached to this proxy statement/prospectus as Annex G, pursuant to which Broadscale will agree to register for resale, pursuant to Rule 415 under the Securities Act, certain shares of New Voltus Common Stock and other equity securities of New Voltus that are held by the parties thereto from time to time. For more information about the Registration Rights Agreement, See “Proposal No. 1: The Business Combination Proposal — Related Agreements — Registration Rights Agreement.”

Indemnification Agreements

We intend to enter into indemnification agreements with New Voltus’s directors and executive officers. The indemnification agreements and the Proposed Charter and the Proposed Bylaws will require New Voltus to indemnify its directors and executive officers to the fullest extent permitted by law.

Executive Officer and Director Compensation Arrangements

See the section entitled “Executive and Director Compensation” for information regarding compensation arrangements with the executive officers and directors of Voltus, which include, among other things, employment, termination of employment and change in control arrangements, stock awards and certain other benefits.

Broadscale

Broadscale Founder Shares

In November 2020, the Sponsor purchased 150,000 Broadscale Founder Shares of Broadscale Class B Common Stock for an aggregate price of $25,000. On December 11, 2020, Broadscale effected a 47.91667-for-1 stock split and on February 11, 2021, Broadscale effected a stock dividend of 1.2 shares of Broadscale Class B Common Stock for each share of Broadscale Class B Common Stock outstanding prior to the dividend, resulting in 8,625,000 shares of Broadscale Class B Common Stock being issued and outstanding. All share and per share amounts have been retroactively restated to reflect the stock split and stock dividend. Broadscale’s directors and executive officers, which include Ms. Georgia Levenson Keohane, Mr. Alexander Karsner, Ms. Lisa Coca, Mr. Andrew L. Shapiro, Mr. Edward E. Cohen, Mr. John P. Hanna and Mr. Jeffrey F. Brotman also have an economic interest in the 8,625,000 Founder Shares owned by the Sponsor.

As compensation for their service on the Broadscale Board, Broadscale’s independent directors — Mmes. Keohane and Coca and Mr. Karsner — each received a membership interest in the Sponsor that has an allocation of 30,000 shares of the 8,625,000 Broadscale Founder Shares owned by the Sponsor. Additionally, each of Broadscale’s independent directors made investments in the Sponsor that entitle them to additional Broadscale Founder Shares held by the Sponsor. In particular, Mmes. Keohane and Coca, each invested $10,000 in the Sponsor, which represents 3,000 Broadscale Founder Shares held by the Sponsor. Mr. Karsner invested $100,000 in the Sponsor, which represents 30,000 Broadscale Founder Shares held by the Sponsor. As Broadscale Founder Shares, the Broadscale Founder Shares allocated to each of Broadscale’s independent directors are subject to the terms of the Sponsor Letter Agreement, including those related to vesting, forfeiture and transfer restrictions. If the Merger or another business combination is not consummated by the Liquidation Date and Broadscale proceeds with dissolving and liquidating, the Broadscale Founder Shares held by the Broadscale’s three independent directors would be worthless.

Pursuant to the Sponsor Letter Agreement entered into among Voltus, Broadscale and the Sponsor, certain of the Broadscale Founder Shares are subject to restrictions. See “Proposal No. 1: The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” for more information.

Private Placement

Simultaneously with the closing of the Broadscale Initial Public Offering, Broadscale consummated the sale of 6,266,667 Broadscale Private Placement Warrants at a price of $1.50 per Broadscale Private Placement Warrant in a private placement to the Sponsor generating gross proceeds of $9,400,000. The Broadscale Private Placement Warrants are identical to the Broadscale Public Warrants underlying the Broadscale Units sold in the Broadscale Initial Public Offering, except that the Broadscale Private Placement Warrants and the Broadscale Class A Common Stock issuable upon the exercise of the Broadscale Private Placement Warrants will not be transferable, assignable or salable until thirty days after the completion of a business combination, subject to certain limited exceptions. Additionally, except as provided herein, the Broadscale Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. The Sponsor has agreed to irrevocably surrender and forfeit the 6,266,667 Broadscale Private Placement Warrants to purchase Broadscale Class A Common Stock immediately prior to the Effective Time, but conditioned upon Closing, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement.

Advances from Related Party

The Sponsor and Broadscale’s officers and directors, or any entities with which they are affiliated, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Broadscale’s audit committee will review on a quarterly basis all payments that were made to the sponsor, Broadscale’s officers or directors or any entity with which they are affiliated, and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Promissory Note — Related Party

Prior to the closing of the Broadscale Initial Public Offering, our sponsor loaned us a total of $126,000 under a promissory note to be used for the payment of costs related to the Broadscale Initial Public Offering. The promissory note was non-interest bearing, unsecured and due on the earlier of March 31, 2021 or the completion of the initial public offering. The promissory note was repaid in full following the consummation of the Broadscale Initial Public Offering on February 19, 2021.

Trust Account Indemnification

The Sponsor has agreed to be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per share of Broadscale Class A Common Stock and (ii) the actual amount per share of Broadscale Class A Common Stock held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share of Broadscale Class A Common Stock due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account nor will it apply to any claims under our indemnity of Morgan Stanley as the underwriter of the Broadscale Initial Public Offering against certain liabilities, including liabilities under the Securities Act.

Administrative Support Agreement

Commencing on February 12, 2021, Broadscale agreed to pay the Sponsor a total of $20,000 per month for office space, utilities, secretarial support and administrative services. Upon completion a business combination or Broadscale’s liquidation, Broadscale will cease paying these monthly fees. Broadscale incurred and paid $240,000 for the year ended December 31, 2021.

Due from Sponsor

At the closing of the Broadscale Initial Public Offering on February 17, 2021 a portion of the proceeds from the sale of the Broadscale Private Placement Warrants in the amount of $2,124,125 was due to Broadscale to be held outside of the Trust Account for working capital purposes. Broadscale received the cash on February 18, 2021.

Related Party Loans

In order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of our officers and directors may, but are not obligated to, loan Broadscale funds as may be required (“Working Capital Loans”). If Broadscale completes a business combination, Broadscale would repay the Working Capital Loans out of the proceeds of the Trust Account released to us. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination does not close, Broadscale may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $2,000,000 of such Working Capital Loans may be convertible into warrants of the post-business combination entity at a price of $1.50 per warrant. The Broadscale Warrants would be identical to the Broadscale Private Placement Warrants. As of December 31, 2020, there were no amounts outstanding under the Working Capital Loans.

PIPE Subscription Agreements

On November 30, 2021, concurrently with the execution of the Merger Agreement, Broadscale entered into the PIPE Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors have collectively subscribed at a purchase price of $10.00 per share and $100 million in the aggregate for (i) 10 million shares of New Voltus Common Stock and (ii) in the case of certain Third Party PIPE Investors purchasing in excess of a specified number of shares of New Voltus Common Stock, an aggregate of 6,200,000 Closing Warrants exercisable for shares of New Voltus Common Stock. Mr. E. Cohen, Mr. Brotman, Jonathan Z. Cohen, the Arete Foundation and the Cohen Trust and are expected to fund $9,647,500 of the PIPE Investment, for which they will receive 964,750 shares of New Voltus Common Stock, subject to certain adjustments.

Messrs. E. Cohen and Brotman serve as Vice Chairman of the Broadscale Board and Chief Legal Officer and Secretary of Broadscale, respectively, and have subscribed for 235,750 shares of New Voltus Common Stock and 10,000 shares of New Voltus Common Stock, respectively, at a purchase of $10.00 per share for an aggregate purchase price of $2,357,500 and $100,000, respectively. Mr. J. Cohen, the son of Mr. E. Cohen, and the managing member of the Sponsor, subscribed for 235,750 shares of New Voltus Common Stock, at a purchase of $10.00 per share for an aggregate purchase price of $2,357,500. Ms. Betsy Z. Cohen, Mr. Daniel Cohen and Mr. J. Cohen, the wife and sons of Mr. E. Cohen, respectively, and Mr. E. Cohen, are trustees of the Arete Foundation and Mr. Brotman is the chief operating officer, which subscribed for 247,500 shares of New Voltus Common Stock, at a purchase of $10.00 per share for an aggregate purchase price of $2,475,000. Mr. E. Cohen is the grantor, Mr. Brotman is a trustee and Ms. Cohen is a trustee and beneficiary of the Cohen Trust, which subscribed for 235,750 shares of New Voltus Common Stock, at a purchase of $10.00 per share for an aggregate purchase price of $2,357,500.

The PIPE Investment will be consummated substantially concurrently with the Closing. See “Proposal No. 1: The Business Combination Proposal — Related Agreements — PIPE Subscription Agreements” for more information.

Sponsor Letter Agreement

Broadscale, the Sponsor and Voltus entered into the Sponsor Letter Agreement, dated as of November 30, 2021, a copy of which is attached to this proxy statement/prospectus as Annex F.

Pursuant to the Sponsor Letter Agreement, the Sponsor agreed to, among other things, at any meeting of the Broadscale Stockholders, or in any other circumstance in which the vote, consent or other approval of the Broadscale Stockholders is sought, (i) appear at each such meeting or otherwise cause all of its Broadscale Common Stock to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent covering, all of its Broadscale Common Stock: (1) in favor of each Transaction Proposal; (2) against any proposal relating to a business combination (other than the Transaction Proposals); (3) against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Broadscale; (4) against any change in the business, management or the Broadscale Board (other than in connection with the Transaction Proposals); and (5) against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of the Sponsor Letter Agreement, the Merger Agreement or the Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Broadscale or the Merger Sub under the Merger Agreement, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of Broadscale Common Stock.

Additionally, under the Sponsor Letter Agreement, the Sponsor agreed that, subject to the Closing, the Sponsor Earn-Out Shares will be subject to a vesting schedule and the Sponsor may not transfer any unvested Sponsor Earn-Out Shares prior to the date such Sponsor Earn-Out Shares become vested pursuant to the Sponsor Letter Agreement. In three separate tranches, if, at any time during the Measurement Period, the VWAP of New Voltus Common Stock is greater than or equal to $12.50, $15.00, or $17.50, for any 20 trading days within a period of 30 trading days, then 479,147 Sponsor Earn-Out Shares, 479,147 Sponsor Earn-Out Shares, or 479,148 Sponsor Earn-Out Shares, will vest. The Sponsor retained all of its rights as a Broadscale Stockholder with respect to any unvested Sponsor Earn-Out Shares, including the right to dividends on and the right to vote any unvested Sponsor Earn-Out Shares.

In the event that there is a change of control of New Voltus during the Measurement Period, to the extent any Sponsor Earn-Out Shares have not already vested, the release of the transfer restrictions will be automatically accelerated and the Sponsor shall receive the same per share consideration (whether stock, cash or other property) in respect of all the Sponsor Earn-Out Shares as the other holders of New Voltus Common Stock participating in such change of control. Additionally, any unvested Sponsor Earn-Out Shares at the end of the Measurement Period shall be forfeited by the Sponsor.

Under the Sponsor Letter Agreement, the Sponsor agreed to, immediately prior to the Effective Time (but conditioned upon the Closing), automatically irrevocably surrender and forfeit to Broadscale for no consideration, as a contribution to capital, the Forfeited Warrants. The Forfeited Warrants will be automatically and immediately cancelled by Broadscale. Broadscale and the Sponsor also agreed to take such actions as are necessary to cause the Forfeited Warrants to be retired and cancelled, after which such Forfeited Warrants shall no longer be issued, outstanding, convertible, or exercisable.

See “Proposal No. 1: The Business Combination Proposal — Related Agreements — Sponsor Letter Agreement” for more information.

Policy for Approval of Related Party Transactions

Effective upon the consummation of the Merger, the New Voltus Board will adopt a written related person transaction policy that will set forth the following policies and procedures for the review and approval or ratification of related person transactions. A “related person transaction” is a transaction, arrangement or relationship in which the post-combination company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•        any person who is, or at any time during the applicable period was, one of New Voltus’s executive officers or directors;

•        any person who is known by the post-combination company to be the beneficial owner of more than 5% of New Voltus voting stock;

•        any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of New Voltus’s voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of New Voltus’s voting stock; and

•        any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

New Voltus will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related party transactions.

EXPERTS

The financial statements of Broadscale Acquisition Corp. as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and period from November 5, 2020 (inception) through December 31, 2020, respectively, appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance on such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Voltus, Inc. at December 31, 2021 and 2020, and for each of the years then ended, included in the Proxy Statement/Prospectus of Broadscale Acquisition Corp., which is referred to and made a part of this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

TRANSFER AGENT

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

VALIDITY OF COMMON STOCK

Skadden, Arps, Slate, Meagher & Flom LLP, will pass upon the validity of the shares of Broadscale Class A Common Stock offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokerage firms or other nominees may be participating in the practice of “householding” proxy statements. Pursuant to the rules of the SEC, Broadscale and services that it employs to deliver communications to the Broadscale Stockholders are permitted to deliver to two or more Broadscale Stockholders sharing the same address a single copy of each of Broadscale’s annual report to Broadscale Stockholders and Broadscale’s proxy statement. Upon written or oral request, Broadscale will deliver a separate copy of the annual report to Broadscale Stockholders and/or proxy statement to any Broadscale Stockholder at a shared address to which a single copy of each document was delivered and who wishes to receive separate copies of such documents. Broadscale Stockholders receiving multiple copies of such documents may likewise request that Broadscale delivers single copies of such documents in the future. Broadscale Stockholders may notify Broadscale of their requests by calling or writing Broadscale at its principal executive offices at 1845 Walnut Street, Suite 1111, Philadelphia, PA 19103 or (646) 849-9975.

SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted common stock or warrants of New Voltus for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted common stock or warrants of New Voltus for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

(i)     1% of the total number of shares of New Voltus Common Stock then outstanding (as of the date of this proxy statement/prospectus, Broadscale has 43,125,000 shares of Broadscale Common Stock outstanding); or

(ii)    the average weekly reported trading volume of New Voltus Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by Broadscale’s affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about Broadscale.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

(i)     the issuer of the securities that was formerly a shell company has ceased to be a shell company;

(ii)    the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

(iii)   the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

(iv)   at least one year has elapsed from the time that the issuer filed Form 10 information.

As a result, the Sponsor will be able to sell its Broadscale Founder Shares, pursuant to Rule 144 without registration one year after Broadscale has completed the Merger and filed our Form 10 information with the SEC.

Broadscale anticipates that following the consummation of the Merger, it will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Registration Rights

See “Proposal No. 1: The Business Combination Proposal — Related Agreements — Registration Rights Agreement.”

APPRAISAL RIGHTS

Broadscale Stockholders do not have appraisal rights in connection with the Merger under the DGCL.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Stockholder Proposals

The Proposed Bylaws establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders. The Proposed Bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in the notice of such meeting given by the New Voltus Board, (ii) otherwise properly brought before such meeting by or at the direction of the New Voltus Board or the chairperson of the board, or (iii) otherwise properly brought before such meeting by a stockholder present in person who (A) (1) was a record owner of shares of New Voltus both at the time of giving the notice and at the time of such meeting, (2) is entitled to vote at such meeting, and (3) has complied with notice procedures specified in the Proposed Bylaws in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. To be timely for New Voltus’s annual meeting of stockholders, New Voltus’s secretary must receive the written notice at New Voltus’s principal executive offices:

•        not earlier than the 120th day; and

•        not later than the 90th day,

•        before the one-year anniversary of the preceding year’s annual meeting.

In the event that no annual meeting was held in the previous year or New Voltus holds its annual meeting of stockholders more than more than thirty days before or more than sixty days after the one- year anniversary of a preceding year’s annual meeting, notice of a stockholder proposal must be not later than the 90th day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made.

We currently anticipate the 2023 annual meeting of stockholders of New Voltus will be held no later than            , 2023. Under the Proposed Bylaws, for the first annual meeting of stockholders following the Closing, the date of the preceding year’s annual meeting shall be deemed to be            , 2022. Therefore, notice of a nomination or proposal must be delivered to New Voltus not earlier than            , 2023 and not later than            , 2023. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws.

Under Rule 14a-8 of the Exchange Act, a stockholder proposal to be included in the proxy statement and proxy card for the 2022 annual general meeting pursuant to Rule 14a-8 must be received at New Voltus’s principal office at a reasonable time before New Voltus begins to print and send its proxy materials and must comply with Rule 14a-8.

Stockholder Director Nominees

The Proposed Bylaws permit stockholders to nominate directors for election at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) of stockholders, subject to the provisions of the Proposed Charter. To nominate a director, the stockholder must provide the information required by the Proposed Bylaws. In addition, the stockholder must give timely notice to New Voltus’s secretary in accordance with the Proposed Bylaws, which, in general, require that the notice be received by New Voltus’s secretary within the time periods described above under “— Stockholder Proposals” for stockholder proposals.

STOCKHOLDER COMMUNICATIONS

Broadscale Stockholders and interested parties may communicate with the Broadscale Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Broadscale Acquisition Corp., 1845 Walnut Street, Suite 1111, Philadelphia, PA 19103. Following the Merger, such communications should be sent in care of Voltus Technologies, Inc., 2443 Fillmore Street, #380-3427, San Francisco, CA 94115. Each communication will be forwarded, depending on the subject matter, to the Broadscale Board, the appropriate committee chairperson or all non-management directors.

WHERE YOU CAN FIND MORE INFORMATION

Broadscale has filed a registration statement on Form S-4 to register the issuance of securities described this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement. This proxy statement/prospectus does not contain all of the information included in the registration statement.

For further information pertaining to Broadscale and its securities, you should refer to the registration statement and to its exhibits. Whenever reference is made in this proxy statement/prospectus to any of Broadscale’s or Voltus’s contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the annexes to the proxy statement/prospectus and the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

Broadscale files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Broadscale at the SEC website containing reports, proxy statements and other information at: http://www.sec.gov. Those filings are also available free of charge to the public on, or accessible through, Broadscale’s corporate website under the heading “SEC Filings,” at https://www.broadscale.com/. Broadscale’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.

All information contained in this proxy statement/prospectus relating to Broadscale has been supplied by Broadscale, and all such information relating to Voltus has been supplied by Voltus, respectively. Information provided by one another does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement/prospectus or any document incorporated by reference in this proxy statement/prospectus, or if you have any questions about the Merger, you should contact via phone or in writing:

Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, NY 10036
Stockholders may call toll free: (877) 869-0171
Banks and Brokers may call: (212) 297-0720
Email: info@okapipartners.com

If you are a Broadscale Stockholder and would like to request documents, please do so no later than 5 business days before the Broadscale Special Meeting in order to receive them before the Broadscale Special Meeting. If you request any documents from Okapi Partners, Okapi Partners will mail them to you by first class mail, or another equally prompt means.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the Registration Statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

All information contained in this proxy statement/prospectus relating to Broadscale has been supplied by Broadscale, and all such information relating to Voltus has been supplied by Voltus. Information provided by one another does not constitute any representation, estimate or projection of the other.

INDEX TO FINANCIAL STATEMENTS

BROADSCALE ACQUISITION CORP.

VOLTUS, INC. AND SUBSIDIARY

Page
Financial Statements:
Condensed Consolidated Balance Sheets as of March 31, 2022 (Unaudited) and December 31, 2021	F-75
Condensed Consolidated Statements of Operations for the three months ended March 31, 2022 and 2021 (Unaudited)	F-76
Condensed Consolidated Statements of Comprehensive Loss for the three months ended March 31, 2022 and 2021 (Unaudited)	F-77
Condensed Consolidated Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the three months ended March 31, 2022 and 2021 (Unaudited)	F-78
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2022 and 2021 (Unaudited)	F-79
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-80 to F-92

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of
Broadscale Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Broadscale Acquisition Corp. (the “Company”) as of December 31, 2021 and 2020 and the related statements of operations, changes in stockholders’ (deficit) equity and cash flows for the year ended December 31, 2021 and for the period from November 5, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from November 5, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Previously Issued Financial Statements

As discussed in Note 2 to the financial statements, the February 17, 2021 financial statement has been restated to correct certain misstatements.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by the close of business on February 17, 2023, then the Company will cease all operations except for the purpose of liquidating. The liquidity needs and date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York
March 15, 2022

PCAOB ID Number 100

BROADSCALE ACQUISITION CORP.
BALANCE SHEETS

	December 31, 2021	December 31, 2020
ASSETS
Current assets
Cash	$513,431	$25,000
Prepaid expenses and other current assets	298,750	—
Total Current Assets	812,181	25,000

Deferred offering costs	—	64,331
Investments held in Trust Account	345,019,584	—
TOTAL ASSETS	$345,831,765	$89,331

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accrued expenses	$2,472,438	$1,000
Accrued offering costs	—	64,331
Total Current Liabilities	2,472,438	65,331

Warrant liability – private placement	5,846,800	—
Warrant liability – public	8,047,125	—
Deferred underwriting fee payable	12,075,000	—
Total Liabilities	28,441,363	65,331

Commitments and Contingencies

Class A common stock subject to possible redemption, $0.0001 par value; 34,500,000 shares and no shares at $10.00 per share redemption value as of December 31, 2021 and 2020, respectively	345,000,000	—

Stockholders’ (Deficit) Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; no shares issued or outstanding (excluding 34,500,000 and no shares subject to possible redemption) as of December 31, 2021 and 2020, respectively	—	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 8,625,000 shares issued and outstanding as of December 31, 2021 and 2020(1)	863	863
Additional paid-in capital	—	24,137
Accumulated deficit	(27,610,461)	(1,000)
Total Stockholders’ (Deficit) Equity	(27,609,598)	24,000
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$345,831,765	$89,331

____________

(1)      At December 31, 2020, included an aggregate of up to 1,125,000 shares of Class B common stock subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriter (see Note 7). On December 11, 2020, the Company effected a 47.91667-for-1 stock split, and on February 11, 2021, the Company effected a stock dividend of 1.2 shares of Class B common stock for each share of Class B common stock outstanding prior to the dividend, resulting in 8,625,000 shares of Class B common stock being issued and outstanding. All share and per-share amounts have been retroactively adjusted to reflect the stock split.

The accompanying notes are an integral part of the financial statements.

BROADSCALE ACQUISITION CORP.
STATEMENTS OF OPERATIONS

	Year Ended December 31, 2021	For the Period from November 5, 2020 (Inception) through December 31, 2021
General and administrative expenses	$4,636,796	$1,000
Loss from operations	(4,636,796)	(1,000)

Other income:
Change in fair value of warrant liabilities	10,944,826	—
Interest earned on Investments held in Trust Account	31,251	—
Total other income, net	10,976,077	—

Net income (loss)	$6,339,281	$(1,000)

Weighted average shares outstanding of Class A common stock	29,963,014	—
Basic and diluted income per share, Class A common stock	$0.16	$—

Weighted average shares outstanding of Class B common stock	8,477,055	7,500,000
Basic and diluted net income per share, Class B common stock	$0.16	$—

The accompanying notes are an integral part of the financial statements.

BROADSCALE ACQUISITION CORP.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ (Deficit) Equity
	Shares	Amount
Balance – November 5, 2020 (Inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor	8,625,000	863	24,137	—	25,000
Net loss	—	—	—	(1,000)	(1,000)
Balance – December 31, 2020	8,625,000	$863	$24,137	$(1,000)	$24,000
Accretion for Class A common stock to redemption amount	—	—	(24,137)	(33,948,742)	(33,972,879)
Net income	—	—	—	6,339,281	6,339,281
Balance – December 31, 2021	8,625,000	$863	$—	$(27,610,461)	$(27,609,598)

The accompanying notes are an integral part of the financial statements.

BROADSCALE ACQUISITION CORP.
STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2021	For the Period from November 5, 2020 (Inception) Through December 31, 2020
Cash Flows from Operating Activities:
Net income (loss)	$6,339,281	$(1,000)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Change in fair value of warrant liabilities	(10,944,826)	—
Interest earned on investments held in Trust Account	(31,251)	—
Transaction costs associated with the Initial Public Offering	882,336	—
Changes in operating assets and liabilities:
Prepaid expenses	(298,750)	—
Accrued expenses	2,471,438	1,000
Net cash used in operating activities	$(1,581,772)	$—

Cash Flows from Investing Activities:
Purchase of investments held in Trust Account	(345,000,000)	—
Cash withdrawn from Trust Account to pay franchise and income taxes	11,667	—
Net cash used in investing activities	$(344,988,333)	$—

Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to Sponsor	—	25,000
Proceeds from sale of Units, net of underwriting discounts paid	338,100,000	—
Proceeds from sale of Private Placement Warrants	9,400,000	—
Proceeds from promissory note – related party	252,000
Repayment of promissory note – related party	(252,000)	—
Payment of offering costs	(441,464)	—
Net cash provided by financing activities	$347,058,536	$25,000

Net Change in Cash	488,431	25,000
Cash – Beginning of period	25,000	—
Cash – End of period	$513,431	$25,000

Non-Cash investing and financing activities:
Offering costs included in accrued offering costs	$—	$64,331
Deferred underwriting fee payable	$12,075,000	$—

The accompanying notes are an integral part of the financial statements.

BROADSCALE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Broadscale Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on November 5, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2021, the Company had not commenced any operations. All activity for the period from November 5, 2020 (inception) through December 31, 2021 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the investments held in the Trust Account, which is described below. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on February 11, 2021. On February 17, 2021, the Company consummated the Initial Public Offering of 34,500,000 units (the “Units” and, with respect to the Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 4,500,000 Units, at $10.00 per Unit, generating gross proceeds of $345,000,000 which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,266,667 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to Nokomis ESG Sponsor, LLC (the “Sponsor”) generating gross proceeds of $9,400,000, which is described in Note 5.

Transaction costs amounted to $19,416,464, consisting of $6,900,000 in cash underwriting fees, $12,075,000 in deferred underwriting fees, and $441,464 of other offering costs.

Following the closing of the Initial Public Offering on February 17, 2021 including the full exercise of the underwriters’ over-allotment option, an amount of $345,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), located in the United States and was invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act, which invest only in direct U.S. government Treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to complete a Business Combination successfully.

BROADSCALE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 following any related redemptions and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to the Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until February 17, 2023 to complete a Business Combination (the “Combination Period”). If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide

BROADSCALE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriter has agreed to waive its rights to its deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Going Concern

As of December 31, 2021, the Company had approximately $0.5 million in its operating bank account and a working capital deficit of approximately $1.7 million. In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined below) (see Note 6). As of December 31, 2021 and 2020, there were no amounts outstanding under any Working Capital Loans.

The Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

BROADSCALE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to raise additional funds to alleviate liquidity needs, obtain approval for an extension of the deadline or complete a Business Combination, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and risk of not completing a Business Combination raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate. The Company intends to complete a Business Combination before the mandatory liquidation date or obtain approval for an extension.

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company previously accounted for its outstanding Public Warrants and Private Placement Warrants (collectively, with the Public Warrants, the “Warrants”) issued in connection with its Initial Public Offering as components of equity instead of as derivative liabilities. The warrant agreement governing the Warrants includes a provision that provides for potential changes to the settlement amounts dependent upon the characteristics of the holder of the Warrant. In addition, the warrant agreement includes a provision that in the event of a tender offer or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of a single class of stock, all holders of the Warrants would be entitled to receive cash for their Warrants (the “tender offer provision”).

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). Specifically, the SEC Statement focused on certain settlement terms and provisions related to certain tender offers following a business combination, which terms are similar to those contained in the warrant agreement.

In further consideration of the SEC Statement, the Company’s management further evaluated the Warrants under Accounting Standards Codification (“ASC”) Subtopic 815-40, Contracts in Entity’s Own Equity. ASC Section 815-40-15 addresses equity versus liability treatment and classification of equity-linked financial instruments, including warrants, and states that a warrant may be classified as a component of equity only if, among other things, the warrant is indexed to the issuer’s common stock. Under ASC Section 815-40-15, a warrant is not indexed to the issuer’s common stock if the terms of the warrant require an adjustment to the exercise price upon a specified event and that event is not an input to the fair value of the warrant. Based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the Company’s Private Placement Warrants are not indexed to the Company’s common stock in the manner contemplated by ASC Section 815-40-15 because the holder of the instrument is not an input into the pricing of a fixed-for-fixed option on equity shares. In addition, based on management’s evaluation, the Company’s audit committee, in consultation with management, concluded that the tender offer provision fails the “classified in stockholders’ equity” criteria as contemplated by ASC Section 815-40-25.

As a result of the above, the Company should have classified the Warrants as derivative liabilities in its previously issued financial statement as of February 17, 2021. Under this accounting treatment, the Company is required to measure the fair value of the Warrants at the end of each reporting period as well as re-evaluate the treatment of the warrants and recognize changes in the fair value from the prior period in the Company’s operating results for the current period.

Therefore, in the Company’s unaudited condensed financial statements as of and for the three-month period ended March 31, 2021, the Company recorded a warrant liability and revised the original Form 8-K in the notes to such financial statements, which were filed with the SEC on June 11, 2021 in the Company’s Quarterly Report on Form 10-Q for the three-month period ended March 31, 2021 (“Adjustment No. 1”).

BROADSCALE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

In connection with the preparation of the Company’s unaudited condensed financial statements as of September 30, 2021, management identified errors made in its historical financial statements where, at the closing of the Company’s Initial Public Offering, the Company improperly valued its Class A common stock subject to possible redemption. In accordance with ASC 480, paragraph 10-S99, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. The Company previously determined the Class A common stock subject to possible redemption to be equal to the redemption value of $10.00 per share of Class A common stock while also taking into consideration a redemption cannot result in net tangible assets being less than $5,000,001. Management determined that the Class A common stock issued during the Initial Public Offering can be redeemed or become redeemable subject to the occurrence of future events considered outside the Company’s control. Therefore, management concluded that the redemption value should include all shares of Class A common stock subject to possible redemption, resulting in the Class A common stock subject to possible redemption being equal to their redemption value. As a result, management has noted a restatement related to temporary equity and permanent equity. This resulted in a restatement of the initial carrying value of the Class A common stock subject to possible redemption with the offset recorded to additional paid-in capital (to the extent available), accumulated deficit and Class A common stock. There has been no change in the Company’s total assets, liabilities or operating results (“Adjustment No. 2”).

The impact of the restatements on the Company’s financial statements is reflected in the following table.
	As Originally Reported	Adjustment No. 1	Adjustment No. 2	As Restated
Balance Sheet as of February 17, 2021
Warrant liabilities	$—	$26,656,084	$—	$26,656,084
Total liabilities	$12,201,450	$26,656,084	$—	$38,857,534
Class A common stock subject to possible redemption	$330,006,460	$(26,656,084)	$41,649,624	$345,000,000
Class A common stock	$150	$266	$(416)	$—
Additional paid-in capital	$5,001,063	$2,699,403	$(7,700,466)	—
Accumulated deficit	$(2,068)	$(2,699,669)	$(33,948,741)	$(36,650,478)
Total Stockholders’ Equity (Deficit)	$5,000,008	$—	$(41,649,624)	$(36,649,616)
Number of shares subject to redemption	33,000,646	(2,665,608)	4,164,962	34,500,000

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive

BROADSCALE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021 and 2020.

Marketable Securities Held in Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. At December 31, 2021 and 2020, the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury Securities.

Offering Costs

Offering costs consisted of legal, accounting and other expenses incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities were expensed as incurred in the statements of operations. Offering costs associated with the Class A common stock subject to possible redemption issued were initially charged to temporary equity and then accreted to common stock subject to redemption upon the completion of the Initial Public Offering.

BROADSCALE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2021 and 2020, the Class A common stock subject to possible redemption of 34,500,000 shares and no shares, respectively, is presented as temporary equity, outside of the stockholders’ (deficit) equity section of the Company’s balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption value. The change in the carrying value of redeemable Class A common stock resulted in charges against additional paid-in capital and accumulated deficit.

At December 31, 2021 the Class A common stock reflected in the balance sheets is reconciled in the following table:
Gross proceeds	$345,000,000
Less:
Proceeds allocated to Public Warrants	(15,438,750)
Class A common stock issuance costs	(18,534,129)
Plus:
Accretion of carrying value to redemption value	33,972,879
Class A common stock subject to possible redemption	$345,000,000

Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The Company accounts for its Private Placement Warrants and Public Warrants (as defined in Note 3) (collectively, the “Warrants) as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”), and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants

BROADSCALE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

are recognized as a non-cash gain or loss on the statements of operations. The fair value of the warrants was initially estimated using a binomial lattice model (see Note 11). For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrants was used as the fair value of the Public Warrants as of each relevant date. The subsequent measurements and fair value of the Private Placement Warrants after the detachment of the Public Warrants was based on the closing price of the Public Warrants.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of December 31, 2021 and 2020, the Company had deferred tax assets with a full valuation allowance recorded against them.

The Company’s current taxable income primarily consists of interest earned on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. During the year ended December 31, 2021 and 2020, the Company recorded no income tax expense. The Company’s effective tax rates for the periods presented differ from the expected (statutory) rates due to start-up costs not being currently deductible, the recording of full valuation allowances on deferred tax assets and permanent differences.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021 and 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income (Loss) per Common Share

Net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share. Accretion associated with the redeemable shares of Class A common shares is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted income (loss) per share does not consider the effect of the Warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the Warrants is contingent upon the occurrence of future events. The Warrants are exercisable to purchase 6,266,667 Class A common shares in the aggregate. As of December 31, 2021 and 2020, the Company did not have any other dilutive securities or other contracts that could, potentially, be exercised or converted into common shares and then share in the earnings of the Company. As a result, diluted net loss per common share is the same as basic net loss per common share for the periods presented.

BROADSCALE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):
	Year Ended December 31, 2021		For the Period from November 5, 2020 (Inception) through December 31, 2020
	Class A	Class B	Class A	Class B
Basic and diluted net income per common share
Numerator:
Allocation of net income (loss), as adjusted	$4,941,301	$1,397,980	$—	$(1,000)
Denominator:
Basic and diluted weighted average shares outstanding	29,963,014	8,477,055	—	7,500,000
Basic and diluted net income per common share	$0.16	$0.16	$—	$0.00

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature, except for the warrant liabilities (see Note 11).

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 4. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 34,500,000 Units, which includes a full exercise by the underwriter of its overallotment option in the amount of 4,500,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-fourth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment.

BROADSCALE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,266,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant ($9,400,000) from the Company in a private placement. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

In November 2020, the Sponsor purchased 150,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. On December 11, 2020, the Company effected a 47.91667-for-1 stock split and on February 11, 2021, the Company effected a stock dividend of 1.2 shares of Class B common stock for each share of Class B common stock outstanding prior to the dividend, resulting in 8,625,000 shares of Class B common stock being issued and outstanding. All share and per share amounts have been retroactively adjusted to reflect the stock split and stock dividend.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Administrative Support Agreement

Commencing on February 12, 2021, the Company has agreed to pay the Sponsor or an affiliate of the Sponsor a total of $20,000 per month for office space, utilities, secretarial support and administrative services. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company incurred and paid $220,000 for the year ended December 31, 2021. The Company did not incur any administrative services for the period from November 5, 2020 (inception) through December 31, 2020.

Due from Sponsor

At the closing of the Initial Public Offering on February 17, 2021 a portion of the proceeds from the sale of the Private Placement Warrants in the amount of $2,124,125 was due to the Company to be held outside of the Trust Account for working capital purposes. The Company received the cash on February 18, 2021. As of December 31, 2021, there were no amounts due from the Sponsor.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the

BROADSCALE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 6. RELATED PARTY TRANSACTIONS (cont.)

Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2,000,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2021 and 2020, there were no amounts outstanding under the Working Capital Loans.

NOTE 7. COMMITMENTS

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Registration Rights

Pursuant to a registration rights agreement entered into on February 11, 2021, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to our Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering our securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriter is entitled to a deferred fee of $0.35 per Unit, or $12,075,000 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Business Combination Agreement

On November 30, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Voltus, Inc., a Delaware corporation (“Voltus”), and Velocity Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of Broadscale (“Merger Sub”).

The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur (together with the other agreements and transactions contemplated by the Merger Agreement, the “Business Combination”): (i) at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), upon the terms and subject to the conditions of the Merger Agreement, in accordance with the General Corporation Law of the State of Delaware, as amended, Merger Sub will merge with and into Voltus, the separate corporate existence of Merger Sub will cease and Voltus will be the surviving corporation and a wholly owned subsidiary of the Company (the “Merger”); (ii) at the Closing, the Company will be renamed “Voltus Technologies, Inc.” (post-Merger Company is referred to herein as “Voltus Technologies, Inc.”); (iii) as a result of the Merger, among

BROADSCALE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 7. COMMITMENTS (cont.)

other things, all shares of capital stock of Voltus outstanding as of immediately prior to the effective time of the Merger will be canceled in exchange for the right to receive shares of Class A common stock, par value $0.0001 per share, of the Company (“Broadscale Common Stock”); (iv) as a result of the Merger, all Voltus equity awards outstanding as of immediately prior to the effective time of the Merger will be converted into awards based on Broadscale Common Stock, upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the effective time of the Merger; (v) at the Closing, the total number of shares of Broadscale Common Stock issuable to existing holders of Voltus capital stock or pursuant to the aforementioned converted equity awards shall be equal to the quotient obtained by dividing (x) $750,000,000 (subject to increase by an amount equal to the aggregate exercise prices of all converted equity awards) by (y) $10.00; and (vi) upon the Closing, existing holders of Voltus capital stock and equity awards will have the right to receive up to an aggregate of 10,000,000 additional shares of Broadscale Common Stock in three substantially equal tranches which are issuable upon the achievement of share price thresholds for Broadscale Common Stock of $12.50, $15.00 and $17.50, respectively, as set forth in the Merger Agreement.

Simultaneously with the execution of the Merger Agreement, the Company entered into subscription agreements (the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”), pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors have collectively subscribed at a purchase price of $10.00 per share and $100 million in the aggregate for (i) 10 million shares of Broadscale Common Stock and (ii) in the case of certain PIPE Investors purchasing in excess of a specified number of shares of Broadscale Common Stock, an aggregate of 6,200,000 warrants exercisable for shares of Broadscale Common Stock (the “PIPE Investment”). The PIPE Investment will be consummated substantially concurrently with the Closing. The Subscription Agreements will terminate with no further force and effect upon the earliest to occur of: (i) such date and time as the Merger Agreement is terminated in accordance with its terms, (ii) the mutual written agreement of the parties to such Subscription Agreement, and (iii) September 30, 2022, if the Closing has not occurred on or before such date.

NOTE 8. STOCKHOLDERS’ (DEFICIT) EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2021 and 2020, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2021, there were 34,500,000 shares of Class A common stock issued and outstanding, including Class A common stock subject to possible redemption which are presented as temporary equity. At December 31, 2020, there were no shares of Class A common stock issued or outstanding.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. On December 11, 2020, the Company effected a 47.91667-for-1 stock split and on February 11, 2021, the Company effected a stock dividend of 1.2 shares of Class B common stock for each share of Class B common stock outstanding prior to the dividend, resulting in 8,625,000 shares of Class B common stock being issued and outstanding. All share and per-share amounts have been retroactively adjusted to reflect the stock split and stock dividend. As of December 31, 2021 and 2020, there were 8,625,000 shares of Class B common stock issued and outstanding.

Holders of Class B common stock will vote on the election of directors prior to the consummation of a Business Combination. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as otherwise required by law.

BROADSCALE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 8. STOCKHOLDERS’ (DEFICIT) EQUITY (cont.)

The shares of Class B common stock will automatically convert into Class A common stock concurrently with or immediately following the consummation of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of all shares of common stock outstanding upon completion of the Initial Public Offering, plus (ii) all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares of Class A common stock or equity-linked securities issued, or to be issued, to any seller in a Business Combination, and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of loans made to the Company). The Company cannot determine at this time whether a majority of the holders of our Class B common stock at the time of any future issuance would agree to waive such adjustment to the conversion ratio.

NOTE 9. WARRANT LIABILITIES

Warrants — As of December 31, 2021, there were 8,625,000 Public Warrants outstanding. At December 31, 2020, there were no Public Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the Warrants. The Company will use its commercially reasonable efforts to cause such registration statement to become effective within 60 business days after the closing of a Business Combination and to maintain a current prospectus relating to those shares of Class A common stock until the Warrants expire or are redeemed, as specified in the warrant agreement; provided that if the shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange and, as such, do not satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Class A common stock issuable upon exercise of the Warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

BROADSCALE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 9. WARRANT LIABILITIES (cont.)

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00. Once the Public Warrants become exercisable, the Company may redeem the Public Warrants (except with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported sale price of the Class A common stock for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted).

If and when the Warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00. Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Class A common stock;

•        if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted); and

•        if the Reference Value is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the Warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of

BROADSCALE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 9. WARRANT LIABILITIES (cont.)

the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

As of December 31, 2021, there were 6,266,667 Private Placement Warrants outstanding. At December 31, 2020, there were no Private Placement Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, except as provided herein under “— Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00”, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 10. INCOME TAX

The Company did not have any significant deferred tax assets or liabilities as of December 31, 2021 and 2020.

The Company’s net deferred tax assets are as follows:
	December 31,
	2021	2020
Deferred tax asset
Net operating loss carryforward	$35,437	—
Organizational costs/Startup expenses	746,437	$—
Total deferred tax asset	781,874	—
Valuation allowance	(781,874)	—
Deferred tax asset, net of allowance	$—	$—

The income tax provision consists of the following:
	Year Ended December 31, 2021	Period from November 5, 2020 (Inception) through December 31, 2020
Federal
Current	$—	$—
Deferred	(781,874)	—

State
Current	$—	$—
Deferred	—	—
Change in valuation allowance	781,874	—
Income tax provision	$—	$—

BROADSCALE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 10. INCOME TAX (cont.)

As of December 31, 2021 and 2020, the Company had $35,437 and no U.S. federal and state net operating loss carryovers available to offset future taxable income, respectively.

In assessing the realization of the deferred tax assets, management considers whether it is more likely than not that some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all of the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2021 and for the period from November 5, 2020 (inception) through December 31, 2020, the change in the valuation allowance was $781,874 and $0, respectively.

A reconciliation of the federal income tax rate to the Company’s effective tax rate at December 31, 2021 and 2020 is as follows:
	December 31,
	2021	2020
Statutory federal income tax rate	21.0%	21.0%
Deferred tax liability change in rate
Compensation expense	6.0%	—
Change in fair value of public warrant liability	(42.3)%	—
Transaction costs	2.9%	—
Change in valuation allowance	12.4%	—
Income tax provision	0.0%	21.0%

The Company files income tax returns in the U.S. federal jurisdiction in various state and local jurisdictions and is subject to examination by the various taxing authorities.

NOTE 11. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

BROADSCALE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 11. FAIR VALUE MEASUREMENTS (cont.)

At December 31, 2021, assets held in the Trust Account were comprised of $345,019,584 in money market funds which are invested in U.S. Treasury Securities. Through December 31, 2021, the Company withdrew $11,667 of interest earned on the Trust Account to pay for taxes.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	December 31, 2021
Assets:
Investments held in Trust Account – U.S. Treasury Securities Money Market Fund	1	$345,019,584

Liabilities:
Warrant Liability – Public Warrants	1	$8,047,125
Warrant Liability – Private Placement Warrants	2	$5,846,800

There were no assets or liabilities measured at fair value on a recurring basis at December 31, 2020.

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities in the accompanying balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within the change in fair value of warrant liabilities in the statements of operations.

As of February 17, 2021, the Warrants were valued using a binomial lattice model, which is considered to be a Level 3 fair value measurement. The binomial lattice model’s primary unobservable input utilized in determining the fair value of the Warrants is the expected volatility of the common stock. The expected volatility as of February 17, 2021 was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The subsequent measurements of the Public Warrants after the detachment of the Public Warrants from the Units are classified as Level 1 due to the use of an observable market quote in an active market under the ticker SCLEW. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price was used as the fair value of the Warrants as of each relevant date. As the transfer of Placement Warrants to anyone outside of a small group of individuals who are permitted transferees would result in the Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant. As such, the Private Placement Warrants are classified as Level 2.

The following table presents the changes in the fair value of level 3 warrant liability:
	Private Placement	Public Warrant	Total Level 3 Warrant Liabilities
Initial measurement on February 17, 2021	11,217,334	15,438,750	26,656,084
Change in valuation inputs or other assumptions	(3,948,000)	(5,520,000)	(9,468,000)
Transfer to Level 1 on April 8, 2021	—	(9,918,750)	$(9,918,750)
Transfer to Level 2 on June 30, 2021	$(7,269,334)	$—	$(7,269,334)
Fair value as of December 31, 2021	$—	$—	$—

BROADSCALE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2021

NOTE 12. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were available to be issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

BROADSCALE ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2022	December 31, 2021

	(Unaudited)
ASSETS
Current assets
Cash	$122,051	$513,431
Prepaid expenses and other current assets	296,127	298,750
Total Current Assets	418,178	812,181

Investments held in Trust Account	345,050,341	345,019,584
Total Assets	$345,468,519	$345,831,765

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$3,866,545	$2,472,438
Total Current Liabilities	3,866,545	2,472,438

Warrant liabilities – Private Placement	3,729,920	5,846,800
Warrant liabilities – Public Warrants	5,133,600	8,047,125
Deferred underwriting fee payable	12,075,000	12,075,000
Total Liabilities	24,805,065	28,441,363

Commitments and Contingencies

Class A common stock subject to possible redemption, $0.0001 par value; 34,500,000 shares at $10.00 per share redemption value as of March 31, 2022, and December 31, 2021	345,000,000	345,000,000

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Class A common stock, $0.0001 par value; 100,000,000 shares authorized; no shares issued or outstanding (excluding 34,500,000 shares subject to possible redemption) as of March 31, 2022, and December 31, 2021	—	—
Class B common stock, $0.0001 par value; 10,000,000 shares authorized; 8,625,000 shares issued and outstanding as of March 31, 2022, and December 31, 2021	863	863
Additional paid-in capital	—	—
Accumulated deficit	(24,337,409)	(27,610,461)
Total Stockholders’ Deficit	(24,336,546)	(27,609,598)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$345,468,519	$345,831,765

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

BROADSCALE ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended March 31, 2022	For the Three Months Ended March 31, 2021

General and administrative expenses	$1,788,110	$1,096,392
Loss from operations	(1,788,110)	(1,096,392)

Other income:
Change in fair value of warrant liabilities	5,030,405	8,309,001
Interest earned on Investment held in Trust Account	30,757	5,255
Total other income	5,061,162	8,314,256

Net income	$3,273,052	$7,217,864

Weighted average shares outstanding of Class A common stock	34,500,000	16,100,000
Basic and diluted net income per share, Class A common stock	$0.08	$0.30

Weighted average shares outstanding of Class B common stock	8,625,000	8,025,000
Basic and diluted net income per share, Class B common stock	$0.08	$0.30

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

BROADSCALE ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN
STOCKHOLDERS’ EQUITY (DEFICIT)
(UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2022

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 1, 2022	—	$—	8,625,000	$863	$—	$(27,610,461)	$(27,609,598)

Net income	—	—	—	—	—	3,273,052	3,273,052

Balance – March 31, 2022	—	$—	8,625,000	$863	$—	$(24,337,409)	$(24,336,546)

THREE MONTHS ENDED MARCH 31, 2021

	Class A Common Stock		Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	—	$—	8,625,000	$863	$24,137	$(1,000)	$24,000

Accretion for Class A common stock to redemption amount	—	—	—	—	(24,137)	(33,948,742)	(33,972,879)

Net income	—	—	—	—	—	7,217,864	7,217,864

Balance – March 31, 2021	—	$—	8,625,000	$863	$—	$(26,731,878)	$(26,731,015)

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

BROADSCALE ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Three Months Ended March 31, 2022	For the Three Months Ended March 31, 2021

Cash Flows from Operating Activities:
Net income	$3,273,052	$7,217,864
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liabilities	(5,030,405)	(8,309,001)
Interest earned on investments held in Trust Account	(30,757)	(5,255)
Transaction costs associated with the Initial Public Offering	—	882,336
Changes in operating assets and liabilities:
Prepaid expenses	2,623	(526,400)
Accrued expenses	1,394,107	56,749
Net cash used in operating activities	$(391,380)	$(683,707)

Cash Flows from Investing Activities:
Purchase of investments held in Trust Account	—	(345,000,000)
Net cash used in investing activities	$—	$(345,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	338,100,000
Proceeds from sale of Private Placement Warrants	—	9,400,000
Proceeds from promissory note – related party	—	126,000
Repayment of promissory note – related party	—	(126,000)
Payment of offering costs	—	(441,464)
Net cash provided by financing activities	$—	$347,058,536

Net Change in Cash	(391,380)	1,374,829
Cash – Beginning of period	513,431	25,000
Cash – End of period	$122,051	$1,399,829

Non-Cash investing and financing activities:
Deferred underwriting fee payable	$—	$12,075,000

The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

BROADSCALE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Broadscale Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on November 5, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of March 31, 2022, the Company had not commenced any operations. All activity for the period from November 5, 2020 (inception) through March 31, 2022, relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the investments held in the Trust Account, which is described below.

The registration statement for the Company’s Initial Public Offering was declared effective on February 11, 2021. On February 17, 2021, the Company consummated the Initial Public Offering of 34,500,000 units (the “Units” and, with respect to the Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 4,500,000 Units, at $10.00 per Unit, generating gross proceeds of $345,000,000 which is described in Note 3.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 6,266,667 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to Nokomis ESG Sponsor, LLC (the “Sponsor”) generating gross proceeds of $9,400,000, which is described in Note 4.

Transaction costs amounted to $19,416,464, consisting of $6,900,000 in cash underwriting fees, $12,075,000 in deferred underwriting fees, and $441,464 of other offering costs.

Following the closing of the Initial Public Offering on February 17, 2021 including the full exercise of the underwriters’ over-allotment option, an amount of $345,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), located in the United States and was invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act, which invest only in direct U.S. government Treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds held in the Trust Account, as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.

BROADSCALE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 following any related redemptions and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.

Notwithstanding the foregoing, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed (a) to waive its redemption rights with respect to the Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have until February 17, 2023 to complete a Business Combination (the “Combination Period”). If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide

BROADSCALE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriter has agreed to waive its rights to its deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Going Concern

The Company will need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time, which is considered to be one year from the issuance date of the condensed consolidated financial statements. These condensed consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to raise additional funds to alleviate liquidity needs, obtain approval for an extension of the deadline or complete a Business Combination, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition

BROADSCALE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

and risk of not completing a Business Combination raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate. The Company intends to complete a Business Combination before the mandatory liquidation date or obtain approval for an extension.

Business Combination Agreement

On November 30, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Voltus, Inc., a Delaware corporation (“Voltus”), and Velocity Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of Broadscale (“Merger Sub”).

The Merger Agreement provides that, among other things and upon the terms and subject to the conditions thereof, the following transactions will occur (together with the other agreements and transactions contemplated by the Merger Agreement, the “Business Combination”): (i) at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), upon the terms and subject to the conditions of the Merger Agreement, in accordance with the General Corporation Law of the State of Delaware, as amended, Merger Sub will merge with and into Voltus, the separate corporate existence of Merger Sub will cease and Voltus will be the surviving corporation and a wholly owned subsidiary of the Company (the “Merger”); (ii) at the Closing, the Company will be renamed “Voltus Technologies, Inc.” (post-Merger Company is referred to herein as “Voltus Technologies, Inc.”); (iii) as a result of the Merger, among other things, all shares of capital stock of Voltus outstanding as of immediately prior to the effective time of the Merger will be canceled in exchange for the right to receive shares of Class A common stock, par value $0.0001 per share, of the Company (“Broadscale Common Stock”); (iv) as a result of the Merger, all Voltus equity awards outstanding as of immediately prior to the effective time of the Merger will be converted into awards based on Broadscale Common Stock, upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the effective time of the Merger; (v) at the Closing, the total number of shares of Broadscale Common Stock issuable to existing holders of Voltus capital stock or pursuant to the aforementioned converted equity awards shall be equal to the quotient obtained by dividing (x) $750,000,000 (subject to increase by an amount equal to the aggregate exercise prices of all converted equity awards) by (y) $10.00; and (vi) upon the Closing, existing holders of Voltus capital stock and equity awards will have the right to receive up to an aggregate of 10,000,000 additional shares of Broadscale Common Stock in three substantially equal tranches which are issuable upon the achievement of share price thresholds for Broadscale Common Stock of $12.50, $15.00 and $17.50, respectively, as set forth in the Merger Agreement.

Simultaneously with the execution of the Merger Agreement, the Company entered into subscription agreements (the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”), pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors have collectively subscribed at a purchase price of $10.00 per share and $100 million in the aggregate for (i) 10 million shares of Broadscale Common Stock and (ii) in the case of certain PIPE Investors purchasing in excess of a specified number of shares of Broadscale Common Stock, an aggregate of 6,200,000 warrants exercisable for shares of Broadscale Common Stock (the “PIPE Investment”). The PIPE Investment will be consummated substantially concurrently with the Closing. The Subscription Agreements will terminate with no further force and effect upon the earliest to occur of: (i) such date and time as the Merger Agreement is terminated in accordance with its terms, (ii) the mutual written agreement of the parties to such Subscription Agreement, and (iii) September 30, 2022, if the Closing has not occurred on or before such date.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information

BROADSCALE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

Principles of Consolidation

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K as filed with the SEC on March 15, 2022. The interim results for the three months ended March 31, 2022, are not necessarily indicative of the results to be expected for the year ending December 31, 2022, or any future period.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

BROADSCALE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2022, and December 31, 2021.

Marketable Securities Held in Trust Account

At March 31, 2022 and December 31, 2021, substantially all of the assets held in the Trust Account were held in U.S. Treasury bills and money market funds, which primarily invest in U.S. Treasury securities. The Company presents its investments in treasury securities on the balance sheet at amortized cost and adjusted for the amortization or accretion of premiums or discounts. The Company presents its investments in money market funds on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in interest income in the accompanying statements of operations. The estimated fair value of investments held in the Trust Account are determined using available market information.

Offering Costs

Offering costs consisted of legal, accounting and other expenses incurred through the date of the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities were expensed as incurred in the statements of operations. Offering costs associated with the Class A common stock subject to possible redemption issued were initially charged to temporary equity and then accreted to common stock subject to redemption upon the completion of the Initial Public Offering.

Class A Common Stock Subject to Possible Redemption

The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (ASC) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2022, and December 31, 2021, the 34,500,000 shares of Class A common stock subject to possible redemption, are presented as temporary equity, outside of the stockholders’ deficit section of the Company’s condensed consolidated balance sheets.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption value. The change in the carrying value of redeemable Class A common stock resulted in charges against additional paid-in capital and accumulated deficit.

BROADSCALE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

At March 31, 2022 and December 31, 2021, the Class A common stock reflected in the unaudited condensed consolidated balance sheets is reconciled in the following table:
Gross proceeds	$345,000,000
Less:
Proceeds allocated to Public Warrants	$(15,438,750)
Class A common stock issuance costs	$(18,534,129)
Plus:
Accretion of carrying value to redemption value	$33,972,879
Class A common stock subject to possible redemption	$345,000,000

Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The Company accounts for its Private Placement Warrants and Public Warrants (as defined in Note 3) (collectively, the “Warrants) as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each condensed consolidated balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the Warrants was initially estimated using a binomial lattice model (see Note 9). For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant closing price was used as the fair value of the Warrants as of each relevant date. The subsequent measurements and fair value of the Private Placement Warrants after the detachment of the Public Warrants was also based on the closing price of the Public Warrants.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of March 31, 2022, and December 31, 2021, the Company had deferred tax assets with a full valuation allowance recorded against them.

BROADSCALE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company’s current taxable income primarily consists of interest earned on the Trust Account. The Company’s general and administrative costs are generally considered start-up costs and are not currently deductible. During the three months ended March 31, 2022, and 2021, the Company recorded no income tax expense. The Company’s effective tax rates for the periods presented differ from the expected (statutory) rates due to start-up costs not being currently deductible, the recording of full valuation allowances on deferred tax assets and permanent differences.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of March 31, 2022, and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

Net Income per Common Share

The Company complies with the accounting and disclosure requirements of Financial Accounting Standards Board (“FASB”) ASC Topic 260, “Earnings Per Share”. Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the period. The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per common share is calculated by dividing the net income (loss) by the weighted average shares of common stock outstanding for the respective period. Accretion associated with the redeemable shares of Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 6,266,667 Class A common shares in the aggregate. As of March 31, 2022, and 2021, the Company did not have any other dilutive securities or other contracts that could, potentially, be exercised or converted into common shares and then share in the earnings of the Company. As a result, diluted net income (loss) per common share is the same as basic net income (loss) per common share for the periods presented.

The following table reflects the calculation of basic and diluted net income per common share (in dollars, except per share amounts):
	Three Months Ended March 31, 2022		Three Months Ended March 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per common share
Numerator:
Allocation of net income, as adjusted	$2,618,442	$654,610	$4,816,896	$2,400,968
Denominator:
Basic and diluted weighted average stock outstanding	34,500,000	8,625,000	16,100,000	8,025,000
Basic and diluted net income per common share	$0.08	$0.08	$0.30	$0.30

BROADSCALE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed consolidated balance sheets, primarily due to their short-term nature, except for the warrant liabilities (see Note 9).

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 34,500,000 Units, which includes a full exercise by the underwriter of its overallotment option in the amount of 4,500,000 Units, at a price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-fourth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment.

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 6,266,667 Private Placement Warrants at a price of $1.50 per Private Placement Warrant ($9,400,000) from the Company in a private placement. Each Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants held in the Trust Account will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In November 2020, the Sponsor purchased 150,000 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. On December 11, 2020, the Company effected a 47.91667-for-1 stock split and on February 11, 2021, the Company effected a stock dividend of 1.2 shares of Class B common stock for each share of Class B common stock outstanding prior to the dividend, resulting in 8,625,000 shares of Class B common stock being issued and outstanding. All share and per share amounts have been retroactively restated to reflect the stock split and stock dividend.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last reported sale price of the Class A common stock equals or exceeds $12.00 per share (as

BROADSCALE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Administrative Services Agreement

Commencing on February 12, 2021, the Company has agreed to pay the Sponsor or an affiliate of the Sponsor a total of $20,000 per month for office space, utilities, secretarial support and administrative services. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company incurred and paid $60,000 and $40,000 for the three months ended March 31, 2022, and 2021, respectively.

Due from Sponsor

At the closing of the Initial Public Offering on February 17, 2021 a portion of the proceeds from the sale of the Private Placement Warrants in the amount of $2,124,125 was due to the Company to be held outside of the Trust Account for working capital purposes. The Company received the cash on February 18, 2021. As of March 31, 2022, and December 31, 2021, there were no amounts due from the Sponsor.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $2,000,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of March 31, 2022, and December 31, 2021, there were no amounts outstanding under the Working Capital Loans.

NOTE 6. COMMITMENTS

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements. The specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

BROADSCALE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

NOTE 6. COMMITMENTS (cont.)

Registration Rights

Pursuant to a registration rights agreement entered into on February 11, 2021, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) will be entitled to registration rights, requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to our Class A common stock). The holders of the majority of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering our securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriter is entitled to a deferred fee of $0.35 per Unit, or $12,075,000 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

NOTE 7. STOCKHOLDERS’ DEFICIT

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2022, and December 31, 2021, there were no shares of preferred stock issued or outstanding.

Class A Common Stock — The Company is authorized to issue 100,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At March 31, 2022, and December 31, 2021, there were 34,500,000 shares of Class A common stock issued and outstanding, including Class A common stock subject to possible redemption which are presented as temporary equity.

Class B Common Stock — The Company is authorized to issue 10,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. On December 11, 2020, the Company effected a 47.91667-for-1 stock split and on February 11, 2021, the Company effected a stock dividend of 1.2 shares of Class B common stock for each share of Class B common stock outstanding prior to the dividend, resulting in 8,625,000 shares of Class B common stock being issued and outstanding. All share and per-share amounts have been retroactively restated to reflect the stock split and stock dividend. As of March 31, 2022, and December 31, 2021, there were 8,625,000 shares of Class B common stock issued and outstanding.

Holders of Class B common stock will vote on the election of directors prior to the consummation of a Business Combination. Holders of Class A common stock and holders of Class B common stock will vote together as a single class on all other matters submitted to a vote of stockholders except as otherwise required by law.

The shares of Class B common stock will automatically convert into Class A common stock concurrently with or immediately following the consummation of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such adjustment

BROADSCALE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

NOTE 7. STOCKHOLDERS’ DEFICIT (cont.)

with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of all shares of common stock outstanding upon completion of the Initial Public Offering, plus (ii) all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (excluding any shares of Class A common stock or equity-linked securities issued, or to be issued, to any seller in a Business Combination, and any private placement-equivalent warrants issued to the Sponsor or its affiliates upon conversion of working capital loans made to the Company). The Company cannot determine at this time whether a majority of the holders of our Class B common stock at the time of any future issuance would agree to waive such adjustment to the conversion ratio.

NOTE 8. WARRANT LIABILITIES

Warrants — As of March 31, 2022, and December 31, 2021, there were 8,625,000 Public Warrants outstanding. Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause such registration statement to become effective within 60 business days after the closing of a Business Combination and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed, as specified in the warrant agreement; provided that if the shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange and, as such, do not satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the shares of Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

BROADSCALE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

NOTE 8. WARRANT LIABILITIES (cont.)

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00. Once the Public Warrants become exercisable, the Company may redeem the Public Warrants (except with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the last reported sale price of the Class A common stock for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted).

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00. Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

•        in whole and not in part;

•        at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the Class A common stock;

•        if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted); and

•        if the Reference Value is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of Class A common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price

BROADSCALE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

NOTE 8. WARRANT LIABILITIES (cont.)

of the Company’s Class A common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

As of March 31, 2022, and December 31, 2021, there were 6,266,667 Private Placement Warrants outstanding. The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, except as provided herein under “— Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00”, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 9. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:      Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:      Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:      Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

At March 31, 2022, assets held in the Trust Account were comprised of $345,050,341 in money market funds which are invested in U.S. Treasury Securities. Through March 31, 2022, the Company withdrew $11,667 of interest earned on the Trust Account to pay for taxes.

At December 31, 2021, assets held in the Trust Account were comprised of $345,019,584 in money market funds which are invested in U.S. Treasury Securities. Through December 31, 2021, the Company withdrew $11,667 of interest earned on the Trust Account to pay for taxes.

BROADSCALE ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2022
(Unaudited)

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2022, and December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:
Description	Level	March 31, 2022	December 31, 2021
Assets:
Investments held in Trust Account – U.S. Treasury Securities Money Market Fund	1	$345,050,341	$345,019,584

Liabilities:
Warrant Liability – Public Warrants	1	$5,133,600	$8,047,125
Warrant Liability – Private Placement Warrants	2	$3,729,920	$5,846,800

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities in the accompanying condensed consolidated balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within the change in fair value of warrant liabilities in the condensed statements of operations.

As of February 17, 2021, the Warrants were valued using a binomial lattice model, which is considered to be a Level 3 fair value measurement. The binomial lattice model’s primary unobservable input utilized in determining the fair value of the Warrants is the expected volatility of the common stock. The expected volatility as of February 17, 2021 was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The subsequent measurements of the Public Warrants after the detachment of the Public Warrants from the Units is classified as Level 1 due to the use of an observable market quote in an active market under the ticker SCLEW. For periods subsequent to the detachment of the Public Warrants from the Units, the Public Warrant closing price was used as the fair value of the Warrants as of each relevant date. As the transfer of Private Placement Warrants to anyone outside of a small group of individuals who are permitted transferees would result in the Private Placement Warrants having substantially the same terms as the Public Warrants, the Company determined that the fair value of each Private Placement Warrant is equivalent to that of each Public Warrant. As such, the Private Placement Warrants are classified as Level 2.

The following table presents the changes in the fair value of level 3 warrant liabilities:
	Private Placement	Public Warrant	Total Level 3 Warrant Liabilities
Initial measurement on February 17, 2021	11,217,334	15,438,750	26,656,084
Change in valuation inputs or other assumptions	(4,261,334)	(5,865,000)	(10,126,334)
Fair value as of March 31, 2021	$6,956,000	$9,573,750	$16,529,750

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. There were no transfers from Level 3 to Level 1 or Level 2 during the three months period ended March 31, 2022 and 2021.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the condensed consolidated balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Voltus, Inc. and subsidiary

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Voltus, Inc. and subsidiary (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

The Company's Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management's evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2021.

Boston, Massachusetts

March 18, 2022

Voltus, Inc. and Subsidiary
Consolidated Balance Sheets
(in thousands, except par value and share data)

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$41,645	$31,501
Restricted cash	—	161
Trade accounts receivable	3,795	2,497
Unbilled receivables	3,753	1,522
Prepaid expenses and other current assets	4,428	1,308
Total current assets	53,621	36,989
Property and equipment, net	2,127	1,859
Intangible assets, net	1,635	1,021
Restricted cash, noncurrent	799	410
Deposits for DER customer programs, noncurrent	10,908	3,910
Other long-term assets	75	140
Total assets	$69,165	$44,329
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$488	$328
Accrued capacity payments	10,415	9,064
Accrued expenses and other current liabilities	7,487	3,161
Deferred revenue	68	1,845
Debt, current	2,257	1,042
Total current liabilities	20,715	15,440
Other long-term liabilities	31	75
Debt, noncurrent	—	2,257
Total liabilities	20,746	17,772
Commitments and contingencies (Note 13)
Redeemable Convertible Preferred Stock:
Series A Redeemable Convertible Preferred Stock, $0.0001 par value; 5,343,640 shares authorized, issued and outstanding at December 31, 2021 and 2020 (preference in liquidation of $10,101 at December 31, 2021 and 2020)	10,051	10,051
Series B Redeemable Convertible Preferred Stock, $0.0001 par value; 3,839,183 shares authorized, issued and outstanding at December 31, 2021 and 2020 (preference in liquidation of $37,500 at December 31, 2021 and 2020)	24,929	24,929
Series C Redeemable Convertible Preferred Stock, $0.0001 par value; 1,113,395 shares authorized, issued and outstanding at December 31, 2021 (preference in liquidation of $46,713 at December 31, 2021)	31,043	—
Total redeemable convertible preferred stock	66,023	34,980
Stockholders’ Deficit:
Common stock, $0.0001 par value; 22,000,000 shares authorized, 8,681,081 and 8,405,374 shares issued and outstanding at December 31, 2021 and 2020, respectively	1	1
Additional paid-in capital	1,150	353
Accumulated other comprehensive (loss) income	(108)	53
Accumulated deficit	(18,647)	(8,830)
Total stockholders’ deficit	(17,604)	(8,423)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$69,165	$44,329

See accompanying notes to consolidated financial statements.

Voltus, Inc. and Subsidiary
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Year Ended December 31,
	2021	2020
Revenue	47,401	24,432
Cost of revenue	28,209	14,755
Gross profit	19,192	9,677
Operating expenses:
General and administrative	13,577	6,032
Research and development	4,320	1,279
Selling and marketing	10,908	5,642
Total operating expenses	28,805	12,953
Loss from operations	(9,613)	(3,276)
Other income (expense):
Foreign currency transaction gain (loss)	—	(1)
Gain from extinguishment upon PPP Loan forgiveness	—	1,002
Interest expense	(184)	(268)
Total other (expense) income:	(184)	733
Loss before income taxes	(9,797)	(2,543)
Provision for income taxes	(20)	(17)
Net loss	$(9,817)	$(2,560)
Net loss per share (Note 12):
Basic and diluted	$(1.14)	$(0.32)
Weighted average shares outstanding (Note 12):
Basic and diluted	8,622,630	8,000,900

See accompanying notes to consolidated financial statements.

Voltus, Inc. and Subsidiary
Consolidated Statements of Comprehensive Loss
(in thousands)

	Year Ended December 31,
	2021	2020
Net loss	$(9,817)	$(2,560)
Foreign currency translation adjustments	(161)	53
Comprehensive loss	$(9,978)	$(2,507)

See accompanying notes to consolidated financial statements.

Voltus, Inc. and Subsidiary
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Years Ended December 31, 2021 and 2020
(in thousands, except share data)

	Series A Redeemable Convertible Preferred Stock		Series B Redeemable Convertible Preferred Stock		Series C Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of January 1, 2020	5,343,640	$10,051	—	$—	—	$—	7,111,143	$1	$235	$—	$(6,270)	$(6,034)
Exercise of common stock options	—	—	—	—	—	—	729	—	—	—	—	—
Vesting of restricted stock awards	—	—	—	—	—	—	1,293,502	—	—	—	—	—
Issuance of Series B redeemable convertible preferred stock, net of issuance costs	—	—	3,839,183	24,929	—	—	—	—	—	—	—	—
Share-based compensation	—	—	—	—	—	—	—	—	118	—	—	118
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	53	—	53
Net loss	—	—	—	—	—	—	—	—	—	—	(2,560)	(2,560)
Balance as of December 31, 2020	5,343,640	10,051	3,839,183	24,929	—	—	8,405,374	1	353	53	(8,830)	(8,423)
Exercise of common stock	—	—	—	—	—	—	250,612	—	213	—	—	213
Vesting of restricted stock awards	—	—	—	—	—	—	25,095	—	—	—	—	—
Issuance of Series C redeemable convertible preferred stock, net of issuance costs	—	—	—	—	1,113,395	31,043	—	—	—	—	—	—
Share-based compensation	—	—	—	—	—	—	—	—	584	—	—	584
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	(161)	—	(161)
Net loss	—	—	—	—	—	—	—	—	—	—	(9,817)	(9,817)
Balance as of December 31, 2021	5,343,640	$10,051	3,839,183	$24,929	1,113,395	$31,043	8,681,081	$1	$1,150	$(108)	$(18,647)	$(17,604)

See accompanying notes to consolidated financial statements.

Voltus, Inc. and Subsidiary
Consolidated Statements of Cash Flows
(in thousands)

	Year ended December 31,
	2021	2020
Cash flows from operating activities
Net loss	$(9,817)	$(2,560)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,671	1,062
Amortization of debt issuance costs	35	48
Credit losses	217	127
Share-based compensation	584	118
Gain from extinguishment upon PPP Loan forgiveness	—	(995)
Loss on sale of fixed assets	209	—
Changes in operating assets and liabilities:
Accounts receivable	(1,806)	26
Unbilled receivables	(2,246)	(866)
Prepaid expenses and other assets	(2,844)	150
Other long-term assets	—	798
Accounts payable	158	133
Accrued capacity payments	1,454	5,351
Accrued expenses and other current liabilities	4,295	1,766
Deferred revenue	(1,777)	(1,927)
Other long-term liabilities	(44)	(80)
Net cash (used in) provided by operating activities	(9,911)	3,151
Cash flows from investing activities
Proceeds from sale of fixed assets	2,000	—
Deposits for DER customer programs, net	(7,278)	(2,220)
Software development costs	(1,275)	(765)
Acquisition of property and equipment	(3,425)	(1,469)
Net cash used in investing activities	(9,978)	(4,454)
Cash flows from financing activities
Proceeds from issuance of debt	—	3,500
Principal payments on debt	(1,077)	(90)
Debt issuance costs	—	(159)
Proceeds from issuance of Paycheck Protection Program Loan	—	995
Proceeds from exercise of stock options	213	—
Proceeds from issuance of Series B Redeemable Convertible Preferred Stock, net of issuance costs	—	24,929
Proceeds from issuance of Series C Redeemable Convertible Preferred Stock, net of issuance costs	31,043	—
Net cash provided by financing activities	30,179	29,175
Effects of exchange rate changes on cash, cash equivalents, and restricted cash	82	23
Net change in cash, cash equivalents, and restricted cash	10,372	27,895
Cash, cash equivalents, and restricted cash at beginning of period	32,072	4,177
Cash, cash equivalents, and restricted cash at end of period	$42,444	$32,072
Supplemental disclosures of non-cash activities:
Purchase of property and equipment included in accounts payable and accrued expenses	$—	$27
Supplemental disclosures of cash flow information:
Cash paid for income taxes	$22	$17
Cash paid for interest	$184	$186

See accompanying notes to consolidated financial statements.

Voltus, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, expect par value and share data)

1.    Operations

Voltus, Inc. (“Voltus”) was incorporated in the State of Delaware on July 29, 2016 and is headquartered in San Francisco, California. Voltus Energy Canada LTD. (“Voltus Canada”) was incorporated under the Business Corporations Act in the province of British Columbia on November 15, 2017 with a registered office in Vancouver, British Columbia. Voltus and Voltus Canada are consolidated in the attached financial statements as Voltus, Inc. and Subsidiary (the “Company”).

The Company provides Distributed Energy Resource (“DER”) solutions to enterprises, utilities and electric power grid operators with a managed service DER resource that matches obligations in the form of megawatts (“MW”) that the Company agrees to deliver to utility customers and electric power grid operators, with supply, in the form of MW that are curtailed from the electric power grid through the Company’s arrangements with commercial and industrial end-users of energy (“Energy Consumers”) and energy technology partners (for example, microgrid developers) who use the Voltus platform to aggregate DERs at scale (“DER Partners”). When called upon by utilities and electric power grid operators to deliver contracted capacity, the Company uses its Virtual Operations Center to remotely manage and reduce electricity consumption across its network of Energy Consumers and DER Partners, making DER capacity available to utilities and electric power grid operators on demand (“DER Grid Services”), while helping Energy Consumers and DER Partners achieve energy savings, improve financial results and realize environmental benefits.

Agreement and Plan of Merger

On November 30, 2021, Broadscale Acquisition Corp. (“Broadscale”), Merger Sub, a wholly owned subsidiary of Broadscale, and Voltus entered into the Merger Agreement, pursuant to which, among other things, Merger Sub will merge with and into Voltus, with Voltus (“New Voltus”) being the surviving company and a wholly owned subsidiary of Broadscale.

On November 30, 2021, concurrently with the execution of the Merger Agreement, Broadscale entered into the Private Investment in Public Entity (“PIPE”) Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors have collectively subscribed at a purchase price of $10.00 per share and $100 million in the aggregate for (i) 10 million shares of New Voltus Common Stock and (ii) in the case of certain third party PIPE Investors purchasing in excess of a specified number of shares of New Voltus Common Stock, an aggregate of 6,200,000 Closing Warrants exercisable for shares of New Voltus Common Stock.

As a result of the Merger, Broadscale will acquire 100% of the outstanding equity and equity equivalents of the Company (including options and other securities that have the right to acquire or convert into equity securities of the Company). In addition, the Company’s existing equity incentive plan, the Voltus 2016 Equity Incentive Plan, will be terminated; awards issued under the Voltus 2016 Equity Incentive Plan will be exchanged for awards issued under a new equity incentive plan, the 2022 Incentive Plan, to be adopted by New Voltus. New Voltus will continue to operate under the Voltus management team, led by the Company’s Chief Executive Officer, Gregg Dixon.

The Merger remains subject to Broadscale Shareholder approval and provides that the obligations of Broadscale and Voltus to consummate the Merger is conditioned on, among other things, that as of the Closing, the Minimum Cash Condition is satisfied.

Liquidity

The Company has recurring net losses since inception, negative cash flows from operations and an accumulated deficit of $18,647 as of December 31, 2021. In 2022 and 2023, the Company projects to incur greater operating losses than in prior years while it makes investments in sales and marketing, software development, and other functions to achieve higher levels of growth in future years. Therefore, the Company expects to continue to incur operating losses and generate negative cash flows from operations until revenues reach a level sufficient to support ongoing operations. As a result of these conditions, there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

Voltus, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, expect par value and share data)

1.    Operations (cont.)

The attainment of profitable operations is dependent upon future events, including maintaining adequate financing to fulfill its development activities and achieving a level of revenues adequate to support the Company’s cost structure. The Company’s sources of liquidity to date have been predominantly from issuances of Redeemable Convertible Preferred Stock and to a lesser extent, issuances of debt. Most recently, the Company raised $31,043 from the issuance of Series C Redeemable Convertible Preferred Stock as described in Note 9 “Redeemable Convertible Preferred Stock.”

The Company is subject to risks common to other high growth technology companies operating in the DER industry including, but not limited to, the attraction of new customers, continued compliance with program requirements, development of new technological innovations by competitors, dependence upon key personnel, market acceptance of the Company’s services, protection of proprietary technology, the need for adequate financing to fund future operations, and the successful marketing of the Company’s services.

If the Company does not generate sufficient revenues, achieve planned gross margins and operating profitability, control operating costs, or secure additional funding it may require the Company to modify, delay, or abandon some of its planned future expansion or development.

2.    Summary of Significant Accounting Policies

Basis of presentation

The accompanying consolidated financial statements are presented in accordance with accounting standards generally accepted in the United States of America (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).

COVID-19

The COVID-19 pandemic developed starting in 2020 and has continued to affect society throughout 2021 and now into 2022. Measures taken by various governments to contain the virus have affected economic activity. The Company has taken a number of measures to monitor and mitigate the effects of COVID-19, such as health and safety measures for the Company’s employees. The added cost of such measures was offset by savings on certain expense categories, such as lower personnel costs from delayed hiring and lower travel costs.

Additionally, the Company retained all of its essential personnel. The Company will continue to monitor the evolving situation closely, evaluate its potential exposure, follow the various government policies and advice and, in parallel, will do the utmost to continue operations in the safest way possible without jeopardizing the health of its employees.

The Company is actively monitoring the continued impact COVID-19 is having on its customers’ receivable balances and overall business operations, however, the full impact on the Company from the pandemic, including the governmental and regulatory response, is unknown at this time and difficult to predict. More recently, new variants have emerged and may continue to emerge in the future. It is impossible to predict when these variants will emerge and what their impact will be. The Company provides a critical and essential service to its customers and the health and safety of its employees, contractors, and customers is its first priority. The Company is continuously monitoring and is working closely with essential Energy Consumers and DER Partners, utilities and electric grid operators to understand the continued impact the COVID-19 pandemic is having on its business, which can disrupt Energy Consumers’ and DER Partners’ performance. As the timing of new COVID-19 variants is unpredictable, the Company continues to monitor any potential disruptions and impacts on their business.

Principles of consolidation

These consolidated financial statements reflect the consolidated accounts of the Company and its wholly owned subsidiary Voltus Canada after elimination of intercompany transactions and balances. Unless the context indicates otherwise, references to “we”, “us”, “our” and “the Company” mean Voltus, Inc. and its subsidiary.

Voltus, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, expect par value and share data)

2.    Summary of Significant Accounting Policies (cont.)

Emerging growth company status

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that (i) the Company is no longer an emerging growth company or (ii) the Company affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Use of estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant estimates made by management relate to revenue recognition and specifically the estimation and allocation of variable consideration, accrued capacity payments, measurement of transaction prices and constraints, allowance for doubtful accounts, fair value of financial instruments, useful lives of long-lived assets, fair value of stock-based awards and realizability of deferred tax assets and related valuation allowance. The Company bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates.

Concentrations of credit risk

Financial instruments that could subject the Company to significant concentrations of credit risk principally consist of cash and cash equivalents, accounts receivable and unbilled receivable. The Company maintains its cash and cash equivalent balances with highly rated financial institutions and as a result, such funds are subject to minimal credit risk. Further, the Company also maintains deposits with customers or restricted cash balances at banks that are withheld for specific performance requirements.

Cash, cash equivalents and restricted cash

The Company considers cash and cash equivalents to include short-term, highly liquid investments that are readily convertible to known amounts of cash and so near their maturity that they present an insignificant risk of changes in value, including investments that mature within three months from the date of original purchase.

Cash equivalents consist primarily of money-market funds of a major financial institution, consisting predominantly of U.S. Government money market instruments. Restricted cash consists primarily of money-funds related to letter of credit amounts ascribed to performance guarantees for DER customer programs.

The reconciliation of cash, cash equivalents and restricted cash at December 31, are as follows:

	2021	2020
Cash and cash equivalents	$41,645	$31,501
Restricted cash (current and noncurrent)	799	571
Total cash, cash equivalents and restricted cash	$42,444	$32,072

Voltus, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, expect par value and share data)

2.    Summary of Significant Accounting Policies (cont.)

Accounts receivable

Effective January 1, 2021, the Company early adopted ASC 326 Financial Instruments — Credit Losses, using the modified retrospective transition method. The guidance requires that financial assets measured at amortized cost be presented at the net amount expected to be collected. The expected credit losses are developed using an estimated loss rate method that considers historical collection experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. The estimated loss rates are applied to trade receivables with similar risk characteristics such as the length of time the balance has been outstanding and the location of the customer. In certain instances, the Company may identify individual trade receivable assets that do not share risk characteristics with other trade receivables, in which case the Company records its expected credit losses on an individual asset basis. In connection with assessing credit losses for individual trade receivable assets, the Company considers significant factors relevant to collectability including those specific to the customer such as bankruptcy, length of time an account is outstanding, and the liquidity and financial position of the customer. If a trade receivable asset is evaluated on an individual basis, the Company excludes those assets from the portfolios of trade receivables evaluated on a collective basis.

In 2020, accounts are considered past due on an individual basis according to specific contract terms. Trade receivables are written-off when management determines that further collection efforts will not result in any material recoveries.

For the years ended December 31, 2021 and 2020, the Company incurred $217 and $127 of credit losses, respectively. In addition to trade receivables, the Company also maintains unbilled receivables, which arise when revenue recognized on a contract exceeds the billing due to the timing of program settlement and final invoicing.

Property and equipment

Property and equipment includes DER equipment, furniture and fixtures, and construction in progress. Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful life of the related assets which ranges from three to five years. Expenditures that improve or extend the life of an asset are capitalized while repairs and maintenance expenditures are expensed as incurred. The Company reviews its property and equipment to determine if any adverse conditions exist or a change in circumstances has occurred that would indicate impairment or a change in the remaining useful life. There have been no material impairments in 2021 or 2020.

Software development costs and intangible assets

The Company’s technology utilizes software that aids in managing and mentoring the performance of the Company’s portfolio of Energy Consumers and DER Partners. In addition, this software is used in software-as-a-service (“SAAS”) arrangements to assist in managing the energy consumption of the Energy Consumers and DER Partners. These arrangements are referred to as “Peak Saver.” The Company does not sell or deliver software to customers in on premise arrangements. As a result, certain internal use software development costs qualify for capitalization under the provisions of ASC 350-40, Internal Use Software. The Company capitalizes the payroll and payroll-related costs of its employees and consultants who devote time to the application development stage of internal-use software projects. The Company amortizes these costs on a straight-line basis over the estimated useful life of the software of three years. The Company’s judgment is required in determining 1) software projects that qualify for capitalization, 2) the point at which various projects enter the stages at which costs may be capitalized, 3) the ongoing value and potential impairment of the capitalized costs, and 4) the estimated useful lives over which the costs are amortized. Capitalized software development costs are included in intangible assets in the consolidated balance sheets.

Leases

The Company adopted ASC 842 Leases beginning on January 1, 2019. Under ASC 842, the Company determines if an arrangement contains a lease at the inception of a contract considering all relevant facts and circumstances, which normally does not require significant judgment. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments

Voltus, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, expect par value and share data)

2.    Summary of Significant Accounting Policies (cont.)

arising from the lease. Right-of-use assets and lease liabilities are recognized at the commencement date of the lease based on the present value of the remaining future minimum lease payments. The Company utilizes the rate implicit in the lease to discount the lease payments or its incremental borrowing rate if the rate implicit in the lease is not readily determinable. The operating lease right-of-use assets also include lease payments made before commencement and are reduced by lease incentives when applicable.

Certain of the Company’s office and warehouse leases contain options that permit extensions for additional periods. If the Company is not reasonably certain to exercise the option to extend at lease commencement, the respective extension period is not included within the lease term and the associated payments are not included in the measurement of the right-of-use asset and lease liability. Leases with an initial term of 12 months or less are not recorded on the consolidated balance sheet, and lease expense is recognized on a straight-line basis over the term of the short-term lease.

The Company’s office and warehouse leases typically require reimbursements to the lessor for real estate taxes, common area maintenance and other operating costs. Variable lease costs are not included within the measurement of the lease liability as they are entirely variable or the difference between the portion captured within the lease liability and the actual cost will be expensed as incurred. If these costs are fixed or in-substance fixed, they are included in the measurement of the right-of-use asset and lease liability. The Company accounts for lease and non-lease components within its leases as a single lease component.

As of December 31, 2021 and 2020, none of the Company’s existing leases provided an implicit borrowing rate. The Company gives consideration to its debt issuances when calculating incremental borrowing rates. The Company reassesses lease classification and/or remeasures the lease liability in the event of the following: changes in assessment of renewal, termination or purchase option based on triggering events within the Company’s control, change in amounts probable of being owed under a residual guarantee, or contingency resolution.

Certain leases include one or more options to renew or terminate a lease early. The exercise of these options is at the Company’s sole discretion. There are currently no renewal periods included in any of the leases’ respective lease terms as they are not reasonably certain of being exercised. The Company does not have any material purchase options.

Revenue recognition

The Company early adopted ASC 606, Revenue from Contracts with Customers (“ASC 606”) using the modified retrospective transition method applied to contracts not completed as of January 1, 2019. The Company’s customers include enterprises, grid operators and utilities. The Company derives revenue primarily from its DER offerings. Under ASC 606, the Company determines revenue recognition through the following steps:

i.       Identification of the contract or contracts with a customer;

ii.      Identification of the performance obligations in the contract;

iii.     Determination of the transaction price;

iv.      Allocation of the transaction price to the performance obligations in the contract; and

v.       Recognition of revenue when, or as, the Company satisfies the performance obligations.

The Company accounts for a contract with a customer when it has written approval, the contract is legally enforceable, the rights of the parties, including payment terms, are identified, the contract has commercial substance and it is probable that the Company will collect substantially all of the consideration it will be entitled to in exchange for the services that will be transferred to the customer. The substantial majority of the Company’s performance obligations are generally transferred to customers over time. The Company records a contract asset, unbilled receivables, when revenue recognized on a contract exceeds the billing due to timing of program settlement and final invoicing. The Company records a contract liability, deferred revenue, when the billings on a contract exceed the revenue recognized.

Voltus, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, expect par value and share data)

2.    Summary of Significant Accounting Policies (cont.)

The Company considers the following as a customer contract:

•        a direct contract with a grid operator, utility, Energy Consumer or DER Partner to provide DER solutions pursuant to contractual commitments over defined service delivery periods; and

•        wholesale electricity market obligations created through the combination of approval of Voltus as a market participant or member, relevant wholesale market tariff or other market rules, and Voltus’s active participation in wholesale electricity market activities.

These contracts typically include a single promise to stand ready, throughout the term of the contract, to deliver a set amount of curtailment (committed capacity) when and if called upon by the grid operator or utility. Many contracts define performance and payment terms on a monthly basis with others calling for other increments of time (weekly and sometimes daily).

With regards to wholesale electricity markets in the United States and internationally, Voltus is required to first become an approved market participant or member. This typically entails completing a market participant application or signing a membership agreement, which binds us and other participants to agree to adhere to the Federal Energy Regulatory Commission (“FERC”) or the equivalent relevant regulatory authority in international markets approved by governing documents. After establishing membership in these deregulated markets, we secure access to the market by participating in forward “auctions” or “tenders,” in which we commit to delivering DER resources in advance of a defined delivery period. This auction activity often requires us to post financial assurance with the relevant market operator, and by committing to delivering DER resources in future periods, we assume the risk of delivery of the committed resource levels and can be subject to financial penalties for both under-delivery and non-delivery.

Generally, neither the Company nor the customer can cancel the contract absent a breach by the other party. In order to provide this stand ready service, the Company utilizes a portfolio of Energy Consumers and DER Partners that have the ability to curtail MW when called upon by the Company. The Company is the principal in these arrangements as it has control over the services prior to those services being transferred to the customer and is primarily responsible for the fulfillment of the service to the customer. For example, if the Energy Consumers and DER Partners do not perform Voltus is liable to the customer for penalties and other consequences of non-performance. Voltus also separately negotiates pricing with the customer apart from negotiating pricing with the Energy Consumer or DER Partner.

The Company has concluded DER contracts generally contain a series of distinct services inclusive of standing ready to perform which includes maintaining agreements with the Energy Consumers and DER Partners that will curtail the power, and facilitating performance during Test Events and Energy Events when called upon (Test Events are instances where the customer asks Voltus to curtail the committed MWs as a simulated test of its ability to perform and Energy Events are instances where the customer requires Voltus to curtail the committed MW’s because the customer needs the curtailment and resulting capacity). It has been determined that these services are substantially the same in each period, with the same pattern of transfer to the customer. Voltus’s performance in Test Events and Energy Events are not considered distinct in the context of the contract because the customer derives no benefit from Test Events and Energy Events without the promise to stand ready to perform curtailment when needed, and performance in such events is not sold separately. Accordingly, each period in the contract is a distinct performance obligation in the series.

The Company generally earns two types of fees in its utility contracts; “Capacity Fees” and “Energy Event Fees.” Capacity Fees are paid to the Company by the customer for the stand ready commitment to curtail MWs and are typically based on the Company’s ability to deliver the committed capacity throughout the contractual delivery period. Capacity Fees are generally invoiced and paid upon each completed period of performance. Energy Event Fees are only paid following an Energy Event or Test Event and are based on Voltus’s actual performance. Both of these fees contain variability as discussed below.

Capacity Fees are subject to variability due to adjustments related to performance in Test Events and Energy Events. Energy Event Fees are subject to variability when they are based on the Company’s actual performance in the Energy Event which is most often measured based on the amount of MW curtailed. In general, if the Company fails to curtail

Voltus, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, expect par value and share data)

2.    Summary of Significant Accounting Policies (cont.)

the contracted MW during a Test Event or Energy Event, most contracts contain penalties that could require the Company to prospectively reduce, or in some cases refund, Capacity Fees to be paid or already paid by the customer during the contract period. Further, if the contract calls for Energy Event Fees, some also call for adjustments to those fees based on the amount of MW curtailed. Depending on the contract period, penalties, and adjustments are limited to the particular period in which the event occurs, or they can be applied retrospectively, prospectively, or both retrospectively and prospectively. The Company assesses each reporting period whether a portion of the Capacity Fees and Energy Event Fees should be constrained based on the factors noted below.

In order to determine the transaction price and allocate the transaction price to each performance obligation in the series, the Company first assesses whether the variability in the contract for Capacity Fees and Energy Event Fees can be allocated to the period to which it relates. Generally, when the variability in the contract is not retrospective or prospective in nature, solely relates to the period of performance, and the terms of the variable payments are consistent with terms the customer would offer to other market participants in the program, the Company has concluded that allocating the variability to the period to which it relates is consistent with the allocation objectives of ASC 606.

In cases where the variability in the contract is retrospective or prospective in nature, or is not on terms consistent with other program participants, the Company concludes that it cannot allocate the variability to the period of performance because it would be inconsistent with the allocation objectives of ASC 606. In these cases, the Company estimates the variable consideration in the contract, as applicable, and will allocate such variable consideration evenly to each performance obligation within the series. The Company uses the expected value or most likely amount method, depending on the facts and circumstances relative to the contract.

When estimating variable consideration, the Company considers, (i) the contractual rate per MW, (ii) penalty rates (iii) the maturity of the Energy Consumers and DER Partners assigned to the program, (iv) historical performance and experience in the program (v) the probability of future dispatch events, (vi) whether there are other factors outside of the Company’s control, and (vii) other factors as relevant. The Company constrains estimates of variable consideration such that it is probable that a significant reversal of previously recognized revenue will not occur when the variability is resolved. In making these assessments, the Company considers the likelihood and magnitude of a potential reversal of revenue. These estimates are re-assessed each reporting period.

The Company believes that an output measure based on the contractual MW stand-ready obligation is the best representation of the “transfer of value” to the customer. Accordingly, the Company recognizes monthly revenue based on the proportion of committed stand-ready capacity obligation that has been fulfilled to date, which for Capacity Fees is ratable over the term of the contract.

Certain Energy Consumers and DER Partners also participate in a DER offering called Peak Saver and in these contracts the Energy Consumer or DER Partner is also the customer. In these contracts the Company will use its DER technology and team of energy consultants to aid in predicting when the utility will declare peak days during which energy demand in the grid is at its highest levels. Using this information the Energy Consumers and DER Partners can reduce their energy consumption during these days and avoid or reduce charges for their energy consumption during these periods. Typical contracts are for a term of one year or less. Substantially all Peak Saver contracts are performance based and the Company is only entitled to compensation if the Energy Consumer or DER Partner realizes a savings on peak load energy charges resulting from the energy usage management services over the term of the contract, and accordingly the consideration is variable.

The Company has concluded the services in the Peak Saver offering represent a series of distinct services that are substantially the same, with the same pattern of transfer to the customer. Accordingly, the provision of these services is accounted for as a series and is recognized ratably over the term of the contract. The Company also evaluates, when the Energy Consumer or DER Partner is both a customer in a Peak Saver contract and a vendor in a DER agreement, whether amounts paid to the Energy Consumer or DER Partner in the DER agreement should be recorded as a reduction of Peak Saver revenue. In most cases, the Energy Consumers and DER Partners are providing a distinct

Voltus, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, expect par value and share data)

2.    Summary of Significant Accounting Policies (cont.)

service in a DER contract with a fair value that can be reasonably estimated by reference to other similar Energy Consumer and DER Partner agreements who do not participate in Peak Saver programs. Accordingly, in most cases the Company recognizes such payments as cost of revenue as described below.

Given the Company’s limited operating history with Peak Saver, and the uncertainties regarding predictions of when Peak Charges will occur, and how much, if anything, the customer will save on peak charges, the Company has concluded there are risks related to revenue recognition that require a constraint. Accordingly, the Company applies a constraint to these revenues until near the end of the contract period when there is sufficient visibility regarding the Peak Charge days and the customer’s performance to make an estimate of the transaction price that would be probable of not experiencing a significant reversal of revenue when the uncertainties are resolved. This usually occurs in the fourth quarter and therefore, constraints as of December 31, 2021 and 2020 related to Peak Saver were immaterial.

Lastly, the Company offers meter installation services to assist certain customers with their energy management strategy and such revenues are generally recognized as the services are performed.

Deferred revenue (contract liability)

Deferred revenue represents the Company’s future obligation to deliver capacity to a customer for which the Company has received consideration. As of December 31, 2021 and 2020, total deferred revenue of $68 and $1,845, respectively, is current. Revenue recognized during the 12-month period ended December 31, 2021 from amounts included in deferred revenue at the beginning of the period was approximately $1,845.

Disaggregation of revenue

The Company disaggregates revenue from contracts with customers by type of revenue stream, as it best depicts how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.

The following table summarizes revenue from contracts with customers for the years ended December:

	2021	2020
DER Grid Services	$46,440	$23,760
Peak Saver	785	563
Other	176	109
Total revenues	$47,401	$24,432

Transaction price allocated to future performance obligations

ASC 606 requires that the Company disclose the aggregate amount of transaction price that is allocated to performance obligations that have not yet been satisfied as of December 31, 2021. The guidance provides certain practical expedients that limit this requirement. The Company has various contracts that meet the following practical expedients provided by ASC 606:

1.      The performance obligation is part of a contract that has an original expected duration of one year or less.

2.      Revenue is recognized from the satisfaction of the performance obligations in the amount billable to the customer in accordance with ASC 606-10-55-18.

3.      The variable consideration is allocated entirely to a wholly unsatisfied performance obligation or to a wholly unsatisfied promise to transfer a distinct good or service that forms part of a single performance obligation in accordance with ASC 606-10-25-14(b), for which the criteria in ASC 606-10-32-40 have been met.

Voltus, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, expect par value and share data)

2.    Summary of Significant Accounting Policies (cont.)

After considering the above practical expedients, the Company had utility contracts totaling approximately $21,698 as of December 31, 2021 which had unsatisfied performance obligations that will be satisfied in future periods. Of this amount, approximately $3,711 is expected to be recognized as revenue as these performance obligations are satisfied in 2022. The remainder is expected to be recognized between 2023 and 2032 as applicable performance obligations are satisfied.

Cost of revenues

Cost of revenues primarily consist of amounts earned by Energy Consumers and DER Partners for their participation in DER customer programs and are generally recognized over the same performance period as the corresponding revenue. The Company enters into contracts with its Energy Consumers and DER Partners under which it delivers recurring cash payments to them for the capacity they commit to make available on demand. In certain cases, the Company also compensates the Energy Consumer when Test Events and Energy Events occur and recognizes an expense for such amount in the period of performance. Amounts owed to Energy Consumers and DER Partners are included in accrued capacity payments in the consolidated balance sheets.

DER equipment located at its Energy Consumer, DER Partner and third-party sites, which monitor energy usage and communicate with Energy Consumer and DER Partner sites are capitalized into Property and Equipment, net, and are depreciated over the estimated useful life of the equipment. This depreciation is reflected in cost of revenues. The Company also includes in cost of revenues amortization of capitalized software development costs within Intangible Assets, net, related to its DER solutions and telecommunications and data costs incurred as a result of being connected to enterprise customers and Energy Consumer and DER Partner sites.

Research and development costs

Expenditures for research and development activities are expensed as incurred. The majority of research and development expenses relate to software related development costs for preliminary project stage activities, post-implementation stage activities and ongoing support and maintenance which do not meet the criteria for capitalization. Research and development expenses were $4,320 and $1,279 for the years ended December 31, 2021 and 2020, respectively.

Selling and marketing costs

The Company’s sales personnel group is responsible for influencing all market stakeholders, including customers, Energy Consumers, DER Partners, policymakers, industry analysts and the general media, attracting prospects to the Company’s business, enabling the sales engagement process with messaging, training and sales tools, and sustaining and expanding relationships with existing customers and Energy Consumers and DER Partners through renewal and retention programs and by identifying cross-selling opportunities. These personnel research current and future markets and leads the Company’s strategies for growth, competitiveness, profitability and increased market share. Selling and marketing costs are expensed as incurred. The Company incurred selling and marketing costs of $10,908 and $5,642 for the years ended December 31, 2021 and 2020, respectively.

Deferred offering costs

The Company has capitalized qualified legal, accounting and other direct costs related to its proposed Merger with Broadscale discussed in Note 1, Operations. Deferred offering costs will be deferred until the completion of the Merger with Broadscale, at which time they will be deducted from the combined companies’ additional paid-in capital. If the Company terminates its planned Merger or if there is a significant delay, all of the deferred costs will be immediately written off to operating expenses. As of December 31, 2021, $3,461 of deferred offering costs were capitalized and recorded within prepaid expenses and other current assets on the consolidated balance sheet.

Voltus, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, expect par value and share data)

2.    Summary of Significant Accounting Policies (cont.)

Foreign currency

In accordance with ASC 830, Foreign Currency Matters (“ASC 830”), the Company determined the functional currency of the Voltus Canada is the local currency, Canadian dollar. As such, the financial statements of the Company’s international subsidiary are translated in accordance with ASC 830 into the Company’s reporting currency, which is the United States dollar. Assets and liabilities are translated to the United States dollar from the local functional currency at the exchange rate in effect at each balance sheet date. Revenues and expenses are translated using average exchange rates during the respective periods. Foreign currency translation adjustments are recorded as a component of stockholders’ deficit within accumulated other comprehensive income (loss).

Comprehensive income (loss)

The Company’s comprehensive income (loss) is composed of net loss and cumulative foreign currency translation adjustments.

Share-based compensation

The Company recognizes share-based compensation based on the fair value of equity awards on the date of the grant, with compensation expense recognized using the straight-line method over the requisite service period of the award, which is generally the vesting period. The Company estimates the fair value of share awards granted using the Black- Scholes option-pricing model. The Black-Scholes option-pricing model incorporates assumptions as to stock price, the expected life of the award, volatility, a risk-free interest rate and dividend yield, if any. Share-based compensation expense is allocated to the applicable categories based on the employees or non-employees function in the consolidated statements of operations. The Company accounts for forfeitures as they occur. The Company accounts for stock options issued to nonemployees under ASC 718, Compensation — Stock Compensation in the same manner as share-based payments issued to employees for goods or services.

Shares underlying awards of restricted stock are not transferable until they vest. Restricted stock typically vests ratably over a four-year period from the date of issuance, with certain exceptions. The fair value of restricted stock, upon which vesting is service based, is expensed ratably over the vesting period. If the employee who received the restricted stock leaves the Company prior to the vesting date for any reason, the shares of restricted stock are forfeited and added back to the share pool by the Company.

Income taxes

Income tax expense includes U.S. and Canada income taxes. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not to be realized. As of December 31, 2021 and 2020, the Company has maintained a full evaluation allowance.

The Company accounts for uncertain tax positions using a more-likely-than-not threshold for recognizing and resolving uncertain tax positions. The evaluation of uncertain tax positions is based on factors including, but not limited to, changes in the law, the measurement of tax positions taken or expected to be taken in tax returns, the effective settlement of matters subject to audit, new audit activity, and changes in facts or circumstances related to a tax position. As of December 31, 2021 and 2020, the Company did not have any uncertain tax positions.

Voltus, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, expect par value and share data)

2.    Summary of Significant Accounting Policies (cont.)

Net loss per share

Net loss per share attributable to common stockholders is calculated using the two-class method, which is an earnings allocation formula that determines net loss per share for the holders of the Company’s common shares and participating securities. The Company’s Series A, B, and C Redeemable Convertible Preferred Stock contain participating rights in any dividend paid by the Company and are therefore participating securities. Net loss attributable to common stockholders and participating securities is allocated to each share on an as-converted basis as if all of the earnings for the period had been distributed. However, the participating securities do not include a contractual obligation to share in the losses of the Company, are anti-dilutive, and are therefore not included in the calculation of net loss per share in the periods that had a net loss.

Basic net loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed using the more dilutive of (a) the two-class method or (b) the if-converted method and treasury stock method, as applicable. In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. Diluted net loss per share is equivalent to basic net loss per share for the years presented herein.

Related party transactions

Transactions with related parties that are material to the consolidated financial statements are disclosed. A related party is an entity that can control or significantly influence the management or operating policies of another entity to the extent one of the entities may be prevented from pursuing their own interests. The Company has determined that there were no material related party transactions requiring disclosure in these consolidated financial statements.

Commitments and contingencies

Indemnification obligations

The company has entered into indemnification agreements with its officers and directors that require the Company to indemnify such individuals for certain events or occurrences while each such officer or director is, or was, serving at the Company’s request in such capacity. The maximum potential amount of future payments the Company could be required to make is, in many cases, unlimited. The Company has directors’ and officers’ liability insurance coverage that limits its exposure and enables the Company to recover a portion of any future amounts paid.

As of December 31, 2021 and 2020, the Company had not experienced any material losses related to these indemnification obligations, and no material claims with respect thereto were outstanding. The Company does not expect significant claims related to these indemnification obligations and, consequently, concluded that the fair value of these obligations is negligible, and no related reserves were established.

Legal matters

From time to time, the Company may become involved in litigation arising from the ordinary course of business with its customers and employees. As of December 31, 2021 and 2020 management believes that there are no claims or actions pending against the Company currently, the ultimate disposition of which would have a material adverse effect on the Company’s consolidated results of operation, financial condition or cash flows. Management updates its assessment each reporting period and updates amounts accrued and disclosed accordingly.

Regulatory matters

From time to time, the Company is involved in responding to inquiries and requests from regulators, including FERC. The Company is currently responding to an investigation by FERC regarding Voltus’s participation in Midcontinent Independent System Operator programs from 2017 forward. The Company is cooperating with and responding to

Voltus, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, expect par value and share data)

2.    Summary of Significant Accounting Policies (cont.)

FERCs requests and to date has not received any findings. If an adverse outcome were to occur, the Company could be subject to civil and criminal penalties, disgorgement of profits, and incur legal and administrative costs, which could have a material adverse effect on the Company’s results of operations and financial condition. The Company currently believes an adverse outcome on this matter is neither probable nor remote.

Segment reporting

Operating segments are defined as components of an enterprise about which separate discrete financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker, (“CODM”) is the chief executive officer. The CODM views the Company’s operations and manages the business as one operating segment.

For the years ended December 31, 2021 and 2020, the Company has operations and revenues in both the United States and Canada. Refer to Note 15, Concentrations for further geographical information.

New accounting pronouncements recently adopted

ASU 2016-13, Financial Instruments — Credit Losses (Topic 326) (“ASC 326”), Measurement of Credit Losses on Financial Instruments

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments, as subsequently amended. The standard requires a financial asset (including trade receivables) measured at amortized cost basis to be presented at the net amount expected to be collected. Thus, the consolidated statement of operations and comprehensive loss will reflect the measurement of credit losses for newly-recognized financial assets as well as the expected increases or decreases of expected credit losses that have taken place during the period. The Company adopted ASC 326 on January 1, 2021, using the modified retrospective transition method. The adoption of the standard as of January 1, 2021 did not result in a cumulative adjustment to the Company’s accumulated deficit and did not have a material impact on the Company’s consolidated operating results, cash flows or financial condition.

Recently issued accounting standards not yet adopted

From time to time, new accounting pronouncements are issued by the FASB and adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This standard simplifies the accounting for Income Taxes through the removal of various exceptions previously provided, as well providing additional reporting requirements for income taxes. For EGCs the amendments are effective for fiscal years beginning after December 15, 2021. The adoption of the standard as of January 1, 2022 did not have a material impact on the Company’s consolidated financial statements.

3.    Property and Equipment

Property and equipment, net consisted of the following as of December 31:

	2021	2020
DER equipment	$3,507	$2,280
Furniture and fixtures	15	15
Total	3,522	2,295
Less accumulated depreciation	(1,827)	(1,017)
Construction in progress	432	581
Property and equipment, net	$2,127	$1,859

Voltus, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, expect par value and share data)

3.    Property and Equipment (cont.)

Depreciation expense for the years ended December 31, 2021 and 2020 was $950 and $607, respectively, of which, $945 and $602 is recorded directly to cost of revenues, while the remaining $5 and $5 is recorded to general and administrative expense within the consolidated statement of operations as of December 31, 2021 and 2020, respectively.

4.    Intangible Assets

The following table provides the gross carrying amount and related accumulated amortization of the Company’s definite-lived intangible assets as of December 31:

	Amortization Period (in years)	2021	2020
Gross carrying amount:
Software development costs	3	$2,970	$1,695
Less accumulated amortization		(1,335)	(674)
Intangible assets, net		$1,635	$1,021

Capitalized software development costs are included in intangible assets in the consolidated balance sheets. For the years ended December 31, 2021 and 2020, the Company capitalized $1,275 and $765, respectively, of internal use software costs and amortized $661 and $397, respectively, of those costs to cost of goods sold in the consolidated statement of operations. The weighted-average remaining amortization period is 1.6 years for software development costs.

The following is a schedule of estimated amortization expense for software that has been placed into service for the years ended December 31:

2022	$776
2023	596
2024	263
Total	$1,635

5.    Leases

The Company’s lease obligations as of December 31, 2021 and 2020 include operating lease for offices and warehouse facilities under operating leases, with initial terms of 3 to 4 years.

The following table is a summary of the components of net lease cost for the years ended December 31, 2021 and 2020:

	2021	2020
Operating lease cost	$71	$68
Short-term lease costs	—	3
Net lease costs	$71	$71

Supplemental cash flow information related to leases consisted of the following for the years ended December 31:

	2021	2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows paid for operating leases	$71	$64
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$—	$74

Voltus, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, expect par value and share data)

5.    Leases (cont.)

Supplemental balance sheet information related to leases consisted of the following for the years ended December 31:

	2021	2020
Operating leases:
Operating lease right-of-use assets	$71	$136

Operating lease liabilities, current portion	$51	$69
Operating lease liabilities, long-term	24	71
Total operating lease liabilities	$75	$140

Weighted average remaining lease term (in years):
Operating leases	1.5	2.3

Weighted average discount rate:
Operating leases	5.9%	5.9%

Operating lease right-of-use assets are included in other long-term assets on the consolidated balance sheets. Operating lease liabilities, current portion is included in accrued expenses and other current liabilities on the consolidated balance sheets. The long-term portion is included within other long-term liabilities on the consolidated balance sheet.

Most of the Company’s office and warehouse leases provide extension or renewal options that were not included in the lease term as the Company was not reasonably certain to exercise them on lease commencement. The company has no finance leases. The Company is required to make payments under its operating leases totaling $43 in 2022.

6.    Prepaid expenses and other current assets

Prepaid expenses and other current assets consisted of the following as of December 31:

	2021	2020
Deferred offering costs	3,461	—
Prepaid deposits	—	798
Deposits for DER customer programs, current	280	262
Prepaid expenses	655	102
Other current assets	32	146
Total prepaid expenses and other current assets	$4,428	$1,308

7.    Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consist of the following as of December 31:

	2021	2020
Accrued compensation	3,177	1,296
Accrued expenses	662	238
Accrued deferred offering costs	877	—
Accrued legal expenses	67	16
Accrued refunds and adjustments	2,022	1,311
Other current liabilities	682	300
Total accrued expenses and other liabilities	$7,487	$3,161

Voltus, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, expect par value and share data)

8.    Debt

Term Loan/Revolving line of credit

In February 2020, the Company entered into a loan and security agreement (“the Loan Agreement”) with Western Alliance Bank (“the Bank”). Under the Loan Agreement, the Company was granted a term loan totaling $3,500 (“Term Loan”). The Term Loan bears interest at a rate per annum equal to 1.5% plus the bank’s prime rate. “Prime Rate” means the greater of five percent (5%) or the Prime Rate published in the Money Rates section of the Western Edition of the Wall Street Journal, or such other rate of interest publicly announced from time to time by the Bank as its Prime Rate. Further, in an event of default, the Term Loan shall bear interest at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the event of default. Interest accrues from the date of the closing and is payable monthly though maturity, February 2024. The Loan Agreement is secured by all personal property of the Company.

The Loan Agreement contains affirmative and negative covenants customarily applicable to borrowings, including covenants that, among other things, limit or restrict the ability of the Company to dispose any part of its business or property, engage in any change in business or change in control, engage in mergers and acquisitions, incur additional indebtedness, pay dividends or make other distributions, enter into transactions with affiliated persons, make investments, store the inventory or equipment of a third party, and make capital expenditures. In addition to the affirmative and negative covenants noted above, the agreement also includes a financial covenant that requires the Company’s liquidity to be equal to or greater than the greater of (i) Seven Hundred Fifty Thousand Dollars ($750,000) and (ii) six (6) multiplied by the absolute value of average monthly earnings before income taxes, depreciation and amortization (“EBITDA”) loss for the trailing three months.

The Loan Agreement also contains customary events of default, subject to thresholds and grace periods. As of December 31, 2021, the Company was in compliance with all covenants.

In connection with the Loan Agreement, the Company entered into a revolving line of credit with the Bank not to exceed $1,500 (“Revolver”). The Revolver matures the second anniversary of the closing date, February 2022. The Revolver bears interest at a rate per annum equal to 1.5% plus Prime Rate. The Revolver is secured by all personal property of the Company.

As of December 31, 2021, the outstanding Term Loan balance amounted to $2,333 of outstanding principal, less $76 of deferred financing costs, and no amounts were outstanding under the Revolver. On January 4, 2022, the Company repaid the remaining balance of the Term Loan with the Bank of $2,333 of outstanding principal. Concurrently, the Company terminated their Revolver with the Bank. As of December 31, 2021, the outstanding debt has been classified as current debt on the consolidated balance sheet.

Paycheck Protection Program Loan

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act was signed into law to address the economic fallout of the COVID-19 pandemic in the United States. The CARES Act is a relief package designed to help individuals and businesses experiencing economic adversity due to the pandemic. Included in the CARES Act is the creation of the Paycheck Protection Program (“PPP” or the “Program”), a new loan package designed to provide all small businesses access to funds to be used for paying employee wages and other business expenses such as rent, utilities, and mortgage interest in the near term. The Program has been designed with loan forgiveness provisions, whereby, once a borrower receives the funds under the loan agreement, the amount spent over the following twenty-four weeks on payroll costs, rent, utilities, and mortgage interest is eligible to be forgiven.

In April 2020, as part of the program, the Company received a $995 small business loan from Western Alliance Bank, with interest per annum of 1.00%. In December 2020, Western Alliance Bank issued a forgiveness letter to the Company resulting in 100% forgiveness of the PPP loan of $995 principal plus accrued interest of $7. Any such forgiveness of indebtedness, in accordance with the CARES Act, does not give rise to federal taxable income. The total amount forgiven, $1,002, has been included within the caption Gain from extinguishment upon PPP Loan forgiveness within Other income (expense) on the consolidated statement of operations for the year ended December 31, 2020.

Voltus, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, expect par value and share data)

9.    Redeemable Convertible Preferred Stock

Series A Redeemable Convertible Preferred Stock

In 2017, the Company entered into a Series A preferred stock purchase agreement (“Series A Stock Purchase Agreement”) under which the Company issued 5,343,640 shares of Series A Redeemable Convertible Preferred Stock (“Series A”) to various investors at $1.8903 per share (“Series A Original Issue Price”) for aggregate proceeds of $10,101, net of issuance costs of $50.

Series B Redeemable Convertible Preferred Stock

In 2020, the Company entered into a Series B preferred stock purchase agreement (“Series B Stock Purchase Agreement”) under which the Company issued 3,839,183 shares of Series B Redeemable Convertible Preferred Stock (“Series B”) to various investors at $6.5118 per share (“Series B Original Issue Price”) for aggregate proceeds of $25,000, net of issuance costs of $71.

Series C Redeemable Convertible Preferred Stock

In May 2021, the Company entered into a Series C preferred stock purchase agreement (“Series C Stock Purchase Agreement”) under which the Company issued 1,113,395 shares of Series C Redeemable Convertible Preferred Stock (“Series C”) to various investors at $27.9699 per share (“Series C Original Issue Price”) for aggregate proceeds of $31,141, net of issuance costs of $98.

The Company assessed the Series A, Series B and Series C (collectively referred to herein as “Redeemable Convertible Preferred Stock”) for any beneficial conversion features or embedded derivatives that would require bifurcation from the Redeemable Convertible Preferred Stock and receive separate accounting treatment. Based on the Company’s determination that the Redeemable Convertible Preferred Stock is an “equity host”, it determined that all features of the Redeemable Convertible Preferred Stock were either clearly and closely related to the equity host or did not meet the definition of a derivative, and therefore do not require bifurcation as a derivative liability. On the date of issuance, the estimated fair value of common stock into which the Redeemable Convertible Preferred Stock was convertible was less than the effective conversion price of the Redeemable Convertible Preferred Stock, and as such, there was no beneficial conversion feature at the commitment dates.

As the Redeemable Convertible Preferred Stock may only become redeemable upon a deemed liquidation event, the occurrence of which is not solely within the Company’s control, the Company classifies the Redeemable Convertible Preferred Stock in mezzanine equity. The Redeemable Convertible Preferred Stock was recorded at par and is not subsequently remeasured.

The rights, preferences, and privileges of the holders of Redeemable Convertible Preferred Stock under the revised Articles of Incorporation (“ARCOI”) following the issuance of Series C are as follows:

Voting

For any matter submitted to the stockholders of the Company for their action or consideration at any meeting of stockholders, each holder of outstanding shares of Redeemable Convertible Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Redeemable Convertible Preferred Stock held by such holder are convertible. Except as provided by law, the holders of Redeemable Convertible Preferred Stock shall vote together with the holders of common stock as a single class.

Dividends

The holders of the Redeemable Convertible Preferred Stock shall be entitled to receive dividends in preference to any declaration or payment of any dividend at the rate of six percent (6%) per annum of their original issue price per share, payable only when, as and if declared by the Board of Directors. The right to receive dividends on Redeemable Convertible Preferred Stock shall not be cumulative, and therefore, if not declared in any year, the right to receive such dividends shall terminate and not carry forward into the next year.

Voltus, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, expect par value and share data)

9.    Redeemable Convertible Preferred Stock (cont.)

Liquidation

In the event of either a voluntary or involuntary liquidation, dissolution, or winding up of the Company, or deemed liquidation event (as defined in the ARCOI, a “Deemed Liquidation Event”) holders of the Series C and Series B shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment shall be made to the holders of Series A or Common Stock, by reason of their ownership thereof, an amount per share equal to (i) in the case of Series B, the greater of (A) an amount per share equal to one and a half times (1.5x) the Series B Original Issue Price plus any dividends declared but unpaid, and (B) the amount per share that would have been payable had all shares of Series B been converted to common stock immediately prior to the event and (ii) in the case of the Series C, the greater of (A) one and a half times (1.5x) the Series C Original Issue Price plus any dividends declared but unpaid, and (B) the amount per share that would have been payable had all shares of Series C been converted to common stock immediately prior to the event. If upon any such liquidation, dissolution or winding up of the Company, or deemed liquidation event, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of Series B and Series C the full amount to with they are entitled, the holders of shares of Series B and the holders of shares of Series C will share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

After payment in full of all amounts required to be paid to the holders of shares of Series C and Series B, holder of the Series A shall be entitled to be paid out of the assets of the Company available to its stockholders an amount per share equal to the greater of (i) the Series A Original Issue Price, plus any dividends declared but unpaid, and (ii) the amount payable had all shares of Series A been converted to common stock immediately prior to the event. If upon any such liquidation, dissolution or winding up of the Company, or deemed liquidation event, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of Series A the full amount to with they are entitled, the holders of shares of Series A will share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

After all the payment of all preferential amounts required to be paid to the holders of Series C, Series B, and Series A, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

Conversion

Each share of Redeemable Convertible Preferred Stock shall be convertible, at the option of the holder, at any time into such number of shares of common stock as is determined by dividing the original issue price applicable to such shares by the conversion price, as defined in the ARCOI. The conversion price is initially equal to the Series A, Series B and Series C Original Issue Price.

Each share of outstanding Redeemable Convertible Preferred Stock shall automatically be converted into shares of common stock at the effective conversion rate immediately upon either (a) the closing of the sale of shares of common stock to the public in a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, resulting in at least $35,000,000 of gross proceeds, or (b) the date and time, or the occurrence of an event, specified by vote or written consent of (i) the holders of a majority of the outstanding shares of Redeemable Convertible Preferred Stock, voting together as a single class on an as-converted basis (the Requisite Holders), (ii) the holders of a majority of the outstanding shares of Series B, voting exclusively as a separate class (the Series B Majority), and (iii) the holders of fifty-five percent (55%) of the outstanding shares of Series C, voting exclusively and as a separate class (the Series C Supermajority).

Redemption

The Redeemable Convertible Preferred Stock are not redeemable at the option of the stockholders and is only redeemable upon a Deemed Liquidation Event, which is not probable. As such, the Redeemable Convertible Preferred Stock is considered contingently redeemable at the option of the holders rather than mandatorily redeemable because the

Voltus, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, expect par value and share data)

9.    Redeemable Convertible Preferred Stock (cont.)

holders may never elect to redeem the Redeemable Convertible Preferred Stock and the Redeemable Convertible Preferred Stock may or may not be redeemed in the event of a Deemed Liquidation Event. Any shares of Redeemable Convertible Preferred Stock that are redeemed or otherwise acquired by the Company shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.

Right of first offer

If the Company proposes to offer or sell any new securities, the Company shall first offer such new securities to each holder of preferred stock.

10.    Common Stock

In accordance with the ARCOI, Voltus is authorized to issue 22,000,000 shares of common stock, $0.0001 par value per share, of which 8,681,081 were issued and outstanding at December 31, 2021. The voting, dividend, and liquidation rights of the holders of the common stock are subject to and qualified by the rights, powers, and preferences of the holders of the Redeemable Convertible Preferred Stock as detailed in the ARCOI.

The holders of the Company’s common stock are entitled to one vote for each share of common stock held, subject to certain limitations pertaining to the Redeemable Convertible Preferred Stock.

The Company has reserved shares of common stock for the conversion or exercise of the following securities:

December 31, 2021
Conversion of Series A	5,343,640
Conversion of Series B	3,839,183
Conversion of Series C	1,113,395
Vesting of restricted stock	56,553
Exercise of options	1,743,517
Total	12,096,288

11.    Share-Based Compensation

Equity Incentive Plan

In August 2016, the Company’s Board of Directors adopted the 2016 Equity Incentive Plan, which provides for the grant of qualified incentive stock options, nonqualified stock options, restricted stock awards, restricted stock units and other stock-based awards to the Company’s eligible employees, officers, consultants and directors to purchase up to an aggregate of 2,766,732 shares of the Company’s common stock. Stock option awards and restricted stock awards generally vest ratably over four years, with certain exceptions.

In May 2021, in connection with the Series C Preferred Stock Purchase Agreement, the Company approved the amendment of the 2016 Equity Incentive Plan, to increase the aggregate number of shares of Common Stock, $0.0001 par value per share issuable under the 2016 Equity Incentive Plan from 2,766,732 to 3,234,774 shares.

Stock Options

Option awards are generally granted with an exercise price equal to the fair value of the Company’s common stock at the date of grant, vesting over four years with a ten-year contractual term. Certain option and share awards provide for accelerated vesting if there is a change in control, as defined in the 2016 Equity Incentive Plan.

The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model using the assumptions noted in the table below. The fair value is amortized as compensation cost on a straight-line basis over the requisite service period of the awards, which is generally the vesting period.

Voltus, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, expect par value and share data)

11.    Share-Based Compensation (cont.)

Expected volatility is based on historical volatility from a representative sample of publicly traded companies. The expected term represents the period of time that the options are expected to be outstanding. The risk-free interest rate is estimated using the rate of return on U.S. Treasury Notes with a life that approximates the expected life of the option. Share-based compensation is based on awards that are ultimately expected to vest. Expected dividend yield is based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future. The Company used the following assumptions when valuing share-based payments in each period.

	2021	2020
Expected volatility	75%	73%
Risk-free interest rate	0.95%	0.63%
Expected dividend yield	0%	0%
Expected term	5.91	5.96

A summary of option activity under the 2016 Equity Incentive Plan as of December 31, 2021, and changes during the year then ended is as follows:

	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Weighted Average Grant Date Fair Value
Outstanding at January 1, 2021	695,381	$1.06		$0.66
Granted	915,875	5.06		3.38
Exercised	(250,612)	0.84		0.52
Forfeited	(166,203)	2.24		1.47
Outstanding at December 31, 2021	1,194,441	$4.00	8.75	$2.66
Exercisable at December 31, 2021	173,409	$1.32	7.88	$0.84
Vested and expected to vest at December 31, 2021	1,194,441	$4.00	8.75	$2.66

The weighted-average grant-date fair value of stock options granted during the years ended December 31, 2021 and 2020 were approximately $3.38 and $1.04, respectively. The weighted-average grant-date fair value of options vested during the years ended December 31, 2021 and 2020 was $0.86 and $0.42, respectively.

As of December 31, 2021 the Company had $2,718 total unrecognized compensation cost related to unvested stock options granted under the 2016 Equity Incentive Plan, of which $1,146, $838 and $734 is allocated to be recognized over the vesting period on the consolidated statement of operations to general and administrative, research and development costs, and selling and marketing costs, respectively. That cost is expected to be recognized over a weighted-average period of 1.34 years. For the years ended December 31, 2021 and 2020, share-based compensation expense related to stock options was $529 and $84, respectively. Of the share-based compensation expense recognized for the year ended December 31, 2021, $250, $162 and $116 is allocated on the consolidated statement of operations to general and administrative, research and development costs and selling and marketing costs, respectively. The total intrinsic value of stock options exercised during the year ended December 31, 2021 was $5,197. Cash received for exercised stock options during the year ended December 31, 2021 and 2020 was $213 and $0, respectively.

Restricted Stock Units (RSUs) and Restricted Stock Awards (RSAs)

For the years ended December 31, 2021 and 2020, share-based compensation expense related to RSAs and RSUs was $55 and $34, respectively, and is included in general and administrative expenses in the accompanying consolidated statements of operations.

Voltus, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, expect par value and share data)

11.    Share-Based Compensation (cont.)

A summary of the status of the Company’s RSU and RSA activity as of December 31, 2021, and changes during the year then ended is presented below:

Shares
January 1, 2021	74,340
Granted	11,553
Vested	(25,095)
Cancelled	(4,245)
December 31, 2021	56,553

12.    Net Loss Per Share

The following securities that could potentially dilute basic net loss per share in the future were not included in the computation of diluted net loss per share for the years presented, because to do so would have been antidilutive.

	2021	2020
Series A Preferred Stock	5,343,640	5,343,640
Series B Preferred Stock	3,839,183	3,839,183
Series C Preferred Stock	1,113,395	—
Restricted stock	56,553	171,253
Stock options	1,194,441	695,381
Total	11,547,212	10,049,457

13.    Commitments and Contingencies

Letters of credit

As of December 31, 2021 and 2020, the Company was contingently liable under outstanding letters of credit for $799 and $571, respectively. The letters of credit are secured by deposits which are recorded in restricted cash within the consolidated balance sheets.

Performance guarantees

The Company is subject to performance guarantee requirements under certain utility and electric grid operator customer contracts and wholesale electricity market program participation rules, which may be secured by cash or letters of credit. Cash deposited with customers in support of these performance guarantees at December 31, 2021 and 2020 were $10,880 and $4,145, respectively and has been classified as deposits for DER programs, noncurrent while the current portion is included in prepaid expenses and other current assets on the consolidated balance sheets. These amounts primarily represent up-front payments required by utility and electric grid operator customers as a condition of participation in certain DER programs and to ensure that the Company will deliver its committed capacity amounts in those programs. If the Company fails to meet its minimum committed capacity requirements, a portion or all of the deposits may be forfeited. The Company assessed the probability of default under these customer contracts and wholesale electricity market programs and has determined the likelihood of default and loss of deposits to be remote.

As of December 31, 2021 and 2020, the Company accrued $2,022 and $1,311, respectively, for performance adjustments related to fees received for its contractual commitments and participation in certain DER customer programs. The Company believes that it is probable that these performance adjustments will be refunded to the utility or electric power grid operator. As the utility or electric power grid operator has the right to require repayment at any point at its discretion, the amount has been classified as a current liability within accrued expenses and other current liabilities on the consolidated balance sheets.

Voltus, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, expect par value and share data)

13.    Commitments and Contingencies (cont.)

Limited warranties

In general, the Company does not provide a warranty to customers. In certain contracts, the Company warrants that its services shall be conducted in a safe, good and workmanlike manner, in accordance with all applicable laws and shall be free from defects for one (1) year after the completion of services. Based on the Company’s operating history, the potential liability associated with warranties has been determined to be nominal.

Indemnification and other contingencies

The Company includes indemnification provisions in certain of its contracts. These indemnification provisions include provisions indemnifying the customer against losses, expenses, and liabilities from damages that could be awarded against the customer in connection with the Company’s services. The Company believes that its internal business practices and policies and the ownership of information limits the Company’s risk in paying out any claims under these indemnification provisions.

14.    Income Taxes

The components of net loss before income taxes for the years ending December 31, 2021 and 2020 is as follows:

	2021	2020
Domestic	$(10,452)	$(2,518)
Foreign	655	(25)
Loss before income taxes	$(9,797)	$(2,543)

The Company’s income tax provision for the years ending December 31, 2021 and 2020 is as follows:

	2021	2020
Federal	$—	$—
State	7	17
Foreign	13	—
Total current tax provision	20	17
Federal	—	—
State	—	—
Foreign	—	—
Total deferred tax provision	—	—
Total tax provision	$20	$17

A reconciliation between income tax benefit and the expected tax benefit at the statutory rate for the years ended December 31, 2021 and 2020 is as follows:

	2021	2020
Income tax benefit at statutory rate	21.00%	21.00%
State taxes (NOFB)	6.75%	9.04%
Credits	0.00%	0.93%
Permanent differences	(1.53)%	(1.46)%
Foreign rate change	0.00%	(1.00)%
PPP Loan forgiveness	0.00%	8.28%
Foreign withholding	(0.13)%	0.00%
Other	(0.88)%	0.12%
Change in valuation allowance	(25.42)%	(37.30)%
Effective tax rate	(0.21)%	(0.39)%

Voltus, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, expect par value and share data)

14.    Income Taxes (cont.)

The significant components of deferred tax assets and liabilities as of December 31, are as follows:

	2021	2020
Deferred tax assets:
Net operating loss carryforwards	$4,120	$2,004
Research and development credits	54	53
Accrued expenses	1,154	551
Equity compensation	20	1
Deferred revenue	18	397
Lease liability	21	39
Other deferred tax assets	59	—
Total deferred tax assets	5,446	3,045

Deferred tax liabilities:
Fixed assets	(282)	(347)
Intangible assets	(9)	(5)
Right of use asset	(19)	(39)
Other deferred tax liabilities	—	(8)
Total deferred tax liabilities	(310)	(399)
Valuation allowance	(5,136)	(2,646)
Net deferred tax asset	$—	$—

As of December 31, 2021, and 2020, for federal income tax purposes the Company had total net operating loss carryforwards of approximately $14,511 and $6,594, respectively. As of December 31, 2021, approximately $14,511 of the net operating losses will have an indefinite carryforward as a result of the Tax Cuts and Jobs Act. For state income tax purposes, as of December 31, 2021, and 2020 the Company had net operating loss carryforwards of approximately $15,131 and $6,619, respectively, which begin to expire in 2031. In addition, the Company has foreign net operating loss carryforwards of approximately $637, which expire through 2038.

As of December 31, 2021, and 2020, the Company has available federal tax credit carryforwards of approximately $46 and $46, respectively. The federal tax credits will begin to expire in 2038.

The Company has provided a full valuation allowance against its net deferred tax assets since realization of any future benefit from deductible temporary differences and net operating loss carryforwards is not considered more likely than not. The Company has a history of generating operating losses and is in a 3-year consolidated cumulative loss at December 31, 2021. The change in the valuation allowance during 2021 was an increase of $2,490.

The Company is subject to U.S. federal and state income tax audits by taxing authorities for the past three years. Certain tax matters could be subject to differing interpretations of applicable tax laws and regulations as they relate to the amount or timing of income, deductions and tax credits. Although the outcome of tax audits is always uncertain, management has analyzed the Company’s tax positions taken for all open tax years and has concluded that no liability from uncertain tax positions is required in the Company’s consolidated financial statements.

Utilization of the U.S. federal and state net operating loss carryforwards and research and development tax credit carryforwards may be subject to a substantial annual limitation under Sections 382 and 383 of the Internal Revenue Code of 1986, and corresponding provisions of state law, due to ownership changes that have occurred previously or that could occur in the future. Ownership changes may limit the amount of carryforwards that can be utilized annually to offset future taxable income or tax liabilities. In general, an ownership change, as defined by Section 382, results from transactions increasing the ownership of certain stockholders or public groups in the stock of a corporation by more than 50% over a

Voltus, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, expect par value and share data)

14.    Income Taxes (cont.)

three-year period. The Company has not conducted a study to assess whether a change of control has occurred or whether there have been multiple changes of control since inception due to the significant complexity and cost associated with such a study. If the Company has experienced a change of control, as defined by Section 382, at any time since inception, utilization of the net operating loss carryforwards or research and development tax credit carryforwards would be subject to an annual limitation under Section 382, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term tax-exempt rate, and then could be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of the net operating loss carryforwards or research and development tax credit carryforwards before utilization. Further, until a study is completed by the Company and any limitation is known, no amounts are being presented as an uncertain tax position.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the CARES Act) was signed into law, which, among other things, suspends the 80% limitation on the deduction for net operating losses in taxable years beginning before January 1, 2021, permits a 5-year carryback of net operating losses arising in taxable years beginning after December 31, 2017 and before January 1, 2021, and generally caps the limitation on the deduction for net interest expense at 50% of adjusted earnings for taxable years beginning in 2020 and 2021. The Company has evaluated the impact of the Act and has determined that any impact is not material to its financial statements.

The Company takes the position on its consolidated financial statements that the earnings of Voltus Canada are indefinitely reinvested under ASC 740-30 (formerly Accounting Principles Board Opinion No. 23 — Accounting for Income Taxes-Special Areas (“APB 23”)). This position is based upon several factors including the Company’s evaluation of its own financial requirements, as well as those of its subsidiary and the short term and long term operational and fiscal objectives of the Company. The Company intends to permanently reinvest unremitted foreign earnings for the operations of the established foreign entity in Canada. Accordingly, the accrual of U.S. deferred taxes, on the Company’s unremitted foreign earnings, is not required.

15.    Concentrations

The Company has a potential concentration of credit risk in that it maintains deposits with financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation (“FDIC”). The maximum deposit insurance amount is $250 for interest and non-interest-bearing accounts, which is applied per depositor, per insured bank for each account ownership category. As of December 31, 2021, the Company had $32,065 in excess of FDIC limits. Deposits held in foreign bank accounts totaled approximately $9,307 and $3,108 as of December 31, 2021 and 2020, respectively. Foreign bank accounts are subject to foreign currency risk and insured based on foreign bank account’s deposit protection formulas.

The following table sets forth information as to each utility or electric grid operator that accounted for 10% or more of the Company’s revenue for the year ended December 31, 2021:

2021
Customer A	43%

The following table sets forth information as to each utility or electric grid operator that accounted for 10% or more of the Company’s trade accounts receivable as of December 31, 2021:

2021
Customer A	66%
Customer B	11%

Voltus, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, expect par value and share data)

15.    Concentrations (cont.)

Geographical data

The following table sets forth information as to revenue recorded by geographical area for the year ended December 31, 2021:

2021
United States	$25,567
Canada	21,834
Total	$47,401

The following table sets forth information as to net assets by geographical area for the year ended December 31, 2021:

2021
United States	$38,803
Canada	9,616
Total	$48,419

16.    Employee Benefit Plan

The Company has a 401(k) defined contribution plan (the “401(k) Plan”) for substantially all of its employees. Eligible employees may make contributions to the 401(k) Plan up to statutory limits. Starting January 1, 2020, the Company instituted a 4% match for employee contributions to the 401(k) Plan. The Company recorded matching contribution expenses of $505 and $274 for the years ended December 31, 2021 and 2020, respectively.

17.    Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were available to be issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

18.    Events Subsequent to Original Issuance of Consolidated Financial Statements (unaudited)

On March 23, 2022, the Company entered into a loan and security agreement (the “ Loan Agreement” ) with HSBC Ventures USA Inc., as lender (the “ Bank” ). The Loan Agreement provides for a revolving line of credit in an aggregate principal amount not to exceed $30,000 for the issuance of letters of credit (the “Revolving Line”). Beginning August 1, 2022, borrowings under the Revolving Line will be capped at an amount equal to the Company’s average trailing three-month gross revenue multiplied by six multiplied by trailing three-month gross retention rate. A gross retention rate is calculated as a percentage of gross revenue from end users whose contracts with the Company were renewed during a period divided by gross revenue at the beginning of such period. The Revolving Line has a maturity date of March 23, 2024 (the “Revolving Line Maturity Date”).

Extensions of credit under the Revolving Line bear interest at the greater of (a) the Prime Rate, being the rate of interest publicly announced from time to time by HSBC Bank USA, National Association as its prime rate in effect at its principal office in New York City, plus 0.75% and (b) 4.00%.

The Company must pay a commitment fee equal to 0.30% of the daily unused amount of the Revolving Line commitment, payable quarterly in arrears. The Company also must pay a $400 fee upon the earliest of a successful merger, change in control or termination of the Loan Agreement (a “Success Event”). Of the $400, $200 of such fee will be paid upon the close of a Success Event and $200 will be paid on the earlier of the Revolving Line Maturity Date or early termination of the Loan Agreement. The Company also paid a $90 upfront fee at closing.

The Revolving Line is secured by substantially all of the Company’s assets (including intellectual property), except for certain customary exclusions. The Loan Agreement contains customary representations and warranties, as well as customary affirmative and negative covenants, including, among others, requirements as to financial reporting and insurance and restrictions on the Company’s ability to dispose of its business or property, to change its line of business, to liquidate or

Voltus, Inc. and Subsidiary
Notes to Consolidated Financial Statements
(in thousands, expect par value and share data)

18.    Events Subsequent to Original Issuance of Consolidated Financial Statements (unaudited) (cont.)

dissolve, to enter into any change in control transaction, to merge or consolidate with any other entity or to acquire all or substantially all the capital stock or property of another entity, to incur additional indebtedness, to incur liens on the its property, and to pay any dividends or other distributions on capital stock other than in certain permitted circumstances.

In addition, the Loan Agreement contains customary events of default that entitle the Bank to cause the Company’s indebtedness under the Loan Agreement to become immediately due and payable, and to exercise remedies against the Company and the collateral securing the Revolving Line, including the Company’s cash. Under the Loan Agreement, an event of default will occur if, among other things, (i) the Company fail to make payments under the Loan Agreement, (ii) the Company breach any of its covenants under the Loan Agreement, subject to specified cure periods with respect to certain breaches, (iii) the Bank determines that a material adverse change has occurred, (iv) the Company or its assets become subject to certain legal proceedings, such as insolvency proceedings, (v) the Company is unable to pay its debts as they become due or (vi) the Company default on contracts with third parties which would permit the holder of indebtedness to accelerate the maturity of such indebtedness or that could have a material adverse change on the Company.

On June 2, 2022, the Company issued letters of credit under the HSBC credit facility totaling $20,000. The Company had no outstanding borrowings and had $10,000 available under the HSBC credit facility for future borrowings or issuances of additional letters of credit as of the issuance date.

Upon the occurrence and for the duration of an event of default, an additional default interest rate equal to 2.0% per annum above the rate otherwise applicable will apply to all obligations owed under the Loan Agreement, and HSBC may without notice or demand declare all obligations immediately due and payable.

The Company recorded a non-performance payment of $6.5 million for the three months ended March 31, 2022. In certain of the Company’s contracts with customers, pricing for the applicable program season is agreed to in advance, and the Company needs to register the MW it commits to deliver in advance of the program season in the applicable energy market. If the Company fails to register all or part of the committed MWs at the inception of the contract, the Company can be liable under certain contracts for an upfront non-performance payment which is determined using market rates at the time that registration is required.

In February of 2022, the Company did not meet the registration requirement for a certain customer contract for program seasons that run from June 2022 through May 2023, which resulted in an up-front payment to a certain customer equal to the registration shortfall (in MW) multiplied by the positive difference, if any, between the market rate at the date of the registration shortfall and the contract price. The market rate, which was announced in April 2022, was substantially higher than the contract price. The market rate was primarily driven by higher than expected demand and lower than expected supply. Accordingly, the Company owed approximately $6.5 million to the customer for the registration shortfall at March 31, 2022 and this was recorded as an accrued expense as of March 31, 2022, with a corresponding reduction in revenue. The amount was paid in June 2022.

Voltus, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
(in thousands, except par value and share data)

	March 31, 2022 (Unaudited)	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$30,032	$41,645
Trade accounts receivable	1,814	3,795
Unbilled receivables	4,589	3,753
Prepaid expenses and other current assets	12,685	4,428
Total current assets	49,120	53,621
Property and equipment, net	2,400	2,127
Intangible assets, net	1,835	1,635
Restricted cash	1,647	799
Deposits for DER customer programs, noncurrent	2,240	10,908
Other long-term assets	249	75
Total assets	$57,491	$69,165

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$2,716	$488
Accrued capacity payments	8,632	10,415
Accrued expenses and other current liabilities	13,141	7,487
Deferred revenue	27	68
Debt, current	—	2,257
Total current liabilities	24,516	20,715
Other long-term liabilities	31	31
Total liabilities	24,547	20,746
Commitments and contingencies (Note 10)
Redeemable Convertible Preferred Stock:
Series A Redeemable Convertible Preferred Stock, $0.0001 par value; 5,343,640 shares authorized, issued and outstanding at March 31, 2022 and December 31, 2021, respectively (preference in liquidation of $10,101 at March 31, 2022 and December 31, 2021, respectively)	10,051	10,051
Series B Redeemable Convertible Preferred Stock, $0.0001 par value; 3,839,183 shares authorized, issued and outstanding at March 31, 2022 and December 31, 2021, respectively (preference in liquidation of $37,500 at March 31, 2022 and December 31, 2021, respectively)	24,929	24,929
Series C Redeemable Convertible Preferred Stock, $0.0001 par value; 1,113,395 shares authorized, issued and outstanding at March 31, 2022 and December 31, 2021, respectively (preference in liquidation of $46,713 at March 31, 2022 and December 31, 2021, respectively)	31,043	31,043
Total Redeemable Convertible Preferred Stock	66,023	66,023
Stockholders’ Deficit:
Common stock, $0.0001 par value; 22,000,000 shares authorized, 8,709,214 and 8,681,081 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	1	1
Additional paid-in capital	1,415	1,150
Accumulated other comprehensive income (loss)	112	(108)
Accumulated deficit	(34,607)	(18,647)
Total stockholders’ deficit	(33,079)	(17,604)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$57,491	$69,165

See accompanying notes to condensed consolidated financial statements (unaudited).

Voltus, Inc. and Subsidiary
Condensed Consolidated Statements of Operations
(in thousands, except shares and per share data)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Revenue	$3,505	$12,065
Cost of revenue	7,086	7,240
Gross (loss) profit	(3,581)	4,825

Operating expenses:
General and administrative	5,039	2,059
Research and development	1,888	559
Selling and marketing	5,548	1,797
Total operating expenses	12,475	4,415
(Loss) income from operations	(16,056)	410

Other income (expense):
Interest expense, net	(68)	(56)
Other income, net	175	—
Total other income (expense)	107	(56)
(Loss) income before income taxes	(15,949)	354
Provision for income taxes	(11)	(17)
Net (loss) income	$(15,960)	$337

Net (loss) per share (Note 9):
Less: net income attributable to participating securities	—	(177)
Net (loss) income attributable to common stockholders	$(15,960)	$160
Net (loss) income per share – basic	$(1.85)	$0.02
Net (loss) income per share – diluted	$(1.85)	$0.02

Weighted average shares outstanding (Note 9):
Weighted average shares – basic	8,603,941	8,334,567
Weighted average shares – diluted	8,603,941	9,510,538

See accompanying notes to condensed consolidated financial statements (unaudited).

Voltus, Inc. and Subsidiary
Condensed Consolidated Statements of Comprehensive Loss
(in thousands)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Net (loss) income	$(15,960)	$337
Foreign currency translation adjustments	220	36
Comprehensive (loss) income	$(15,740)	$373

See accompanying notes to condensed consolidated financial statements (unaudited).

Voltus, Inc. and Subsidiary
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Three Months Ended March 31, 2022 and 2021
(in thousands, except share data)
(Unaudited)

	Series A Redeemable Convertible Preferred Stock		Series B Redeemable Convertible Preferred Stock		Series C Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2021	5,343,640	$10,051	3,839,183	$24,929	1,113,395	$31,043	8,681,081	$1	$1,150	$(108)	$(18,647)	$(17,604)
Exercise of common stock options	—	—	—	—	—	—	14,633	—	26	—	—	26
Vesting of restricted stock awards	—	—	—	—	—	—	13,500	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	—	—	239	—	—	239
Foreign currency translation gain	—	—	—	—	—	—	—	—	—	220	—	220
Net loss	—	—	—	—	—	—	—	—	—	—	(15,960)	(15,960)
Balance as of March 31, 2022	5,343,640	$10,051	3,839,183	$24,929	1,113,395	$31,043	8,709,214	$1	$1,415	$112	$(34,607)	$(33,079)
	Series A Redeemable Convertible Preferred Stock		Series B Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance as of December 31, 2020	5,343,640	10,051	3,839,183	24,929	8,405,374	1	353	53	(8,830)	(8,423)
Exercise of common stock options	—	—	—	—	180,699	—	129	—	—	129
Vesting of restricted stock awards	—	—	—	—	6,274	—	—	—	—	—
Stock-based compensation	—	—	—	—	—	—	55	—	—	55
Foreign currency translation gain	—	—	—	—	—	—	—	36	—	36
Net income	—	—	—	—	—	—	—	—	337	337
Balance as of March 31, 2021	5,343,640	$10,051	3,839,183	$24,929	8,592,347	$1	$537	$89	$(8,493)	$(7,866)

See accompanying notes to condensed consolidated financial statements (unaudited).

Voltus, Inc. and Subsidiary
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities
Net (loss) income	$(15,960)	$337
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	476	359
Debt extinguishment losses	77	—
Stock-based compensation	239	55
Changes in operating assets and liabilities:
Accounts receivable	2,012	(67)
Unbilled receivables	(833)	(1,056)
Prepaid expenses and other assets	(1,712)	219
Accounts payable	2,227	778
Accrued capacity payments	(1,839)	215
Accrued expenses and other current liabilities	5,649	738
Deferred revenue	(41)	(945)
Other long-term liabilities	(163)	(18)
Net cash (used in) provided by operating activities	(9,868)	615
Cash flows from investing activities
Deposits for DER customer programs, net	2,499	294
Intangible assets	(418)	(277)
Acquisition of property and equipment	(508)	(1,053)
Net cash provided by (used in) investing activities	1,573	(1,036)
Cash flows from financing activities
Principal payments on term loan	(2,333)	(269)
Debt issuance costs – HSBC facility	(399)	—
Proceeds from exercise of stock options	26	129
Net cash used in financing activities	(2,706)	(140)
Effects of exchange rate changes on cash, cash equivalents, and restricted cash	236	70
Net change in cash, cash equivalents, and restricted cash	(10,765)	(491)
Cash, cash equivalents, and restricted cash at beginning of period	42,444	32,072
Cash, cash equivalents, and restricted cash at end of period	$31,679	$31,581
Supplemental disclosures of cash flow information:
Cash paid for interest	$67	$56

See accompanying notes to condensed consolidated financial statements (unaudited).

Voltus, Inc. and Subsidiary
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except par value and share data)

1.      Operations

Voltus, Inc. (“Voltus”) was incorporated in the State of Delaware on July 29, 2016 and is headquartered in San Francisco, California. Voltus Energy Canada LTD. (“Voltus Canada”) was incorporated under the Business Corporations Act in the province of British Columbia on November 15, 2017 with a registered office in Vancouver, British Columbia. Voltus and Voltus Canada are consolidated in the attached financial statements as Voltus, Inc. and Subsidiary (the “Company”).

The Company provides Distributed Energy Resource (“DER”) solutions to enterprises, utilities and electric power grid operators with a managed service DER resource that matches obligations in the form of megawatts (“MW”) that the Company agrees to deliver to utility customers and electric power grid operators, with supply, in the form of MW that are curtailed from the electric power grid through the Company’s arrangements with commercial and industrial end-users of energy (“Energy Consumers”) and energy technology partners (for example, microgrid developers) who use the Voltus platform to aggregate DERs at scale (“DER Partners”). When called upon by utilities and electric power grid operators to deliver contracted capacity, the Company uses its Virtual Operations Center to remotely manage and reduce electricity consumption across its network of Energy Consumers and DER Partners, making DER capacity available to utilities and electric power grid operators on demand (“DER Grid Services”), while helping Energy Consumers and DER Partners achieve energy savings, improve financial results and realize environmental benefits.

Agreement and Plan of Merger

On November 30, 2021, Broadscale Acquisition Corp. (“Broadscale”), Merger Sub, a wholly owned subsidiary of Broadscale, and Voltus entered into the Merger Agreement, pursuant to which, among other things, Merger Sub will merge with and into Voltus, with Voltus (“New Voltus”) being the surviving company and a wholly owned subsidiary of Broadscale.

On November 30, 2021, concurrently with the execution of the Merger Agreement, Broadscale entered into the Private Investment in Public Entity (“PIPE”) Subscription Agreements with the PIPE Investors, pursuant to which the PIPE Investors have collectively subscribed at a purchase price of $10.00 per share and $100 million in the aggregate for (i) 10 million shares of New Voltus Common Stock and (ii) in the case of certain third party PIPE Investors purchasing in excess of a specified number of shares of New Voltus Common Stock, an aggregate of 6,200,000 Closing Warrants exercisable for shares of New Voltus Common Stock.

As a result of the Merger, Broadscale will acquire 100% of the outstanding equity and equity equivalents of the Company (including options and other securities that have the right to acquire or convert into equity securities of the Company). In addition, the Company’s existing equity incentive plan, the Voltus 2016 Equity Incentive Plan, will be terminated; awards issued under the Voltus 2016 Equity Incentive Plan will be exchanged for awards issued under a new equity incentive plan, the 2022 Equity Incentive Plan, to be adopted by New Voltus. New Voltus will continue to operate under the Voltus management team, led by the Company’s Chief Executive Officer, Gregg Dixon.

The Merger remains subject to Broadscale Shareholder approval and provides that the obligations of Broadscale and Voltus to consummate the Merger is conditioned on, among other things, that as of the Closing, the Minimum Cash Condition is satisfied.

Liquidity

The Company has recurring net losses since inception, negative cash flows from operations and an accumulated deficit of $34,607 as of March 31, 2022. In 2022 and 2023, the Company projects to incur greater operating losses than in prior years while it makes investments in sales and marketing, software development, and other functions to achieve higher levels of growth in future years. Therefore, the Company expects to continue to incur operating losses and generate negative cash flows from operations until revenues reach a level sufficient to support ongoing operations. As a result of these conditions, there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued.

Voltus, Inc. and Subsidiary
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except par value and share data)

1.      Operations (cont.)

The attainment of profitable operations is dependent upon future events, including maintaining adequate financing to fulfill its development activities and achieving a level of revenues adequate to support the Company’s cost structure. The Company’s sources of liquidity to date have been predominantly from issuances of Redeemable Convertible Preferred Stock and to a lesser extent, issuances of debt. Most recently, the Company raised $31,043 from the issuance of Series C Redeemable Convertible Preferred Stock as described in Note 9 “Redeemable Convertible Preferred Stock” in notes to consolidated financial statements for the year ended December 31, 2021. On March 23, 2022, the Company entered into a loan and security agreement for a revolving line of credit in an aggregate principal amount not to exceed $30,000 for the issuance of letters of credit with HSBC Ventures USA Inc. as described in Note 7 “Debt”.

The Company is subject to risks common to other high growth technology companies operating in the DER industry including, but not limited to, the attraction of new customers, continued compliance with program requirements, development of new technological innovations by competitors, dependence upon key personnel, market acceptance of the Company’s services, protection of proprietary technology, the need for adequate financing to fund future operations, the successful marketing of the Company’s services and other loss contingencies (e.g. non-performance on revenue contracts).

If the Company does not generate sufficient revenues, achieve planned gross margins and operating profitability, control operating costs, or secure additional funding it may require the Company to modify, delay, or abandon some of its planned future expansion or development.

2.      Summary of Significant Accounting Policies

Basis of presentation

The accompanying condensed consolidated financial statements are presented in accordance with accounting standards generally accepted in the United States of America (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).

The accompanying condensed consolidated financial statements are unaudited. These financial statements and notes should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2021 and related notes. The accompanying unaudited condensed consolidated financial statements have been prepared in conformity U.S. GAAP for interim financial information. Accordingly, they do not include all of the financial information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, the unaudited condensed consolidated financial statements and notes have been prepared on the same basis as the audited consolidated financial statements for the year ended December 31, 2021 and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the Company’s financial position as of March 31, 2022, and for the three months ended March 31, 2022 and 2021. These interim periods are not necessarily indicative of the results to be expected for any other interim period or the full year.

COVID-19

The COVID-19 pandemic developed starting in 2020 and has continued to affect society throughout 2021 and now into 2022. Measures taken by various governments to contain the virus have affected economic activity. The Company has taken a number of measures to monitor and mitigate the effects of COVID-19, such as health and safety measures for the Company’s employees. The added cost of such measures was offset by savings on certain expense categories, such as lower personnel costs from delayed hiring and lower travel costs.

Additionally, the Company retained all of its essential personnel. The Company will continue to monitor the evolving situation closely, evaluate its potential exposure, follow the various government policies and advice and, in parallel, will do the utmost to continue operations in the safest way possible without jeopardizing the health of its employees.

Voltus, Inc. and Subsidiary
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except par value and share data)

2.      Summary of Significant Accounting Policies (cont.)

The Company is actively monitoring the continued impact COVID-19 is having on its customers’ receivable balances and overall business operations, however, the full impact on the Company from the pandemic, including the governmental and regulatory response, is unknown at this time and difficult to predict. More recently, new variants have emerged and may continue to emerge in the future. It is impossible to predict when these variants will emerge and what their impact will be. The Company provides a critical and essential service to its customers and the health and safety of its employees, contractors, and customers is its first priority. The Company is continuously monitoring and is working closely with essential Energy Consumers and DER Partners, utilities and electric grid operators to understand the continued impact the COVID-19 pandemic is having on its business, which can disrupt Energy Consumers’ and DER Partners’ performance. As the timing of new COVID-19 variants is unpredictable, the Company continues to monitor any potential disruptions and impacts on their business.

Principles of consolidation

These condensed consolidated financial statements reflect the consolidated accounts of the Company and its wholly owned subsidiary Voltus Canada after elimination of intercompany transactions and balances. Unless the context indicates otherwise, references to “we”, “us”, “our” and “the Company” mean Voltus, Inc. and its subsidiary.

Emerging growth company status

The Company is an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued after the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that (i) the Company is no longer an emerging growth company or (ii) the Company affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these condensed consolidated financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

Use of estimates

The preparation of the condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. Significant estimates made by management relate to revenue recognition and specifically the estimation and allocation of variable consideration, accrued capacity payments, measurement of transaction prices and constraints, allowance for doubtful accounts, fair value of financial instruments, useful lives of long-lived assets, the fair value of stock- based awards and realizability of deferred tax assets and related valuation allowance. The Company bases its estimates on historical experience and on various other assumptions believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities. Actual results could differ from those estimates.

Concentrations of credit risk

Financial instruments that could subject the Company to significant concentrations of credit risk principally consist of cash and cash equivalents, accounts receivable, and unbilled receivable. The Company maintains its cash and cash equivalent balances with highly rated financial institutions and as a result, such funds are subject to minimal credit risk. Further, the Company also maintains deposits with customers or restricted cash balances at banks that are withheld for specific performance requirements.

Voltus, Inc. and Subsidiary
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except par value and share data)

2.      Summary of Significant Accounting Policies (cont.)

Cash, cash equivalents and restricted cash

The Company considers cash and cash equivalents to include short-term, highly liquid investments that are readily convertible to known amounts of cash and so near their maturity that they present an insignificant risk of changes in value, including investments that mature within three months from the date of original purchase.

Cash equivalents consist primarily of money-market funds of a major financial institution, consisting predominantly of U.S. Government money market instruments. Restricted cash consists primarily of money-funds related to letter of credit amounts ascribed to performance guarantees for DER customer programs.

The following table shows the reconciliation of cash, cash equivalents and restricted cash as of March 31, 2022 and December 31, 2021:

	March 31, 2022	December 31, 2021
Cash and cash equivalents	$30,032	$41,645
Restricted cash	1,647	799
Total cash, cash equivalents and restricted cash	$31,679	$42,444

Disaggregation of revenue

The Company disaggregates revenue from contracts with customers by type of revenue stream, as it best depicts how the nature, amount, timing and uncertainty of revenue and cash flows are affected by economic factors.

The following table summarizes revenue from contracts with customers for the three-month periods ended March 31, 2022 and 2021:

	Three Months Ended March 31,
	2022	2021
DER Grid Services	$3,462	$11,968
Other Revenue	43	97
Total revenue	$3,505	$12,065

Transaction price allocated to future performance obligations

ASC 606 requires that the Company disclose the aggregate amount of transaction price that is allocated to performance obligations that have not yet been satisfied as of March 31, 2022. The guidance provides certain practical expedients that limit this requirement. The Company has various contracts that meet the following practical expedients provided by ASC 606:

1.      The performance obligation is part of a contract that has an original expected duration of one year or less.

2.      Revenue is recognized from the satisfaction of the performance obligations in the amount billable to the customer in accordance with ASC 606-10-55-18.

3.      The variable consideration is allocated entirely to a wholly unsatisfied performance obligation or to a wholly unsatisfied promise to transfer a distinct good or service that forms part of a single performance obligation in accordance with ASC 606-10-25-14(b), for which the criteria in ASC 606-10-32-40 have been met.

After considering the above practical expedients, the Company had utility contracts totaling approximately $21,131 as of March 31, 2022, which had unsatisfied performance obligations that will be satisfied in future periods. Of this amount, approximately $4,370 is expected to be recognized as revenue as these performance obligations are satisfied within the next 12 months. The remainder is expected to be recognized between April 1, 2023 and 2032 as applicable performance obligations are satisfied.

Voltus, Inc. and Subsidiary
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except par value and share data)

2.      Summary of Significant Accounting Policies (cont.)

In certain of the Company’s bilateral contracts, pricing for the applicable program season is agreed to in advance, and the Company needs to register the MW it commits to deliver in advance of the program season in the applicable energy market. If the Company fails to register all or part of the committed MWs at the inception of the contract, the Company can be liable under certain contracts for an up front non-performance payment which is determined using market rates at the time that registration is required.

In February of 2022, the Company did not meet the registration requirement for a certain customer contract for program seasons that run from June 2022 through May 2023, which resulted in an up-front payment to a certain customer equal to the registration shortfall (in MW) multiplied by the positive difference, if any, between the market rate at the date of the registration shortfall and the contract price. The market rate, which was announced in April 2022, was substantially higher than the contract price. Accordingly, the Company owed approximately $6,500 to the customer for the registration shortfall at March 31, 2022 and this was recorded as an accrued expense as of March 31, 2022, with a corresponding reduction in revenue. The amount was paid subsequent to March 31, 2022 but prior to the issuance of these interim financial statements. The Company has contractual bilateral obligations through May 2025 and anticipates that it will continue to contract for additional MWs through various bilateral partners. The Company could incur non-performance penalties associated with these contract years should the Company fail meet its commitments under these agreements.

Cost of revenues

As disclosed above, the Company incurred a non-performance payment of $6,500 due to failure to meet its commitments pursuant to a certain bilateral contract. Generally, the Company pays its Energy Consumers and DER Partners based on market rates and in these cases the market rate may exceed the revenue the Company earns pursuant to the bilateral contracts. To the extent the Company is unable to secure Energy Consumer and DER Partner agreements with different terms the Company may experience negative margin on certain contracts.

Deferred offering costs

The Company has capitalized qualified legal, accounting and other direct costs related to its proposed merger with Broadscale discussed in Note 1, Operations. Deferred offering costs are included in prepaid expenses and other current assets on the condensed consolidated balance sheet and will be deferred until the completion of the merger with Broadscale, at which time they will be deducted from New Voltus’s additional paid-in capital. If the Company terminates its planned merger or if there is a significant delay, all of the deferred costs will be immediately written off to operating expenses. As of March 31, 2022 and December 31, 2021, $5,027 and $3,461 of deferred offering costs, respectively, were capitalized and recorded within prepaid expenses and other current assets.

Other income, net

Other income, net includes insurance reimbursements and other income or expenses that are expected to be non-recurring and not part of our normal course of business.

New accounting pronouncements recently adopted

ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This standard simplifies the accounting for Income Taxes through the removal of various exceptions previously provided, as well providing additional reporting requirements for income taxes. For EGCs the amendments are effective for fiscal years beginning after December 15, 2021. The adoption of the standard as of January 1, 2022 did not have a material impact on the Company’s condensed consolidated financial statements.

Voltus, Inc. and Subsidiary
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except par value and share data)

3.      Property and Equipment

Property and equipment, net consisted of the following as of March 31, 2022 and December 31, 2021:

	March 31, 2022	December 31, 2021
DER equipment	$3,992	$3,507
Furniture and fixtures	18	15
Total	4,010	3,522
Less accumulated depreciation	(2,060)	(1,827)
Construction in progress	450	432
Property and equipment, net	$2,400	$2,127

Depreciation expense for the three months ended March 31, 2022 and 2021 was $229 and $187, respectively, of which, $226 and $185, respectively, is recorded directly to cost of revenues, while the remaining $3 and $2, respectively is recorded to general and administrative expense within the condensed consolidated statement of operations for the three months ended March 31, 2022 and 2021.

4.      Intangible Assets

The following table provides the gross carrying amount and related accumulated amortization of the Company’s definite-lived intangible assets as of March 31, 2022:

	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Remaining Useful Life (in years)
As of March 31, 2022:
Software development costs	$3,365	$(1,546)	$1,819	1.6
Intellectual property	26	(10)	16	9.2
Total intangible assets	$3,391	$(1,556)	$1,835

Capitalized software development costs are included in intangible assets in the condensed consolidated balance sheets. For the three months ended March 31, 2022 and 2021, the Company capitalized $419 and $223 of internal use software costs, respectively and amortized $218 and $147, respectively, of those costs to cost of goods sold in the condensed consolidated statement of operations. The software development costs include construction in process of $144 as of March 31, 2022.

Estimated amortization of intangible assets for future periods is as follows:

Total
Remainder of 2022	$669
2023	736
2024	393
2025	27
2026 and thereafter	10
Total	$1,835

Voltus, Inc. and Subsidiary
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except par value and share data)

5.      Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following as of March 31, 2022 and December 31, 2021:

	March 31, 2022	December 31, 2021
Deposits for DER customer programs, current	$6,423	$280
Deferred offering costs	5,027	3,461
Prepaid expenses	750	655
Deferred financing costs	399	2
Other current assets	86	30
Total prepaid expenses and other current assets	$12,685	$4,428

6.      Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following as of March 31, 2022 and December 31, 2021:

	March 31, 2022	December 31, 2021
Accrued refunds and adjustments	$8,626	$2,022
Accrued compensation	2,424	3,177
Accrued deferred offering costs	1,041	877
Accrued expenses	459	662
Accrued legal expenses	258	67
Other current liabilities	333	682
Total accrued expenses and other current liabilities	$13,141	$7,487

Accrued refunds and adjustments included $6,488 of liabilities for a non-performance payment as more fully described in Note 2.

7.      Debt

2020 Term Loan/Revolving line of credit

In February 2020, the Company entered into a loan and security agreement (the “Loan Agreement”) with Western Alliance Bank (the “Bank”). Under the Loan Agreement, the Company was granted a term loan totaling $3,500 (the “Term Loan”). The Term Loan carried interest at a rate per annum equal to 1.5% plus the bank’s prime rate. “Prime Rate” meant the greater of five percent (5%) or the Prime Rate published in the Money Rates section of the Western Edition of the Wall Street Journal, or such other rate of interest publicly announced from time to time by the Bank as its Prime Rate. Further, in an event of default, the Term Loan would bear interest at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the event of default. Interest accrued from the date of the closing and is payable monthly though maturity, February 2024. The Loan Agreement was secured by all personal property of the Company.

The Loan Agreement contained affirmative and negative covenants customarily applicable to borrowings, including covenants that, among other things, limited or restricted the ability of the Company to dispose any part of its business or property, engage in any change in business or change in control, engage in mergers and acquisitions, incur additional indebtedness, pay dividends or make other distributions, enter into transactions with affiliated persons, make investments, store the inventory or equipment of a third party, and make capital expenditures. In addition to the affirmative and negative covenants noted above, the agreement also included a financial covenant that required the Company’s liquidity to be equal to or greater than the greater of (i) Seven Hundred Fifty Thousand Dollars ($750,000)

Voltus, Inc. and Subsidiary
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except par value and share data)

7.      Debt (cont.)

and (ii) six (6) multiplied by the absolute value of average monthly earnings before income taxes, depreciation and amortization (“EBITDA”) loss for the trailing three months. The Loan Agreement also contained customary events of default, subject to thresholds and grace periods.

In connection with the Loan Agreement, the Company entered into a revolving line of credit with the Bank not to exceed $1,500 (“Revolver”). The Revolver matured the second anniversary of the closing date, February 2022. The Revolver carried interest at a rate per annum equal to 1.5% plus Prime Rate. The Revolver was secured by all personal property of the Company.

As of December 31, 2021, the outstanding Term Loan balance amounted to $2,333 of outstanding principal and no amounts were outstanding under the Revolver. The Term Loan is offset by $79 of debt issuance costs as of December 31, 2021. On January 4, 2022, the Company repaid the outstanding balance of the Term Loan of $2,333 and recognized a loss on extinguishment of $77 due to write-off of debt issuance costs when the Term Loan and Revolver were terminated. In February 2022, the Company terminated their Revolver with the Bank.

HSBC Facility

On March 23, 2022 (the “Closing Date”), the Company entered into a loan and security agreement (the “Loan Agreement”) with HSBC Ventures USA Inc., as lender (the “Bank”). The Loan Agreement provides for a revolving line of credit in an aggregate principal amount not to exceed $30,000 for the issuance of letters of credit (the “Revolving Line”). Beginning August 1, 2022, borrowings under the Revolving Line will be capped at an amount equal to the Company’s average trailing three-month gross revenue multiplied by six multiplied by trailing three-month gross retention rate. A gross retention rate is calculated as a percentage of gross revenue from end users whose contracts with the Company were renewed during a period divided by gross revenue at the beginning of such period. The Revolving Line has a maturity date of March 23, 2024 (the “Revolving Line Maturity Date”).

Extensions of credit under the Revolving Line bear interest at the greater of (a) the Prime Rate, being the rate of interest publicly announced from time to time by HSBC Bank USA, National Association as its prime rate in effect at its principal office in New York City, plus 0.75% and (b) 4.00%. The principal amount of all outstanding advances, the unpaid interest thereon, and all other obligations relating to the Revolving Line shall be immediately due and payable on the Revolving Line Maturity Date.

The Company must pay a commitment fee equal to 0.30% of the daily unused amount of the Revolving Line commitment, payable quarterly in arrears. The Company also must pay a $400 fee upon the earliest of a successful merger, change in control or termination of the Loan Agreement (a “Success Event”). Of the $400, $200 of such fee will be paid upon the close of a Success Event and $200 will be paid on the earlier of the Revolving Line Maturity Date or early termination of the Loan Agreement. If a Success Event does not happen, all the $400 will be paid on the earlier of the Revolving Line Maturity Date or early termination of the Loan Agreement. The Company also paid a $90 upfront fee at the Closing Date.

The Revolving Line is secured by substantially all of the Company’s assets (including intellectual property), except for certain customary exclusions. The Loan Agreement contains customary representations and warranties, as well as customary affirmative and negative covenants, including, among others, requirements as to financial reporting and insurance and restrictions on the Company’s ability to dispose of its business or property, to change its line of business, to liquidate or dissolve, to enter into any change in control transaction, to merge or consolidate with any other entity or to acquire all or substantially all the capital stock or property of another entity, to incur additional indebtedness, to incur liens on the its property, and to pay any dividends or other distributions on capital stock other than in certain permitted circumstances.

In addition, the Loan Agreement contains customary events of default that entitle the Bank to cause the Company’s indebtedness under the Loan Agreement to become immediately due and payable, and to exercise remedies against the Company and the collateral securing the Revolving Line, including the Company’s cash. Under the Loan Agreement,

Voltus, Inc. and Subsidiary
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except par value and share data)

7.      Debt (cont.)

an event of default will occur if, among other things, (i) the Company fail to make payments under the Loan Agreement, (ii) the Company breach any of its covenants under the Loan Agreement, subject to specified cure periods with respect to certain breaches, (iii) the Bank determines that a material adverse change has occurred, (iv) the Company or its assets become subject to certain legal proceedings, such as insolvency proceedings, (v) the Company is unable to pay its debts as they become due or (vi) the Company default on contracts with third parties which would permit the holder of indebtedness to accelerate the maturity of such indebtedness or that could have a material adverse change on the Company.

Upon the occurrence and for the duration of an event of default, an additional default interest rate equal to 2.0% per annum above the rate otherwise applicable will apply to all obligations owed under the Loan Agreement, and HSBC may without notice or demand declare all obligations immediately due and payable.

As of March 31, 2022, there was no outstanding letter of credit under the Revolving Line. The Company incurred $399 of debt issuance costs, including upfront fee of $90 and legal expenses of $309, for the HSBC facility in March 2022, which are included in prepaids and other current assets as deferred financing costs as of March 31, 2022 and will be reclassified as a direct deduction from the facility whenever a balance is outstanding and amortized and recognized as additional interest expense over the term of the facility.

8.      Common Stock

In accordance with the Series C ARCOI, Voltus is authorized to issue 22,000,000 shares of common stock, $0.0001 par value per share, of which 8,709,214 were issued and outstanding at March 31, 2022. The voting, dividend, and liquidation rights of the holders of the common stock are subject to and qualified by the rights, powers, and preferences of the holders of the preferred stock as detailed in the Series C ARCOI.

The holders of the Company’s common stock are entitled to one vote for each share of common stock held, subject to certain limitations pertaining to the preferred stock.

The Company has reserved shares of common stock for the conversion or exercise of the following securities:

March 31, 2022
Conversion of Series A	5,343,640
Conversion of Series B	3,839,183
Conversion of Series C	1,113,395
Vesting of restricted stock	43,053
Exercise of options	1,728,884
Total	12,068,155

9.      Net Income (Loss) Per Share

The computation of net income (loss) per share (“EPS”) is in accordance with ASC Topic 260, Earnings Per Share (“ASC Topic 260”). Under ASC Topic 260, basic net income (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period and excludes the effects of any potentially dilutive securities.

Net income (loss) per share is calculated using the two-class method in accordance with ASC Topic 260. The two-class method allocates earnings that otherwise would have been available to common shareholders to holders of participating securities. Management considers all series of our Convertible Preferred Stock to be participating securities due

Voltus, Inc. and Subsidiary
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except par value and share data)

9.      Net Income (Loss) Per Share (cont.)

to their rights to participate in dividends with Common Stock. As such, earnings allocated to these participating securities, which include participation rights in undistributed earnings, are subtracted from net income to determine total undistributed earnings to be allocated to common stockholders.

Basic and diluted net income (loss) per share were calculated as follows for the periods:

	Three Months Ended March 31,
	2022	2021
Numerator:
Net (loss) income	$(15,960)	$337
Less: net income allocated to participating securities	—	(177)
Net (loss) income allocated to common stockholders	$(15,960)	$160
Denominator:
Weighted average shares used in computing basic net (loss) income per share	8,603,941	8,334,567
Effect of dilutive securities:
Stock options	—	1,112,150
Restricted stock	—	63,821
Weighted average shares used in computing diluted net income (loss) per share	8,603,941	9,510,538
Net income (loss) per share – basic	$(1.85)	$0.02
Net income (loss) per share – diluted	$(1.85)	$0.02

The following common stock equivalents were excluded from the computation of diluted net income (loss) per share for the periods presented because including them would have been anti-dilutive (number of shares):

	March 31, 2022	March 31, 2021
Series A Redeemable Convertible Preferred Stock	5,343,640	5,343,640
Series B Redeemable Convertible Preferred Stock	3,839,183	3,839,183
Series C Redeemable Convertible Preferred Stock	1,113,395	—
Restricted stock	43,053	—
Stock options	1,179,308	—
Total	11,518,579	9,182,823

10.    Commitments and Contingencies

Letters of credit

As of March 31, 2022 and December 31, 2021, the Company was contingently liable under long term outstanding letters of credit for $1,647 and $799, respectively. The letters of credit are secured by deposits which are recorded in restricted cash within the condensed consolidated balance sheets.

Performance guarantees

The Company is subject to performance guarantee requirements under certain utility and electric power grid operator customer contracts and open market bidding program participation rules, which may be secured by cash or letters of credit. Cash deposited with customers in support of these performance guarantees at March 31, 2022 and December 31, 2021 were $8,663 and $10,880, respectively and has been classified as deposits for DER customer programs, noncurrent while the current portion is included in prepaid expenses and other current assets on the condensed consolidated balance sheets. These amounts primarily represent up-front payments required by utility and

Voltus, Inc. and Subsidiary
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except par value and share data)

10.    Commitments and Contingencies (cont.)

electric power grid operator customers as a condition of participation in certain DER customer programs and to ensure that the Company will deliver its committed capacity amounts in those programs. If the Company fails to meet its minimum committed capacity requirements, a portion or all of the deposits may be forfeited. The Company assessed the probability of default under these customer contracts and open market bidding programs and has determined the likelihood of default and loss of deposits to be remote.

As of March 31, 2022 and December 31, 2021, the Company accrued $8,626 and $2,022, respectively, for performance adjustments related to fees received for its contractual commitments and participation in certain DER customer programs. The Company believes that it is probable that these performance adjustments will be refunded to the utility or electric power grid operator. As the utility or electric power grid operator has the right to require repayment at any point at its discretion, the amount has been classified as a current liability within accrued expenses and other current liabilities on the condensed consolidated balance sheets.

In certain of the Company’s contracts with customers, pricing for the applicable program season is agreed to in advance, and the Company needs to register the MW it plans to deliver in advance of the program season with the applicable energy market. If the Company fails to register all or part of the promised MWs at the inception of the contract, there are risks and uncertainties to the Company that include, but are not limited to, incurring penalties and incurring payments back to the customer and these could be material. Furthermore, in some of the Company’s contracts with its Energy Consumers, the Energy Consumers are compensated for their service at the current market rate and increases in market rates can expose the Company to higher payments and accordingly, higher costs of revenues. The Company has contractual bilateral obligations through May 2025 and anticipates that it will continue to contract for additional MWs through various bilateral partners. The Company could incur non-performance penalties associated with these contract years should the Company fail to meet its commitments under these agreements.

Limited warranties

In general, the Company does not provide a warranty to customers. In certain contracts, the Company warrants that its services shall be conducted in a safe, good and workmanlike manner, in accordance with all applicable laws and shall be free from defects for one (1) year after the completion of services. Based on the Company’s operating history, the potential liability associated with warranties has been determined to be nominal.

Indemnification and other contingencies

The company has entered into indemnification agreements with its officers and directors that require the Company to indemnify such individuals for certain events or occurrences while each such officer or director is, or was, serving at the Company’s request in such capacity. The maximum potential amount of future payments the Company could be required to make is, in many cases, unlimited. The Company has directors’ and officers’ liability insurance coverage that limits its exposure and enables the Company to recover a portion of any future amounts paid.

As of March 31, 2022 and December 31, 2021, the Company had not experienced any material losses related to these indemnification obligations, and no material claims with respect thereto were outstanding. The Company does not expect significant claims related to these indemnification obligations and, consequently, concluded that the fair value of these obligations is negligible, and no related reserves were established.

Legal matters

From time to time, the Company may become involved in litigation arising from the ordinary course of business with its customers and employees. As of March 31, 2022 and December 31, 2021, management believes that there are no claims or actions pending against the Company currently, the ultimate disposition of which would have a material adverse effect on the Company’s condensed consolidated results of operation, financial condition or cash flows. Management updates its assessment each reporting period and updates amounts accrued and disclosed accordingly.

Voltus, Inc. and Subsidiary
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except par value and share data)

10.    Commitments and Contingencies (cont.)

Regulatory matters

From time to time, the Company is involved in responding to inquiries and requests from regulators, including the Federal Energy Regulatory Commission (FERC). The Company is currently responding to an investigation by FERC regarding Voltus’s participation in Midcontinent Independent System Operator programs from 2017 forward. The Company is cooperating with and responding to FERCs requests and to date has not received any findings. If an adverse outcome were to occur, the Company could be subject to civil and criminal penalties, disgorgement of profits, and incur legal and administrative costs, which could have a material adverse effect on the Company’s results of operations and financial condition. The Company currently believes an adverse outcome on this matter is neither probable nor remote.

11.    Income Taxes

For the three months ended March 31, 2022 and 2021, the Company recorded an income tax provision of $11 and $17, respectively, representing an effective tax rate of (0.07)% and (4.8)%, respectively. The income tax provision is primarily attributable to the year-to-date pre-tax income earned by the Company’s Canadian subsidiary. The difference in the statutory tax rate and effective tax rate is primarily a result of the jurisdictional mix of earnings and the valuation allowance recorded against the Company’s US deferred tax assets. The Company maintains a valuation allowance against certain deferred tax assets that are not more-likely-than-not realizable.

12.    Concentrations

The Company has a potential concentration of credit risk in that it maintains deposits with financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation (“FDIC”). The maximum deposit insurance amount is $250 for interest and non-interest-bearing accounts, which is applied per depositor, per insured bank for each account ownership category. As of March 31, 2022, the Company had $20,179 in excess of FDIC limits. Deposits held in foreign bank accounts totaled approximately $10,448 and $9,307 as of March 31, 2022 and December 31, 2021, respectively. Foreign bank accounts are subject to foreign currency risk and insured based on foreign bank account’s deposit protection formulas.

The following table sets forth information as to each utility or electric grid operator that accounted for 10% or more of the Company’s revenue (before a transaction price adjustment of ($6,488) for a non-performance payment as more fully described in Note 2) as of March 31, 2022:

March 31, 2022
Customer A	30%
Customer B	21%
Customer C	12%

The following table sets forth information as to each utility or electric grid operator that accounted for 10% or more of the Company’s accounts receivable as of March 31, 2022:

Voltus, Inc. and Subsidiary
Notes to Unaudited Condensed Consolidated Financial Statements
(in thousands, except par value and share data)

12.    Concentrations (cont.)

March 31, 2022
Customer A	17%
Customer B	12%
Customer C	12%
Customer D	11%
Customer E	10%

Geographical data

The following table sets forth information as to revenue recorded by geographical area for the three months ended March 31, 2022:

March 31, 2022
United States	$468
Canada	3,037
Total	$3,505

The following table sets forth information as to net assets by geographical area for the three months ended March 31, 2022:

March 31, 2022
United States	$33,171
Canada	(227)
Total	$32,944

13.    Employee Benefit Plan

The Company has a 401(k) defined contribution plan (the “401(k) Plan”) for substantially all of its employees. Eligible employees may make contributions to the 401(k) Plan up to statutory limits. Starting January 1, 2020, the Company instituted a 4% match for employee contributions to the 401(k) Plan. The Company recorded matching contribution expenses of $264 and $100 for the three months ended March 31, 2022 and 2021, respectively.

14.    Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were available to be issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

As discussed in Notes 1 and 2, the Company made non-performance payments of approximately $6,488 in June 2022.

Subsequent to quarter end the Company issued letters of credit under the HSBC credit facility totaling $20,000. The Company had no outstanding borrowings and had $10,000 available under the HSBC credit facility for future borrowings or issuances of additional letters of credit.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

BROADSCALE ACQUISITION CORP.,

VELOCITY MERGER SUB INC.

and

VOLTUS, INC.

dated as of November 30, 2021

A-i

A-ii

A-iii

A-iv

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of November 30, 2021 (this “Agreement”), is made and entered into by and among Broadscale Acquisition Corp., a Delaware corporation (“Acquiror”), Velocity Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and Voltus, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Delaware corporation and incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly formed, wholly owned, direct subsidiary of Acquiror and was formed for the sole purpose of the Merger (as defined below);

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (“DGCL”), (a) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a wholly owned subsidiary of Acquiror (the “Merger”) and (b) Acquiror will change its name to “Voltus Technologies, Inc.”;

WHEREAS, upon the Effective Time, each Company Option (as defined below) that is then outstanding will be converted into the right to receive an Acquiror Option (as defined below), subject to certain exceptions and conditions as set forth in this Agreement;

WHEREAS, upon the Effective Time, each Company RSU Award (as defined below) that is then outstanding will be converted into the right to receive an Acquiror RSU Award (as defined below), subject to certain exceptions and conditions as set forth in this Agreement;

WHEREAS, each of the parties hereto intends that, for United States federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations, with respect to which each of Acquiror, Merger Sub, and the Company are a “party to a reorganization” under Section 368(b) of the Code, and this Agreement is intended to constitute a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) (the “Intended Tax Treatment”);

WHEREAS, the Board of Directors of the Company has (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement and the other documents to which the Company is a party contemplated hereby, (b) approved the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby, and (c) recommended the adoption and approval of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby by the Company’s stockholders;

WHEREAS, each of the Boards of Directors of Acquiror and Merger Sub has (a) determined that it is in the best interests of Acquiror and Merger Sub, and their respective stockholders, as applicable, and declared it advisable, to enter into this Agreement and the other documents to which Acquiror or Merger Sub is a party contemplated hereby, (b) approved the execution, delivery and performance by Acquiror or Merger Sub, as applicable, of this Agreement and the other documents to which Acquiror or Merger Sub is a party contemplated hereby and the transactions contemplated hereby and thereby, and (c) recommended the adoption and approval of this Agreement and the other documents to which Acquiror or Merger Sub is a party contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror Stockholders and the sole stockholder of Merger Sub, as applicable;

WHEREAS, Acquiror, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

Annex A-1

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, Acquiror shall provide an opportunity to its stockholders to have their outstanding shares of Acquiror Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Stockholder Approval (as defined below);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor, Acquiror and the Company entered into an agreement (the “Sponsor Side Letter”) pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, on or prior to the date hereof, Acquiror entered into Subscription Agreements (as defined below) with PIPE Investors (as defined below) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors agreed to purchase from Acquiror shares of Acquiror Class A Common Stock and, if applicable, Closing Warrants for an aggregate purchase price of at least the Committed PIPE Investment Amount (as defined below), such purchases to be consummated prior to or substantially concurrently with the Closing;

WHEREAS, at the Closing, Acquiror, the Class B Holders, certain equityholders of the Company, and certain of their respective Affiliates shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) in the form attached hereto as Exhibit C (with such changes as may be agreed in writing by Acquiror and the Company), which shall be effective as of the Closing;

WHEREAS, at the Closing, Acquiror, Sponsor and the Major Company Stockholders (as defined below) shall enter into a Lock-Up Agreement in the form attached hereto as Exhibit D (with such changes as may be agreed in writing by Acquiror and the Company) (the “Lock-Up Agreement”);

WHEREAS, prior to the consummation of the Merger, Acquiror shall, subject to obtaining the Acquiror Stockholder Approval, adopt the amended and restated certificate of incorporation in the form set forth on Exhibit A to provide for, among other things, an increase to the number of Acquiror’s authorized shares of Acquiror Common Stock in connection with the Merger; and

WHEREAS, prior to the consummation of the Merger, Acquiror will adopt the amended and restated bylaws in the form set forth on Exhibit B.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:

“2021 Audited Financial Statements” has the meaning specified in Section 6.3(d).

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Class A Common Stock” means Class A Common Stock, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means Class B Common Stock, par value $0.0001 per share, of Acquiror.

“Acquiror Common Share” means a share of Acquiror Common Stock.

“Acquiror Common Stock” means, collectively, Acquiror Class A Common Stock and Acquiror Class B Common Stock.

“Acquiror Cure Period” has the meaning specified in Section 10.1(g).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article V.

“Acquiror ESPP Proposal” has the meaning specified in Section 8.2(b)(ii).

Annex A-2

“Acquiror Financial Statements” has the meaning specified in Section 5.6(d).

“Acquiror Incentive Plan Proposal” has the meaning specified in Section 8.2(b)(ii).

“Acquiror Option” has the meaning specified in Section 3.3(a).

“Acquiror Private Placement Warrant” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor.

“Acquiror Public Warrant” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) that was included in the units sold as part of Acquiror’s initial public offering.

“Acquiror RSU” means a restricted stock unit constituting the right to be issued a share of Acquiror Common Stock upon vesting.

“Acquiror RSU Award” means an award of Acquiror RSUs.

“Acquiror SEC Filings” has the meaning specified in Section 5.5.

“Acquiror Securities” has the meaning specified in Section 5.12(a).

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Common Stock to redeem all or a portion of the shares of Acquiror Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.

“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“Acquiror Stockholder Approval” means the approval of those Transaction Proposals identified in Section 8.2(b)(ii), at an Acquiror Stockholders’ Meeting duly called by the Board of Directors of Acquiror and held for such purpose.

“Acquiror Stockholders” means the stockholders of Acquiror as of immediately prior to the Effective Time.

“Acquiror Stockholders’ Meeting” has the meaning specified in Section 8.2(b)(i).

“Acquiror Transaction Expenses” means the (i) deferred underwriters’ commissions from Acquiror’s initial public offering and (ii) the following out-of-pocket fees and expenses paid or payable by Acquiror or its Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (a) all documented fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) fifty percent (50%) of the filing fees incurred in connection with making any filings under Section 8.1, (c) all fees and expenses incurred in connection with preparing and filing the Registration Statement, the Proxy Statement or the Proxy Statement/Registration Statement under Section 8.2 and obtaining approval of the Nasdaq under Section 7.3, (d) repayment of any Working Capital Loans and (e) any other reasonable and documented fees and expenses as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby, in each case of clauses (a) through (e), solely to the extent such fees and expenses are incurred and unpaid as of the Closing. Acquiror Transaction Expenses shall not include any fees and expenses of Acquiror Stockholders (other than Working Capital Loans).

“Acquiror Warrant Agreement” means the Warrant Agreement, dated as of February 11, 2021, between Acquiror and the Trustee, as warrant agent.

“Acquiror Warrants” means the Acquiror Public Warrants and the Acquiror Private Placement Warrants.

“Acquisition Proposal” means, with respect to the Company and its Subsidiaries, other than the transactions contemplated hereby and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of the Company and its Subsidiaries or (ii) 15% or more of any class

Annex A-3

of equity or voting securities of (x) the Company or (y) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries, or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the sale or disposition of (i) the Company or (ii) one or more Subsidiaries of the Company holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of the Company and its Subsidiaries.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation, inquiry, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Agreements” has the meaning specified in Section 4.12(a)(vi).

“Aggregate Merger Consideration” means a number of Acquiror Common Shares equal to the quotient obtained by dividing (i) the Base Purchase Price by (ii) $10.00.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 10.1(e).

“Amendment Proposal” has the meaning specified in Section 8.2(b)(ii).

“Ancillary Agreements” means the Written Consent, the Confidentiality Agreement, the Sponsor Side Letter and the other documents delivered pursuant to this Agreement.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anti-Money Laundering Laws” means all applicable laws, regulations, administrative orders, and decrees concerning or relating to the prevention of money laundering or countering the financing of terrorism, including, without limitation, the Currency and Financial Transactions Reporting Act of 1970, as amended by the USA PATRIOT Act of 2001, which legislative framework is commonly referred to as the “Bank Secrecy Act,” and the rules and regulations thereunder.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Audited Financial Statements” has the meaning specified in Section 4.8(a)(i).

“Available Acquiror Cash” has the meaning specified in Section 9.3(c).

“Base Purchase Price” means $750,000,000.

Annex A-4

“BCA Proposal” has the meaning specified in Section 8.2(b)(ii).

“Broadscale PIPE Investor” means a PIPE Investor that is set forth on Section 1.1(a) of the Acquiror Disclosure Letter or an Affiliate of any such PIPE Investor to whom the applicable Subscription Agreement with such PIPE Investor is assigned to in accordance with its terms after the date of this Agreement.

“Broadscale SPAC Parties” has the meaning specified in Section 11.18(a).

“Business Combination” has the meaning set forth in Article II of Acquiror’s Governing Documents as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“CARES Act” has the meaning specified in Section 4.15(m).

“Change of Control” means any transaction or series of transactions (a) following which a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons (other than Acquiror, the Surviving Corporation or any of their respective Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in Acquiror, the Surviving Corporation or any of their respective Subsidiaries, (b) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (i) the members of the Board of Directors of Acquiror or the Surviving Corporation immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the Board of Directors of the company surviving the combination or, if the surviving company is a Subsidiary, the ultimate parent thereof or (ii) the voting securities of Acquiror, the Surviving Corporation or any of their respective Subsidiaries immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person resulting from such combination or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (c) the result of which is a sale of all or substantially all of the assets of Acquiror or the Surviving Corporation to any Person.

“Class B Holders” means holders of shares of Acquiror Class B Common Stock prior to the Merger.

“Closing” has the meaning specified in Section 2.3(a).

“Closing Date” has the meaning specified in Section 2.3(a).

“Closing Warrant” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) that was sold to certain PIPE Investors as part of the PIPE Investment.

“Code” has the meaning specified in the Recitals hereto.

“Collective Bargaining Agreement” means any collective bargaining agreement or any other labor-related agreement or arrangement with any labor or trade union, employee representative body, works council or labor organization, in each case to which the Company or its Subsidiaries is party or by which it is bound.

“Committed PIPE Investment Amount” has the meaning specified in Section 5.12(e).

“Company” has the meaning specified in the Preamble hereto.

“Company Award” means a Company Option or a Company RSU Award.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” means the common stock, par value $0.0001 per share, of the Company.

Annex A-5

“Company Cure Period” has the meaning specified in Section 10.1(e).

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), the first and second sentences of Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization of the Company), Section 4.7 (Capitalization of Subsidiaries) and Section 4.16 (Brokers’ Fees).

“Company Incentive Plan” means the Company’s 2016 Equity Incentive Plan, as amended.

“Company Indemnified Parties” has the meaning specified in Section 7.7(a).

“Company IT Systems” means any computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems and services (including so-called SaaS/PaaS/IaaS services), that are owned or controlled by, or relied upon in the conduct of the business of, the Company or its Subsidiaries.

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of the Company to consummate the Merger; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (i) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (ii) any change in interest rates or economic, political, business or financial market conditions generally, (iii) the taking of any action required by this Agreement, (iv) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic or change in climate, (v) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (vi) any failure of the Company to meet any projections or forecasts (provided that this clause (vi) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (vii) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (viii) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (viii) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto), (ix) any matter set forth on the Company Disclosure Letter that would not reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (x) any action taken by the Company or its Subsidiaries at the written request of, Acquiror or Merger Sub; provided, further, that any Event referred to in clauses (i), (ii), (iv), (v) or (vii) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations, but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Option” means an option to purchase shares of Company Common Stock granted under the Company Incentive Plan.

“Company Owned IP” means the Intellectual Property owned or purported to be owned by the Company and its Subsidiaries.

“Company Owned Software” has the meaning specified in Section 4.21(h).

Annex A-6

“Company Preferred Stock” means the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of the Company.

“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Company Restricted Stock” has the meaning specified in Section 4.6(a).

“Company RSU” means a restricted stock unit constituting the right to be issued a share of Company Common Stock upon vesting.

“Company RSU Award” means an award of Company RSUs granted under the Company Incentive Plan.

“Company Stockholder Approval” has the meaning specified in Section 4.3(a).

“Company Stockholder Approval Deadline” means 5:00 p.m. Eastern Time on the first (1st) Business Day after the date of this Agreement.

“Company Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (a) all documented fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) fifty percent (50%) of the filing fees incurred in connection with making any filings under Section 8.1, (c) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable by the Company or any of its Subsidiaries to any current or former employee (including any amounts due under any consulting agreement with any such former employee), independent contractor, officer, or director of the Company or any of its Subsidiaries as a result of the transactions contemplated hereby (and not tied to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom, (d) Transfer Taxes, (e) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, by the Company or any of its Subsidiaries to any Affiliate of the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Affiliate Agreement and (f) any other reasonable and documented fees and expenses as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby, in each case of clauses (a) through (f), solely to the extent such fees and expenses are incurred and unpaid as of the Closing. Company Transaction Expenses shall not include any fees and expenses of the Company’s stockholders.

“Confidentiality Agreement” means the Non-Disclosure Agreement entered into by Acquiror and the Company on February 26, 2021.

“Constituent Corporations” has the meaning specified in Section 2.1(a).

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Copyleft Terms” means use, modification and/or distribution of any Open Source Materials in a manner that, pursuant to the applicable Open Source License, requires that such Open Source Materials, or other software incorporated into, derived from, linked to, or used or distributed with such Open Source Materials (i) be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (iv) be redistributable at no license fee. Open Source Licenses that incorporate Copyleft Terms include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“D&O Indemnified Parties” has the meaning specified in Section 7.7(a).

“DGCL” has the meaning specified in the Recitals hereto.

“Director Proposal” has the meaning specified in Section 8.2(b)(ii).

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

Annex A-7

“Dissenting Shares” has the meaning specified in Section 3.6.

“Dollars” or “$” means lawful money of the United States.

“Earnout Catch Up Ratio” means the Series C Liquidation Preference minus the Exchange Ratio; provided that if Section 3.1(a)(iii) would result in the right to receive an issuance of more than 10,000,000 Earnout Shares in the aggregate, the Earnout Catch Up Ratio shall be adjusted such that the right to receive an issuance of no more than 10,000,000 Earnout Shares in the aggregate is established pursuant to Section 3.1(a)(iii).

“Earnout Shares” means the shares of Acquiror Common Stock, if any, issued pursuant to Section 3.4.

“Effective Time” has the meaning specified in Section 2.3(b).

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“Equity Incentive Plan” has the meaning specified in Section 7.1(a).

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ESPP” has the meaning specified in Section 7.1(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.2(a).

“Exchange Ratio” means, with respect to each share of Series A Preferred Stock, Series B Preferred Stock and Company Common Stock (other than Treasury Shares) or shares of Company Common Stock issuable upon (i) exercise of a Company Option or (ii) vesting of a Company RSU Award, the quotient obtained by dividing (a) the Remaining Merger Consideration by (b) the Remaining Aggregate Fully Diluted Company Shares.

“Export Approvals” has the meaning specified in Section 4.26(a).

“FERC” has the meaning specified in Section 4.29.

“Financial Statements” has the meaning specified in Section 4.8(a)(ii).

“First Earnout Achievement Date” has the meaning specified in Section 3.4(a).

“FPA” has the meaning specified in Section 4.29.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, regional, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal, and any quasi-governmental regulatory body, including, a regional transmission organization or independent system operator.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

Annex A-8

“Hazardous Material” means any (a) pollutant, contaminant, chemical, (b) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos-containing material, (e) polychlorinated biphenyl, (f) chlorofluorocarbons, (g) per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs) and (h) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Intellectual Property” means all intellectual property and industrial property rights of every kind and description throughout the world, including U.S. and foreign: (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (b) trademarks, logos, service marks, trade dress, trade names, slogans, internet domain names, and other similar designations of source or origin, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing, (c) copyrights and copyrightable subject matter, including such corresponding rights in software and other works of authorship, (d) rights in algorithms, databases, compilations and data, (e) trade secrets and all other confidential and proprietary information, know-how, proprietary processes, formulae, models, and methodologies, (f) rights of publicity, privacy, and rights to personal information, (g) moral rights and rights of attribution and integrity, (h) social media addresses and accounts and usernames, account names and identifiers and (i) all applications and registrations, and any renewals, extensions and reversions, for the foregoing.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Period” has the meaning specified in Section 6.1.

“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including, but not limited to, the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the Internal Revenue Service.

“JOBS Act” has the meaning specified in Section 5.6(a).

“Labor Organization” has the meaning specified in Section 4.14(a).

“Latham” has the meaning specified in Section 11.18(b).

Annex A-9

“Latham Privileged Communications” has the meaning specified in Section 11.18(b).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by the Company or any of its Subsidiaries.

“Legal Proceedings” has the meaning specified in Section 4.10.

“Letter of Transmittal” has the meaning specified in Section 3.2(b).

“Licenses” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, options, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Lock-Up Agreement” has the meaning specified in the Recitals hereto.

“Major Company Stockholder” means each of the holders of Company Capital Stock set forth on Section 1.1(a) of the Company Disclosure Letter.

“Merger” has the meaning specified in the Recitals hereto.

“Merger Certificate” has the meaning specified in Section 2.1(a).

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger Sub Capital Stock” means the shares of the common stock, par value $0.0001 per share, of Merger Sub.

“Modification in Recommendation” has the meaning specified in Section 8.2(b)(ii).

“Multiemployer Plan” has the meaning specified in Section 4.13(c).

“Nasdaq” has the meaning specified in Section 5.6(c).

“Nasdaq Proposal” has the meaning specified in Section 8.2(b)(ii).

“Offer Documents” has the meaning specified in Section 8.2(a)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License.

“Open Source Materials” means any software subject to an Open Source License.

“Owned Real Property” means all real property owned in fee simple by the Company or any of its Subsidiaries.

“PCAOB Financial Statements” has the meaning specified in Section 6.3(a).

“Per Share Merger Consideration” means the product obtained by multiplying (i) the Exchange Ratio by (ii) $10.00.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights

Annex A-10

of the respective lessors with respect thereto, including any Lien on the lessor’s interest therein and statutory landlord liens securing payments not yet due, and (B) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries and (x) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole.

“Permitted Transaction” has the meaning specified in Section 6.1(i).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“PIPE Investment” means the purchase of shares of Acquiror Class A Common Stock, and with respect to certain PIPE Investors, Closing Warrants pursuant to the Subscription Agreements.

“PIPE Investment Amount” means the aggregate gross purchase price received by Acquiror prior to or substantially concurrently with Closing for the shares in the PIPE Investment.

“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Subscription Agreements.

“Privacy and Cybersecurity Requirements” has the meaning specified in Section 4.22(a).

“Prospectus” has the meaning specified in Section 11.1.

“Proxy Statement” has the meaning specified in Section 8.2(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 8.2(a)(i).

“Q3 2021 Financial Statements” has the meaning specified in Section 6.3(c).

“Real Property Leases” has the meaning specified in Section 4.20(a)(iii).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 8.2(a)(i).

“Remaining Aggregate Fully Diluted Company Shares” means, without duplication, (a) the aggregate number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the Effective Time or (ii) issuable upon, or subject to, the exercise or settlement of Company Awards (whether or not then vested or exercisable) that are outstanding immediately prior to the Effective Time, plus (b) the aggregate number of shares of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time, plus (c) the aggregate number of shares of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time minus (d) a number of shares of Company Common Stock equal to (A) the aggregate exercise price of the Company Options described in subclause (ii) above divided by (B) the Per Share Merger Consideration.

“Remaining Merger Consideration” means the Aggregate Merger Consideration minus the Series C Issuance.

Annex A-11

“Requisite Company Stockholders” means holders of at least (i) a majority of the outstanding shares of Company Capital Stock entitled to vote and (ii) a majority of the outstanding shares of Company Preferred Stock, voting together as a single class on an as-converted basis, each of which or whom is an “accredited investor” as defined in Rule 501 of Regulation D under the Securities Act.

“Resale Registration Statement” has the meaning specified in Section 8.2(a)(i).

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (a) any Person identified in any sanctions-related list of designated Persons maintained by (i) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State, (ii) Her Majesty’s Treasury of the United Kingdom, (iii) any committee of the United Nations Security Council or (iv) the European Union, (b) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country and (c) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (a) or (b), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“SEC Statement” has the meaning specified in Section 1.2(h).

“Second Earnout Achievement Date” has the meaning specified in Section 3.4(b).

“Secured Loan Agreement” means that certain Loan and Security Agreement, dated as of February 20, 2020, by and among the Company and Voltus Energy Canada Ltd., a British Columbia corporation and a wholly owned Subsidiary of the Company, collectively as the borrowers, and Western Alliance Bank, an Arizona corporation, as bank, as amended, restated, amended and restated, supplemented, modified or repaid in a manner necessary to satisfy the conditions in Section 6.7.

“Secured Payoff Amount” has the meaning specified in Section 6.7.

“Secured Payoff Letter” has the meaning specified in Section 6.7.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” has the meaning specified in Section 4.6(a).

“Series B Preferred Stock” has the meaning specified in Section 4.6(a).

“Series C Issuance” has the meaning specified in Section 3.1(a)(i).

“Series C Liquidation Preference” means in respect of each share of Series C Preferred Stock, 4.195485 Acquiror Common Shares.

“Series C Preferred Stock” has the meaning specified in Section 4.6(a).

“Skadden” has the meaning specified in Section 11.18(a).

“Skadden Privileged Communications” has the meaning specified in Section 11.18(a).

“Sponsor” means Nokomis ESG Sponsor, LLC, a Delaware limited liability company.

“Sponsor Side Letter” has the meaning specified in the Recitals hereto.

Annex A-12

“Stockholder Notice” has the meaning specified in Section 8.2(c)(ii).

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning specified in Section 2.1(b).

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, and, in each case, including any interest, penalty, or addition thereto.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(g).

“Terminating Company Breach” has the meaning specified in Section 10.1(e).

“Third Earnout Achievement Date” has the meaning specified in Section 3.4(c).

“Title IV Plan” has the meaning specified in Section 4.13(c).

“Top C&I Customers” has the meaning specified in Section 4.28(a).

“Top U&G Customers” has the meaning specified in Section 4.28(a).

“Top Vendors” has the meaning specified in Section 4.28(a).

“Trading Day” means any day on which shares of Acquiror Common Stock are actually traded on the principal securities exchange or securities market on which shares of Acquiror Common Stock are then traded.

“Transaction Proposals” has the meaning specified in Section 8.2(b)(ii).

“Transfer Taxes” has the meaning specified in Section 8.4

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“Treasury Share” has the meaning specified in Section 3.1(a).

“Trust Account” has the meaning specified in Section 11.1.

“Trust Agreement” has the meaning specified in Section 5.8.

“Trustee” has the meaning specified in Section 5.8.

“Unaudited Financial Statements” has the meaning specified in Section 4.8(a)(ii).

“Voltus Group” has the meaning specified in Section 11.18(b).

“Voting Agreement” means the Second Amended and Restated Voting Agreement, dated as of May 10, 2021, by and among the Company, certain holders of Company Preferred Stock and the Key Holders (as defined therein).

“VWAP” means, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable),

Annex A-13

and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day or multi-day period (as applicable) as reasonably determined by the Board of Directors of Acquiror.

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

“Written Consent” has the meaning specified in Section 8.2(c)(i).

Section 1.2. Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Exhibit” or “Section” refer to the specified Article, Exhibit or Section of this Agreement, (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable); provided that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of Acquiror, Article V as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.

(f) Except as otherwise specifically provided herein, to the extent this Agreement refers to information or documents having been “made available” (or words of similar import) by or on behalf of one or more parties to another party hereto, such obligation shall be deemed satisfied if (i) such one or more parties hereto or a Person acting on its behalf made such information or document available (or delivered or provided such information or document) in the electronic data room hosted by Donnelly Financial Solutions and labeled “Project Velocity” or to such other Person acting on its behalf prior to 9:00 a.m. Eastern time on the date that is two (2) full Business Days prior to the date of this Agreement or (ii) such information or document is publicly available prior to 9:00 a.m. Eastern time on the date that is two (2) full Business Days prior to the date of this Agreement in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC and not subject to any redactions or omissions.

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(g) The parties to this Agreement agree and acknowledge that they have been represented by counsel during, and have participated jointly in, the negotiation, drafting and execution of this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties to this Agreement, and the parties to this Agreement irrevocably waive the application of any Law, holding or rule of construction favoring or disfavoring any party to this Agreement by virtue of the authorship of any provision of this Agreement.

(h) Notwithstanding anything to the contrary herein, no representation or warranty by Acquiror in this Agreement shall apply to any statement or information in the Acquiror SEC Filings that relates to the topics referenced in the SEC’s “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” issued on April 12, 2021 or to other accounting matters related to initial public offering securities or expenses as to which the SEC or the Acquiror’s audit firm has issued, adopted, recommended in writing (with such recommendation being directed to the Acquiror, in the case of the Acquiror’s audit firm) or implemented (with such implementation relating to the Acquiror, in the case of the Acquiror’s audit firm) a statement, guidance, interpretation or change in presentation after the date Acquiror’s initial public offering (collectively, the “SEC Statement”), nor shall any correction, amendment or restatement of Acquiror Financial Statements due wholly or in part to the SEC Statement, nor any other effects that relate to or arise out of, or are in connection with or in response to, the SEC Statement or any changes in accounting or disclosure related thereto, be deemed to be a breach of any representation or warranty by Acquiror. The Company acknowledges and agrees that Acquiror continues to review the SEC Statement and its implications, including on the financial statements and other information included in the Acquiror SEC Filings, and any restatement, revision or other modification of the Acquiror SEC Filings relating to or arising from such SEC Statement, shall be deemed not material and not to have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror to consummate the transactions contemplated by this Agreement, for purposes of this Agreement.

Section 1.3. Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror shall mean the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

Article II

THE MERGER; CLOSING

Section 2.1. The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation in the Merger. The Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “Merger Certificate”), executed by the Constituent Corporations in accordance with the relevant provisions of the DGCL, such Merger to be effective as of the Effective Time.

(b) Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL, as a wholly owned subsidiary of Acquiror.

Section 2.2. Effects of the Merger. At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by

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any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

Section 2.3. Closing; Effective Time.

(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall be effected by the exchange of signatures by electronic transmission, or, if such exchange is not practicable, shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York 10001, at 10:00 a.m. (New York time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

(b) Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub, and the Company shall cause the Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in each of the Merger Certificate (the “Effective Time”).

Section 2.4. Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered to Acquiror:

(i) a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been satisfied;

(ii) the written resignations of all of the directors and officers of the Company (other than any such Persons identified as initial directors and officers of the Surviving Corporation, in accordance with the provisions of Section 2.6), effective as of the Effective Time;

(iii) the Registration Rights Agreement, duly executed by certain equityholders of the Company and Voltus Technologies, Inc.;

(iv) the Lock-Up Agreement, duly executed by the Major Company Stockholders and Voltus Technologies, Inc.;

(v) evidence that all Affiliate Agreements (other than those set forth on Section 6.4 of the Company Disclosure Letter) have been terminated or settled at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries; and

(vi) a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2, (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and notice to the IRS prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(b) At the Closing, Acquiror will deliver or cause to be delivered:

(i) to the Exchange Agent, the Aggregate Merger Consideration for further distribution to the Company’s equityholders pursuant to Section 3.2;

(ii) to the Company, a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been satisfied;

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(iii) to the Company, the Registration Rights Agreement, duly executed by duly authorized representatives of the Class B Holders;

(iv) to the Company, the Lock-Up Agreement, duly executed by a duly authorized representative of Sponsor; and

(v) to the Company, the written resignations of all of the directors and officers of Acquiror and Merger Sub (other than those Persons identified as the initial directors and officers, respectively, of Acquiror after the Effective Time, in accordance with the provisions of Section 2.6 and Section 7.6), effective as of the Effective Time.

(c) On the Closing Date, concurrently with the Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, (i) all Acquiror Transaction Expenses as set forth on a written statement to be delivered to the Company not less than two (2) Business Days prior to the Closing Date and (ii) all Company Transaction Expenses as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date, in each case of clauses (i) and (ii), which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing; provided that any Company Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.

Section 2.5. Governing Documents.

(a) At the Effective Time, by virtue of the Merger, the certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in their entirety to read the same as the certificate of incorporation and bylaws of Merger Sub, respectively, as in effect immediately prior to the Effective Time, until thereafter supplemented or amended in accordance with their respective terms and the DGCL.

(b) The certificate of incorporation and bylaws of Acquiror as of immediately prior to the Effective Time (which shall be in the form attached as Exhibits A and B hereto (with such changes as may be agreed in writing by Acquiror and the Company)), shall be the certificate of incorporation and bylaws of Acquiror from and after the Effective Time, until thereafter amended as provided therein and under the DGCL.

Section 2.6. Directors and Officers.

(a) (i) The officers of the Company as of immediately prior to the Effective Time, shall be the officers of the Surviving Corporation from and after the Effective Time, and (ii) the directors of Acquiror as of immediately after the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time, in each case, each to hold office in accordance with the Governing Documents of the Surviving Corporation.

(b) The parties shall take all actions necessary to ensure that, from and after the Effective Time, the Persons identified as the initial post-Closing directors and officers of Acquiror in accordance with the provisions of Section 7.6 shall be the directors and officers (and in the case of such officers, holding such positions as are set forth on Section 2.6(b) of the Company Disclosure Letter), respectively, of Acquiror, each to hold office in accordance with the Governing Documents of Acquiror.

Section 2.7. Tax Free Reorganization Matters. The parties intend that, for United States federal income tax purposes, the Merger will qualify for the Intended Tax Treatment. No party knows of any fact or circumstance (without conducting independent inquiry or diligence of any other relevant party), and no party has taken or will take any action (or will knowingly fail to take any action), which action (or failure to act) could be reasonably expected to prevent the Merger from qualifying for the Intended Tax Treatment. The Merger shall be reported by the parties for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The parties shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Merger as qualifying for the Intended Tax Treatment, including by taking the actions described on Section 2.7 of the Company Disclosure Letter.

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Article III

EFFECTS OF THE MERGER ON THE COMPANY CAPITAL STOCK AND EQUITY AWARDS

Section 3.1. Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of Company Capital Stock or Company Award (other than (i) shares of Company Capital Stock held in the treasury of the Company, which treasury shares shall be canceled as part of the Merger and shall not constitute “Company Capital Stock” hereunder (each such share, a “Treasury Share”), and (ii) Dissenting Shares), such shares of Company Capital Stock and Company Awards shall be canceled and converted into (A) the right to receive the applicable portion of the Aggregate Merger Consideration as set forth below and (B) the right to receive Earnout Shares to the extent due and issuable pursuant to Section 3.4, in each case, with any resulting fractional share rounded down to the nearest whole number and in the following order of priority and continuing sequentially as each provision is satisfied in full:

(i) First, each share of Series C Preferred Stock shall receive a number of shares of Acquiror Common Shares equal to the Series C Liquidation Preference (such issuance of Acquiror Common Shares, in the aggregate, the “Series C Issuance”);

(ii) Second, each share of Series A Preferred Stock, Series B Preferred Stock and Company Common Stock shall receive a number of Acquiror Common Shares equal to the Exchange Ratio, for each share of Company Common Stock subject to a Company Option, a corresponding Acquiror Option covering the number of Acquiror Common Shares issued to such holder pursuant to Section 3.3(a) and for each share of Company Common Stock subject to a Company RSU, a corresponding Acquiror RSU covering the number of Acquiror Common Shares issued to such holder pursuant to Section 3.3(b);

(iii) Third, solely to the extent due and issuable pursuant to Section 3.4, each share of Series A Preferred Stock, Series B Preferred Stock and Company Common Stock shall receive a number of Earnout Shares equal to the Earnout Catch Up Ratio, for each share of Company Common Stock subject to a Company Option or Company RSU, to the extent such Acquiror Option has not been forfeited or otherwise terminated without having been exercised or such Acquiror RSU has not been forfeited or otherwise terminated without having settled, with respect to any issuance of Earnout Shares a number of Earnout Shares equal to the Earnout Catch Up Ratio; provided that any such Earnout Shares issued under this clause (iii) shall be subject to the same vesting terms and conditions as the corresponding Acquiror Option or Acquiror RSU, as applicable; and

(iv) Fourth, solely to the extent due and issuable pursuant to Section 3.4, any Earnout Shares not distributed pursuant to clause (iii) above shall be distributed pro rata based on the number of shares of Company Capital Stock and shares of Company Common Stock subject to Company Awards held by holders of Company Capital Stock and Company Awards (assuming the conversion or exercise thereof) as of immediately prior to the Effective Time; provided that for each share of Company Common Stock subject to a Company Award, (A) such share of Company Common Stock shall disregarded for the purposes of this clause (iv) to the extent the corresponding Acquiror Option issued to such holder pursuant to Section 3.3(a) has been forfeited or otherwise terminated without having been exercised or the corresponding Acquiror RSU issued to such holder pursuant to Section 3.3(b) has been forfeited or otherwise terminated without having been settled and (B) any Earnout Shares issued under this clause (iv) shall be subject to the same vesting terms and conditions as the corresponding Acquiror Option or Acquiror RSU, as applicable.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror or Merger Sub, each share of Merger Sub Capital Stock, shall be converted into a share of common stock, par value $0.00001 of the Surviving Corporation.

(c) Notwithstanding anything in this Agreement to the contrary, no fractional shares of Acquiror Common Stock shall be issued in the Merger.

(d) Notwithstanding anything in this Agreement to the contrary, Section 3.1(a)(i) and Section 3.1(a)(ii), together, shall constitute the Aggregate Merger Consideration and shall not exceed 75,000,000 Acquiror Common Shares in the aggregate (which 75,000,000 limit shall be increased by an amount equal to the number of Acquiror Common Shares calculated in accordance with subsection (d) of the definition of “Remaining Aggregate Fully Diluted

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Company Shares”), and Section 3.1(a)(iii) and Section 3.1(a)(iv), together, shall constitute the Earnout Shares and such Earnout Shares shall not exceed 10,000,000 Acquiror Common Shares and shall only be issued solely to the extent due and issuable pursuant to Section 3.4

Section 3.2. Exchange Procedures

(a) Prior to the Closing, and in any event no later than five (5) Business Days prior to the Closing Date, Acquiror shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Aggregate Merger Consideration to the Company’s equityholders. At or before the Effective Time, Acquiror shall deposit with the Exchange Agent the number of shares of Acquiror Common Stock equal to the portion of the Aggregate Merger Consideration to be paid in shares of Acquiror Common Stock.

(b) Reasonably promptly after the Effective Time, Acquiror shall send or shall cause the Exchange Agent to send, to each record holder of shares of Company Capital Stock as of immediately prior to the Effective Time, whose shares of Company Capital Stock were converted pursuant to Section 3.1(a) into the right to receive a portion of the Aggregate Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”).

(c) Each holder of shares of Company Capital Stock that have been converted into the right to receive a portion of the Aggregate Merger Consideration, pursuant to Section 3.1(a), shall be entitled to receive such portion of the Aggregate Merger Consideration upon receipt by the Exchange Agent of an “agent’s message” (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) or a duly completed and validly executed Letter of Transmittal, as applicable, and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.

(d) Promptly following the date that is one (1) year after the Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of shares of Company Capital Stock as of immediately prior to the Effective Time that has not exchanged such shares of Company Capital Stock for an applicable portion of the Aggregate Merger Consideration in accordance with this Section 3.2 prior to the date that is one (1) year after the Effective Time, may transfer such shares of Company Capital Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Merger Consideration without any interest thereupon. None of Acquiror, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.3. Treatment of Company Awards.

(a) As of the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, the Company or any holder of a Company Option, each Company Option that is then outstanding immediately prior to the Effective Time shall be converted into an option to purchase shares of Acquiror Common Stock upon substantially the same terms and conditions as are in effect with respect to such option immediately prior to the Effective Time, including with respect to vesting and termination-related provisions (each, an “Acquiror Option”) except that (i) such Acquiror Option shall provide the right to purchase the number of shares of Acquiror Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time, multiplied by the Exchange Ratio, and (ii) the exercise price per share for each such Acquiror Option shall be equal to the exercise price per share of such Company Option in effect immediately prior to the Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded

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up to the nearest full cent); provided, however, that the conversion of the Company Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Company Options for purposes of Section 409A or Section 424 of the Code.

(b) As of the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, the Company or any holder of a Company RSU Award, each Company RSU Award that is outstanding immediately prior to the Effective Time shall be converted into an Acquiror RSU Award with substantially the same terms and conditions as were applicable to such Company RSU Award immediately prior to the Effective Time, including with respect to vesting and termination-related provisions, except that such Acquiror RSU Award shall be comprised of that number of Acquiror RSUs as is equal to the product of (i) the number of Company RSUs subject to such Company RSU Award immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional restricted stock units rounded down to the nearest whole restricted stock unit.

(c) The Company shall take all actions necessary to permit the treatment of Company Awards pursuant to this Section 3.3 in accordance with the Company Incentive Plan and the applicable award agreements and the Company and Acquiror shall ensure that no Acquiror Option may be exercised prior to the effective date of an applicable Form S-8 (or other applicable form, including Form S-1 or Form S-3) of Acquiror. The Board of Directors of the Company shall amend the Company Incentive Plan and take all other necessary actions, effective as of immediately prior to the Closing, in order to provide that no new Company Awards will be granted under the Company Incentive Plan.

Section 3.4. Earnout.

(a) If, at any time during the seven (7) years following the Closing Date, the VWAP of Acquiror Common Stock is greater than or equal to $12.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “First Earnout Achievement Date”), subject to Section 3.1, Acquiror shall promptly issue to holders of Company Capital Stock, Acquiror Options (excluding, for the avoidance of doubt, any Acquiror Options that have been forfeited or cancelled at any time from the Effective Time through the First Earnout Achievement Date without having been exercised) and Acquiror RSUs (excluding, for the avoidance of doubt, any Acquiror RSUs that have been forfeited or cancelled at any time from the Effective Time through the First Earnout Achievement Date without having been settled) an aggregate of 3,333,333 Earnout Shares.

(b) If, at any time during the seven (7) years following the Closing, the VWAP of Acquiror Common Stock is greater than or equal to $15.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “Second Earnout Achievement Date”), subject to Section 3.1, Acquiror shall promptly issue to holders of Company Capital Stock, Acquiror Options (excluding, for the avoidance of doubt, any Acquiror Options that have been forfeited or cancelled at any time from the Effective Time through the Second Earnout Achievement Date without having been exercised) and Acquiror RSUs (excluding, for the avoidance of doubt, any Acquiror RSUs that have been forfeited or cancelled at any time from the Effective Time through the Second Earnout Achievement Date without having been settled) an aggregate of 3,333,333 Earnout Shares.

(c) If, at any time during the seven (7) years following the Closing, the VWAP of Acquiror Common Stock is greater than or equal to $17.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “Third Earnout Achievement Date”), subject to Section 3.1, Acquiror shall promptly issue to holders of Company Capital Stock, Acquiror Options (excluding, for the avoidance of doubt, any Acquiror Options that have been forfeited or cancelled at any time from the Effective Time through the Third Earnout Achievement Date without having been exercised) and Acquiror RSUs (excluding, for the avoidance of doubt, any Acquiror RSUs that have been forfeited or cancelled at any time from the Effective Time through the Third Earnout Achievement Date without having been settled) an aggregate of 3,333,334 Earnout Shares.

(d) For the avoidance of doubt, the holders of Company Capital Stock immediately prior to the Closing and Acquiror Options and Acquiror RSUs at the First Earnout Achievement Date, Second Earnout Achievement Date and Third Earnout Achievement Date, as applicable, shall be entitled to receive the shares of Acquiror Common Stock described in Section 3.4(a), Section 3.4(b) and Section 3.4(c) only upon the occurrence of the First Earnout Achievement Date, the Second Earnout Achievement Date and the Third Earnout Achievement Date, respectively; provided, however, that each such date shall only occur once, if at all, and in no event shall such holders be collectively entitled to receive more than an aggregate of 10,000,000 shares of Acquiror Common Stock.

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(e) In the event that there is a Change of Control after the Closing and prior to the date that is seven (7) years following the Closing Date to the extent they have not already occurred, the First Earnout Achievement Date, the Second Earnout Achievement Date and the Third Earnout Achievement Date shall be deemed to occur on the day prior to the closing of such Change of Control, and (A) Acquiror shall issue the shares of Acquiror Common Stock issuable pursuant to this Section 3.4, on the date prior to the closing of such Change of Control (to the extent such shares of Acquiror Common Stock have not previously been issued), and (B) thereafter, the obligations in this Section 3.4 shall terminate and no longer apply.

(f) The Acquiror Common Stock price targets set forth in Section 3.4 shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to the Acquiror Common Stock occurring on or after the Closing (other than the transactions contemplated by this Agreement).

(g) If the First Earnout Achievement Date, Second Earnout Achievement Date, Third Earnout Achievement Date or Change of Control has not occurred after the Closing and prior to the date that is seven (7) years following the Closing Date, the obligations in Section 3.4 shall terminate and no longer apply.

(h) Any issuance of Earnout Shares in respect of Company Capital Stock to holders of such Company Capital Stock hereunder shall be treated as comprised of two components, respectively a principal component and an interest component, the amounts of which shall be determined as provided in Reg. §1.483-4(b) example (2) using the 3-month test rate of interest provided for in Reg. §1.1274-4(a)(1)(ii) employing the semi-annual compounding period. As to each such issuance of Earnout Shares hereunder in respect of Company Capital Stock to each holder of such Company Capital Stock outstanding immediately prior to the Effective Time, Earnout Shares representing the principal component (with a value equal to the principal component) and Earnout Shares representing the interest component (with a value equal to the interest component) shall be represented by separate share certificates.

Section 3.5. Withholding. Notwithstanding any other provision of this Agreement, Acquiror, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement such Taxes as are required to be deducted and withheld from such amount under the Code or any other applicable Law (as reasonably determined by Acquiror, the Company, or the Exchange Agent, respectively); provided that Acquiror (including on behalf of the Exchange Agent) shall use commercially reasonable efforts to provide the Company with at least ten (10) days prior written notice of any amounts that it intends to withhold in connection with the payment of the Aggregate Merger Consideration, and the basis for such withholding, and will reasonably cooperate with the Company to reduce or eliminate any applicable withholding. To the extent that any amounts are so deducted and withheld and remitted to the appropriate Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.6. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Shares) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised and demanded appraisal of such shares pursuant to, and complies in all respects with Section 262 of the DGCL (such shares of Company Capital Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of Company Capital Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Aggregate Merger Consideration in accordance with Section 3.1 without interest thereon, upon transfer of such shares. The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Capital Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Except with the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

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Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV), the Company represents and warrants to Acquiror and Merger Sub as follows:

Section 4.1. Company Organization. The Company has been duly formed or organized and is validly existing as a corporation in good standing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.2. Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.3. Due Authorization.

(a) Other than the adoption and approval by the Requisite Company Stockholders of this Agreement and the other documents to which the Company is a party as contemplated hereby and the transactions contemplated by this Agreement and thereby, including the Merger (the “Company Stockholder Approval”), the Company has all requisite company or corporate power, as applicable, and authority to (i) execute and deliver this Agreement and the other documents to which it is a party contemplated hereby, and (ii) (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other company or corporate proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, and at or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions (i) determining that it is in the best interests of the Company and its stockholders, and declaring advisable, to enter into this Agreement and the other documents to which the Company is a party contemplated hereby, (ii) approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby and

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(iii) recommending the adoption and approval of this Agreement and the other documents to which the Company is a party as contemplated hereby and the transactions contemplated hereby and thereby by the Company’s stockholders. No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Merger other than the Company Stockholder Approval. The Company Stockholder Approval will be duly and validly obtained in accordance with applicable Law (including the DGCL) and the Governing Documents of the Company upon the execution and delivery of the Written Consent pursuant to the terms of this Agreement, and, when delivered, the Written Consent will constitute the irrevocable Company Stockholder Approval.

Section 4.4. No Conflict. Subject to the receipt of the Governmental Authorizations set forth in Section 4.5 of the Company Disclosure Letter and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under, the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under, any Law or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or (ii) be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.5. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) any Governmental Authorizations, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or the Ancillary Agreements, or to consummate the transactions contemplated hereby or thereby, or to conduct the business of the Company and its Subsidiaries as currently conducted in all material respects and (c) the filing of the Merger Certificate in accordance with the DGCL.

Section 4.6. Capitalization of the Company.

(a) As of the date of this Agreement, the authorized equity interests of the Company that are issued and outstanding equity interests of the Company consist of (i) 8,717,917 shares of Company Common Stock, of which 49,500 shares are subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code) (“Company Restricted Stock”), (ii) 5,343,640 shares of Series A Preferred Stock (the “Series A Preferred Stock”), (iii) 3,839,183 shares of Series B Preferred Stock (the “Series B Preferred Stock”) and (iv) 1,113,395 shares of Series C Preferred Stock (the “Series C Preferred Stock”), and there are no other authorized equity interests of the Company that are issued and outstanding. All of the issued and outstanding shares of Company Capital Stock (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens.

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(b) As of the date of this Agreement, Company Options to purchase 1,204,793 shares of Company Common Stock are outstanding and 11,553 Company RSUs are outstanding. The Company has provided to Acquiror, prior to the date of this Agreement, a true and complete list of each current or former employee, consultant or director of the Company or any of its Subsidiaries who, as of the date of this Agreement, holds a Company Award, number of shares of Company Common Stock subject thereto, vesting schedule and the exercise price thereof. All Company Awards are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Company Award is subject to terms that are materially different from those set forth in such forms. Each Company Award was validly issued and properly approved by the Board of Directors of the Company (or appropriate committee thereof).

(c) Except as otherwise set forth on Section 4.6(c) of the Company Disclosure Letter, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Capital Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional equity interests, the sale of equity interests, or for the repurchase or redemption of equity interests of the Company or the value of which is determined by reference to shares of Company Capital Stock or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Capital Stock or other equity interests of the Company.

Section 4.7. Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens.

(b) The Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens.

(c) Except as set forth on Section 4.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

Section 4.8. Financial Statements.

(a) Attached as Section 4.8(a) of the Company Disclosure Letter are copies of the:

(i) audited consolidated balance sheets and statements of operations, comprehensive loss, changes in redeemable convertible preferred stock and shareholders’ deficit and cash flows of the Company and its Subsidiaries as of and for the twelve-month periods ending December 31, 2019, and December 31, 2020, together with the auditor’s reports thereon (collectively with the 2021 Audited Financial Statements, if delivered pursuant to Section 6.3(d), the “Audited Financial Statements”); and

(ii) consolidated balance sheets and statements of operations, comprehensive loss, changes in redeemable convertible preferred stock and shareholders’ deficit and cash flows of the Company and its Subsidiaries as of and for the six-month period June 30, 2021 (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the PCAOB Financial Statements and the Q3 2021 Financial Statements (if delivered pursuant to Section 6.3(c)) the “Financial Statements”).

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(b) Except as set forth on Section 4.8(b) of the Company Disclosure Letter, the Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the Unaudited Financial Statements and the Q3 2021 Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Unaudited Financial Statements and the Q3 2021 Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) solely with respect to the PCAOB Financial Statements, when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c) Neither the Company (including, to the knowledge of the Company, any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 4.9. No Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries or (c) that will be discharged or paid off prior to or at the Closing.

Section 4.10. Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter, as of the date hereof (a) there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets, directors, managers, officers or employees (in their capacity as such); and (b) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order, except, in each case, as would not be, or would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.11. Legal Compliance.

(a) Each of the Company and its Subsidiaries is, and for the prior three (3) years has been, in compliance with all applicable Laws in all material respects.

(b) The Company and its Subsidiaries maintain a program of policies, procedures and internal controls reasonably designed and implemented to (i) prevent the use of the products and services of the Company and its Subsidiaries in a manner that violates applicable Law (including money laundering or fraud) and (ii) otherwise provide reasonable assurance that violation of applicable Law by any of the Company’s or its Subsidiaries’ directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.

(c) For the past three (3) years, none of the Company or any of its Subsidiaries or any of the officers, directors or employees thereof acting in such capacity has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been material to the business of the Company and its Subsidiaries, taken as a whole.

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Section 4.12. Contracts; No Defaults.

(a) Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xvi) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than a Company Benefit Plan (except with respect to clauses (vii) and (viii) below). True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto.

(i) Any primary or master supply or master services Contract or similar Contract with any of the Top U&G Customers, Top C&I Customers and Top Vendors, but excluding any non-disclosure agreements, purchase orders, sales acknowledgements or similar Contracts entered into with such counter-parties in connection with, relating to or resulting from such primary or master supply or master services Contracts;

(ii) Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, including any agreement or commitment for future loans, credit or financing and any agreement pursuant to which the Company or any of the Company’s Subsidiaries granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness, in each case, in excess of $250,000;

(iii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last five (5) years involving payments in excess of $100,000, in each case, other than Contracts (A) in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing or (B) between the Company and its Subsidiaries;

(iv) Each (A) Real Property Lease and (B) lease, rental or occupancy agreement, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property that involves aggregate payments in excess of $250,000 in any calendar year;

(v) Each Contract involving the formation of a (A) joint venture, (B) partnership, or (C) limited liability company, in each case providing for the sharing of revenues, profits, losses or costs (excluding, in the case of clauses (B) and (C), any Subsidiary of the Company);

(vi) Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the members or stockholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(vii) Employment agreements or offer letters (or forms thereof) with each current executive officer (as defined in Rule 3b-7 under the Exchange Act) of the Company or its Subsidiaries, and service agreements with each director of the Company;

(viii) Contracts with any employee or consultant of the Company or any of the Company’s Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(ix) Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect;

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(x) Any Collective Bargaining Agreement;

(xi) Each Contract (including license agreements, coexistence agreements, settlement agreements, and agreements with applicable covenants not to sue) pursuant to which the Company or any of the Company’s Subsidiaries (i) grants to a third Person any material rights, or materially restricts any third Person, with respect to any Company Owned IP (other than non-exclusive licenses granted in the ordinary course of business on the Company’s standard form terms provided to Acquiror for review prior to the date of this Agreement) or (ii) is granted by a third Person any material rights, or is materially restricted, with respect to Intellectual Property, other than, in respect of this subclause (ii), (A) Contracts granting nonexclusive rights to use commercially available off-the-shelf software having a replacement cost or annual license fee of less than $250,000, (B) Open Source Licenses, (C) non-disclosure agreements entered into in the ordinary course of business, and (D) Contracts with employees, independent contractors and consultants assigning inventions developed in the provision of services for the Company that are entered into in the ordinary course of business substantially on the Company’s form proprietary information and inventions agreements provided to Acquiror for review prior to the date of this Agreement;

(xii) Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $250,000 in any calendar year;

(xiii) Any Contract that (A) grants to any third Person any “most favored nation rights” or (B) grants to any third Person price guarantees for a period greater than one (1) year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $250,000 in any calendar year;

(xiv) Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries;

(xv) Contracts, other than any Contracts of the type described in clauses (i) through (xiv) above, which involves payments from or to the Company in excess of $250,000 during the trailing twelve months for the period ending September 30, 2021; and

(xvi) Any outstanding written commitment to enter into any Contract of the type described in clauses (i) through (xv) of this Section 4.12(a).

(b) Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 4.12(a), and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13. Company Benefit Plans.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each material Company Benefit Plan (other than any individual employment agreements, offer letters, equity award agreements or similar agreements that do not materially deviate from the forms set forth on Section 4.13(a) of the Company Disclosure Letter). For purposes of this Agreement, a “Company Benefit Plan” means an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) or any other plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental

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retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority. With respect to each material Company Benefit Plan, the Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan description, including any summary of material modifications, (C) the most recent annual report (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (E) the most recent discrimination tests required under the Code for each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, (F) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, and (G) a copy of all material correspondence (other than correspondence in the ordinary course) with any Governmental Authority relating to a Company Benefit Plan received or sent within the last three years.

(b) Except as set forth on Section 4.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in compliance with its terms and all applicable Laws, including ERISA and the Code, in all material respects; (ii) in all material respects, all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”), and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d) With respect to each Company Benefit Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(e) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary) or (iv) coverage through the end of the month in which such retirement or termination of service occurs.

(f) Except as set forth on Section 4.13(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company (other than statutory severance or termination payments that are required solely by reason of applicable Law), (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, or (iii) accelerate the vesting and/or settlement of any Company Award. The consummation of the transactions contemplated hereby will

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not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(g) All Company Awards have been granted in accordance with the terms of the Company Incentive Plan. Each Company Option has been granted with an exercise price that is no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code, as well as Section 422 of the Code if applicable. Each Company Option is intended to be exempt from Section 409A of the Code and has been maintained in a manner consistent with that intent. The Company has made available to Acquiror, accurate and complete copies of (i) the Company Incentive Plan, (ii) the forms of standard award agreement under the Company Incentive Plan, (iii) copies of any award agreements that materially deviate from such forms and (iv) a list of all outstanding equity and equity-based awards granted under the Company Incentive Plan, together with the material terms thereof (including but not limited to grant date, exercise price, vesting terms, expiration date, and number of shares underlying such award). The treatment of Company Awards under this Agreement does not violate the terms of the Company Incentive Plan or any Contract governing the terms of such awards.

(h) Each “nonqualified deferred compensation plan” subject to Section 409A of the Code, if any, is maintained in all material respects in documentary and operational compliance with Section 409A of the Code, and the applicable Treasury Regulations and IRS guidance thereunder.

(i) There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(j) To the knowledge of the Company, an election under Section 83(b) of the Code has been validly and timely made with respect to each grant of Company Restricted Stock, except as set forth in Section 4.13(j) of the Company Disclosure Letter.

Section 4.14. Labor Relations; Employees.

(a) (i) Neither the Company nor any of its Subsidiaries is a party to or bound by any Collective Bargaining Agreement with any labor or trade union, works council, employee representative body or labor organization or association (collectively, a “Labor Organization”), (ii) no such Collective Bargaining Agreement is being negotiated by the Company or any of the Company’s Subsidiaries, (iii) no employees of the Company or any of its Subsidiaries are represented by any Labor Organization with respect to their employment with the Company or its Subsidiaries, and (iv) no Labor Organization has, to the knowledge of the Company, requested or made a pending demand for recognition or certification or sought to organize or represent any of the employees of the Company or its Subsidiaries with respect to their employment with the Company or its Subsidiaries.

(b) In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened unfair labor practice charge, material grievance, material arbitration, strike, slowdown, work stoppage, lockout, picketing, hand billing, or other material labor dispute against or affecting the Company or any Subsidiary of the Company.

(c) The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any Collective Bargaining Agreement. There is no labor organization or other representative of any employees of the Company, which, pursuant to applicable Law or any Collective Bargaining Agreement or other contract, must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement.

(d) Each of the Company and its Subsidiaries are, and have been for the past three (3) years, in compliance with all applicable Laws respecting labor and employment, including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance, except where the failure to comply would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company and its Subsidiaries.

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(e) Except as set forth on Section 4.14(e) of the Company Disclosure Letter, in the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or material complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any Collective Bargaining Agreement or any other complaints, grievances or arbitration procedures against them, (iii) notice of any material charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(f) The Company and its Subsidiaries are not currently (i) required to comply with Executive Order 11246 or any other applicable Law requiring affirmative action or other employment-related actions for government contractors or subcontractors, or (ii) otherwise required to maintain an affirmative action plan; and, within the past three (3) years, neither the Company nor any of its Subsidiaries has received any written notice of, or been charged with, any violation of any requirement to maintain an affirmative action plan.

(g) To the knowledge of the Company, no current employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries’ is in material violation of any material term of any employment agreement, restrictive covenant, nondisclosure obligation, fiduciary duty or similar obligation (i) to the Company or any of the Company’s Subsidiaries or (ii) to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of trade secrets or proprietary information.

(h) The Company is not party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment by any(i) officer of the Company or any of the Company’s Subsidiaries or (ii) employee of the Company or any of the Company’s Subsidiaries at the level of Vice President or above. In the last three (3) years, no allegations of sexual harassment have been made against any (i) officer of the Company or any of the Company’s Subsidiaries in his or her capacity as such or (ii) employee of the Company or any of the Company’s Subsidiaries at the level of Vice President or above.

(i) The Company and its Subsidiaries are, and in the past three (3) years have been, in compliance in all material respects with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988 and any similar foreign, state or local law relating to plant closings and layoffs. Except as set forth on Section 4.14(i) of the Company Disclosure Letter, the Company and its Subsidiaries have not engaged in broad-based layoffs, furloughs, employment terminations (other than for cause) or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent, since January 1, 2020 through the date hereof. The Company, taken as a whole with its Subsidiaries, has sufficient employees to operate the business of the Company and its Subsidiaries as currently conducted.

Section 4.15. Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over, and complied, in all material respects, with all applicable reporting requirements with respect to such Taxes.

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(c) There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed in writing by any Governmental Authority against the Company or any of its Subsidiaries that remains unresolved or unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e) To the knowledge of the Company, there are no ongoing or pending Legal Proceedings with respect to any material Taxes of the Company or any of its Subsidiaries. There are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of the Company or any of its Subsidiaries.

(f) No written claim has been made by any Governmental Authority within the last three (3) years in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(g) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnification or Tax sharing or similar agreement (other than any Contract solely between the Company and its existing Subsidiaries or any customary commercial Contract (or Contract entered into in the ordinary course of business) not primarily related to Taxes).

(h) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i) Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than any Contract solely between the Company and its existing Subsidiaries or any customary commercial Contract (or Contract entered into in the ordinary course of business) not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(j) To the knowledge of the Company, neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(k) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(l) Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale, material excess loss account or material deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law), or open transaction disposition made prior to the Closing outside the ordinary course of business, (ii) any prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) any “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law).

(m) Neither the Company nor any of its Subsidiaries has deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the Coronavirus Aid, Relief, and Economic Security Act of 2020 (the “CARES Act”), failed in any material respect to properly comply with and duly account for all credits received under Sections 7001 through 7005 of the Families First Coronavirus Response Act and Section 2301 of the CARES Act, or sought, or intends to seek, a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. § 636(a)).

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(n) The Company and each of its Subsidiaries has complied, in all material respects, with Laws relating to escheat and unclaimed property.

(o) The Company has not taken any action or knowingly failed to take any action, nor to the knowledge of the Company or any of its Subsidiaries, are there any facts or circumstances, which action, inaction, facts, or circumstances could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 4.16. Brokers’ Fees. No broker, finder, investment banker or other Person (except the Person(s) set forth on Section 4.16 of the Company Disclosure Letter) is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

Section 4.17. Insurance. The Company and its Subsidiaries are insured against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice. Section 4.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acquiror. All such insurance policies are in full force and effect, all premiums due thereunder have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months.

Section 4.18. Licenses. The Company and its Subsidiaries have obtained, and maintain, all of the material Licenses required to permit the Company and its Subsidiaries to acquire, originate, own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. Each material License held by the Company or any of the Company’s Subsidiaries is and has been for the past three (3) years valid, binding and in full force and effect, and each of the Company and its Subsidiaries is and has been during the past three (3) years in compliance with all such Licenses. Neither the Company nor any of its Subsidiaries (a) is or has been during the past three (3) years in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party, (b) is or has been during the past three (3) years the subject of any pending or threatened Action by a Governmental Authority seeking the cancellation, revocation, suspension, termination, limitation, suspension, modification, or impairment of any material License or (c) has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, revoke, limit, suspend, condition, modify or not renew any such material License, except to the extent such material License may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 4.4 of the Company Disclosure Letter; provided such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after Closing. Section 4.18 of the Company Disclosure Letter sets forth a true, correct and complete list of material Licenses held by the Company or its Subsidiaries.

Section 4.19. Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

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Section 4.20. Real Property.

(a) Section 4.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i) The Company or one of its Subsidiaries holds a good and valid leasehold estate in such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii) The Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed.

(iii) The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, licenses, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in and to the Leased Real Property by or to the Company and its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.

(iv) The Company and its Subsidiaries are in material compliance with all Liens, encumbrances, easements, restrictions, and other matters of record affecting the Leased Real Property, and neither the Company nor any of its Subsidiaries has received any notice alleging any default or breach under any of such Liens, encumbrances, easements, restrictions, or other matters and, to the knowledge of the Company, no default or breach, nor any event that with notice or the passage of time would result in a default or breach, by any other contracting parties has occurred thereunder. To the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

(v) As of the date of this Agreement, no party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(vi) Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(b) None of the Company or any of its Subsidiaries owns any Owned Real Property.

(c) Other than as set forth on Section 4.20(c) of the Company Disclosure Letter, no consent by the landlord under any Real Property Lease is required in connection with the consummation of the transactions contemplated hereby.

Section 4.21. Intellectual Property.

(a) Section 4.21(a) of the Company Disclosure Letter lists each item of Company Owned IP as of the date of this Agreement that is registered or applied-for with a Governmental Authority or other applicable registrar, whether applied for or registered in the United States or internationally as of the date of this Agreement (“Company Registered Intellectual Property”). The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial owner, and with respect to Company Registered Intellectual Property record owner, of all material Company Owned IP. All Company Registered Intellectual Property is subsisting and, to the knowledge of the Company, (excluding any pending applications included in the Company Registered Intellectual Property) is valid and enforceable.

(b) Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the last twelve (12) months; provided that the foregoing shall not be deemed a representation or warranty regarding non-infringement, validity or enforceability of Intellectual Property.

(c) The Company and its Subsidiaries have not, within the past three (3) years, infringed, misappropriated or otherwise violated and, as of the date of this Agreement, are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person in any material respect. There is no Action pending

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to which the Company or such Subsidiary of the Company is a named party, or threatened in writing, alleging the Company’s or such Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person in any material respect, or challenging the scope, validity, or enforceability of any Company Owned IP (other than responses or correspondence from Governmental Authorities in the ordinary course of prosecution of Company Registered Intellectual Property), and there has not been, within the past three (3) years, any such Action brought or threatened in writing.

(d) To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any material Company Owned IP. The Company and its Subsidiaries have not initiated any Action or sent to any Person, within the past three (3) years, any written notice, charge, complaint, claim or other written assertion against such third Person alleging infringement, misappropriation, or other violation by such third Person of any material Company Owned IP, or challenging the scope, validity, or enforceability of any Intellectual Property of such third Person.

(e) The Company and its Subsidiaries take commercially reasonable measures to protect the confidentiality of trade secrets included in the Company Owned IP and all other confidential information that is material to the conduct of the business of the Company and its Subsidiaries. To the knowledge of the Company, there has not been any material unauthorized disclosure of or unauthorized access to any such trade secrets or material confidential information to or by any Person in a manner that has resulted or may result in the loss of trade secret protection or other rights in and to such information.

(f) No government funding, nor any facilities of a university, college, other educational institution or research center, was used in the development of the Company Owned IP.

(g) With respect to the software used or held for use in the business of the Company and its Subsidiaries, no such software that is Company Owned IP, and to the knowledge of the Company, no such software owned by any third Person, contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or its Subsidiaries.

(h) The Company’s and its Subsidiaries’ use and distribution of (i) the software included in the Company Owned IP (“Company Owned Software”), and (ii) Open Source Materials, is in material compliance with all Open Source Licenses applicable thereto. None of the Company or any Subsidiary of the Company has used any Open Source Materials in a manner that requires any Company Owned Software to be subject to Copyleft Terms. The Company has not delivered, licensed or made available, and the Company has no duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any Company Owned Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company (or a contractor of the Company or its Subsidiaries whose license thereto and use thereof is limited to use of such source code on the Company’s and its Subsidiaries’ behalf).

Section 4.22. Privacy and Cybersecurity.

(a) The Company and its Subsidiaries are in compliance with, and during the past three (3) years have been in compliance with, (i) all applicable Laws relating to the privacy and/or security of personal information, (ii) the Company’s and its Subsidiaries’ posted or publicly facing privacy policies, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, data security and the security of the information technology systems used by the Company and its Subsidiaries (the foregoing clauses (i) through (iii), “Privacy and Cybersecurity Requirements”), other than any non-compliance that, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries. There are not, and have not been in the past three (3) years, any Actions by any Person, or any investigations by any Governmental Authority, pending to which the Company or any of the Company’s Subsidiaries is a named party or, to the knowledge of the Company, threatened in writing against the Company or its Subsidiaries alleging a violation of any Privacy and Cybersecurity Requirements.

(b) During the past three (3) years, (i) there have been no material breaches of the security of, and (ii) there have been no failure, breakdown, performance reduction, disruption, or other adverse event that materially adversely affected the Company’s and its Subsidiaries’ business or operations with respect to, any Company IT Systems

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owned or controlled by the Company or its Subsidiaries, or to the knowledge of the Company, those controlled by any third Person. The Company and its Subsidiaries have materially aligned their cybersecurity practices with relevant industry standards (including by carrying out penetration tests and vulnerability assessments of the Company IT Systems controlled by the Company or its Subsidiaries and their business environment) and have remediated any and all material identified vulnerabilities.

(c) The Company and its Subsidiaries have established and at all times maintained, and use all commercially reasonable efforts to ensure that all third Persons controlling Company IT Systems or processing personal information in connection with a product or service of the Company or its Subsidiaries have established and maintained, commercially reasonable and legally compliant measures to protect the Company IT Systems and all trade secrets, material confidential information, and sensitive or personally identifiable information in their possession or control against unauthorized access, use, modification, disclosure or other misuse, including through written internal and external policies and procedures, and organizational, administrative, technical and physical safeguards. Neither the Company nor any Subsidiary of the Company, nor, to the knowledge of the Company, any third Person controlling any Company IT System or processing personal information on their behalf, has (A) experienced any material incident in which such information was stolen or improperly accessed, including in connection with a breach of security, or (B) received any written notice or complaint from any Person with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.

(d) To the knowledge of the Company, the consummation of the transactions contemplated hereby shall not breach or otherwise cause any violation in any material respect of any Privacy and Cybersecurity Requirements, or result in the Company or any of its Subsidiaries being prohibited from receiving or using any personal information in the manner currently received or used.

Section 4.23. Environmental Matters.

(a) To the knowledge of the Company, the Company and its Subsidiaries are and, except for matters which have been fully resolved, have been in material compliance with all Environmental Laws.

(b) There has been no material release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.

(c) Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d) No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

(e) The Company has made available to Acquiror all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.

Section 4.24. Absence of Changes. From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any Company Material Adverse Effect.

Section 4.25. Anti-Corruption Compliance.

(a) For the past three (3) years, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or agent acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any

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political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case, in violation of the Anti-Bribery Laws.

(b) Each of the Company and its Subsidiaries, has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

Section 4.26. Anti-Money Laundering; Sanctions and International Trade Compliance.

(a) The Company and its Subsidiaries (i) are, and have been for the past five (5) years, in compliance in all material respects with all Anti-Money Laundering Laws, International Trade Laws and Sanctions Laws, and (ii) have obtained all required Licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any Anti-Money Laundering Laws, International Trade Laws or Sanctions Laws or any Export Approvals.

(b) Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.

Section 4.27. Information Supplied. None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Stockholders or at the time of the Acquiror Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.28. Customers and Vendors.

(a) Section 4.28(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, (i) the top ten (10) utility and grid operator customers, (ii) the top ten (10) commercial and industrial customers and (iii) the top ten (10) vendors, each based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve months for the period ending September 30, 2021 (each group of persons, respectively, the “Top U&G Customers”, the “Top C&I Customers” and “Top Vendors”).

(b) Except as set forth on Section 4.28(b)(i) of the Company Disclosure Letter, none of the Top U&G Customers, Top C&I Customers or Top Vendors has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top U&G Customers, Top C&I Customers or Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses. Except as set forth on Section 4.28(b)(ii) of the Company Disclosure Letter, all of the Top U&G Customers, Top C&I Customers and Top Vendors have executed Contracts with the Company.

Section 4.29. Energy Regulatory. Neither the Company nor any of its Subsidiaries (i) is subject to regulation by the Federal Energy Regulatory Commission (“FERC”) as a “public utility”, “electric utility company”, “public-utility company” or “holding company” within the meaning of the, as applicable, Federal Power Act, as amended (“FPA”), or

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Public Utility Holding Company Act of 2005, (ii) has previously made at FERC, or currently has on file with FERC, any rate or other filings under FPA section 205, (iii) is subject to regulation as a “public utility”, “electric utility”, “electric corporation” or similar term by any state Governmental Authority, or (iv) is subject to regulation as a “public utility” or similar term by any Canadian Governmental Authority.

Section 4.30. No Additional Representation or Warranties. Except as provided in this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or Merger Sub or their Affiliates.

Article V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth in (a) in the case of Acquiror, any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding (i) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (ii) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.8, Section 5.12 and Section 5.15), or (b) in the case of Acquiror and Merger Sub, in the disclosure letter delivered by Acquiror and Merger Sub to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror and Merger Sub represent and warrant to the Company as follows:

Section 5.1. Organization. Each of Acquiror and Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents and the Governing Documents of Merger Sub, in each case, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.

Section 5.2. Due Authorization.

(a) Each of Acquiror and Merger Sub has all requisite company or corporate power, as applicable, and authority to (i) execute and deliver this Agreement and the other documents to which they are a party contemplated hereby, and (ii) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which Acquiror or Merger Sub is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (A) duly and validly authorized and approved by each of the Boards of Directors of Acquiror and Merger Sub, (B) determined by each of the Boards of Directors of Acquiror and Merger Sub as advisable to Acquiror and the Acquiror Stockholders and the sole stockholder of Merger Sub, as applicable, and recommended for approval by the Acquiror Stockholders and the sole stockholder of Merger Sub, as applicable, and (C) duly and validly authorized and approved by Acquiror as the sole stockholder of Merger Sub. No other company or corporate proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement and the other documents to which the Acquiror and Merger Sub are party contemplated hereby (other than the Acquiror Stockholder Approval). This Agreement has been, and at or prior to the Closing, the other documents to which the Acquiror and Merger Sub contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and Merger Sub, and this Agreement constitutes, and on or prior to the Closing, the other documents to which the Acquiror and Merger Sub

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are party contemplated hereby will constitute, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:

(i) the affirmative vote of a majority of the votes cast by holders of outstanding shares of Acquiror Class A Common Stock and Acquiror Class B Common Stock present in person or represented by proxy at the Acquiror Stockholders’ Meeting and entitled to vote thereon, voting together as a single class, shall be required to approve the (i) BCA Proposal, (ii) Nasdaq Proposal, (iii) Acquiror Incentive Plan Proposal and (iv) the Acquiror ESPP Proposal;

(ii) the affirmative vote of (A) holders of a majority of the outstanding shares of Acquiror Class A Common Stock and Acquiror Class B Common Stock, voting together as a single class, and (B) holders of a majority of the outstanding shares of Acquiror Class B Common Stock, voting separately as a single class, shall be required to approve the Amendment Proposal; and

(iii) a plurality vote of the votes cast by holders of outstanding shares of Acquiror Class B Common Stock present in person or represented by proxy at the Acquiror Stockholders’ Meeting and entitled to vote thereon, shall be required to approve the Director Proposal.

(c) The foregoing votes are the only votes of any of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby, including the Closing.

(d) At a meeting duly called and held, the Board of Directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 5.3. No Conflict. Subject to the Acquiror Stockholder Approval and the receipt of the Governmental Authorizations set forth in Section 4.5 of the Company Disclosure Letter, the execution and delivery of this Agreement by Acquiror and Merger Sub and the other documents to which Acquiror or Merger Sub is party contemplated hereby by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under, the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under, any applicable Law or Governmental Order applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement or (ii) be material to Acquiror.

Section 5.4. Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Acquiror or Merger Sub, nor are any assets of Acquiror’s or Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. As of the date hereof, each of Acquiror and Merger Sub is in compliance with all applicable Laws in all material respects. For the past three (3) years, Acquiror and Merger Sub have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.

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Section 5.5. SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since February 11, 2021, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.6. Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since February 11, 2021, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

(b) Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since February 11, 2021, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ Capital Market (the “Nasdaq”). The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the Nasdaq. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or prohibit or terminate the listing of Acquiror Class A Common Stock on the Nasdaq.

(d) The Acquiror SEC Filings contain true and complete copies of the audited balance sheet of Acquiror as of February 17, 2021, together with the auditor’s reports thereon (the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

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(f) Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

Section 5.7. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Authorization is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for applicable requirements of the HSR Act, securities Laws and the filing of the Merger Certificate in accordance with the DGCL.

Section 5.8. Trust Account. As of the date of this Agreement, Acquiror has at least $345,000,000 in the Trust Account (including, if applicable, an aggregate of approximately $12,075,000 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of February 11, 2021, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than stockholders of Acquiror holding Acquiror Common Shares sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay franchise Tax, income Tax and similar obligations and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the Effective Time, no Acquiror Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Stockholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror or Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date.

Section 5.9. Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10. Absence of Changes. Since February 17, 2021, (a) there has not been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement and (b) Acquiror and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

Section 5.11. No Undisclosed Liabilities. Except for any fees and expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, as of the date of this Agreement, there is no liability, debt or obligation of or claim or judgment against Acquiror or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror and Merger Sub, or (c) which would not be, or would not reasonably be expected to be, material to Acquiror. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.

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Section 5.12. Capitalization of Acquiror.

(a) As of the date of this Agreement, the authorized share capital of Acquiror is $11,100.00 divided into (i) 100,000,000 shares of Acquiror Class A Common Stock, of which 34,500,000 shares are issued and outstanding, (ii) 10,000,000 shares of Acquiror Class B Common Stock, of which 8,625,000 shares are issued and outstanding, and (iii) 1,000,000 preferred shares of par value $0.0001 each, of which no shares are issued and outstanding (clauses (i), (ii) and (iii), collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents, and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b) Subject to the terms of conditions of the Acquiror Warrant Agreement, the Acquiror Warrants will be exercisable after giving effect to the Merger for one share of Acquiror Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share. As of the date of this Agreement, 8,625,000 Acquiror Public Warrants and 6,266,667 Acquiror Private Placement Warrants are issued and outstanding. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Subscription Agreements, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities.

(c) Except as set forth in this Section 5.12 or as contemplated by this Agreement or the other documents contemplated hereby, and other than in connection with the PIPE Investment, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(d) The Aggregate Merger Consideration and the Acquiror Common Shares, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

(e) On or prior to the date of this Agreement, Acquiror has entered into Subscription Agreements with PIPE Investors, true and correct copies of which have been provided to the Company on or prior to the date of this Agreement, pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from Acquiror, shares of Acquiror Class A Common Stock, and, if applicable, Closing Warrants for a PIPE Investment Amount of at least $100,000,000 (such amount, the “Committed PIPE Investment Amount”), at least $10,000,000 of which shall be in respect of such shares and Closing Warrants to be so purchased by one or more Broadscale PIPE Investors. On or prior to the date of this Agreement, Acquiror has identified to the Company each of the PIPE Investors (or has caused the identification

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of each such PIPE Investor to the Company) who are providing the Committed PIPE Investment Amount and, to the knowledge of Acquiror, the Company has not exercised its right to reasonably object to any such PIPE Investor as of the date of this Agreement. Such Subscription Agreements are in full force and effect with respect to, and binding on, Acquiror and, to the knowledge of Acquiror, on each PIPE Investor party thereto, in accordance with their terms.

(f) Acquiror has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.13. Brokers’ Fees. No broker, finder, investment banker or other Person (except the Person(s) set forth on Section 5.13 of the Acquiror Disclosure Letter) is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.14. Indebtedness. Neither Acquiror nor Merger Sub has any Indebtedness other than Working Capital Loans.

Section 5.15. Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to Acquiror or Merger Sub have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) Acquiror and its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person all material Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts required to have been so paid over, and complied in all material respects with all applicable reporting requirements with respect to such Taxes.

(c) There are no Liens for any material Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Sub.

(d) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed in writing by any Governmental Authority against Acquiror or Merger Sub that remains unpaid except for claims, assessments, deficiencies or proposed adjustments being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e) To the knowledge of the Acquiror, there are no ongoing or pending Legal Proceedings with respect to any material Taxes of Acquiror or Merger Sub. There are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material Taxes of Acquiror or Merger Sub.

(f) No written claim has been made by any Governmental Authority where Acquiror or Merger Sub does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(g) Neither Acquiror nor Merger Sub is a party to any Tax indemnification or Tax sharing or similar agreement (other than any Contract solely between Acquiror and Merger Sub or any customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(h) Neither Acquiror nor Merger Sub has been a party to any transaction treated by the parties as a distribution of stock qualifying under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i) Neither Acquiror nor Merger Sub (i) is liable for Taxes of any other Person (other than Acquiror or Merger Sub) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than any customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Acquiror or Merger Sub.

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(j) To the knowledge of the Acquiror and Merger Sub, neither Acquiror nor Merger Sub has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(k) Neither Acquiror nor Merger Sub has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(l) Neither Acquiror nor Merger Sub will be required to include any material amount in taxable income, exclude any material item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale, material excess loss account or material deferred intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law), or open transaction disposition made prior to the Closing outside the ordinary course of business, (ii) any prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law).

(m) Acquiror and Merger Sub have not taken any action or knowingly failed to take any action, nor to the knowledge of Acquiror are there any facts or circumstances, which action, inaction, facts, or circumstance could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 5.16. Business Activities.

(a) Since formation, neither Acquiror nor Merger Sub have conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or Merger Sub.

(b) Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d) As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), neither Acquiror nor Merger Sub are party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $1,000,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans.

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Section 5.17. Stock Market Quotation. As of the date hereof, the Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the Nasdaq under the symbol “SCLE.” As of the date hereof, the Acquiror Public Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “SCLEW.” As of the Closing, after giving effect to the other transactions contemplated by this Agreement (and by the other agreements contemplated hereby) to occur prior to the Closing, the Acquiror Class A Common Stock and the Acquiror Public Warrants will be registered pursuant to Section 12(b) of the Exchange Act and listed for trading on the Nasdaq. Acquiror is in compliance with the rules of the Nasdaq, and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on the Nasdaq. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.18. Registration Statement, Proxy Statement and Proxy Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) of the Securities Act and/or filed pursuant to Section 14A of the Exchange Act, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) of the Securities Act and/or Section 14A of the Exchange Act, the date the Proxy Statement/Registration Statement or the Proxy Statement, as applicable, is first mailed to the Acquiror Stockholders and at the time of the Acquiror Stockholders’ Meeting, the Proxy Statement/Registration Statement or the Proxy Statement, as applicable (together with any amendments or supplements thereto), will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement.

Section 5.19. No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and Merger Sub, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is,” “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.20. No Additional Representation or Warranties. Except as provided in this Article V, neither Acquiror nor Merger Sub nor any of their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors, have made their own investigation of Acquiror, Merger Sub and their respective

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Subsidiaries and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, Merger Sub or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, Merger Sub and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub or any of their Affiliates or any of their respective directors, officers, employees, stockholders, partners, members or representatives or otherwise.

Article VI

COVENANTS OF THE COMPANY

Section 6.1. Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as otherwise explicitly contemplated by this Agreement or the Ancillary Agreements or required by Law or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use commercially reasonable efforts to (x) operate the business of the Company in the ordinary course consistent with past practice and (y) preserve intact the Company’s present business organization, retain the Company’s current officers, use best efforts to preserve the Company’s relationships with Governmental Authorities and preserve the Company’s relationships with its key suppliers and customers (if applicable). Without limiting the generality of the foregoing, except as set forth on Section 6.1 of the Company Disclosure Letter, or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or required by Law:

(a) change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries or form or cause to be formed any new Subsidiary of the Company (other than the formation of a wholly owned Subsidiary of the Company in connection with a Permitted Transaction);

(b) make or declare any dividend or distribution to the equityholders of the Company or make any other distributions in respect of any shares of the Company Capital Stock or the equity interests of the Company or any of its Subsidiaries;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests, (ii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company or (iii) purchases or redemptions pursuant to exercises of Company Options issued and outstanding as of the date hereof or the withholding of shares to satisfy net settlement or Tax obligations with respect to Company Awards outstanding as of the date hereof in accordance with the terms of such Company Awards;

(e) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.12(a) of the Company Disclosure Letter, in each case, other than in the ordinary course of business or as required by Law;

(f) sell, assign, transfer, convey, lease or otherwise dispose of, or create or incur any Lien (except for a Permitted Lien) on, any material tangible assets or properties of the Company or its Subsidiaries, except for (i) dispositions of obsolete or worthless equipment (ii) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries and (iii) transactions in the ordinary course of business consistent with past practice;

(g) acquire any ownership interest in any real property;

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(h) except as otherwise required by Law, the existing Company Benefit Plan in effect on the date hereof or the Contracts listed on Section 4.12 of the Company Disclosure Letter, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee of the Company or its Subsidiaries receiving annual base compensation of less than $200,000 in the ordinary course of business consistent with past practice, (ii) hire or terminate any officer, director or employee of the Company or any Subsidiary receiving annual base compensation equal to or in excess of $200,000, other than terminations of employment for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan, except in the ordinary course of business consistent with past practice which do not result in materially increased costs to Company or as permitted by another clause of this Section 6.1(h), (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries to any employee of the Company or any of the Company’s Subsidiaries or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries except in the ordinary course of business consistent with past practice for employees who are not executive officers, to the extent that the actions (individually or in the aggregate) do not materially increase costs to the Surviving Corporation;

(i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof (other than any such acquisition or merger for consideration not exceeding $2 million individually or $4 million in the aggregate, in each case, that would not require (i) the disclosure of any financial statements or other information with respect to such acquisition or merger under applicable securities Laws or otherwise delay the effectiveness of the Registration Statement (or the Proxy Statement/Registration Statement) or the filing of the Resale Registration Statement and (ii) any waiting period under applicable Law or approval of any Governmental Authority or otherwise delay or prohibit the Closing (such acquisition or merger, a “Permitted Transaction”); provided that the Company shall consult with Acquiror with respect to any Permitted Transaction and consider in good faith Acquiror’s recommendations with respect to any such Permitted Transaction);

(j) (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or otherwise incur or assume any Indebtedness, or (ii) guarantee any Indebtedness of another Person, except in the ordinary course of business consistent with past practice;

(k) (i) make, change, or revoke any material Tax election, (ii) materially amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (iv) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement (other than any Contract solely between the Company and its existing Subsidiaries or any customary commercial Contract (or Contract entered into in the ordinary course of business) not primarily related to Taxes), (v) settle any claim or assessment in respect of material Taxes, (vi) surrender or allow to expire any right to claim a refund of material Taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes;

(l) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;

(m) (i) issue any additional shares of Company Capital Stock or securities exercisable for or convertible into shares of Company Capital Stock, other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Options or upon settlement of Company RSUs pursuant to their terms in the ordinary course of business under the Company Incentive Plan and the applicable award agreements, in each case, outstanding on the date of this Agreement in accordance with their terms as in effect as of the date of this Agreement, (B) equity or equity-based compensation permitted under subclause (ii), or (C) as consideration on a Permitted Transaction, or (ii) grant any additional Company Awards or other equity or equity-based compensation, except for grants of Company Awards that do not vest prior to the Closing to any employee of the Company or its Subsidiaries whose annual cash compensation is less than $200,000 in connection with new hires and promotions in the ordinary course of business consistent with past practice;

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(n) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Merger);

(o) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $500,000 in the aggregate;

(p) grant to, or agree to grant to, any Person rights to any Intellectual Property that is material to the Company and its Subsidiaries (other than non-exclusive licenses granted in the ordinary course of business consistent with past practice), or dispose of, abandon or permit to lapse any rights to any Company Registered Intellectual Property, other than with respect to immaterial Company Registered Intellectual Property whose cost of prosecution or maintenance, in the reasonable exercise of the Company’s or any of its Subsidiary’s business judgement, would outweigh any benefit to the Company of prosecution or maintaining such item;

(q) disclose or agree to disclose to any Person (other than Acquiror or any of its representatives) any trade secret of the Company or any of its Subsidiaries, other than to service providers and development partners on a need-to-know basis in the ordinary course of business consistent with past practice and pursuant to obligations to use such information, know-how or process solely for purposes of providing such services or to collaborate on such development projects with the Company or any of its Subsidiaries (as applicable), and to maintain the confidentiality thereof;

(r) make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 6.1(r) of the Company Disclosure Letter, in the aggregate;

(s) manage the Company’s and its Subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

(t) enter into, modify, amend, renew or extend any Collective Bargaining Agreement, other than as required by applicable Law, or recognize or certify any Labor Organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(u) amend in a manner materially detrimental to the Company or any of its Subsidiaries, terminate without replacement or fail to use reasonable efforts to maintain, any License material to the conduct of the business of the Company and its Subsidiaries, taken as a whole;

(v) take any action, or knowingly fail to take any action, where such action or failure to act is reasonably likely to cause any representation made in Section 4.29 to be untrue;

(w) waive the restrictive covenant obligations of any current or former employee of the Company or any of the Company’s Subsidiaries;

(x) (i) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person, in each case, except where such limitation or grant does not, and would not be reasonably likely to, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole;

(y) terminate without replacement or amend in a manner materially detrimental to the Company or any of its Subsidiaries, taken as a whole, any insurance policy insuring the business of the Company or any of the Company’s Subsidiaries; or

(z) enter into any agreement to do any action prohibited under this Section 6.1.

Section 6.2. Inspection. Subject to confidentiality obligations (whether contractual, imposed by applicable Law or otherwise) that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with

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such confidentiality obligation), and to the extent permitted by applicable Law, (a) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request; provided that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company, and (b) the Company shall, and shall cause its Subsidiaries to provide to Acquiror and, if applicable, its accountants, counsel or other representatives, (x) such information and such other materials and resources relating to any Legal Proceeding initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of the Company and its Subsidiaries during the Interim Period, in each case, as Acquiror or such representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such Legal Proceedings or otherwise relating to any compliance and risk management matters or decisions of the Company or its Subsidiaries, and (z) copies of any communications sent or received by the Company or its Subsidiaries in connection with such Legal Proceedings, matters and decisions (and, if any such communications occurred orally, the Company shall, and shall cause its Subsidiaries to, memorialize such communications in writing to Acquiror). All information obtained by Acquiror, Merger Sub or their respective representatives pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement.

Section 6.3. Preparation and Delivery of Additional Company Financial Statements.

(a) The Company shall use reasonable best efforts to deliver to Acquiror, as soon as reasonably practicable following the date of this Agreement, audited consolidated balance sheets and statements of operations, comprehensive loss, stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the years ended December 31, 2020, and December 31, 2019, together with the auditor’s reports thereon, which comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (collectively, the “PCAOB Financial Statements”); provided that upon delivery of such PCAOB Financial Statements, such financial statements shall be deemed “Audited Financial Statements” for the purposes of this Agreement and the representation and warranties set forth in Section 4.8 shall be deemed to apply to the such Audited Financial Statements with the same force and effect as if made as of the date of this Agreement.

(b) The Company shall be prepared to deliver the PCAOB Financial Statements to Acquiror within ten (10) Business Days after the date hereof, subject to Acquiror’s and the Company’s preparation of the Proxy Statement/Registration Statement as described in Section 8.2(a).

(c) The Company shall use its reasonable best efforts to deliver to Acquiror, as soon as reasonably practicable following the date of this Agreement, the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ deficit, and cash flow of the Company and its Subsidiaries as of and for the nine-month period ended September 30, 2021 (the “Q3 2021 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided that upon delivery of such Q3 2021 Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the Q3 2021 Financial Statements with the same force and effect as if made as of the date of this Agreement.

(d) If the Closing has not occurred prior to February 14, 2022, and this Agreement has not been earlier terminated pursuant to Article X then as soon as reasonably practicable following February 14, 2022, the Company shall deliver to Acquiror the audited consolidated balance sheet and the related audited consolidated statements of operations, comprehensive income (loss), stockholders’ deficit, and cash flows of the Company and its Subsidiaries as of and for the year ending December 31, 2021, together with the auditor’s reports thereon, which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant (the “2021 Audited Financial Statements”); provided that upon delivery of such 2021 Audited Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the 2021 Audited Financial Statements with the same force and effect as if made as of the date of this Agreement.

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(e) The Company shall use its reasonable best efforts to deliver to Acquiror, as soon as reasonably practicable following the date hereof, any additional financial or other information reasonably requested by Acquiror to prepare pro forma financial statements required under federal securities Laws to be included in Acquiror’s filings with the SEC (including, if applicable, the Proxy Statement/Registration Statement).

(f) The Company shall use its reasonable best efforts to cause its independent auditors to provide any necessary consents to the inclusion of the financial statements set forth in Section 4.8 and this Section 6.3 in Acquiror’s filings with the SEC in accordance with the applicable requirements of federal securities Laws.

Section 6.4. Affiliate Agreements. At or prior to the Closing, the Company shall terminate or settle, or cause to be terminated or settled, without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, all Affiliate Agreements (other than those set forth on Section 6.4 of the Company Disclosure Letter) and provide Acquiror with evidence of such termination or settlement reasonably satisfactory to Acquiror.

Section 6.5. Pre-Closing Company Documentation. On or prior to the Closing Date, the Company shall take the actions set forth on Section 6.5 of the Company Disclosure Letter. The Company shall take all such actions as are reasonably necessary so that Section 3 of the Voting Agreement shall apply to the transactions contemplated hereby and the “Stockholders” as defined in the Voting Agreement shall take the actions specified in Section 3.2 of the Voting Agreement prior to the Closing.

Section 6.6. Acquisition Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Company and its Subsidiaries shall not, and the Company shall instruct and use its reasonable best efforts to cause its representatives, not to (a) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal.

Section 6.7. Treatment of Certain Existing Indebtedness. On or before the Closing, the Company shall deliver a customary “payoff letter” or similar document to Acquiror for the Secured Loan Agreement (the “Secured Payoff Letter”), which Secured Payoff Letter shall (i) specify the aggregate amount required to be paid to fully satisfy all amounts outstanding as of the Closing with respect to the Secured Loan Agreement (the “Secured Payoff Amount”), (ii) state that upon receipt of the Secured Payoff Amount under such Secured Payoff Letter, the payment obligations of the Company and its Subsidiaries under the Secured Loan Agreement and all related loan documents shall be automatically terminated and (iii) provide for the release of all guarantees, Liens and other security over the properties and assets of the Company and its Subsidiaries securing any obligations under the Secured Loan Agreement upon payment of the Secured Payoff Amount.

Article VII

COVENANTS OF ACQUIROR

Section 7.1. Employee Matters.

(a) Equity Plans. Prior to the Closing Date, Acquiror shall approve and adopt (x) an equity incentive plan in the form attached hereto as Exhibit E (with such changes as may be agreed in writing by Acquiror and the Company) (the “Equity Incentive Plan”), (y) the form Restricted Stock Unit Agreement attached hereto as Exhibit F, and the form Option Award Agreement attached hereto as Exhibit G (with such changes that may be agreed in writing by Acquiror and the Company), and (z) an employee stock purchase plan in substantially the form attached hereto as Exhibit H (with such changes that may be agreed in writing by Acquiror and the Company) (the “ESPP”). Within two (2) Business Days following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file

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an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the Acquiror Common Stock issuable under the Equity Incentive Plan and the ESPP, and Acquiror shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Equity Incentive Plan or acquired under the ESPP remain outstanding.

(b) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, all provisions contained in this Section 7.1 are included for the sole benefit of Acquiror and the Company, and nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, policy, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, policy, program, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, policy, program, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 7.2. Trust Account Proceeds and Related Available Equity.

(a) The parties to this Agreement do not have any intention as of the Effective Time to use, or to cause to be used, any amount of the Available Acquiror Cash to effect any additional repurchase, redemption or other acquisition of outstanding shares of Acquiror Common Stock within the six (6)-month period after the Closing.

(b) Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Stockholders pursuant to the Acquiror Share Redemptions, and (2) pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.3. Listing. From the date hereof through the Effective Time, Acquiror shall ensure Acquiror remains listed as a public company on the Nasdaq, and shall prepare and submit to Nasdaq a listing application, if required under Nasdaq rules, covering the shares of Acquiror Common Stock issuable in the Merger, and shall use reasonable best efforts to obtain approval for the listing of such shares of Acquiror Common Stock and the Company shall reasonably cooperate with Acquiror with respect to such listing.

Section 7.4. No Solicitation by Acquiror. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall instruct its and their representatives acting on its and their behalf, not to, (a) make any proposal or offer that constitutes a Business Combination Proposal, (b) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (c) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives. From and after the date hereof, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its representatives acting on its behalf, its Subsidiaries and their respective representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).

Section 7.5. Acquiror Conduct of Business.

(a) During the Interim Period, Acquiror shall, and shall cause Merger Sub to, except as contemplated by this Agreement (including as contemplated by the PIPE Investment), the Ancillary Agreements or required by Law or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld,

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delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause Merger Sub not to, except as otherwise contemplated by this Agreement (including as contemplated by the PIPE Investment) or the Ancillary Agreements or as required by Law:

(i) seek any approval from the Acquiror Stockholders to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;

(ii) except as contemplated by the Transaction Proposals, (A) make or declare any dividend or distribution to the stockholders of Acquiror or make any other distributions in respect of any of Acquiror’s or Merger Sub’s capital stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or Merger Sub’s capital stock or equity interests, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Sub, other than a redemption of shares of Acquiror Class A Common Stock made as part of the Acquiror Share Redemptions;

(iii) take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;

(iv) other than as expressly required by the Sponsor Side Letter, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(v) (A) make, change, or revoke any material Tax election, (B) amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method in respect of material Taxes, (D) enter into any closing agreement in respect of material Taxes or enter into any Tax sharing or similar agreement (other than any Contract solely between Acquiror and Merger Sub or any customary commercial Contract (or Contract entered into in the ordinary course of business) not primarily related to Taxes), (E) settle any claim or assessment in respect of material Taxes, (F) surrender or allow to expire any right to claim a refund of material Taxes; or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes;

(vi) issue or sell any debt securities or warrants or other rights to acquire any debt securities of Acquiror or any of Acquiror’s Subsidiaries or guaranty any debt securities of another Person, or incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than (A) fees and expenses incurred in support of the transactions contemplated by this Agreement and the Ancillary Agreements or in support of the ordinary course operations of Acquiror (which the parties agree shall include any Indebtedness in respect of any Working Capital Loan incurred in the ordinary course of business), (B) any Indebtedness for borrowed money or guarantee incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $100,000, and (C) any Indebtedness for borrowed money or guarantee incurred between Acquiror and Merger Sub;

(vii) other than with respect to the PIPE Investment or pursuant to Section 8.2(b), (A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than the issuance of the Aggregate Merger Consideration, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant or the Acquiror Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

(viii) enter into any agreement to do any action prohibited under this Section 7.5.

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(b) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

Section 7.6. Post-Closing Directors and Officers of Acquiror. Subject to the terms of the Acquiror’s Governing Documents, Acquiror shall take all such actions within its power as may be necessary or appropriate such that immediately following the Effective Time:

(a) the Board of Directors of Acquiror shall consist of nine (9) directors, which shall initially include:

(i) one (1) director nominee to be designated by Acquiror (and reasonably acceptable to the Company) pursuant to written notice to be delivered to the Company as soon as reasonably practicable following the date of this Agreement; and

(ii) eight (8) director nominees to be designated by the Company (and consented to by Acquiror) pursuant to written notice to Acquiror as soon as reasonably practicable following the date of this Agreement;

(b) the Board of Directors of Acquiror shall have a majority of “independent” directors for the purposes of Nasdaq, each of whom shall serve in such capacity in accordance with the terms of the Acquiror’s Governing Documents following the Effective Time; and

(c) the initial officers of Acquiror shall be as set forth on Section 2.6(b) of the Company Disclosure Letter, who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the Effective Time.

Section 7.7. Indemnification and Insurance.

(a) From and after the Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the (x) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “Company Indemnified Parties”) and (y) Acquiror and each of its Subsidiaries (together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Effective Time provisions in their respective Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 7.7.

(b) For a period of six (6) years from the Effective Time, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms no less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by Acquiror

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or the Company, as applicable, for such insurance policy for the year ended December 31, 2020; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.7 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.7 shall survive the consummation of the Merger indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 7.7. The D&O Indemnified Parties are intended third-party beneficiaries of this Section 7.7.

(d) As of the Effective Time, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

Section 7.8. Acquiror Public Filings. From the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.9. PIPE Subscriptions. Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not increase conditionality or impose any new obligation on the Company or Acquiror, reduce the Committed PIPE Investment Amount or subscription amount under any Subscription Agreement or reduce or impair the rights of Acquiror under any Subscription Agreement, Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of shares of Acquiror Class A Common Stock or, if applicable, Closing Warrants contemplated thereby. Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the PIPE Investors to pay to (or as directed by) Acquiror the applicable purchase price under each PIPE Investor’s applicable Subscription Agreement in accordance with its terms.

Section 7.10. Stockholder Litigation. In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Board of Directors of Acquiror by any Acquiror Stockholder prior to the Closing, Acquiror shall promptly notify the Company of any such litigation and keep the Company reasonably informed with respect to the status thereof. Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation if and to the extent all such settlement payments exceed $500,000 in the aggregate without the prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

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Article VIII

JOINT COVENANTS

Section 8.1. HSR Act; Other Filings.

(a) In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests.

(b) Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c) Acquiror shall cooperate in good faith with Antitrust Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Antitrust Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger, including, with the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned, delayed or denied), (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Agreement End Date.

(d) Acquiror shall pay fifty percent (50%) of all filing fees payable to the Antitrust Authorities in connection with the transactions contemplated by this Agreement and the Company shall pay fifty percent (50%) of all filing fees payable to the Antitrust Authorities in connection with the transactions contemplated by this Agreement.

(e) With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

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Section 8.2. Preparation of Proxy Statement/Registration Statement; Stockholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the Acquiror Stockholders relating to the Acquiror Stockholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of the shares of Acquiror Common Stock that constitute the Aggregate Merger Consideration to be received by the equityholders of the Company (other than (1) certain equity securities issuable under the Equity Incentive Plan that are based on Acquiror Common Stock and constitute a portion of the Aggregate Merger Consideration, which shall instead be registered by Acquiror pursuant to an effective registration statement on Form S-8 (or other applicable form, including Form S-1 or Form S-3) in accordance with Section 7.1(a) and (2) the shares of Acquiror Common Stock that constitute the Aggregate Merger Consideration to be received by the Requisite Company Stockholders, which shall instead be registered by Acquiror on a registration statement on Form S-1 (the “Resale Registration Statement”)) (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the Nasdaq) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Stockholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and their counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

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(iii) Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Stockholders and at the time of the Acquiror Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Stockholders.

(v) Promptly following the execution of this Agreement, Acquiror and the Company shall reasonably cooperate (including causing their respective Subsidiaries and representatives to cooperate) and jointly prepare the Resale Registration Statement to enable the Acquiror to file the Resale Registration Statement with the SEC as soon as reasonably practicable following the Closing, and in any event within thirty (30) days of the Closing. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Resale Registration Statement to comply in all material respects with the rules and regulations promulgated by the SEC. Acquiror and the Company shall reasonably cooperate (including causing their respective Subsidiaries and representatives to cooperate) to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by the Resale Registration Statement, and each of the Acquiror and the Company shall, respectively, furnish all information concerning itself, its Subsidiaries and its respective members or stockholders as may be reasonably requested in connection with the foregoing. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders, and information regarding such other matters, in each case as may be reasonably necessary or advisable or as may be reasonably requested by the other in connection with the Resale Registration Statement and the transactions contemplated thereby, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the Nasdaq) in connection with the Resale Registration Statement and the transactions contemplated thereby.

(b) Acquiror Stockholder Approval.

(i) Acquiror shall (x) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (A) cause the Proxy Statement to be disseminated to Acquiror Stockholders in compliance with applicable Law, (B) solely with respect to the Transaction Proposals, duly (1) give notice of and (2) convene and hold a general meeting (the “Acquiror Stockholders’ Meeting”) in accordance with Acquiror’s Governing Documents and applicable Nasdaq rules for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (C) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals, and (y) provide its stockholders with the opportunity to elect to effect an Acquiror Share Redemption.

(ii) Acquiror shall, through its Board of Directors, recommend to (x) its stockholders the (A) approval of the change of Acquiror’s name to “Voltus Technologies, Inc.”, (B) amendment and restatement of Acquiror’s Governing Documents, in the forms attached as Exhibits A and B to this Agreement (with such changes as may be agreed in writing by Acquiror and the Company) (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement), including any separate or unbundled proposals as are required to implement the foregoing (including clause (A) of this Section 8.2(b)(ii)) (the “Amendment Proposal”), (C) the adoption

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and approval of this Agreement in accordance with applicable Law and exchange rules and regulations (the “BCA Proposal”), (D) approval of the issuance of shares of Acquiror Common Stock and Closing Warrants in connection with the Merger and PIPE Investment (including the issuance of more than one percent (1%) of shares of Acquiror Common Stock to a “related party” pursuant to the rules of the Nasdaq as contemplated by the Subscription Agreements with the applicable PIPE Investors) (the “Nasdaq Proposal”), (E) approval of the adoption by Acquiror of the ESPP (the “Acquiror ESPP Proposal”) and the Equity Incentive Plan and associated forms of award agreements described in Section 7.1 (the “Acquiror Incentive Plan Proposal”), (F) the election of directors effective as of the Closing as contemplated by Section 7.6 (the “Director Proposal”), (G) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (H) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby and (I) adjournment of the Acquiror Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (I), together, the “Transaction Proposals”), and include such recommendations in the Proxy Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the stockholders of Acquiror that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the stockholders of Acquiror described in the Recitals hereto, a “Modification in Recommendation”).

(iii) To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholders’ Meeting shall not be affected by any Modification in Recommendation, (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Stockholders’ Meeting and submit for approval the Transaction Proposals and (z) Acquiror agrees that if the Acquiror Stockholder Approval shall not have been obtained at any such Acquiror Stockholders’ Meeting, then Acquiror shall promptly continue to take all such necessary actions, including the actions required by this Section 8.2(b), and hold additional Acquiror Stockholders’ Meetings in order to obtain the Acquiror Stockholder Approval. Acquiror may only adjourn the Acquiror Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Stockholders prior to the Acquiror Stockholders’ Meeting; provided that the Acquiror Stockholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Acquiror Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of shares of Acquiror Class A Common Stock the opportunity to elect redemption of such shares of Acquiror Class A Common Stock in connection with the Acquiror Stockholders’ Meeting, as required by Acquiror’s Governing Documents.

(c) Company Stockholder Approval.

(i) Upon the terms set forth in this Agreement, the Company shall use its reasonable best efforts to obtain promptly after the execution of this Agreement, and in any event no later than the Company Stockholder Approval Deadline, a written consent from the Requisite Company Stockholders, pursuant to which such Requisite Company Stockholders will approve and adopt the matters required for the Company Stockholder Approval (the “Written Consent”). The Written Consent shall be irrevocable with respect to all Company Capital Stock owned beneficially or of record by the Requisite Company Stockholders or as to which such Requisite Company Stockholders have, directly or indirectly, the right to vote or direct the voting thereof.

(ii) As promptly as reasonably practicable following the execution and delivery of this Agreement, the Company shall prepare and distribute to the equityholders of the Company who as of the Company Stockholder Approval Deadline had not executed and delivered the Written Consent a notice of action by written consent and appraisal rights as required by Sections 228 and 262 of the DGCL, as well as any additional information required by applicable Law or the Governing Documents of the Company (the

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“Stockholder Notice”). Acquiror shall be provided with a reasonable opportunity to review and comment on the Stockholder Notice and shall cooperate with the Company in the preparation of the Stockholder Notice and promptly provide all reasonable information regarding Acquiror and Merger Sub reasonably requested by the Company.

Section 8.3. Support of Transaction. Without limiting any covenant contained in Article VI, or Article VII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain as soon as practicable all material consents and approvals of third parties (including any Governmental Authority) that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as soon as practicable as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable and in accordance with all applicable Law. Notwithstanding anything to the contrary contained herein, no action taken by the Company under this Section 8.3 will constitute a breach of Section 6.1. As promptly as possible after the Effective Time, and in no event later than ten (10) Business Days, the Company shall make all required notifications and filings as set forth on Section 4.5 of the Company Disclosure Letter.

Section 8.4. Tax Matters. All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement shall constitute Company Transaction Expenses.

Section 8.5. Cooperation; Consultation.

(a) Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties mutually agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (a) by providing such information and assistance as the other party may reasonably request (including the Company providing such financial statements and other financial data relating to the Company and its Subsidiaries as would be required (x) if Acquiror were filing a general form for registration of securities under Form 10 following the consummation of the transactions contemplated hereby and (y) for the Resale Registration Statement), (b) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions and due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

(b) From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 11.12), until the Closing Date, Acquiror shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the Company and its financial advisors reasonably informed with respect to the PIPE Investment and the rotation of the Acquiror Common Shares during such period, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Company or its financial advisors with respect to such matters; provided that each of Acquiror and the Company acknowledges and agrees that none of their respective financial advisors shall be entitled to any fees with respect to the PIPE Investment unless otherwise mutually agreed by the Company and Acquiror in writing; provided, further, that the Company’s financial advisors shall, at the option of such financial advisors, be credited as a placement agent with respect to the PIPE Investment.

Section 8.6. Section 16 Matters. Prior to the Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of the Company Capital Stock or acquisitions of Acquiror Common Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who is or may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.

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Article IX

CONDITIONS TO OBLIGATIONS

Section 9.1. Conditions to Obligations of Acquiror, Merger Sub and the Company. The obligations of Acquiror, Merger Sub and the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The Acquiror Stockholder Approval shall have been obtained;

(b) The Company Stockholder Approval shall have been obtained;

(c) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

(d) The waiting period or periods under the HSR Act applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have expired or been terminated;

(e) There shall not be in force any Governmental Order enjoining or prohibiting the consummation of the Merger or any Law that makes the consummation of the Merger illegal or otherwise prohibited; provided that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(f) Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act); and

(g) The Registration Statement Securities shall have been approved for listing on Nasdaq.

Section 9.2. Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

(a) (i) The representations and warranties of the Company contained in the first sentence of Section 4.6(a) shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, (ii) the Company Fundamental Representations (other than the first sentence of Section 4.6(a)) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, and (iii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b) Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects; and

(c) There shall not have occurred a Company Material Adverse Effect after the date of this Agreement.

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Section 9.3. Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) (i) The representations and warranties of Acquiror contained in Section 5.12 shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement and (ii) each of the representations and warranties of Acquiror contained in this Agreement (other than Section 5.12) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonable be expected to have a material adverse effect on Acquiror’s ability to consummate the transactions contemplated by this Agreement;

(b) Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects; and

(c) (i) The amount of cash available in the Trust Account following the Acquiror Stockholders’ Meeting, after deducting the amount required to satisfy the Acquiror Share Redemption Amount (but prior to payment of (x) any deferred underwriting commissions being held in the Trust Account, and (y) any Company Transaction Expenses or Acquiror Transaction Expenses, as contemplated by Section 11.6), plus (ii) the PIPE Investment Amount actually received by Acquiror prior to or substantially concurrently with the Closing pursuant to (A) Subscription Agreements entered into on or prior to the date hereof or (B) agreements entered into after the date hereof with Persons, on terms and in amounts with the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), plus (iii) the aggregate gross purchase price of any other purchase of shares of Acquiror Class A Common Stock actually received by Acquiror prior to or substantially concurrently with the Closing with Persons, on terms and in amounts with the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned) (the sum of (i), (ii) and (iii), the “Available Acquiror Cash”), is equal to or greater than $200,000,000.

Article X

TERMINATION/EFFECTIVENESS

Section 10.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by mutual written consent of the Company and Acquiror;

(b) by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger or if there shall be adopted any Law that permanently makes consummation of the Merger illegal or otherwise prohibited; provided that such Governmental Authority has jurisdiction over the parties hereto with respect to the Merger;

(c) by the Company or Acquiror if the Acquiror Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d) by the Company if there has been a Modification in Recommendation;

(e) by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become

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effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before nine (9) months after the date hereof (the “Agreement End Date”), unless Acquiror is in material breach hereof;

(f) by Acquiror if the Company Stockholder Approval shall not have been obtained by the Company Stockholder Approval Deadline; or

(g) by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.

Section 10.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for fraud or any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

Article XI

MISCELLANEOUS

Section 11.1. Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated February 11, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in the trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public stockholders; and (iii) if Acquiror holds a stockholder vote to amend Acquiror’s amended and restated memorandum and articles of association to modify the substance or timing of the obligation to redeem 100% of Acquiror Common Shares if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any Acquiror Common Shares properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

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Section 11.2. Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors (or similar governing body) or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email, addressed as follows:

(a) If to Acquiror or Merger Sub prior to the Closing, or to Acquiror after the Effective Time, to:

Broadscale Acquisition Corp.

1845 Walnut Street

Suite 1111

Philadelphia, Pennsylvania 19103

Attention:   Jeffrey F. Brotman

Email:         jbrotman@hepcollc.com

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:   Howard L. Ellin
C. Michael Chitwood

Email:         howard.ellin@skadden.com
michael.chitwood@skadden.com

(b) If to the Company prior to the Closing, or to the Surviving Corporation after the Effective Time, to:

Voltus, Inc.

2443 Fillmore Street, #308-3427

San Francisco, California 94115

Attention:   Gregg Dixon
Laurie Harrison

Email:         greggdixon@voltus.co
lharrison@voltus.co

with copies to (which shall not constitute notice):

Latham & Watkins LLP

811 Main Street

Suite 3700

Houston, Texas 77002

Attention:   Ryan Maierson
Spencer Ricks
Andrew Moosmann

Email:         Ryan.Maierson@lw.com
Spencer.Ricks @lw.com
Andrew.Moosmann@lw.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

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Section 11.4. Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.5. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any rights or remedies under or by reason of this Agreement; provided, however, that (a) the D&O Indemnified Parties are intended third-party beneficiaries of, and may enforce, Section 7.7, and (b) the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.

Section 11.6. Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants. If the Closing shall not occur, the Company shall be responsible for the Company Transaction Expenses, and Acquiror shall be responsible for the Acquiror Transaction Expenses (including the expenses of both parties set forth in clauses (b) and (c) of the definition of Acquiror Transaction Expenses). If the Closing shall occur, Acquiror shall (x) pay or cause to be paid, the Company Transaction Expenses, and (y) pay or cause to be paid, the Acquiror Transaction Expenses, in each of case (x) and (y), in accordance with Section 2.4(c). For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 11.6 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.

Section 11.7. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.8. Headings; Counterparts; Effectiveness. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures to this Agreement may be delivered by email (including by .pdf, .tif, .gif, .jpeg or similar formatted attachment thereto) by any party and such signature will be deemed binding for all purposes hereof without delivery of an original signature being thereafter required. This Agreement shall become effective when each party hereto shall have received one or more counterparts hereof signed by each of the other parties hereto and unless and until such receipt, this Agreement shall have no effect and no party hereto shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.9. Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10.  Entire Agreement. This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter) and the Ancillary Agreements constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to

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the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11.  Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement; provided that, (a) after receipt of the Written Consent, no amendment or modification shall be made without further approval of the Requisite Company Stockholders if such amendment or modification would cause the conditions contained in Section 3.3 of the Voting Agreement to fail to be true and (b) after the Acquiror Stockholder Approval has been obtained, no amendment or modification to this Agreement shall be made that by Law requires the further approval of the stockholders of Acquiror without such further approval.

Section 11.12.  Publicity.

(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party; provided that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).

(b) The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this Section 11.12.

Section 11.13.  Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14.  Jurisdiction; Waiver of Jury Trial.

(a) Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the Action shall be heard and determined only in any such court, and (iv) agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.14.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

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Section 11.15.  Enforcement. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, without proof of damages, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall oppose the granting of specific performance and other equitable relief or allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith. The parties hereto acknowledge and agree that the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right, none of the parties hereto would have entered into this Agreement.

Section 11.16.  Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a) solely with respect to the Company, Acquiror and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and Merger Sub as named parties hereto; and

(b) except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.17.  Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 10.2 or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.18.  Conflicts and Privilege.

(a) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the stockholders or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Broadscale SPAC Parties”), on the one hand, and (y) the Surviving Corporation and/or any member of the Voltus Group, on the other hand, any legal counsel, including Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Broadscale SPAC Parties, in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation and/or the Sponsor. Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the Broadscale SPAC Parties, on the one hand, and Skadden, on the other hand

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(the “Skadden Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Broadscale SPAC Parties after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Skadden Privileged Communications, whether located in the records or email server of the Acquiror, Surviving Corporation or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Skadden Privileged Communications, by virtue of the Merger.

(b) Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, the Surviving Corporation), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Voltus Group”), on the one hand, and (y) the Surviving Corporation and/or any member of the Broadscale SPAC Parties, on the other hand, any legal counsel, including Latham & Watkins LLP (“Latham”) that represented the Company prior to the Closing may represent any member of the Voltus Group in such dispute even though the interests of such Persons may be directly adverse to the Surviving Corporation, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for the Surviving Corporation, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Voltus Group, on the one hand, and Latham, on the other hand (the “Latham Privileged Communications”), the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Voltus Group after the Closing, and shall not pass to or be claimed or controlled by the Surviving Corporation. Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of the Surviving Corporation. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Latham Privileged Communications, whether located in the records or email server of the Acquiror, Surviving Corporation or their respective Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Latham Privileged Communications, by virtue of the Merger.

[Remainder of page intentionally left blank]

Annex A-66

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

BROADSCALE ACQUISITION CORP.

By:	/s/ Jeffrey F. Brotman
	Name:	Jeffrey F. Brotman
	Title:	Chief Legal Officer and Secretary
VELOCITY MERGER SUB INC.

By:	/s/ Jeffrey F. Brotman
	Name:	Jeffrey F. Brotman
	Title:	President, Treasurer and Secretary
VOLTUS, INC.

By:	/s/ Gregg Dixon
	Name:	Gregg Dixon
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex A-67

Annex B

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

VOLTUS TECHNOLOGIES, INC.

VOLTUS TECHNOLOGIES, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of this corporation is Voltus Technologies, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on November 5, 2020 under the name Broadscale Acquisition Corp.

SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of the corporation is Voltus Technologies, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware 19808, and the name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) as it now exists or may hereafter be amended and supplemented.

ARTICLE IV

The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Corporation shall have authority to issue is [•]. The total number of shares of Common Stock that the Corporation is authorized to issue is [•], having a par value of $0.0001 per share, and the total number of shares of Preferred Stock that the Corporation is authorized to issue is [•], having a par value of $0.0001 per share.

ARTICLE V

The designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation are as follows:

A. COMMON STOCK.

1. General. The voting, dividend, liquidation and other rights and powers of the Common Stock are subject to and qualified by the rights, powers and preferences of any series of Preferred Stock as may be designated by the Board of Directors of the Corporation (the “Board of Directors”) and outstanding from time to time.

Annex B-1

2. Voting. Except as otherwise provided herein or expressly required by law, each holder of Common Stock, as such, shall be entitled to vote on each matter submitted to a vote of stockholders and shall be entitled to one vote for each share of Common Stock held of record by such holder as of the record date for determining stockholders entitled to vote on such matter. Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation (as defined below)) that relates solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation) or pursuant to the DGCL.

Subject to the rights of any holders of any outstanding series of Preferred Stock, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3. Dividends. Subject to applicable law and the rights and preferences of any holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to the payment of dividends on the Common Stock when, as and if declared by the Board of Directors in accordance with applicable law.

4. Liquidation. Subject to the rights and preferences of any holders of any shares of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders shall be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

B. PREFERRED STOCK

Shares of Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the creation and issuance of such series adopted by the Board of Directors as hereinafter provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by adopting a resolution or resolutions providing for the issuance of the shares thereof and by filing a certificate of designation relating thereto in accordance with the DGCL (a “Certificate of Designation”), to determine and fix the number of shares of such series and such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, and to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation and issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law and this Certificate of Incorporation (including any Certificate of Designation). Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Certificate of Incorporation (including any Certificate of Designation).

The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE VI

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

A. The directors of the Corporation shall be classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one third of the total number of directors constituting the whole Board. The initial Class I directors shall serve for a

Annex B-2

term expiring at the first annual meeting of the stockholders following the filing and effectiveness of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”); the initial Class II directors shall serve for a term expiring at the second annual meeting of the stockholders following the Effective Time; and the initial Class III directors shall serve for a term expiring at the third annual meeting following the Effective Time. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the Effective Time, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal in accordance with this Certificate of Incorporation. No decrease in the number of directors shall shorten the term of any incumbent director.

B. Except as otherwise expressly provided by the DGCL or this Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted from time to time by the Board of Directors in accordance with the Bylaws.

C. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote at an election of directors.

D. Subject to the special rights of the holders of one or more outstanding series of Preferred Stock to elect directors, except as otherwise provided by law, any vacancies on the Board of Directors resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled exclusively by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more outstanding series of Preferred Stock), and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office until the expiration of the term of the class to which such director shall have been appointed or until his or her earlier death, resignation, retirement, disqualification, or removal.

E. Whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately as a series or separately as a class with one or more such other series, to elect directors at an annual or special meeting of stockholders, the election, term of office, removal and other features of such directorships shall be governed by the terms of this Certificate of Incorporation (including any Certificate of Designation). Notwithstanding anything to the contrary in this Article VI, the number of directors that may be elected by the holders of any such series of Preferred Stock shall be in addition to the number fixed pursuant to paragraph B of this Article VI, and the total number of directors constituting the whole Board of Directors shall be automatically adjusted accordingly. Except as otherwise provided in the Certificate of Designation(s) in respect of one or more series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such Certificate of Designation(s), the terms of office of all such additional directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.

F. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws, subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to adopt, amend or repeal the Bylaws. The stockholders of the Corporation shall also have the power to adopt, amend or repeal the Bylaws; provided, that in addition to any vote of the holders of any class or series of stock of the Corporation required by applicable law or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock) or the Bylaws of the Corporation, the adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders of the Corporation shall require the affirmative vote of the holders of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Corporation entitled to vote generally in an election of directors.

G. The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

Annex B-3

ARTICLE VII

A. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders of the Corporation, and shall not be taken by written consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable Certificate of Designation relating to such series of Preferred Stock, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares of the relevant series of Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the applicable provisions of the DGCL.

B. Subject to the special rights of the holders of one or more series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation may be called for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors, the Chief Executive Officer or President, in each case, in accordance with the Bylaws, and shall not be called by any other person or persons. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors or other person calling the meeting.

C. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes identified in the notice of meeting.

ARTICLE VIII

No director of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII, shall not adversely affect any right or protection of a director of the Corporation with respect to any act or omission occurring prior to such amendment, repeal, modification or adoption. If the DGCL is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

ARTICLE IX

A. The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL, and instead the provisions of Article IX(B)-(D) below shall apply, for so long as the Corporation’s Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”).

B. The Corporation shall not engage in any business combination with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(1) prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

(2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation which is not owned by the interested stockholder.

Annex B-4

C. The restrictions contained in the foregoing Article IX(B) shall not apply if:

(1) a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time, within the three-year period immediately prior to the business combination between the Corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership; or

(2) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Article IX(C)(2), (ii) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Board and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required), (y) a sale, lease, exchange, mortgage, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent or more of either that aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all interested stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Article IX(C)(2).

D. For purposes of this Article IX, references to:

(1) “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2) “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of the voting power thereof; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3) “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

a. any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (B) of this Article IX is not applicable to the surviving entity;

b. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

c. any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (ii) pursuant to a merger under Section 251(g) of the DGCL; (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is

Annex B-5

distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (iv) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (v) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (iii) through (v) of this subsection shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

d. any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

e. any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(4) “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this subsection (D) of Article IX, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(5) “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (a) any Stockholder Party, any Stockholder Party Direct Transferee, any Stockholder Party Indirect Transferee or any of their respective affiliates or successors or any “group,” or any member of any such group, to which such persons are a party under Rule 13d-5 of the Exchange Act, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that in the case of clause (b) such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below.

(6) “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

a. beneficially owns such stock, directly or indirectly;

b. has (i) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (ii) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

Annex B-6

c. has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (ii) of subsection (b) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(7) “person” means any individual, corporation, partnership, unincorporated association or other entity.

(8) “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(9) “Stockholder Party” means any stockholder of the Corporation.

(10) “Stockholder Party Direct Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party or any of its successors or any “group,” or any member of any such group, of which such persons are a party under Rule 13d-5 of the Exchange Act beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(11) “Stockholder Party Indirect Transferee” means any person that acquires (other than in a registered public offering) directly from any Stockholder Party Direct Transferee or any other Stockholder Party Indirect Transferee beneficial ownership of 15% or more of the then outstanding voting stock of the Corporation.

(12) “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of voting stock shall be calculated on the basis of the aggregate number of votes applicable to all shares of such voting stock, and by allocating to each share of voting stock, that number of votes to which such share is entitled.

ARTICLE X

The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board. The right to indemnification conferred by this Article X shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article X. The Corporation may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article X to directors and officers of the Corporation. The rights to indemnification and to the advancement of expenses conferred in this Article X shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Article X by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses (directly or through insurance obtained by any such entity) provided by one or more third parties (collectively, the “Other Indemnitors”), and which may include third parties for whom such Covered Person serves as a manager, member, officer, employee or agent. The Corporation hereby agrees and acknowledges that notwithstanding any such rights that a Covered Person may have with respect to any Other Indemnitor(s), (i) the Corporation is the indemnitor of first resort with respect to all Covered Persons and all obligations to indemnify and provide advancement of expenses to Covered Persons, (ii) the Corporation shall be required to indemnify and advance the full amount of expenses incurred by the Covered Persons, to the fullest extent required by law, the terms

Annex B-7

of this Certificate of Incorporation, the Bylaws, any agreement to which the Corporation is a party, any vote of the stockholders or the Board, or otherwise, without regard to any rights the Covered Persons may have against the Other Indemnitors and (iii) to the fullest extent permitted by law, the Corporation irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right, and the Other Indemnitors are express third party beneficiaries of the terms of this paragraph. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this paragraph shall only apply to Covered Persons in their capacity as Covered Persons.

ARTICLE XI

A. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) and any appellate court thereof shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or this Certificate of Incorporation (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (v) any action, suit or proceeding asserting a claim against the Corporation or any current or former director, officer or stockholder governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than the courts in the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts in the State of Delaware in connection with any action brought in any such court to enforce the provisions of the immediately preceding sentence and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

B. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.

C. Notwithstanding the foregoing, the provisions of this Article XI shall not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

D. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to this Article XI.

ARTICLE XII

A. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, in addition to any vote required by applicable law, the following provisions in this Certificate of Incorporation may be amended, altered, repealed or rescinded, in whole or in part, or any provision inconsistent therewith or herewith may be adopted, only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of all the then outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class: Article V(B), Article VI, Article VII, Article VIII, Article IX, Article X, Article XI, and this Article XII.

B. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation,

Annex B-8

each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

*             *             *

THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

FOURTH: That said Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

Annex B-9

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this ___ day of ___________, 20__.

[Name], [Title]

Annex B-10

Annex C

Bylaws
of
Voltus Technologies, Inc.
(a Delaware corporation)

Annex C Page No.
Article I – Corporate Offices		C-1

1.1	Registered Office	C-1
1.2	Other Offices	C-1

Article II – Meetings of Stockholders		C-1

2.1	Place of Meetings	C-1
2.2	Annual Meeting	C-1
2.3	Special Meeting	C-1
2.4	Notice of Business to be Brought before a Meeting.	C-1
2.5	Notice of Nominations for Election to the Board of Directors.	C-4
2.6	Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.	C-6
2.7	Notice of Stockholders’ Meetings	C-7
2.8	Quorum	C-7
2.9	Adjourned Meeting; Notice	C-7
2.10	Conduct of Business	C-8
2.11	Voting	C-8
2.12	Record Date for Stockholder Meetings and Other Purposes	C-8
2.13	Proxies	C-9
2.14	List of Stockholders Entitled to Vote	C-9
2.15	Inspectors of Election	C-9
2.16	Delivery to the Corporation.	C-10

Article III – Directors		C-10

3.1	Powers	C-10
3.2	Number of Directors	C-10
3.3	Election, Qualification and Term of Office of Directors	C-10
3.4	Resignation and Vacancies	C-10
3.5	Place of Meetings; Meetings by Telephone	C-10
3.6	Regular Meetings	C-11
3.7	Special Meetings; Notice	C-11
3.8	Quorum	C-11
3.9	Board Action without a Meeting	C-11
3.10	Fees and Compensation of Directors	C-11

Article IV – Committees		C-12

4.1	Committees of Directors	C-12
4.2	Committee Minutes.	C-12
4.3	Meetings and Actions of Committees	C-12
4.4	Subcommittees.	C-12

Annex C-i

Annex C Page No.
Article V – Officers		C-13

5.1	Officers	C-13
5.2	Appointment of Officers	C-13
5.3	Subordinate Officers	C-13
5.4	Removal and Resignation of Officers	C-13
5.5	Vacancies in Offices	C-13
5.6	Representation of Shares of Other Corporations	C-13
5.7	Authority and Duties of Officers	C-13
5.8	Compensation.	C-13

Article VI – Records		C-14

Article VII – General Matters		C-14

7.1	Execution of Corporate Contracts and Instruments	C-14
7.2	Stock Certificates	C-14
7.3	Special Designation of Certificates.	C-14
7.4	Lost Certificates	C-15
7.5	Shares Without Certificates	C-15
7.6	Construction; Definitions	C-15
7.7	Dividends	C-15
7.8	Fiscal Year	C-15
7.9	Seal	C-15
7.10	Transfer of Stock	C-15
7.11	Stock Transfer Agreements	C-15
7.12	Registered Stockholders	C-16
7.13	Waiver of Notice	C-16

Article VIII – Notice		C-16

8.1	Delivery of Notice; Notice by Electronic Transmission	C-16

Article IX – Indemnification		C-17

9.1	Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation	C-17
9.2	Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation	C-17
9.3	Authorization of Indemnification	C-17
9.4	Good Faith Defined	C-17
9.5	Indemnification by a Court	C-18
9.6	Expenses Payable in Advance	C-18
9.7	Nonexclusivity of Indemnification and Advancement of Expenses	C-18
9.8	Insurance	C-18
9.9	Certain Definitions	C-18
9.10	Survival of Indemnification and Advancement of Expenses	C-19
9.11	Limitation on Indemnification	C-19
9.12	Indemnification of Employees and Agents	C-19
9.13	Primacy of Indemnification	C-19

C-ii

Annex C Page No.
Article X – Forum		C-19

10.1	Choice of Forum	C-19
10.2	Consent to Jurisdiction	C-20
10.3	Remedies	C-20

Article XI – Amendments		C-20

Article XII – Definitions		C-20

C-iii

Bylaws
of
Voltus Technologies, Inc.

Article I – Corporate Offices

1.1 Registered Office.

The address of the registered office of Voltus Technologies, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2 Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II – Meetings of Stockholders

2.1 Place of Meetings.

Meetings of stockholders shall be held at any place within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.

2.2 Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 of these bylaws may be transacted. The Board may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

2.3 Special Meeting.

Special meetings of the stockholders may be called, postponed, rescheduled or cancelled only by such persons and only in such manner as set forth in the Certificate of Incorporation.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2.4 Notice of Business to be Brought before a Meeting.

(i) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in a notice of meeting given by or at the direction of the Board of Directors, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board of Directors or the Chairperson of the Board or (iii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.4 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (iii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Section 2.3, and stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders. For purposes of this Section 2.4, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder

Annex C-1

shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. Stockholders seeking to nominate persons for election to the Board of Directors must comply with Section 2.5 and Section 2.6 and this Section 2.4 shall not be applicable to nominations except as expressly provided in Section 2.5 and Section 2.6.

(ii) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting (which, in the case of the first annual meeting of stockholders following the Effective Time (as defined in the Corporation’s Certification of Incorporation), the date of the preceding year’s annual meeting shall be deemed to be [•], 2022); provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Corporation (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(iii) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Proposing Person (as defined below), (1) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (2) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (1) and (2) are referred to as “Stockholder Information”);

(b) As to each Proposing Person, (1) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (2) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (3) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (4) any other

Annex C-2

material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation, on the other hand, (5) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (6) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from stockholders in support of such proposal and (7) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (1) through (7) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

(c) As to each item of business that the stockholder proposes to bring before the annual meeting, (1) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (2) the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the bylaws of the Corporation, the language of the proposed amendment), and (3) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation or any other person or entity (including their names) in connection with the proposal of such business by such stockholder; and (4) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

For purposes of this Section 2.4, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(iv) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be

Annex C-3

deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(v) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(vi) This Section 2.4 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the Corporation’s proxy statement. In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(vii) For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service, in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act or by such other means as is reasonably designed to inform the public or securityholders of the Corporation in general of such information including, without limitation, posting on the Corporation’s investor relations website.

2.5 Notice of Nominations for Election to the Board of Directors.

(i) Subject in all respects to the provisions of the Certificate of Incorporation, nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (y) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors or these bylaws, or (z) by a stockholder present in person (A) who was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.5 and Section 2.6 as to such notice and nomination. For purposes of this Section 2.5, “present in person” shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be a duly authorized officer, manager or partner of such stockholder or any other person authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders. The foregoing clause (y) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or special meeting.

(ii) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting, the stockholder must (1) provide Timely Notice (as defined in Section 2.4) thereof in writing and in proper form to the Secretary of the Corporation, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5 and Section 2.6 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5 and Section 2.6.

(a) Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting in accordance with the Certificate of Incorporation, then for a stockholder to make any nomination of a person or persons for election to the Board of Directors at a special meeting, the stockholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Section 2.5 and Section 2.6 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. To

Annex C-4

be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which public disclosure (as defined in Section 2.4) of the date of such special meeting was first made.

(b) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

(c) In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the Corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.5(ii)(b), or (iii) the tenth day following the date of public disclosure (as defined in Section 2.4) of such increase.

(iii) To be in proper form for purposes of this Section 2.5, a stockholder’s notice to the Secretary shall set forth:

(a) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a));

(b) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(b) shall be made with respect to the election of directors at the meeting); and

(c) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 and Section 2.6 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.6(i).

For purposes of this Section 2.5, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.

(iv) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for stockholders entitled to vote at the meeting (in

Annex C-5

the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(v) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

2.6 Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to be Seated as Directors.

(i) To be eligible to be a candidate for election as a director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Section 2.5 and the candidate for nomination, whether nominated by the Board of Directors or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors), to the Secretary at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee, and such additional information with respect to such proposed nominee as would be required to be provided by the Corporation pursuant to Schedule 14A if such proposed nominee were a participant in the solicitation of proxies by the Corporation in connection with such annual or special meeting and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the Corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein or to the Corporation, (C) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), (D) if elected as director of the Corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election and (E) consents to being named as a nominee in the Corporation’s proxy statement pursuant to Rule 14a-4(d) under the Exchange Act and any associated proxy card of the Corporation and agrees to serve if elected as a director.

(ii) The Board of Directors may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines.

(iii) A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.6, if necessary, so that the information provided or required to be provided pursuant to this Section 2.6 shall be true and correct as of the record date for stockholders entitled to vote at the meeting and as of the date that is 10 business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation (or any other office specified by the Corporation in any public announcement) not later than five business days after the record date for stockholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight business days prior to the date for the

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meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the stockholders.

(iv) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.5 and this Section 2.6, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.5 and this Section 2.6, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

(v) Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with Section 2.5 and this Section 2.6.

2.7 Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with Section 8.1 of these bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and time of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.8 Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the person presiding over the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to recess the meeting or adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented. At any recessed or adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.9 Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such meeting as of the record date so fixed for notice of such adjourned meeting.

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2.10 Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the person presiding over the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the person presiding over any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures (which need not be in writing) and to do all such acts as, in the judgment of such presiding person, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the person presiding over the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present (including, without limitation, rules and procedures for removal of disruptive persons from the meeting); (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the person presiding over the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting (including, without limitation, determinations with respect to the administration and/or interpretation of any of the rules, regulations or procedures of the meeting, whether adopted by the Board or prescribed by the person presiding over the meeting), shall, if the facts warrant, determine and declare to the meeting that a matter of business was not properly brought before the meeting and if such presiding person should so determine, such presiding person shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.11 Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.12 Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, unless otherwise required by law, not be more than 60 days nor less than 10 days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record

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date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.13 Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL. A proxy may be in the form of an electronic transmission that sets forth or is submitted with information from which it can be determined that the transmission was authorized by the stockholder.

2.14 List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.

2.15 Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If any person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the person presiding over the meeting shall appoint a person to fill that vacancy.

Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

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Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such persons to assist them in performing their duties as they determine.

2.16 Delivery to the Corporation.

Whenever this Article II requires one or more persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered. For the avoidance of doubt, the Corporation expressly opts out of Section 116 of the DGCL with respect to the delivery of information and documents to the Corporation required by this Article II.

Article III – Directors

3.1 Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2 Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Election, Qualification and Term of Office of Directors.

Except as provided in Section 3.4 of these bylaws, and subject to the Certificate of Incorporation, each director, including a director elected to fill a vacancy or newly created directorship, shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification or removal in accordance with the Certificate of Incorporation. Directors need not be stockholders.

3.4 Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in Section 3.3.

Unless otherwise provided in the Certificate of Incorporation or these bylaws, vacancies resulting from the death, resignation, disqualification or removal of any director, and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

3.5 Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

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3.6 Regular Meetings.

Regular meetings of the Board may be held within or outside the State of Delaware and at such time and at such place as which has been designated by the Board and publicized among all directors, either orally or in writing, by telephone, including a voice-messaging system or other system designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other means of electronic transmission. No further notice shall be required for regular meetings of the Board.

3.7 Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i) delivered personally by hand, by courier or by telephone;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile or electronic mail; or

(iv) sent by other means of electronic transmission,

directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by U.S. mail, it shall be deposited in the U.S. mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum.

At all meetings of the Board, unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9 Board Action without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board, or the committee thereof, in the same paper or electronic form as the minutes are maintained. Such action by written consent or consent by electronic transmission shall have the same force and effect as a unanimous vote of the Board.

3.10 Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

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Article IV – Committees

4.1 Committees of Directors.

The Board may designate one or more committees, each committee to consist, of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2 Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3 Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (place of meetings; meetings by telephone);

(ii) Section 3.6 (regular meetings);

(iii) Section 3.7 (special meetings; notice);

(iv) Section 3.9 (board action without a meeting); and

(v) Section 7.13 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;

(ii) special meetings of committees may also be called by resolution of the Board or the chairperson of the applicable committee; and

(iii) the Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

4.4 Subcommittees.

Unless otherwise provided in the Certificate of Incorporation, these bylaws, the resolutions of the Board designating the committee or the charter of such committee adopted by the Board, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

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Article V – Officers

5.1 Officers.

The officers of the Corporation shall include a Chief Executive Officer, a President and a Secretary. The Corporation may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Financial Officer, a Treasurer, one or more Vice Presidents, one or more Assistant Vice Presidents, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person. No officer need be a stockholder or director of the Corporation.

5.2 Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws.

5.3 Subordinate Officers.

The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board may from time to time determine.

5.4 Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled as provided in Section 5.2 or Section 5.3, as applicable.

5.6 Representation of Shares of Other Corporations.

The Chairperson of the Board, the Chief Executive Officer or the President of this Corporation, or any other person authorized by the Board, the Chief Executive Officer or the President, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all shares or voting securities of any other corporation or other person standing in the name of this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

5.7 Authority and Duties of Officers.

All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

5.8 Compensation.

The compensation of the officers of the Corporation for their services as such shall be fixed from time to time by or at the direction of the Board. An officer of the Corporation shall not be prevented from receiving compensation by reason of the fact that he or she is also a director of the Corporation.

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Article VI – Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code as adopted in the State of Delaware.

Article VII – General Matters

7.1 Execution of Corporate Contracts and Instruments.

The Board, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.

7.2 Stock Certificates.

The shares of the Corporation shall be represented by certificates, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be uncertificated. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two officers authorized to sign stock certificates representing the number of shares registered in certificate form. The Chairperson or Vice Chairperson of the Board, Chief Executive Officer, the President, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

7.3 Special Designation of Certificates.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or on the back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of uncertificated shares, set forth in a notice provided pursuant to Section 151 of the DGCL); provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face of back of the certificate that the Corporation shall issue to represent such class or series of stock (or, in the case of any uncertificated shares, included in the aforementioned notice) a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

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7.4 Lost Certificates.

Except as provided in this Section 7.4, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.5 Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.6 Construction; Definitions.

Unless the context requires otherwise, the general provisions, rules of construction and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural and the plural number includes the singular.

7.7 Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.8 Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board.

7.9 Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.10 Transfer of Stock.

Subject to the restrictions set forth in Section 7.12, shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the persons from and to whom it was transferred.

7.11 Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL or other applicable law.

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7.12 Registered Stockholders.

The Corporation:

(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.13 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII – Notice

8.1 Delivery of Notice; Notice by Electronic Transmission.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provisions of the DGCL, the Certificate of Incorporation, or these bylaws may be given in writing directed to the stockholder’s mailing address (or by electronic transmission directed to the stockholder’s electronic mail address, as applicable) as it appears on the records of the Corporation and shall be given (1) if mailed, when the notice is deposited in the U.S. mail, postage prepaid, (2) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address or (3) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the Corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail. A notice by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under any provision of the DGCL, the Certificate of Incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice or electronic transmission to the Corporation. Notwithstanding the provisions of this paragraph, the Corporation may give a notice by electronic mail in accordance with the first paragraph of this section without obtaining the consent required by this paragraph.

Any notice given pursuant to the preceding paragraph shall be deemed given:

(i)     if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;

(ii)    if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and

(iii)   if by any other form of electronic transmission, when directed to the stockholder.

Notwithstanding the foregoing, a notice may not be given by an electronic transmission from and after the time that (1) the Corporation is unable to deliver by such electronic transmission two consecutive notices given by the Corporation and (2) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice, provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action.

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An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Article IX – Indemnification

9.1 Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation.

Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

9.2 Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation.

Subject to Section 9.3, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

9.3 Authorization of Indemnification.

Any indemnification under this Article IX (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (iv) by the stockholders. Such determination shall be made, with respect to former directors and officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

9.4 Good Faith Defined.

For purposes of any determination under Section 9.3, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of

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their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 9.4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 9.1 or 9.2, as the case may be.

9.5 Indemnification by a Court.

Notwithstanding any contrary determination in the specific case under Section 9.3, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 9.1 or 9.2. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 9.1 or Section 9.2, as the case may be. Neither a contrary determination in the specific case under Section 9.3 nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Article IX shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

9.6 Expenses Payable in Advance.

Expenses (including attorneys’ fees) incurred by a director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article IX. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

9.7 Nonexclusivity of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these By-Laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 9.1 or 9.2 shall be made to the fullest extent permitted by law. The provisions of this Article IX shall not be deemed to preclude the indemnification of any person who is not specified in Section 9.1 or Section 9.2 but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise.

9.8 Insurance.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article IX.

9.9 Certain Definitions.

For purposes of this Article IX, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article IX with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another

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enterprise” as used in this Article IX shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article IX, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director or officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article IX.

9.10 Survival of Indemnification and Advancement of Expenses.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

9.11 Limitation on Indemnification.

Notwithstanding anything contained in this Article IX to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 9.5), the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

9.12 Indemnification of Employees and Agents.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article IX to directors and officers of the Corporation.

9.13 Primacy of Indemnification.

Notwithstanding that a director, officer, employee or agent of the Corporation (collectively, the “Covered Persons”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons (collectively, the “Other Indemnitors”), with respect to the rights to indemnification, advancement of expenses and/or insurance set forth herein, the Corporation: (i) shall be the indemnitor of first resort (i.e., its obligations to Covered Persons are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by Covered Persons are secondary); and (ii) shall be required to advance the full amount of expenses incurred by Covered Persons and shall be liable for the full amount of all liabilities, without regard to any rights Covered Persons may have against any of the Other Indemnitors. No advancement or payment by the Other Indemnitors on behalf of Covered Persons with respect to any claim for which Covered Persons have sought indemnification from the Corporation shall affect the immediately preceding sentence, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of Covered Persons against the Corporation. Notwithstanding anything to the contrary herein, the obligations of the Corporation under this Section 9.13 shall only apply to Covered Persons in their capacity as Covered Persons.

Article X – Forum

10.1 Choice of Forum.

(a) Unless the Corporation expressly consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware or, if the Court of Chancery lacks subject matter jurisdiction, another state or federal court located within the State of Delaware (collectively, the “Selected Courts”) shall, to the fullest extent permitted by law, be the sole and exclusive forum for resolution of (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, agent or stockholder of the Corporation to the Corporation or any of the Corporation’s stockholders, or any claim for aiding and abetting such an alleged breach, (c) any action governed by the “internal affairs doctrine” or arising pursuant to any provision of these bylaws or the Certificate of Incorporation, or to interpret, apply, enforce or determine the validity of these bylaws or the Certificate of Incorporation, or (d) any action asserting a claim

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against the Corporation or any current or former director, officer, employee, agent or stockholder of the Corporation (i) arising pursuant to any provision of the DGCL or (ii) as to which the DGCL confers jurisdiction on the Court of Chancery; provided, however, that the foregoing shall not apply to any action, claim or proceeding (A) as to which a Selected Court determines that there is an indispensable party not subject to the jurisdiction of the Selected Courts (and the indispensable party does not consent to the personal jurisdiction of the Selected Courts within ten (10) days following such determination) or (B) the subject matter of which is within the scope contemplated by Section 10.1(b).

(b) Unless the Corporation expressly consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for resolution of any action, claim or proceeding arising under the Securities Act of 1933, as amended.

10.2 Consent to Jurisdiction.

If any action, claim or proceeding the subject matter of which is within the scope contemplated by Section 10.1 is filed in the name of any stockholder of the Corporation in a court other than the applicable courts specified in Section 10.1, then such stockholder shall, to the fullest extent permitted by applicable law, be deemed to have consented to (a) the personal jurisdiction of the applicable courts specified in Section 10.1 in connection with any action brought in any such court to enforce this Article X, and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in such action as agent for such stockholder.

10.3 Remedies.

Failure to enforce the provisions of this Article X would cause the Corporation irreparable harm and, accordingly, the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce such provisions.

Article XI – Amendments

The Board is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. The stockholders also shall have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that such action by stockholders shall require, in addition to any other vote required by the Certificate of Incorporation or applicable law, the affirmative vote of the holders of at least two-thirds of the voting power of all the then-outstanding shares of voting stock of the Corporation with the power to vote generally in an election of directors, voting together as a single class.

Article XII – Definitions

As used in these bylaws, unless the context otherwise requires, the following terms shall have the following meanings:

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

An “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information).

An “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique user name or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered.

The term “person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

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Annex D

Voltus TECHNOLOGIES, Inc.

2022 INCENTIVE AWARD PLAN

ARTICLE I.
Purpose

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities.

ARTICLE II.
Definitions

As used in the Plan, the following words and phrases have the meanings specified below, unless the context clearly indicates otherwise:

2.1 “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee. With reference to the Board’s or a Committee’s powers or authority under the Plan that have been delegated to one or more officers pursuant to Section 4.2, the term “Administrator” shall refer to such officer(s) unless and until such delegation has been revoked.

2.2 “Applicable Law” means any applicable law, including without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

2.3 “Award” means an Option, Stock Appreciation Right, Restricted Stock award, Restricted Stock Unit award, Performance Bonus Award, Performance Stock Unit award, Dividend Equivalents award or Other Stock or Cash Based Award granted to a Participant under the Plan.

2.4 “Award Agreement” means an agreement evidencing an Award, which may be written or electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Cause” shall have the meaning ascribed to such term, or term of similar effect, in any offer letter, employment, severance or similar agreement, including any Award Agreement, between the Participant and the Company or any Subsidiary; provided, that in the absence of an offer letter, employment, severance or similar agreement containing such definition, Cause means, with respect to a Participant, the occurrence of any of the following: (a) an act of dishonesty made by the Participant in connection with the Participant’s responsibilities as a Service Provider; (b) the Participant’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, or a material violation of federal or state law (or equivalent in any non-U.S. jurisdiction) by the Participant that the Administrator reasonably determines has had or will have a material detrimental effect on the Company’s reputation or business; (c) the Participant’s gross misconduct; (d) the Participant’s willful and material unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of the Participant’s relationship with the Company or any Subsidiary; (e) the Participant’s willful breach of any material obligations under any written agreement or covenant with the Company or any Subsidiary; or (f) the Participant’s continued substantial failure to perform the Participant’s duties as a Service Provider (other than as a result of the Participant’s physical or mental incapacity) after the Participant has received a written demand for performance that specifically sets forth the factual basis for the determination that the Participant has not substantially performed the Participant’s duties and has failed to cure such non-performance to the Administrator’s reasonable satisfaction within 30 business days after receiving such notice. For purposes of this definition, no act or failure to act shall be considered willful unless it is done in bad faith and without reasonable intent that the act or failure to act was in the best interest of the Company or required by law.

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Any act, or failure to act, based upon authority or instructions given to the Participant pursuant to a direct instruction from the Company’s chief executive officer or based on the advice of counsel for the Company will be conclusively presumed to be done or omitted to be done by the Participant in good faith and in the best interest of the Company.

2.7 “Change in Control” means any of the following:

(a) The consummation of a transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) directly or indirectly acquires beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) of the Company’s securities possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition by the Company or any of its Subsidiaries; (ii) any acquisition by an employee benefit plan maintained by the Company or any of its Subsidiaries, (iii) any acquisition which complies with clauses (c)(i), (c)(ii) and (c)(iii) of this definition; or (iv) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of persons including the Participant (or any entity controlled by the Participant or any group of persons including the Participant);

(b) The Incumbent Directors cease for any reason to constitute a majority of the Board;

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination, (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction;

(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (c)(ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; and

(iii) after which at least a majority of the members of the board of directors (or the analogous governing body) of the Successor Entity were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such transaction; or

(d) The completion of a liquidation or dissolution of the Company.

Notwithstanding the foregoing, in no event will the transactions contemplated by that certain Agreement and Plan of Merger entered into on November 30, 2021, by and among the Company, Broadscale Acquisition Corp., and certain other parties (the “Merger Agreement”) or the transactions occurring in connection therewith constitute a Change in Control, and if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsection (a), (b), (c) or (d) of this definition with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

The Administrator shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

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2.8 “Code” means the U.S. Internal Revenue Code of 1986, as amended, and all regulations, guidance, compliance programs and other interpretative authority issued thereunder.

2.9 “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent permitted by Applicable Law. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

2.10 “Common Stock” means the common stock of the Company.

2.11 “Company” means Voltus Technologies, Inc., a Delaware corporation, or any successor.

2.12 “Consultant” means any person, including any adviser, engaged by the Company or a Subsidiary to render services to such entity if the consultant or adviser: (i) renders bona fide services to the Company or a Subsidiary; (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) is a natural person.

2.13 “Designated Beneficiary” means, if permitted by the Company, the beneficiary or beneficiaries the Participant designates, in a manner the Company determines, to receive amounts due or exercise the Participant’s rights if the Participant dies. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate or legal heirs.

2.14 “Director” means a Board member.

2.15 “Disability” means a permanent and total disability under Section 22(e)(3) of the Code.

2.16 “Dividend Equivalents” means a right granted to a Participant to receive the equivalent value (in cash or Shares) of dividends paid on a specified number of Shares. Such Dividend Equivalent shall be converted to cash or additional Shares, or a combination of cash and Shares, by such formula and at such time and subject to such limitations as may be determined by the Administrator.

2.17 “DRO” means a “domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

2.18 “Effective Date” has the meaning set forth in Section 11.3.

2.19 “Employee” means any employee of the Company or any of its Subsidiaries.

2.20 “Equity Restructuring” means a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split (including a reverse stock split), spin-off or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other Company securities) or the share price of Common Stock (or other Company securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

2.21 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and all regulations, guidance and other interpretative authority issued thereunder.

2.22 “Fair Market Value” means, as of any date, the value of a Share determined as follows: (i) if the Common Stock is listed on any established stock exchange, the value of a Share will be the closing sales price for a Share as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (ii) if the Common Stock is not listed on an established stock exchange but is quoted on a national market or other quotation system, the value of a Share will be the closing sales price for a Share on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (iii) if the Common Stock is not listed on any established stock exchange or quoted on a national market or other quotation system, the value established by the Administrator in its sole discretion.
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2.23 “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any parent corporation or subsidiary corporation of the Company, as determined in accordance with in Section 424(e) and (f) of the Code, respectively.

2.24 “Incentive Stock Option” means an Option that meets the requirements to qualify as an “incentive stock option” as defined in Section 422 of the Code.

2.25 “Incumbent Directors” means, for any period of 12 consecutive months, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in clause (a) or (c) of the Change in Control definition) whose election or nomination for election to the Board was approved by a vote of at least a majority (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) of the Directors then still in office who either were Directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

2.26 “Non-Employee Director” means a Director who is not an Employee.

2.27 “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

2.28 “Option” means a right granted under Article VI to purchase a specified number of Shares at a specified price per Share during a specified time period. An Option may be either an Incentive Stock Option or a Nonqualified Stock Option.

2.29 “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property.

2.30 “Overall Share Limit” means the sum of (i) [•]1 Shares; (ii) any Shares that are subject to Prior Plan Awards that become available for issuance under the Plan pursuant to Article V; and (iii) an annual increase on the first day of each calendar year beginning in 2023 and ending in 2032, equal to the lesser of (A) 5% of the Shares outstanding on the last day of the immediately preceding fiscal year and (B) such smaller number of Shares as determined by the Board or the Committee.

2.31 “Participant” means a Service Provider who has been granted an Award.

2.32 “Performance Bonus Award” has the meaning set forth in Section 8.3.

2.33 “Performance Stock Unit” means a right granted to a Participant pursuant to Section 8.1 and subject to Section 8.2, to receive Shares, the payment of which is contingent upon achieving certain performance goals or other performance-based targets established by the Administrator.

2.34 “Permitted Transferee” means, with respect to a Participant, any “family member” of the Participant, as defined in the General Instructions to Form S-8 Registration Statement under the Securities Act (or any successor form thereto), or any other transferee specifically approved by the Administrator after taking into account Applicable Law.

2.35 “Plan” means this 2022 Incentive Award Plan.

2.36 “Prior Plan” means the Voltus, Inc. 2016 Equity Incentive Plan.

2.37 “Prior Plan Award” means an award outstanding under the Prior Plan as of the Effective Date.

2.38 “Public Trading Date” means the first date upon which Common Stock is listed (or approved for listing) upon notice of issuance on any securities exchange or designated (or approved for designation) upon notice of issuance as a national market security on an interdealer quotation system.

____________

1        NTD: Initial share reserve to equal 12% of shares outstanding at closing.

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2.39 “Restricted Stock” means Shares awarded to a Participant under Article VII, subject to certain vesting conditions and other restrictions.

2.40 “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions.

2.41 “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

2.42 “Section 409A” means Section 409A of the Code.

2.43 “Securities Act” means the Securities Act of 1933, as amended, and all regulations, guidance and other interpretative authority issued thereunder.

2.44 “Service Provider” means an Employee, Consultant or Director.

2.45 “Shares” means shares of Common Stock.

2.46 “Stock Appreciation Right” or “SAR” means a right granted under Article VI to receive a payment equal to the excess of the Fair Market Value of a specified number of Shares on the date the right is exercised over the exercise price set forth in the applicable Award Agreement.

2.47 “Subsidiary” means any entity (other than the Company), whether U.S. or non-U.S., in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.48 “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company or other entity acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.49 “Tax-Related Items” means any U.S. and non-U.S. federal, state and/or local taxes (including, without limitation, income tax, social insurance contributions, fringe benefit tax, employment tax, stamp tax and any employer tax liability which has been transferred to a Participant) for which a Participant is liable in connection with Awards and/or Shares.

2.50 “Termination of Service” means:

(a) As to a Consultant, the time when the engagement of a Participant as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Subsidiary.

(b) As to a Non-Employee Director, the time when a Participant who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Participant simultaneously commences or remains in employment or service with the Company or any Subsidiary.

(c) As to an Employee, the time when the employee-employer relationship between a Participant and the Company or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Participant simultaneously commences or remains in employment or service with the Company or any Subsidiary; provided, that, unless otherwise provided in the applicable Award Agreement, a Termination of Service will be considered to have occurred as of the date that the Participant is no longer actively providing services to the Company or one of its Subsidiaries (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), and unless otherwise expressly provided in the applicable Award Agreement or determined by the Company, (i) the Participant’s right to vest in an Award, if any, will terminate as of such date and (ii) the period (if any) during which the Participant may exercise an Option (if any) after such Termination of Service, in each instance will not be extended

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by any notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement (if any), and the Administrator shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of such Participant’s Award(s) under the Plan (including whether the Participant may still be considered to be providing services while on a leave of absence).

The Company, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether a Termination of Service resulted from a discharge for Cause and all questions of whether particular leaves of absence constitute a Termination of Service. For purposes of the Plan, a Participant’s employee-employer relationship or consultancy relationship shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Participant ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off), even though the Participant may subsequently continue to perform services for that entity.

ARTICLE III.
Eligibility

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein. No Service Provider shall have any right to be granted an Award pursuant to the Plan and neither the Company nor the Administrator is obligated to treat Service Providers, Participants or any other persons uniformly.

ARTICLE IV.
Administration and Delegation

4.1 Administration.

(a) The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions, reconcile inconsistencies in the Plan or any Award and make all other determinations that it deems necessary or appropriate to administer the Plan and any Awards. The Administrator (and each member thereof) is entitled to, in good faith, rely or act upon any report or other information furnished to it, him or her by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan. The Administrator’s determinations under the Plan are in its sole discretion and will be final, binding and conclusive on all persons having or claiming any interest in the Plan or any Award.

(b) Without limiting the foregoing, the Administrator has the exclusive power, authority and sole discretion to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant; (iii) determine the number of Awards to be granted and the number of Shares to which an Award will relate; (iv) subject to the limitations in the Plan, determine the terms and conditions of any Award and related Award Agreement, including, but not limited to, the exercise price, grant price, purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations, waivers or amendments thereof; (v) determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, or other property, or an Award may be canceled, forfeited, or surrendered; and (vi) make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

4.2 Delegation of Authority. To the extent permitted by Applicable Law, the Board or any Committee may delegate any or all of its powers under the Plan to one or more Committees or officers of the Company or any of its Subsidiaries; provided, however, that in no event shall an officer of the Company or any of its Subsidiaries be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company or any of its Subsidiaries or Directors to whom authority to grant or amend Awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation or that are otherwise included in the

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applicable organizational documents, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 4.2 shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or the Committee may abolish any committee at any time and re-vest in itself any previously delegated authority. Further, regardless of any delegation, the Board or a Committee may, in its discretion, exercise any and all rights and duties as the Administrator under the Plan delegated thereby, except with respect to Awards that are required to be determined in the sole discretion of the Committee under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

ARTICLE V.
Stock Available for Awards

5.1 Number of Shares. Subject to adjustment under Article IX and the terms of this Article V, Awards may be made under the Plan covering up to a maximum number of Shares equal to the Overall Share Limit. As of the Effective Date, the Company will cease granting awards under the Prior Plan; however, Prior Plan Awards will remain subject to the terms of the Prior Plan. Shares issued or delivered under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

5.2 Share Recycling.

(a) If all or any part of an Award or Prior Plan Award expires, lapses or is terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award or Prior Plan Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award or Prior Plan Award, the unused Shares covered by the Award or Prior Plan Award will, as applicable, become or again be available for Awards under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards or Prior Plan Awards shall not count against the Overall Share Limit.

(b) In addition, Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award or any Prior Plan Award shall be available for future grants of Awards. Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof and Shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Option or any stock option granted under the Prior Plan shall not be available for future grants of Awards. Notwithstanding anything to the contrary contained herein, no Shares may again be optioned, granted or awarded pursuant to an Incentive Stock Option if such action would cause such Option to fail to qualify as an incentive stock option under Section 422 of the Code.

5.3 Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than [•] Shares (as adjusted to reflect any Equity Restructuring) may be issued pursuant to the exercise of Incentive Stock Options.

5.4 Substitute Awards. In connection with an entity’s merger or consolidation with the Company or any Subsidiary or the Company’s or any Subsidiary’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms and conditions as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards may again become available for Awards under the Plan as provided under Section 5.2 above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, Directors or Consultants prior to such acquisition or combination.

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5.5 Non-Employee Director Award Limit. Notwithstanding any provision to the contrary in the Plan or in any policy of the Company regarding non-employee director compensation, the sum of the grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all equity-based Awards and the maximum amount that may become payable pursuant to all cash-based Awards that may be granted to a Service Provider as compensation for services as a Non-Employee Director during any calendar year shall not exceed $750,000, increased to $1,000,000 in the calendar year of a non-employee Director’s initial service as a non-employee Director. The Administrator may make exceptions to this limit for Non-Employee Directors in extraordinary circumstances, as the Administrator may determine in its discretion, provided that the Non-Employee Director receiving such additional compensation may not participate in the decision to award such compensation or in other contemporaneous compensation decisions involving Non-Employee Directors.

ARTICLE VI.
Stock Options and Stock Appreciation Rights

6.1 General. The Administrator may grant Options or Stock Appreciation Rights to one or more Service Providers, subject to such terms and conditions not inconsistent with the Plan as the Administrator shall determine. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value on the date of exercise or a combination of the two as the Administrator may determine or provide in the Award Agreement.

6.2 Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. Subject to Section 6.6, the exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option or Stock Appreciation Right. Notwithstanding the foregoing, in the case of an Option or Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

6.3 Duration of Options. Subject to Section 6.6, each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that the term of an Option or Stock Appreciation Right will not exceed ten years; provided, further, that, unless otherwise determined by the Administrator or specified in the Award Agreement, (a) no portion of an Option or Stock Appreciation Right which is unexercisable at a Participant’s Termination of Service shall thereafter become exercisable and (b) the portion of an Option or Stock Appreciation Right that is unexercisable at a Participant’s Termination of Service shall automatically expire on the date of such Termination of Service. In addition, in no event shall an Option or Stock Appreciation Right granted to an Employee who is a non-exempt employee for purposes of overtime pay under the U.S. Fair Labor Standards Act of 1938 be exercisable earlier than six months after its date of grant. Notwithstanding the foregoing, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, commits an act of Cause (as determined by the Administrator), or violates any non-competition, non-solicitation or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right to exercise the Option or Stock Appreciation Right, as applicable, may be terminated by the Company and the Company may suspend the Participant’s right to exercise the Option or Stock Appreciation Right when it reasonably believes that the Participant may have participated in any such act or violation.

6.4 Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company (or such other person or entity designated by the Administrator) a notice of exercise, in a form and manner the Company approves (which may be written, electronic or telephonic and may contain representations and warranties deemed advisable by the Administrator), signed or authenticated by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, (a) payment in full of the exercise price for the number of Shares for which the Option is exercised in a manner specified in Section 6.5 and (b) satisfaction in full of any withholding

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obligation for Tax-Related Items in a manner specified in Section 10.5. The Administrator may, in its discretion, limit exercise with respect to fractional Shares and require that any partial exercise of an Option or Stock Appreciation Right be with respect to a minimum number of Shares.

6.5 Payment Upon Exercise. The Administrator shall determine the methods by which payment of the exercise price of an Option shall be made, including, without limitation:

(a) Cash, check or wire transfer of immediately available funds; provided that the Company may limit the use of one of the foregoing methods if one or more of the methods below is permitted;

(b) If there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of a notice that the Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise of the Option and that the broker has been directed to deliver promptly to the Company funds sufficient to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company an amount sufficient to pay the exercise price by cash, wire transfer of immediately available funds or check; provided that such amount is paid to the Company at such time as may be required by the Company;

(c) To the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value on the date of delivery;

(d) To the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;

(e) To the extent permitted by the Administrator, delivery of a promissory note or any other lawful consideration; or

(f) To the extent permitted by the Administrator, any combination of the above payment forms.

6.6 Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options (and Award Agreements related thereto) will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (a) two years from the grant date of the Option or (b) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Nonqualified Stock Option.

ARTICLE VII.
Restricted Stock; Restricted Stock Units

7.1 General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to forfeiture or the Company’s right to repurchase all or part of such shares at their issue price or other stated or formula price from the Participant if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement, to Service Providers. The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock and Restricted Stock Units; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal

Annex D-9

consideration shall be required for each issuance of Restricted Stock and Restricted Stock Units to the extent required by Applicable Law. The Award Agreement for each Award of Restricted Stock and Restricted Stock Units shall set forth the terms and conditions not inconsistent with the Plan as the Administrator shall determine.

7.2 Restricted Stock.

(a) Stockholder Rights. Unless otherwise determined by the Administrator, each Participant holding shares of Restricted Stock will be entitled to all the rights of a stockholder with respect to such Shares, subject to the restrictions in the Plan and the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares to the extent such dividends and other distributions have a record date that is on or after the date on which such Participant becomes the record holder of such Shares; provided, however, that with respect to a share of Restricted Stock subject to restrictions or vesting conditions, except in connection with a spin-off or other similar event as otherwise permitted under Section 9.2, dividends which are paid to Company stockholders prior to the removal of restrictions and satisfaction of vesting conditions shall only be paid to the Participant to the extent that the restrictions are subsequently removed and the vesting conditions are subsequently satisfied and the share of Restricted Stock vests.

(b) Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of shares of Restricted Stock, together with a stock power endorsed in blank.

(c) Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which such Participant would otherwise be taxable under Section 83(a) of the Code, such Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof.

7.3 Restricted Stock Units. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, subject to compliance with Applicable Law.

ARTICLE VIII.
OTHER TYPES OF AWARDS

8.1 General. The Administrator may grant Performance Stock Unit awards, Performance Bonus Awards, Dividend Equivalents or Other Stock or Cash Based Awards, to one or more Service Providers, in such amounts and subject to such terms and conditions not inconsistent with the Plan as the Administrator shall determine.

8.2 Performance Stock Unit Awards. Each Performance Stock Unit award shall be denominated in a number of Shares or in unit equivalents of Shares or units of value (including a dollar value of Shares) and may be linked to any one or more of performance or other specific criteria, including service to the Company or Subsidiaries, determined to be appropriate by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. In making such determinations, the Administrator may consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

8.3 Performance Bonus Awards. Each right to receive a bonus granted under this Section 8.3 shall be denominated in the form of cash (but may be payable in cash, stock or a combination thereof) (a “Performance Bonus Award”) and shall be payable upon the attainment of performance goals that are established by the Administrator and relate to one or more of performance or other specific criteria, including service to the Company or Subsidiaries, in each case on a specified date or dates or over any period or periods determined by the Administrator.

8.4 Dividend Equivalents. If the Administrator provides, an Award (other than an Option or Stock Appreciation Right) may provide a Participant with the right to receive Dividend Equivalents. Dividend Equivalents may be credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with respect to which the Dividend Equivalents are granted and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, Dividend Equivalents

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with respect to an Award subject to vesting shall either (i) to the extent permitted by Applicable Law, not be paid or credited or (ii) be accumulated and subject to vesting to the same extent as the related Award. All such Dividend Equivalents shall be paid at such time as the Administrator shall specify in the applicable Award Agreement.

8.5 Other Stock or Cash Based Awards. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive cash or Shares to be delivered in the future and annual or other periodic or long-term cash bonus awards (whether based on specified performance criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal(s), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement. Except in connection with a spin-off or other similar event as otherwise permitted under Article IX, dividends that are paid prior to vesting of any Other Stock or Cash Based Award shall only be paid to the applicable Participant to the extent that the vesting conditions are subsequently satisfied and the Other Stock or Cash Based Award vests.

ARTICLE IX.
Adjustments for Changes in Common Stock
and Certain Other Events

9.1 Equity Restructuring(a). In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article IX, the Administrator will equitably adjust the terms of the Plan and each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include (i) adjusting the number and type of securities subject to each outstanding Award or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article V hereof on the maximum number and kind of shares that may be issued); (ii) adjusting the terms and conditions of (including the grant or exercise price), and the performance goals or other criteria included in, outstanding Awards; and (iii) granting new Awards or making cash payments to Participants. The adjustments provided under this Section 9.1 will be nondiscretionary and final and binding on all interested parties, including the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

9.2 Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, split-up, spin off, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Law or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change), is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Law or accounting principles:

(a) To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;

(b) To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares (or other property) covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

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(c) To provide that such Award be assumed by the successor or survivor corporation or entity, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation or entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price, in all cases, as determined by the Administrator;

(d) To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article V hereof on the maximum number and kind of shares which may be issued) or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards;

(e) To replace such Award with other rights or property selected by the Administrator; or

(f) To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

9.3 Change in Control.

(a) Notwithstanding any other provision of the Plan, in the event of a Change in Control, unless the Administrator elects to (i) terminate an Award in exchange for cash, rights or property, or (ii) cause an Award to become fully exercisable and no longer subject to any forfeiture restrictions prior to the consummation of a Change in Control, pursuant to Section 9.2, (A) such Award (other than any portion subject to performance-based vesting) shall continue in effect or be assumed or an equivalent Award substituted by the successor corporation or a parent or subsidiary of the successor corporation and (B) the portion of such Award subject to performance-based vesting shall be subject to the terms and conditions of the applicable Award Agreement and, in the absence of applicable terms and conditions, the Administrator’s discretion.

(b) In the event that the successor corporation in a Change in Control refuses to assume or substitute for an Award (other than any portion subject to performance-based vesting), the Administrator shall cause such Award to become fully vested and, if applicable, exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on such Award to lapse and, to the extent unexercised upon the consummation of such transaction, to terminate in exchange for cash, rights or other property. The Administrator shall notify the Participant of any Award that becomes exercisable pursuant to the preceding sentence that such Award shall be fully exercisable for a period of 15 days from the date of such notice, contingent upon the consummation of the Change in Control, and such Award shall terminate upon the consummation of the Change in Control in accordance with the preceding sentence.

(c) For the purposes of this Section 9.3, an Award shall be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control was not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share subject to an Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per-share consideration received by holders of Common Stock in the Change in Control.

9.4 Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock (including any Equity Restructuring or any securities offering or other similar transaction) or for reasons of administrative convenience or to facilitate compliance with any Applicable Law, the Company may refuse to permit the exercise or settlement of one or more Awards for such period of time as the Company may determine to be reasonably appropriate under the circumstances.

9.5 General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or

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other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 9.1 above or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation, spin-off, dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares.

ARTICLE X.
Provisions Applicable to Awards

10.1 Transferability.

(a) No Award may be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a DRO, unless and until such Award has been exercised or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed. During the life of a Participant, Awards will be exercisable only by the Participant, unless it has been disposed of pursuant to a DRO. After the death of a Participant, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by the Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then-Applicable Law of descent and distribution. References to a Participant, to the extent relevant in the context, will include references to a transferee approved by the Administrator.

(b) Notwithstanding Section 10.1(a), the Administrator, in its sole discretion, may determine to permit a Participant or a Permitted Transferee of such Participant to transfer an Award other than an Incentive Stock Option (unless such Incentive Stock Option is intended to become a Nonqualified Stock Option) to any one or more Permitted Transferees of such Participant, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than (A) to another Permitted Transferee of the applicable Participant or (B) by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a domestic relations order; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Participant (other than the ability to further transfer the Award to any Person other than another Permitted Transferee of the applicable Participant); (iii) the Participant (or transferring Permitted Transferee) and the receiving Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer; and (iv) any transfer of an Award to a Permitted Transferee shall be without consideration, except as required by Applicable Law. In addition, and further notwithstanding Section 10.1(a), the Administrator, in its sole discretion, may determine to permit a Participant to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and other Applicable Law, the Participant is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust.

(c) Notwithstanding Section 10.1(a), if permitted by the Administrator, a Participant may, in the manner determined by the Administrator, designate a Designated Beneficiary. A Designated Beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant and any additional restrictions deemed necessary or appropriate by the Administrator. If the Participant is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Participant’s spouse or domestic partner, as applicable, as the Participant’s Designated Beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written or electronic consent of the Participant’s spouse or domestic partner. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time; provided that the change or revocation is delivered in writing to the Administrator prior to the Participant’s death.

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10.2 Documentation. Each Award will be evidenced in an Award Agreement in such form as the Administrator determines in its discretion. Each Award may contain such terms and conditions as are determined by the Administrator in its sole discretion, to the extent not inconsistent with those set forth in the Plan.

10.3 Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

10.4 Changes in Participant’s Status. The Administrator will determine how the disability, death, retirement, authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable. Except to the extent otherwise required by Applicable Law or expressly authorized by the Company or by the Company’s written policy on leaves of absence, no service credit shall be given for vesting purposes for any period the Participant is on a leave of absence.

10.5 Withholding. Each Participant must pay the Company or a Subsidiary, as applicable, or make provision satisfactory to the Administrator for payment of, any Tax-Related Items required by Applicable Law to be withheld in connection with such Participant’s Awards and/or Shares by the date of the event creating the liability for Tax-Related Items. At the Company’s discretion and subject to any Company insider trading policy (including black-out periods), any withholding obligation for Tax-Related Items may be satisfied by (i) deducting an amount sufficient to satisfy such withholding obligation from any payment of any kind otherwise due to a Participant; (ii) accepting a payment from the Participant in cash, by wire transfer of immediately available funds, or by check made payable to the order of the Company or a Subsidiary, as applicable; (iii) accepting the delivery of Shares, including Shares delivered by attestation; (iv) retaining Shares from the Award creating the withholding obligation for Tax-Related Items, valued on the date of delivery, (v) if there is a public market for Shares at the time the withholding obligation for Tax-Related Items is satisfied, selling Shares issued pursuant to the Award creating the withholding obligation for Tax-Related Items, either voluntarily by the Participant or mandatorily by the Company; (vi) accepting delivery of a promissory note or any other lawful consideration; or (vii) any combination of the foregoing payment forms. The amount withheld pursuant to any of the foregoing payment forms shall be determined by the Company and may be up to, but no greater than, the aggregate amount of such obligations based on the maximum statutory withholding rates in the applicable Participant’s jurisdiction for all Tax-Related Items that are applicable to such taxable income. If any tax withholding obligation will be satisfied under clause (v) of the preceding paragraph, each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to any brokerage firm selected by the Company to effect the sale to complete the transactions described in clause (v).

10.6 Amendment of Award; Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Nonqualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article IX or pursuant to Section 11.6. In addition, the Administrator shall, without the approval of the stockholders of the Company, have the authority to (a) amend any outstanding Option or Stock Appreciation Right to reduce its exercise price per Share, or (b) cancel any Option or Stock Appreciation Right in exchange for cash or another Award.

10.7 Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including, without limitation, any applicable securities laws and stock exchange or stock market rules and regulations, (iii) any approvals from governmental agencies that the Company determines are necessary or advisable have been obtained, and (iv) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy Applicable Law. The inability or impracticability of the Company to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue

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or sell such Shares as to which such requisite authority shall not have been obtained, and shall constitute circumstances in which the Administrator may determine to amend or cancel Awards pertaining to such Shares, with or without consideration to the Participant.

10.8 Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

ARTICLE XI.
Miscellaneous

11.1 No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continue employment or any other relationship with the Company or a Subsidiary. The Company and its Subsidiaries expressly reserve the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or other written agreement between the Participant and the Company or any Subsidiary.

11.2 No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Law requires, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on any share certificate or book entry to reference restrictions applicable to the Shares (including, without limitation, restrictions applicable to Restricted Stock).

11.3 Effective Date. The Plan was approved by the Board on [_____]. The Plan will become effective on the date immediately prior to the date of the closing (the “Effective Date”) of the transactions contemplated by the Merger Agreement, provided that it is approved by the Company’s stockholders prior to the Effective Date and such approval occurs within 12 months following the date the Board approved the Plan. If the Plan is not approved by the Company’s stockholders within the foregoing time frame, or if the Merger Agreement is terminated prior to the consummation of the transactions contemplated thereby, the Plan will not become effective. No Incentive Stock Option may be granted pursuant to the Plan after the tenth anniversary of the earlier of (i) the date the Plan was approved by the Board and (ii) the date the Plan was approved by the Company’s stockholders.

11.4 Amendment of Plan. The Board may amend, suspend or terminate the Plan at any time and from time to time; provided that (a) no amendment requiring stockholder approval to comply with Applicable Law shall be effective unless approved by the Board, and (b) no amendment, other than an increase to the Overall Share Limit or pursuant to Article IX or Section 11.6, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after Plan termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Law.

11.5 Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are nationals of a country other than the United States or employed or residing outside the United States, establish subplans or procedures under the Plan or take any other necessary or appropriate action to address Applicable Law, including (a) differences in laws, rules, regulations or customs of such jurisdictions with respect to tax, securities, currency, employee benefit or other matters, (b) listing and other requirements of any non-U.S. securities exchange, and (c) any necessary local governmental or regulatory exemptions or approvals.

11.6 Section 409A.

(a) General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with

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Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 11.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b) Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a Participant’s Termination of Service will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the Participant’s Termination of Service. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c) Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

11.7 Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer or other employee of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer or other employee of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer or other employee of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith; provided that he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.

11.8 Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 11.8 by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 11.8 in writing, without cost, by contacting the local human resources representative. The

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Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s sole discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents in this Section 11.8. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

11.9 Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

11.10 Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary), the Plan will govern, unless such Award Agreement or other written agreement was approved by the Administrator and expressly provides that a specific provision of the Plan will not apply.

11.11 Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to the conflict of law rules thereof or of any other jurisdiction.

11.12 Clawback Provisions. All Awards (including the gross amount of any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to recoupment by the Company to the extent required to comply with Applicable Law or any policy of the Company providing for the reimbursement of incentive compensation, whether or not such policy was in place at the time of grant of an Award.

11.13 Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

11.14 Conformity to Applicable Law. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Law. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in a manner intended to conform with Applicable Law. To the extent Applicable Law permits, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Law.

11.15 Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary, except as expressly provided in writing in such other plan or an agreement thereunder.

11.16 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

11.17 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

11.18 Prohibition on Executive Officer Loans. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

11.19 Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 10.5: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all Participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees

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to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

* *  *  *  *

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Annex E

VOLTUS TECHNOLOGIES, INC.
2022 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE 1
PURPOSE

The Plan’s purpose is to assist employees of the Company and its Designated Subsidiaries in acquiring a stock ownership interest in the Company, and to help such employees provide for their future security and to encourage them to remain in the employment of the Company and its Subsidiaries.

The Plan consists of two components: the Section 423 Component and the Non-Section 423 Component. The Section 423 Component is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code and shall be administered, interpreted and construed in a manner consistent with the requirements of Section 423 of the Code. In addition, this Plan authorizes the grant of Options under the Non-Section 423 Component, which need not qualify as Options granted pursuant to an “employee stock purchase plan” under Section 423 of the Code; such Options granted under the Non-Section 423 Component shall be granted pursuant to separate Offerings containing such sub-plans, appendices, rules or procedures as may be adopted by the Administrator and designed to achieve tax, securities laws or other objectives for Eligible Employees and the Designated Subsidiaries in locations outside of the United States. Except as otherwise provided herein, the Non-Section 423 Component will operate and be administered in the same manner as the Section 423 Component. Offerings intended to be made under the Non-Section 423 Component will be designated as such by the Administrator at or prior to the time of such Offering.

For purposes of this Plan, the Administrator may designate separate Offerings under the Plan, the terms of which need not be identical, in which Eligible Employees will participate, even if the dates of the applicable Offering Period(s) in each such Offering are identical, provided that the terms of participation are the same within each separate Offering under the Section 423 Component as determined under Section 423 of the Code. Solely by way of example and without limiting the foregoing, the Company could, but shall not be required to, provide for simultaneous Offerings under the Section 423 Component and the Non-Section 423 Component of the Plan.

ARTICLE 2
Definitions

As used in the Plan, the following words and phrases have the meanings specified below, unless the context clearly indicates otherwise:

2.1 “Administrator” means the Committee, or such individuals to which authority to administer the Plan has been delegated under Section 7.1 hereof.

2.2 “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an Employee with regard to the Plan.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Code” means the U.S. Internal Revenue Code of 1986, as amended, and all regulations, guidance, compliance programs and other interpretative authority issued thereunder.

2.5 “Committee” means the Compensation Committee of the Board.

2.6 “Common Stock” means the common stock of the Company.

2.7 “Company” means Voltus Technologies, Inc., a Delaware corporation, or any successor.

2.8 “Compensation” of an Employee means, unless otherwise determined by the Administrator, the regular earnings or base salary, bonuses and commissions paid to the Employee from the Company on each Payday as compensation for services to the Company or any Designated Subsidiary, before deduction for any salary deferral contributions made by the Employee to any tax-qualified or nonqualified deferred compensation plan, including overtime, shift differentials, vacation pay, salaried production schedule premiums, holiday pay, jury duty pay, funeral leave pay, paid time off, military pay, prior week adjustments and weekly bonus, but excluding education or tuition reimbursements, imputed income arising under any group insurance or benefit program, travel expenses, business and

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moving reimbursements, including tax gross ups and taxable mileage allowance, income received in connection with any stock options, restricted stock, restricted stock units or other compensatory equity awards and all contributions made by the Company or any Designated Subsidiary for the Employee’s benefit under any employee benefit plan now or hereafter established. Such Compensation shall be calculated before deduction of any income or employment tax withholdings, but shall be withheld from the Employee’s net income.

2.9 “Designated Subsidiary” means each Subsidiary, including any Subsidiary in existence on the Effective Date and any Subsidiary formed or acquired following the Effective Date, that has been designated by the Board or Committee from time to time in its sole discretion as eligible to participate in the Plan, in accordance with Section 7.2 hereof, such designation to specify whether such participation is in the Section 423 Component or Non-Section 423 Component. A Designated Subsidiary may participate in either the Section 423 Component or Non-Section 423 Component, but not both; provided that a Subsidiary that, for U.S. tax purposes, is disregarded from the Company or any Subsidiary that participates in the Section 423 Component shall automatically constitute a Designated Subsidiary that participates in the Section 423 Component.

2.10 “Effective Date” means the date immediately prior to the date of the closing of the transactions contemplated by that certain Agreement and Plan of Merger entered into on November 30, 2021, by and among the Company, Broadscale Acquisition Corp., and certain other parties (the “Merger Agreement”), provided that the Board has adopted the Plan prior to or on such date, subject to approval of the Plan by the Company’s stockholders.

2.11 “Eligible Employee” means an Employee:

(a) who is customarily scheduled to work at least 20 hours per week;

(b) whose customary employment is more than five months in a calendar year; and

(c) who, after the granting of the Option, would not be deemed for purposes of Section 423(b)(3) of the Code to possess 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary.

For purposes of clause (c), the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock which an Employee may purchase under outstanding options shall be treated as stock owned by the Employee.

Notwithstanding the foregoing, the Administrator may exclude from participation in the Section 423 Component as an Eligible Employee:

(x) any Employee that is a “highly compensated employee” of the Company or any Designated Subsidiary (within the meaning of Section 414(q) of the Code), or that is such a “highly compensated employee” (A) with compensation above a specified level, (B) who is an officer or (C) who is subject to the disclosure requirements of Section 16(a) of the Exchange Act; or

(y) any Employee who is a citizen or resident of a foreign jurisdiction (without regard to whether they are also a citizen of the United States or a resident alien (within the meaning of Section 7701(b)(1)(A) of the Code)) if either (A) the grant of the Option is prohibited under the laws of the jurisdiction governing such Employee, or (B) compliance with the laws of the foreign jurisdiction would cause the Section 423 Component, any Offering thereunder or an Option granted thereunder to violate the requirements of Section 423 of the Code;

provided that any exclusion in clauses (x) or (y) shall be applied in an identical manner under each Offering to all Employees of the Company and all Designated Subsidiaries, in accordance with Treas. Reg. § 1.423-2(e). Notwithstanding the foregoing, with respect to the Non-Section 423 Component, the first sentence in this definition shall apply in determining who is an “Eligible Employee,” except (a) the Administrator may limit eligibility further within the Company or a Designated Subsidiary so as to only designate some Employees of the Company or a Designated Subsidiary as Eligible Employees, and (b) to the extent the restrictions in the first sentence in this definition are not consistent with applicable local laws, the applicable local laws shall control.

2.12 “Employee” means any person who renders services to the Company or a Designated Subsidiary in the status of an employee within the meaning of Section 3401(c) of the Code. “Employee” shall not include any director of the Company or a Designated Subsidiary who does not render services to the Company or a Designated Subsidiary in the status of an employee within the meaning of Section 3401(c) of the Code. For purposes of the Plan,

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the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or a Designated Subsidiary and meeting the requirements of Treas. Reg. § 1.421-1(h)(2). Where the period of leave exceeds three months, or such other period specified in Treas. Reg. § 1.421-1(h)(2), and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period, or such other period specified in Treas. Reg. § 1.421-1(h)(2).

2.13 “Enrollment Date” means the first date of each Offering Period.

2.14 “Exercise Date” means the last day of each Purchase Period, except as provided in Section 5.2 hereof.

2.15 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.16 “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(a) If the Common Stock is (i) listed on any established securities exchange (such as the New York Stock Exchange or Nasdaq Stock Market), (ii) listed on any national market system or (iii) listed, quoted or traded on any automated quotation system, its Fair Market Value shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date or, if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is not listed on an established securities exchange, national market system or automated quotation system, but the Common Stock is regularly quoted by a recognized securities dealer, its Fair Market Value shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on such date, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) If the Common Stock is neither listed on an established securities exchange, national market system or automated quotation system nor regularly quoted by a recognized securities dealer, its Fair Market Value shall be established by the Administrator in good faith.

2.17 “Grant Date” means the first day of an Offering Period.

2.18 “New Exercise Date” has the meaning set forth in Section 5.2(b) hereof.

2.19 “Non-Section 423 Component” means those Offerings under the Plan, together with the sub-plans, appendices, rules or procedures, if any, adopted by the Administrator as a part of this Plan, in each case, pursuant to which Options may be granted to non-U.S. Eligible Employees that need not satisfy the requirements for Options granted pursuant to an “employee stock purchase plan” that are set forth under Section 423 of the Code.

2.20 “Offering” means an offer under the Plan of an Option that may be exercised during an Offering Period as further described in Section 4 hereof. Unless otherwise specified by the Administrator, each Offering to the Eligible Employees of the Company or a Designated Subsidiary shall be deemed a separate Offering, even if the dates and other terms of the applicable Purchase Periods of each such Offering are identical and the provisions of the Plan will separately apply to each Offering. To the extent permitted by Treas. Reg. § 1.423-2(a)(1), the terms of each separate Offering under the Section 423 Component need not be identical, provided that the terms of the Section 423 Component and an Offering thereunder together satisfy Treas. Reg. § 1.423-2(a)(2) and (a)(3).

2.21 “Offering Period” means each consecutive, overlapping 24-month period commencing on such dates as determined by the Board or Committee, in its discretion, and with respect to which Options shall be granted to Participants. The duration and timing of Offering Periods may be established or changed by the Board or Committee at any time, in its sole discretion. Notwithstanding the foregoing, in no event may an Offering Period exceed 27 months.

2.22 “Option” means the right to purchase shares of Common Stock pursuant to the Plan during each Offering Period.

2.23 “Option Price” means the purchase price of a share of Common Stock hereunder as provided in Section 4.2 hereof.

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2.24 “Parent” means any entity that is a parent corporation of the Company within the meaning of Section 424 of the Code.

2.25 “Participant” means any Eligible Employee who elects to participate in the Plan.

2.26 “Payday” means the regular and recurring established day for payment of Compensation to an Employee of the Company or any Designated Subsidiary.

2.27 “Plan” means this 2022 Employee Stock Purchase Plan, including both the Section 423 Component and Non-Section 423 Component and any other sub-plans or appendices hereto, as amended from time to time.

2.28 “Plan Account” means a bookkeeping account established and maintained by the Company in the name of each Participant.

2.29 “Purchase Period” means each consecutive six-month period commencing on such dates as determined by the Board or Committee, in its discretion, within each Offering Period. The first Purchase Period of each Offering Period shall commence on the Grant Date and end with the next Exercise Date. The duration and timing of Purchase Periods may be established or changed by the Board or Committee at any time, in its sole discretion. Notwithstanding the foregoing, in no event may a Purchase Period exceed the duration of the Offering Period under which it is established.

2.30 “Section 409A” means Section 409A of the Code.

2.31 “Section 423 Component” means those Offerings under the Plan that are intended to meet the requirements under Section 423(b) of the Code.

2.32 “Subsidiary” means any entity that is a subsidiary corporation of the Company within the meaning of Section 424 of the Code. In addition, with respect to the Non-Section 423 Component, Subsidiary shall include any corporate or noncorporate entity in which the Company has a direct or indirect equity interest or significant business relationship and is a subsidiary or parent of the Company for purposes of a Form S-8 Registration Statement under the Securities Act.

2.33 “Treas. Reg.” means U.S. Department of the Treasury regulations.

2.34 “Withdrawal Election” has the meaning set forth in Section 6.1(a) hereof.

ARTICLE 3
PARTICIPATION

3.1 Eligibility.

(a) Any Eligible Employee who is employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of Articles 4 and 5 hereof, and, for the Section 423 Component, the limitations imposed by Section 423(b) of the Code.

(b) No Eligible Employee shall be granted an Option under the Section 423 Component which permits the Participant’s rights to purchase shares of Common Stock under the Plan, and to purchase stock under all other employee stock purchase plans of the Company, any Parent or any Subsidiary subject to Section 423 of the Code, to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined at the time such Option is granted) for each calendar year in which such Option is outstanding at any time. The limitation under this Section 3.1(b) shall be applied in accordance with Section 423(b)(8) of the Code.

3.2 Election to Participate; Payroll Deductions

(a) Except as provided in Sections 3.2(e) and 3.3 hereof, an Eligible Employee may become a Participant in the Plan only by means of payroll deduction. Each individual who is an Eligible Employee as of an Offering Period’s Enrollment Date may elect to participate in such Offering Period and the Plan by delivering to the Company a payroll deduction authorization no later than the period of time prior to the applicable Enrollment Date that is determined by the Administrator, in its sole discretion.

Annex E-4

(b) Subject to Section 3.1(b) hereof and except as may otherwise be determined by the Administrator, payroll deductions (i) shall equal at least 1% of the Participant’s Compensation as of each Payday of the Offering Period following the Enrollment Date, but not more than 15% of the Participant’s Compensation as of each Payday of the Offering Period following the Enrollment Date; and (ii) may be expressed either as (A) a whole number percentage, or (B) a fixed dollar amount. Amounts deducted from a Participant’s Compensation with respect to an Offering Period pursuant to this Section 3.2 shall be deducted each Payday through payroll deduction and credited to the Participant’s Plan Account; provided that for the first Offering Period, payroll deductions shall not begin until such date determined by the Board or Committee, in its sole discretion.

(c) Following at least one payroll deduction, a Participant may decrease (to as low as zero) the amount deducted from such Participant’s Compensation only once during an Offering Period upon ten calendar days’ prior written notice to the Company. A Participant may not increase the amount deducted from such Participant’s Compensation during an Offering Period. Notwithstanding the foregoing, the Administrator may alter the limitations in this subsection for a particular Offering Period in the writing designating the terms and conditions for the Offering.

(d) Upon the completion of an Offering Period, each Participant in such Offering Period shall automatically participate in the immediately following Offering Period at the same payroll deduction percentage or fixed amount as in effect at the termination of such Offering Period, unless such Participant delivers to the Company a different election with respect to the successive Offering Period in accordance with Section 3.2(a) hereof, or unless such Participant becomes ineligible for participation in the Plan.

(e) Notwithstanding any other provisions of the Plan to the contrary, in non-U.S. jurisdictions where participation in the Plan through payroll deductions is prohibited, the Administrator may provide that an Eligible Employee may elect to participate through contributions to the Participant’s account under the Plan in a form acceptable to the Administrator in lieu of or in addition to payroll deductions; provided, however, that, for any Offering under the Section 423 Component, the Administrator must determine that any alternative method of contribution is applied on an equal and uniform basis to all Eligible Employees in the Offering.

3.3 Leave of Absence. During leaves of absence approved by the Company meeting the requirements of Treas. Reg. § 1.421-1(h)(2), a Participant may continue participation in the Plan by making cash payments to the Company on the Participant’s normal payday equal to the Participant’s authorized payroll deduction.

ARTICLE 4
PURCHASE OF SHARES

4.1 Grant of Option. The Company may make one or more Offerings under the Plan, which may be successive or overlapping with one another, until the earlier of: (i) the date on which the shares of Common Stock available under the Plan have been sold or (ii) the date on which the Plan is suspended or terminates. The Administrator shall designate the terms and conditions of each Offering in writing, including without limitation, the Offering Period and the Purchase Periods. Each Participant shall be granted an Option with respect to an Offering Period on the applicable Grant Date. Subject to the limitations of Section 3.1(b) hereof, the number of shares of Common Stock subject to a Participant’s Option shall be determined by dividing (a) such Participant’s payroll deductions accumulated prior to an Exercise Date and retained in the Participant’s Plan Account on such Exercise Date by (b) the applicable Option Price; provided that in no event shall a Participant be permitted to purchase during each Offering Period more than 100,000 shares of Common Stock (subject to any adjustment pursuant to Section 5.2 hereof and which, for the Section 423 Component, shall be subject to the limitations described in Section 3.1(b)). The Administrator may, for future Offering Periods, increase or decrease, in its absolute discretion, the maximum number of shares of Common Stock that a Participant may purchase during such future Offering Periods. Each Option shall expire on the last Exercise Date for the applicable Offering Period immediately after the automatic exercise of the Option in accordance with Section 4.3 hereof, unless such Option terminates earlier in accordance with Article 6 hereof.

4.2 Option Price. The “Option Price” per share of Common Stock to be paid by a Participant upon exercise of the Participant’s Option on an Exercise Date for an Offering Period shall equal 85% of the lesser of the Fair Market Value of a share of Common Stock on (a) the applicable Grant Date and (b) the applicable Exercise Date, or such other price designated by the Administrator; provided that in no event shall the Option Price per share of Common Stock be less than the par value per share of the Common Stock; provided further, that no Option Price shall be designated by the Administrator that would cause the Section 423 Component to fail to meet the requirements under Section 423(b) of the Code.

Annex E-5

4.3 Purchase of Shares.

(a) On each Exercise Date for an Offering Period, each Participant shall automatically and without any action on such Participant’s part be deemed to have exercised the Participant’s Option to purchase at the applicable per share Option Price the largest number of whole shares of Common Stock which can be purchased with the amount in the Participant’s Plan Account. Any balance less than the per share Option Price that is remaining in the Participant’s Plan Account (after exercise of such Participant’s Option) as of the Exercise Date shall be carried forward to the next Purchase Period or Offering Period, unless the Participant has elected to withdraw from the Plan pursuant to Section 6.1 hereof or, pursuant to Section 6.2 hereof, such Participant has ceased to be an Eligible Employee. Any balance not carried forward to the next Purchase Period or Offering Period in accordance with the prior sentence shall be promptly refunded to the applicable Participant. In no event shall an amount greater than or equal to the per share Option Price as of an Exercise Date be carried forward to the next Purchase Period or Offering Period.

(b) As soon as practicable following each Exercise Date, the number of shares of Common Stock purchased by such Participant pursuant to Section 4.3(a) hereof shall be delivered (either in share certificate or book entry form), in the Company’s sole discretion, to either (i) the Participant or (ii) an account established in the Participant’s name at a stock brokerage or other financial services firm designated by the Company. If the Company is required to obtain from any commission or agency authority to issue any such shares of Common Stock, the Company shall seek to obtain such authority. Inability of the Company to obtain from any such commission or agency authority which counsel for the Company deems necessary for the lawful issuance of any such shares shall relieve the Company from liability to any Participant except to refund to the Participant such Participant’s Plan Account balance, without interest thereon.

4.4 Automatic Termination of Offering Period. If the Fair Market Value of a share of Common Stock on any Exercise Date (except the final scheduled Exercise Date of any Offering Period) is lower than the Fair Market Value of a share of Common Stock on the Grant Date for an Offering Period, then such Offering Period shall terminate on such Exercise Date after the automatic exercise of the Option in accordance with Section 4.3 hereof, and each Participant shall automatically be enrolled in the Offering Period that commences immediately following such Exercise Date and such Participant’s payroll deduction authorization shall remain in effect for such Offering Period.

4.5 Transferability of Rights. An Option granted under the Plan shall not be transferable, other than by will or the applicable laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. No option or interest or right to the Option shall be available to pay off any debts, contracts or engagements of the Participant or the Participant’s successors in interest or shall be subject to disposition by pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempt at disposition of the Option shall have no effect.

ARTICLE 5
PROVISIONS RELATING TO COMMON STOCK

5.1 Common Stock Reserved. Subject to adjustment as provided in Section 5.2 hereof, the maximum number of shares of Common Stock that shall be made available for sale under the Plan shall be the sum of (a) [•] shares and (b) an annual increase on the first day of each calendar year beginning in 2023 and ending in 2032 equal to the lesser of (i) 1% of the shares outstanding on the last day of the immediately preceding fiscal year and (ii) such number of shares as may be determined by the Board. Shares made available for sale under the Plan may be authorized but unissued shares, treasury shares of Common Stock, or reacquired shares reserved for issuance under the Plan. Notwithstanding anything in this Section 5.1 to the contrary, the number of shares of Common Stock that may be issued or transferred pursuant to the rights granted under the Section 423 Component of the Plan shall not exceed an aggregate of [•] shares, subject to Section 5.2.

5.2 Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a) Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under Option, as well as the price per share and the number of shares of Common Stock covered by each Option under

____________

1        NTD: To equal 2% of shares outstanding at closing.

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the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Periods then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Administrator shall notify each Participant in writing prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 6.1 hereof or the Participant has ceased to be an Eligible Employee as provided in Section 6.2 hereof.

(c) Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, unless each outstanding Option shall be assumed or an equivalent Option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation, any Offering Periods then in progress shall be shortened by setting a New Exercise Date and any Offering Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Administrator shall notify each Participant in writing prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date, unless prior to such date the Participant has withdrawn from the Offering Period as provided in Section 6.1 hereof or the Participant has ceased to be an Eligible Employee as provided in Section 6.2 hereof.

5.3 Insufficient Shares. If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which Options are to be exercised may exceed the number of shares of Common Stock remaining available for sale under the Plan on such Exercise Date, the Administrator shall make a pro rata allocation of the shares of Common Stock available for issuance on such Exercise Date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising Options to purchase Common Stock on such Exercise Date, and unless additional shares are authorized for issuance under the Plan, no further Offering Periods shall take place and the Plan shall terminate pursuant to Section 7.5 hereof. If an Offering Period is so terminated, then the balance of the amount credited to the Participant’s Plan Account which has not been applied to the purchase of shares of Common Stock shall be paid to such Participant in one lump sum in cash within 30 days after such Exercise Date, without any interest thereon.

5.4 Rights as Stockholders. With respect to shares of Common Stock subject to an Option, a Participant shall not be deemed to be a stockholder of the Company and shall not have any of the rights or privileges of a stockholder. A Participant shall have the rights and privileges of a stockholder of the Company when, but not until, shares of Common Stock have been deposited in the designated brokerage account following exercise of the Participant’s Option.

ARTICLE 6
TERMINATION OF PARTICIPATION

6.1 Cessation of Contributions; Voluntary Withdrawal.

(a) A Participant may cease payroll deductions during an Offering Period and elect to withdraw from the Plan by delivering written notice of such election to the Company in such form and at such time prior to the Exercise Date for such Offering Period as may be established by the Administrator (a “Withdrawal Election”). A Participant electing to withdraw from the Plan may elect to either (i) withdraw all of the funds then credited to the Participant’s Plan Account as of the date on which the Withdrawal Election is received by the Company, in which case amounts credited to such Plan Account shall be returned to the Participant in one lump-sum payment in cash within 30 days after such election is received by the Company, without any interest thereon, and the Participant shall cease to

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participate in the Plan and the Participant’s Option for such Offering Period shall terminate; or (ii) exercise the Option for the maximum number of whole shares of Common Stock on the applicable Exercise Date with any remaining Plan Account balance returned to the Participant in one lump-sum payment in cash within 30 days after such Exercise Date, without any interest thereon, and after such exercise cease to participate in the Plan. Upon receipt of a Withdrawal Election, the Participant’s payroll deduction authorization and the Participant’s Option shall terminate.

(b) A Participant’s withdrawal from the Plan shall not have any effect upon the Participant’s eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the Participant withdraws.

(c) A Participant who ceases contributions to the Plan during any Offering Period shall not be permitted to resume contributions to the Plan during that Offering Period.

6.2 Termination of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, such Participant’s Option for the applicable Offering Period shall automatically terminate, the Participant shall be deemed to have elected to withdraw from the Plan, and such Participant’s Plan Account shall be paid to such Participant or, in the case of the Participant’s death, to the person or persons entitled thereto pursuant to applicable law, within 30 days after such cessation of being an Eligible Employee, without any interest thereon. If a Participant transfers employment from the Company or any Designated Subsidiary participating in the Section 423 Component to any Designated Subsidiary participating in the Non-Section 423 Component, such transfer shall not be treated as a termination of employment, but the Participant shall immediately cease to participate in the Section 423 Component; however, any contributions made for the Offering Period in which such transfer occurs shall be transferred to the Non-Section 423 Component, and such Participant shall immediately join the then-current Offering under the Non-Section 423 Component upon the same terms and conditions in effect for the Participant’s participation in the Section 423 Component, except for such modifications otherwise applicable for Participants in such Offering. A Participant who transfers employment from any Designated Subsidiary participating in the Non-Section 423 Component to the Company or any Designated Subsidiary participating in the Section 423 Component shall not be treated as terminating the Participant’s employment and shall remain a Participant in the Non-Section 423 Component until the earlier of (i) the end of the current Offering Period under the Non-Section 423 Component, or (ii) the Enrollment Date of the first Offering Period in which the Participant is eligible to participate following such transfer. Notwithstanding the foregoing, the Administrator may establish different rules to govern transfers of employment between companies participating in the Section 423 Component and the Non-Section 423 Component, consistent with the applicable requirements of Section 423 of the Code.

ARTICLE 7
GENERAL PROVISIONS

7.1 Administration.

(a) The Plan shall be administered by the Committee. The Committee may delegate administrative tasks under the Plan to the services of an Agent or Employees to assist in the administration of the Plan, including establishing and maintaining an individual securities account under the Plan for each Participant.

(b) It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with the provisions of the Plan. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To establish and terminate Offerings;

(ii) To determine when and how Options shall be granted and the provisions and terms of each Offering (which need not be identical);

(iii) To select Designated Subsidiaries in accordance with Section 7.2 hereof;

(iv) To impose a mandatory holding period pursuant to which Participants may not dispose of or transfer shares of Common Stock purchased under the Plan for a period of time determined by the Administrator in its discretion; and

(v) To construe and interpret the Plan, the terms of any Offering and the terms of the Options and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. The Administrator, in the exercise of this power, may

Annex E-8

correct any defect, omission or inconsistency in the Plan, any Offering or any Option, in a manner and to the extent it shall deem necessary or expedient to administer the Plan, subject to Section 423 of the Code for the Section 423 Component.

(c) The Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding handling of participation elections, payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan.

(d) The Administrator may adopt sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 5.1 hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

(e) All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company. The Administrator may, with the approval of the Committee, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Administrator, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Board or Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the options, and all members of the Board or Administrator shall be fully protected by the Company in respect to any such action, determination, or interpretation.

7.2 Designation of Subsidiary Corporations. The Board or Administrator shall designate from time to time the Subsidiaries that shall constitute Designated Subsidiaries, and determine whether such Designated Subsidiaries shall participate in the Section 423 Component or Non-Section 423 Component. The Board or Administrator may designate a Subsidiary, or terminate the designation of a Subsidiary, without the approval of the stockholders of the Company.

7.3 Reports. Individual accounts shall be maintained for each Participant in the Plan. Statements of Plan Accounts shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Option Price, the number of shares purchased and the remaining cash balance, if any.

7.4 No Right to Employment. Nothing in the Plan shall be construed to give any person (including any Participant) the right to remain in the employ of the Company, a Parent or a Subsidiary or to affect the right of the Company, any Parent or any Subsidiary to terminate the employment of any person (including any Participant) at any time, with or without cause, which right is expressly reserved.

7.5 Amendment and Termination of the Plan.

(a) The Board may, in its sole discretion, amend, suspend or terminate the Plan at any time and from time to time. To the extent necessary to comply with Section 423 of the Code (or any successor rule or provision), with respect to the Section 423 Component, or any other applicable law, regulation or stock exchange rule, the Company shall obtain stockholder approval of any such amendment to the Plan in such a manner and to such a degree as required by Section 423 of the Code or such other law, regulation or rule.

(b) If the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may in its discretion modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i) altering the Option Price for any Offering Period including an Offering Period underway at the time of the change in Option Price;

(ii) shortening any Offering Period so that the Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Administrator action; and

(iii) allocating shares of Common Stock.

Such modifications or amendments shall not require stockholder approval or the consent of any Participant.

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(c) Upon termination of the Plan, the balance in each Participant’s Plan Account shall be refunded as soon as practicable after such termination, without any interest thereon.

7.6 Use of Funds; No Interest Paid. All funds received by the Company by reason of purchase of shares of Common Stock under the Plan shall be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose. No interest shall be paid to any Participant or credited under the Plan.

7.7 Term; Approval by Stockholders. No Option may be granted during any period of suspension of the Plan or after termination of the Plan. The Plan shall be submitted for the approval of the Company’s stockholders within 12 months after the date of the Board’s initial adoption of the Plan. Options may be granted prior to such stockholder approval; provided, however, that such Options shall not be exercisable prior to the time when the Plan is approved by the stockholders; provided, further that if such approval has not been obtained by the end of the 12-month period, all Options previously granted under the Plan shall thereupon terminate and be cancelled and become null and void without being exercised.

7.8 Effect Upon Other Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company, any Parent or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company, any Parent or any Subsidiary (a) to establish any other forms of incentives or compensation for Employees of the Company or any Parent or any Subsidiary, or (b) to grant or assume Options otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

7.9 Conformity to Securities Laws. Notwithstanding any other provision of the Plan, the Plan and the participation in the Plan by any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemption rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

7.10 Notice of Disposition of Shares. Each Participant shall give the Company prompt notice of any disposition or other transfer of any shares of Common Stock, acquired pursuant to the exercise of an Option granted under the Section 423 Component, if such disposition or transfer is made (a) within two years after the applicable Grant Date or (b) within one year after the transfer of such shares of Common Stock to such Participant upon exercise of such Option. The Company may direct that any certificates evidencing shares acquired pursuant to the Plan refer to such requirement.

7.11 Tax Withholding. The Company or any Parent or any Subsidiary shall be entitled to require payment in cash or deduction from other compensation payable to each Participant of any sums required by federal, state or local tax law to be withheld with respect to any purchase of shares of Common Stock under the Plan or any sale of such shares.

7.12 Governing Law. The Plan and all rights and obligations thereunder shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of law rules thereof or of any other jurisdiction.

7.13 Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

7.14 Conditions To Issuance of Shares.

(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing shares of Common Stock pursuant to the exercise of an Option by a Participant, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such shares of Common Stock is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any securities exchange or automated quotation system on which the shares of Common Stock are listed or traded, and the shares of Common Stock are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions provided herein, the Board

Annex E-10

or the Committee may require that a Participant make such reasonable covenants, agreements, and representations as the Board or the Committee, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b) All certificates for shares of Common Stock delivered pursuant to the Plan and all shares of Common Stock issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the shares of Common Stock are listed, quoted, or traded. The Committee may place legends on any certificate or book entry evidencing shares of Common Stock to reference restrictions applicable to the shares of Common Stock.

(c) The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Option, including a window-period limitation, as may be imposed in the sole discretion of the Committee.

(d) Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company may, in lieu of delivering to any Participant certificates evidencing shares of Common Stock issued in connection with any Option, record the issuance of shares of Common Stock in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

7.15 Equal Rights and Privileges. All Eligible Employees of the Company (or of any Designated Subsidiary) granted Options pursuant to an Offering under the Section 423 Component shall have equal rights and privileges under this Plan to the extent required under Section 423 of the Code so that the Section 423 Component qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Any provision of the Section 423 Component that is inconsistent with Section 423 of the Code shall, without further act or amendment by the Company or the Board, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code. Eligible Employees participating in the Non-Section 423 Component need not have the same rights and privileges as Eligible Employees participating in the Section 423 Component.

7.16 Rules Particular to Specific Countries. Notwithstanding anything herein to the contrary, the terms and conditions of the Plan with respect to Participants who are tax residents of a particular non-U.S. country or who are foreign nationals or employed in non-U.S. jurisdictions may be subject to an addendum to the Plan in the form of an appendix or sub-plan (which appendix or sub-plan may be designed to govern Offerings under the Section 423 Component or the Non-Section 423 Component, as determined by the Administrator). To the extent that the terms and conditions set forth in an appendix or sub-plan conflict with any provisions of the Plan, the provisions of the appendix or sub-plan shall govern. The adoption of any such appendix or sub-plan shall be pursuant to Section 7.1 above. Without limiting the foregoing, the Administrator is specifically authorized to adopt rules and procedures, with respect to Participants who are foreign nationals or employed in non-U.S. jurisdictions, regarding the exclusion of particular Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions.

7.17 Section 409A. The Section 423 Component of the Plan and the Options granted pursuant to Offerings thereunder are intended to be exempt from the application of Section 409A. Neither the Non-Section 423 Component nor any Option granted pursuant to an Offering thereunder is intended to constitute or provide for “nonqualified deferred compensation” within the meaning of Section 409A. Notwithstanding any provision of the Plan to the contrary, if the Administrator determines that any Option granted under the Plan may be or become subject to Section 409A or that any provision of the Plan may cause an Option granted under the Plan to be or become subject to Section 409A, the Administrator may adopt such amendments to the Plan and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Administrator determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, either through compliance with the requirements of Section 409A or with an available exemption therefrom.

* * * * *

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Annex F

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of November 30, 2021, is made by and among Nokomis ESG Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), Broadscale Acquisition Corp., a Delaware corporation (the “Company” or “Acquiror”), and Voltus, Inc., a Delaware corporation (“Voltus”). The Sponsor, the Company and Voltus are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Sponsor holds 8,625,000 shares of Acquiror Class B Common Stock and 6,266,667 Acquiror Private Placement Warrants (the “Forfeited Warrants”);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company, Voltus Merger Sub Inc., a Delaware corporation and a direct wholly-owned subsidiary of the Company (“Merger Sub”), and Voltus, have entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other transactions, Merger Sub is to merge with and into Voltus, with Voltus continuing on as the surviving entity and a wholly-owned subsidiary of the Company (the “Surviving Corporation”), on the terms and conditions set forth therein (the “Business Combination”); and

WHEREAS, in connection with the Business Combination, all of the 8,625,000 shares of Acquiror Class B Common Stock held by the Sponsor will be converted into 8,625,000 shares of Acquiror Class A Common Stock (such shares, the “Sponsor Shares” and such conversion, the “Sponsor Share Conversion”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.     Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated when used in this Agreement with initial capital letters:

“Sponsor Shares” has the meaning set forth in the Recitals hereto. For the avoidance of doubt, Sponsor Shares shall not include any shares purchased pursuant to the Subscription Agreements.

“Subscription Agreements” means the Subscription Agreements, dated as of November 30, 2021, by and between the Company and Broadscale PIPE Investors.

“Transfer” means the (i) sale of, offer to sell, contract or agreement to sell, hypothecation or pledge of, grant of any option to purchase or otherwise disposition of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

2.     Vesting. Subject to the Closing, 16.666% of the Sponsor Shares as of the Sponsor Share Conversion (a total of 1,437,442 Sponsor Shares) shall be subject to the vesting provisions set forth in this Section 2. The Sponsor agrees that it shall not Transfer any unvested Sponsor Shares prior to the date such Sponsor Shares become vested pursuant to this Section 2. Each holder of Sponsor Shares shall retain all of its rights as a stockholder of the Company with respect to any unvested Sponsor Shares, including the right to dividends on and the right to vote any unvested Sponsor Shares.

(a)      If, at any time during the seven (7) years following the Closing Date (the “Measurement Period”), the VWAP of Acquiror Common Stock is greater than or equal to $12.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “First Earnout Achievement Date”), then 479,147 of the unvested Sponsor Shares owned by the Sponsor as of the Sponsor Share Conversion shall vest on the First Earnout Achievement Date.

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(b)      If, at any time during the Measurement Period, the VWAP of Acquiror Common Stock is greater than or equal to $15.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “Second Earnout Achievement Date”), then 479,147 of the unvested Sponsor Shares owned by the Sponsor as of the Sponsor Share Conversion shall vest on the Second Earnout Achievement Date.

(c)      If, at any time during the Measurement Period, the VWAP of Acquiror Common Stock is greater than or equal to $17.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the date when the foregoing is first satisfied, the “Third Earnout Achievement Date”, and together with the First Earnout Achievement Date and the Second Earnout Achievement Date, the “Earnout Achievement Dates”), then 479,148 of the unvested Sponsor Shares owned by the Sponsor as of the Sponsor Share Conversion shall vest on the Third Earnout Achievement Date.

(d)      In the event that there is a Change of Control during the Measurement Period, to the extent they have not already occurred, the First Earnout Achievement Date, the Second Earnout Achievement Date and the Third Earnout Achievement Date shall be deemed to occur on the day prior to the closing of such Change of Control, and (i) 100% of the unvested Sponsor Shares owned by the Sponsor shall vest on the date prior to the closing of such Change of Control (to the extent such Sponsor Shares have not previously vested), (ii) thereafter, the obligations in this Section 2 shall terminate and no longer apply and (iii) the Sponsor shall receive the same per share consideration (whether stock, cash or other property) in respect of all the Sponsor Shares as the other holders of Acquiror Common Stock participating in such Change of Control.

(e)      The Acquiror Common Stock price targets set forth in Section 2(a), Section 2(b) and Section 2(c) shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to the Acquiror Common Stock occurring on or after the Closing (other than the transactions contemplated by the Merger Agreement).

(f)      If the First Earnout Achievement Date, Second Earnout Achievement Date, Third Earnout Achievement Date or Change of Control has not occurred prior to the end of the Measurement Period, the Sponsor Shares subject to vesting upon such respective Earnout Achievement Date or Change of Control shall be forfeited by the Sponsor.

3.     Sponsor Warrant Forfeiture. As of immediately prior to the Effective Time, but conditioned upon the Closing:

(a)      Sponsor shall automatically irrevocably surrender and forfeit to Acquiror for no consideration, as a contribution to capital, the Forfeited Warrants (the “Sponsor Warrant Forfeiture”);

(b)      the Forfeited Warrants shall be automatically and immediately cancelled by Acquiror (and shall direct Acquiror’s transfer agent (or such other intermediaries as appropriate) to take any and all such actions incident thereto); and

(c)      the Acquiror and Sponsor shall take such actions as are necessary to cause the Forfeited Warrants to be retired and cancelled, after which such Forfeited Warrants shall no longer be issued, outstanding, convertible, or exercisable.

4.     Tax Treatment.

(a)      Sponsor Share Conversion. The Parties intend that the Sponsor Share Conversion will be treated as a tax-free recapitalization under Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.

(b)      Sponsor Warrant Forfeiture. The Parties intend that the Sponsor Warrant Forfeiture will be treated as a contribution to the capital of the Acquiror by Sponsor for U.S. federal income and corresponding state and local tax purposes.

5.     Sponsor Support Agreement; Covenants.

(a)      Binding Effect of Merger Agreement. Sponsor hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Sponsor shall be bound by and comply with Sections 7.4 (No Solicitation by Acquiror) and 11.12 (Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if Sponsor were an original signatory to the Merger Agreement with respect to such provisions.

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(b)      No Transfer. During the period commencing on the date hereof and ending on the earliest of (a) the Effective Time, (b) such date and time as the Merger Agreement shall be terminated in accordance with Section 10.1 thereof (the earlier of (a) and (b), the “Expiration Time”) and (c) the liquidation of Acquiror, Sponsor shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement/Registration Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Acquiror Common Shares or Acquiror Warrants owned by Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Acquiror Common Shares or Acquiror Warrants owned by Sponsor or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

(c)      New Shares. In the event that (a) any Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror are issued to Sponsor after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Acquiror Common Shares or Acquiror Warrants of, on or affecting the Acquiror Common Shares or Acquiror Warrants owned by Sponsor or otherwise, (b) Sponsor purchases or otherwise acquires beneficial ownership of any Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror after the date of this Agreement, or (c) Sponsor acquires the right to vote or share in the voting of any Acquiror Common Shares or other equity securities of Acquiror after the date of this Agreement (such Acquiror Common Shares, Acquiror Warrants or other equity securities of Acquiror, collectively the “New Securities”), then such New Securities acquired or purchased by Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the Acquiror Common Shares or Acquiror Warrants owned by Sponsor as of the date hereof.

(d)      Closing Date Deliverables. On the Closing Date, Sponsor shall deliver to Acquiror and the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among Acquiror, Sponsor, certain former stockholders of the Company and the Investor Stockholders (as defined therein), in substantially the form attached as Exhibit C to the Merger Agreement.

(e)      Certain Agreements of Sponsor.

(i)At any meeting of the shareholders of Acquiror, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, Sponsor shall (i) appear at each such meeting or otherwise cause all of its Acquiror Common Shares to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Acquiror Common Shares:

(1)    in favor of each Transaction Proposal;

(2)    against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transaction Proposals);

(3)    against any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror;

(4)    against any change in the business, management or Board of Directors of Acquiror (other than in connection with the Transaction Proposals); and

(5)    against any proposal, action or agreement that would (A) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or any Merger, (B) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror or the Merger Sub under the Merger Agreement, (C) result in any of the conditions set forth in Article IX of the Merger Agreement not being fulfilled or (D) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror.

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Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing. The obligations of the Sponsor specified in this Section 5 shall apply whether or not the Merger or any action described above is recommended by the board of directors of Voltus.

(ii)              Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of February 11, 2021, by and among the Sponsor, Acquiror and the other parties thereto (the “Voting Letter Agreement”), including the obligations of Sponsor pursuant to Section 1 therein to not redeem any Acquiror Common Shares owned by Sponsor in connection with the transactions contemplated by the Merger Agreement.

(iii)             During the period commencing on the date hereof and ending on the earlier of the consummation of the Closing and the termination of the Merger Agreement pursuant to Article X thereof, Sponsor shall not modify or amend any Contract between or among Sponsor, anyone related by blood, marriage or adoption to Sponsor or any Affiliate of Sponsor (other than Acquiror or any of its Subsidiaries), on the one hand, and Acquiror or any of Acquiror’s Subsidiaries, on the other hand, including, for the avoidance of doubt, the Voting Letter Agreement.

(f)      Further Assurances. Sponsor shall take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary under applicable Laws to consummate the Mergers and the other transactions contemplated by the Merger Agreement on the terms and subject to the conditions set forth therein and herein.

(g)      No Inconsistent Agreement. Sponsor hereby represents and covenants that Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of Sponsor’s obligations hereunder.

(h)      Waiver of Anti-Dilution Provision. Sponsor hereby (but subject to the consummation of the Merger) waives (for itself, for its successors, heirs and assigns), to the fullest extent permitted by law and the Amended and Restated Certificate of Incorporation of Acquiror, filed on February 12, 2021 (as may be amended from time to time, the “Charter”), the provisions of Section 4.3(b) of the Charter to have the Acquiror Class B Common Stock convert to Acquiror Class A Common Stock at a ratio of greater than one-for-one or any other adjustments or anti-dilution protections that arise in connection with the issuance of Acquiror Common Shares. The waiver specified in this Section 5(h) shall be applicable only in connection with the transactions contemplated by the Merger Agreement and this Agreement (and any shares of Acquiror Class A Common Stock or equity-linked securities issued in connection with the transactions contemplated by the Merger Agreement and this Agreement) and shall be void and of no force and effect if the Merger Agreement shall be terminated for any reason.

6.     Representations and Warranties of the Sponsor. Sponsor represents and warrants as of the date hereof to Acquiror and the Company as follows:

a.       Organization; Due Authorization. Sponsor is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within Sponsor’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of Sponsor. This Agreement has been duly executed and delivered by Sponsor and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into this Agreement on behalf of Sponsor.

b.       Ownership. Sponsor is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of Sponsor’s Acquiror Common Shares and Acquiror Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Acquiror Common Shares or Acquiror Warrants (other than transfer restrictions under the Securities Act)) affecting any such Acquiror Common Shares or Acquiror Warrants, other than Liens pursuant to (i) this Agreement, (ii) the Acquiror Governing Documents, (iii) the Merger Agreement, (iv) the Voting Letter Agreement or (v) any applicable securities Laws. Sponsor’s Acquiror Common Shares and Acquiror Warrants are the only equity securities in Acquiror owned of record or beneficially by Sponsor on the date of this Agreement, and none of Sponsor’s Acquiror Common Shares

Annex F-4

or Acquiror Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Acquiror Common Shares or Acquiror Warrants, except as provided hereunder and under the Voting Letter Agreement. Other than the Acquiror Warrants, Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.

c.       No Conflicts. The execution and delivery of this Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of Sponsor or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon Sponsor or Sponsor’s Acquiror Common Shares or Acquiror Warrants), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

d.       Litigation. There are no Actions pending against Sponsor, or to the knowledge of Sponsor threatened against Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

e.       Brokerage Fees. Except as described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Merger Agreement based upon arrangements made by Sponsor, for which Acquiror or any of its Affiliates may become liable.

f.        Affiliate Arrangements. Except as set forth on Schedule II attached hereto, neither Sponsor nor any anyone related by blood, marriage or adoption to Sponsor or, to the knowledge of Sponsor, any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Acquiror or its Subsidiaries.

g.       Acknowledgment. Sponsor understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon Sponsor’s execution and delivery of this Agreement.

7.     Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement.

8.     Notice. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a)      If to the Sponsor prior to the Closing, or to any holder of Sponsor Shares after the Effective Time, to:

Nokomis ESG Sponsor, LLC
1845 Walnut Street
Suite 1111
Philadelphia, Pennsylvania 19103
Attention: Jeffrey F. Brotman
Email:       jbrotman@hepcollc.com

Annex F-5

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention: Howard L. Ellin

         C. Michael Chitwood
Email:       howard.ellin@skadden.com

         michael.chitwood@skadden.com

(b)      If to the Company prior to the Closing, or to the Company after the Effective Time, to:

Broadscale Acquisition Corp.
1845 Walnut Street
Suite 1111
Philadelphia, Pennsylvania 19103
Attention: Jeffrey F. Brotman
Email:       jbrotman@hepcollc.com

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Attention: Howard L. Ellin

         C. Michael Chitwood
Email:       howard.ellin@skadden.com

         michael.chitwood@skadden.com

(i)      If to Voltus prior to the Closing, or to the Surviving Corporation after the Effective Time, to:

Voltus, Inc.
2443 Fillmore Street, #308-3427
San Francisco, California 94115
Attention: Gregg Dixon

         Laurie Harrison
Email:       greggdixon@voltus.co

         lharrison@voltus.co

with copies to (which shall not constitute notice):

Latham & Watkins LLP
811 Main Street
Suite 3700
Houston, Texas 77002
Attention: Ryan Maierson

         Spencer Ricks
         Andrew Moosmann
Email:       Ryan.Maierson@lw.com

         Spencer.Ricks@lw.com

         Andrew.Moosmann@lw.com

or to such other address or addresses as the Parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Annex F-6

9.     Assignment.

(a)      Neither this Agreement nor any of the rights, duties, interests or obligations of the Company or the Surviving Corporation hereunder shall be assigned or delegated by the Company or the Surviving Corporation in whole or in part.

(b)      This Agreement and the provisions hereof shall inure to the benefit of, shall be enforceable by and shall be binding upon the respective assigns and successors in interest of holders of Sponsor Shares, including with respect to any of such Person’s vested Sponsor Shares that are transferred to any Permitted Transferee(s) in accordance with the terms of this Agreement.

10.   No Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

11.   Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

12.   Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.   Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among Parties to the extent they relate in any way to the subject matter hereof.

14.   Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

15.   Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

16.   Jurisdiction; Waiver of Jury Trial.

(a)      Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the Parties irrevocably (i) submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 16.

Annex F-7

(b)       EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

17.   Enforcement. The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent any breach, or threatened breach, of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any Party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each Party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

18.   Construction. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the term “Section” refers to the specified Section of this Agreement; (v) the word “including” shall mean “including, without limitation”; (vi) the word “or” shall be disjunctive but not exclusive; (vii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation; and (viii) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Trading Days are specified.

[Signature Pages Follow]

Annex F-8

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the day and year first above written.

NOKOMIS ESG SPONSOR, LLC
By:	/s/ John Hanna
Name:	John Hanna
Title:	Chief Financial Officer
BROADSCALE ACQUISITION CORP.
By:	/s/ Jeffrey F. Brotman
Name:	Jeffrey F. Brotman
Title:	Chief Legal Officer and Secretary
VOLTUS, INC.
By:	/s/ Gregg Dixon
Name:	Gregg Dixon
Title:	Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]

Annex F-9

Annex G

FORM OF AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2022, is made and entered into by and among Voltus Technologies, Inc., a Delaware corporation (the “Company”) (formerly known as Broadscale Acquisition Corp., a Delaware corporation), Nokomis ESG Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), certain former equityholders of Voltus, Inc., a Delaware corporation (“Target”), set forth on Schedule 1 hereto (such equityholders, the “Target Holders”), and the parties set forth on Schedule 2 hereto (collectively, the “Investor Stockholders” and, collectively with the Sponsor, the Target Holders, and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.2 or Section 5.10 of this Agreement, the “Holders” and each, a “Holder”).

RECITALS

WHEREAS, the Company and the Sponsor are party to that certain Registration Rights Agreement, dated as of February 11, 2021 (the “Original RRA”);

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger, dated as of November 30, 2021 (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Velocity Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub”), and Target, pursuant to which Merger Sub merged with and into the Target (the “Merger”), with the Target surviving the Merger as a wholly owned subsidiary of the Company;

WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Target Holders received shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”);

WHEREAS, on the date hereof, pursuant to the Merger Agreement, the Target Holders have the right to receive Earnout Shares, as defined in the Merger Agreement (the “Earnout Shares”), in accordance with the terms and conditions set forth in the Merger Agreement;

WHEREAS, the Investor Stockholders and certain other investors (such other investors, collectively, the “Third-Party Investor Stockholders”) have purchased an aggregate of 10,000,000 shares of Common Stock (the “Investor Shares”) and 6,200,000 warrants exercisable for shares of Common Stock (the “Investor Closing Warrants”) in a transaction exempt from registration under the Securities Act pursuant to the respective Subscription Agreements, each dated as of November 30, 2021, entered into by and between the Company and each of the Investor Stockholders and the Third-Party Investor Stockholders (each, a “Subscription Agreement” and, collectively, the “Subscription Agreements”);

WHEREAS, pursuant to Section 5.5 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Original RRA) of at least a majority-in-interest of the Registrable Securities (as defined in the Original RRA) at the time in question, and the Sponsor is a Holder of at least a majority-in-interest of the Registrable Securities as of the date hereof; and

WHEREAS, the Company and the Sponsor desire to amend and restate the Original RRA in its entirety and enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

Annex G-1

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1     Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Additional Holder” shall have the meaning given in Section 5.10.

“Additional Holder Common Stock” shall have the meaning given in Section 5.10.

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or the Chief Financial Officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) the Company has a bona fide business purpose for not making such information public.

“Agreement” shall have the meaning given in the Preamble hereto.

“Block Trade” shall have the meaning given in Section 2.4.1.

“Board” shall mean the Board of Directors of the Company.

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble hereto and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Demanding Holder” shall have the meaning given in Section 2.1.4.

“Earnout Shares” shall have the meaning given in the Recitals hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in Section 2.1.1.

“Form S-3 Shelf” shall have the meaning given in Section 2.1.1.

“Holder Information” shall have the meaning given in Section 4.1.2.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“Investor Shares” shall have the meaning given in the Recitals hereto.

“Investor Stockholders” shall have the meaning given in the Preamble hereto.

“Investor Closing Warrants” have the meaning given in the Recitals hereto.

Annex G-2

“Joinder” shall have the meaning given in Section 5.10.

“Maximum Number of Securities” shall have the meaning given in Section 2.1.5.

“Merger” shall have the meaning given in the Recitals hereto.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.4.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Other Coordinated Offering” shall have the meaning given in Section 2.4.1.

“Permitted Transferees” shall mean any person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities, including prior to the expiration of any lock-up period applicable to such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

“Piggyback Registration” shall have the meaning given in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding shares of Common Stock and any other equity security (including the Investor Closing Warrants and any other warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder immediately following the Closing (including any securities distributable pursuant to the Merger Agreement and any Investor Shares); (b) any Earnout Shares held or acquired by a Holder; (c) any outstanding shares of Common Stock or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company acquired by a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company; (d) any Additional Holder Common Stock; and (e) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (a), (b) (c), or (d) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B)(i) such securities shall have been otherwise transferred, (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale); (E) such securities may be sold without registration pursuant to another exemption from registration; and (F) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a registration statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

Annex G-3

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any national securities exchange on which the Common Stock is then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) reasonable fees and disbursements of counsel for the Company;

(E) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) in an Underwritten Offering or Other Coordinated Offering, reasonable and documented fees and expenses of one (1) legal counsel selected by the majority-in-interest of the Demanding Holders in an amount not to exceed $50,000.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.5.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“SEC Statement” shall mean the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies promulgated by the Commission on April 12, 2021 and any subsequent guidance, statements or interpretations issued by the Commission, the Staff or otherwise relating thereto.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf or any Subsequent Shelf Registration Statement, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act (or any successor rule then in effect).

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“Sponsor” shall have the meaning given in the Preamble hereto.

“Sponsor Member” shall mean a member of Sponsor who becomes party to this Agreement as a Permitted Transferee of Sponsor.

“Subscription Agreement” shall have the meaning given in the Preamble hereto.

“Subsequent Shelf Registration Statement” shall have the meaning given in Section 2.1.2.

“Target” shall have the meaning given in the Preamble hereto.

“Target Holders” shall have the meaning given in the Preamble hereto.

“Third-Party Investor Stockholders” shall have the meaning given in the Recitals hereto.

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any

Annex G-4

security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.4.

“Withdrawal Notice” shall have the meaning given in Section 2.1.6.

ARTICLE II

REGISTRATIONS AND OFFERINGS

2.1     Shelf Registration.

2.1.1     Filing. No later than the later of (i) thirty (30) calendar days following the Closing Date and (ii) ninety (90) calendar days following the most recent fiscal year end, the Company shall submit to or file with the Commission a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or a Registration Statement for a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), if the Company is then eligible to use a Form S-3 Shelf, in each case, covering the resale of all the Registrable Securities (determined as of two (2) business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have such Shelf declared effective as soon as practicable after the filing thereof, but no later than the earlier of (a) the ninetieth (90th) calendar day following the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth (10th) business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. The Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration Statement) to a Form S-3 Shelf as soon as practicable after the Company is eligible to use Form S-3. The Company’s obligation under this Section 2.1.1, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.2     Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4, use its commercially reasonable efforts to as promptly as is reasonably practicable cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to as promptly as is reasonably practicable amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration Statement”) registering the resale of all Registrable Securities (determined as of two (2) business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration Statement is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration Statement

Annex G-5

shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration Statement shall be on another appropriate form. The Company’s obligation under this Section 2.1.2, shall, for the avoidance of doubt, be subject to Section 3.4.

2.1.3     Additional Registrable Securities. Subject to Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of such Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf (including by means of a post-effective amendment) or by filing a Subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such additional Registrable Securities to be so covered twice per calendar year for each of the Sponsor, the Target Holders collectively, and the Investor Stockholders collectively.

2.1.4     Requests for Underwritten Shelf Takedowns. Subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, the Sponsor, an Investor Stockholder or a Target Holder (any of the Sponsor, an Investor Stockholder or a Target Holder being in such case, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, (x) with a total offering price reasonably expected to exceed, in the aggregate, $62.5 million or (y) that constitute all of the remaining Registrable Securities held by the Demanding Holder ((x) or (y), as applicable, the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. Subject to Section 2.4.4, the Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The Sponsor, the Investor Stockholders and the Target Holders may each demand not more than two (2) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period, for an aggregate of not more than six (6) Underwritten Shelf Takedowns pursuant to this Section 2.1.4 in any twelve (12) month period. Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.5     Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of (i) first, the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Shelf Takedown) and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

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2.1.6     Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the Sponsor, an Investor Stockholder or a Target Holder may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Sponsor, the Investor Stockholders, the Target Holders or any of their respective Permitted Transferees, as applicable. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.4, unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the Sponsor, an Investor Stockholder or a Target Holder elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Sponsor, such Investor Stockholder or such Target Holder, as applicable, for purposes of Section 2.1.4. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.6, other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1.6.

2.2     Piggyback Registration.

2.2.1     Piggyback Rights. Subject to Section 2.4.3, if the Company or any Holder proposes to conduct a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iii) for an offering of debt that is convertible into equity securities of the Company, (iv) for a dividend reinvestment plan, (v) for a Block Trade or (vi) for an Other Coordinated Offering, then the Company shall give written notice of such proposed offering to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to include in such registered offering such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such registered offering, a “Piggyback Registration”). Subject to Section 2.2.2, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Holders pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of any Holder’s Registrable Securities in a Piggyback Registration shall be subject to such Holder’s agreement to enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering.

2.2.2     Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company desires to sell, taken together with (i) the

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shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which registration has been requested pursuant to Section 2.2 hereof, and (iii) the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, exceeds the Maximum Number of Securities, then:

(a)    if the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities;

(b)    if the Registration or registered offering is pursuant to a demand by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or registered offering (A) first, the shares of Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1, pro rata, based on the respective number of Registrable Securities that each Holder has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Holders have requested to be included in such Underwritten Offering, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other equity securities, if any, as to which Registration or a registered offering has been requested pursuant to separate written contractual piggy-back registration rights of persons or entities other than the Holders of Registrable Securities hereunder, which can be sold without exceeding the Maximum Number of Securities; and

(c)    if the Registration or registered offering and Underwritten Shelf Takedown is pursuant to a request by Holder(s) of Registrable Securities pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.5.

2.2.3     Piggyback Registration Withdrawal. Any Holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.6) shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration (which, in no circumstance, shall include a Shelf) at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement (other than Section 2.1.6), the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.2.3.

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2.2.4     Unlimited Piggyback Registration Rights. For purposes of clarity, subject to Section 2.1.6, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1.4 hereof.

2.3     Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company (other than a Block Trade or Other Coordinated Offering), if requested by the managing Underwriters, each Holder that is (a) an executive officer, (b) a director or (c) Holder in excess of five percent (5%) of the outstanding Common Stock (if such Holder is not a passive investor and it is customary for such a Holder to agree to a lock-up) agrees that it shall not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the ninety (90)-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering, except as expressly permitted by such lock-up agreement or in the event the managing Underwriters otherwise agree by written consent. Each such Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as all such Holders).

2.4     Block Trades; Other Coordinated Offerings.

2.4.1     Notwithstanding any other provision of this Article II, but subject to Section 3.4, at any time and from time to time when an effective Shelf is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”), or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, (x) with a total offering price reasonably expected to exceed $62.5 million in the aggregate or (y) with respect to all remaining Registrable Securities held by the Demanding Holder, then such Demanding Holder only needs to notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and the Company shall use its commercially reasonable efforts (including cooperating with such Demanding Holder with respect to the provision of necessary information) to facilitate such Block Trade or Other Coordinated Offering (which may close as early as two (2) business days after the date it commences); provided that the Demanding Holders representing a majority of the Registrable Securities wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters, brokers, sales agents or placement agents prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.4.2     Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in-interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company, the Underwriter or Underwriters (if any) and any brokers, sales agents or placement agents (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.4.2.

2.4.3     Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to this Agreement.

2.4.4     The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and any brokers, sales agents or placement agents (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.4.5     A Demanding Holder in the aggregate may demand no more than two (2) Block Trades or Other Coordinated Offerings pursuant to this Section 2.4 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.4 shall not be counted as a demand for an Underwritten Shelf Takedown pursuant to Section 2.1.4 hereof.

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ARTICLE III

COMPANY PROCEDURES

3.1     General Procedures. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall:

3.1.1     prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or have ceased to be Registrable Securities;

3.1.2     prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Sponsor or any Holder that holds at least five percent (5%) of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus or have ceased to be Registrable Securities;

3.1.3     prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided that the Company shall have no obligation to furnish any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”);

3.1.4     prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence satisfactory to such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5     cause all such Registrable Securities to be listed on each national securities exchange on which similar securities issued by the Company are then listed;

3.1.6     provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7     if Rule 172 under the Securities Act or any successor provision (“Rule 172”) is unavailable, furnish to each Holder selling Registrable Securities covered by such Registration Statement such number of conformed copies of the prospectus contained in such Registration Statement, and any amendment or supplement thereto (in each

Annex G-10

case, excluding any amendment or supplement made through incorporation by reference of ordinary course Exchange Act filings), in conformity with the requirements of the Securities Act, and such other documents as such Holder may reasonably request, in each case, in order to facilitate the transfer or other disposition of such Registrable Securities;

3.1.8     notify each participating Holder, as soon as practicable after the Company receives notice thereof, but in any event within two business days of such date, of the time when the Registration Statement has been declared effective and the effectiveness of any post-effective amendment thereto;

3.1.9     advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.10   at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

3.1.11   notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4;

3.1.12   in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a broker, placement agent or sales agent pursuant to such Registration, in each of the following cases to the extent customary for a transaction of its type, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders, Underwriter or other financial institution to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, financial institution, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives, Underwriters or financial institutions agree to confidentiality arrangements in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.13   obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters for a transaction of its type as the managing Underwriter may reasonably request;

3.1.14   in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, to the extent customary for a transaction of its type, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the broker, placement agents or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the broker, placement agent, sales agent or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.15   in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the broker, placement agent or sales agent of such offering or sale;

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3.1.16   make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule then in effect);

3.1.17   with respect to an Underwritten Offering pursuant to Section 2.1.4, use its commercially reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in such Underwritten Offering; and

3.1.18   otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the participating Holders, consistent with the terms of this Agreement, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter, broker, sales agent or placement agent if such Underwriter, broker, sales agent or placement agent has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter, broker, sales agent or placement agent, as applicable.

3.2     Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees, Underwriter marketing costs and expenses of any legal counsel representing the Holders.

3.3     Requirements for Participation in Registration Statement in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company with its requested Holder Information, the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that it is necessary or advisable to include such information in the applicable Registration Statement or Prospectus and such Holder continues thereafter to withhold such information. In addition, no person or entity may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person or entity (i) agrees to sell such person’s or entity’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting or other agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. For the avoidance of doubt, the exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

3.4     Suspension of Sales; Adverse Disclosure; Restrictions on Registration Rights.

3.4.1      Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as reasonably practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

3.4.2     Subject to Section 3.4.4, if (i) the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (a) require the Company to make an Adverse Disclosure, (b) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, or (c) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time or (ii) the majority of the Board determines to delay the filing or initial effectiveness of, or suspend use of, a Registration Statement and such delay or suspension arises out of, or is a result of, or is related to or is in connection with the SEC Statement or other accounting matters, or any related disclosure or other matters, then the Company may, upon giving prompt written notice of such action to the Holders (which notice shall not specify the nature of the event giving rise to such delay or suspension), delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under

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this Section 3.4.2, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each case maintain the confidentiality of such notice and its contents.

3.4.3     Subject to Section 3.4.4, (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated Registration and provided that the Company continues to actively employ, in good faith, all commercially reasonable efforts to maintain the effectiveness of the applicable Shelf Registration Statement, or (b) if, pursuant to Section 2.1.4, Holders have requested an Underwritten Shelf Takedown and the Company and Holders are unable to obtain the commitment of underwriters to firmly underwrite such offering, the Company may, upon giving prompt written notice of such action to the Holders, delay any other registered offering pursuant to Section 2.1.4 or 2.4.

3.4.4     The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4.2 or a registered offering pursuant to Section 3.4.3 shall be exercised by the Company, in the aggregate, for not more than ninety (90) days during any twelve (12)-month period.

3.5     Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to EDGAR shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule then in effect). Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1     Indemnification.

4.1.1     The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, employees, advisors, representatives, members and agents and each person or entity who controls such Holder (within the meaning of the Securities Act), against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2      In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish (or cause to be furnished) to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus (the “Holder Information”) and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each person or entity who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and out-of-pocket expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement is contained

Annex G-13

in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person or entity who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

4.1.3     Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4     The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, advisor, agent, representative, member or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

4.1.5     If the indemnification provided under Section 4.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and out-of-pocket expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and out-of-pocket expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 4.1.5. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.1.5 from any person or entity who was not guilty of such fraudulent misrepresentation.

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ARTICLE V

MISCELLANEOUS

5.1     Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery, electronic mail or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: Voltus Technologies, Inc., 2443 Fillmore Street, #308-3427, San Francisco, CA 94115, Attention: Gregg Dixon Laurie Harrison, or by email: greggdixon@voltus.co and lharrison@voltus.co, and, if to any Holder, at such Holder’s address, electronic mail address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.2     Assignment; No Third-Party Beneficiaries.

5.2.1     This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2     Subject to Section 5.2.4 and Section 5.2.5, this Agreement and the rights, duties and obligations of a Holder hereunder may be assigned in whole or in part to such Holder’s Permitted Transferees to which it transfers Registrable Securities; provided that with respect to the Target Holders, the Investor Stockholders and the Sponsor, the rights hereunder that are personal to such Holders may not be assigned or delegated in whole or in part, except that (i) each of the Target Holders shall be permitted to transfer its rights hereunder as the Target Holders to one or more affiliates or any direct or indirect partners, members or equity holders of such Target Holder (it being understood that no such transfer shall reduce or multiply any rights of such Target Holder or such transferees), (ii) each of the Investor Stockholders shall be permitted to transfer its rights hereunder as the Investor Stockholders to one or more affiliates or any direct or indirect partners, members or equity holders of such Investor Stockholder (it being understood that no such transfer shall reduce or multiply any rights of such Investor Stockholder or such transferees) and (iii) the Sponsor shall be permitted to transfer its rights hereunder as the Sponsor to one or more affiliates or any direct or indirect partners, members or equity holders of the Sponsor (including the Sponsor Members), which, for the avoidance of doubt, shall include a transfer of its rights in connection with a distribution of any Registrable Securities held by Sponsor to its members (it being understood that no such transfer shall reduce or multiply any rights of the Sponsor or such transferees).

5.2.3     This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4     This Agreement shall not confer any rights or benefits on any persons or entities that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2.

5.2.5     No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 5.1 hereof and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement, including the joinder in the form of Exhibit A attached hereto). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3     Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

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5.4     Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT (1) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AND (2) THE VENUE FOR ANY ACTION TAKEN WITH RESPECT TO THIS AGREEMENT SHALL BE ANY STATE OR FEDERAL COURT IN NEW YORK COUNTY IN THE STATE OF NEW YORK.

5.5     TRIAL BY JURY. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

5.6     Amendments and Modifications. Upon the written consent of (a) the Company and (b) the Holders of a majority of the total Registrable Securities, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor and its affiliates hold, in the aggregate, at least 3.5 percent (3.5%) of the outstanding shares of Common Stock of the Company; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Investor Stockholder so long as such Investor Stockholder and its respective affiliates hold, in the aggregate, at least 3.5 percent (3.5%) of the outstanding shares of Common Stock of the Company; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of each Target Holder so long as such Target Holder and its respective affiliates hold, in the aggregate, at least 3.5 percent (3.5%) of the outstanding shares of Common Stock of the Company; and provided, further, that any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7     Other Registration Rights. Other than (i) the Third-Party Investor Stockholders who have registration rights with respect to their Investor Shares pursuant to their respective Subscription Agreements and (ii) as provided in the Original RRA, the Company represents and warrants that no person or entity, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. The Company hereby agrees and covenants that it will not grant rights to register any Common Stock (or securities convertible into or exchangeable for Common Stock) pursuant to the Securities Act that are more favorable, pari passu or senior to those granted to the Holders hereunder without (a) the prior written consent of (i) the Sponsor, for so long as the Sponsor and its affiliates hold, in the aggregate, at least 3.5 percent (3.5%) of the outstanding shares of Common Stock of the Company, (ii) an Investor Stockholder, for so long as such Investor Stockholder and its affiliates hold, in the aggregate, at least 3.5 percent (3.5%) of the outstanding shares of Common Stock of the Company, and (iii) a Target Holder, for so long as such Target Holder and its affiliates hold, in the aggregate, at least 3.5 percent (3.5%) of the outstanding shares of Common Stock of the Company; or (b) granting economically and legally equivalent rights to the Holders hereunder such that the Holders shall receive the benefit of such more favorable or senior terms and/or conditions. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.8     Term. This Agreement shall terminate on the earlier of (a) the tenth (10th) anniversary of the date of this Agreement and (b) with respect to any Holder, on the date that such Holder no longer holds any Registrable Securities. The provisions of Section 3.5 and Article IV shall survive any termination.

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5.9     Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

5.10   Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 5.2 hereof, subject to the prior written consent of each of the Sponsor, each Investor Stockholder and each Target Holder (in each case, so long as such Holder and its affiliates hold, in the aggregate, at least 3.5 percent (3.5%) of the outstanding shares of Common Stock of the Company), the Company may make any person or entity who acquires Common Stock or rights to acquire Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Common Stock then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

5.11   Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.12   Entire Agreement; Restatement. This Agreement constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. Upon the Closing, the Original RRA shall no longer be of any force or effect.

[SIGNATURE PAGES FOLLOW]

Annex G-17

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

VOLTUS TECHNOLOGIES, INC.,
a Delaware corporation
By:
Name:
Title:
HOLDERS:

NOKOMIS ESG SPONSOR, LLC,
a Delaware limited liability company
By:
Name:
Title:
[Entity Target Holders]
a [•]
By:
Name:
Title:

[Individual Target Holders]

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex G-18

[Entity Investor Stockholders],
a Delaware limited liability company

By:
Name:
Title:

[Individual Investor Stockholders]

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex G-19

Schedule 1

Target Holders

[*]

Annex G-20

Schedule 2

Investor Stockholders

[*]

Annex G-21

Exhibit A

REGISTRATION RIGHTS AGREEMENT JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [•], 2022 (as the same may hereafter be amended, the “Registration Rights Agreement”), among Voltus Technologies, Inc., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein.

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Stockholder

Print Name of Stockholder
Its:
Address:

Agreed and Accepted as of ____________, 20__

VOLTUS TECHNOLOGIES, INC.
By:
Name:
Its:

Annex G-22

Annex H

FORM OF LOCKUP AGREEMENT

This Lockup Agreement is dated as of [•], 2022 and is between Voltus Technologies, Inc., a Delaware corporation (the “Company”) (f/k/a Broadscale Acquisition Corp., a Delaware corporation), each of the stockholder parties identified on Exhibit A hereto and the other Persons who enter into a joinder to this Agreement substantially in the form of Exhibit B hereto (each, a “Joinder”) with the Company in order to become a “Stockholder Party” for purposes of this Agreement (collectively, the “Stockholder Parties”), and solely for purposes of Section 2.1(h), each of the individuals listed on Exhibit C hereto. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below).

BACKGROUND:

WHEREAS, the Stockholder Parties own or will own equity interests in the Company;

WHEREAS, the Company, Velocity Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), and Voltus, Inc., a Delaware corporation (“Voltus”), entered into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”), dated as of November 30, 2021, pursuant to which, among other transactions, Merger Sub merged with and into Voltus, with Voltus continuing on as the surviving entity and a wholly owned subsidiary of the Company, on the terms and conditions set forth therein; and

WHEREAS, in connection with the Merger, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on transfer of equity interests in the Company.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I
INTRODUCTORY MATTERS

1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“Action” has the meaning set forth in Section 3.7.

“Affiliate” has the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Agreement” means this Lockup Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“Change of Control” means (i) any transaction or series of transactions (A) following which a Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons (other than the Company, the Surviving Corporation or any of their respective Subsidiaries), has direct or indirect beneficial ownership of securities (or rights convertible or exchangeable into securities) representing fifty percent (50%) or more of the voting power of or economic rights or interests in the Company, the Surviving Corporation or any of their respective Subsidiaries, (B) constituting a merger, consolidation, reorganization or other business combination, however effected, following which either (1) the members of the Board of Directors of the Company or the Surviving Corporation immediately prior to such merger, consolidation, reorganization or other business combination do not constitute at least a majority of the Board of Directors of the company surviving the combination or, if the Surviving Corporation is a Subsidiary, the ultimate parent thereof or (2) the voting securities of the Company, the Surviving Corporation or any of their respective Subsidiaries immediately prior to such merger, consolidation, reorganization or other business combination do not continue to represent or are not converted into fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Person resulting from such combination or, if the Surviving Corporation is a Subsidiary, the ultimate parent thereof, or (C) the result of which is a sale of all or substantially all of the assets of the Company or the Surviving Corporation (as appearing in its most recent balance sheet) to any Person or (ii) any liquidation, dissolution, or winding-up of the business and affairs of the Company, or any consolidation or reorganization of the Company.

Annex H-1

“Closing Date” means the closing date of the Merger.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company, following the consummation of the Merger.

“Company” has the meaning set forth in the Preamble.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Insider Letter” shall mean that certain letter agreement, dated as of February 11, 2021, by and among the Company, the Sponsor and each of the other parties thereto.

“Lock-up” has the meaning set forth in Section 2.1(a).

“Lock-up Period” has the meaning set forth in Section 2.1(c).

“Lock-up Shares” has the meaning set forth in Section 2.1(c).

“Merger” has the meaning set forth in the Background.

“Merger Agreement” has the meaning set forth in the Background.

“Merger Sub” has the meaning set forth in the Background.

“Permitted Transferees” has the meaning set forth in Section 2.1(c).

“Stockholder Parties” has the meaning set forth in the Preamble.

“Subscription Agreement” means a Subscription Agreement, dated as of November 30, 2021, by and between a Stockholder Party and the Company.

“Trading Day” means any day on which shares of Common Stock are actually traded on the principal securities exchange or securities market on which shares of Common Stock are then traded.

“Transfer” has the meaning set forth in Section 2.1(c).

“Voltus” has the meaning set forth in the Background.

1.2 Construction. Unless the context otherwise requires: (a) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (b)  “or” is disjunctive but not exclusive, (c) words in the singular include the plural, and in the plural include the singular, and (d) the words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to sections of this Agreement unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II
LOCKUP

2.1 Lockup.

(a) Subject to the exclusions in Section 2.1(b), each Stockholder Party agrees not to Transfer any Lock-up Shares until the end of the Lock-up Period (the “Lock-up”).

(b) Each Stockholder Party or any of its Permitted Transferees may Transfer any Lock-up Shares it holds during the Lock-up Period (a) to other Stockholder Parties or any direct or indirect partners, members or equity holders of such Stockholder Party, any Affiliates of such Stockholder Party or any related investment funds or vehicles controlled or managed by such Persons or their respective Affiliates; (b) by gift to a charitable organization; or, in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the primary beneficiaries of which

Annex H-2

are one or more members of the individual’s immediate family or an Affiliate of such Person; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (f) to the equity holders of such Stockholder Party upon dissolution of the Stockholder Party by virtue of the Stockholder Party’s organizational documents; or (g) to the Company; provided, however, that such Permitted Transferees must enter into a Joinder.

(c) For purposes of this Section 2.1:

(i) The term “Lock-up Period” means the period beginning on the Closing Date and ending on the earlier of (i) the one-year anniversary of the Closing Date and (ii) the date on which the last reported sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any period of 30 consecutive Trading Days commencing at least 150 days after the Closing Date. Notwithstanding the foregoing, in the event that a definitive agreement that contemplates a Change of Control is entered into after the Closing Date, the Lock-up Period for any Lock-up Shares shall automatically terminate immediately prior to such Change of Control. For the avoidance of doubt, no Lock-up Shares shall be subject to Lock-up from and after the date that is one year after the Closing Date.

(ii) The term “Lock-up Shares” means with respect to any Stockholder Party and its respective Permitted Transferees, (A) the shares of Common Stock held by such Person immediately following the closing of the Merger other than any shares of Common Stock purchased pursuant to a Subscription Agreement and (B) the shares of Common Stock issuable to such Person upon the settlement or exercise of restricted stock units, stock options or other equity awards outstanding as of immediately following the closing of the Merger in respect of awards of Voltus outstanding immediately prior to the closing of the Merger, determined as if, with respect to any such equity awards that are net exercised, such equity awards were instead cash exercised.

(iii) The term “Permitted Transferees” means, prior to the expiration of the Lock-up Period, any Person to whom such Stockholder Party or any other Permitted Transferee of such Stockholder Party is permitted to transfer such shares of Common Stock pursuant to Section 2.1(b).

(iv) The term “Transfer” means the (A) sale of, offer to sell, contract or agreement to sell, hypothecation or pledge of, grant of any option to purchase or otherwise disposition of or agreement to dispose of, in each case, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction specified in clause (A) or (B).

(d) Each Stockholder Party shall be permitted to enter into a trading plan established in accordance with Rule 10b5-1 under the Exchange Act during the applicable Lock-up Period so long as no Transfers of such Stockholder Party’s shares of Common Stock in contravention of this Section 2.1 are effected prior to the expiration of the applicable Lock-up Period.

(e) Each Stockholder Party also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Lock-up Shares except in compliance with the foregoing restrictions and to the addition of a legend to such Stockholder Party’s Lock-up Shares describing the foregoing restrictions.

(f) For the avoidance of doubt, each Stockholder Party shall retain all of its rights as a stockholder of the Company with respect to the Lock-up Shares during the Lock-up Period, including the right to vote any Lock-up Shares.

(g) Notwithstanding anything to the contrary in this Agreement, if the Company waives, releases, terminates, shortens, or otherwise amends or modifies the restrictions in this Agreement as to any Stockholder Party (a “Release”), then the Release shall apply pro rata and on the same terms to the Lock-up of each Stockholder Party’s Lock-up Shares hereunder and the provisions of this Section 2.1 shall be deemed immediately and automatically waived, released,

Annex H-3

terminated, shortened, amended or modified, as the case may be, to the extent of such Release, without further action of the parties. For the avoidance of doubt, the provisions of this Section 2.1 shall not be deemed waived, released, terminated, shortened, amended or modified if any such waiver, release, termination, shortening, amendment or modification would further obligate or is otherwise adverse to the holders of Lock-up Shares hereunder; provided, however, that in any such circumstances the holders of Lock-up Shares hereunder shall be granted equal opportunity to participate in such Release on equal terms to the parties thereto prior to the effectiveness thereof. Prior to any Release, the Company will provide reasonable advance written notice (in no case less than five (5) Trading Days) to each holder of the Lock-up Shares, indicating that the Company plans to take a specified action with respect to the Release and setting forth the terms of any such Release.

(h) Termination of Existing Lock-Up. With respect to the Sponsor, the lock-up provisions in this Section 2 shall supersede the lock-up provisions contained in Section 7 of the Insider Letter, which provisions in Section 7 of the Insider Letter shall be of no further force or effect as of the date of this Agreement.

ARTICLE III
GENERAL PROVISIONS

3.1 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email, addressed as follows:

If to the Company, to:

Voltus Technologies, Inc.
2443 Fillmore Street, #308-3427
San Francisco, CA 94115
Attention:    Gregg Dixon

Laurie Harrison

Email:          greggdixon@voltus.co

lharrison@voltus.co

with a copy (not constituting notice) to:

Latham & Watkins LLP
811 Main Street
Suite 3700
Houston, Texas 77002
Attention:    Ryan Maierson

Spencer Ricks

E-mail:        Ryan.Maierson@lw.com

Spencer Ricks@lw.com

If to any Stockholder Party, to such address indicated on the Company’s records with respect to such Stockholder Party or to such other address or addresses as such Stockholder Party may from time to time designate in writing.

3.2 Amendment; Waiver.

(a) Except as expressly set forth in this Agreement, the terms and provisions of this Agreement may be amended or modified in whole or in part only by a duly authorized agreement in writing executed by the Company and the Stockholder Parties holding a majority of the shares then held by the Stockholder Parties in the aggregate as to which this Agreement has not been terminated.

(b) Except as expressly set forth in this Agreement, neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

Annex H-4

(c) No party shall be deemed to have waived any claim arising out of this Agreement, or any right, remedy, power or privilege under this Agreement, unless the waiver of such claim, right, remedy, power or privilege is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d) The Company and any party hereto may unilaterally waive any of its rights hereunder in a signed writing delivered to (i) in the case of a waiver by the Company, to the applicable Stockholder Parties and (ii) in the case of a waiver by a Stockholder Party, to the Company.

(e) Notwithstanding anything to the contrary, any amendment, modification or waiver of any provision herein that would (i) adversely affect any Stockholder Party, or (ii) disproportionately affect any Stockholder Party as compared to any other Stockholder Party, in each case, will not bind any such Stockholder Party without such Stockholder Party’s prior written approval.

3.3 Further Assurances. The parties hereto will sign such further documents, cause such meetings to be held, resolutions passed, exercise their votes and do and perform and cause to be done such further acts and things necessary, proper or advisable in order to give full effect to this Agreement and every provision hereof.

3.4 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 3.4 shall be null and void, ab initio.

3.5 Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the parties hereto, any right or remedies under or by reason of this Agreement, as a third party beneficiary or otherwise.

3.6 Governing Law. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION BASED UPON, ARISING OUT OF, OR RELATED TO THIS AGREEMENT OR THE LOCK-UP CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

3.7 Jurisdiction. Any claim, action, suit, assessment, arbitration or proceeding (an “Action”) based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware), or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 3.7.

3.8 Waiver of Jury Trial. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.8.

Annex H-5

3.9 Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 3.9 shall not be required to provide any bond or other security in connection with any such injunction.

3.10 Entire Agreement. Except as otherwise set forth herein, this Agreement constitutes the full and entire understanding and agreement among the parties relating to the Lock-up and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto relating to the Lock-up. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Lock-up exist between the parties except as expressly set forth or referenced in this Agreement. Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights, remedies or obligations of the Company or any of the Stockholder Parties under any other agreement between any of the Stockholder Parties and the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights, remedies or obligations of any of the Stockholder Parties or the Company under this Agreement.

3.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

3.12 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other electronic transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

3.13 Several Liability. The liability of any Stockholder Party hereunder is several (and not joint). Notwithstanding any other provision of this Agreement, in no event will any Stockholder Party be liable for any other Stockholder Party’s breach of such other Stockholder Party’s obligations under this Agreement.

3.14 Effectiveness. This Agreement shall be valid and enforceable as of the date of this Agreement and may not be revoked by any party hereto.

[Remainder of Page Intentionally Left Blank]

Annex H-6

IN WITNESS WHEREOF, the parties hereto have executed this Lockup Agreement on the day and year first above written.

VOLTUS TECHNOLOGIES, INC.
By:
Name:
Title:
NOKOMIS ESG SPONSOR LLC
By:
Name:
Title:
[STOCKHOLDER PARTY]
By:
Solely for purposes of Section 2.1(h):
ANDREW SHAPIRO
By:
Solely for purposes of Section 2.1(h):
JOHN P. HANNA
By:
Solely for purposes of Section 2.1(h):
JEFFREY F. BROTMAN
By:
Solely for purposes of Section 2.1(h):
EDWARD E. COHEN
By:
Solely for purposes of Section 2.1(h):
GEORGIA LEVENSON KEOHANE
By:
Solely for purposes of Section 2.1(h):
ALEXANDER KARSNER
By:
Solely for purposes of Section 2.1(h):
LISA COCA
By:

Annex H-7

Exhibit A

[*]

Annex H-8

Exhibit B

FORM OF JOINDER TO LOCKUP AGREEMENT

[______], 2022

Reference is made to the Lockup Agreement, dated as of [•], 2022, by and among Voltus Technologies, Inc., Inc. (the “Company”) and the other Stockholder Parties (as defined therein) from time to time party thereto (as amended from time to time, the “Lockup Agreement”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Lockup Agreement.

Each of the Company and each undersigned holder of shares of the Company (each, a “New Stockholder Party”) agrees that this Joinder to the Lockup Agreement (this “Joinder”) is being executed and delivered for good and valuable consideration.

Each undersigned New Stockholder Party hereby agrees to and does become party to the Lockup Agreement as a Stockholder Party. This Joinder shall serve as a counterpart signature page to the Lockup Agreement and by executing below each undersigned New Stockholder Party is deemed to have executed the Lockup Agreement with the same force and effect as if originally named a party thereto.

This Joinder may be executed in multiple counterparts, including by means of facsimile or electronic signature, each of which shall be deemed an original, but all of which together shall constitute the same instrument.

[Remainder of Page Intentionally Left Blank.]

Annex H-9

IN WITNESS WHEREOF, the undersigned have duly executed this Joinder as of the date first set forth above.

[NEW STOCKHOLDER PARTY]
By:
Name:
Title
VOLTUS TECHNOLOGIES, INC.,
By:
Name:
Title

Annex H-10

Exhibit C

1.           Andrew Shapiro

2.           John P. Hanna

3.           Jeffrey F. Brotman

4.           Edward E. Cohen

5.           Georgia Levenson Keohane

6.           Alexander Karsner

7.           Lisa Coca

Annex H-11

Annex I

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on November 30, 2021, by and between Broadscale Acquisition Corp., a Delaware corporation (the “Issuer”), and the subscriber party set forth on the signature page hereto (“Subscriber”).

WHEREAS, substantially concurrently with the execution of this Subscription Agreement, the Issuer is entering into an Agreement and Plan of Merger, by and among the Issuer, Velocity Merger Sub Inc., a Delaware corporation (“MergerSub”), and Voltus, Inc., a Delaware corporation (“Target”) (the “Merger Agreement”), whereby MergerSub will merge with and into Target, with Target surviving as a wholly owned subsidiary of the Issuer, on the terms and subject to the conditions set forth therein (the “Transactions”);

WHEREAS, to finance a portion of the Transactions, Subscriber desires to subscribe for and purchase from the Issuer [(i)] that number of shares of the Issuer’s Class A common stock, par value $0.0001 per share (the “Class A Shares”), set forth on the signature page hereto (the “Acquired Shares”) [and (ii) that number of warrants (the “Warrants”) set forth on the signature page hereto exercisable for Class A Shares pursuant to the terms and subject to the conditions set forth in the form of warrant agreement attached hereto as Exhibit A (the “Closing Warrants” and the Closing Warrants together with the Acquired Shares, the “Securities”)]1 in a private placement for an aggregate purchase price for the subscribed Securities set forth on the signature page hereto (the “Purchase Price”), and the Issuer desires to issue and sell to Subscriber the Securities in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Issuer on or prior to the Subscription Closing (as defined below);

WHEREAS, to finance a portion of the Transactions, substantially concurrently with the execution of this Subscription Agreement, Issuer is entering into (a) separate subscription agreements with affiliates of Nokomis ESG Sponsor, LLC (collectively, the “Insider PIPE Investors,” and such investment the “Insider PIPE Investment”), (b) [a separate subscription agreement with a certain strategic investor who is also entering into certain other commercial or strategic arrangements with the Issuer (the “Strategic Investor” and such investment the “Strategic Investor Investment”) and (c)]2 separate subscription agreements with certain other “qualified institutional buyers” (as such term is defined under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”)), and “accredited investors” (as such term is defined in Rule 501 under the Securities Act) (other than the Insider PIPE Investors [and the Strategic Investor], the “Other Investors,” and such other subscription agreements, the “Other Subscription Agreements”) with an aggregate purchase price of $100,000,000 (inclusive of the Purchase Price[, the Strategic Investor Investment] and the Insider PIPE Investment).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Subscription. Subject to the terms and conditions hereof, Subscriber hereby irrevocably agrees to subscribe for and purchase, and the Issuer hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Securities (such subscription and issuance, the “Subscription”).

2. Subscription Closing.

(a) The closing of the Subscription contemplated hereby (the “Subscription Closing”) shall occur substantially concurrent with, and be conditioned upon the prior or substantially concurrent consummation of the Transactions (the “Closing Date”). Not less than five (5) business days prior to the anticipated Closing Date, the Issuer shall provide written notice to Subscriber (the “Closing Notice”) of such anticipated Closing Date. Subscriber shall deliver to the Issuer on or before three (3) business days prior to the anticipated Closing Date (the “Funding Date”) the Purchase Price for the Securities by wire transfer of U.S. dollars in immediately available funds to the account specified by the Issuer in the Closing Notice, to be held by the Issuer until the Closing Date. On the Closing Date the

____________

1        Closing Warrants will only be issued to investors who have subscribed for more than a certain number of shares and certain other investors. For investors who will not be issued the Closing Warrants, references herein to “Securities” are replaced with references to “Acquired Shares.”

2        References to Strategic Investor only included for certain investors who subscribed for more than a certain number of shares.

Annex I-1

Issuer shall deliver to Subscriber the Securities in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or applicable securities laws or imposed by the Subscriber) in the name of Subscriber (or its nominee in accordance with its delivery instructions) or to a custodian designated by Subscriber, as applicable, and no later than one (1) Business Day after the Closing Date, the Issuer shall deliver to Subscriber a copy of the records of the Issuer’s transfer agent (the “Transfer Agent”) or other evidence showing Subscriber as the owner of the Securities on and as of the Closing Date. For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close. Prior to or at the Closing, Subscriber shall deliver to Issuer a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8. In the event the Closing Date does not occur within two (2) business days after the Subscription Closing, the Issuer shall promptly (but not later than one (1) business day thereafter) return the Purchase Price to Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by Subscriber, and any book entries or share certificates shall be deemed repurchased and cancelled; provided that unless this Subscription Agreement has been terminated pursuant to Section 6 hereof, such return of funds shall not terminate this Subscription Agreement or relieve Subscriber of its obligation to purchase the Securities at the Subscription Closing.

(b) The Subscription Closing shall be subject to the conditions that, on the Closing Date:

(i) (x) solely with respect to the Subscriber’s obligation to close, the representations and warranties made by the Issuer in Section 3 of this Subscription Agreement shall be true and correct as of the Closing Date (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct as of such date) except for inaccuracies or the failure of such representations and warranties to be true and correct that (without giving effect to any limitation as to “materiality” or “Issuer Material Adverse Effect” (as defined below) or another similar materiality qualification set forth herein), individually or in the aggregate, would not reasonably be expected to have an Issuer Material Adverse Effect; and (y) solely with respect to the Issuer’s obligation to close, the representations and warranties made by the Subscriber in Section 4 of this Subscription Agreement shall be true and correct as of the Closing Date (other than those representations and warranties expressly made as of an earlier date, which shall be true and correct as of such date) except for inaccuracies or the failure of such representations and warranties to be true and correct that (without giving effect to any limitation as to “materiality” or “Subscriber Material Adverse Effect” (as defined below) or another similar materiality qualification set forth herein), individually or in the aggregate, would not reasonably be expected to have a Subscriber Material Adverse Effect, and in each case of (x) and (y) without giving effect to the consummation of the Transactions;

(ii) all conditions precedent to the closing of the Transactions set forth in the Merger Agreement shall have been satisfied or waived in accordance with the Merger Agreement other than those conditions that by their terms are to be satisfied at the Closing Date (but subject to the satisfaction or waiver thereof);

(iii) the Merger Agreement (other than the condition in Section 9.3(c) of the Merger Agreement or the effects thereof) shall not have been amended, modified or waived by the Issuer in a manner that would reasonably be expected to materially adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement (it being understood that any such amendment, modification or waiver resulting in a decrease in the valuation of the Target in connection with the Transactions and/or the failure by one or more Other Investors to meet their closing funding obligations in violation of the Subscription Agreements would not have such a material and adverse effect); and

(iv) there shall not be any law or order of any governmental authority having jurisdiction restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Subscription Agreement.

(c) At the Subscription Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.

Annex I-2

3. Issuer Representations and Warranties. The Issuer represents and warrants that (provided that no representation or warranty by Issuer shall apply to any statement or information in the reports filed by Issuer with the Commission (as defined below) since November 5, 2020 that relates to the topics referenced in the SEC Statement (as defined below), nor shall any correction, amendment or restatement of Issuer’s financial statements due wholly or in part to the SEC Statement or any other accounting matters, nor any other effects that relate to or arise out of, or are in connection with or in response to, any of the foregoing or any changes in accounting or disclosure related thereto, be deemed to be a breach of any representation or warranty by Issuer):

(a) The Issuer has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and, subject to obtaining all approvals necessary for the consummation of the Transactions (collectively, the “Required Approvals”), to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) As of the Subscription Closing, the Securities will have been duly authorized by the Issuer. The Acquired Shares, when issued and delivered to Subscriber against full payment of the Purchase Price in accordance with the terms of this Subscription Agreement and registered with the Transfer Agent, the Acquired Shares will be validly issued, fully paid and non-assessable[. The Warrants, when issued and delivered to Subscriber against full payment of the Purchase Price in accordance with the terms of this Subscription Agreement and the Warrant Agreement, will constitute the valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, except as may be limited or otherwise affected by (i) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought. The Securities,]3 [and] when so issued and delivered, will not have been issued in violation of or subject to any preemptive or similar rights created under the Issuer’s certificate of incorporation and bylaws or under the laws of the State of Delaware. [As of the Subscription Closing, the Issuer shall have reserved an amount of duly authorized Class A Shares that is equal to the number of Class A Shares issuable upon the exercise of the Closing Warrants. The Class A Shares issued to Subscriber upon the exercise of any Closing Warrant will be validly issued, fully paid and non-assessable.]4

(c) This Subscription Agreement has been duly authorized, executed and delivered by the Issuer and assuming the due authorization, execution and delivery of the same by the Subscriber, is enforceable against it in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(d) Subject to obtaining the Required Approvals and assuming the accuracy of the Subscribers’ representations and warranties in Section 4, the execution, delivery and performance by the Issuer of this Subscription Agreement, including the issuance and sale of the Securities, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Issuer pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Issuer is a party or by which the Issuer is bound or to which any of the property or assets of the Issuer is subject; (ii) the organizational documents of the Issuer; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Issuer or any of its properties that, in the case of clauses (i) and (iii), would be reasonably likely to have a material adverse effect on the business, financial condition or results of operations of the Issuer and its subsidiaries taken as a whole or materially and adversely affect the validity of the Securities or the legal authority of the Issuer to perform in all material respects its obligations hereunder (an “Issuer Material Adverse Effect”).

(e) The Issuer is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance by the Issuer of this

____________

3        Only included for investors who are being issued Closing Warrants.

4        Only included for investors who are being issued Closing Warrants.

Annex I-3

Subscription Agreement (including, without limitation, the issuance of the Securities), other than (i) filings with the Securities and Exchange Commission (the “Commission”), (ii) in connection with or as a result of the “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” issued by the Commission staff on April 12, 2021 or any subsequent guidance, statements or interpretations issued by the Commission or the Commission staff or otherwise relating thereto or to other accounting matters related to initial public offering securities or expenses (collectively, the “SEC Statement”), (iii) filings required by applicable state securities laws, (iv) the Required Approvals; (v) those required by The Nasdaq Capital Market (the “Nasdaq”) or other applicable stock exchange on which the Securities are then listed, including with respect to obtaining approval of the Issuer’s stockholders, and (vi) the failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, an Issuer Material Adverse Effect.

(f) Assuming the accuracy of the Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Securities by the Issuer to the Subscriber.

(g) Neither the Issuer nor any person acting on its behalf has offered or sold the Securities by any form of general solicitation or general advertising in violation of the Securities Act.

(h) The Issuer is not under any obligation to pay any broker’s fee or commission in connection with the sale of the Securities other than to the Agents (as defined below).

(i) As of their respective filing dates or, if amended, as of the date of such amendment, which shall be deemed to supersede such original filing, all reports required to be filed by the Issuer with the Commission (the “SEC Reports”) complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Reports filed under the Securities Act and Exchange Act, contained, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, which shall be deemed to supersede such original filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, that notwithstanding anything to the contrary in this Subscription Agreement, no representation or warranty is made under this Subscription Agreement or otherwise as to the accounting treatment of the Issuer’s issued and outstanding warrants, other securities or any other initial public offering matter, or as to any deficiencies in disclosure (including with respect to accounting and disclosure controls) arising therefrom, in any SEC Reports. The financial statements of the Issuer included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing, which shall be deemed to supersede such original filing, and fairly present in all material respects the financial position of the Issuer as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited financial statements, to normal, year-end audit adjustments. The Issuer has filed each periodic report that the Issuer was required to file with the Commission since February 18, 2021 and through the date hereof. As of the date hereof, there are no material outstanding or unresolved comments in comment letters received by the Issuer from the staff of the Division of Corporation Finance of the Commission with respect to any of the SEC Reports.

(j) As of the date hereof, the authorized share capital of Issuer consists of 100,000,000 Class A Shares, 10,000,000 Class B common stock, par value $0.0001 per share (“Class B Shares”), and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Shares”). As of the date hereof: (i) 34,500,000 Class A Shares, 8,625,000 Class B Shares and no Preferred Shares were issued and outstanding; and (ii) 8,625,000 public warrants, each exercisable to purchase one Class A Share at $11.50 per share (“Warrants”), were issued and outstanding, as well as 6,266,667 private warrants. No Warrants are exercisable on or prior to the Closing.

(k) As of the date hereof, the issued and outstanding Class A Shares of the Issuer are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under the symbol “SCLE” (it being understood that the trading symbol will be changed in connection with the Transactions). Except as disclosed in the SEC Reports, there is no suit, action, proceeding or investigation pending or, to the knowledge of the Issuer, threatened against the Issuer by Nasdaq or the Commission, respectively, to prohibit or terminate the listing of the Issuer’s shares on Nasdaq or to deregister the shares under the Exchange Act, excluding, for purposes of clarity, the customary ongoing review by the Nasdaq of the Issuer’s continued listing application in connection with the Transactions. The Issuer has taken no action that is designed to terminate the registration of the Issuer’s shares under the Exchange Act.

Annex I-4

(l) The Issuer is in compliance with all applicable laws, except where such noncompliance would not reasonably be expected to have, individually or in the aggregate, an Issuer Material Adverse Effect. The Issuer has not received any written communication from a governmental entity alleging that the Issuer is not in compliance with or is in default or violation of any applicable law, except where such noncompliance, default or violation would not, individually or in the aggregate, reasonably be expected to have an Issuer Material Adverse Effect.

(m) Except for such matters as would not reasonably be expected to have an Issuer Material Adverse Effect, the Issuer has not received any written notice of any (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending or threatened in writing against the Issuer or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Issuer. For the avoidance of doubt, this representation and warranty shall not apply to the extent any of the foregoing matters arise from or relate to the SEC Statement.

(n) [The Other Subscription Agreements reflect, with respect to the Class A Common Stock, a per Share purchase price and, if applicable, a proportion of Warrants relative to such Subscriber’s purchase of Acquired Shares, in each case that are not materially more favorable to similarly situated Other Investors thereunder than the terms of this Subscription Agreement, other than terms particular to the regulatory requirements of such Other Investor or its affiliates or related funds. For the avoidance of doubt, this Section 3(n) shall not apply to (i) any document entered into in connection with the Insider PIPE Investment, (ii) any document entered into in connection with the Strategic Investor Investment or (iii) any document entered into with an Other Investor with respect to commercial or strategic arrangements not directly related to the purchase of the Securities.]5

4. Subscriber Representations and Warranties. Subscriber represents and warrants that:

(a) Subscriber (i) has been duly formed or incorporated and is validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and (ii) has the requisite power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) This Subscription Agreement has been duly authorized, executed and delivered by Subscriber and assuming the due authorization, execution and delivery of the same by the Issuer, this Subscription Agreement constitutes the valid and legally binding obligation of Subscriber, is enforceable against it in accordance with its terms, except as such enforceability may be limited or otherwise affected by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(c) Assuming the accuracy of the Issuer’s representations and warranties in Section 3, the execution, delivery and performance by Subscriber of this Subscription Agreement, the purchase of the Securities and the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated hereby, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or any of its subsidiaries is a party or by which Subscriber or any of its subsidiaries is bound or to which any of the property or assets of Subscriber or any of its subsidiaries is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its subsidiaries or any of their respective properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a material adverse effect on the legal authority or ability of Subscriber to perform in any material respects its obligations hereunder (a “Subscriber Material Adverse Effect”).

(d) Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), and, in each case, satisfying the applicable requirements set forth on Schedule A hereto, (ii) is acquiring the Securities only for its own account and not for the account of others, or if Subscriber is subscribing for the Securities as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and Subscriber has full investment discretion with respect to each such account,

____________

5        Only included for investors subscribed for more than a certain number of shares and certain other investors.

Annex I-5

and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Securities with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule A hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Securities and is an “institutional account” as defined by FINRA Rule 4512(c), unless such newly formed entity is an entity in which all of the equity owners are “accredited investors” (within the meaning of Rule 501(a) under the Securities Act).

(e) Subscriber understands that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Securities have not been registered under the Securities Act and that Issuer is not required to register the Securities except as set forth in Section 5 of this Subscription Agreement. Subscriber understands that the Securities may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Issuer or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur in an “offshore transaction” within the meaning of Regulation S under the Securities Act, (iii) pursuant to Rule 144 under the Securities Act, provided that all of the applicable conditions thereof have been met (including, without limitation, those set forth in Rule 144(i)) or (iv) pursuant to another applicable exemption from the registration requirements of the Securities Act, and, in each case, in accordance with any applicable securities laws of the states of the United States and other applicable jurisdictions, and that any certificates or book-entry records representing the Securities shall contain a legend to such effect. Subscriber acknowledges that the Securities will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber understands and agrees that the Securities will be subject to transfer restrictions and, as a result of these transfer restrictions, Subscriber may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Securities and may be required to bear the financial risk of an investment in the Securities for an indefinite period of time. Subscriber acknowledges and agrees that the Securities will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”) until at least one year from the filing of “Form 10 information” with the Commission after the Closing Date. Subscriber understands that it has been advised to consult legal, tax and accounting advisors prior to making any offer, resale, pledge, disposition or transfer of any of the Securities.

(f) Subscriber understands and agrees that Subscriber is purchasing the Securities directly from the Issuer. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by or on behalf of the Issuer, the Target, the Agent, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transactions or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Issuer expressly set forth in this Subscription Agreement [and, solely with respect to the Warrants, the Warrant Agreement,]6 and Subscriber is not relying on representations, warranties or any statement by, on behalf of or with respect to the Issuer except for the representations and warranties set forth in Section 3 of this Subscription Agreement [and, solely with respect to the Warrants, the Warrant Agreement]7. Subscriber acknowledges that certain information provided to Subscriber was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.

(g) Subscriber represents and warrants that its acquisition and holding of the Securities will not constitute or result in a non-exempt prohibited transaction under section 406 of the Employee Retirement Income Security Act of 1974, as amended, section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.

(h) Subscriber is a sophisticated investor with extensive expertise and experience in financial and business matters and in evaluating companies and purchasing and selling their securities. In making its decision to purchase the Securities, Subscriber represents that it has relied solely upon the independent investigation made by Subscriber and has not relied on any statements or information provided by the Agents. Subscriber acknowledges and agrees that Subscriber has received or had access to, and an adequate opportunity to review, such information as Subscriber deems necessary in order to make an investment decision with respect to the Securities, including, without limitation, with

____________

6        Only included for investors who are being issued Closing Warrants.

7        Only included for investors who are being issued Closing Warrants.

Annex I-6

respect to the Issuer and the Transactions. Without limiting the generality of the foregoing, Subscriber acknowledges that it has reviewed the Issuer’s filings with the Commission. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Securities. The Agents or any of their respective directors, officers, employees, representatives or controlling persons has not made any independent investigation with respect to the Issuer, the Securities or the completeness or accuracy of any information provided to the Subscriber and has not made or makes any representation as to the Issuer or the quality or value of the Securities and the Agents and any of their respective affiliates may have acquired nonpublic information with respect to the Issuer which Subscriber agrees need not be provided to it. The Subscriber agrees that none of the Agents shall be liable to any Subscriber for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the Subscriber’s purchase of the Securities.

(i) Subscriber became aware of this offering of the Securities solely by means of direct contact between Subscriber and the Issuer, the Target or their respective representatives or advisors or by means of contact from Morgan Stanley & Co. LLC (“Morgan Stanley”), Nomura Securities International, Inc. (“Nomura”), and Moelis & Company, acting as placement agents for the Issuer (together, the “Agents”), and the Securities were offered to Subscriber solely by direct contact between Subscriber and the Issuer, the Target or their respective representatives or advisors or by contact between Subscriber and the Agents. Subscriber did not become aware of this offering of the Securities, nor were the Securities offered to Subscriber, by any other means. Subscriber acknowledges that the Securities (i) were not offered by any form of general advertising or general solicitation, and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(j) Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Securities, including, without limitation, those set forth in the Issuer’s filings with the Commission. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities, and Subscriber has had an opportunity to seek, and has sought such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber acknowledges that Subscriber shall be responsible for any of Subscriber’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that neither Issuer nor the Target has provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by this Subscription Agreement.

(k) Alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Securities and determined that the Securities are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Issuer. Subscriber acknowledges specifically that a possibility of total loss exists.

(l) Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Securities or made any findings or determination as to the fairness of this investment.

(m) Subscriber represents and warrants that neither Subscriber nor any of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function is (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons, the Executive Order 13599 List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List, or any other similar list of sanctioned persons, each of which is administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), or any other Executive Order issued by the President of the United States and administered by OFAC (collectively, “OFAC Lists”); (ii) directly or indirectly owned or controlled by, or acting on behalf of, a person, that is named on an OFAC List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, or any other country or territory embargoed or subject to substantial trade restrictions by the United States; (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations

Annex I-7

(collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC Lists. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Securities were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

(n) If Subscriber is or is acting on behalf of an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Code or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that (i) neither the Issuer, nor any of its respective affiliates (the ”Transaction Parties”) has acted as the Plan’s fiduciary, or has been relied on for advice, with respect to its decision to acquire and hold the Securities, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Securities; and (ii) the decision to invest in the Securities has been made at the recommendation or direction of an “independent fiduciary” (“Independent Fiduciary”) within the meaning of U.S. Code of Federal Regulations 29 C.F.R. section 2510.3 21(c), as amended from time to time (the “Fiduciary Rule”) who is (1) independent of the Transaction Parties; (2) is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies (within the meaning of the Fiduciary Rule); (3) is a fiduciary (under ERISA and/or section 4975 of the Code) with respect to Subscriber’s investment in the Securities and is responsible for exercising independent judgment in evaluating the investment in the Securities; and (4) is aware of and acknowledges that (A) none of the Transaction Parties is undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the purchaser’s or transferee’s investment in the Securities, and (B) the Transaction Parties have a financial interest in the purchaser’s investment in the Securities on account of the fees and other remuneration they expect to receive in connection with transactions contemplated by this Subscription Agreement.

(o) Subscriber has, and prior to the Funding Date will have, sufficient funds to pay the Purchase Price pursuant to Section 2(a).

(p) No broker or finder is entitled to any brokerage or finder’s fee or commission payable by Subscriber solely in connection with the sale of the Securities to Subscriber based on any arrangement entered into by or on behalf of Subscriber.

(q) No disclosure or offering document has been prepared by the Agents in connection with the offer and sale of the Securities.

(r) None of the Agents, nor any of their respective affiliates, nor any of their respective control persons, officers, directors, employees, agents or representatives of any of the foregoing has made any independent investigation with respect to the Issuer, the Target or its subsidiaries or any of their respective businesses, or the Securities or the accuracy, completeness or adequacy of any information supplied to Subscriber by the Issuer.

(s) In connection with the issuance and purchase of the Securities, none of the Agents nor any of their respective affiliates has acted as Subscriber’s financial advisor or fiduciary.

(t) Subscriber does not have, as of the date hereof, and during the 30-day period immediately prior to the date hereof such Subscriber has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of the Issuer. Notwithstanding the foregoing, in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Subscriber’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Subscription Agreement.

Annex I-8

(u) [Subscriber is not a “foreign person” or a “foreign entity,” as defined in Section 721 of the Defense Production Act of 1950, as amended, including, without limitation, all implementing regulations thereof (the “DPA”). Subscriber is not controlled by a “foreign person,” as defined in the DPA. Subscriber does not permit any foreign person affiliated with Subscriber, whether affiliated as a limited partner or otherwise, to obtain through Subscriber any of the following with respect to the Issuer or the Target: (i) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the Issuer or the Target; (ii) membership or observer rights on the board of directors or equivalent governing body of the Issuer or the Target or the right to nominate an individual to a position on the board of directors or equivalent governing body of the Issuer or the Target; (iii) any involvement, other than through the voting of shares, in the substantive decision-making of the Issuer or the Target regarding (x) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Issuer or the Target, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (iv) “control” (as defined in the DPA) of the Issuer or the Target.]8

(v) Subscriber acknowledges and is aware that (i) the Agents are acting as the Issuer’s placement agent and (ii) Morgan Stanley and Nomura are acting as financial advisors to the Target and/or its affiliates with respect to the Transaction and will receive compensation from the Target and/or its affiliates for such services. Subscriber understands and acknowledges that Morgan Stanley’s and Nomura’s respective roles as financial advisor to the Target and/or its affiliates may give rise to potential conflicts of interest or the appearance thereof.

(w) Subscriber acknowledges and agrees that Issuer continues to review the SEC Statement and its implications, including on the financial statements and other information included in its filings with the Commission, and any restatement, revision or other modification of its filings with the Commission relating to or arising from such review, any subsequent related agreements or other guidance from the Staff of the Commission shall be deemed not material for purposes of this Subscription Agreement.

5. Registration Rights.

(a) The Issuer agrees that, no later than the later of (x) thirty (30) calendar days after the Closing Date or (y) if the Issuer’s 2021 audited financial statements are required to be included, ninety (90) calendar days following the Issuer’s most recent fiscal year end (such date, the “Filing Date”), the Issuer will submit to or file with the Commission (at the Issuer’s sole cost and expense) a registration statement (the “Registration Statement”) registering the resale of the Acquired Shares [and Closing Warrants and the issuance and resale of the Class A Shares issuable upon exercise of the Closing Warrants] 9 which are eligible for registration (determined as of two (2) business days prior to such submission or filing) [(the “Registrable Securities”)]10, and the Issuer shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day following the Closing Date if the Commission notifies the Issuer that it will “review” the Registration Statement) and (ii) the 10th business day after the date the Issuer is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”); provided, however, that the Issuer’s obligations to include the Registrable Securities in the Registration Statement are contingent upon Subscriber furnishing in writing to the Issuer such information regarding Subscriber or its permitted assigns, the securities of the Issuer held by Subscriber and the intended method of disposition of the Registrable Securities as shall be reasonably requested by the Issuer to effect the registration of the Registrable Securities, and Subscriber shall execute such documents in connection with such registration as the Issuer may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Issuer shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement as set forth in Section 5(d) or otherwise permitted hereunder; provided that Subscriber shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Securities. Any failure by the Issuer to file the Registration Statement by the Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Issuer of its obligations to file or effect the Registration Statement as set forth above in this Section 5.

____________

8        Not included for non-U.S. investors.

9        Only included for investors who are being issued Closing Warrants.

10      Only included for investors who are being issued Closing Warrants. For investors who will not be issued the Closing Warrants, references herein to “Registrable Securities” are replaced with references to “Acquired Shares.”

Annex I-9

(b) At its expense the Issuer shall:

(i) except for such times as the Issuer is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Issuer determines to obtain, continuously effective with respect to Subscriber, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (i) Subscriber ceases to hold any Registrable Securities, (ii) the date all Registrable Securities held by Subscriber may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Issuer to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), (iii) the date that all Registrable Securities held by Subscriber may be sold pursuant to another exemption from registration and (iv) two years from the Effectiveness Date of the Registration Statement. The period of time during which the Issuer is required hereunder to keep a Registration Statement effective is referred to herein as the “Registration Period”;

(ii) during the Registration Period, advise Subscriber within five (5) business days:

(A)    when a Registration Statement or any amendment thereto has been filed with the Commission and when such Registration Statement or any post-effective amendment thereto has become effective;

(B)after it shall receive notice or obtain knowledge thereof, of any request by the Commission for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information;

(C)after it shall receive notice or obtain knowledge thereof, of the issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(D)of the receipt by the Issuer of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(E)subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Issuer shall not, when so advising Subscriber of such events, provide Subscriber with any material, nonpublic information regarding the Issuer other than to the extent that providing notice to Subscriber of the occurrence of the events listed in (A) through (E) above constitutes material, nonpublic information regarding the Issuer;

(iii) during the Registration Period, use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv) during the Registration Period, upon the occurrence of any event contemplated in Section 5(b)(ii)(E) above, except for such times as the Issuer is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Issuer shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, such prospectus will not include any untrue statement of a material fact or omit

Annex I-10

to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v) during the Registration Period, use its commercially reasonable efforts to cause all Acquired Shares to be listed on each securities exchange or market, if any, on which the Class A Shares issued by the Issuer have been listed;

(vi) during the Registration Period, use its commercially reasonable efforts to allow the Subscriber to review disclosure regarding the Subscriber in the Registration Statement; and

(vii) during the Registration Period, use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Registrable Securities required hereby.

(c) At such times as the benefits of Rule 144 are available to stockholders of the Issuer, the Issuer agrees to use commercially reasonable efforts to, for so long as Subscriber holds Securities: (i) make and keep public information available, as those terms are understood and defined in Rule 144; and (ii) file with the Commission in a timely manner all reports and other documents required of the Issuer under the Securities Act and the Exchange Act so long as the Issuer remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144 to enable Subscriber to sell the Securities under Rule 144.

(d) Notwithstanding anything to the contrary in this Subscription Agreement, the Issuer shall be entitled to delay or postpone the submission, filing or effectiveness of the Registration Statement, and from time to time to require Subscriber not to sell under the Registration Statement or to suspend the effectiveness thereof, if Issuer determines (i) that in order for the Registration Statement not to contain a material misstatement or omission, (x) an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, (y) the negotiation or consummation of a transaction by the Issuer or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event that the Issuer’s board of directors reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Issuer in the Registration Statement of material information that the Issuer has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Issuer’s board of directors, upon the advice of legal counsel, to cause the Registration Statement to fail to comply with applicable disclosure requirements, or (z) in the good faith judgment of the Issuer’s board of directors, such submission, filing or effectiveness or use of such Registration Statement, would be detrimental to the Issuer, and the Issuer’s board of directors concludes that such submission, filing or effectiveness should be delayed or postponed, or (ii) to delay the submission, filing or initial effectiveness of, or suspend use of, a Registration Statement and such delay or suspension arises out of, or is a result of, or is related to or is in connection with the SEC Statement or other accounting matters, or any related disclosure or other matters (each such circumstance, a “Suspension Event”); provided, however, that the Issuer may not delay or suspend the Registration Statement on more than three occasions or for more than ninety (90) consecutive calendar days, or more than one hundred and twenty (120) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Issuer of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made, in the case of the prospectus) not misleading, Subscriber agrees that (i) it will immediately discontinue offers and sales of the Registrable Securities under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Subscriber receives copies of a supplemental or amended prospectus (which the Issuer agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Issuer that it may resume such offers and sales, and (ii) it will maintain the confidentiality of any information included in such written notice delivered by the Issuer unless otherwise required by law or subpoena. If so directed by the Issuer, Subscriber will deliver to the Issuer or, in Subscriber’s sole discretion destroy, all copies of the prospectus covering the Registrable Securities in Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Securities shall not apply (i) to the extent Subscriber is required to retain a copy of such prospectus (a) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (b) in accordance with a bona fide pre-existing document retention policy or (ii) to copies stored electronically on archival servers as a result of automatic data back-up.

Annex I-11

(e) Indemnification.

(i) The Issuer agrees to indemnify, to the extent permitted by law, Subscriber (to the extent a seller under the Registration Statement), its directors and officers and each person who controls Subscriber (within the meaning of the Securities Act), to the extent permitted by law, against all losses, claims, damages, liabilities and reasonable and documented out of pocket expenses (including reasonable and documented attorneys’ fees of one law firm) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information or affidavit so furnished in writing to the Issuer by or on behalf of such Subscriber expressly for use therein.

(ii) In connection with any Registration Statement in which a Subscriber is participating, such Subscriber shall furnish (or cause to be furnished) to the Issuer in writing such information and affidavits as the Issuer reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Issuer, its directors and officers and each person who controls the Issuer (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Subscriber expressly for use therein; provided, however, that the liability of each such Subscriber shall be several and not joint and shall be in proportion to and limited to the net proceeds received by such Subscriber from the sale of Registrable Securities giving rise to such indemnification obligation.

(iii) Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities.

Annex I-12

(v) If the indemnification provided under this Section 5(e) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 5(e)(i), (ii) and (iii) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 5(e)(v) from any person who was not guilty of such fraudulent misrepresentation.

6. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Merger Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto and the Target to terminate this Subscription Agreement, and (c) September 30, 2022 if the closing of the Transactions has not occurred on or before such date and Subscriber provides written notice electing to terminate this Subscription Agreement; provided, that nothing herein will relieve any party from liability for any willful material breach hereof (including for the avoidance of doubt Subscriber’s willful breach of Section 2(b)(i)(x) of this Subscription Agreement with respect to its representations and warranties as of the Subscription Closing) prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such willful breach. The Issuer shall promptly notify Subscriber in writing of the termination of the Merger Agreement (other than such termination as a result of the closing thereunder).

7. Trust Account Waiver. Subscriber acknowledges that the Issuer is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Issuer and one or more businesses or assets. Subscriber further acknowledges that, as described in the Issuer’s prospectus relating to its initial public offering dated February 11, 2021 (the “Prospectus”) available at www.sec.gov, substantially all of the Issuer’s assets consist of the cash proceeds of the Issuer’s initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of the Issuer, its public stockholders and the underwriters of its initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Issuer to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of the Issuer entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, Subscriber, on behalf of itself and its affiliates and representatives, hereby irrevocably waives any and all right, title and interest, or any claim of any kind they have or may have in the future as a result of, or arising out of, this Subscription Agreement, in or to any monies held in the Trust Account, and agrees not to seek recourse or make or bring any action, suit, claim or other proceeding against the Trust Account as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Securities, regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability; provided, that nothing in this Section 7 shall be deemed to limit Subscriber’s right, title, interest or claim to the Trust Account by virtue of Subscriber’s record or beneficial ownership of Class A Shares acquired by any means other than pursuant to this Subscription Agreement. Subscriber acknowledges and agrees that it shall not have any redemption rights with respect to the Securities pursuant to the Issuer’s certificate of incorporation in connection with the Transactions or any other business combination, any subsequent liquidation of the Trust Account or the Issuer or otherwise. In the event Subscriber has any claim against
Annex I-13

the Issuer as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby or the Securities, it shall pursue such claim solely against the Issuer and its assets outside the Trust Account and not against the Trust Account or any monies or other assets in the Trust Account.

8. Issuer’s Covenants. At the request of the holder of the Securities, the Issuer shall reasonably cooperate with the holder of the Securities, and the holder of the Securities shall provide the Issuer with such certifications and other customary documentation, to effect the removal of the legend described in Section 4(e), and for the Issuer to issue a certificate without such legend to the holder of the Securities upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at The Depository Trust Company (“DTC”), if (i) such Securities are sold pursuant to an effective registration statement under the Securities Act, (ii) such sale, assignment or transfer of the Securities may be made without registration under the applicable requirements of the Securities Act, (iii) the Securities are sold, assigned or transferred pursuant to Rule 144 or (iv) the Securities are eligible to be sold without restriction under, and without the requirement for the Issuer to be in compliance with the current public information requirements of, Rule 144. The Issuer shall be responsible for the fees of its transfer agent and all DTC fees associated with such issuance.

9. Miscellaneous.

(a) Subscriber acknowledges that the Issuer, the Agents and the Target (each as a third party beneficiary with right of enforcement) will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement. Prior to the Subscription Closing, Subscriber agrees to promptly notify the Issuer, the Agents and the Target if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in all material respects. Subscriber acknowledges and agrees that each purchase by Subscriber of Class A Shares from Issuer will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by Subscriber as of the time of such purchase. Prior to the Subscription Closing, the Issuer agrees to promptly notify Subscriber, the Agents and the Target if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Issuer contained in this Subscription Agreement are no longer accurate in all material respects.

(b) Each of the Issuer, Subscriber, the Target and the Agents (each as a third party beneficiary with right of enforcement), is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(c) This Subscription Agreement and any of Subscriber’s rights and obligations hereunder may not be transferred or assigned, except for an assignment to any affiliate of Subscriber, without the prior consent of the Issuer, provided that such assignee(s) agrees in writing to be bound by the terms hereof and completes Schedule A hereto. Upon such assignment by a Subscriber, the assignee(s) shall become Subscriber hereunder and have the rights and obligations provided for herein to the extent of such assignment; provided that, in the case of any such transfer or assignment, the initial party to this Subscription Agreement shall remain bound by its obligations under this Subscription Agreement in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of Securities contemplated hereby. Neither this Subscription Agreement nor any rights that may accrue to the Issuer hereunder or any of the Issuer’s obligations may be transferred or assigned other than pursuant to the Transactions.

(d) Subscriber hereby acknowledges and agrees that it will not, nor will any person acting at the Subscriber’s direction or pursuant to any understanding with the Subscriber, directly or indirectly offer, sell, pledge, contract to sell, sell any option, engage in hedging activities or execute any “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (“Short Sales”), of the Securities until the consummation of the Transactions (or such earlier termination of this Subscription Agreement in accordance with its terms). For the avoidance of doubt, this Section 9(d) shall not apply to (i) any sale (including the exercise of any redemption right) of securities of the Issuer (A) held by the Subscriber, its controlled affiliates or any person or entity acting on behalf of the Subscriber or any of its controlled affiliates prior to the execution of this Subscription Agreement or (B) purchased by the Subscriber, its controlled affiliates or any person or entity acting on behalf of the Subscriber or any of its controlled affiliates in an open market transaction after the execution of this Subscription Agreement or (ii) ordinary course, non-speculative hedging transactions. [Notwithstanding the foregoing, (a) nothing herein shall prohibit entities under common management or that share an investment advisor with Subscriber (including Subscriber’s controlled affiliates and/or affiliates) from

Annex I-14

entering into any Short Sales and (b) in the case of a Subscriber that is a multi-managed investment bank vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets, this Section 9(d) shall apply only with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Subscription Agreement.]11

(e) All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Subscription Closing.

(f) The Issuer may request from Subscriber such additional information as the Issuer may deem reasonably necessary to evaluate the eligibility of Subscriber to acquire the Securities and to comply with the Issuer’s obligations under Section 5 and Section 8 hereof, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures. Subscriber acknowledges that Issuer may file a copy of this Subscription Agreement with the Commission as an exhibit to a current or periodic report or a registration statement of Issuer.

(g) This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 6 above) except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought; provided, however, that no modification, amendment or waiver by the Issuer of the provisions of this Subscription Agreement shall be effective without the prior written consent of the Target to the extent required by the Merger Agreement. No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties and third party beneficiaries hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

(h) This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

(i) Subject to Section 9(c) and except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their respective affiliates and their respective heirs, executors, administrators, successors, legal representatives, and permitted assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person. The agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(j) If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(k) This Subscription Agreement may be executed in one (1) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(l) Subscriber shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated by this Subscription Agreement.

(m) Except as set forth in Sections 9(a), (b), (g) and (o), this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns; provided, that the parties acknowledge and agree that the indemnified parties referred to therein shall each be a third-party beneficiary to this Subscription Agreement with respect to Section 5(e)(i) and (ii), respectively.

____________

11      Only included for investors subscribed for more than a certain number of shares and certain other investors.

Annex I-15

(n) Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or by facsimile, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by facsimile (to such number specified below or another number or numbers as such person may subsequently designate by notice given hereunder), (c) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (d) five (5) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i) if to Subscriber, to such address or addresses set forth on the signature page hereto;

(ii) if to the Issuer, to:

1845 Walnut Street, Suite 1111
Philadelphia, PA 19103
Attention: Jeffrey F. Brotman
Telephone: (215) 832-4161
E-mail: jbrotman@hepcollc.com

with a required copy to (which copy shall not constitute notice) each of:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001-8602
Attention: Howard Ellin and Mike Chitwood
Email: howard.ellin@skadden.com and mike.chitwood@skadden.com

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue, Suite 3400
Los Angeles, CA 90071
Attention: Michelle Gasaway
Email: michelle.gasaway@skadden.com

(iii) if to the Target, to

Voltus, Inc.
2443 Fillmore Street, #308-3427
San Francisco, California 94115
Attention:    Gregg Dixon

Laurie Harrison

Email:          greggdixon@voltus.co

lharrison@voltus.co

with a required copy to (which copy shall not constitute notice):

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
Attention:    Ryan Maierson

Spencer Ricks

Email:          Ryan.Maierson@lw.com

Spencer.Ricks@lw.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

(o) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this

Annex I-16

being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto acknowledge and agree that the Target shall be entitled to seek to specifically enforce the provisions of the Subscription Agreement of which the Target is an express third party beneficiary on the terms and subject to the conditions set forth herein.

(p) This Subscription Agreement, and any claim or cause of action hereunder based upon, arising out of or related to this Subscription Agreement (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Subscription Agreement, shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, THE SUPREME COURT OF THE STATE OF NEW YORK AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9(n) OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9(p).

(q) If, any change in the Class A Shares or Warrants shall occur between the date hereof and immediately prior to the Subscription Closing by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Acquired Shares and Closing Warrants issued to Subscriber shall be appropriately adjusted to reflect such change.

(r) The Issuer shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, issue one or more press releases or file or furnish with the Commission a Current Report on Form 8-K or a Form S-4 or proxy statement for the Transaction (collectively, the “Disclosure Document”) disclosing, to the extent not previously disclosed, all material terms of the transactions contemplated by this Subscription Agreement, the Other Subscription Agreements, the Insider Subscription Agreements, the Transaction and any other material, nonpublic information that the Issuer has provided to Subscriber at any time prior to the filing of the Disclosure Document. At the time of the disclosure of the Disclosure Document, to the Issuer’s knowledge, (i) Subscriber shall not be in possession of any material, non-public information received

Annex I-17

from the Issuer or any of its affiliates, officers, directors, employees or agents, and (ii) Subscriber shall no longer be subject to any confidentiality or similar obligations under any agreement, whether written or oral, with the Issuer, the Agents, or any of their respective affiliates relating to the transactions contemplated by this Subscription Agreement. All press releases or other public communications relating to the transactions contemplated hereby between the Issuer and Subscriber, and the method of the release for publication thereof, shall be subject to the prior approval of (i) the Issuer, and (ii) to the extent such press release or public communication references the Subscriber or its affiliates or investment advisers by name, the Subscriber, which approval shall not be unreasonably withheld or conditioned; provided that neither the Issuer nor Subscriber shall be required to obtain consent pursuant to this Section 9(r) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 9(r). The restriction in this Section 9(r) shall not apply to the extent the public announcement is required by applicable securities law, any governmental authority or stock exchange rule; provided, that in such an event, the applicable party shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Subscriber will promptly provide any information reasonably requested by the Issuer for any regulatory application or filing made or approval sought in connection with the Transaction (including filings with the Commission).

[Signature pages follow]

Annex I-18

IN WITNESS WHEREOF, each of the Issuer and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first written above.

BROADSCALE ACQUISITION CORP.
By:
Name:
Title:

Signature Page to Subscription Agreement

Annex I-19

SUBSCRIBER:

Signature of Subscriber:	Signature of Joint Subscriber, if applicable:
By:	By:
Name:	Name:
Title:	Title:
Date: ___________________, 2021
Signature of Subscriber:	Signature of Joint Subscriber, if applicable:

(Please print. Please indicate name and capacity of person signing above)	(Please print. Please indicate name and capacity of person signing above)

Name in which securities are to be registered (if different)

Email Address:

If there are joint investors, please check one:

☐ Joint Tenants with Rights of Survivorship

☐ Tenants-in-Common

☐ Community Property

Subscriber’s EIN: _______________	Joint Subscriber’s EIN: _______________

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.: _______________	Telephone No.: _______________

Facsimile No.: ________________	Facsimile No.: ________________

Aggregate Number of Acquired Shares subscribed for:	[Aggregate Number of Closing Warrants subscribed for:
____________________________	____________________________][12]

Purchase Price: $ _____________.

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account specified by the Issuer in the Closing Notice.

Signature Page to Subscription Agreement

____________

12      Only included for investors who are being issued Closing Warrants.

Annex I-20

SCHEDULE A
ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A.          QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

1.	☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).
2.	☐ We are subscribing for the Securities as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

*** OR ***

B.          INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

1.

☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

*** AND ***

C.          AFFILIATE STATUS

(Please check the applicable box)

SUBSCRIBER:

☐ is:

☐ is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Issuer or acting on behalf of an affiliate of the Issuer.

This page should be completed by Subscriber
and constitutes a part of the Subscription Agreement.

Annex I-21

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the Issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐ Any bank as defined in section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐ Any broker or dealer registered pursuant to section 15 of the Exchange Act;

☐ Any insurance company as defined in section 2(a)(13) of the Securities Act;

☐ Any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act;

☐ Any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

☐ Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

☐ Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐ Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in § 230.506(b)(2)(ii); or

☐  Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

This page should be completed by Subscriber
and constitutes a part of the Subscription Agreement.

Annex I-22

Annex J

CLOSING WARRANT AGREEMENT

THIS CLOSING WARRANT AGREEMENT (this “Agreement”), dated as of [•], 2022, is by and between Voltus Technologies, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent,” also referred to herein as the “Transfer Agent”).

WHEREAS, in connection with the initial public offering of the Company (the “IPO”), the Company issued and delivered units (“IPO Units”) to public investors comprised of one share of Class A common stock of the Company (the “Common Stock”) and one-fourth of one redeemable warrant entitling the holder of such warrant to purchase one share of Class A common stock at an exercise price of $11.50 per share (the “Public Warrants”), subject to adjustments as set forth in the Warrant Agreement dates as of February 11, 2021 by and between the Company and the Warrant Agent (the “Public Warrant Agreement”);

WHEREAS, substantially concurrently with the execution of this Agreement, the Company consummated the transactions contemplated by the Agreement and Plan of Merger, by and among the Company, Velocity Merger Sub Inc., a Delaware corporation (“MergerSub”), and Voltus, Inc., a Delaware corporation (“Target”) (the “Merger Agreement”), whereby MergerSub merged with and into Target, with Target surviving as a wholly owned subsidiary of the Company, on the terms and subject to the conditions set forth therein (the “Transaction”);

WHEREAS, to finance a portion of the Transaction, the Company entered into separate subscription agreements with investors (such subscription agreements, the “Subscription Agreements”), pursuant to which (i) the investors subscribed for Common Stock (the “Subscribed Shares”) and (ii) certain key investors subscribed for Closing Warrants (as defined below) (and together with the Subscribed Shares, the “Securities”) in a private placement (the “Private Placement”), and this Agreement is being entered into pursuant to the Subscription Agreements with such key investors;

WHEREAS, an aggregate of 6,200,000 warrants are being issued and delivered to certain key investors pursuant to such Subscription Agreements which shall bear the legend set forth in Exhibit B hereto (the “Closing Warrants”), each whole Closing Warrant entitling the holder to purchase one share of Common Stock at an exercise price of $11.50 per share, subject to adjustment as described herein;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Closing Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Closing Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent and the holders of the Closing Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Closing Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent (if a physical certificate is issued), as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent.

The Company hereby appoints Continental Stock Transfer & Trust Company to act as agent for the Company for the Closing Warrants, and Continental Stock Transfer & Trust Company hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2. Closing Warrants.

2.1 Form of Closing Warrant. Each Closing Warrant shall initially be issued in registered form only. Physical certificates, if issued, shall be signed by, or bear the facsimile signature of, the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, Secretary or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Closing Warrant shall have ceased to serve in the capacity in which such person signed the Closing Warrant before such Closing Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

Annex J-1

2.2 Effect of Countersignature. If a physical certificate is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a Closing Warrant certificate shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3 Registration.

2.3.1 Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of original issuance and the registration of transfer of the Closing Warrants. Upon the initial issuance of the Closing Warrants, the Warrant Agent shall issue and register the Closing Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. If the Closing Warrants become eligible for book-entry at the Depository Trust Company (the “Depository”), they will be represented by one or more book-entry certificates (each, a “Book-Entry Warrant Certificate”) deposited with the Depository and registered in the name of Cede & Co., a nominee of the Depositary, and in such case, ownership of beneficial interests in the Closing Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by institutions that have accounts with the Depository (each such institution, with respect to a Closing Warrant in its account, a “Participant”).

If the Depositary subsequently ceases to make its book-entry settlement system available for the Closing Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Closing Warrants are not eligible for, or it is no longer necessary to have the Closing Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depositary to deliver to the Warrant Agent for cancellation each Book-Entry Warrant Certificate, and the Company shall instruct the Warrant Agent to deliver to or upon the order of the Depositary definitive warrant certificates in physical form evidencing such Closing Warrants. If any Closing Warrants are evidenced by definitive certificates (“Definitive Warrant Certificates”), such Definitive Warrant Certificates shall be in the form annexed hereto as Exhibit A.

2.3.2 Registered Holder. Prior to due presentment for registration of transfer of any Closing Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Closing Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Closing Warrant and of each Closing Warrant represented thereby (notwithstanding any notation of ownership or other writing on any Definitive Warrant Certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4 No Fractional Warrants. The Company shall not issue fractional Closing Warrants. If a holder of Closing Warrants would be entitled to receive a fractional Closing Warrant, the Company shall round down to the nearest whole number the number of Closing Warrants to be issued to such holder.

3. Terms and Exercise of Closing Warrants.

3.1 Closing Warrant Price. Each whole Closing Warrant shall entitle the Registered Holder thereof, subject to the provisions of such Closing Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement shall mean the price per share (including in cash or by payment of Closing Warrants pursuant to a “cashless exercise,” to the extent permitted hereunder) at which shares of Common Stock may be purchased at the time a Closing Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days (unless otherwise required by the Commission, any national securities exchange on which the Closing Warrants are listed or applicable law); provided, that the Company shall provide at least three (3) Business Days prior written notice of such reduction to Registered Holders of the Closing Warrants and, provided further that any such reduction shall be identical among all of the Closing Warrants.

3.2 Duration of Closing Warrants. A Closing Warrant may be exercised only during the period (the “Exercise Period”) commencing on the later of: (i) the date that is thirty (30) days after the first date on which the Company completes a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses (a “Business Combination”), and (ii) the date that is twelve (12) months from the date of the closing of the IPO, and terminating at 5:00 p.m., New York City

Annex J-2

time, on the earlier to occur of: (x) the date that is five (5) years after the date on which the Company completes its initial Business Combination, (y) the commencement of the winding up and liquidation of the Company in accordance with the Company’s amended and restated certificate of incorporation, as amended from time to time, if the Company fails to complete a Business Combination, or (z) the Redemption Date (as defined below) as provided in Section 6.3 hereof (the “Expiration Date”); provided, however, that the exercise of any Closing Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below with respect to an effective registration statement or a valid exemption therefrom being available. Except with respect to the right to receive the Redemption Price (as defined below), each outstanding Closing Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m., New York City time, on the Expiration Date. The Company in its sole discretion may extend the duration of the Closing Warrants by delaying the Expiration Date; provided, that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Closing Warrants and, provided further that any such extension shall be identical in duration among all the Closing Warrants.

3.3 Exercise of Closing Warrants.

3.3.1 Payment. Subject to the provisions of the Closing Warrant and this Agreement, a Closing Warrant may be exercised by the Registered Holder thereof by delivering to the Warrant Agent at its corporate trust department (i) the Definitive Warrant Certificate evidencing the Closing Warrants to be exercised, or, in the case of a Book-Entry Warrant Certificate, the Closing Warrants to be exercised (the “Book-Entry Warrants”) on the records of the Depositary, to an account of the Warrant Agent at the Depositary designated for such purposes in writing by the Warrant Agent to the Depositary from time to time, (ii) an election to purchase (“Election to Purchase”) any shares of Common Stock pursuant to the exercise of a Closing Warrant, properly completed and executed by the Registered Holder on the reverse of the Definitive Warrant Certificate or, in the case of a Book-Entry Warrant, properly delivered by the Participant in accordance with the Depositary’s procedures, and (iii) the payment in full of the Warrant Price for each full share of Common Stock as to which the Closing Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Closing Warrant, the exchange of the Closing Warrant for the shares of Common Stock and the issuance of such shares of Common Stock, as follows:

(a) in lawful money of the United States, by certified check payable to the order of the Warrant Agent or by wire transfer;

(b) so long as such Closing Warrant is held by the original purchasers thereof or their Permitted Transferees, as applicable, by surrendering the Closing Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Closing Warrants, multiplied by the excess of the “Fair Market Value”, as defined in this subsection 3.3.1(c), over the Warrant Price by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(c), (1) the “Fair Market Value” shall mean the average of the last reported sale prices of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which notice of exercise of the Warrant is received by the Warrant Agent and (2) the “Permitted Transferees” shall mean such transferees in the event of transfer:

(A) to the original purchaser’s officers or directors, any affiliates or family members of any of the original purchaser’s officers or directors, or any affiliates of the original purchaser;

(B) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization;

(C) in the case of an individual, by virtue of the laws of descent and distribution upon death of such individual; or

(D) in the case of an individual, pursuant to a qualified domestic relations order;

(c) as provided in Section 6.2 hereof with respect to a Make-Whole Exercise; and

(d) as provided in Section 7.4 hereof.

Annex J-3

3.3.2 Issuance of Shares of Common Stock upon Exercise. As soon as practicable after the exercise of any Closing Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such Closing Warrant a book-entry position or certificate, as applicable, for the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Closing Warrant shall not have been exercised in full, a new book-entry position or countersigned Closing Warrant, as applicable, for the number of shares of Common Stock as to which such Closing Warrant shall not have been exercised. Notwithstanding the foregoing and subject to the Company satisfying its obligations in Section 7.4, the Company shall not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Closing Warrant and shall have no obligation to settle such Closing Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Closing Warrants is then effective and a prospectus relating thereto is current, or a valid exemption from registration is available. No Closing Warrant shall be exercisable and the Company shall not be obligated to issue shares of Common Stock upon exercise of a Closing Warrant unless the Common Stock issuable upon such Closing Warrant exercise has been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the Closing Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Closing Warrant, the holder of such Closing Warrant shall not be entitled to exercise such Closing Warrant and such Closing Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle the exercise of any Closing Warrant. The Company may require holders of Closing Warrants to settle the Closing Warrant on a “cashless basis” pursuant to Section 6.2 and Section 7.4 hereof. If, by reason of any exercise of Closing Warrants on a “cashless basis”, the holder of any Closing Warrant would be entitled, upon the exercise of such Closing Warrant, to receive a fractional interest in a share of Common Stock, the Company shall round down to the nearest whole number, the number of shares of Common Stock to be issued to such holder.

3.3.3 Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Closing Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable.

3.3.4 Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares of Common Stock on the date on which the Closing Warrant, or book-entry position representing such Closing Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Closing Warrant, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares of Common Stock at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.

3.3.5 Maximum Percentage. A holder of a Closing Warrant may notify the Company in writing in the event he, she or it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Closing Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Closing Warrant, and such holder shall not have the right to exercise such Closing Warrant, to the extent that after giving effect to such exercise, such holder (together with such holder’s affiliates or any other person subject to aggregation with such person for purposes of the “beneficial ownership” test under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any “group” (within the meaning of Section 13 of the Exchange Act) of which such person is or may be deemed to be a part), to the Warrant Agent’s actual knowledge, would beneficially own (within the meaning of Section 13 of the Exchange Act) (or to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder would result in a higher ownership percentage, such higher percentage would be) in excess of 4.9% or 9.8% (or such other amount as a holder may specify) (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such holder and his, her or its affiliates or any such other person or group shall include the number of shares of Common Stock issuable upon exercise of the Closing Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the Closing Warrant beneficially owned by such holder and his, her or its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such holder and

Annex J-4

his, her or its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of the Closing Warrant, in determining the number of outstanding shares of Common Stock, the holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of the holder of the Closing Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and his, her or its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the holder of a Closing Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

4. Adjustments.

4.1 Stock Dividends.

4.1.1 Split-Ups. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Closing Warrant shall be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of the Common Stock entitling holders to purchase shares of Common Stock at a price less than the “Fair Market Value” (as defined below) shall be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

4.1.2 Extraordinary Dividends. If the Company, at any time while the Closing Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Common Stock on account of such shares of Common Stock (or other shares of the Company’s capital stock into which the Closing Warrants are convertible), other than (a) as described in subsection 4.1.1 above or (b) Ordinary Cash Dividends (as defined below) (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Company’s Board of Directors (the “Board”), in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of shares of Common Stock issuable on exercise of each Closing Warrant) does not exceed $0.50 (being 5% of the offering price of the Securities in the Private Placement). Solely for purposes of illustration, if the Company, at a time while the Closing Warrants are outstanding and unexpired, pays a cash dividend of $0.35 per share and previously paid an aggregate of $0.40 of cash dividends and cash distributions on the shares of Common Stock during the 365-day period ending on the date of declaration of such $0.35 per share dividend, then the Warrant Price will be decreased, effective immediately after the effective date of such $0.35 per share dividend,

Annex J-5

by $0.25 (the absolute value of the difference between $0.75 per share (the aggregate amount of all cash dividends and cash distributions paid or made in such 365- day period, including such $0.35 dividend) and $0.50 per share (the greater of (x) $0.50 per share and (y) the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period prior to such $0.35 dividend)).

4.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Closing Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

4.3 Adjustments in Warrant Price.

4.3.1 Whenever the number of shares of Common Stock purchasable upon the exercise of the Closing Warrants is adjusted, as provided in subsection 4.1.1 or Section 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Closing Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

4.3.2 In the event that the exercise price of the Public Warrants is adjusted as a result of section 4.3.2 of the Public Warrant Agreement, the Warrant Price shall have a one-time adjustment to equal the same exercise price as the Public Warrants.

4.4 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change under subsections 4.1.1 or 4.1.2 or Section 4.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another entity or conversion of the Company as another entity (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Closing Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Closing Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Closing Warrants would have received if such holder had exercised his, her or its Closing Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Closing Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Common Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Common Stock (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Company’s amended and restated certificate of incorporation or as a result of the repurchase of shares of Common Stock by the Company if a proposed initial Business Combination is presented to the stockholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding shares of Common Stock, the holder of a Closing Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Closing Warrant holder had exercised the Closing Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common

Annex J-6

Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided, further, that if less than 70% of the consideration receivable by the holders of the Common Stock in the applicable event is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Closing Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) (but in no event less than zero) equal to the difference of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Closing Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”). For purposes of calculating such amount, (1) Section 6 of this Agreement shall be taken into account, (2) the price of each share of Common Stock shall be the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (3) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (4) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Closing Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Common Stock consists exclusively of cash, the amount of such cash per share of Common Stock, and (ii) in all other cases, the amount of cash per share of Common Stock, if any, paid to holders plus the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in shares of Common Stock covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of the Closing Warrant.

4.5 Notices of Changes in Closing Warrant. Upon every adjustment of the Warrant Price or the number of shares of Common Stock issuable upon exercise of a Closing Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock purchasable at such price upon the exercise of a Closing Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3 or 4.4, the Company shall give written notice of the occurrence of such event to each holder of a Closing Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.6 No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares of Common Stock upon the exercise of Closing Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Closing Warrant would be entitled, upon the exercise of such Closing Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to such holder.

4.7 Form of Closing Warrant. The form of Closing Warrant need not be changed because of any adjustment pursuant to this Section 4, and Closing Warrants issued after such adjustment may state the same Warrant Price and the same number of shares of Common Stock as is stated in the Closing Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Closing Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Closing Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Closing Warrant or otherwise, may be in the form as so changed.

4.8 Other Events. In case any event shall occur affecting the Company as to which none of the provisions of the preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Closing Warrants in order to (i) avoid an adverse impact on the Closing Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give

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its opinion as to whether or not any adjustment to the rights represented by the Closing Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment; provided, however, that under no circumstances shall the Closing Warrants be adjusted pursuant to this Section 4.8 as a result of any issuance of securities in connection with a Business Combination. The Company shall adjust the terms of the Closing Warrants in a manner that is consistent with any adjustment recommended in such opinion.

4.9 No Adjustment. For the avoidance of doubt, no adjustment shall be made to the terms of the Closing Warrants solely as a result of an adjustment to the conversion ratio of the Class B Common Stock into shares of Common Stock or the conversion of the shares of Class B Common Stock into shares of Common Stock, in each case, pursuant to the Company’s amended and restated certificate of incorporation, as may be amended from time to time.

5. Transfer and Exchange of Closing Warrants.

5.1 Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Closing Warrant upon the Warrant Register, upon surrender of such Closing Warrant for transfer, in the case of certificated Closing Warrants, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Closing Warrant representing an equal aggregate number of Closing Warrants shall be issued and the old Closing Warrant shall be cancelled by the Warrant Agent. In the case of certificated Closing Warrants, the Closing Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2 Procedure for Surrender of Closing Warrants. Closing Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Closing Warrants as requested by the Registered Holder of the Closing Warrants so surrendered, representing an equal aggregate number of Closing Warrants; provided, however, that except as otherwise provided herein or in any Book-Entry Warrant Certificate, each Book-Entry Warrant Certificate may be transferred only in whole and only to the Depositary, to another nominee of the Depositary, to a successor depository, or to a nominee of a successor depository; provided further, however, that in the event that a Closing Warrant surrendered for transfer bears a restrictive legend, the Warrant Agent shall not cancel such Closing Warrant and issue new Closing Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Closing Warrants must also bear a restrictive legend.

5.3 Fractional Closing Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a warrant.

5.4 Service Charges. No service charge shall be made for any exchange or registration of transfer of Closing Warrants.

5.5 Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Closing Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Closing Warrants duly executed on behalf of the Company for such purpose.

6. Redemption.

6.1 Redemption of Closing Warrants for Cash at $0.01 Per Closing Warrant. Subject to Section 6.5 hereof, at any time during the Exercise Period, the Company may, at its option, redeem all (and not part) of the outstanding Closing Warrants at the office of the Warrant Agent, upon notice to the Registered Holders of the Closing Warrants, as described in Section 6.3 below, at a Redemption Price (as defined in Section 6.3 hereof) of $0.01 per Closing Warrant, provided that (a) the last reported sale price of the Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the Registered Holders equals or exceeds $18.00 per share (subject to adjustment in compliance with Section 4 hereof) and (b) there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Closing Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.3 below).

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6.2 Redemption of Closing Warrants for Cash at $0.10 Per Closing Warrant. Subject to Section 6.5 hereof, at any time during the Exercise Period, the Company may, at its option, redeem all (and not part) of the outstanding Closing Warrants at the office of the Warrant Agent, upon notice to the Registered Holders of the Closing Warrants, as described in Section 6.3 below, at a Redemption Price of $0.10 per Closing Warrant, provided that the last reported sale price of the Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the Registered Holder equals or exceeds $10.00 per share (subject to adjustment in compliance with Section 4 hereof). During the 30-day Redemption Period in connection with a redemption pursuant to this Section 6.2, Registered Holders of the Closing Warrants may elect to exercise their Closing Warrants; provided, that any such exercise be on a “cashless basis” and receive a number of shares of Common Stock determined by reference to the table below, based on the Redemption Date (calculated for purposes of the table as the period to expiration of the Closing Warrants) and the “Redemption Fair Market Value” (as such term is defined in this Section 6.2) (a “Make-Whole Exercise”). Solely for purposes of this Section 6.2, the “Redemption Fair Market Value” shall mean the volume-weighted average price of the Common Stock as reported during the ten (10) trading days immediately following the date on which notice of redemption pursuant to this Section 6.2 is sent to the Registered Holders. In connection with any redemption pursuant to this Section 6.2, the Company shall provide the Registered Holders with the Redemption Fair Market Value no later than one (1) Business Day after the ten (10) trading day period described above ends.

Redemption Date	Redemption Date Fair Market Value of Common Stock
(period to expiration of warrants)	<10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	>18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact Redemption Fair Market Value and Redemption Date (as defined below) may not be set forth in the table above, in which case, if the Redemption Fair Market Value is between two values in the table or the Redemption Date is between two redemption dates in the table, the number of shares of Common Stock to be issued for each Closing Warrant exercised in a Make-Whole Exercise will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower Redemption Fair Market Values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable.

The share prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares of Common Stock issuable upon exercise of a Closing Warrant or the Warrant Price is adjusted pursuant to Section 4 hereof. If the number of shares of Common Stock issuable upon exercise of a Closing Warrant is adjusted pursuant to Section 4 hereof, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Warrant Price after

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such adjustment and the denominator of which is the Warrant Price immediately prior to such adjustment. In such an event, the number of shares in the table above shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Closing Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Closing Warrant as so adjusted. If the Warrant Price is adjusted, (a) in the case of an adjustment pursuant to Section 4.3.2 hereof, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to Section 4.1.2 hereof, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment less the decrease in the Warrant Price pursuant to such Warrant Price adjustment. In no event shall the number of shares issued in connection with a Make-Whole Exercise exceed 0.361 shares of Common Stock per Closing Warrant (subject to adjustment).

6.3 Date Fixed for, and Notice of, Redemption. In the event that the Company elects to redeem all of the Closing Warrants, pursuant to Sections 6.1 or 6.2, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (the “30-day Redemption Period”) to the Registered Holders of the Closing Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice. As used in this Agreement, “Redemption Price” shall mean the price per Closing Warrant at which any Closing Warrants are redeemed pursuant to Section 6.1 or Section 6.2 hereof.

6.4 Exercise After Notice of Redemption. The Closing Warrants may be exercised, for cash at any time after notice of redemption pursuant to Section 6.1 hereof shall have been given by the Company pursuant to Section 6.3 hereof and prior to the Redemption Date. The Closing Warrants may be exercised only on a “cashless basis” in accordance with Section 6.2 hereof at any time after notice of redemption pursuant to Section 6.2 hereof shall have been given by the Company pursuant to Section 6.3 hereof and prior to the Redemption Date. On and after the Redemption Date, the record holder of the Closing Warrants shall have no further rights except to receive, upon surrender of the Closing Warrants, the Redemption Price.

6.5 Exclusion of Closing Warrants. The Company agrees that the redemption rights provided in Section 6.1 hereof shall not apply to the Closing Warrants if at the time of the redemption such Closing Warrants continue to be held by the original purchasers thereof or their Permitted Transferees. However, once such Closing Warrants are transferred (other than to Permitted Transferees in accordance with Section 3.3.1 hereof), the Company may redeem the Closing Warrants pursuant to Section 6.1 hereof, provided that the criteria for redemption are met, including the opportunity of the holder of such Closing Warrants to exercise such Closing Warrants prior to redemption pursuant to Section 6.4 hereof. Closing Warrants that are transferred to persons other than Permitted Transferees shall upon such transfer cease to be Closing Warrants and shall become Public Warrants under the Public Warrant Agreement.

7. Other Provisions Relating to Rights of Holders of Closing Warrants.

7.1 No Rights as Stockholder. A Closing Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as a stockholder in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

7.2 Lost, Stolen, Mutilated, or Destroyed Closing Warrants. If any Closing Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Closing Warrant, include the surrender thereof), issue a new Closing Warrant of like denomination, tenor, and date as the Closing Warrant so lost, stolen, mutilated, or destroyed. Any such new Closing Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Closing Warrant shall be at any time enforceable by anyone.

7.3 Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding Closing Warrants issued pursuant to this Agreement.

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7.4 Registration of Common Stock; Cashless Exercise at Company’s Option.

7.4.1 Registration of the Common Stock. The Company agrees that as soon as practicable, but in no event later than fifteen (15) Business Days after the closing of its initial Business Combination, it shall use its commercially reasonable efforts to file with the Commission a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Closing Warrants. The Company shall use its commercially reasonable efforts to cause the same to become effective within 60 Business Days after the closing of the Company’s initial Business Combination and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration or redemption of the Closing Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the 60th Business Day following the closing of the Company’s initial Business Combination, holders of the Closing Warrants shall have the right, during the period beginning on the 61st Business Day after the closing of the Business Combination and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the shares of Common Stock issuable upon exercise of the Closing Warrants, to exercise such Closing Warrants on a “cashless basis,” by exchanging the Closing Warrants (in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) or another exemption) for that number of shares of Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Closing Warrants, multiplied by the excess of the “Fair Market Value” (as defined below) over the Warrant Price by (y) the Fair Market Value and (B) 0.361 per whole Closing Warrant. Solely for purposes of this subsection 7.4.1, “Fair Market Value” shall mean the average of the last reported last sale prices of the Common Stock as reported during the ten (10) trading day period ending on the third trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Closing Warrants or his, her or its securities broker or intermediary. The date that notice of cashless exercise is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a Closing Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Closing Warrants on a cashless basis in accordance with this subsection 7.4.1 is not required to be registered under the Securities Act and (ii) the shares of Common Stock issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act (or any successor rule)) of the Company and, accordingly, shall not be required to bear a restrictive legend. Except as provided in subsection 7.4.2, for the avoidance of any doubt, unless and until all of the Closing Warrants have been exercised or have expired, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this subsection 7.4.1.

7.4.2 Cashless Exercise at Company’s Option. If the Common Stock is at the time of any exercise of a Closing Warrant not listed on a national securities exchange such that, as a result, the Common Stock does not satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act (or any successor statute), the Company may, at its option, (i) require holders of Closing Warrants who exercise Closing Warrants to exercise such Closing Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor statute) as described in subsection 7.4.1 and (ii) in the event the Company so elects, the Company shall not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Closing Warrants, notwithstanding anything in this Agreement to the contrary, and (y) use its commercially reasonable efforts to register or qualify for sale the shares of Common Stock issuable upon exercise of the Closing Warrant under applicable blue sky laws to the extent an exemption is not available.

8. Concerning the Closing Warrant Agent and Other Matters.

8.1 Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of the Closing Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Closing Warrants or such shares of Common Stock.

8.2 Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1 Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation

Annex J-11

or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Closing Warrant (who shall, with such notice, submit his, her or its Closing Warrant for inspection by the Company), then the holder of any Closing Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation or other entity organized and existing under the laws of the State of New York, in good standing and having its principal office in the United States of America, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2 Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the Common Stock not later than the effective date of any such appointment.

8.2.3 Merger or Consolidation of Warrant Agent. Any entity into which the Warrant Agent may be merged or with which it may be consolidated or any entity resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3 Fees and Expenses of Warrant Agent.

8.3.1 Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2 Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4 Liability of Warrant Agent.

8.4.1 Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer, President, Secretary or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2 Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct, fraud or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, out-of-pocket costs and reasonable outside counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct, fraud or bad faith.

8.4.3 Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Closing Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Closing Warrant. The Warrant Agent shall not be responsible to make any

Annex J-12

adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Closing Warrant or as to whether any shares of Common Stock shall, when issued, be valid and fully paid and non-assessable.

8.5 Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Closing Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of the Closing Warrants.

8.6 Waiver. The Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Warrant Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.

9. Miscellaneous Provisions.

9.1 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2 Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Closing Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Voltus Technologies, Inc.
2443 Fillmore Street, #308-3427
San Francisco, California 94115
Attn: Gregg Dixon

Laurie Harrison
Email: greggdixon@voltus.co

lharrison@voltus.co

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Closing Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, NY 10004
Attn: Compliance Department

With a copy in each case to:
Morgan Stanley & Co. LLC
1585 Broadway
New York, NY 10036

and

Moelis & Company LLC
399 Park Avenue
5th Floor
New York, NY 10022

Annex J-13

and

Nomura Securities International, Inc.
Worldwide Plaza
309 West 49th Street
New York, NY 10019-7316

and

Kirkland & Ellis LLP
609 Main Street, Suite 4700
Houston, Texas 77002
Attn: Cephas Sekhar, Esq.
Matthew Turner, Esq.
Email: cephas.sekhar@kirkland.com
matthew.turner@kirkland.com

9.3 Applicable Law. The validity, interpretation, and performance of this Agreement and of the Closing Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction. The Company hereby waives any objection to such jurisdiction and that such courts represent an inconvenient forum.

9.4 Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person, corporation or other entity other than the parties hereto and the Registered Holders of the Closing Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Closing Warrants.

9.5 Examination of the Closing Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Closing Warrant. The Warrant Agent may require any such holder to submit such holder’s Closing Warrant for inspection by the Warrant Agent.

9.6 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

9.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8 Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder (i) for the purpose of curing any ambiguity or to correct any mistake, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders, and (ii) to provide for the delivery of Alternative Issuance pursuant to Section 4.4. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the vote or written consent of the Registered Holders of at least 65% of the then outstanding Closing Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders.

Annex J-14

9.9 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Exhibit A – Form of Closing Warrant Certificate.

[Signature Page Follows]

Annex J-15

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

VOLTUS TECHNOLOGIES, INC.
By:
Name:
Title:
CONTINENTAL STOCK TRANSFER &TRUST COMPANY, as Warrant Agent
By:
Name:
Title:

[Signature Page to Closing Warrant Agreement]

Annex J-16

EXHIBIT A

[Form of Closing Warrant Certificate]

[FACE]

Number

CLOSING WARRANTS
THIS CLOSING WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO
THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR
IN THE CLOSING WARRANT AGREEMENT DESCRIBED BELOW
VOLTUS TECHNOLOGIES, INC.
Incorporated Under the Laws of the State of Delaware

CUSIP [•]

Closing Warrant Certificate

This Closing Warrant Certificate certifies that __________, or its registered assigns, is the registered holder of __________ warrant(s) evidenced hereby (the “Closing Warrants” and each, a “Closing Warrant”) to purchase shares of Class A common stock, $0.0001 par value per share (“Common Stock”), of Voltus Technologies, Inc., a Delaware corporation (the “Company”). Each Closing Warrant entitles the holder, upon exercise during the period set forth in the Closing Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable shares of Common Stock as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Closing Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Closing Warrant Agreement) of the United States of America upon surrender of this Closing Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Closing Warrant Agreement. Defined terms used in this Closing Warrant Certificate but not defined herein shall have the meanings given to them in the Closing Warrant Agreement.

Each whole Closing Warrant is initially exercisable for one fully paid and non-assessable share of Common Stock. No fractional shares will be issued upon exercise of any Closing Warrant. If, upon the exercise of Closing Warrants, a holder would be entitled to receive a fractional interest in a share of Common Stock, the Company will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the Closing Warrant holder. The number of shares of Common Stock issuable upon exercise of the Closing Warrants is subject to adjustment upon the occurrence of certain events set forth in the Closing Warrant Agreement.

The initial Exercise Price per share of Common Stock for any Closing Warrant is equal to $11.50 per share. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Closing Warrant Agreement.

Subject to the conditions set forth in the Closing Warrant Agreement, the Closing Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Closing Warrants shall become void.

Reference is hereby made to the further provisions of this Closing Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Closing Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Closing Warrant Agreement.

Annex J-17

This Closing Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

VOLTUS TECHNOLOGIES, INC.
By:
Name:
Title:
CONTINENTAL STOCK TRANSFER &TRUST COMPANY, as Warrant Agent
By:
Name:
Title:

Annex J-18

[Form of Closing Warrant Certificate]

[Reverse]

The Closing Warrants evidenced by this Closing Warrant Certificate are part of a duly authorized issue of Closing Warrants entitling the holder on exercise to receive shares of Common Stock and are issued or to be issued pursuant to a Closing Warrant Agreement dated as of __________, 2022 (the “Closing Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), which Closing Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Closing Warrants. A copy of the Closing Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Closing Warrant Certificate but not defined herein shall have the meanings given to them in the Closing Warrant Agreement.

Closing Warrants may be exercised at any time during the Exercise Period set forth in the Closing Warrant Agreement. The holder of Closing Warrants evidenced by this Closing Warrant Certificate may exercise them by surrendering this Closing Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Closing Warrant Agreement (or through “cashless exercise” as provided for in the Closing Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Closing Warrants evidenced hereby the number of Closing Warrants exercised shall be less than the total number of Closing Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Closing Warrant Certificate evidencing the number of Closing Warrants not exercised.

Notwithstanding anything else in this Closing Warrant Certificate or the Closing Warrant Agreement, no Closing Warrant may be exercised unless at the time of exercise (i) a registration statement covering the shares of Common Stock to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the shares of Common Stock is current, except through “cashless exercise” as provided for in the Closing Warrant Agreement.

The Closing Warrant Agreement provides that upon the occurrence of certain events the number of shares of Common Stock issuable upon exercise of the Closing Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Closing Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the holder of the Closing Warrant.

Closing Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Closing Warrant Agreement, but without payment of any service charge, for another Closing Warrant Certificate or Closing Warrant Certificates of like tenor evidencing in the aggregate a like number of Closing Warrants.

Upon due presentation for registration of transfer of this Closing Warrant Certificate at the office of the Warrant Agent a new Closing Warrant Certificate or Closing Warrant Certificates of like tenor and evidencing in the aggregate a like number of Closing Warrants shall be issued to the transferee(s) in exchange for this Closing Warrant Certificate, subject to the limitations provided in the Closing Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Closing Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Closing Warrants nor this Closing Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Annex J-19

Election to Purchase

(To Be Executed Upon Exercise of Closing Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Closing Warrant Certificate, to receive __________ shares of Common Stock and herewith tenders payment for such shares of Common Stock to the order of Voltus Technologies, Inc. (the “Company”) in the amount of $ __________ in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Common Stock be registered in the name of __________, whose address is __________ and that such shares of Common Stock be delivered to __________ whose address is __________. If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Closing Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of __________, whose address is __________ and that such Closing Warrant Certificate be delivered to __________, whose address is __________.

In the event that the Closing Warrant has been called for redemption by the Company pursuant to Section 6.2 of the Closing Warrant Agreement and a holder thereof elects to exercise its Closing Warrant pursuant to a Make-Whole Exercise, the number of shares of Common Stock that this Closing Warrant is exercisable for shall be determined in accordance with Section 6.2 of the Closing Warrant Agreement.

In the event that the Closing Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Closing Warrant Agreement, the number of shares of Common Stock that this Closing Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Closing Warrant Agreement.

In the event that the Closing Warrant may be exercised, to the extent allowed by the Closing Warrant Agreement, through cashless exercise (i) the number of shares of Common Stock that this Closing Warrant is exercisable for would be determined in accordance with the relevant section of the Closing Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Closing Warrant Certificate, through the cashless exercise provisions of the Closing Warrant Agreement, to receive shares of Common Stock. If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Closing Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of __________, whose address is __________ and that such Closing Warrant Certificate be delivered to __________, whose address is __________.

[Signature Page Follows]

Annex J-20

Date: __________, 20
(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 (OR ANY SUCCESSOR RULE) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).

Annex J-21

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 145 of the DGCL provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

In accordance with Section 102(b)(7) of the DGCL, the Existing Charter provides that a director will not be personally liable to Broadscale or the Broadscale Stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Broadscale or Broadscale Stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.

The Existing Charter provides that Broadscale will indemnify its present and former directors and officers to the maximum extent permitted by the DGCL and that such indemnification will not be exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw provision, agreement, vote of Broadscale Stockholders or disinterested directors or otherwise.

Broadscale has entered into indemnification agreements with each of its current directors and executive officers. These agreements require Broadscale to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to Broadscale, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Broadscale also intends to enter into indemnification agreements with future directors and executive officers.

Item 21. Exhibits.

(a)     Exhibits.

Exhibit Number	Description
2.1**

Agreement and Plan of Merger, dated as of November 30, 2021, by and among Broadscale Acquisition Corp., Velocity Merger Sub Inc. and Voltus, Inc. (included as Annex A to the proxy statement/prospectus)

3.1(1)	Amended and Restated Certificate of Incorporation of Broadscale Acquisition Corp., filed with the Secretary of State of the State of Delaware on February 12, 2021
3.2(2)	Amended and Restated Bylaws of Broadscale Acquisition Corp.
3.3**	Form of Certificate of Incorporation of Voltus Technologies, Inc. to become effective upon the Closing (included as Annex B to the proxy statement/prospectus)
3.4**	Form of Bylaws of Voltus Technologies, Inc. to become effective upon the Closing (included as Annex C to the proxy statement/prospectus)
4.1(3)	Warrant Agreement, dated February 11, 2021, between Continental Stock Transfer & Trust Company and Broadscale Acquisition Corp.
4.2(4)	Broadscale Acquisition Corp. Specimen Unit Certificate
4.3(5)	Broadscale Acquisition Corp. Specimen Class A Common Stock Certificate
4.4**	Form of Closing Warrant Agreement (included as Annex J to the proxy statement/prospectus)
4.5(6)	Broadscale Acquisition Corp. Specimen Warrant Certificate (included in Exhibit 4.5)
4.6*	Specimen Common Stock Certificate of Voltus Technologies, Inc.
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP
8.1**	Form of Tax Opinion of Latham & Watkins LLP
10.1**	Sponsor Letter Agreement, dated as of November 30, 2021, by and among Broadscale Acquisition Corp., Nokomis ESG Sponsor, LLC and Voltus, Inc. (included as Annex F to the proxy statement/prospectus)
10.2**	Form of PIPE Subscription Agreement (included as Annex I to the proxy statement/prospectus)
10.3(7)	Letter Agreement, dated February 11, 2021, by and among Broadscale Acquisition Corp., its officers, its directors and Nokomis ESG Sponsor, LLC
10.4(8)	Investment Management Trust Agreement, dated February 11, 2021, between Continental Stock Transfer & Trust Company and Broadscale Acquisition Corp.
10.5(9)	Warrant Purchase Agreement, dated February 11, 2021, between Broadscale Acquisition Corp. and Nokomis ESG Sponsor, LLC
10.6(10)	Registration Rights Agreement, dated February 11, 2021, among Broadscale Acquisition Corp. and certain security holders
10.7(11)	Administrative Services Agreement, dated February 11, 2021, between Broadscale Acquisition Corp. and Nokomis ESG Sponsor, LLC
10.8(12)	Form of Indemnity Agreement
10.9+	Form of Amended and Restated Registration Rights Agreement (included as Annex G to the proxy statement/prospectus)
10.10+	Form of Lock-Up Agreement (included as Annex H to the proxy statement/prospectus)
10.11**	Voltus Technologies, Inc. 2022 Incentive Award Plan (included as Annex D to the proxy statement/prospectus)
10.12**	Voltus Technologies, Inc. 2022 Employee Stock Purchase Plan (included as Annex E to the proxy statement/prospectus)
10.13**	Form of Global Stock Option Agreement of Voltus Technologies, Inc.
10.14**	Form of Global Restricted Stock Unit Award Agreement of Voltus Technologies, Inc.
10.15**	Employment Agreement for Gregg Dixon
10.16**	Employment Agreement for Matthew Plante
10.17**	Employment Agreement for Laurie Harrison
10.18**	Voltus, Inc. 2016 Equity Incentive Plan
10.19**	Form of RSU Agreement of Voltus, Inc.
10.20**	Form of Option Agreement of Voltus, Inc.
10.21**	Form of Restricted Stock Purchase Agreement of Voltus, Inc.

Exhibit Number	Description
10.22++	Loan and Security Agreement, dated as of March 23, 2022, between Voltus, Inc., the other Loan Parties party hereto and HSBC Ventures USA Inc.
10.23	Offer Letter, dated September 9, 2021, by and between Ashley Johnson
10.24	Offer Letter, dated April 30, 2021, by and between Selina Tobaccowala
10.25	Form of Indemnification Agreement of Voltus Technologies, Inc.
14.1(13)	Code of Business Conduct and Ethics
21.1**	List of subsidiaries of Broadscale Acquisition Corp.
23.1	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of Broadscale Acquisition Corp.
23.2	Consent of Ernst & Young LLP, independent registered public accounting firm of Voltus, Inc.
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (including in Exhibit 5.1)
24.1**	Power of Attorney (including on signature page to the initial filing of the Registration Statement)
99.1**	Form of Proxy Card for the Broadscale Special Meeting
99.2**	Consent of Dan Leff to be named as a director
99.3**	Consent of Gregg Dixon to be named as a director
99.4**	Consent of Matthew Plante to be named as a director
99.5**	Consent of Veery Maxwell to be named as a director
99.6**	Consent of Tim Woodward to be named as a director
99.7**	Consent of Philip Deutch to be named as a director
99.8**	Consent of Selina Tobaccowala to be named as a director
99.9**	Consent of Ashley Johnson to be named as a director
99.10**	Consent of Rajesh Atluru to be named as a director
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document
107**	Filing Fee Table

____________

*        To be filed by amendment.

**      Filed previously.

+        Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Broadscale Acquisition Corp. agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

+ +     Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit.

(1)      Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (File No. 001-40057) filed by Broadscale Acquisition Corp. on February 18, 2021.

(2)      Incorporated by reference to Exhibit 3.2(b) to Amendment No. 1 to the Registration Statement on Form S-1 filed by the Registrant on February 3, 2021.

(3)      Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-40057) filed by Broadscale Acquisition Corp. on February 18, 2021.

(4)      Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K (File No. 001-40057) filed by Broadscale Acquisition Corp. on February 18, 2021.

(5)      Incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K (File No. 001-40057) filed by Broadscale Acquisition Corp. on February 18, 2021.

(6)      Incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K (File No. 001-40057) filed by Broadscale Acquisition Corp. on February 18, 2021.

(7)      Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 001-40057) filed by Broadscale Acquisition Corp. on February 18, 2021.

(8)      Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-40057) filed by Broadscale Acquisition Corp. on February 18, 2021.

(9)      Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K (File No. 001-40057) filed by Broadscale Acquisition Corp. on February 18, 2021.

(10)    Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K (File No. 001-40057) filed by Broadscale Acquisition Corp. on February 18, 2021.

(11)    Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K (File No. 001-40057) filed by Broadscale Acquisition Corp. on February 18, 2021.

(12)    Incorporated by reference to Exhibit 10.5 to Amendment No. 1 to the Registration Statement on Form S-1 filed by the Registrant on February 3, 2021.

(13)    Incorporated by reference to Exhibit 14.1 to Amendment No. 1 to the Registration Statement on Form S-1 filed by the Registrant on February 3, 2021.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

A.     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.     That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.      That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.      That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.     That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 under the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.       To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

J.       To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Philadelphia, Commonwealth of Pennsylvania, on the 1st of July, 2022.

BROADSCALE ACQUISITION CORP.
By:	/s/ Andrew L. Shapiro
Name:	Andrew L. Shapiro
Title:	Chairman of the Board of Directors and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Andrew L. Shapiro	Chairman of the Board of Directors and Chief	7/1/2022
Andrew L. Shapiro	Executive Officer (Principal Executive Officer)
*	Vice Chairman of the Board of Directors	7/1/2022
Edward E. Cohen
/s/ John P. Hanna	Chief Financial Officer (Principal Financial	7/1/2022
John P. Hanna	Officer and Principal Accounting Officer)
*	Director	7/1/2022
Georgia Levenson Keohane
*	Director	7/1/2022
Alexander Karsner
*	Director	7/1/2022
Lisa Coca
*By:	/s/ Andrew L. Shapiro
Name:	Andrew L. Shapiro
Title:	Attorney-in-fact